As filed with the Securities and Exchange Commission on September 30, 2021

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Athena Pubco B.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	4911	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Westervoortsedijk 73 KB

6827 AV Arnhem, the Netherlands

+31 (0) 88-7500-300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Trust Center

1209 Orange Street

Wilmington DE 19801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew J. Gilroy Amanda Fenster Weil, Gotshal & Manges LLP 767 5th Avenue New York, NY 10153 (212) 310-8000	E. Ramey Layne Lande Spottswood Vinson & Elkins L.L.P. 1001 Fannin Street 25th Floor Houston, TX 77002 (713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Ordinary shares, nominal value EUR 0.12(4)(5)	55,200,000	$9.89	$545,928,000	$59,560.74
Warrants to purchase ordinary shares(5)(6)	23,160,000	$1.14	$26,402,400	$2,880.50
Ordinary shares issuable upon exercise of Warrants(5)(7)	23,160,000	$— (8)	$— (8)	$—
Total			$572,330,400	$62,441.24

(1)

All securities being registered will be issued by the Registrant. In connection with the business combination described in this registration statement and the accompanying proxy statement/prospectus (x) a series of transactions will result in the outstanding publicly traded shares of Class A common stock (“Spartan Class A Common Stock”) and public warrants of Spartan Acquisition Corp. III, a Delaware corporation (“Spartan”) being exchanged for securities of the Registrant registered hereunder and (y) in private transactions not registered hereunder, (i) the shareholders of Allego Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Allego Holding”), will exchange 100% of the outstanding common shares of Allego Holding for ordinary shares of the Registrant, (ii) Spartan Acquisition Sponsor III LLC, a Delaware limited liability company will exchange outstanding shares of Class B Common Stock and private placement warrants issued by Spartan for ordinary shares and private placement warrants of the Registrant and (iii) the Registrant will complete a private placement of ordinary shares of the Registrant to certain investors pursuant to subscription agreements with such investors as described in the accompanying proxy statement/prospectus.

(2)

Based on the average of the high and low market prices on September 24, 2021 of the Spartan Class A Common Stock and the warrants to acquire Spartan Class A Common Stock (the company to which the Registrant will succeed after the transactions described in this registration statement and the accompanying proxy statement/prospectus).

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.
(4)

Consists of ordinary shares issuable in exchange for outstanding Spartan Class A Common Stock, including shares of Spartan Class A Common Stock included in outstanding units of Spartan (“Units”), each Unit consisting of one share of Spartan Class A Common Stock and one-fourth of one warrant of Spartan (the “Spartan Warrants”). In connection with the completion of the business combination described in this registration statement and the accompanying proxy statement/prospectus, all Units will be separated into their component securities.

(5)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(6)	Consists of warrants that will replace outstanding Spartan Warrants, including warrants acquired in outstanding Units.
(7)

Consists of ordinary shares issuable upon exercise of warrants. Each warrant will entitle the warrant holder to purchase one ordinary share of the Registrant at a price of $11.50 per share (subject to adjustment).

(8)	No separate registration fee is required pursuant to Rule 457(g) of the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SPARTAN ACQUISITION CORP. III

9 West 57th Street, 43rd Floor

New York, NY 10019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF SPARTAN ACQUISITION CORP. III

To Be Held On                 , 2021

To the Stockholders of Spartan Acquisition Corp. III:

NOTICE IS HEREBY GIVEN that the special meeting (the “special meeting”) of stockholders of Spartan Acquisition Corp. III (“Spartan,” “we,” “our,” “us” or the “Company”) will be held at         , Eastern time, on                 , 2021, via live webcast at the following address: https://www.cstproxy.com/spartanspaciii/2021. At the special meeting, Spartan stockholders will be asked to consider and vote upon the following proposals:

•

The Business Combination Proposal — To consider and vote upon a proposal to (a) approve and adopt the Business Combination Agreement, dated as of July 28, 2021 (the “Business Combination Agreement”), by and among Spartan, Athena Pubco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Allego”), Athena Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Madeleine Charging B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Madeleine”), Allego Holding B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Allego Holding”), and, solely with respect to the sections specified therein, E8 Partenaires, a French société par actions simplifée (“E8 Investor”), pursuant to which, among other things, (i) the shareholders of Allego Holding will contribute and transfer all of their shares in Allego Holding to Allego in exchange for Allego Ordinary Shares and (ii) Merger Sub will merge with and into Spartan, with Spartan surviving the merger as a wholly owned subsidiary of Allego and each outstanding share of Spartan Class A Common Stock (including the shares of Spartan Class A Common Stock received upon conversion of the Spartan Founders Stock) will be cancelled and converted into one ordinary share, par value EUR 0.12, of Allego (each, an “Allego Ordinary Share”) and each of the Spartan Warrants then outstanding and unexercised will automatically be convereted into an Assumed Warrant, and (b) approve the transactions contemplated by the Business Combination Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

•

The Governance Proposal — To consider and vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Articles of Association of Allego N.V., the successor to Allego following the Business Combination (the “Allego Articles”) that materially affect Allego shareholder rights (the “Governance Proposal”) (Proposal No. 2). The full text of the Allego Articles is attached to this proxy statement/prospectus as Annex B.

•

The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal and the Governance Proposal, the “Proposals”) (Proposal No. 3).

The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address: https://www.cstproxy.com/spartanspaciii/2021.

Only holders of record of shares of Spartan Class A Common Stock and Spartan Founders Stock at the close of business on         2021 are entitled to notice of the virtual special meeting and to vote at the virtual special meeting and any adjournments or postponements thereof. A complete list of Spartan Stockholders of record entitled to vote at the virtual special meeting will be available at the virtual special meeting and for ten days before the virtual special meeting at Spartan’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the virtual special meeting.

Spartan’s outstanding Class A Common Stock and public warrants, which are exercisable for shares of Spartan Class A Common Stock under certain circumstances, are currently listed for trading on the NYSE under the symbols “SPAQ” and “SPAQ.WS,” respectively. In addition, certain of Spartan’s shares of Spartan Class A Common Stock and public warrants currently trade as units consisting of one share of Spartan Class A Common Stock and one-fourth of one warrant, and are listed for trading on the NYSE under the symbol “SPAQ.U” The units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

Pursuant to our Charter (as defined below), we are providing the holders of shares of Spartan Class A Common Stock originally sold as part of the units issued in Spartan’s initial public offering (the “IPO” and such holders, the “public stockholders”) with the opportunity to redeem, upon the closing of the Business Combination (the “Closing”), shares of Spartan Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Spartan to pay its franchise and income taxes) from the IPO and a concurrent private placement of warrants to our Sponsor. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2021 of approximately $552.0 million, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights (as provided in Section 9.2 of the amended and restated charter of Spartan (the “Charter”), the “Redemption Rights”), a public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding shares of Spartan Class A Common Stock sold in the IPO. Holders of Spartan’s outstanding warrants sold in the IPO, which are exercisable for shares of Spartan Class A Common Stock under certain circumstances, do not have Redemption Rights in connection with the Business Combination. Our Sponsor, officers and directors have agreed to waive their Redemption Rights in connection with the consummation of the Business Combination with respect to any shares of Spartan Class A Common Stock they may hold, and shares of Spartan Founders Stock will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor, officers and directors own an aggregate of approximately 20% of our outstanding Spartan Class A Common Stock and Spartan Founders Stock (if they were considered a single class), including all of the shares of Spartan Founders Stock. Our Sponsor, officers and directors have agreed to vote any shares of Spartan Class A Common Stock and Spartan Founders Stock held by them in favor of the Business Combination.

We may not consummate the Business Combination unless the Business Combination Proposal is approved at the special meeting, and the approval of the Governance Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus. The approval of the Governance Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote and actually cast thereon at the special meeting (provided a quorum is present online or by proxy), voting as a single class. Approval of the Business Combination Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote thereon at the special meeting (provided a quorum is present online or by proxy), voting as a single class.

As of June 30, 2021, there was approximately $552.0 million in the Trust Account, which Spartan intends to use for the purpose of consummating the Business Combination. Each redemption of shares of Spartan Class A Common Stock held by public stockholders will decrease the amount in the Trust Account. Spartan will not consummate the Business Combination if the redemption of shares would result in Spartan’s failure to have at least $5,000,001 of net tangible assets. In addition, the Business Combination Agreement includes a condition to closing that the amount of cash in the Trust Account shall be an aggregate amount of not less than $150,000,000 after giving effect to the exercise of any Redemption Rights by stockholders of Spartan and the closing of the private placement in which a number of investors agreed to purchase an aggregate of 15,000,000 Allego Ordinary Shares from Allego N.V. for a purchase price of $10.00 per share for an aggregate purchase price of $150,000,000.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK OF SPARTAN YOU OWN. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions maintained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank or other nominee.

The board of directors of Spartan has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Governance Proposal and “FOR” the Adjournment Proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of Proposal Nos. 1, 2 and 3. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not virtually attend the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Governance Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Business Combination Proposal. If you are a stockholder of record and you virtually attend the special meeting and wish to vote, you may withdraw your proxy and vote online at the special meeting.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the Business Combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. Please pay particular attention to the section entitled “Risk Factors” in the accompanying proxy statement/prospectus. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC at (800) 662-5200.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE SPARTAN REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SPARTAN’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VIRTUAL SPECIAL MEETING. YOU MAY TENDER YOUR SHARES EITHER BY DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS IN ACCORDANCE WITH THE CHARTER.

Thank you for your consideration of these matters.

, 2021

By Order of the Board of Directors

Geoffrey Strong
Chief Executive Officer and Chairman of the Spartan Board

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2021

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

SPARTAN ACQUISITION CORP. III

and

PROSPECTUS FOR UP TO 55,200,000 ORDINARY SHARES, 23,160,000 WARRANTS AND 23,160,000

ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS

OF

Athena Pubco B.V.

Dear Spartan Acquisition Corp. III Stockholders,

On July 28, 2021, Spartan Acquisition Corp. III, a Delaware corporation (“Spartan”), Athena Pubco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Allego”), Athena Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Madeleine Charging B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Madeleine”), Allego Holding B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Allego Holding,” and, together with Allego, Merger Sub and Madeleine, the “Company Parties”), and, solely with respect to the sections specified therein, E8 Partenaires, a French société par actions simplifée (“E8 Investor”), entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”). The transactions contemplated by the Business Combination Agreement are collectively referred to herein as the “Business Combination.”

Pursuant to the Business Combination Agreement, at the closing of the Business Combination (the “Closing”), among other things:

•

in the event that the holders of more than 15% of the outstanding shares of Spartan’s Class A Common Stock, par value $0.0001 per share (“Spartan Class A Common Stock”), validly exercised their redemption rights (the “Redemption Rights”) under Spartan’s Amended and Restated Certificate of Incorporation dated February 8, 2021 (the “Charter”) with respect to such shares, Allego Holding will issue to E8 Investor certain shares in the capital of Allego Holding, with a nominal value of one euro (EUR 1.00) each (“Allego Holding Shares”), valued at $10.00 per Allego Holding Share, pursuant to, and in the number determined in accordance with, the terms of the Business Combination Agreement (any such issuance, the “E8 Part A Share Issuance”);

•

Allego Holding may issue to E8 Investor, upon E8 Investor’s election, Allego Holding Shares for nominal consideration, such that, after giving effect to such issuance (any such issuance, the “E8 Part B Share Issuance” and together with the E8 Part A Share Issuance, the “E8 Share Issuance”) and the consummation of the E8 Part A Share Issuance, if applicable, the Share Contribution, the Private Placement and the Spartan Merger (each as defined below), such Allego Holding Shares would represent not more than 15% of the then-outstanding shares in the capital of Allego, with a nominal value of twelve euro cents (EUR 0.12) each (“Allego Ordinary Shares”);

•

immediately following the E8 Share Issuance (if necessary), each of Madeleine and, in the event the E8 Part A Issuance or E8 Part B Issuance occurs, E8 Investor, will contribute to Allego all of the issued and outstanding Allego Holding Shares held by it, in exchange for a number of Allego Ordinary Shares, in the aggregate, equal to the quotient determined by dividing (i) the Company Valuation (as defined in the Business Combination Agreement) by (ii) $10.00 (the “Share Contribution”), which Allego Ordinary Shares will be issued to E8 Investor and Madeleine in proportion to the relative number of Allego Holding Shares so contributed by each;

•

each share of Spartan’s Class B Common Stock, par value $0.0001 per share (“Spartan Founders Stock” and together with Spartan’s Class A Common Stock, “Spartan Common Stock”) will convert into one share of Spartan Class A Common Stock on a one-for-one basis;

•

Spartan investors will obtain ownership interests in Allego through a reverse triangular merger, whereby at the effective time thereof (the “Effective Time”), Merger Sub, a wholly owned subsidiary of Allego, will merge with and into Spartan, with Spartan surviving the merger as a wholly owned subsidiary of Allego (the “Surviving Corporation” and such merger, the “Spartan Merger”);

•	Allego will be converted into a Dutch public limited liability company (naamloze vennootschap) and its articles of association will be amended; and

•	Subscribers (as defined below) will subscribe for Allego Ordinary Shares in the Private Placement.

At the Effective Time, as a result of the Spartan Merger: (a) all shares of Spartan Common Stock held in the treasury of Spartan will be automatically cancelled for no consideration; (b) each share of Spartan Common Stock issued and outstanding immediately prior to the Effective Time (other than Redemption Shares (as defined below)) will be cancelled and converted into one validly issued, fully paid and non-assessable Allego Ordinary Share (the “Per Share Merger Consideration”); (c) each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation; (d) Allego will assume that certain warrant agreement dated February 8, 2021 by and between Spartan and Continental Stock Transfer & Trust Company, and enter into such amendments thereto as may be necessary such that each of the Spartan warrants governed thereby and then outstanding and unexercised (each, a “Spartan Warrant”) will automatically be converted into a warrant to acquire one Allego Ordinary Share (each resulting warrant, an “Assumed Warrant”), which Assumed Warrants will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Spartan Warrant immediately prior to the Effective Time; and (e) each share of Spartan Class A Common Stock issued and outstanding immediately prior to the Effective Time with respect to which a Spartan stockholder has validly exercised its Redemption Rights (such shares, collectively, the “Redemption Shares”) will not be converted into and become a share of the Surviving Corporation, and will not entitle the holder to receive the Per Share Merger Consideration, and, at the Effective Time, will instead be converted into the right to receive a cash amount from the Surviving Corporation calculated in accordance with such Spartan stockholder’s Redemption Rights.

Spartan’s outstanding Class A Common Stock and public warrants, which are exercisable for shares of Spartan Class A Common Stock under certain circumstances, are currently listed for trading on the New York Stock Exchange (“NYSE”) under the symbols “SPAQ” and “SPAQ.WS,” respectively. In addition, certain shares of Spartan Class A Common Stock and public warrants currently trade as units consisting of one share of Spartan Class A Common Stock and one-fourth of one warrant, and are listed for trading on the NYSE under the symbol “SPAQ.U” The units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

Spartan Acquisition Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), and Spartan’s officers and directors have agreed to (a) vote all of their shares of Spartan Founders Stock and all of their shares of Spartan Class A Common Stock in favor of the Business Combination Proposal and (b) not redeem any of their shares of Spartan Class A Common Stock in connection with the stockholder approval contemplated herein. The Founder Shares will automatically convert into shares of Spartan Class A Common Stock upon consummation of the Business Combination on a one-for-one basis. In connection with the execution of the Business Combination Agreement, but effective as of the Closing, pursuant to the Founder Stock Agreement, our Sponsor and each of Jan C. Wilson and John M. Stice, our independent directors, agreed to irrevocably waive any and all rights each such party has or will have with respect to the adjustment to the initial conversion ratio as set forth in the Charter, effective immediately prior to the Closing.

In connection with the execution of the Business Combination Agreement, on July 28, 2021, Spartan and Allego entered into separate subscription agreements with a number of investors (collectively, the

“Subscribers”), pursuant to which the Subscribers agreed to purchase an aggregate of 15,000,000 Allego Ordinary Shares from Allego N.V., for a purchase price of $10.00 per share and an aggregate purchase price of $150,000,000, in a private placement.

Spartan is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the special meeting of stockholders, which will be held on                 , 2021, at         , Eastern time, via live webcast at         , Spartan will ask its stockholders to approve and adopt the Business Combination Agreement and the Business Combination, and to approve the other proposals described in this proxy statement/prospectus.

After careful consideration, the board of directors of Spartan (the “Spartan Board”) has unanimously approved the Business Combination Agreement and related transactions and each of the other proposals described in this proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination. The Spartan Board unanimously recommends that its stockholders vote “FOR” the approval of the Business Combination Agreement and “FOR” the other proposals described in this proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Spartan Common Stock you own. To ensure your representation at the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Please submit your proxy promptly, whether or not you expect to attend the special meeting, but in any event, no later than         , 2021 at         , Eastern time.

More information about Spartan, Allego and the proposed transactions is included in this proxy statement/prospectus. Spartan urges you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE SECTION ENTITLED “RISK FACTORS” OF THIS PROXY STATEMENT/PROSPECTUS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Geoffrey Strong
Chief Executive Officer and Chairman of the Spartan Board

This proxy statement/prospectus is dated                 , 2021 and is first being mailed to the stockholders of Spartan on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION OR THE OTHER TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or the “SEC,” by Allego, constitutes a prospectus of Allego under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the ordinary shares of Allego, with a nominal value of twelve euro cents (EUR 0.12) per share (“Allego Ordinary Shares”), to be issued to holders of shares of Spartan Class A Common Stock (the “Spartan Stockholders”), the Assumed Warrants to be issued to warrant holders and the Allego Ordinary Shares underlying such warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” with respect to the special meeting of Spartan Stockholders at which Spartan Stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the adoption of the Business Combination Agreement, among other matters.

Unless otherwise stated or unless the context otherwise requires, all references to “we,” “us,” “our,” “Allego,” or the “Company” in this proxy statement/prospectus refer to (i) Allego Holding B.V. and its subsidiaries prior to the consummation of the Business Combination and (ii) Allego N.V. (the successor to Athena Pubco B.V.) and its subsidiaries, including Allego Holding and Spartan, following the consummation of the Business Combination.

This information is available without charge to you upon written or oral request. To make this request, you should contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: SPAQ.info@investor.morrowsodali.com

To obtain timely delivery of requested materials, you must request the information no later than five business days prior to the date of the virtual special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find More Information.”

FINANCIAL STATEMENT PRESENTATION

Athena Pubco B.V. was incorporated by Madeleine on June 3, 2021 for the purpose of effectuating the Business Combination described herein. Athena Pubco B.V. has no material assets and does not operate any businesses. Accordingly, no financial statements have been included in this proxy statement/prospectus. The Business Combination will result in Athena Pubco B.V. acquiring Allego Holding and combining with Spartan, with an exchange of the shares and warrants issued by Spartan for those of Athena Pubco B.V. (which will be reclassified as Allego N.V. in connection with the Closing). The Business Combination will be accounted for as a capital reorganization followed by the combination with Spartan, which will be treated as a recapitalization. Following the Business Combination, both Allego Holding and Spartan will be wholly owned subsidiaries of Allego N.V.

The financial statements for Allego Holding are included in this proxy statement/prospectus for the years ended December 31, 2020 and 2019 and as of December 31, 2020, December 31, 2019 and January 1, 2019 (the “Allego Consolidated Financial Statements”).

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, we present industry data, forecasts, information and statistics regarding the markets in which Allego competes as well as Allego management’s analysis of statistics, data and other information that it has derived from third parties, including independent consultant reports, publicly available information, various industry publications and other published industry sources, including: (i) traffic data from governmental agencies, such as Germany’s BAST (Bundesanstalt für Straßenwesen), the Netherlands’ Rijkswaterstaat, and the United Kingdom’s Department of Transport, (ii) population data from EUROSTAT, (iii) registered cars data from governmental statistics agencies, such as Germany’s Kraftfahrt Bundesamt, the Netherlands’ CBS (Centraal Bureau voor de Statistiek) and the United Kingdom’s Department of Transport, (iv) electric vehicle sales forecasts from consultancy firms, such as ING, UBS, BCG and Navigant, (v) electric vehicle sales data from the European Automobile Manufacturers’ Association, and (vi) industry growth forecasts from BloombergNEF. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Such information is supplemented where necessary with our own internal estimates and information obtained from discussions with our customers, taking into account publicly available information about other industry participants and our management’s judgment where information is not publicly available. This information appears in “Summary of the Proxy Statement/Prospectus,” “Information Related to Allego,” “Allego Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this proxy statement/prospectus.

Although we believe that these third-party sources are reliable, we cannot guarantee the accuracy or completeness of this information, and we have not independently verified this information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates. Some market data and statistical information are also based on our good faith estimates, which are derived from management’s knowledge of our industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this proxy statement/prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including its services relative to its competitors, are based on estimates by us. These estimates have been derived from Allego management’s knowledge and experience in the markets in which Allego operates, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which Allego operates and have not been verified by independent sources. Unless otherwise noted, all of Allego’s market share and market position information presented in this proxy statement/prospectus is an approximation. Allego’s market share and market position, unless otherwise noted, is based on Allego’s volume relative to the estimated volume in the markets served by Allego’s business segments. References herein to Allego being a leader in a market or product category refer to Allego management’s belief that Allego has a leading market share position in each specified market, unless the context otherwise requires. As there are no publicly available sources supporting this belief, it is based solely on Allego management’s internal analysis of Allego volume as compared to the estimated volume of its competitors.

Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Allego operates and Allego management’s understanding of industry conditions. Although we believe that such information is reliable, this information has not been verified by any independent sources.

FREQUENTLY USED TERMS

In this document:

“Allego” means (i) prior to the consummation of the Business Combination, Allego Holding B.V. and (ii) following the consummation of the Business Combination, Allego N.V. Simultaneously with Closing, Athena Pubco B.V. will be redisgnated as Allego N.V., such that the go-forward public company will be Allego N.V. (“Allego N.V.”).

“Allego Articles” means the Articles of Association of Allego N.V., following the Business Combination.

“Allego Holding” means Allego Holding B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).

“Allego Holding Shares” means the shares of Allego Holding immediately prior to the Business Combination, with a nominal value of €1.00 per share.

“Allego N.V.” has the meaning set forth in the definition of “Allego” above.

“Allego Ordinary Shares” means the ordinary shares of Allego N.V. immediately following the Business Combination, with a nominal value of €0.12 per share.

“Assumed Warrants” means the Spartan Warrants that are automatically converted in connection with the Business Combination into warrants to acquire one Allego Ordinary Share, and remain subject to the same terms and conditions (including exercisability) as were applicable to the corresponding Spartan Warrant immediately prior to the Business Combination.

“Available Cash” means the aggregate amount of cash in the Trust Account, less any payments required to be made by Spartan in connection with the exercise of the Redemption Rights, plus all cash proceeds received from the Private Placement.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement and Plan of Reorganization, dated as of July 28, 2021, by and among Allego, Allego Holding, Spartan, Madeleine, and, solely with respect to the sections specified therein, E8 Investor.

“Charter” means Spartan’s Amended and Restated Certificate of Incorporation dated February 8, 2021.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing takes place.

“Closing Cash” means (i) the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checks, bank deposits and short term investments) of Allego Holding and its subsidiaries, minus (ii) all amounts in respect of any outstanding checks written by Allego Holding or its subsidiaries, in each case, calculated in accordance with Section 2.03 of the Business Combination Agreement; provided that Closing Cash shall not include certain excluded cash.

“Closing Debt” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable on the Closing Date as a result of the prepayment thereof or the consummation of the transactions contemplated by the Business Combination Agreement) arising under, any obligations of Allego Holding or any of its subsidiaries consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, calculated in accordance with Section 2.03 of the Business Combination Agreement. Notwithstanding the foregoing, “Closing Debt” shall not include any (w) obligations under operating leases or capitalized leases, (x) undrawn letters of credit, (y) obligations under any interest rate, currency or other hedging agreements (other than breakage costs payable upon termination thereof on the Closing Date) or (z) expenses incurred in connection with the Business Combination Agreement, including the E8 Payment Amount.

“Company Parties” means, collectively, Allego Holding, Merger Sub, Allego and Madeleine.

“Company Valuation” means $2,467,500,000, plus (i) the aggregate amount of Closing Cash, minus (ii) the aggregate amount of Closing Debt, minus (iii) the E8 Payment Amount and minus (iv) without duplication of amounts included in clause (iii), any stamp, transfer, goods and services, VAT or similar taxes imposed on or borne by Allego, Allego Holding, any of its subsidiaries or Spartan in respect of the issuance of the Contribution Consideration.

“Contribution Consideration” means a number of Allego Ordinary Shares equal to the quotient determined by dividing (i) the Company Valuation by (ii) $10.00.

“Deadline Date” means February 11, 2023.

“DGCL” means the General Corporation Law of the State of Delaware.

“E8 Investor” means E8 Partenaires, a French société par actions simplifée.

“E8 Payment Amount” means (i) all amounts payable in cash to E8 Investor in connection with the transactions contemplated by the Business Combination Agreement, plus (ii) any stamp, withholding, transfer, goods and services, VAT, or similar taxes imposed on or borne by Allego, Allego Holding, any of its subsidiaries or Spartan in respect of cash, equity or other property received by E8 Investor or its affiliates in connection with the transactions contemplated by the Business Combination Agreement.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the European Union.

“IPO” means the initial public offering of Spartan’s Units, consummated on February 11, 2021.

“LTIP” means the Allego Long-Term Incentive Plan.

“Madeleine” means Madeleine Charging B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).

“Merger Sub” means Athena Merger Sub, Inc., a Delaware corporation.

“PIPE Shares” means the Allego Ordinary Shares to be issued in the Private Placement.

“Private Placement” means the commitments obtained from certain investors for a private placement of an aggregate of 15,000,000 Allego Ordinary Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $150,000,000.

“private placement warrants” means the warrants issued to the Sponsor in a private placement simultaneously with the closing of the IPO.

“public warrants” means the warrants sold as part of the Spartan Units.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX in the Charter.

“SEC” means the United States Securities and Exchange Commission.

“Spartan” means Spartan Acquisition Corp. III, a Delaware corporation.

“Spartan Class A Common Stock” means Spartan’s Class A common stock, par value $0.0001 per share.

“Spartan Common Stock” means, together, the Spartan Class A Common Stock and Spartan Founders Stock.

“Spartan Founders Stock” means Spartan’s Class B common stock, par value $0.0001 per share.

“Spartan Stockholders” means the holders of Spartan Common Stock.

“Spartan Units” means the units sold in connection with Spartan’s IPO.

“Spartan Warrants” means the private placement warrants and the public warrants, collectively.

“Special Fees Agreement” means the Special Fees Agreement by and between Madeleine and E8 Investor dated as of December 16, 2020, as amended.

“Sponsor” means Spartan Acquisition Sponsor III LLC, a Delaware limited liability company.

“Subscription Agreements” means the subscription agreements entered into by the investors in the Private Placement.

“Trust Account” means the trust account that holds the cash proceeds from the IPO and concurrent private placement of private placement warrants to the Sponsor.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders of Spartan, including the Business Combination. The following questions and answers do not include all the information that is important to Spartan Stockholders. We urge Spartan Stockholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

For purposes of this section, Athena Pubco B.V. is referred to as “Allego” and Allego Holding B.V. is referred to as “Allego Holding”. References to “we”, “us” and “our” refer to Spartan.

QUESTIONS AND ANSWERS ABOUT SPARTAN’S SPECIAL STOCKHOLDER MEETING AND THE BUSINESS COMBINATION

Q:	Why am I receiving this proxy statement/prospectus?

A:

Spartan Stockholders are being asked to consider and vote upon, among other things, a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, pursuant to which, among other things, (i) Madeleine and E8 Investor will contribute to Allego all of the issued and outstanding shares of Allego Holding in exchange for a number of Allego Ordinary Shares equal to the Contribution Consideration, and (ii) Merger Sub will merge with and into Spartan, with Spartan surviving the merger as a wholly owned subsidiary of Allego and each outstanding share of Spartan Class A Common Stock (including the shares of Spartan Class A Common Stock received upon conversion of the Spartan Founders Stock), par value $0.0001 per share, will be cancelled and converted into one Allego Ordinary Share and each of the Spartan Warrants then outstanding and unexercised will automatically be converted into an Assumed Warrant (Proposal No. 1). The Business Combination cannot be completed unless the requisite number of Spartan Stockholders approve the Business Combination Proposal.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes contain important information about the Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What is being voted on at the special meeting?

A:	Spartan Stockholders will vote on the following proposals at the special meeting.

•

The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and to approve the transactions contemplated thereby (Proposal No. 1). See the section entitled “Proposal No.1 — The Business Combination Proposal”.

•

The Governance Proposal — To consider and vote upon, on a non-binding advisory basis, a proposal to approve the governance provisions contained in the Allego Articles that materially affect Allego shareholder rights (Proposal No. 2). See the section entitled “Proposal No. 2 — The Governance Proposal”.

•

The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (Proposal No. 3). See the section entitled “Proposal No.3 – The Adjournment Proposal”.

Q:	Are the Proposals conditioned on one another?

A:

We may not consummate the Business Combination unless the Business Combination Proposal is approved at the special meeting and the approval of the Governance Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then Spartan will not consummate the Business Combination. If Spartan does not consummate the Business Combination and fails to complete an initial business combination by February 11, 2023 (or such later date as Spartan Stockholders may approve in accordance with its Charter), Spartan will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its public stockholders

Your vote is important. Stockholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	What will happen in the Business Combination?

A:

On July 28, 2021, Spartan, Allego, Merger Sub, Allego Holding and, solely with respect to the sections specified therein, E8 Investor, entered into a Business Combination Agreement. Pursuant to the Business Combination Agreement, at the Closing, among other things:

•

In the event that the holders of more than 15% of the outstanding shares of Spartan Class A Common Stock validly exercised Redemption Rights under the Charter with respect to such shares, Allego Holding will issue to E8 Investor Allego Holding Shares, valued at $10.00 per Allego Holding Share, pursuant to, and in the number determined in accordance with, the terms of the Business Combination Agreement;

•

Allego Holding may issue to E8 Investor, upon E8 Investor’s election, Allego Holding Shares for nominal consideration, such that, after giving effect to such issuance and the consummation of the E8 Part A Share Issuance, if applicable, the Share Contribution (as defined below), the Private Placement and the Spartan Merger, such Allego Holding Shares would represent not more than 15% of the Allego Ordinary Shares;

•

immediately following the E8 Share Issuance (if necessary), each of Madeleine and, in the event the E8 Part A Issuance or E8 Part B Issuance occurs, E8 Investor, will contribute to Allego all of the issued and outstanding Allego Holding Shares held by it, in exchange for a number of Allego Ordinary Shares, in the aggregate, equal to the quotient determined by dividing (i) the Company Valuation by (ii) $10.00 (the “Share Contribution”), which Allego Ordinary Shares will be issued to E8 Investor and Madeleine in proportion to the relative number of Allego Holding Shares so contributed by each;

•	each share of Spartan Founders Stock will convert into one share of Spartan Class A Common Stock on a one-for-one basis;

•

Spartan investors will obtain ownership interests in Allego through a reverse triangular merger, whereby at the Effective Time, Merger Sub, a wholly owned subsidiary of Allego, will merge with and into Spartan, with Spartan surviving the merger as a wholly owned subsidiary of Allego (the “Surviving Corporation”);

•	Allego will be converted into a Dutch public limited liability company (naamloze vennootschap) and its articles of association will be amended; and

•	Subscribers will subscribe for Allego Ordinary Shares in the Private Placement.

At the Effective Time, as a result of the Spartan Merger:

•	all shares of Spartan Common Stock held in the treasury of Spartan will be automatically cancelled for no consideration;

•

each share of Spartan Common Stock issued and outstanding immediately prior to the Effective Time (other than Redemption Shares) will be cancelled and converted into one validly issued, fully paid and non-assessable Allego Ordinary Share;

•

each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation;

•

Allego will assume that certain warrant agreement dated February 8, 2021 by and between Spartan and Continental Stock Transfer & Trust Company, and enter into such amendments thereto as may be necessary such that each of the Spartan Warrants governed thereby and then outstanding and unexercised will automatically be converted into a warrant to acquire one Allego Ordinary Share, which Assumed Warrants will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Spartan Warrant immediately prior to the Effective Time; and

•

Redemption Shares will not be converted into and become shares of the Surviving Corporation, and will not entitle the holder thereof to receive the Per Share Merger Consideration, and, at the Effective Time, will instead be converted into the right to receive a cash amount from the Surviving Corporation calculated in accordance with such Spartan Stockholder’s Redemption Rights.

For a diagram showing the expected post-Closing corporate structure, please see the subsection entitled “Summary of the Proxy Statement/Prospectus — Organizational Structure”. Following the Closing, there will no longer be any shares of Spartan Founders Stock outstanding. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

Q:	How were the transaction structure and consideration for the Business Combination determined?

A:

Following the closing of the IPO, Spartan representatives commenced a robust search for businesses or assets to acquire for the purpose of consummating Spartan’s Initial Business Combination. Spartan management was first made aware of the Allego Holding process by Credit Suisse Securities (USA) LLC, financial advisor to Allego (“Credit Suisse”). Representatives of Spartan reviewed materials related to Allego Holding and had internal discussions and concluded that Allego Holding would be a worthwhile target for Spartan to pursue. Following conversations between Allego Holding and Spartan, Allego Holding and Spartan entered into a confidentiality agreement, following which Allego Holding provided additional information to Spartan. After approximately a week of discussions, Allego Holding and Spartan entered into a confidential, non-binding letter of intent term sheet, which reflected an estimated post-money equity valuation of Allego Holding of approximately $3.347 billion. Subsequently, Spartan and Allego Holding, and their respective advisors and counsel, engaged in extensive discussions through which Spartan and Allego Holding mutually agreed upon the terms and conditions of the Business Combination Agreement, including, among other things, the consideration for the Business Combination and the structure. For more information regarding the determination of the transaction structure and consideration for the Business Combination, see the subsection entitled “The Business Combination — Consideration in the Business Combination” and “The Business Combination — Background of the Business Combination.”

Q:	Why is Spartan proposing the Business Combination?

A:

Spartan was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Spartan and one or more businesses.

On February 11, 2021, Spartan completed the IPO of 55,200,000 units, including 7,200,000 units that were issued pursuant to the underwriters’ full exercise of their over-allotment option, with each unit consisting of one share of Spartan Class A Common Stock and one-fourth of one warrant, with each whole warrant entitling the holder to purchase one share of Spartan Class A Common Stock at a price of $11.50 per share, generating gross proceeds to Spartan of $552,000,000. Since the IPO, Spartan’s activity has been limited to the search for a prospective Initial Business Combination.

The Spartan Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by Spartan’s management and Spartan’s advisors. As a result, the Spartan Board concluded that a transaction with Allego Holding would present the most attractive opportunity to maximize value for Spartan Stockholders, and the Spartan Board ultimately determined that the Business Combination with Allego Holding was the most attractive potential transaction for Spartan. Please see the subsection entitled “The Business Combination — The Spartan Board’s Reasons for the Approval of the Business Combination.”

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including the approval by Spartan Stockholders of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing.”

Q:	How will Allego be managed and governed following the Business Combination?

A:

Immediately after the Closing, the Allego Board will consist of nine individuals: Mathieu Bonnet, Julien Touati, Sandra Lagumina, Julia Prescot, Jane Garvey, Christian Vollman, Thomas Maier, and two additional directors, one of which will be appointed by Spartan and the other of which will be designated by Allego Holding prior to the consummation of the Business Combination. It is anticipated that Jane Garvey will be designated Chairman of the board of directors of Allego (the “Allego Board”) upon the Closing. Immediately after the Closing, it is anticipated that the following individuals will be the officers of Allego: Mathieu Bonnet, Chief Executive Officer; Ton Louwers, Chief Operating Officer and Chief Financial Officer; and Alexis Galley, Chief Technical Officer.

Please see the section entitled “Management of Allego Following the Business Combination.”

Q:	Will Spartan obtain new financing in connection with the Business Combination?

A:

The Subscribers have committed to purchase from Allego N.V. 15,000,000 Allego Ordinary Shares, for an aggregate purchase price of approximately $150 million in the Private Placement (the proceeds thereof the “PIPE Funds”).

Q:	What equity stake will our current stockholders and the holders of Spartan Founder Shares hold in Allego following the consummation of the Business Combination?

A:	We anticipate that, upon completion of the Business Combination, the ownership of Allego will be as follows:

•

the shareholders of Allego Holding immediately prior to the Share Contribution will own 230,482,365 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 73% of the total issued and outstanding Allego Ordinary Shares;

•

the Spartan public stockholders (excluding any shares purchased in the Private Placement) will own 55,200,000 Allego Ordinary Shares, representing approximately 18% of the total issued and outstanding Allego Ordinary Shares;

•

the Subscribers (excluding any shares currently held by any existing shareholders of Allego Holding or Spartan participating in the Private Placement) will own 15,000,000 Allego Ordinary Shares, representing approximately 5% of the total issued and outstanding Allego Ordinary Shares; and

•

the Sponsor (excluding any shares purchased in the Private Placement) will own 13,800,000 Allego Ordinary Shares, representing approximately 4% of the total issued and outstanding Allego Ordinary Shares.

The ownership percentages with respect to Allego set forth above (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) that none of Spartan’s initial stockholders purchase shares of Spartan Class A Common Stock in the open market prior to the Closing, (iii) Allego will have $72,529,752 in net debt as of two business days prior to the Closing Date, (iv) that there are no other issuances of equity interests of Spartan or Allego N.V. prior to the Closing and (v) a cash-settled portion of historical consulting fees equal to $90,146,600, and (b) does not take into account Spartan Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or the issuance of any shares upon completion of the Business Combination under the LTIP (the “No Redemption Scenario”). As a result of the Business Combination, the economic and voting interests of Spartan’s public stockholders will decrease. If we assume the maximum redemption scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 55,200,000 shares of Spartan Class A Common Stock are redeemed, the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, and the cash-settled portion of historical consulting fees will be equal to $0 (the “Maximum Redemption Scenario”), the ownership of Allego upon the Closing will be as follows:

•

the shareholders of Allego Holding immediately prior to the Share Contribution will own 239,497,025 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 89% of the total issued and outstanding Allego Ordinary Shares;

•

the Spartan public stockholders will own no Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 0% of the total issued and outstanding Allego Ordinary Shares;

•

the Subscribers will own 15,000,000 Allego Ordinary Shares (excluding any shares currently held by any existing shareholders of Allego Holding or Spartan participating in the Private Placement), representing approximately 6% of the total issued and outstanding Allego Ordinary Shares; and

•

the Sponsor will own 13,800,000 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 5% of the total issued and outstanding Allego Ordinary Shares.

If the facts are different than the above assumptions, the percentage ownership retained by Spartan’s existing stockholders in Allego following the Business Combination will be different. For example, if we assume that all 13,800,000 public warrants that are outstanding and all 9,360,000 private placement warrants that are outstanding were exercisable and exercised following completion of the Business Combination and further assume that no public stockholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of Allego would be as follows:

•

the shareholders of Allego Holding immediately prior to the Share Contribution will own 230,482,365 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 68% of the total issued and outstanding Allego Ordinary Shares;

•

the Spartan public stockholders will own 69,000,000 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 21% of the total issued and outstanding Allego Ordinary Shares;

•

the Subscribers will own 15,000,000 Allego Ordinary Shares (excluding any shares currently held by any existing shareholders of Allego Holding or Spartan participating in the Private Placement), representing approximately 4% of the total issued and outstanding Allego Ordinary Shares; and

•

the Sponsor (excluding any shares purchased in the Private Placement) will own 23,160,000 Allego Ordinary Shares, representing approximately 7% of the total issued and outstanding Allego Ordinary Shares.

Please see the subsections entitled “Summary of the Proxy Statement/Prospectus — Total Allego Ordinary Shares to Be Issued in the Business Combination,” “Description of Allego’s Securities and Articles of Association” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	Why is Spartan proposing the Governance Proposal?

A:

As required by SEC guidance, Spartan is requesting that you vote upon, on a non-binding advisory basis, a proposal to approve the governance provisions contained in the Allego Articles that materially affect your rights as a Spartan Stockholder. Regardless of the outcome of the non-binding advisory vote on the Governance Proposal, the Allego Articles will take effect upon the consummation of the Business Combination.

Q:	Did the Spartan Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The Spartan Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Spartan’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Spartan’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Spartan’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Spartan Board in valuing Allego Holding and assuming the risk that the Spartan Board may not have properly valued the business.

Q:	What happens if I sell my shares of Spartan Class A Common Stock before the special meeting?

A:

The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Spartan Class A Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Spartan Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your shares of Spartan Class A Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or seek redemption of those shares.

Q:	How has the announcement of the Business Combination affected the trading price of Spartan’s units, Spartan Class A Common Stock and public warrants?

A:

On July 27, 2021, the last trading date before the public announcement of the Business Combination, Spartan’s public units, Spartan Class A Common Stock and public warrants closed at $9.98, $9.70 and $1.28, respectively. On September 29, 2021, the trading date immediately prior to the date of this proxy statement/prospectus, Spartan’s public units, Spartan Class A Common Stock and warrants closed at $10.14, $9.89 and $1.08, respectively.

Q:	Following the Business Combination, will Allego’s securities trade on a stock exchange?

A:

Yes. We anticipate that, following the Business Combination, Allego’s Ordinary Shares and public warrants will trade on the NYSE under the new symbols “ALLG” and “ALLG.WS,” respectively. In connection with the Business Combination, the Spartan Units will automatically separate into the component securities and be converted to Allego Ordinary Shares and Assumed Warrants (“Allego Securities”). Allego will not have any units outstanding after the consummation of the Business Combination. For more information about the conversion of Allego and Spartan securities, see the section entitled “The Business Combination — Consideration in the Business Combination.”

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:

The approval of the Governance Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. The approval of the Business Combination Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting will have no effect on the outcome of any vote on the Governance Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Q:	May Spartan’s Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in connection with the Business Combination?

A:

In connection with the stockholder vote to approve the Business Combination, our Sponsor, directors, officers, advisors and any of their respective affiliates may privately negotiate transactions to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. Our Sponsor, directors, officers, advisors and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

Q:	How many votes do I have at the special meeting?

A:

Our stockholders are entitled to one vote at the special meeting for each share of Spartan Class A Common Stock or Spartan Founders Stock held of record as of                , 2021, the record date for the special meeting. As of the close of business on the record date, there were 55,200,000 outstanding shares of Spartan Class A Common Stock, which are held by our public stockholders, and 13,800,000 outstanding shares of Spartan Founders Stock, which are held by our initial stockholders.

Q:	How do I attend the special meeting?

A:

The special meeting will be held at                , Eastern time, on                , 2021, via live webcast at https://www.cstproxy.com/spartanspaciii/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

All stockholders as of the record date, or their duly appointed proxies, may attend the special meeting, which will be a completely virtual meeting. There will be no physical meeting locations and the special meeting will only be conducted via live webcast. Stockholders may attend the special meeting online, including to vote and submit questions, at the following address: https://www.cstproxy.com/spartanspaciii/2021.

To attend online and participate in the special meeting, stockholders of record will need to visit https://www.cstproxy.com/spartanspaciii/2021 and enter the 12 digit control number provided on your proxy card, regardless of whether you pre-registered.

Q:	What constitutes a quorum at the special meeting?

A:

Holders of a majority in voting power of Spartan Class A Common Stock and Spartan Founders Stock issued and outstanding and entitled to vote at the special meeting, virtually present or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 34,500,001 shares of Spartan Class A Common Stock and Spartan Founders Stock, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:	How will Spartan’s Sponsor, directors and officers vote?

A:

Our Sponsor, directors and officers have agreed to vote any shares of Spartan Class A Common Stock and Spartan Founders Stock held by them in favor of the Business Combination. Currently, they own an aggregate of approximately 20% of our issued and outstanding shares of Spartan Class A Common Stock and Spartan Founders Stock (if considered a single class). Please see the subsection entitled “The Business Combination — Related Agreements — Founders Stock Agreement.”

Q:	What interests do the current officers and directors have in the Business Combination?

A:

In considering the recommendation of the Spartan Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor holds 9,360,000 private placement warrants that would expire worthless if an Initial Business Combination is not consummated;

•

the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•

the fact that the Sponsor paid an aggregate of $25,000 of expenses on our behalf in exchange for 11,500,000 Founder Shares, including 100,000 Founder Shares that were subsequently issued to our independent directors, and that Spartan subsequently effected a dividend of 2,300,000 Founder Shares to Sponsor, resulting in 13,800,000 Founder Shares outstanding; and that such securities will have a significantly higher value upon the consummation of the Business Combination, which, if unrestricted and freely tradable, would be valued at approximately $136,482,000 based on the closing price of our Spartan Class A Common Stock of $9.89 per share on September 29, 2021, and assuming no surrender of any Founder Shares pursuant to the Founders Stock Agreement, as further described herein;

•

if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the 24 months from the closing of the IPO, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that our independent directors own an aggregate of 100,000 Founder Shares that were transferred from the Sponsor, which, if unrestricted and freely tradeable, would be valued at approximately $989,000, based on the closing price of our Spartan Class A Common Stock of $9.89 per share on September 29, 2021;

•

the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with their activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

Q:	What happens if I vote against the Business Combination Proposal?

A:

Under our Charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by February 11, 2023 (the “Deadline Date”), we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:	What are the U.S. federal income tax consequences of engaging in the Business Combination for holders of Spartan Class A Common Stock and Spartan Warrants?

A:

It is intended that the Spartan Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Spartan Merger, taking into account the Share Contribution and Private Placement, be treated as a transaction described in Section 351 of the Code. Although Vinson & Elkins LLP, Spartan’s U.S. tax counsel, is currently of the opinion that the Spartan Merger more likely than not qualifies as a reorganization within the meaning of Section 368(a) of the Code and the Spartan Merger, taking into account the Share Contribution and Private Placement, more likely than not qualifies as a transaction described in Section 351 of the Code (including that it is not excluded from the application of such provisions pursuant to Section 367 of the Code), and Allego N.V. and Spartan currently expect to file tax returns consistent with this intended tax treatment, this tax treatment is not free from doubt. There is significant uncertainty as to whether the exchange of Spartan Class A Common Stock and Spartan Warrants for Allego Ordinary Shares and Assumed Warrants in the Spartan Merger would be treated as a taxable exchange and, as a result, there is significant risk that you could be subject to tax in respect of the Business Combination. No assurance can be given that your tax advisor will agree with Spartan’s intended tax treatment or that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a contrary position. Further, the application of such rules must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts, law, and other circumstances (including the extent to which Spartan stockholders elect to redeem their shares of Spartan Class A Common Stock).

If the Spartan Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and qualifies as a transaction described in Section 351 of the Code (including that it is not excluded from the application of such provisions pursuant to Section 367 of the Code), holders generally will not recognize gain or loss upon the exchange of Spartan Class A Common Stock and Spartan Warrants for Allego Ordinary Shares and Assumed Warrants pursuant to the Spartan Merger. If the Spartan Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and/or fails to qualify as a transaction described in Section 351, holders may recognize gain upon the exchange of Spartan Class A Common Stock and Spartan Warrants for Allego Ordinary Shares and Assumed Warrants pursuant to the Spartan Merger. In light of the significant uncertainty regarding the tax treatment of the Spartan Merger, you are strongly urged to read the section entitled “Material U.S. Federal Income Tax Considerations—

Material U.S. Federal Income Tax Considerations with Respect to the Spartan Merger for Holders of Spartan Class A Common Stock and Spartan Warrants” and to consult with, and rely solely upon, your tax advisors to determine the particular U.S. federal, state, local, or foreign income or other tax consequences of the Spartan Merger to you.

Q:	Do I have Redemption Rights?

A:

If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our franchise and income taxes, by (b) the total number of then outstanding shares of Spartan Class A Common Stock included as part of the units sold in the IPO; provided, that we will not redeem any public shares to the extent that such redemption would result in Spartan having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares (the “15% threshold”). Unlike some other blank check companies, other than the net tangible asset requirement and the 15% threshold described above, we have no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem. Holders of our outstanding public warrants do not have Redemption Rights in connection with the Business Combination. Our Sponsor, officers and directors have agreed to waive their Redemption Rights with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2021 of approximately $552.0 million, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) (a) in connection with a stockholder vote to approve an amendment to our Charter that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an Initial Business Combination by the Deadline Date, (b) in connection with the liquidation of the Trust Account or (c) if we subsequently complete a different business combination on or before the Deadline Date.

Q:	Will how I vote affect my ability to exercise Redemption Rights?

A:

No. You may exercise your Redemption Rights whether you vote your shares of Spartan Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:	How do I exercise my Redemption Rights?

A:

In order to exercise your Redemption Rights, you must (a) if you hold your shares of Spartan Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your Redemption Rights with respect to the public shares, and (b) prior to 5:00 p.m., Eastern time, on                , 2021 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all public shares in excess of the 15% threshold beneficially held by a public stockholder or group will not be redeemed for cash. In order to determine whether a stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder, Spartan will require each public stockholder seeking to exercise Redemption Rights to certify to Spartan whether such stockholder is acting in concert or as a group with any other stockholder. Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent.

However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of our outstanding units must separate the underlying public shares and public warrants prior to exercising Redemption Rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your Redemption Rights with respect to the public shares following the separation of such public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using The Depository Trust Company’s (“DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your Redemption Rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your Redemption Rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting our Transfer Agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A:

The U.S. federal income tax consequences of a redemption depend on a holder’s particular facts and circumstances. You are strongly urged to read the section entitled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations in Respect of the Redemption of Spartan

Class A Common Stock” and to consult with, and rely solely upon, your tax advisors to determine the particular U.S. federal, state, local, or foreign income or other tax consequences of exercising your redemption rights.

Q:	If I am a warrant holder, can I exercise Redemption Rights with respect to my warrants?

A:	No. The holders of our warrants have no Redemption Rights with respect to our warrants.

Q:	Do I have appraisal rights if I object to the Business Combination?

A:	No. There are no appraisal rights available to holders of Spartan Common Stock in connection with the Business Combination.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

If the Business Combination Proposal is approved, we intend to use a portion of the funds held in the Trust Account to pay (a) a portion of our aggregate costs, fees and expenses in connection with the consummation of the Business Combination and Private Placement, (b) tax obligations and deferred underwriting discounts and commissions from the IPO and (c) for any redemptions of public shares. The remaining balance in the Trust Account, together with PIPE Funds, will be used for general corporate purposes of Allego. See the section entitled “The Business Combination” for additional information.

Q:	What happens if the Business Combination is not consummated or is terminated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “The Business Combination Agreement — Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an Initial Business Combination is not consummated by Deadline Date, we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Spartan Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to our obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of our Founder Shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Business Combination expected to be consummated?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of our stockholders to be held on                , 2021, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination — Conditions to Closing.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Spartan Class A Common Stock or Spartan Founders Stock on                , 2021, the record date for the special meeting of our stockholders, you may vote with respect to the Proposals online at the virtual special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend and vote online at the special meeting, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Governance Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal being submitted to a vote of the stockholders at the special meeting.

Q:	If I am not going to attend the virtual special meeting online, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the special meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the Proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to us at the address listed below so that it is received by us prior to the special meeting or by attending the virtual special meeting online and voting then at the virtual special meeting. You also may revoke your proxy by sending a notice of revocation to us, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your shares. Who can help answer my questions?

If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Geoffrey Strong, Chief Executive Officer and Chairman

c/o Spartan Acquisition Corp. III

9 West 57th Street, 43rd Floor

New York, New York 10019

Email: info@spartanspaciii.com

Tel: (212) 515-3200

You may also contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: SPAQ.info@investor.morrowsodali.com]

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to our Transfer Agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my Redemption Rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The Spartan Board is soliciting your proxy to vote your shares of Spartan Class A Common Stock and Spartan Founders Stock on all matters scheduled to come before the special meeting. We will pay the cost of soliciting proxies for the special meeting. We have engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the special meeting. We have agreed to pay Morrow Sodali a fee of $35,000.00, plus disbursements. We will reimburse Morrow Sodali for reasonable and documented expenses associated with the special meeting and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Spartan Class A Common Stock and Spartan Founders Stock for their expenses in forwarding soliciting materials to beneficial owners of Spartan Class A Common Stock and Spartan Founders Stock and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Proposals to be submitted for a vote at the special meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination.”

Parties to the Business Combination

Spartan Acquisition Corp. III

Spartan is a Delaware corporation formed on December 23, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Spartan and one or more businesses.

Spartan Class A Common Stock, public warrants, and Spartan Units, each consisting of one share of Spartan Class A Common Stock and one-fourth of one warrant, are listed for trading on the NYSE under the ticker symbols “SPAQ,” “SPAQ.WS” and “SPAQ. U,” respectively.

The mailing address of Spartan’s principal executive office is 9 West 57th Street, 43rd Floor, New York, New York 10019, and Spartan’s telephone number is (212) 515-3200.

Allego

Allego operates one of the largest pan-European electric vehicle public charging networks and is a provider of high value-add EV charging services to third-party customers. Its large, vehicle-agnostic European public network offers easy access for all EV car, truck and bus drivers. As of June 30, 2021, Allego owns or operates more than 26,000 public charging ports and 12,000 public and private locations across 12 countries and has over 442,000 unique network users, 81% of which are recurring users as of May 2021. In addition, it provides a wide variety of EV-related services including site design and technical layout, authorization and billing, and operations and maintenance to more than 400 customers that include fleets and corporations, charging hosts, original equipment manufacturers, and municipalities.

The mailing address of Allego’s principal executive office is Westervoortsedijk 73 KB 6827 AV Arnhem, the Netherlands, and Allego’s telephone number is +31 (0) 88 033 3033.

The Business Combination and the Business Combination Agreement

On July 28, 2021, Spartan, Allego, Merger Sub, Madeleine, Allego Holding and, solely with respect to the sections specified therein, E8 Investor, entered into the Business Combination Agreement.

Pursuant to the Business Combination Agreement, at the Closing, among other things:

•

in the event that the holders of more than 15% of the outstanding shares of Spartan Class A Common Stock validly exercise their Redemption Rights under the Charter with respect to such shares, Allego Holding will issue to E8 Investor certain Allego Holding Shares, valued at $10.00 per Allego Holding Share, pursuant to, and in the number determined in accordance with, the terms of the Business Combination Agreement (any such issuance, the “E8 Part A Share Issuance”);

•

Allego Holding may issue to E8 Investor, upon E8 Investor’s election (the “E8 Election”), Allego Holding Shares for nominal consideration, such that, after giving effect to such issuance (any such issuance, the “E8 Part B Share Issuance” and together with the E8 Part A Share Issuance, the “E8 Share Issuance”) and the consummation of the E8 Part A Share Issuance, if applicable, the Share Contribution, the Private Placement and the Spartan Merger (each as defined below), such Allego Holding Shares would represent not more than 15% of the then-outstanding Allego Ordinary Shares;

•

immediately following the E8 Share Issuance (if necessary), each of Madeleine and, in the event the E8 Part A Issuance or E8 Part B Issuance occurs, E8 Investor, will contribute to Allego all of the issued and outstanding Allego Holding Shares held by it, in exchange for a number of Allego Ordinary Shares, in the aggregate, equal to the quotient determined by dividing (i) the Company Valuation by (ii) $10.00 (the “Share Contribution”), which Allego Ordinary Shares will be issued to E8 Investor and Madeleine in proportion to the relative number of Allego Holding Shares so contributed by each;

•	each share of Spartan Founders Stock will convert into one share of Spartan Class A Common Stock on a one-for-one basis;

•

Spartan investors will obtain ownership interests in Allego through a reverse triangular merger, whereby at the effective time thereof (the “Effective Time”), Merger Sub, a wholly owned subsidiary of Allego, will merge with and into Spartan, with Spartan surviving the merger as a wholly owned subsidiary of Allego (the “Surviving Corporation” and such merger, the “Spartan Merger”);

•	Allego will be converted into a Dutch public limited liability company (naamloze vennootschap) and its articles of association will be amended; and

•	Subscribers will subscribe for Allego Ordinary Shares in the Private Placement.

Conditions to the Closing

Mutual Conditions

The obligations of each of the parties to consummate the Business Combination are subject to the satisfaction or waiver by Spartan or Allego of the following conditions:

•	the requisite approval by Spartan Stockholders shall have been obtained for the Required Spartan Proposal (as defined herein);

•	the absence of specified adverse laws, injunctions or orders;

•

the Allego Ordinary Shares shall have been approved for listing on the New York Stock Exchange (“NYSE”), or another national securities exchange mutually agreed to by the parties to the Business Combination Agreement, as of the Closing Date;

•

any applicable information consultation or approval procedure under the Dutch Works Councils Act to consummate the Transactions shall have been completed in accordance with the Dutch Works Councils Act;

•

Spartan shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the organizational documents of Spartan or Allego Ordinary Shares will not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act; and

•	this Registration Statement shall have been declared effective by the SEC under the Securities Act.

Spartan

The obligations of Spartan to consummate the Business Combination are subject to the satisfaction or waiver by Spartan (where permissible) of the following additional conditions:

•	the representations and warranties of the Company Parties, in most instances disregarding qualifications contained therein relating to materiality, Allego Material Adverse Effect, or “material adverse effect” (as applicable), must be true and correct in all material respects as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date);

•	the performance and compliance in all material respects by Allego with its covenants under the Business Combination Agreement;

•

the pension provider of the pension scheme for Allego’s employees (“ABP”) confirming in writing, prior to the Effective Time, that the voluntary affiliation agreement between ABP and Allego can be continued unaltered;

•	Allego shall have delivered to Spartan a customary officer’s certificate, dated the Closing Date, certifying as to the satisfaction of certain conditions in the Business Combination Agreement;

•	no Allego Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Effective Time;

•

each of Madeleine, Opera Charging B.V. and Meridiam E1 SAS shall have made certain U.S. entity classification elections for U.S. federal income tax purposes and Allego shall have delivered to Spartan a copy of the IRS Form 8832 with respect to each such election, together with reasonably satisfactory evidence of each such form having been properly filed with the IRS; and

•

all parties to the Registration Rights Agreement (other than Spartan and the Spartan Stockholders party thereto) shall have delivered, or caused to be delivered, to Spartan copies of the Registration Rights Agreement duly executed by all such parties.

Company Parties

The obligations of the Company Parties to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•

the representations and warranties of Spartan, in most instances disregarding qualifications contained therein relating to materiality or Spartan Material Adverse Effect, must be true and correct in all material respects as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date);

•	the performance and compliance in all material respects by Spartan with its covenants under the Business Combination Agreement;

•	Spartan shall have delivered to Spartan a customary officer’s certificate, dated the Closing Date, certifying as to the satisfaction of certain conditions in the Business Combination Agreement;

•	no Spartan Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Effective Time;

•

the aggregate amount of cash in the Trust Account, less any payments required to be made by Spartan in connection with the exercise of the Redemption Rights, plus all cash proceeds received from the Private Placement, shall not be less than $150,000,000; and

•

Spartan shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed in accordance with Spartan’s instructions, and such funds released from the Trust Account shall be available for immediate use in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of Spartan’s fees and expenses incurred in connection therewith.

Regulatory Matters

Neither Spartan nor Allego is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Related Agreements

Founders Stock Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Sponsor, Jan C. Wilson and John M. Stice (collectively, the “Founders”) entered into a Founders Stock Agreement (the “Founders Stock Agreement”) with Spartan, pursuant to which, among other things, (i) in order to effect the conversion at Closing of the Founders’ shares of Spartan Founders Stock into shares of Spartan Class A Common Stock on a one-for-one basis in accordance with the Business Combination Agreement, each Founder agreed to waive certain anti-dilution rights it may have with respect to its Spartan Founders Stock under the Charter, subject to and effectively immediately prior to the Closing, and (ii) each Founder further agreed (a) to use its reasonable best efforts to consummate the Transactions (including by agreeing to vote all shares of Spartan Common Stock in favor of the Business Combination and to not redeem any shares of Spartan Common Stock) and (b) not to transfer any shares of Spartan Common Stock or Spartan Warrants until the earlier of the Closing and any termination of the Business Combination Agreement in accordance with its terms.

Amendment to Letter Agreement

In connection with the execution of the Business Combination Agreement, on July 28, 2021, Spartan, Spartan Acquisition Sponsor III LLC (“Sponsor”) and certain of Sponsor’s executive officers and directors (together with Sponsor, collectively, the “Insiders”) entered into an amendment (the “Letter Agreement Amendment”) to that certain Letter Agreement (the “Existing Letter Agreement”) dated as of February 8, 2021, by and among Spartan, Sponsor and the Insiders party thereto, pursuant to which each Insider agreed, effective as of the Closing and subject to certain exceptions, to modify the lock-up restrictions set forth in the Existing Letter Agreement such that such Insider will agree not to Transfer (as defined in the Letter Agreement Amendment) any Allego Ordinary Shares issued to such Insider in respect of any shares of Spartan Class A Common Stock that may be received by such Insider at the Closing upon conversion of the Spartan Founders Stock pursuant to the Business Combination Agreement until (i) six months after the Closing or (ii) earlier if (a) the last reported sale price of Allego Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within a 30-day trading period commencing at least 120 days after the date upon which the Closing occurs (the “Closing Date”), (b) Allego consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all Allego’s stockholders having the right to exchange their shares of Allego Ordinary Shares for cash, securities, or other property or (c) the Allego Board determines that the earlier termination of such restrictions is appropriate. Under the Letter Agreement Amendment, each Insider also agreed, effective as of the Closing and subject to certain exceptions, to modified transfer restrictions prohibiting the Transfer of any Assumed Warrants, and any Allego Ordinary Shares underlying any Assumed Warrants, until 30 days after the Closing Date.

Registration Rights Agreement

In connection with the Closing, Allego, Sponsor, Madeleine, E8 Investor and certain other holders of Allego Ordinary Shares (collectively, the “Reg Rights Holders”) will enter into a Registration Rights Agreement attached as an exhibit to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, among other things, Allego will agree that, within fifteen (15) business days following the Closing, Allego will file a shelf registration statement to register the resale of certain securities held by the Reg Rights Holders (the “Registerable Securities”). In certain circumstances, Reg Rights

Holders that hold Registerable Securities having an aggregate value of at least $50 million can demand up to three (3) underwritten offerings. Each of the Reg Rights Holders will be entitled to customary piggyback registration rights, subject to certain exceptions, in such case of demand offerings by Madeleine. In addition, under certain circumstances, Madeleine may demand up to three (3) underwritten offerings. Additionally, in connection with the Closing, Spartan, Sponsor and certain other security holders named therein will terminate that certain Registration Rights Agreement, dated February 8, 2021, by and among Spartan, Sponsor and such other security holders.

Furthermore, pursuant to the Registration Rights Agreement, each of Madeleine and E8 Investor will agree to the following lock-up restrictions:

•

Madeleine will agree, subject to certain exceptions or with the consent of the Allego Board, not to Transfer (as defined in the Registration Rights Agreement) securities received by it pursuant to the Business Combination Agreement until the date that is 180 days after the Closing or earlier if, subsequent to the Closing, (A) the last sale price of the Allego Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 120 days after the Closing or (B) Allego consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Allego’s stockholders having the right to exchange their Allego Ordinary Shares for cash, securities or other property.

•

E8 Investor will agree, subject to certain exceptions, not to Transfer (as defined in the Registration Rights Agreement) securities received by it in the E8 Part B Share Issuance until the date that is 18 months after the Closing or earlier if, subsequent to the Closing, Allego consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Allego’s stockholders having the right to exchange their Allego Ordinary Shares for cash, securities or other property.

Amended and Restated Organizational Documents

At the Effective Time, (i) the Spartan Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation and (ii) the bylaws of Spartan, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

PIPE Financing

In connection with the execution of the Business Combination Agreement, on July 28, 2021, Spartan and Allego entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (collectively, the “Subscribers”), pursuant to which the Subscribers agreed to purchase an aggregate of 15,000,000 Allego Ordinary Shares from Allego N.V. (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $150,000,000, in a private placement (the “Private Placement”).

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Transactions. The purpose of the Private Placement is to raise additional capital for use by the combined company following the Closing.

Pursuant to the Subscription Agreements, Allego agreed that, within 30 calendar days after the Closing, Allego will file with the SEC (at Allego’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and Allego will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

For more information about the Subscription Agreements, see the subsection entitled “The Business Combination — Related Agreements — PIPE Financing.”

Total Allego Ordinary Shares to Be Issued in the Business Combination

We anticipate that, upon completion of the Business Combination, the ownership of Allego will be as follows:

•

the shareholders of Allego Holding immediately prior to the Share Contribution will own 230,482,365 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 73% of the total issued and outstanding Allego Ordinary Shares;

•

the Spartan Stockholders will own 55,200,000 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 18% of the total issued and outstanding Allego Ordinary Shares;

•

the Subscribers will own 15,000,000 Allego Ordinary Shares (excluding any shares currently held by any existing shareholders of Allego Holding or Spartan participating in the Private Placement), representing approximately 5% of the total issued and outstanding Allego Ordinary Shares; and

•

the Sponsor will own 13,800,000 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 4% of the total issued and outstanding Allego Ordinary Shares.

The ownership percentages with respect to Allego set forth above (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) that none of Spartan’s initial stockholders purchase shares of Spartan Class A Common Stock in the open market prior to the Closing, (iii) Allego will have $72,529,752 in net debt as of two business days prior to the Closing Date, (iv) that there are no other issuances of equity interests of Spartan or Allego prior to the Closing and (v) a cash-settled portion of historical consulting fees equal to $90,146,600, and (b) does not take into account Spartan Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or the issuance of any shares upon completion of the Business Combination under the LTIP. As a result of the Business Combination, the economic and voting interests of the Spartan Stockholders will decrease. If we assume the Maximum Redemption Scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 55,200,000 shares of Spartan Class A Common Stock are redeemed, the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, and the cash-settled portion of historical consulting fees will be equal to $0, the ownership of Allego upon the Closing will be as follows:

•

the shareholders of Allego Holding immediately prior to the Share Contribution will own 239,497,025 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 89% of the total issued and outstanding Allego Ordinary Shares;

•

the Spartan public stockholders will own no Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 0% of the total issued and outstanding Allego Ordinary Shares;

•

the Subscribers will own 15,000,000 Allego Ordinary Shares (excluding any shares currently held by any existing shareholders of Allego Holding or Spartan participating in the Private Placement), representing approximately 6% of the total issued and outstanding Allego Ordinary Shares; and

•

the Sponsor will own 13,800,000 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 5% of the total issued and outstanding Allego Ordinary Shares.

If the facts are different than the above assumptions, the percentage ownership retained by Spartan’s existing stockholders in Allego following the Business Combination will be different. For example, if we assume that all 13,800,000 public warrants that are outstanding and all 9,360,000 private placement warrants that are outstanding were exercisable and exercised following completion of the Business Combination and further assume that no public stockholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of Allego would be as follows:

•

the shareholders of Allego Holding immediately prior to the Share Contribution will own 230,482,365 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 68% of the total issued and outstanding Allego Ordinary Shares;

•

the Spartan public stockholders will own 69,000,000 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 21% of the total issued and outstanding Allego Ordinary Shares;

•

the Subscribers will own 15,000,000 Allego Ordinary Shares (excluding any shares currently held by any existing shareholders of Allego Holding or Spartan participating in the Private Placement), representing approximately 4% of the total issued and outstanding Allego Ordinary Shares; and

•

the Sponsor will own 23,160,000 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 7% of the total issued and outstanding Allego Ordinary Shares.

Please see the subsection entitled “Description of Securities — Warrants” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Organizational Structure

Spartan

The following simplified diagram illustrates the ownership structure of Spartan immediately prior to the consummation of the Business Combination:

Allego

The following simplified diagram illustrates the ownership structure of Allego immediately prior to the consummation of the Business Combination:

The following simplified diagram illustrates the ownership structure of Allego immediately following the consummation of the Business Combination:

Board of Directors of Allego Following the Business Combination

Spartan and Allego anticipate that the current executive officers of Allego Holding will become the executive officers of Allego upon the Closing. Following the Closing, it is expected that the Allego Board will consist of nine members, which will initially consist of the following: Mathieu Bonnet, Julien Touati, Sandra Lagumina, Julia Prescot, Jane Garvey, Christian Vollman, Thomas Maier and two additional individuals to be named in a future amendment to this proxy statement/prospectus.

Please see the section entitled “Management After the Business Combination.”

Proposal 1 — The Business Combination Proposal

Our stockholders will be asked to vote on a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination.

Pursuant to the Business Combination Agreement, at the Closing, among other things:

•

in the event that the holders of more than 15% of the outstanding shares of Spartan Class A Common Stock validly exercised their Redemption Rights under the Charter with respect to such shares, Allego Holding will issue to E8 Investor Allego Holding Shares, valued at $10.00 per Allego Holding Share, pursuant to, and in the number determined in accordance with, the terms of the Business Combination Agreement;

•

Allego Holding may issue to E8 Investor, upon E8 Investor’s election, Allego Holding Shares for nominal consideration, such that, after giving effect to such issuance and the consummation of the E8 Part A Share Issuance, if applicable, the Share Contribution, the Private Placement and the Spartan Merger, such Allego Holding Shares would represent not more than 15% of the Allego Ordinary Shares;

•

immediately following the E8 Share Issuance (if necessary), each of Madeleine and, in the event the E8 Part A Issuance or E8 Part B Issuance occurs, E8 Investor, will contribute to Allego all of the issued and outstanding Allego Holding Shares held by it, in exchange for a number of Allego Ordinary Shares, in the aggregate, equal to the quotient determined by dividing (i) the Company Valuation by (ii) $10.00, which Allego Ordinary Shares will be issued to E8 Investor and Madeleine in proportion to the relative number of Allego Holding Shares so contributed by each;

•	each share of Spartan Founders Stock will convert into one share of Spartan Class A Common Stock on a one-for-one basis;

•

Spartan investors will obtain ownership interests in Allego through a reverse triangular merger, whereby at the Effective Time, Merger Sub, a wholly owned subsidiary of Allego, will merge with and into Spartan, with Spartan surviving the merger as Surviving Corporation;

•	Allego will be converted into a Dutch public limited liability company (naamloze vennootschap) and its articles of association will be amended; and

•	Subscribers will subscribe for Allego Ordinary Shares in the Private Placement.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For more information, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Recommendation of Spartan Board of Directors

After careful consideration, the Spartan Board unanimously recommends that our stockholders vote “FOR” the approval of the Business Combination Proposal, the Governance Proposal and the Adjournment Proposal.

For a more complete description of our reasons for the approval of the Business Combination and the recommendation of the Spartan Board, see the subsection entitled “The Business Combination — The Spartan Board’s Reasons for the Approval of the Business Combination.”

Date, Time and Place of the Spartan Special Meeting

The special meeting will be held at                , Eastern time, on                , 2021, via live webcast at the following address: https://www.cstproxy.com/spartanspaciii/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

You will be entitled to vote or direct votes to be cast at the virtual special meeting if you owned shares of Spartan Class A Common Stock or Spartan Founders Stock, at the close of business on                , 2021, which is the record date for the special meeting. You are entitled to one vote for each share of Spartan Class A Common Stock or Spartan Founders Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

On the record date, there were 69,000,000 shares of Spartan Class A Common Stock and Spartan Founders Stock outstanding in the aggregate, of which 55,200,000 were public shares and 13,800,000 were Founder Shares held by the initial stockholders.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of shares of outstanding Common Stock of Spartan representing a majority of the voting power of all outstanding shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote at such meeting attend virtually or are represented by proxy at the special meeting. In the absence of a quorum, the chairman of the meeting has the power to adjourn the special meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.

The approval of the Business Combination Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote thereon at the special meeting, voting as a single class. The approval of the Governance Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote (online or by proxy) at the special meeting will have no effect on the outcome of any vote on the Governance Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Closing is conditioned on the approval of the Business Combination Proposal at the special meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Redemption Rights

Under our Charter, in connection with the Business Combination, holders of Spartan Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our franchise and income taxes, by (b) the total number of shares of Spartan Class A Common Stock issued in the IPO; provided, that we will not redeem any public shares to the extent that such redemption would result in Spartan having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of June 30, 2021, this would have amounted to approximately $10.00 per share. Under our Charter, in connection the Business Combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking Redemption Rights with respect to more than 15% of the public shares. In order to determine whether a stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder, Spartan will require each public stockholder seeking to exercise Redemption Rights to certify to Spartan whether such stockholder is acting in concert or as a group with any other stockholder.

If a holder exercises its Redemption Rights, then such holder will be exchanging its shares of Spartan Class A Common Stock for cash, will no longer own shares of Spartan Class A Common Stock and will not participate in our future growth, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Spartan Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Expected Accounting Treatment

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Spartan will be treated as the “acquired” company for accounting purposes. As Spartan does not meet the definition of a business under IFRS, net assets of Spartan will be stated at historical cost, with no goodwill or other intangible assets recorded. As a result of the Business Combination and related transactions, the existing shareholders of Allego Holding will continue to retain control through their majority ownership of Allego.

Allego Holding has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Allego Holding’s shareholders will have the largest voting interest in Allego under both the No Redemption Scenario and Maximum Redemption Scenario;

•	Allego Holding’s senior management is the senior management of Allego;

•	the business of Allego Holding will comprise the ongoing operations of Allego; and

•	Allego Holding is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since Spartan does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of Allego Ordinary Shares issued to Spartan Stockholders over the fair value of Spartan’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Appraisal Rights

There are no appraisal rights available to holders of Spartan Common Stock in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the subsection entitled “Special Meeting of Spartan Stockholders — Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Spartan Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor holds 9,360,000 private placement warrants that would expire worthless if an Initial Business Combination (as defined in the Charter) is not consummated;

•

the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•

the fact that the Sponsor paid an aggregate of $25,000 of expenses on our behalf in exchange for 11,500,000 Founder Shares, including 100,000 Founder Shares that were subsequently issued to our independent directors, and that Spartan subsequently effected a dividend of 2,300,000 Founder Shares to Sponsor, resulting in 13,800,000 Founder Shares outstanding; and that such securities will have a significantly higher value upon the consummation of the Business Combination, which, if unrestricted and freely tradable, would be valued at approximately $136,482,000, based on the closing price of Spartan Class A Common Stock of $9.89 per share on September 29, 2021, and assuming no surrender of any Founder Shares pursuant to the Founders Stock Agreement, as further described herein;

•

if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the 24 months from the closing of the IPO, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•	the anticipated continuation of as a director of Allego after the consummation of the Business Combination;

•

the fact that our independent directors own an aggregate of 100,000 Founder Shares that were transferred from the Sponsor, which, if unrestricted and freely tradeable, would be valued at approximately $989,000, based on the closing price of Spartan Class A Common Stock of $9.89 per share on September 29, 2021;

•

the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with their activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

Regulatory Matters; Efforts to Complete the Business Combination

In accordance with the Dutch Works Councils Act, Allego sought the advice of its works council on the Business Combination. On April 8, 2021, after a period of review, the works council issued positive advice on the Business Combination.

Neither Spartan nor Allego is aware of any additional material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Litigation Matters

There is no material litigation, arbitration or governmental proceeding currently pending against Spartan or any members of its management team in their capacity as such.

Material U.S. Federal Income Tax Considerations

Holders of shares of Spartan Class A Common Stock and Spartan Warrants should carefully read the discussion under the section entitled “Material U.S. Federal Income Tax Considerations” included elsewhere in this proxy statement/prospectus for a discussion of the material U.S. federal income tax considerations with respect to electing to have their shares of Spartan Class A Common Stock redeemed for cash if the Business Combination is completed, the Spartan Merger, and, if applicable, the ownership and disposition of Allego Ordinary Shares and Assumed Warrants following the Business Combination.

Holders of shares of Spartan Class A Common Stock and Spartan Warrants (i) who exercise their redemption rights with respect to their shares of Spartan Class A Common Stock, (ii) who exchange their Spartan Class A Common Stock for Allego Ordinary Shares and/or (iii) whose Spartan Warrants will automatically convert into Assumed Warrants in the Spartan Merger should consult with, and rely solely upon, their tax advisors to determine the specific tax consequences to them of the Business Combination and, to the extent applicable, of owning Allego Ordinary Shares or Assumed Warrants following the completion of the Business Combination, including the applicability and effect of any U.S. federal, state, local, or non-U.S. tax laws and tax treaties (and any potential future changes thereto).

Material Dutch Tax Considerations of Acquiring, Owning or Disposing of Allego Ordinary Shares or Assumed Warrants

Holders of Allego Ordinary Shares or Assumed Warrants should carefully read the discussion under the section entitled “Material Dutch Tax Considerations with Respect to the Acquisition, Ownership and Disposition of Allego Ordinary Shares or Assumed Warrants” included elsewhere in this proxy statement/prospectus for a discussion of the material Dutch tax considerations with respect to the acquisition, ownership and disposition of Allego Ordinary Shares or Assumed Warrants. The discussion is for general information purposes only and is not Dutch tax advice or a complete description of all Dutch tax consequences relating to the acquisition, ownership and disposition of the Allego Ordinary Shares or Assumed Warrants. Holders or prospective Holders of Allego Ordinary Shares or Assumed Warrants should consult their own tax advisors regarding the Dutch tax consequences to them of the acquisition, ownership and disposition of Allego Ordinary Shares or Assumed Warrants in light of their particular circumstances.

Stock Exchange Listing

Spartan Units, Spartan Class A Common Stock and public warrants are listed on the NYSE under the symbols “SPAQ.U,” “SPAQ,” and “SPAQ.WS,” respectively. Spartan’s Units that have not separated are listed on the NYSE under the symbol “SPAQ.U.” Following the Business Combination, the Allego Ordinary Shares (including the Allego Ordinary Shares issuable in the Business Combination) and the Assumed Warrants will be listed on the NYSE under the proposed symbols “ALLG” and “ALLG.WS” respectively.

Comparison of Stockholders’ Rights

Following the Business Combination, the rights of Spartan Stockholders who become holders of Allego Ordinary Shares in the Business Combination will no longer be governed by the Charter and Spartan Bylaws, and instead will be governed by the Allego Articles. See the section entitled “Comparison of Stockholders’ Rights” for additional information.

Recommendation to Spartan Stockholders

The Spartan Board believes that each of the Business Combination Proposal, the Governance Proposal and the Adjournment Proposal is in the best interests of Spartan and its stockholders and unanimously recommends that our stockholders vote “FOR” each Proposal being submitted to a vote of the stockholders at the special meeting. For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 – The Governance Proposal” and “Proposal No. 3 — The Adjournment Proposal.”

When you consider the recommendation of the Spartan Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Risk Factors

An investment in the Allego Ordinary Shares involves a high degree of risk. Below is a summary of certain key risk factors that you should consider in deciding how to vote your shares of stock with respect to the Business Combination or deciding to invest in the Allego Ordinary Shares. However, this list is not exhaustive. In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Some of the significant risks include:

•	Allego is an early stage company with a history of operating losses, and expects to incur significant expenses and continuing losses for the near and medium term.

•

Allego has experienced rapid growth and expects to invest substantially in growth for the foreseeable future. If it fails to manage that growth effectively, its business, operating results and financial condition could be adversely affected.

•

Allego’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and Allego’s growth and success is highly correlated with and dependent upon the continuing rapid adoption of EVs.

•	Allego faces competition from a number of companies and expects to face significant competition in the future.

•	Allego may need to raise additional funds or debt, and those funds may not be available when needed.

•	If Allego fails to offer high-quality support to its customers and fails to maintain the availability of its charging points, its business and reputation may suffer.

•	Allego relies on a limited number of suppliers and manufacturers for its hardware and equipment and charging stations.

•	Allego’s business is subject to risks associated with the price of electricity, which may hamper its profitability and growth.

•

Allego is dependent on the availability of electricity at its current and future charging sites. Delays and/or other restrictions on the availability of electricity would adversely affect Allego’s business and results of operations.

•	Allego’s driver base will depend on the effective operation of Allego’s platforms and applications, and a variety of factors may lead to interruption in service, which could harm Allego’s business.

•	Allego is expanding operations into many European countries, which will expose it to additional tax, compliance, market and local rules and other risks.

•	Members of Allego’s management have limited experience in operating a public company.

•	New alternative fuel technologies may negatively impact the growth of the EV market and thus the demand for Allego’s charging stations and services.

•

The European EV market currently benefits from the availability of rebates, scrappage schemes, tax credits and other financial incentives from governments to offset and incentivize the purchase of EVs, and reduction, modification or elimination of such benefits could cause reduced demand for EVs and EV charging, which would adversely affect Allego’s financial results.

•	Allego’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

•

Allego’s technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage its reputation with current or prospective customers and/or expose it to product liability and other claims that could materially and adversely affect its business.

•	Past performance by members of Spartan’s management team may not be indicative of an ability to complete a business combination or of future performance of an investment in Allego.

•	Spartan’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how Spartan’s public stockholders vote.

•

The Sponsor, certain members of the Spartan Board and its officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination.

•	Spartan and/or Allego may waive one or more of the conditions to the Business Combination.

•	Spartan’s due diligence investigation of Allego and factors affecting its business may not surface all material issues.

•	Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

•	Allego’s right to redeem all Spartan Warrants prior to their exercise, including at times that may be disadvantageous to holders of such securities.

•	The Spartan Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

•

A significant portion of Spartan’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Spartan Class A Common Stock to drop significantly, even if its business is doing well.

•	Spartan Stockholders will have a reduced ownership and voting interests after the consummation of the Business Combination and will exercise less influence over management.

•

The Sponsor and Spartan’s directors, officers, advisors or any of their respective affiliates may elect to purchase public shares from public stockholders, which may influence the vote of the Business Combination and reduce the public “float” of the Spartan Class A Common Stock.

•

If the Spartan Merger does not qualify as a “reorganization” under Section 368(a) of the Code and/or, taking into account the Share Contribution and Private Placement, does not qualify as a transaction described in Section 351 of the Code, or results in gain recognition to holders of Spartan Class A Common Stock or Spartan Warrants pursuant to Section 367(a) of the Code, Spartan Stockholders and/or Spartan Warrant holders may be required to pay substantial U.S. federal income taxes.

•	The Business Combination could result in Allego N.V. being treated as a U.S. corporation or a “surrogate foreign corporation” for U.S. federal income tax purposes.

•

Dividends distributed by Allego to related entities in low-taxing or non-cooperative jurisdictions for tax purposes may become subject to an additional withholding tax on dividends in the Netherlands as of January 1, 2024.

SUMMARY OF HISTORICAL FINANCIAL DATA

SUMMARY HISTORICAL FINANCIAL INFORMATION OF SPARTAN

The following table shows certain historical financial information of Spartan for the periods and as of the dates indicated. This information was derived from the unaudited interim financial statements of Spartan for the period from December 23, 2020 (date of inception) through June 30, 2021 and from the audited financial statements for the period from December 23, 2020 (date of inception) through December 31, 2020 included elsewhere in this proxy statement/prospectus. The following table should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Spartan” and Spartan’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

Balance Sheet Data:	As of June 30, 2021 (unaudited)	As of December 31, 2020
Assets:
Current Assets:
Cash	$679,775	$—
Prepaid expenses	1,290,784	—

Total Current Assets	1,970,559	—
Investments held in Trust Account	552,035,937	—
Deferred offering costs	—	93,774

Total Assets	$554,006,496	$93,774

Total Liabilities	54,774,340	70,824
Total Stockholder’s Equity	5,000,006	22,950
Total Liabilities and Stockholder’s Equity	$554,006,496	$93,774

Statement of Operations Data:	For The Six Months Ended June 30, 2021	From the Period from December 23, 2020 (inception) through December 31, 2020
Loss from operations	(5,217,459)	—
Net Loss	(4,135,375)	(2,050)
Weighted average shares outstanding of Class A Common Stock	55,200,000	—
Basic and diluted net income per share, Class A common stock	—	—
Basic and diluted weighted average shares outstanding of Class B common stock	13,392,265	12,000,000
Basic and diluted net loss per share, Class B Common Stock	(0.31)	(0.00)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ALLEGO HOLDING

The following table shows certain historical financial information of Allego Holding for the periods and as of the dates indicated, to assist you in your analysis of the financial aspects of the Business Combination. The information was derived from Allego Holding’s audited consolidated financial statement data as of and for the financial years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus. Allego Holding’s audited consolidated financial statements have been prepared in accordance with IFRS. The information is only a summary and should be read in conjunction with Allego Holding’s financial statements and related notes contained elsewhere in this proxy statement/prospectus and the section entitled “Allego Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Allego.

SELECTED CONSOLIDATED INCOME STATEMENT DATA

	For the financial year ended December 31,
	2020	2019
	(in €’000)
Revenue from contracts with customers	44,249	25,822
Cost of sales	(30,954)	(20,911)

Gross profit	13,295	(4,911)
Other income/(expenses)	5,429	3,475
Selling and distribution expenses	(3,919)	(6,068)
General and administrative expenses	(47,468)	(39,199)

Operating loss	(32,663)	(36,881)
Finance costs	(11,282)	(5,947)

Loss before income tax	(43,945)	(42,828)
Income tax	689	(276)

Loss for the year	(43,256)	(43,104)

SELECTED CONSOLIDATED STATEMENT OF FINANCIAL POSITION DATA

	As of December 31,
	2020	2019
	(in € ‘000)
ASSETS
Non-current assets	75,236	66,269
Current assets	46,430	51,174

Total assets	121,666	117,443
EQUITY AND LIABILITIES
Total Equity	(73,744)	(37,596)
Liabilities
Non-current liabilities	171,894	127,895
Current liabilities	23,516	27,144

Total liabilities	195,410	155,039

Total equity and liabilities	121,666	117,443

SELECTED CONSOLIDATED CASH FLOW STATEMENT DATA

	For the financial year ended December 31,
	2020	2019
	(in € ‘000)
Net cash flows from/(used in) operating activities	(34,434)	(56,869)
Net cash flows from/(used in) investment activities	(15,259)	(13,618)
Net cash flows from/(used in) financing activities	36,681	90,561

Net increase/(decrease) in cash and cash equivalents	(13,012)	20,074

Cash and cash equivalents at the beginning of the year	21,277	1,211
Effect of exchange rate changes in cash and cash equivalents	9	(8)
Cash and cash equivalents at the end of the year	8,274	21,277

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data gives effect to the Business Combination and is described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. The summary unaudited pro forma condensed combined statement of financial position as of December 31, 2020, gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined income statement for the twelve months ended December 31, 2020, gives pro forma effect to the Business Combination as if it had occurred as of January 1, 2020, the beginning of the earliest period presented.

The summary unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the summary unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The summary unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the summary unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read in conjunction with Spartan and Allego Holding’s respective audited financial statements and related notes, the sections entitled “Allego Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Spartan’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Summary of Historical Financial Data,” “The Business Combination Proposal,” and other financial information included elsewhere in this proxy statement/prospectus.

The summary unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by holders of Spartan Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account:

•

Scenario 1 - No Redemption Scenario: This presentation assumes that no Spartan Stockholders exercise Redemption Rights with respect to their shares of Spartan Class A Common Stock for a pro rata share of cash in the Trust Account; and

•

Scenario 2 - Maximum Redemption Scenario: This presentation assumes that 55,200,000 shares of Spartan Class A Common Stock are redeemed for their pro rata share of the cash in the Trust Account in connection with the exercise of their Redemption Rights. This scenario gives effect to 55,200,000 Redemption Shares for aggregate redemption payments of €451.3 million ($552.0 million) at a redemption price of approximately €8.18 ($10.00) per share based on the historical, pro forma balance of investments held in the Trust Account as of December 31, 2020. The Business Combination Agreement includes as a condition to Closing that the amount of Available Cash will not be less than $150,000,000. This condition is expected to be fully satisfied by the proceeds of the Private Placement.

The foregoing scenarios are for illustrative purposes only as Spartan does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by Spartan Stockholders that may actually occur.

	No Redemption Scenario	Maximum Redemption Scenario
	in € ‘000, except share and per share information
Summary Unaudited Pro Forma Condensed Combined Income Statement Data for the Twelve Months Ended December 31, 2020
Revenue from contracts with customers	44,249	44,249
Cost of sales	(30,954)	(30,954)

Gross profit	13,295	13,295
Other income/(expenses)	(152,840)	(157,805)
Selling and distribution expenses	(3,919)	(3,919)
General and administrative expenses	(481,870)	(358,776)
Franchise expenses	—	—

Operating loss	(625,334)	(507,205)
Finance costs	(11,282)	(11,282)

Loss before income tax	(636,616)	(518,487)
Income tax	689	689

Loss for the year	(635,927)	(517,798)

Attributable to:
Equity holders of the Company	(635,927)	(517,798)

Pro forma weighted average number of shares outstanding basic and diluted	314,482,365	268,297,025
Loss per share:
Basic and diluted loss per ordinary share	(2.02)	(1.93)

Summary Unaudited Pro Forma Condensed Combined Statement of Financial Position Data as of December 31, 2020
Total current assets	519,424	141,784
Total assets	594,660	217,020
Total equity	464,568	86,928
Total current liabilities	23,516	23,516
Total liabilities	130,092	130,092

RISK FACTORS

The following risk factors apply to the business and operations of Allego and will also apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors should carefully consider them and are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Allego and our business, financial condition and prospects following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements”. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the section entitled “Allego Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the financial statements of Allego and notes to the financial statements included herein.

Risks Relating to Allego’s Business, Industry and Regulatory Environment

Allego is an early stage company with a history of operating losses, and expects to incur significant expenses and continuing losses for the near term and medium term.

Allego incurred a net loss of €43.3 million for the year ended December 31, 2020 and as of December 30, 2020, Allego had an accumulated deficit of approximately €73.7 million. Allego believes it will continue to incur net losses in each quarter for the near term. Even if it achieves profitability, there can be no assurance that it will be able maintain profitability in the future. Allego’s potential profitability is particularly dependent upon the continued adoption of EVs by consumers in Europe, which may occur at a slower pace than anticipated or may not occur at all. This continued adoption may depend upon continued support from regulatory programs and in each case, the use of Allego chargers and Allego services may be at much lower levels than Allego currently anticipates. Allego may need to raise additional financing through loans, securities offerings or additional investments in order to fund its ongoing operations. There is no assurance that Allego will be able to obtain such additional financing or that it will be able to obtain such additional financing on favorable terms.

Allego has experienced rapid growth and expects to invest substantially in growth for the foreseeable future. If it fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

Allego has experienced rapid growth in recent periods that has placed and continues to place a significant strain on employee retention, management, operations, financial infrastructure and corporate culture and has required several strategic adjustments. Allego’s revenue has increased from €25.8 million in 2019 to €44.2 million in 2020. In addition, in the event of further growth, Allego’s information technology systems and Allego’s internal control over financial reporting and procedures may not be adequate to support its operations and may increase the risk of data security incidents that may interrupt business operations and permit bad actors to obtain unauthorized access to business information or misappropriate company funds. Allego may also face risks to the extent such bad actors infiltrate the information technology infrastructure of its contractors. Allego may also face the risk that the EVCloud Platform, its core platform, is not able to support Allego’s growth due to increased traffic on Allego charging points, which would interrupt business operations. Allego could then also face contractual penalties with its customers if this results in a failure to meet its contractual obligations.

To manage growth in operations and personnel management, Allego will need to continue to improve its operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in developing new EV charging sites, in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new solutions and services or enhancing existing solutions and services, loss of EV sites and customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect its business performance and operating results.

Allego’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by Allego’s management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Allego’s actual operating results may differ adversely and materially from those forecasted or projected.

Allego’s business forecasts and projections are subject to different parameters with significant uncertainty and are based on assumptions, analyses and internal estimates developed by Allego’s management and teams, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Allego’s actual operating results may differ materially and adversely from those forecasted or projected. Realization of the operating results forecasted will depend on the successful implementation of Allego’s proposed business plan, and the development of policies and procedures consistent with Allego’s assumptions. Future results will also be affected by events and circumstances beyond Allego’s control, for example, the competitive environment, Allego’s executive team, technological change, economic and other conditions in the markets in which Allego operates or proposes to operate, national and regional regulations, uncertainties inherent in product and software development and testing, Allego’s future financing needs, and Allego’s ability to grow and to manage growth effectively. In particular, Allego’s forecasts and projections include forecasts and estimates relating to the expected size and growth of the markets in which Allego operates in Europe or seeks to enter and demand for its current and future charging points. For the reasons described above, it is likely that the actual results of its operations will be different from the results forecasted and those differences may be material and adverse. The forecasts were prepared by Allego’s management and have not been certified or examined by an accountant. Neither Spartan nor Allego has any duty to update the financial projections included in this proxy statement/prospectus.

Allego’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Estimates of the total addressable market and serviceable addressable market for Allego’s networks and services and the EV market in general are included in this proxy statement/prospectus. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the coronavirus (“COVID-19”) pandemic. The estimates and forecasts included in this proxy statement/prospectus relating to the size and expected growth of the target market, market demand, EV adoption across each individual national market in Europe and use cases, capacity of automotive and battery original equipment manufacturers (“OEMs”) and ability of charging infrastructure to address this demand and related pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity for public fast and ultrafast charging or Allego market share capture are difficult to predict. The estimated addressable market may not materialize in the timeframe of the projections included herein, if ever, and even if the markets meet the size estimates and growth estimates presented in this proxy statement/prospectus, Allego’s business could fail to grow at similar rates.

Allego currently faces competition from a number of companies and expects to face significant competition in the future as the market for EV charging develops.

The EV charging market is relatively new, and competition is still developing. Apart from China, Europe is the biggest EV market in the world and is more mature than the United States. Allego competes in its charging network and services businesses with many competitors. With respect to the development of its own public EV charging network, Allego primarily competes with incumbent utilities and oil and gas companies alongside pure EV charging players and companies linked to car manufacturers. With respect to its services business, Allego competes with a variety of companies, including hardware manufacturers, software platform vendors, installation companies and maintenance contractors. Despite Allego’s longstanding European presence, it must continuously strive to remain competitive in its markets. Competition may hamper global EV adoption as an influx of providers may lead to poor service and trust in any one provider of EV charging solutions.

In addition, there are means for charging EVs other than publicly accessible charging, which could affect the level of demand for onsite charging capabilities at public or commercial areas, which are Allego’s primary focus. For example, Tesla Inc. continues to build out its supercharger network across Europe for its vehicles, which could reduce overall demand for EV charging at other sites. Tesla may also open its supercharger network to support charging of non-Tesla EVs in the future, which could further reduce demand for charging at Allego’s sites. Additionally, third-party contractors can provide basic electric charging capabilities to potential customers of Allego, including commercial on premise charging and home charging solutions. Many EV hardware manufacturers are now offering home charging equipment, which could reduce demand for public charging if EV owners find charging at home to be more convenient. Regulations imposing home or workplace charging capabilities for all new buildings could also adversely affect the development of public charging versus home charging.

Furthermore, Allego’s current or potential competitors may be acquired by third-parties with greater available resources. As a result, competitors may be able to respond more quickly and effectively than Allego to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. This competition may also materialize in the form of costly intellectual property disputes or litigation.

New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put Allego at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of Allego’s current or future target markets, which could increase costs and create downward pricing pressure on charging sessions. In light of these factors, even if Allego’s public charging network is larger and provides faster charging, and if its services offerings are more effective, higher quality and address more complex demands than those of its competitors, current or potential customers may accept other competitive solutions. If Allego fails to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, its growth will be limited, which would adversely affect its business and results of operations.

Allego’s future revenue growth will depend in significant part on its ability to increase the number and size of its charging sites and the sales of services to Business to Business (“BtoB”) customers.

Allego’s future revenue growth will depend in significant part on its ability to increase the number and size of its charging sites and its sales of services to BtoB customers. The sites Allego may wish to lease or acquire may first be leased or acquired by competitors or they may no longer be economically attractive due to certain adverse conditions such as increased rent which would hamper the growth and profitability of Allego’s business.

Furthermore, Allego’s BtoB customer base may not increase as quickly as expected because the adoption of EVs may be delayed or transformed by new technologies. In addition to the factors affecting the growth of the EV market generally, transitioning to an EV fleet for some customers or providing EV equipment to facilities for other customers can be costly and capital intensive, which could result in slower than anticipated adoption. The sales cycle for certain BtoB customers could also be longer than expected.

Allego may need to raise additional funds or debt and these funds may not be available when needed.

Allego may need to raise additional capital or debt in the future to further scale its business and expand to additional markets. Allego may raise additional funds through the issuance of equity, equity-related or debt securities, or through obtaining credit from financial institutions. Allego cannot be certain that additional funds will be available on favorable terms when required, or at all. If Allego cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially and adversely affected. If Allego raises funds through the issuance of debt securities or through loan arrangements, the terms of such arrangements could require significant interest payments, contain covenants that restrict Allego’s business, or other unfavorable terms. In addition, to the extent Allego raises funds through the sale of additional equity securities, Allego shareholders would experience additional dilution.

If Allego fails to offer high-quality support to its customers and fails to maintain the availability of its charging points, its business and reputation may suffer.

Once Allego charging points are operational, customers rely on Allego to provide maintenance services to resolve any issues that might arise in the future. Rapid and high-quality customer and equipment support is important so that drivers can reliably charge their EVs. The importance of high-quality customer and equipment support will increase as Allego seeks to expand its public charging network and retain customers, while pursuing new EV drivers and geographies. If Allego does not quickly resolve issues and provide effective support, its ability to retain EV drivers or sell additional services to BtoB customers could suffer and its brand and reputation could be harmed.

Allego faces risks related to health pandemics, including the COVID-19 pandemic, which could have a material adverse effect on its business and results of operations.

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and has led to reduced economic activity. The spread of COVID-19 has created supply chain disruptions for vehicle manufacturers, suppliers and hardware manufacturers, as well as impacted the capacities of installers. Any sustained downturn in demand for EVs would harm Allego’s business despite its historical growth.

Allego has modified its business practices by recommending that all non-essential personnel work from home and cancelling or shifting physical participation in sales activities, meetings, events and conferences to on-line engagement. Allego has also implemented additional safety protocols for essential workers, has implemented measures to reduce its operating costs, and may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners in light of COVID-19. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of Allego’s workforce in the future are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, its operations will be negatively impacted. Furthermore, if significant portions of its customers’ or potential customers’ workforces are subject to stay-at-home orders or otherwise have substantial numbers of their employees working remotely for sustained periods of time, user demand for EV charging sessions and services may decline.

As of June 30, 2021, the impact of COVID-19 to Allego’s business has been limited, but prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, the efficacy and distribution of COVID-19 vaccines, the outbreak of new COVID-19 variants, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used for Allego’s charging stations or in providing transport, installation or maintenance services. Even after the COVID-19 pandemic has subsided, Allego may continue to experience an adverse impact to its business as a result of COVID-19’s global economic impact, including any economic recession that has occurred or may occur in the future that will have an impact in the growth of EVs and in the growth of EV charging demand.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the

COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for Allego’s charging points network and services.

Allego relies on a limited number of suppliers and manufacturers for its hardware and equipment and charging stations. A loss of any of these partners or issues in their manufacturing and supply processes could negatively affect its business.

Allego has extended its hardware and equipment supplier base but it still relies on a limited number of suppliers. This reliance on a limited number of hardware manufacturers increases Allego’s risks, since it does not currently have proven alternatives or replacement manufacturers beyond these key parties. In the event of interruption or insufficient capacity, it may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. In particular, disruptions or shortages at such suppliers, including as a result of delays or issues with their supply chain, including in respect of electronic chips, processors, semiconductors and other electronic components or materials, can negatively impact deliveries by such suppliers to Allego. Thus, Allego’s business could be adversely affected if one or more of its suppliers is impacted by any interruption at a particular location or decides to reduce its deliveries to Allego for any reason including its acquisition by a third-party or is unable to provide Allego with the quantities Allego requires for its growth.

If Allego experiences an increase in demand greater than expected for the development of its charging stations or from its services customers or if it needs to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine Allego’s ability to capture higher growth or deliver solutions to customers in a timely manner. For example, it may take a significant amount of time to identify a new hardware manufacturer that has the capability and resources to build hardware and equipment in sufficient volume that meets Allego’s specifications. Identifying suitable suppliers and manufacturers could be an extensive process that would require Allego to become satisfied with such suppliers’ and manufacturers’ quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers could have an adverse effect on Allego’s business, financial condition and operating results.

Furthermore, Allego’s hardware and equipment may experience technical issues, including safety issues, which could, on a large scale, negatively impact Allego’s business and potentially in the most extreme cases lead Allego to an early replacement program of such hardware, resulting in Allego incurring substantial additional costs and delays.

Allego’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as Allego expands its charging networks and increases its service to third parties.

Allego does not typically install charging points directly on leased sites or at customer sites. These installations are typically performed by Allego’s electrical contractors at its own sites or with contractors with an existing relationship with the customer and/or knowledge of the site. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with national and local laws and regulations relating to building codes, safety, environmental protection and related matters, and typically requires various local approvals and permits, such as grid connection permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder EV charger installation due to potential increased costs to the developer or installer in order to meet such requirements. Meaningful delays or cost overruns may impact Allego’s recognition of revenue in certain cases and/or impact customer relationships, either of which could impact Allego’s business and profitability.

Contractors may require that Allego or Allego’s customers obtain licenses in order to perform their services. Furthermore, additional rules on working conditions and other labor requirements may result in more complex projects with higher project management costs. If these contractors are unable to provide timely, thorough and quality installation-related services, Allego could fall behind its construction schedules which may cause EV drivers and Allego’s customers to become dissatisfied with Allego’s network and charging solutions. As the demand for public fast and ultrafast charging increases and qualifications for contractors become more stringent, Allego may encounter shortages in the number of qualified contractors available to complete all of Allego’s desired new charging stations and their maintenance.

Allego’s business model is predicated on the presence of qualified and capable electrical and civil contractors and subcontractors in the new markets it intends to enter. There is no guarantee that there will be an adequate supply of such partners. A shortage in the number of qualified contractors may impact the viability of Allego’s business plan, increase risks around the quality of work performed and increase costs if outside contractors are brought into a new market.

Allego’s business is subject to risks associated with increased cost of land and competition from third parties that can create cost overruns and delays and can decrease the value of some of Allego’s charging stations.

Allego typically enters into long-term leases for its charging stations. With the growing adoption of EVs, increased competition may develop in securing suitable sites for charging stations, especially in high traffic areas. This competition may trigger increases in the cost of land leases, tenders organized by landowners, delays in securing sites and a quicker depletion of available sites for Allego’s charging stations. The term of leases may also be impacted by increased competition. This could negatively impact the potential economic return of building such charging stations in certain zones or on certain sites and therefore negatively impact Allego’s business and profitability.

Allego’s business is subject to risks associated with the price of electricity which may hamper its profitability and growth.

Allego obtains electricity for its own charging stations through contracts with power suppliers or through direct sourcing on the market. In most of the countries in which Allego operates, there are many suppliers which can offer medium or long term contracts which can allow Allego to hedge the price of electricity. However, market conditions may change, triggering fluctuations and global increases in the price of electricity. For example, the price of electricity is generally higher in the winter due to higher electricity demands. While these costs could be passed on to EV customers, increases in the price of electricity could result in near-term cash flow strains to Allego. In addition, global increases in electricity pricing will increase the price of charging, which could impact demand and hamper the use of public charging by EV customers, thus decreasing the number of charging sessions on Allego’s charging stations and adversely impacting its profitability and growth. Furthermore, competitors may be able to source electricity on better terms than Allego which may allow those competitors to offer lower prices for charging, which may also decrease the number of charging sessions on Allego’s charging stations and adversely impact its profitability and growth.

Allego is dependent on the availability of electricity at its current and future charging sites. Delays and/or other restrictions on the availability of electricity would adversely affect Allego’s business and results of operations.

The operation and development of Allego’s charging points is dependent upon the availability of electricity, which is beyond its control. Allego’s charging points are affected by problems accessing electricity sources, such as planned or unplanned power outages or limited grid capacity. In the event of a power outage, Allego will be dependent on the grid operator, and in some cases the site host, to restore power for its BtoB solutions or to unlock grid capacity. Any prolonged power outage or limited grid capacity could adversely affect customer experience and Allego’s business and results of operations.

Allego’s public charging points are often located in areas that must be freely accessible and may be exposed to vandalism or misuse by customers or other individuals, which would increase Allego’s replacement and maintenance costs.

Allego’s public charging points may be exposed to vandalism or misuse by customers and other individuals, increasing wear and tear of the charging equipment. Such increased wear and tear could shorten the usable lifespan of the chargers and require Allego to increase its spending on replacement and maintenance costs.

Allego’s EV driver base will depend upon the effective operation of Allego’s EVCloud Platform and its applications with mobile service providers, firmware from hardware manufacturers, mobile operating systems, networks and standards that Allego does not control.

Allego is dependent on the interoperability of mobile service providers for the payment of charging sessions that must use open protocols. Its own mobile payment application is dependent upon popular mobile operating systems that Allego does not control, such as Google’s Android and Apple’s iOS software systems, and any changes in such systems that degrade or hamper the functionality of Allego’s products or give preferential treatment to competitive products could adversely affect the usage of Allego’s applications on mobile devices. Changes in standards, such as Open Charge Point Interface or Open Charge Point Protocol, may require Allego to incur development expenses and delay its operations and the potential launch of new services. Continued support and operability of Allego’s charging stations depends upon hardware manufacturers’ firmware of which Allego has no control over. Additionally, in order to deliver high quality services to its customers, it is important that Allego’s products work well with a range of technologies, including various firmware, software, networks and standards that Allego does not control. Allego may not be successful in maintaining and updating its EVCloud Platform and may not have sufficient knowledge to effectively keep up with new technologies, systems, networks or standards.

A variety of factors may lead to interruption in service, which could harm Allego’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in Allego’s operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on Allego’s systems in the future and on hardware manufacturers that supply Allego. Any attempts by cyber attackers to disrupt Allego’s operations, services or systems, if successful, could harm its business, introduce liability to data subjects, result in the misappropriation of company funds, be expensive to remedy and damage Allego’s reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and Allego may not be able to cause the implementation or enforcement of such preventions. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm Allego’s reputation, brand and ability to operate reliably and to retain customers.

Allego has previously experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, scalability issues with its software tools, human or software errors and capacity constraints. Allego relies on telecom networks to support reliable operation, management and maintenance of its charger network, charging session management, and driver authentication, and payment processing by customers depends on reliable connections with wireless communications networks. As a result, Allego’s operations depend on a handful of public carriers and are exposed to disruptions related to network outages and other communications issues on the carrier networks. Disruptions experienced in the payment chain from authorization to settlement also might cause financial harm, directly or indirectly to Allego. If Allego’s services or charging points are unavailable when users attempt to access them, they may seek other services or networks, which could reduce demand for Allego’s charging stations and services.

Allego has processes and procedures in place designed to enable it to recover from a disaster or catastrophe and continue business operations. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the period of time that services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, contractual penalties or loss of revenues, any of which could adversely affect its business and financial results.

While Allego to date has not made material acquisitions, should it pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

Allego may acquire additional assets such as public charging networks, products, technologies or businesses that are complementary to its existing business or that reinforce its core or adjacent competencies. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into Allego’s own business would require attention from management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results or the expected technological gains. Key employees of acquired companies may also decide to leave. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

If Allego is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business would be harmed.

Allego’s success depends, in part, on its continuing ability to identify, hire, attract, train, develop and retain highly qualified personnel. The inability to do so effectively would adversely affect its business.

Competition for employees can be intense in the various parts of Europe where Allego operates, as there is a high demand of qualified personnel. The ability to attract, hire and retain personnel depends on Allego’s ability to provide competitive compensation. Allego may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so could adversely affect its business, including the execution of its strategy.

Allego is expanding operations in many countries in Europe, which will expose it to additional tax, compliance, market, local rules and other risks.

Allego’s operations are within the European Union, and it maintains contractual relationships with parts and manufacturing suppliers in Asia. It also operates in the United Kingdom, where it has incurred delays in operations since January 1, 2021 as a result of Brexit, which commenced in 2020. Allego also intends to expand into other EEA countries. Managing this global presence and expansion in Europe requires additional resources and controls, and could subject Allego to certain risks, associated with international operations, including:

•	conformity with applicable business customs, including translation into foreign languages and associated expenses;

•	ability to find and secure sites in new jurisdictions

•	availability of reliable and high quality contractors for the development of its sites and more globally installation challenges;

•	challenges in arranging, and availability of, financing for customers;

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difficulties in staffing and managing foreign operations in an environment of diverse culture, laws, and customers, and the increased travel, infrastructure, and legal and compliance costs associated with European operations;

•	differing driving habits and transportation modalities in other markets;

•	different levels of demand among commercial customers;

•	quality of wireless communication that can hinder the use of its software platform with charging stations in the field;

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compliance with multiple, potentially conflicting and changing governmental laws, regulations, certifications, and permitting processes including environmental, banking, employment, tax, information security, privacy, and data protection laws and regulations such as the European Union General Data Protection Regulation (“GDPR”), national legislation implementing the same;

•	compliance with the United Kingdom Anti-Bribery Act;

•	safety requirements as well as charging and other electric infrastructures;

•	difficulty in establishing, staffing and managing foreign operations;

•	difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

•	restrictions on operations as a result of the dependence on subsidies to fulfill capitalization requirements;

•	restrictions on repatriation of earnings;

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compliance with potentially conflicting and changing laws of taxing jurisdictions, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws; and

•	regional economic and political conditions.

As a result of these risks, Allego’s current expansion efforts and any potential future international expansion efforts may not be successful.

Members of Allego’s management have limited experience in operating a public company.

Allego’s executive officers have limited experience in the management of a publicly-traded company. The management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage as an increasing amount of their time may be devoted to complying with such laws, which will result in less time being devoted to the management of the company. Allego does not currently have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require costs greater than expected.

Certain of Allego’s strategic and development arrangements could be terminated or may not materialize into long-term contract partnership arrangements and may restrict or limit Allego from developing arrangements with other strategic partners.

Allego has arrangements with strategic development partners and collaborators. Some of these arrangements are evidenced by memorandums of understanding, non-binding letters of intent, and early stage agreements that are used for design and development purposes but will require renegotiation at later stages of development, each of which could be terminated or may not materialize into next-stage contracts or long-term contract partnership arrangements. In addition, Allego does not currently have arrangements in place that will allow it to fully execute its business plan. Moreover, existing or future arrangements may contain limitations on Allego’s ability to enter into strategic and development arrangements with other partners. If Allego is unable to maintain such arrangements and agreements, or if such agreements or arrangements contain other restrictions from or limitations on developing arrangements with other strategic partners, its business, prospects, financial condition and operating results may be materially and adversely affected.

Risks Related to the EV Market

New alternative fuel technologies may negatively impact the growth of the EV market and thus the demand for Allego’s charging stations and services.

As European regulations have required a sharp decrease in CO2 emissions in Europe, consumer acceptance of EVs and other alternative vehicles has been increasing. If new technologies such as hydrogen for light trucks or load transportation develop and are widely adopted, the demand for electric charging could diminish. In addition, the EV fueling model is different than gas or other fuel models, requiring behavioral change and education of influencers, consumers and others such as regulatory bodies. Developments in alternative technologies, such as fuel cells, compressed natural gas or hydrogen may materially and adversely affect demand for EVs and EV charging stations, which in turn would materially and adversely affect Allego’s business, operating results, financial condition and prospects.

Allego’s future growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of EVs.

Allego’s future growth is highly dependent upon the adoption of EVs by consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors and the environment generally. Although demand for EVs has grown in recent years, bolstered in part by pro-EV regulations in Europe, there is no guarantee that such demand will continue to grow. If the market for EVs develops more slowly than expected, Allego’s business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

•	perceptions about EV features, quality, safety, performance and cost;

•	perceptions about the limited range over which EVs may be driven on a single battery charge;

•	competition, including from other types of alternative fuel vehicles as hydrogen or fuel cells;

•	concerns regarding the stability of the electrical grid;

•	the decline of an EV battery’s ability to hold a charge over time;

•	availability of service for EVs;

•	consumers’ perception about the convenience and cost of charging EVs;

•	government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally; and

•	concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they can be more expensive than traditional fuel-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales.

Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect Allego’s business, financial condition and operating results.

The European EV market currently benefits from the availability of rebates, scrappage schemes, tax credits and other financial incentives from governments to offset and incentivize the purchase of EVs. The reduction, modification, or elimination of such benefits could cause reduced demand for EVs and EV charging, which would adversely affect Allego’s financial results.

Most European countries provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, scrappage schemes for internal combustion engines (“ICEs”), tax credits and other financial incentives. The EV market relies on these governmental rebates, scrappage schemes for ICEs, tax credits and other financial incentives to significantly lower the effective price of EVs and EV charging stations to customers and to support widespread installation of EV charging infrastructure. However, these incentives may expire on a particular date, end when allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. Any reduction in rebates, scrappage schemes for ICEs, tax credits or other financial incentives could reduce the demand for EVs and EV charging stations and as a result, may adversely impact Allego’s business and expansion potential.

The EV charging market is characterized by rapid technological change, which requires Allego to continue developing new innovations of its software platform and to keep up with new hardware technologies. Any delays in such development could adversely affect market adoption of its solutions and Allego’s financial results.

Continuing technological changes in battery and other EV technologies or payment technologies could adversely affect adoption of current EV charging technology and/or Allego’s charging network or services. Allego’s future success will depend upon its ability to develop new sites and introduce a variety of new capabilities and innovations to enhance EV drivers experience using its network and its existing services offerings.

As EV technologies change, Allego may need to upgrade or adapt its charging stations technology and introduce new hardware in order to serve vehicles that have the latest technology, in particular battery cell technology, which could involve substantial costs. This could lead Allego to replace some charging hardware before its expected lifespan involving financial costs and reduced return. Even if Allego is able to keep pace with changes in technology and develop new features and services, its research and development expenses could increase and its gross margins could be adversely affected.

Allego cannot guarantee that any new services or features of its software platform will be released in a timely manner or at all, or that if such services or features are released, that they will achieve market acceptance. Delays in delivering new services that meet customer requirements could damage Allego’s relationships with customers and lead them to seek alternative providers. For some customers, delays in delivering new services and features could induce the application of contractual penalties. Delays in introducing innovations or the failure to offer innovative services at competitive prices may cause existing and potential customers to purchase Allego’s competitors’ products or services.

If Allego is unable to devote adequate resources to develop new features and services or cannot otherwise successfully develop features or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its charging network or services could lose market share, its revenue will decline, it may experience operating losses and its business and prospects will be adversely affected.

Risks Related to Allego’s Technology, Intellectual Property and Infrastructure

Allego may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive.

From time to time, the holders of intellectual property rights may assert their rights and urge Allego to obtain licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that Allego will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, Allego may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase Allego’s operating expenses. In addition, if Allego is determined to have or believes there is a high likelihood that it has infringed upon or misappropriated a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services, and/or to establish and maintain alternative branding. In addition, to the extent that Allego’s customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to Allego’s products and services, Allego may be required to indemnify such customers and business partners. If Allego were required to take one or more such actions, its business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Allego’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

Allego’s success depends, in part, on Allego’s ability to protect its core technology and intellectual property. To accomplish this, Allego relies on, and plans to continue relying on, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology. Failure to adequately protect its technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of Allego’s competitive advantage and a decrease in revenue which would adversely affect its business, prospects, financial condition and operating results.

The measures Allego takes to protect its technology and intellectual property from unauthorized use by others may not be effective for various reasons, including:

•	current and future competitors may independently develop similar trade secrets or works of authorship, such as software;

•	know-how and other proprietary information Allego purports to hold as a trade secret may not qualify as a trade secret under applicable laws; and

•	proprietary designs, software design and technology embodied in Allego’s offers may be discoverable by third parties through means that do not constitute violations of applicable laws.

Patent, trademark and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the European Union or EEA countries. Further, policing the unauthorized use of its intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, Allego’s intellectual property rights may not be as strong or as easily enforced outside of the European Union and EEA.

The current lack of international standards may lead to uncertainty, additional competition and further unexpected costs.

Lack of industry standards for EV station management, coupled with utilities and other large organizations mandating their own specifications that have not become widely adopted in the industry, may hinder innovation or slow new solutions and services or new feature introduction.

In addition, automobile manufacturers may choose to utilize their own proprietary systems and networks, which could lock out competition for EV charging stations, or use their size and market position to influence the market, which could limit Allego’s market and reach to customers, negatively impacting its business.

Further, should regulatory bodies impose standards that are not compatible with Allego’s infrastructure, it may incur significant costs to adapt its business model to the new regulatory standards, which may require significant time and, as a result, may have a material adverse effect on its revenues or results of operations.

Allego’s technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.

Allego may be subject to claims that its charging stations have malfunctioned and persons were injured or purported to be injured. Any insurance that Allego carries may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. In addition, Allego’s customers could be subjected to claims as a result of such incidents and may bring legal claims against Allego to attempt to hold it liable. Any of these events could adversely affect Allego’s brand, relationships with customers, operating results or financial condition.

Across Allego’s solutions and services line, Allego develops equipment solutions and services based on preferred second source or common off-the-shelf vendors. However, due to its design specifications, Allego does rely on certain single source vendors, the unavailability or failure to source from these vendors can pose risks to supply chain or product installation which may negatively impact Allego’s business.

Furthermore, Allego’s software platform is complex and includes a number of licensed third-party commercial and open-source software libraries. Allego’s software has contained defects and errors and may in the future contain undetected defects or errors. Allego is continuing to evolve the features and functionality of its platform through updates and enhancements, and as it does, it may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if Allego’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect Allego’s business and results of its operations:

•	expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•	loss of existing or potential customers or partners;

•	interruptions or delays in sales;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	delay in the development or release of new functionality or improvements;

•	negative publicity and reputational harm;

•	sales credits or refunds;

•	exposure of confidential or proprietary information;

•	diversion of development and customer service resources;

•	breach of warranty claims;

•	contractual penalties with services customers as it doesn’t meet its contractual obligations;

•	legal claims under applicable laws, rules and regulations; and

•	an increase in collection cycles for accounts receivable or the expense and risk of litigation.

Although Allego has contractual protections, such as warranty disclaimers and limitation of liability provisions in many of its agreements with customers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect from claims by customers, business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims or cover only a portion of such claims. A successful product liability, warranty, or similar claim could have an adverse effect on Allego’s business, operating results and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

Allego relies on some open-source software and libraries issued under the General Public License (or similar “copyleft” licenses) for development of its products and may continue to rely on similar copyleft licenses. Third parties may assert a copyright claim against Allego regarding its use of such software or libraries, which could lead to the adverse results listed above. Use of such software or libraries may also force Allego to provide third-parties, at no cost, the source code to its proprietary software, which may decrease revenue and lessen any competitive advantage Allego has due to the secrecy of its source code.

Interruptions, delays in service or inability to increase capacity, including internationally, at third-party data center facilities could impair the use or functionality of Allego’s operation, harm its business and subject it to liability.

Allego currently serves customers from third-party data center facilities operated by Microsoft Azure Services (“MAS”) located in the United States, Europe and Canada. In addition to MAS, some Allego services are housed in third-party data centers. Any outage or failure of MAS or of such data centers could negatively affect Allego’s product connectivity and performance. Furthermore, Allego depends on connectivity from its charging stations to its data centers through cellular service providers, such as KPN, a Dutch cellular service provider. Any incident affecting a data center facility’s or a cellular service provider’s infrastructure or operations, whether caused by fire, flood, severe storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of Allego’s services.

Any damage to, or failure of, Allego’s systems, or those of its third-party providers, could interrupt or hinder the use or functionality of its services. Impairment of or interruptions in Allego’s services may reduce revenue, subject it to claims and litigation, cause customers to terminate their subscriptions, and adversely affect renewal rates and its ability to attract new customers. Allego’s business will also be harmed if customers and potential customers believe its products and services are unreliable.

Allego expects to incur research and development costs and devote significant resources to developing new solutions, services and technologies and to enhancing its existing solutions and services, which could significantly reduce its profitability and may never result in revenue to Allego.

Allego’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new solutions and services that achieve market acceptance. Allego plans to incur significant research and development costs in the future as part of its efforts to design, develop, manufacture and introduce new solutions and services, new technologies and enhance existing solutions and services. Allego’s research and development expenses and related operating expenses were € 3.1m in 2020, € 4.0m in 2019 and € 3.2m in 2018, respectively, and are likely to be similar in the future. Further, Allego’s research and development program may not produce successful results, and its new solutions and services or new technologies may not achieve market acceptance, create additional revenue or become profitable. Allego’s potential inability to develop the necessary software and technology systems may harm its competitive position.

Allego is also relying on third-party suppliers to develop a number of emerging technologies for use in its products. These technologies are not today, and may not ever be, commercially viable. There can be no assurances that Allego’s suppliers will be able to meet the technological requirements, scalability, quality, production timing, and volume requirements to support its business plan. As a result, Allego’s business plan could be significantly impacted.

Customer-Related Risks

Allego may be unable to increase the demand for its public charging network, which could adversely affect its profitability and growth.

Allego’s development strategy consists, in part, on the rollout of public charging sites with a combination mostly of fast and ultrafast charging capabilities. The growth in utilization of these charging sites is key for the profitability of Allego’s business. If utilization does not increase, if the adoption of fast and ultrafast charging is slower than expected, or if the marketing cost to increase such utilization, either directly or through third parties, is increasing widely, the profitability and growth of Allego may be adversely affected. The expected premium for fast and ultrafast charging compared to slow charging may be not be realized, hampering the growth of fast and ultrafast charging which may adversely affect Allego’s profitability and growth.

Allego’s business will depend on the utilization of its network by EV drivers and the mobility service providers (“MSPs”) to offer access to Allego’s network. If EV drivers do not continue to use Allego’s network or MSPs do not continue to offer access to Allego’s network, Allego’s business and operating results will be adversely affected.

Allego depends on traffic from EV drivers to charge on its network and from MSPs that facilitate the use of Allego’s network to a larger base of EV drivers. Allego has a very large base of MSPs and is developing its own capacity to be an MSP in order to offer additional services in the future. However, if some MSPs do not offer access to Allego’s network for whatever reason or if EV drivers do not use its network due to pricing or lack of services, among other reasons, the utilization of Allego’s sites will be hampered. EV drivers’ retention on Allego’s network may decline or fluctuate as a result of a number of factors, including satisfaction with software and features, functionality of the charging sites, prices, features and pricing of competing solutions and services, reductions in spending levels, mergers and acquisitions involving networks from competitors and deteriorating general economic conditions. If customers do not use Allego’s charging network or if they opt to use cheaper charging options, its business and operating results will be adversely affected.

Failure to effectively expand Allego’s sites could harm its ability to increase revenue.

Allego’s ability to grow the number of EV drivers using its charging network, to expand its customer base, achieve broader market share, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on its ability to effectively expand its site development on the one hand and its sales and marketing operations to customers on the other hand. Site development, sales and marketing expenses represent a significant percentage of its total revenue, and its operating results may suffer if site development, sales and marketing expenditures do not increase to support revenue.

Allego is substantially dependent on its direct development team to develop new sites and sales in order to obtain new customers and contracts. Allego plans to continue to expand its development team with the support of external parties. The proper coordination and efficiency of site prospection is key to increasing Allego’s revenue. Allego may not be able to recruit, hire and retain a sufficient number of site developers, which may adversely affect its ability to expand its charging sites. New sales and marketing personnel will be needed to grow Allego’s services business as well. New hires require significant training and investment before they achieve full productivity, particularly in new sales territories. Allego may be unable to hire or retain sufficient qualified individuals. Furthermore, hiring sales personnel in new markets where Allego seeks to operate can be costly, complex and time-consuming, and requires additional upfront costs that may be disproportionate to the initial revenue expected from those markets. There is significant competition for direct sales personnel. Allego’s ability to achieve significant revenue growth in the future will depend, in large part, on its success in recruiting, training, incentivizing and retaining a sufficient number of qualified direct site developers and sales personnel and on such personnel attaining desired productivity levels within a reasonable amount of time. Allego’s business will be harmed if continuing investment in its site development, sales and marketing capabilities does not generate a significant increase in revenue. Allego’s operations may be unable to cope appropriately with the growth of its operating charging points, preventing it from fully benefitting from such growth. Such limitations might come from external suppliers for software and IT-related services as well as from the capacity of Allego to properly upgrade its software platform. Allego could also face contractual penalties with its services customers if it is unable to meet its contractual obligations as a result of these limitations.

Risks Relating to Ownership of Allego Securities Following the Business Combination

The Business Combination could result in Allego N.V. being treated as a U.S. corporation or a “surrogate foreign corporation” for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation is generally considered to be a tax resident in the jurisdiction of its organization or incorporation. Therefore, a corporation organized under the laws of the Netherlands would generally be treated as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain rules that may cause a non-U.S. corporation that acquires the stock of a U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes under certain circumstances (an “Inverted Corporation”). If Allego N.V. were an Inverted Corporation for U.S. federal income tax purposes, among other consequences, it would generally be subject to U.S. federal income tax on its worldwide income, and its dividends, if any, would be subject to taxation by the United States as dividends from a U.S. corporation. Regardless of the application of Section 7874 of the Code, Allego N.V. is expected to be treated as a Dutch tax resident for Dutch tax purposes. Consequently, if Allego N.V. were an Inverted Corporation for U.S. federal income tax purposes under Section 7874 of the Code, it could be liable for both U.S. and Dutch taxes and dividends paid by Allego to its shareholders could be subject to both U.S. and Dutch withholding taxes.

In addition, even if Allego N.V. is not an Inverted Corporation pursuant to Section 7874 of the Code, it may be subject to unfavorable treatment as a “surrogate foreign corporation” (within the meaning of Section 7874(a)(2)(B) of the Code) under certain circumstances (a “Surrogate Foreign Corporation”). If it were determined that Allego N.V. is a Surrogate Foreign Corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, dividends, if any, made by Allego N.V. would not qualify for “qualified dividend income” treatment, and U.S. affiliates of Allego N.V. after the completion of the Business Combination, if any, could be subject to increased taxation under Sections 7874 and 59A of the Code.

Allego N.V. does not expect to be an Inverted Corporation or Surrogate Foreign Corporation for U.S. federal income tax purposes, and Allego N.V. intends to take this position on its tax returns. Allego N.V. has not sought and will not seek any rulings from the IRS as to such tax treatment, and the Closing is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Further, there can be no assurance that your tax advisor, Allego N.V.’s tax advisors, the IRS, or a court will agree with the position that Allego N.V. is not an Inverted Corporation or Surrogate Foreign Corporation pursuant to Section 7874 of the Code. Allego N.V. is not representing to you that Allego N.V. will not be treated as an Inverted Corporation or Surrogate Foreign Corporation for U.S. federal income tax purposes under Section 7874 of the Code. The rules for determining whether a non-U.S. corporation is an Inverted Corporation or Surrogate Foreign Corporation for U.S. federal income tax purposes are complex, unclear, and the subject of ongoing regulatory change. Allego N.V.’s intended position is not free from doubt. Further, the application of such rules must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts, law, and other circumstances. For example, President Biden’s Made in America tax plan, if enacted, could increase the risk that Allego N.V. would be an Inverted Corporation or Surrogate Foreign Corporation by expanding the scope of such rules to capture more transactions. For more information about the application of Section 7874 of the Code to the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations with Respect to the Spartan Merger for Holders of Spartan Class A Common Stock and Spartan Warrants — Tax Residence of Allego for U.S. Federal Income Tax Purposes.”

If Allego were a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders of Allego Ordinary Shares or Assumed Warrants could be subject to adverse U.S. federal income tax consequences.

If Allego is treated as a PFIC within the meaning of Section 1297 of the Code for any taxable year during which a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) holds Allego Ordinary Shares or Assumed Warrants (regardless of whether Allego remains a PFIC for subsequent taxable years), certain adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, and interest charges on certain taxes treated as deferred, and additional reporting requirements may apply to such U.S. Holder. Under certain circumstances, certain elections may be available to U.S. Holders of Allego Ordinary Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, but U.S. Holders will not be able to make similar elections with respect to the Assumed Warrants.

PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Based on the projected composition of Allego’s income and assets, including goodwill, Allego expects to take the position that it is not a PFIC for the taxable year of the Business Combination, but such position will not be free from doubt. Allego’s PFIC status for the taxable year of the Business Combination or any subsequent taxable year will not be determinable until after the end of each such taxable year, and Allego cannot assure you that it will not be a PFIC in the taxable year of the Business Combination or in any future taxable year. If Allego were later determined to be a PFIC, you may be unable to make certain advantageous elections with respect to your ownership of Allego Securities that would mitigate the adverse consequences of Allego’s PFIC status, or making such elections retroactively could have adverse tax consequences to you. Allego is not representing to you, and there can be no assurance, that Allego will not be treated as a PFIC for the taxable year of the Business Combination or in any future taxable year. Allego has not sought and will not seek any rulings from the IRS or any opinion from any tax advisor as to such tax treatment, and the closing of the Business Combination is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisors in regards to, any particular tax treatment. U.S. Holders should consult with, and rely solely upon, their tax advisors to determine the application of the PFIC rules to them and any resultant tax consequences.

For more information about the tax considerations with respect to PFIC classification to Holders, see the section entitled “— Material U.S. Federal Income Tax Considerations for Holders with Respect to the Ownership and Disposition of Allego Ordinary Shares or Assumed Warrants — Considerations for U.S. Holders — Passive Foreign Investment Company Rules.”

Dividends distributed by Allego to related entities in low-taxing states or non-cooperative jurisdictions for tax purposes may become subject to an additional withholding tax on dividends in the Netherlands as of January 1, 2024.

Under current Dutch tax law, dividends paid by Allego on the Allego Ordinary Shares are in principle subject to Dutch dividend withholding tax at a rate of 15% under the Dutch Dividend Withholding Tax Act (Wet op de dividendbelasting 1965), unless a domestic or treaty exemption or reduction applies. See “Material Dutch

Tax Considerations with Respect to the Acquisition, Ownership and Disposition of Allego Ordinary Shares or Assumed Warrants — Withholding Tax.” On March 25, 2021, the Dutch State Secretary for Finance submitted a proposal of law to the Dutch parliament pursuant to which a conditional withholding tax will be imposed on dividends paid to related entities in low-taxing states or non-cooperative jurisdictions for tax purposes, effective January 1, 2024. The conditional withholding tax on dividends may also apply in situations where artificial structures are put in place with the main purpose or one of the main purposes to avoid the conditional withholding tax or in the event of a hybrid mismatch. The conditional withholding tax will be imposed at the highest Dutch corporate income tax rate in effect at the time of the distribution (currently 25%). The conditional withholding tax on dividends will be reduced, but not below zero, by any regular Dutch dividend withholding tax withheld in respect of the same dividend payment. As such, based on the currently applicable rates, the overall effective tax rate of withholding the regular dividend withholding tax and conditional withholding tax will not exceed the highest corporate income tax rate in effect at the time of the distribution (currently 25%). If the proposal of law is enacted in its current form, the withholding tax rate on dividends paid to shareholders that are entities related to Allego and established in a low-taxing state or non-cooperative jurisdiction for tax purposes may rise from 15% to the highest corporate tax rate (currently 25%), effective as of January 1, 2024. The legislative proposal is subject to amendment during the course of the legislative process and it needs to be approved by both chambers of the Dutch parliament before it can enter into force.

Financial and Accounting-Related Risks

Allego’s financial condition and results of operations are likely to fluctuate on a quarterly basis in future periods, which could cause its results for a particular period to fall below expectations, resulting in a decline in the price of the post-combination company’s common stock.

Allego’s financial condition and results of operations have fluctuated in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond its control.

In addition to the other risks described herein, the following factors could also cause Allego’s financial condition and results of operations to fluctuate on a quarterly basis:

•	the timing and volume of new site acquisitions;

•	the timing of new electricity grid connections and permits;

•	the cost of electricity;

•	fluctuations in service costs, particularly due to unexpected costs of servicing and maintaining charging stations;

•	weaker than anticipated demand for charging stations, whether due to changes in government incentives and policies or due to other conditions;

•	fluctuations in sales and marketing or research and development expenses;

•	supply chain interruptions and manufacturing or delivery delays;

•	the timing and availability of new solutions and services relative to customers’ and investors’ expectations;

•	the length of the sales and installation cycle for a particular customer;

•	the impact of COVID-19 on Allego’s workforce, or those of its customers, suppliers, vendors or business partners;

•	disruptions in sales, operations, IT services or other business activities or Allego’s inability to attract and retain qualified personnel; and

•	unanticipated changes in regional, federal, state, local or foreign government incentive programs, which can affect demand for EVs.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue, and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of the common stock.

Changes to applicable tax laws and regulations or exposure to additional tax liabilities could adversely affect Allego’s business and future profitability.

After the Business Combination, Allego will conduct operations, directly and through its subsidiaries, within the European Union and the United Kingdom, and Allego and its subsidiaries will therefore be subject to income taxes in such jurisdictions. Allego may also in the future become subject to income taxes in other foreign jurisdictions. Allego’s effective income tax rate could be adversely affected by a number of factors, including changes in the valuation of deferred tax assets and liabilities, changes in tax laws, changes in accounting and tax standards or practices, changes in the composition of operating income by tax jurisdiction, changes in Allego’s operating results before taxes, and the outcome of income tax audits in the jurisdictions in which it operates. Allego will regularly assesses all of these matters to determine the adequacy of its tax liabilities. If any of Allego’s assessments are ultimately determined to be incorrect, Allego’s business, results of operations, or financial condition could be materially adversely affected.

Due to the complexity of multinational tax obligations and filings, Allego and its subsidiaries may have a heightened risk related to audits or examinations by federal, state, provincial, and local taxing authorities in the jurisdictions in which it operates. Outcomes from these audits or examinations could have a material adverse effect on Allego’s business, results of operations, or financial condition.

The tax laws of the jurisdictions in which Allego operates, as well as potentially any other jurisdiction in which Allego may operate in the future, have detailed transfer pricing rules that require that all transactions with related parties satisfy arm’s length pricing principles. Although Allego believes that its transfer pricing policies have been reasonably determined in accordance with arm’s length principles, the taxation authorities in the jurisdictions where Allego carries on business could challenge its transfer pricing policies. International transfer pricing is a subjective area of taxation and generally involves a significant degree of judgment. If any of these taxation authorities were to successfully challenge Allego’s transfer pricing policies, Allego could be subject to additional income tax expenses, including interest and penalties, as well as transfer pricing mismatches. Any such increase in Allego’s income tax expense and related interest and penalties could have a material adverse effect on its business, results of operations, or financial condition.

Allego may also be adversely affected by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions, and interpretations thereof, in each case, possibly with retroactive effect.

As a result of Allego’s plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, Allego’s effective tax rate may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or Allego may be subject to future changes in tax laws, in each case, the impacts of which could adversely affect Allego’s after-tax profitability and financial results.

In the event that Allego expands Allego Holding’s operating business in the European Union or the United Kingdom, or to other jurisdictions, Allego’s effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by: operating losses in jurisdictions where no tax benefit can be recorded under IFRS, changes in deferred tax assets and liabilities, changes in tax laws or the regulatory environment, changes in accounting and tax standards or practices, changes in the composition of operating income by tax jurisdiction, and the pre-tax operating results of Allego’s business.

Additionally, after the Business Combination, Allego may be subject to significant income, withholding, and other tax obligations and may become subject to taxation in numerous additional jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Allego’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on Allego’s after-tax profitability and financial condition. Additionally, several tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Allego’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Allego does not prevail in any such disagreements, its profitability may be affected.

Allego’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Allego’s ability to utilize net operating loss carryforwards and certain other tax attributes may be limited.

The ability of Allego to utilize net operating loss and tax loss carryforwards following the Business Combination is conditioned upon Allego’s attaining profitability and generating taxable income. Allego Holding has incurred significant net losses since inception and it is anticipated that Allego will continue to incur significant losses. Additionally, Allego’s ability to utilize net operating loss and tax loss carryforwards to offset future taxable income may be limited. In this respect, the amount and allocation of the tax losses of Allego Holding and its Dutch subsidiaries as well as the application of the Dutch change in ownership rules are currently being discussed with the Dutch Tax Authorities. Allego Holding and its Dutch subsidiaries currently form part of a fiscal unity for Dutch corporate income tax purposes headed by Opera Charging B.V. As a result of the issue of shares in the capital of Allego Holding to the E8 Investor as part of the Business Combination (the E8 Share Issuance), the fiscal unity will be terminated with respect to Allego Holding and its Dutch subsidiaries. Generally, tax losses allocable to Allego Holding and its Dutch subsidiaries leaving the fiscal unity will remain with the (parent company of the) fiscal unity. These tax losses may only be allocated to Allego Holding and its Dutch subsidiaries (i) upon request, (ii) following approval of the Dutch Tax Authorities and (iii) to the extent such losses are actually allocable to Allego Holding B.V. or its Dutch subsidiaries. Until the moment the Dutch Tax Authorities have confirmed the amount and allocation of the tax losses to Allego Holding B.V. or its Dutch Subsidiaries and the application of the Dutch change in ownership rules, the exact amount and allocation is unclear, and if tax losses will be allocated to Allego Holding B.V. or its Dutch Subsidiaries, such losses will only be available for set off against taxable income actually realized by the relevant company going forward. As of the date hereof, the discussions with the Dutch Tax Authorities are still in an early stage and it is not expected that Allego receives a confirmation from the Dutch Tax Authorities prior to Closing. Furthermore, the use of Allego’s net operating losses may be further limited in the future as a result of new legislation. In particular, under current Dutch corporate income tax rules, tax losses can be carried back one year and carried forward six years (and with respect to tax losses incurred up to and including 2018, the carry forward period is nine years). As of January 1, 2022 an indefinite loss carry forward period will apply in the Netherlands. However, both the carry forward and carry back tax loss relief will be limited to 50% of the taxable profit to the extent it exceeds EUR 1 million, calculated per financial year. As a result of transitional law, tax losses incurred in the financial years that started on or after January 1, 2013 also fall under the new scheme that comes into effect on January 1, 2022 and will therefore be indefinite.

If Allego prepares its financial statements in accordance with IFRS following the Business Combination, there may be a significant effect on its reported financial results.

The SEC permits foreign private issuers to file financial statements in accordance with IFRS as issued by the International Accounting Standards Board’s (“IASB”). As a foreign private issuer, Allego prepares its financial statements in accordance with IFRS as issued by the IASB. The application by Allego of different accounting standards, a change in the rules of IFRS as issued by the IASB, or in the SEC’s acceptance of such rules, could have a significant effect on Allego’s reported financial results. Additionally, U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. IFRS are subject to change or revision by the IASB. A change in these principles or interpretations could have a significant effect on Allego’s reported financial results.

Allego will be an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the post-combination company’s common stock less attractive to investors and may make it more difficult to compare performance with other public companies.

Allego will be an emerging growth company as defined in the U.S. legislation Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find the common stock less attractive because Allego will continue to rely on these exemptions. If some investors find the common stock less attractive as a result, there may be a less active trading market for their common stock, and the stock price may be more volatile.

An emerging growth company may elect to delay the adoption of new or revised accounting standards. In making this election, Section 102(b)(2) of the JOBS Act allows Allego to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained in this proxy statement/prospectus and those that Allego will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.

Allego will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Allego will face increased legal, accounting, administrative and other costs and expenses as a public company that it did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require it to carry out activities Allego has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), Allego could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, Allego will purchase director and officer liability insurance, which has substantial additional premiums. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Allego has identified material weaknesses in its internal control over financial reporting. If Allego is unable to remediate these material weaknesses, or if Allego identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of Allego consolidated financial statements or cause Allego to fail to meet its periodic reporting obligations, which may have an adverse effect on the share price.

As a public company, Allego currently expects it will be required to provide management’s attestation on internal control over financial reporting in its second annual report filed with the SEC. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Allego is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence.

In connection with the preparation and audit of Allego’s consolidated financial statements as of December 31, 2020, December 31, 2019 and 1 January 2019 and for the years ended December 31, 2020 and 2019 material weaknesses were identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Allego’s annual or interim financial statements will not be prevented or detected on a timely basis.

Allego did not design or maintain an effective control environment commensurate with its financial reporting requirements. Specifically, Allego did not maintain a sufficient complement of personnel with an appropriate degree of accounting knowledge, experience and training, including supervision of external consultants, to appropriately analyze, record and disclose accounting matters commensurate with its accounting and reporting requirements.

This material weakness contributed to the following additional material weaknesses:

•

Allego did not design and maintain formal accounting policies, procedures, including those around risk assessments, and controls over accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to the preparation and review of journal entries. Further, Allego did not have controls and procedures in place to sufficiently supervise its external consultants. Further, Allego did not maintain sufficient entity level controls to prevent and correct material misstatements.

•

Allego did not design and maintain sufficient controls regarding the identification and assessment of recurring transactions in revenue recognition, including modification to contracts, inventory management and valuation, and lease accounting as well as the proper accounting of unusual significant transactions such as in areas of share-based payments and related parties.

•

Allego did not design and maintain effective controls over certain information technology (“IT”) general controls, including third party IT service providers, for information systems that are relevant to the preparation of its consolidated financial statements. Specifically, Allego did not design and maintain (a) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately and (b) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to its financial applications and data to appropriate company personnel.

The material weakness related to formal accounting policies, procedures and controls resulted in adjustments to several accounts and disclosures. The IT deficiencies did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Allego has begun implementing a plan to remediate these material weaknesses; however, its overall control environment is still immature and may expose it to errors, losses or fraud. These remediation measures are ongoing and include hiring additional IT, accounting and financial reporting personnel and implementing additional policies, procedures and controls. Allego currently cannot estimate when it will be able to remediate these material weaknesses and it cannot, at this time, provide an estimate of the costs it expects to incur in connection with implementing its plan to remediate this material weakness. These remediation measures may be time consuming, costly, and might place significant demands on its financial and operational resources. If Allego is unable to successfully remediate these material weaknesses or successfully rely on outside advisors with expertise in these matters to assist it in the preparation of its financial statements, the financial statements could contain material misstatements that, when discovered in the future, could cause Allego to fail to meet its future reporting obligations and cause the trading price of Allego’s Ordinary Shares to decline.

Allego’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, Allego’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Business Combination and could cause a decline in the trading price of Allego’s Ordinary Shares.

Risks Related to Legal Matters and Regulations

Privacy concerns and laws, or other domestic or foreign regulations, may adversely affect Allego’s business.

Transnational organizations such as the European Union, national and local governments and agencies in the countries in which Allego and its customers operate or reside have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing and disclosure of information regarding consumers and other individuals, which could impact its ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction and are particularly stringent in Europe. The costs of compliance with, and other burdens imposed by, laws, regulations, standards and other obligations relating to privacy, data protection and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with companies that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards and other obligations may limit the use and adoption of Allego’s solutions, reduce overall demand, lead to regulatory investigations, litigation and significant fines, penalties or liabilities for actual or alleged noncompliance, or slow the pace at which we close sales transactions, any of which could harm its business. Moreover, if Allego or any of its employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, it may damage its reputation and brand.

Additionally, existing laws, regulations, standards and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure and transfer for Allego and its customers.

Additionally, the EU adopted the GDPR in 2016, which became effective in May 2018. The GDPR establishes requirements applicable to the handling of personal data and imposes penalties for non-compliance of up to the greater of €20 million or 4% of worldwide revenue. The costs of compliance with, and other burdens imposed by, the GDPR may limit the use and adoption of Allego’s solutions and services and could have an adverse impact on its business. Although Allego initiated a compliance program designed to ensure GDPR compliance, Allego may remain exposed to ongoing legal risks related to GDPR and any amendments that may be made by the European Union.

Furthermore, the European Union has adopted in 2020 a European Strategy for Data that may lead to further regulation of data use. The costs of compliance with, and other burdens imposed by, these new regulations may limit the use and adoption of Allego’s solutions and services and could have an adverse impact on its business.

The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use and transmit certain types of information, such as demographic and other personal information.

In addition to government activity, privacy advocacy groups, the technology industry and other industries have established or may establish various new, additional or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that Allego will meet voluntary certifications or adhere to other standards established by them or third parties. If Allego is unable to maintain these certifications or meet these standards, it could reduce demand for its solutions and adversely affect its business.

Spartan’s warrants are accounted for as a liability and the change in value of its warrants or any other similar derivative liabilities could have a material effect on its financial results.

On April 12, 2021, the SEC’s Acting Director of the Division of Corporation Finance and Acting Chief Accountant together issued guidance regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “SEC Guidance”). Specifically, the SEC Guidance focused on certain settlement terms and provisions related to certain partial tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Guidance, Spartan re-evaluated the accounting treatment of its public warrants and private placement warrants, and concluded that the warrants should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.

Under this accounting treatment, Spartan is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in its operating results for the current period. As a result of the recurring fair value measurement of the public warrants and private placement warrants and any subsequent changes in fair value from a prior period, Spartan’s results of operations in its financial statements may fluctuate quarterly based on factors which are outside of its control. Due to this recurring fair value measurement, Spartan expects that it will recognize non-cash gains or losses on its warrants each reporting period and that the amount of such gains or losses could be material.

Failure to comply with anticorruption and anti-money laundering laws, including the FCPA, the European Directive (EU) 2015/849, the UK Bribery Act 2010 and similar laws associated with activities inside and outside of the United States and Europe, could subject Allego to penalties and other adverse consequences.

Allego is subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the UK Bribery Act, the European Directive (EU) 2015/849 and possibly other anti-bribery and anti-money laundering laws in countries in which it conducts activities. Allego is subject to regulations and as a result, interacts with foreign officials. In connection therewith, it faces significant risks if it fails to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person or securing any advantage. Any violation of the FCPA, other applicable anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, which could have a materially adverse effect on Allego’s reputation, business, operating results and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources, significant defense costs and other professional fees.

Failure to comply with laws relating to employment could subject Allego to penalties and other adverse consequences.

Allego is subject to various employment-related laws in the jurisdictions in which its employees are based. It faces risks if it fails to comply with applicable regional, federal or state wage laws. Any violation of applicable wage laws or other labor- or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations and damages or penalties which could have a materially adverse effect on Allego’s reputation, business, operating results and prospects. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs and other professional fees.

Existing and future environmental and health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact Allego’s financial results or results of operation.

Allego and its operations, as well as those of Allego’s contractors, suppliers and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation and disposal of wastes including electronic wastes and hardware, whether hazardous or not. These laws may require Allego or others in Allego’s value chain to obtain permits and comply with procedures that impose various restrictions and obligations that could materially affect Allego’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for Allego’s operations or on a timeline that meets Allego’s commercial obligations, it may adversely impact its business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on Allego’s business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste or batteries, could cause additional expenditures, restrictions and delays in connection with Allego’s operations, the extent of which cannot be predicted.

Further, Allego currently relies on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes. Any failure to properly handle or dispose of such wastes, regardless of whether such failure is Allego’s or its contractors, may result in liability under environmental laws pursuant to which liability may be imposed without regard to fault or degree of contribution for the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. Additionally, Allego may not be able to secure contracts with third parties to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Following the Closing, we will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2022. In the future, we would lose our foreign private issuer status if (i) more than 50% of our outstanding voting securities are owned by U.S. residents and (ii) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of NYSE. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange. These expenses will relate to, among other things, the obligation to present our financial information in accordance with U.S. GAAP in the future.

As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of NYSE, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to the NYSE requirements with respect to shareholder meeting quorums, shareholder approval and certain board, committee and director independence requirements. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following February 11, 2025, the fifth anniversary of our IPO, (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Ordinary Shares less attractive because we will rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our stock price may be more volatile.

Risks Related to Spartan and the Business Combination

Spartan is a company with little operating history, and you have no basis on which to evaluate its ability to successfully consummate the Business Combination.

Spartan is a company with limited operating history, formed for the purpose of completing an initial business combination. As such, you have no basis upon which to evaluate its ability to complete the Business Combination, and it may be unable to do so.

Past performance by members of Spartan’s management team may not be indicative of an ability to complete a business combination or of future performance of an investment in Allego.

Past acquisition and operational experience of Spartan’s management team and their affiliates is not a guarantee of Spartan’s ability to complete the Business Combination nor, if consummated, a guarantee that the intended benefits of the Business Combination will be achieved. No members of the Spartan management team are expected to continue as part of the Allego executive management team following the Business Combination. You should not rely on the historical record of Spartan’s management team or their affiliates’ performance as indicative of the future performance of Allego or of an investment in Allego Ordinary Shares.

Spartan’s assessment of the capabilities of Allego’s management to continue Allego’s growth transition may prove to be incorrect, which could negatively impact the value of the continuing investment of Spartan Stockholders.

The individuals who constitute Allego’s senior management team have limited experience managing a publicly traded company and limited experience complying with the increasingly complex regulatory environment pertaining to public companies. If Spartan’s assessment of the capabilities of Allego’s management to successfully execute upon Allego’s growth strategy, transition to management of a public company, and continue to attract qualified personnel proves to be incorrect, the operations and profitability of the post-combination business and the value of the continued investment of Spartan Stockholders may be negatively impacted.

Spartan’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how Spartan’s public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the blank check company’s public stockholders in connection with an initial business combination, Spartan’s founders have agreed to vote any shares of Spartan Class A Common Stock and Spartan Founders Stock held by them in favor of the Business Combination. As of the date hereof, Spartan’s initial stockholders own shares equal to approximately 20% of its issued and outstanding shares of Spartan Class A Common Stock and Spartan Founders Stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if the Sponsor and other holders of the Founder Shares agreed to vote any shares of Spartan Class A Common Stock and Spartan Founders Stock held by them in accordance with the majority of the votes cast by Spartan’s public stockholders.

The Sponsor, certain members of the Spartan Board and its officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination.

When considering the Spartan Board’s recommendation that the Spartan public stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that the Sponsor and

Spartan’s directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of its other stockholders. These interests include:

•	the fact that the Sponsor holds 9,360,000 private placement warrants that would expire worthless if an Initial Business Combination is not consummated;

•

the fact that the Sponsor and Spartan’s officers and directors have agreed not to redeem any of the shares of Spartan’s Common Stock held by them in connection with a stockholder vote to approve an Initial Business Combination;

•

the fact that the Sponsor paid an aggregate of $25,000 of expenses on Spartan’s behalf in exchange for 11,500,000 Founder Shares, including 100,000 Founder Shares that were subsequently issued to Spartan’s independent directors, and that Spartan subsequently effected a dividend of 2,300,000 Founder Shares to Sponsor, resulting in 13,800,000 Founder Shares outstanding;

•

if the Trust Account that holds proceeds (including interest not previously released to Spartan to pay its franchise and income taxes) from the IPO and a concurrent private placement of private placement warrants to the Sponsor is liquidated, including if Spartan is unable to complete a business combination by the Deadline Date, the Sponsor has agreed to indemnify Spartan to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Spartan’s independent public accountants) for services rendered or products sold to Spartan or (b) a prospective target business with which Spartan has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that Spartan’s independent directors own an aggregate of 100,000 Founder Shares that were issued to them by the Sponsor, which, if unrestricted and freely tradeable would be valued at approximately $989,000, based on the closing price of the Spartan Class A Common Stock of $9.89 per share on September 29, 2021;

•

the fact that the Sponsor and Spartan’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Spartan’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•	the fact that the Sponsor and Spartan’s officers and directors will lose their entire investment in Spartan if Spartan does not complete an Initial Business Combination.

The Spartan Board was aware of and considered these interests, among other matters, in reaching the determination to approve the Business Combination and the Business Combination Agreement and in recommending that the holders of Spartan’s Common Stock vote to approve the Business Combination Proposal and adopt the Business Combination Agreement. For additional information please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of Sponsor and Spartan Directors and Officers.”

The Sponsor and Spartan’s independent directors hold a significant number of shares of its Common Stock and the Sponsor holds a significant number of its warrants. They will lose their entire investment in Spartan if it does not complete an Initial Business Combination.

The Sponsor and Spartan’s independent directors hold all of the Founder Shares, representing 20% of the total outstanding shares upon completion of the IPO. The Founder Shares will be worthless if Spartan does not complete an Initial Business Combination by the Deadline Date. In addition, the Sponsor holds an aggregate of 9,360,000 private placement warrants that will also be worthless if Spartan does not complete an Initial Business Combination by the Deadline Date.

The Founder Shares are identical to the shares of Spartan Class A Common Stock included in the units, except that (a) only holders of the Founder Shares have the right to vote on the appointment of directors prior to

Spartan’s Initial Business Combination, (b) the Founder Shares and the shares of Spartan Class A Common Stock into which the Founder Shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (c) the Sponsor, officers and directors have entered into the Letter Agreement with Spartan, pursuant to which they have agreed to waive (i) their Redemption Rights with respect to their Founder Shares and public shares owned in connection with the completion of an Initial Business Combination and (ii) their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Spartan fails to complete an Initial Business Combination by the Deadline Date (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Spartan fails to complete an Initial Business Combination by the Deadline Date) and (d) the Founder Shares will automatically convert into shares of Spartan Class A Common Stock at the time of an Initial Business Combination. Under the Charter, holders of Founder Shares have anti-dilution protection, but pursuant to the Charter they waived their right to anti-dilution of any Equity-linked Securities (as defined therein) issued in an Initial Business Combination.

The personal and financial interests of the Sponsor and Spartan’s officers and directors may influence their motivation in identifying, selecting and completing the Business Combination.

Spartan and/or Allego may waive one or more of the conditions to the Business Combination.

Spartan may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by the Charter, bylaws and applicable laws. For example, it is a condition to Spartan’s obligation to close the Business Combination that certain of Allego’s representations and warranties be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time (as defined therein). However, if the Spartan Board determines that it is in the best interests of Spartan to proceed with the Business Combination, then the Spartan Board may elect to waive that condition and close the Business Combination. Similarly, Allego could elect to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by its articles of association and applicable laws. For additional information, please see the subsection entitled “The Business Combination — Conditions to the Closing.”

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include, among other things: (a) approval by Spartan Stockholders, (b) approval of the Allego Ordinary Shares for listing on the NYSE, or another national securities exchange mutually agreed to by the parties to the Business Combination Agreement, as of the Closing Date, (c) the completion of any applicable information consultation or approval procedure under the Dutch Works Councils Act to consummate the Transactions in accordance with the Dutch Works Councils Act, (d) Spartan having at least $5,000,001 of net tangible assets following the exercise of redemption rights in accordance with the organizational documents of Spartan or Allego Ordinary Shares will not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act and (e) this Registration Statement having been declared effective by the SEC under the Securities Act. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or Spartan or Allego may elect to terminate the Business Combination Agreement in certain other circumstances. For additional information please see the subsections entitled “The Business Combination — Conditions to Closing” and “The Business Combination — Termination.”

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Lawsuits may be filed against Spartan or its directors and officers in connection with the Business Combination. Defending such lawsuits could require Spartan to incur significant costs and draw the attention of its management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect Allego’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the contemplated timeframe.

If Spartan is unable to complete an Initial Business Combination by the Deadline Date, its public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against Spartan that the Sponsor is unable to indemnify), and the Spartan Warrants will expire worthless.

If Spartan is unable to complete an Initial Business Combination by the Deadline Date, its public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against Spartan that the Sponsor is unable to indemnify), and the Spartan Warrants will expire worthless.

Spartan’s due diligence investigation of Allego and factors affecting its business may not surface all material issues, including issues or circumstances that could have a significant negative effect on Allego’s financial condition, results of operations and stock price, which could cause Spartan Stockholders to lose some or all of their continuing investment.

Spartan cannot guarantee that its extensive due diligence investigation of Allego has or will surface all issues that may be material to an investment in Allego. Allego is a private company that has not been exposed to significant public investor scrutiny, and information that may be relevant to the Business Combination is limited. In addition, factors affecting Allego’s business that are outside of the control of Allego and Spartan may later arise, and risks identified by Spartan may materialize in a manner or to an extent that diverges from Spartan’s expectations. Such factors may include those that would negatively impact Allego’s liquidity, or require that Allego write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reported losses. Charges of this nature could contribute to negative market perception about Allego or its securities and could cause Allego to violate net worth or other debt financing or similar covenants to which it may be subject. In such an event, the continued investment of Spartan Stockholders may be negatively impacted.

Even if Spartan consummates the Business Combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the Spartan Warrants is $11.50 per share of Spartan Class A Common Stock. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about Allego, its business or its market, or if they change their recommendations regarding the Ordinary Shares adversely, the price and trading volume of its Ordinary Shares could decline.

The trading market for the Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about Allego, its business, its market or its competitors. If any of the analysts who may cover Allego following the Business Combination change their recommendation regarding Allego’s stock adversely, or provide more favorable relative recommendations about its competitors, the price of Allego’s Ordinary Shares would likely decline. If any analyst who may cover Allego following the Business Combination were to cease its coverage or fail to regularly publish reports on Allego, it could reduce Allego’s visibility in the financial markets, which could cause its stock price or trading volume to decline.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.

Spartan is subject to laws and regulations enacted by national, regional and local governments. In particular, Spartan is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Spartan’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Spartan’s business, including its ability to negotiate and complete the Business Combination, and results of operations.

Spartan Warrants will automatically be converted into Assumed Warrants upon the completion of the Business Combination and Allego will continue to have the right to redeem the public warrants prior to their exercise, including at times that may be disadvantageous to holders of such securities.

Pursuant to the existing terms of the public warrants, Allego will have the right, following the automatic conversion of the public warrants into Assumed Warrants upon the completion of the Business Combination, to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of (i) $0.01 per Public Warrant, provided that the last reported sales price of Allego Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of common stock and equity-linked securities) for any 20 trading days within a 30 trading-day period commencing once the public warrants become exercisable and ending on the third trading day prior to the date on which Allego gives proper notice of such redemption and provided certain other conditions are met or (ii) (A) $0.10 per Public Warrant, provided that the last reported sales price of Allego Ordinary Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of common stock and equity-linked securities) on the trading day prior to the date on which notice of the redemption is given or (B) on a “cashless basis,” provided that the last reported sales price of Allego Ordinary Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of common stock and equity-linked securities), whereby the holder will receive a number of Allego Ordinary Shares based on the redemption date and pursuant to the terms of the Warrant Agreement. If and when the public warrants become redeemable, Allego may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of the outstanding public warrants could force the holders of such public warrants (i) to exercise their public warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their public warrants at the then-current market price when they might otherwise wish to hold their public warrants or (iii) to accept the nominal redemption price, which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of such warrants. None of Spartan’s private placement warrants will be redeemable by Allego so long as they are held by the Sponsor or its permitted transferees.

Spartan does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for it to complete the Business Combination even if a substantial majority of its stockholders do not agree.

Spartan’s Charter does not provide a specified maximum redemption threshold, except that in no event will Spartan redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that it is not subject to the SEC’s “penny stock” rules). As a result, Spartan may be able to complete the Business Combination even though a substantial majority of its public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, Spartan’s officers, directors, advisors or any of their respective affiliates. In the event the aggregate cash consideration Spartan would be required to pay for all shares of Spartan Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceeds the aggregate amount of cash available to Spartan, it will not complete the Business Combination or redeem any shares, all shares of Spartan Class A Common Stock submitted for redemption will be returned to the holders thereof, and Spartan instead may search for an alternate Business Combination.

Spartan Stockholders will have reduced ownership and voting interests after the consummation of the Business Combination and will exercise less influence over management.

Following the consummation of the Business Combination and the Private Placement, current public stockholders of Spartan public shares would own approximately 18% of Allego (assuming that no public stockholders elect to have their public shares redeemed). The position of current public stockholders will give them limited influence over management.

The Business Combination, Spartan and Allego may be materially adversely affected by the COVID-19 pandemic.

In addition to the risks described above under “Allego faces risks related to health pandemics, including the COVID-19 pandemic, which could have a material adverse effect on its business and results of operations,” Spartan’s ability to consummate the Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the outbreak of the COVID-19 pandemic or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit Spartan’s ability to have meetings with potential investors or affect the ability of Spartan’s and Allego’s personnel, contractors and capital providers to negotiate and consummate the Business Combination in a timely manner. The extent to which the COVID-19 pandemic impacts the Business Combination, Spartan or Allego will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 pandemic and new variants thereof, the administration of vaccines and the effectiveness thereof and the actions to contain the COVID-19 pandemic or treat its impact, among others. If the disruptions posed by the COVID-19 pandemic or other matters of global concern continue for an extensive period of time, Spartan’s ability to consummate the Business Combination may be materially adversely affected. Additionally, if the financial markets or the overall economy are impacted for an extended period, Spartan and Allego’s results of operations, financial position and cash flows may be materially adversely affected.

Spartan has and will continue to incur significant transaction costs in connection with the negotiation of the Business Combination Agreement and consummation of the Business Combination.

Spartan has incurred and expects to continue to incur significant, non-recurring costs in connection with the consummation of the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. If the Business Combination is not consummated, Spartan may not have sufficient funds to seek an alternative business combination and may be forced to voluntarily liquidate and subsequently dissolve.

Because certain of Spartan’s shares of Class A Common Stock and warrants currently trade as units consisting of one share of Spartan Class A Common Stock and one-fourth of one warrant, the units may be worth less than units of other blank check companies.

Each of Spartan’s units contains one-fourth of one warrant. Pursuant to Spartan’s warrant agreement, no fractional warrants will be issued upon separation of the units, and only whole warrants will trade. This is different from certain other blank check companies similar to Spartan whose units include one share of common stock and one warrant to purchase one whole share. Spartan has established the components of the units in this way in order to reduce the dilutive effect of the warrants upon completion of an Initial Business Combination since the warrants will be exercisable in the aggregate for one-fourth of the number of shares compared to units that each contain a whole warrant to purchase one share.

The Spartan Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

The Spartan Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Spartan’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Spartan’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the Spartan Board in valuing Allego and assuming the risk that the Spartan Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact Spartan’s ability to consummate the Business Combination.

Following the Business Combination, the Allego Ordinary Shares will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of the Allego Ordinary Shares to drop significantly, even if Allego’s business is doing well.

Sales of a substantial number of Allego Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Allego Ordinary Shares. Pursuant to the terms of the Letter Agreement Amendment entered into in connection with the execution of the Business Combination Agreement, each Insider party thereto agreed, effective as of the Closing and subject to certain exceptions, to modify the lock-up restrictions set forth in the Existing Letter Agreement such that such Insider will agree not to Transfer (as defined in the Letter Agreement Amendment) any Allego Ordinary Shares issued to such Insider in respect of any shares of Spartan Class A Common Stock that may be received by such Insider at the Closing upon conversion of the Spartan Founders Stock pursuant to the Business Combination Agreement until (i) six months after the Closing or (ii) earlier if (a) the last reported sale price of Allego Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within a 30-day trading period commencing at least 120 days after the Closing Date, (b) Allego consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all Allego’s stockholders having the right to exchange their shares of Allego Ordinary Shares for cash, securities, or other property or (c) the Allego Board determines that the earlier termination of such restrictions is appropriate. Under the Letter Agreement Amendment, each Insider also agreed, effective as of the Closing and subject to certain exceptions, to modified transfer restrictions prohibiting the Transfer of any Assumed Warrants, and any Allego Ordinary Shares underlying any Assumed Warrants, until 30 days after the Closing Date.

Furthermore, pursuant to the Registration Rights Agreement, each of Madeleine and E8 Investor will agree to the following lock-up restrictions:

•

Madeleine will agree, subject to certain exceptions or with the consent of the Allego Board, not to Transfer (as defined in the Registration Rights Agreement) securities received by it pursuant to the Business Combination Agreement until the date that is 180 days after the Closing or earlier if, subsequent to the Closing, (A) the last sale price of the Allego Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 120 days after the Closing or (B) Allego consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Allego’s stockholders having the right to exchange their Allego Ordinary Shares for cash, securities or other property.

•

E8 Investor will agree, subject to certain exceptions, not to Transfer (as defined in the Registration Rights Agreement) securities received by it in the E8 Part B Share Issuance until the date that is 18 months after the Closing or earlier if, subsequent to the Closing, Allego consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Allego’s stockholders having the right to exchange their Allego Ordinary Shares for cash, securities or other property.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the Allego Ordinary Shares may decline following the Business Combination.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Allego Ordinary Shares may decline following the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the Allego Ordinary Shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, trading in the shares of Spartan Class A Common Stock has not been active. Accordingly, the valuation ascribed to the Allego Ordinary Shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for Allego’s securities develops and continues, the trading price of the Allego Ordinary Shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, many of which will be beyond Allego’s control. Any of the factors listed below could have a material adverse effect on your investment in Allego’s securities and its securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Allego’s securities may not recover and may experience a further decline.

Factors affecting the trading price of Allego’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to Allego;

•	changes in the market’s expectations about its operating results;

•	success of competitors;

•	operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning Allego or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to Allego;

•	the ability to market new and enhanced products and technologies on a timely basis;

•	changes in laws and regulations affecting Allego’s business;

•	the ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving Allego;

•	changes in Allego’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Allego Ordinary Shares available for public sale;

•	any major change in the board of directors of Allego or its management;

•	sales of substantial amounts of Allego Ordinary Shares by Allego’s directors, executive officers, employees or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Allego’s securities irrespective of Allego’s operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Allego’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Allego following the Business Combination could depress the trading price of Allego’s securities regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Allego’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

The grant and future exercise of registration rights may adversely affect the market price of Allego Ordinary Shares upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement to be entered into by Allego, the Sponsor, Madeleine, E8 Investor and certain other holders of Allego Ordinary Shares (collectively, the “Registration Rights Holders”) in connection with the Business Combination, and which is described elsewhere in this proxy statement/prospectus, Registration Rights Holders that hold registrable securities having an aggregate value of at least $50 million can demand that Allego register their registrable securities under certain circumstances, and each Registration Rights Holder will also have piggyback registration rights for these securities in connection with certain registrations of securities that Allego undertakes. In addition, following the consummation of the Business Combination, Allego is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of Allego. The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Allego Ordinary Shares post-Business Combination.

The Sponsor and Spartan’s directors, officers, advisors or any of their respective affiliates may elect to purchase public shares from public stockholders, which may influence the vote on the Business Combination and reduce the public “float” of the Spartan Class A Common Stock.

The Sponsor and Spartan’s directors, officers, advisors or any of their respective affiliates may purchase public shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although none are under any obligation to do so. There is no limit on the number of public shares the Sponsor or the directors, officers, advisors of Spartan or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, the Sponsor and Spartan’s directors, officers, advisors and their respective affiliates have not consummated any such purchases or acquisitions, have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of the Sponsor or Spartan’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor or Spartan’s directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination and the other proposals for which stockholder approval is required in connection therewith or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of Spartan’s public shares of Spartan Class A Common Stock may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of Spartan Class A Common Stock may be reduced and the number of beneficial holders of Spartan’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Spartan’s securities on a national securities exchange.

If third parties bring claims against Spartan, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Placing funds in the Trust Account may not protect those funds from third-party claims against Spartan. Although Spartan has and will continue to seek to have all vendors, service providers (other than its independent public accountants), prospective target businesses and other entities with which it does business execute agreements with Spartan before the Initial Business Combination waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Spartan’s public stockholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Spartan’s assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third party refuses to execute such an agreement in the future, Spartan’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Spartan than any alternative. Making such a request of potential target businesses may make Spartan’s acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that Spartan might pursue.

Examples of possible instances where Spartan may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Spartan and will not seek recourse against the Trust Account for any reason. Upon redemption of Spartan’s public shares, if it is unable to complete an Initial Business Combination by the Deadline Date, or upon the exercise of a redemption right in connection with an Initial Business Combination, Spartan will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. The Sponsor has agreed that it will be liable to Spartan if and to the extent any claims by a third party for services rendered (other than Spartan’s independent public accountants) or products sold to Spartan, or a prospective target business with which Spartan has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per public share and (b) the actual amount per public share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to Spartan to pay its franchise and income taxes, less franchise and income taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed an agreement waiving claims against and all rights to seek access to the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Spartan’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, Spartan has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. Spartan believes that the Sponsor’s only assets are securities of Spartan. Therefore, Spartan cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an Initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, Spartan may not be able to complete an Initial Business Combination. None of Spartan’s officers or directors will indemnify Spartan for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Spartan’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account.

In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.00 per public share and (b) the actual amount per public share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to Spartan to pay its franchise and income taxes, less franchise and income taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Spartan’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While we currently expect that Spartan’s independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Spartan, it is possible that Spartan’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If Spartan’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account may be reduced below $10.00 per share.

Spartan may not have sufficient funds to satisfy indemnification claims of its directors and officers.

Spartan has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Spartan’s officers and directors have agreed, and any persons who may become officers or directors prior to an Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Spartan only if (a) it has sufficient funds outside of the Trust Account or (b) it consummates an Initial Business Combination. Spartan’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Spartan’s officers and directors, even though such an action, if successful, might otherwise benefit Spartan and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Spartan pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, after Spartan distributes the proceeds in the Trust Account to its public stockholders, Spartan files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Spartan Board may be viewed as having breached their fiduciary duties to Spartan’s creditors, thereby exposing Spartan and the members of the Spartan Board to claims of punitive damages.

If, after Spartan distributes the proceeds in the Trust Account to its public stockholders, Spartan files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Spartan Stockholders. In addition, the Spartan Board may be viewed as having breached its fiduciary duty to Spartan’s creditors and/or having acted in bad faith, thereby exposing itself and Spartan to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to Spartan’s public stockholders, Spartan files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Spartan Stockholders and the per-share amount that would otherwise be received by Spartan Stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Spartan’s public stockholders, Spartan files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Spartan’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Spartan Stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Spartan Stockholders in connection with our liquidation may be reduced.

Madeleine will own a significant amount of Allego’s voting stock and its interests may conflict with those of other stockholders.

Following the consummation of the Business Combination, Madeleine will own 59.21% of Allego’s voting stock (assuming that no public stockholders elect to have their public shares redeemed). As a result, Madeleine may be able to substantially influence matters requiring stockholder or board approval, including the election of directors, approval of any potential acquisition of Allego, changes to its organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of Allego’s securities will be able to affect the way Allego is managed or the direction of its business. The interests of Madeleine with respect to matters potentially or actually involving or affecting Allego, such as future acquisitions, financings and other corporate opportunities and attempts to acquire Allego may conflict with the interests of other stockholders.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Spartan Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The Adjournment Proposal seeks approval to adjourn the special meeting to a later date or dates if, at the special meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination. If the Adjournment Proposal is not approved, the Spartan Board will not have the ability to adjourn the special meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such event, the Business Combination would not be completed.

If the Spartan Merger does not qualify as a “reorganization” under Section 368(a) of the Code and/or, taking into account the Share Contribution and Private Placement, does not qualify as a transaction described in Section 351 of the Code, or results in gain recognition to holders of Spartan Class A Common Stock or Spartan Warrants pursuant to Section 367(a) of the Code, Spartan Stockholders and/or Spartan warrant holders may be required to pay substantial U.S. federal income taxes.

It is intended that the Spartan Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and the Spartan Merger, taking into account the Share Contribution and Private Placement, qualify as a transaction described in Section 351 of the Code. Although Vinson & Elkins LLP, Spartan’s U.S. tax counsel, is currently of the opinion that the Spartan Merger more likely than not qualifies as a reorganization within the meaning of Section 368(a) of the Code and the Spartan Merger, taking into account the Share Contribution and Private Placement, more likely than not qualifies as a transaction described in Section 351 of the Code (including that it is not excluded from the application of such provisions pursuant to Section 367 of the Code), and Allego and Spartan currently expect to file tax returns consistent with this intended tax treatment, this tax treatment is not free from doubt. There is significant uncertainty as to whether the exchange of Spartan Class A Common Stock and Spartan Warrants for Allego Ordinary Shares and Assumed Warrants in the Spartan Merger would be treated as a taxable exchange, and as a result, there is significant risk that you could be subject to tax in respect of the Business Combination. Among other considerations, the IRS has indicated that the application of the continuity of business enterprise requirement, a requirement to qualify as a reorganization within the meaning of Section 368(a) of the Code, in circumstances similar to the Business Combination is currently under consideration, and there can be no assurance as to whether the IRS will come to a favorable conclusion on this point. No assurance can be given that your tax advisor will agree with our intended tax treatment or that the IRS would not assert, or that a court would not sustain, a contrary position. Further, the application of such rules must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts, law, and other circumstances (including the extent to which Spartan Stockholders elect to redeem their shares of Spartan Class A Common Stock).

If the Spartan Merger were not a “reorganization” within the meaning of Section 368(a) of the Code (including by reason of Section 367 of the Code) but, taking into account the Share Contribution and Private Placement, were to qualify as a transaction described in Section 351 of the Code:

•	a holder of Spartan Class A Common Stock that only exchanges shares of common stock for Allego Ordinary Shares generally would not recognize gain or loss;

•

a holder of Spartan Warrants that only exchanges such warrants for Assumed Warrants would recognize gain or loss upon such exchange equal to the difference between the fair market value of the Assumed Warrants received and such holder’s adjusted tax basis in its Spartan Warrants; and

•

a holder of both Spartan Class A Common Stock and Spartan Warrants that exchanges both shares of common stock and warrants would generally recognize gain (but not loss) with respect to each share of Spartan Class A Common Stock and warrant held immediately prior to the Spartan Merger in an amount equal to the lesser of (i) the excess (if any) of the fair market value of the Allego Ordinary Shares and Assumed Warrants deemed received in exchange for each such Spartan share or warrant, over such U.S. holder’s tax basis in the Spartan share or warrant exchanged therefor or (ii) the fair market value of the warrants to acquire Allego Ordinary Shares deemed received in exchange for each such Spartan share or warrant.

If the Spartan Merger were not a “reorganization” within the meaning of Section 368(a) of the Code and did not qualify as a transaction described in Section 351 of the Code, a holder of Spartan Class A Common Stock or Spartan Warrants would generally recognize taxable gain (or in some circumstances loss) upon the exchange of such Spartan Class A Common Stock or Spartan Warrants for Allego Ordinary Shares or Assumed Warrants pursuant to the Spartan Merger. If the Spartan Merger is excluded from nonrecognition treatment pursuant to Section 367(a) of the Code, a relevant holder of Spartan Class A Common Stock or Spartan Warrants would generally recognize taxable gain, but not loss, upon the exchange of Spartan Class A Common Stock or Spartan Warrants for Allego Ordinary Shares or Assumed Warrants pursuant to the Spartan Merger.

For more information about the tax considerations with respect to such matters, see the section entitled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations with Respect to the Spartan Merger for Holders of Spartan Class A Common Stock and Spartan Warrants.”

Whether a redemption of Spartan Class A Common Stock will be treated as a sale of such Spartan Class A Common Stock for U.S. federal income tax purposes will depend on a stockholder’s specific facts.

The U.S. federal income tax treatment of a redemption of Spartan Class A Common Stock by a stockholder will depend on whether the redemption qualifies as a sale of such Spartan Class A Common Stock under Section 302(a) of the Code, which will depend largely on the total number of shares of Spartan Class A Common Stock (including any shares of stock constructively owned by the holder as a result of owning Spartan private placement warrants or Spartan public warrants or otherwise) such stockholder is treated as holding relative to all shares of Spartan Common Stock outstanding both before and after the redemption. If such redemption is not treated as a sale of Spartan Class A Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution of cash from Spartan. For more information about the U.S. federal income tax treatment of the redemption of Spartan Class A Common Stock, see the section below entitled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of Spartan Class A Common Stock.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. The Company’s forward-looking statements include, but are not limited to, statements regarding the Company or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward- looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to consummate the Business Combination;

•	the expected benefits of the Business Combination;

•	our financial performance following the Business Combination;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, margins, cash flows, prospects and plans;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•	expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/ prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the Proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Transaction Agreements;

•	the outcome of any legal proceedings that may be instituted against Spartan following announcement of the proposed Business Combination and transactions contemplated thereby;

•	the inability to complete the Business Combination due to the failure to obtain approval of the Spartan Stockholders or to satisfy other conditions to the Closing in the Transaction Agreements;

•	the ability to obtain or maintain the listing of the Allego Ordinary Shares on NYSE following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the transactions described herein;

•

the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on the Company’s business;

•	the possibility that Spartan or the Company may be adversely affected by other economic, business, and/or competitive factors;

•	the inability to obtain or maintain the listing of the Allego Ordinary Shares on the NYSE following the Business Combination; and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

SPECIAL MEETING OF SPARTAN STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by the Spartan Board for use at the special meeting of stockholders to be held on                 , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about                 , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

All stockholders as of the record date, or their duly appointed proxies, may attend the special meeting, which will be a completely virtual meeting. There will be no physical meeting locations and the special meeting will only be conducted via live webcast. Stockholders may attend the special meeting online, including to vote and submit questions, at the following address: https://www.cstproxy.com/spartanspaciii/2021.

We are utilizing a virtual stockholder meeting format for the special meeting in light of the health risks associated with the COVID-19 pandemic. Our virtual stockholder meeting format uses technology designed to increase stockholder access, save Spartan and our stockholders time and money and provide our stockholders rights and opportunities to participate in the virtual special meeting similar to those they would have at an in-person special meeting, at no cost. In addition to online attendance, we will provide stockholders with an opportunity to hear all portions of the official special meeting as conducted by the Spartan Board, submit written questions and comments during the special meeting and vote online during the open poll portion of the special meeting. We welcome your suggestions on how we can make our virtual special meeting more effective and efficient.

Stockholders will have multiple opportunities to submit questions to Spartan for the special meeting. Stockholders who wish to submit a question in advance may do so by pre-registering and then selecting the chat box link. Stockholders also may submit questions live during the meeting. Questions pertinent to special meeting matters may be recognized and answered during the special meeting in our discretion, subject to time constraints. We reserve the right to edit or reject questions that are inappropriate for special meeting matters. In addition, we will offer live technical support for all stockholders attending the special meeting.

To attend online and participate in the special meeting, stockholders of record will need to visit https://www.cstproxy.com/spartanspaciii/2021 and enter the 12 digit control number provided on your proxy card, regardless of whether you pre-registered.

Date, Time and Place

The special meeting will be held at             , Eastern Time, on                 , 2021, via live webcast at https://www.cstproxy.com/spartanspaciii/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Purpose of the Special Meeting

Stockholders will vote on the following proposals at the special meeting.

•

The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt (i) the Business Combination Agreement pursuant to which, among other things, Merger Sub will merge with and into Spartan, with Spartan surviving the merger and the shareholders of Allego Holding will contribute and transfer all of their shares in Allego Holding to Allego in exchange for Allego Ordinary Shares and (ii) the transactions contemplated thereby (Proposal No. 1).

•

The Governance Proposal — To consider and vote upon, on a non-binding advisory basis, a proposal to approve the governance provisions contained in the Allego Articles that materially affect Allego shareholder rights (Proposal No. 2).

•

The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (Proposal No. 3).

These proposals are described more fully in this proxy statement/prospectus. Please give your careful attention to all of the information in this proxy statement/prospectus.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the virtual special meeting if you owned shares of our common stock, i.e., Spartan Class A Common Stock or Spartan Founders Stock, at the close of business on                 , 2021, which is the record date for the special meeting. You are entitled to one vote for each share of our Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 69,000,000 shares of Spartan Class A Common Stock and Spartan Founders Stock outstanding in the aggregate, of which 55,200,000 were public shares and 13,800,000 were Founder Shares held by the initial stockholders.

Vote of our Sponsor and the Directors and Officers of Spartan

Our Sponsor, directors and officers have agreed to vote any shares of Spartan Class A Common Stock and Spartan Founders Stock held by them in favor of the Business Combination Proposal.

Our Sponsor, directors and officers have waived any Redemption Rights, including with respect to shares of Spartan Class A Common Stock purchased in our IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares held by our Sponsor and our independent directors have no Redemption Rights upon our liquidation and will be worthless if an Initial Business Combination is not effected by us by the Deadline Date. However, our Sponsor, directors and officers are entitled to Redemption Rights upon our liquidation with respect to any shares of Spartan Class A Common Stock they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of shares of outstanding Common Stock of Spartan representing a majority of the voting power of all outstanding shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote thereat attend virtually or are represented by proxy at the special meeting. In the absence of a quorum, the chairman of the meeting has the power to adjourn the special meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.

The approval of the Governance Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. The approval of the Business Combination Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting will have no effect on the outcome of any vote on the Governance Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Closing is conditioned on the approval of the Business Combination Proposal at the special meeting. Approval of the Business Combination Proposal is not conditioned on the approval of any other Proposal at the special meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to Spartan Stockholders

After careful consideration, the Spartan Board unanimously recommends that our stockholders vote “FOR” each Proposal being submitted to a vote of the stockholders at the special meeting.

For a more complete description of our reasons for the approval of the Business Combination and the recommendation of the Spartan Board, see the subsections entitled “The Business Combination — The Spartan Board’s Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of Spartan Class A Common Stock and each share of Spartan Founders Stock that you own in your name entitles you to one vote on each of the Proposals for the special meeting. Your one or more proxy cards show the number of shares of Spartan Class A Common Stock and Spartan Founders Stock that you own. There are several ways to vote your shares of Spartan Class A Common Stock and Spartan Founders Stock:

•

You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Spartan Class A Common Stock or Spartan Founders Stock will be voted “FOR” the Business Combination Proposal, “FOR” the Governance Proposal and “FOR” the Adjournment Proposal.

•

You can attend the special meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of Spartan Class A Common Stock or Spartan Founders Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Spartan Class A Common Stock or Spartan Founders Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our secretary, in writing, before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting virtually, revoke your proxy and vote online, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal, the Governance Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares or Warrants

If you have any questions about how to vote or direct a vote in respect of your shares of Spartan Class A Common Stock or Spartan Founders Stock, you may call Morrow Sodali at (800) 662-5200.

Redemption Rights

Under the Charter and Spartan Bylaws, in connection with an Initial Business Combination, any holders of Spartan Class A Common Stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our franchise and income taxes). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2021 of approximately $552.0 million, the estimated per share redemption price would have been $10.00.

In order to exercise your Redemption Rights, you must:

•

if you hold your shares of Spartan Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your Redemption Rights with respect to the public shares;

•

certify to Spartan whether you are acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Spartan Class A Common Stock;

•

prior to 5:00 p.m., Eastern time, on                 , 2021 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company ( the “Transfer Agent”) to the attention of Mark Zimkind; and

•

deliver your shares of Spartan Class A Common Stock either physically or electronically through DTC to the Transfer Agent at least two business days before the special meeting. Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Spartan Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the Transfer Agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed above.

Holders of outstanding units of Spartan must separate the underlying public shares and public warrants prior to exercising Redemption Rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer &

Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your Redemption Rights with respect to the public shares following the separation of such public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your Redemption Rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your Redemption Rights.

Prior to exercising Redemption Rights, stockholders should verify the market price of Spartan Class A Common Stock as they may receive higher proceeds from the sale of their Spartan Class A Common Stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Spartan Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Spartan Class A Common Stock when you wish to sell your shares.

If you exercise your Redemption Rights, your shares of Spartan Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our franchise and income taxes). You will no longer own those shares and will have no right to participate in, or have any interest in, our future growth following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an Initial Business Combination by the Deadline Date, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

There are no appraisal rights available to holders of Spartan Common Stock in connection with the Business Combination.

Proxy Solicitation Costs

We are soliciting proxies on behalf of the Spartan Board. This solicitation is being made by mail but also may be made by telephone or in person. Spartan and its directors, officers and employees may also solicit proxies in person. We will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Spartan will bear the cost of the solicitation.

We have engaged Morrow Sodali to assist in the proxy solicitation process. We will pay that firm a fee of $35,000.00, plus disbursements. We will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement and the transactions contemplated thereby, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual state of facts about the respective parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

For purposes of this section, Athena Pubco B.V. is referred to as “Allego” and Allego Holding B.V. is referred to as “Allego Holding”.

General: Structure of the Business Combination

Organizational Structure

Spartan

The following simplified diagram illustrates the ownership structure of Spartan immediately prior to the consummation of the Business Combination:

Allego

The following simplified diagram illustrates the ownership structure of Allego immediately prior to the consummation of the Business Combination:

The following simplified diagram illustrates the ownership structure of Allego immediately following the consummation of the Business Combination:

On July 28, 2021, Spartan, Allego, Allego Holding, Merger Sub, Madeleine, and, solely with respect to the sections specified therein, E8 Investor, entered into the Business Combination Agreement.

Pursuant to the Business Combination Agreement, at the Closing, among other things:

•

In the event that the holders of more than 15% of the outstanding shares of Spartan Class A Common Stock validly exercise their Redemption Rights under the Charter with respect to such shares, Allego Holding will issue to E8 Investor the E8 Part A Share Issuance;

•

Allego Holding may issue to E8 Investor, upon E8 Investor’s election, Allego Holding Shares for nominal consideration, such that, after giving effect to such issuance and the consummation of the E8 Part A Share Issuance, if applicable, the Share Contribution, the Private Placement and the Spartan Merger, such Allego Holding Shares would represent not more than 15% of the Allego Ordinary Shares;

•

immediately following the E8 Share Issuance (if necessary), each of Madeleine and, in the event the E8 Part A Issuance or E8 Part B Issuance occurs, E8 Investor, will contribute to Allego all of the issued and outstanding Allego Holding Shares held by it, in exchange for the a number of Allego Ordinary Shares, in the aggregate, equal to the quotient determined by dividing (i) the Company Valuation by (ii) $10.00, which Allego Ordinary Shares will be issued to E8 Investor and Madeleine in proportion to the relative number of Allego Holding Shares so contributed by each;

•	each share of Spartan Founders Stock will convert into one share of Spartan Class A Common Stock on a one-for-one basis;

•

Spartan investors will obtain ownership interests in Allego through a reverse triangular merger, whereby at the Effective Time, Merger Sub, a wholly owned subsidiary of Allego, will merge with and into Spartan, with Spartan surviving the merger as the Surviving Corporation;

•	Allego will be converted into a Dutch public limited liability company (naamloze vennootschap) and its articles of association will be amended; and

•	Subscribers (as defined below) will subscribe for, and Allego will issue to such Subscribers, Allego Ordinary Shares in the Private Placement (as defined below).

Consideration in the Business Combination

At the Effective Time, as a result of the Spartan Merger:

•	all shares of Spartan Common Stock held in the treasury of Spartan will be automatically cancelled for no consideration;

•

each share of Spartan Common Stock issued and outstanding immediately prior to the Effective Time (other than Redemption Shares will be cancelled, converted into and exchanged for the Per Share Merger Consideration;

•

each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation;

•

Allego will assume that certain warrant agreement dated February 8, 2021 by and between Spartan and Continental Stock Transfer & Trust Company, and enter into such amendments thereto as may be necessary such that each of the Spartan Warrants will automatically be converted an Assumed Warrant, which Assumed Warrants will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Spartan Warrant immediately prior to the Effective Time; and

•

the Redemption Shares will not be converted into and become a share of the Surviving Corporation, and will not entitle the holder to receive the Per Share Merger Consideration, and, at the Effective Time, will instead be converted into the right to receive a cash amount from the Surviving Corporation calculated in accordance with such Spartan stockholder’s Redemption Rights.

Representations and Warranties

Under the Business Combination Agreement, Allego Holding made customary representations and warranties relating to: organization and qualification, subsidiaries, organizational documents, capitalization, authority relative to the Business Combination Agreement, no conflict, required filings and consents, permits, compliance, financial statements, absence of certain changes or events, absence of litigation, employee benefit plans, labor and employment matters, real property, title to assets, intellectual property, taxes, environmental matters, material contracts, insurance, board approval, vote required, certain business practices, interested party transactions, the Exchange Act, brokers, sexual harassment and misconduct, products liability, COVID-19 relief, no prior operations, accredited investors and exclusivity of representations and warranties.

Under the Business Combination Agreement, Spartan made customary representations and warranties relating to: corporate organization, organizational documents, capitalization, authority relative to the Business Combination Agreement, no conflict, required filings and consents, compliance, SEC filings, financial statements, the Sarbanes-Oxley Act, business activities, absence of certain changes or events, absence of litigation, board approval, vote required, brokers, Spartan’s trust fund, employees, taxes, registration and listing, interested party transactions, the Investment Company Act of 1940 (as amended) and Spartan’s investigation and reliance.

No Survival

The representations, warranties, covenants, obligations or other agreements of Spartan and Allego Holding contained in the Business Combination Agreement or any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations or other agreements, will terminate upon the occurrence of the Closing, and only the covenants and agreements that by their terms survive the Closing and certain representations and warranties and miscellaneous provisions of the Business Combination Agreement will survive the Closing.

Closing

The Closing is expected to take place as promptly as practicable, but in no event later than three (3) business days following the satisfaction or, if permissible, waiver of all of the conditions to closing.

Conduct of Business Pending the Closing

The Company Parties agreed that, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, except as (i) expressly contemplated by any other provision of the Business Combination Agreement or any ancillary agreement thereto (including entering into various Subscription Agreements and consummating the Private Placement), (ii) as set forth in the Allego Holding Disclosure Schedule to the Business Combination Agreement, and (iii) as required by applicable Law, unless Spartan otherwise consents in writing (which consent will not be unreasonably conditioned, withheld or delayed):

•

Allego Holding will use reasonable best efforts to, and will cause its subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken due to any COVID-19 Measure will be deemed to be in the ordinary course of business); and

•

Allego Holding will use its reasonable best efforts to preserve substantially intact the business organization of Allego Holding and its subsidiaries, to keep available the services of the current officers, key employees and consultants of Allego Holding and its subsidiaries and to preserve the current relationships of Allego Holding and its subsidiaries with customers, suppliers and other persons with which Allego Holding or any of its subsidiaries has significant business relations.

By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of the Business Combination Agreement or any ancillary agreement thereto (including entering into various Subscription Agreements and consummating the Private Placement), (ii) as set forth in the corresponding subsection of the Allego Disclosure Schedule, and (iii) as required by applicable law, Allego, Allego Holding and Merger Sub will not, and shall cause each subsidiary of Allego Holding not to, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, directly or indirectly, do any of the following without the prior written consent of Spartan (which consent will not be unreasonably conditioned, withheld or delayed):

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Allego Holding or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Allego Holding or any of its subsidiaries, or (B) any material assets of Allego Holding or any of its subsidiary;

•

form any subsidiary (other than any wholly-owned subsidiary formed in the ordinary course of business) or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Allego Holding or any of its subsidiaries;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock other than any dividends or other distributions between any subsidiary of Allego Holding and Allego Holding or any other subsidiary of Allego Holding;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

•

(A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $500,000 individually or $1,000,000 in the aggregate; or (B) incur any indebtedness for borrowed money having a principal or stated amount in excess of $1,000,000, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances in excess of $500,000 individually or $1,000,000 in the aggregate, or intentionally grant any security interest in any of its assets;

•

(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, worker or consultant, (B) enter into any new (except as permitted under clause (E)), or amend any existing, employment, retention, bonus, change in control, severance, redundancy, or termination agreement with any current or former director, officer, employee, worker, or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, worker, or consultant, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees; (E) hire any new employees or workers unless such employees are hired with (I) total direct compensation below $200,000 on an annualized basis, and (II) employment terms that permit(s) termination of employment: (x) upon a period of notice no greater than the minimum period under applicable law, and (y) without severance or other payment or penalty obligations of Allego Holding or any Allego Holding subsidiary except to the extent required by applicable law; or (F) transfer any employee or terminate the employment or service of any employee other than any such termination for cause; except that Allego Holding may (1) take action as required under Allego Holding’s employee benefit plan or other employment or consulting agreement in effect on the date of the Business Combination Agreement, (2) change the title of its employees in the ordinary course of business consistent with past practice and (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of the Business Combination Agreement);

•

adopt, amend and/or terminate any material employee benefit plan except as may be required by applicable law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

•	Allego Holding shall not materially amend any accounting policies other than in the ordinary course of business, or as required by Dutch GAAP;

•

other than in the ordinary course of business, (A) amend any material tax return that would have the effect of materially increasing the tax liability or materially reducing any tax asset of Allego Holding or any Allego Holding subsidiary, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any material tax audit, assessment, tax claim or other controversy relating to taxes;

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(A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Allego Holding’s or any Allego Holding subsidiary’s material rights thereunder, in each case in a manner that is adverse to Allego Holding or any Allego Holding subsidiary, taken as a whole, except in the ordinary course of business or (B) enter into any contract or agreement as described in certain sections of the Business Combination Agreement, subject to certain exceptions;

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enter into any contract, agreement or arrangement that obligates Allego Holding or any Allego Holding subsidiary to develop for a third party any intellectual property related to the business of Allego Holding or Allego Holding’s products and services, other than in the ordinary course of business;

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intentionally permit any material item of intellectual property rights owned by Allego Holding to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings or recordings, or fail to pay all required fees and taxes required to maintain and protect its interest in any material item of intellectual property rights owned by Allego Holding;

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waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate;

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fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Allego Holding permit that is material to the conduct of the business of Allego Holding and the subsidiaries of Allego Holding, taken as a whole; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Spartan agreed that, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement thereto and except as required by applicable law (including as may be requested or compelled by any governmental authority), Spartan agreed that from the date of the Business Combination Agreement until the earlier of the termination of the Business Combination Agreement and the Effective Time, unless Allego Holding otherwise consents in writing (which consent will not be unreasonably withheld, delayed or conditioned), Spartan will use reasonable best efforts to conduct its business in the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken due to any COVID-19 measure shall be deemed to be in the ordinary course of business). By way of amplification and not limitation, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement thereto and as required by applicable Law (including as may be requested or compelled by any governmental authority), neither Spartan nor Merger Sub shall, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business combination Agreement, directly or indirectly, do any of the following without the prior written consent of Allego Holding, which consent will not be unreasonably withheld, delayed or conditioned:

•	amend or otherwise change Spartan’s organizational documents or form any subsidiary of Spartan;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to Spartan’s organizational documents;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Spartan Common Stock or Spartan Warrants except for redemptions from the Trust Fund and conversions of the Spartan Founders Stock that are required pursuant to Spartan’s organizational documents;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Spartan or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Spartan or Merger Sub, except in connection with conversion of the Spartan Founders Stock pursuant to Spartan’s organizational documents and in connection with a loan from the Sponsor or an affiliate thereof or certain of Spartan’s officers and directors to finance Spartan’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement;

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acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

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incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Spartan, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of Spartan’s officers and directors to finance Spartan’s transaction costs in connection with the transactions contemplated hereby;

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make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

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other than in the ordinary course of business, (A) amend any material tax return that would have the effect of materially increasing the tax liability or materially reducing any tax asset of Spartan, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any material tax audit, assessment, tax claim or other controversy relating to taxes;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Spartan;

•	amend the Trust Agreement or any other agreement related to the Trust Account; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Allego Holding are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representation and warranty has occurred. Pursuant to the Business Combination Agreement, an Allego Holding “Material Adverse Effect” (which is referred to in the Business Combination Agreement as a “Company Material Adverse Effect” and is referred to in this proxy statement/prospectus as an “Allego Material Adverse Effect”) means, any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Allego Holding and the subsidiaries of Allego Holding taken as a whole or (ii) would prevent the consummation of the Spartan Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Allego Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law or Dutch GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Allego Holding and the Allego Holding subsidiaries operate, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events (including, each such case, any escalation or general worsening thereof); (e) any actions taken or not taken by Allego Holding or the Allego Holding subsidiaries as required by the Business Combination agreement or any ancillary agreement thereto; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Spartan Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (f) will not apply to references to “Allego Material Adverse Effect” in the representations and warranties made in respect of no conflicts and required filings and consents and, to the extent related thereto, the applicable closing condition of Spartan; (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) will not prevent a determination that any Effect underlying such failure has resulted in an Allego Material Adverse Effect (to the extent such Effect is not otherwise expressly excluded from this definition of Allego Material Adverse Effect); (h) any epidemic, pandemic or disease outbreak (including COVID-19) or any law, directive, pronouncement or guideline issued by a governmental authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, directive, pronouncement or guideline or interpretation thereof; or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which Spartan has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (a) through (d) and clause (h), to the extent that Allego Holding and the Allego Holding subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Allego Holding and the Allego Holding subsidiaries operate.

Under the Business Combination Agreement, certain representations and warranties of Spartan and the Spartan subsidiaries are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representation and warranty has occurred. Pursuant to the Business Combination Agreement, a “Spartan Material Adverse Effect” means, any Effect that, that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Spartan or (ii) would prevent the consummation of the Spartan Merger or any of the other Transactions; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Spartan Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law or U.S. GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Spartan operates, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events (including, in each such case, any escalation or general worsening thereof); (e) any actions taken or not taken by Spartan as required by the Business Combination Agreement or any ancillary agreement thereto; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Spartan Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (f) will not apply to references to “Spartan Material Adverse Effect” in the representations and warranties made in respect of no conflicts and required filings and consents and, to the extent related thereto, the applicable closing condition of Allego Holding; (g) any epidemic, pandemic or disease outbreak (including COVID-19) or any law, directive, pronouncement or guideline issued by a governmental authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, directive, pronouncement or guideline or interpretation thereof; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which Allego Holding has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (a) through (d) and clause (g), to the extent that Spartan is disproportionately affected thereby as compared with other participants in the industries in which the Spartan operates.

Additional Agreements

Proxy Statement; Registration Statement

As promptly as practicable after the execution of the Business Combination Agreement, Allego and Spartan agreed to prepare and cause Allego to file with the SEC this registration statement in connection with the registration under the Securities Act of the Allego Ordinary Shares to be issued pursuant to the Business Combination Agreement.

Spartan Stockholders’ Meeting

Spartan will call and hold a meeting of its stockholders as promptly as practicable following the clearance of this proxy statement/prospectus by the SEC for the purpose of voting solely upon (i) the approval and adoption of the Business Combination Agreement and the Spartan Merger (the “Required Spartan Proposal”) and (ii) any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Transactions (collectively, the “Spartan Proposals”).

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement, but only, in the case of Spartan, after consultation with Spartan’s legal and financial advisors, the Spartan Board determines refraining from taking such actions is not inconsistent with the fiduciary duties of the Spartan Board, the parties to the Business Combination Agreement will not, and will cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s subsidiaries other than with the other parties to the

Business Combination Agreement and their respective representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction.

Furthermore, each party will, and will cause its subsidiaries and its and their respective affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted theretofore with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the parties to the Business Combination Agreement and their respective representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date of the Business Combination Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its subsidiaries or any of its or their respective representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) (x) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transaction that prohibits such party from considering such inquiry or proposal, but only, in the case of Spartan, to the extent not inconsistent with the fiduciary duties of the Spartan Board and (y) provide the other party with a copy of such inquiry or proposal.

Stock Exchange Listing

Spartan, Allego and Allego will use their reasonable best efforts to cause the Allego Ordinary Shares issued in connection with the Transactions to be approved for listing on the NYSE at Closing. During the period from the date of the Business Combination Agreement until the Closing, Spartan will use its reasonable best efforts to keep the Spartan Units, Spartan Class A Common Stock and Spartan Warrants listed for trading on the NYSE.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	Allego Holding and Spartan providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	employee benefits matters;

•	director and officer indemnification and insurance matters;

•	prompt notification of certain matters;

•	each party using reasonable best efforts to consummate the Business Combination;

•	public announcements relating to the Business Combination;

•	each party promptly making any required filing or application under antitrust laws, including the HSR Act;

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Spartan causing the trustee of the Trust Account transfer all funds held in the Trust Account in accordance with Spartan’s instructions and thereafter cause the Trust Account and Trust Agreement to terminate;

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each party (i) using reasonable best efforts to cause the Transactions contemplated by the Business Combination Agreement to qualify for the intended tax treatment, (ii) reporting and filing all relevant tax returns consistent with the intended tax treatment (unless required to do so pursuant to applicable law), and (iii) using its reasonable best efforts to reasonably cooperate with one another and their respective tax advisors in connection with the issuance to Spartan, Allego Holding, or Allego of any opinion related to tax consequences of the Transactions;

•	Allego taking all necessary action so that immediately after the Effective Time, the Allego Board is comprised of the individuals designated on Exhibit E of the Business Combination Agreement;

•

each party using reasonable best efforts to cooperate in taking all corporate actions necessary to obtain customary payoff documents providing for the payoff, discharge and termination on the Closing Date of all indebtedness agreed by Spartan and Allego Holding to be paid off, discharged and terminated on the Closing Date;

•

Allego Holding using reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of Allego Holding and the Allego Holding subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and cash flows of Allego Holding and the Allego Holding subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB not later than forty-five (45) days from the date of the Business Combination Agreement; and

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E8 Investor acknowledging and agreeing that none of Madeleine, Allego Holding or Allego or any of their respective subsidiaries will have any further obligations under the Special Fees Agreement, except in the case of Madeleine, any obligation under Article 8 of the Special Fees Agreement.

Conditions to Closing

Mutual Conditions

The obligations of each of the parties to consummate the Business Combination are subject to the satisfaction or waiver by Spartan or Allego Holding of the following conditions:

•	the requisite approval by Spartan Stockholders shall have been obtained for the Required Spartan Proposal;

•	the absence of specified adverse laws, rules, regulations, judgements, decrees, executive orders or awards;

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the Allego Ordinary Shares shall have been approved for listing on the NYSE, or another national securities exchange mutually agreed to by the parties to the Business Combination Agreement, as of the Closing Date;

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any applicable information consultation or approval procedure under the Dutch Works Councils Act to consummate the Transactions shall have been completed in accordance with the Dutch Works Councils Act;

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Spartan shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the organizational documents of Spartan or Allego Ordinary Shares will not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act; and

•

this Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened in writing by the SEC.

Spartan

The obligations of Spartan to consummate the Business Combination are subject to the satisfaction or waiver by Spartan (where permissible) of the following additional conditions:

•

the representations and warranties of the Company Parties, in most instances disregarding qualifications contained therein relating to materiality, Allego Material Adverse Effect, or “material adverse effect” (as applicable), must be true and correct in all material respects as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date);

•	the performance and compliance in all material respects by Allego Holding with its covenants under the Business Combination Agreement;

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the pension provider of the pension scheme for Allego Holding’s employees (“ABP”) confirming in writing, prior to the Effective Time, that the voluntary affiliation agreement between ABP and Allego Holding can be continued unaltered;

•	Allego Holding shall have delivered to Spartan a customary officer’s certificate, dated the Closing Date, certifying as to the satisfaction of certain conditions in the Business Combination Agreement;

•	no Allego Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Effective Time;

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Each of Madeleine, Opera Charging B.V. and Meridiam E1 SAS shall have made certain U.S. entity classification elections for U.S. federal income tax purposes and Allego Holding shall have delivered to Spartan a copy of the IRS Form 8832 with respect to each such election, together with reasonably satisfactory evidence of each such form having been properly filed with the IRS; and

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all parties to the Registration Rights Agreement (other than Spartan and the Spartan Stockholders party thereto) shall have delivered, or caused to be delivered, to Spartan copies of the Registration Rights Agreement duly executed by all such parties.

Company Parties

The obligations of the Company Parties to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

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the representations and warranties of Spartan, in most instances disregarding qualifications contained therein relating to materiality or Spartan Material Adverse Effect, must be true and correct in all material respects as of the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date);

•	the performance and compliance in all material respects by Spartan with its covenants under the Business Combination Agreement;

•	Spartan shall have delivered to Spartan a customary officer’s certificate, dated the Closing Date, certifying as to the satisfaction of certain conditions in the Business Combination Agreement;

•	no Spartan Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Effective Time;

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the aggregate amount of cash in the Trust Account, less any payments required to be made by Spartan in connection with the exercise of the Redemption Rights, plus all cash proceeds received from the Private Placement, shall not be less than $150,000,000; and

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Spartan shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed in accordance with Spartan’s instructions, and such funds released from the Trust Account shall be available for immediate use in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and they payment of Spartan’s fees and expenses incurred in connection therewith.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at or prior to the Effective Time, as follows:

•	by mutual written consent of Spartan and Allego Holding;

•

by either Spartan or Allego Holding upon the occurrence of any of the following: if (a) the Effective Time has not occurred prior to the earlier of February 23, 2022 and the date Spartan is required to dissolve or liquidate pursuant to Spartan’s organizational documents, unless extended pursuant to the Business Combination Agreement; (b) if any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting the consummation of the Business Combination or (c) if the requisite approval of the Spartan Stockholders is not obtained for the Required Spartan Proposal, subject to any adjournment, postponement or recess of such meeting;

•

by Spartan (a) upon a breach of any representation, warranty, covenant or agreement on the part of the Company Parties, or if any representation or warranty of the Company Parties becomes untrue, in each case, such that the conditions to closing of Spartan are not satisfied; provided that Spartan has not waived such breach and that Spartan is not then in material breach of their representations, warranties, covenants or agreements under the Business Combination Agreement; provided further, that if such breach is curable by the Company Parties, Spartan may not terminate for so long as Allego Holding continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after written notice of such breach by Spartan to Allego Holding or (b) in the event that Allego Holding fails to deliver the PCAOB Audited Financial Statements to Spartan by September 11, 2021;

•

by Allego Holding (a) upon a breach of any representation, warranty, covenant or agreement on the part of Spartan, or if any representation or warranty of Spartan becomes untrue, in each case, such that the conditions to closing of Allego Holding would not be satisfied; provided that Allego Holding has not waived such breach and the Company Parties are not then in material breach of their representations, warranties, covenants or agreements under the Business Combination Agreement; provided, however, that if such breach is curable by Spartan, Allego Holding may not terminate for so long as Spartan and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after written notice of such breach by Allego Holding to Spartan or (b) if Spartan’s board of directors (i) withdraws, modifies, amends or qualifies its recommendation that Spartan Stockholders vote to approve Required Spartan Proposal and any other proposals the parties deem necessary to effectuate the Transactions or (ii) approves or recommends an alternative transaction to the Transactions.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement; provided, however that termination shall not relieve any party to the Business Combination Agreement for any liability for (i) a willful material breach of the Business Combination Agreement prior to such termination or (ii) fraud.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements have been or will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Founders Stock Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Sponsor, Jan C. Wilson and John M. Stice (collectively, the “Founders”) entered into a Founders Stock Agreement with Spartan, pursuant to which, among other things, (i) in order to effect the conversion at Closing of the Founders’ shares of Spartan Founders Stock into shares of Spartan Class A Common Stock on a one-for-one basis in accordance with the Business Combination Agreement, each Founder agreed to waive certain anti-dilution rights it may have with respect to its Spartan Founders Stock under the Charter and Spartan Bylaws, subject to and effectively immediately prior to the Closing, and (ii) each Founder further agreed (a) to use its reasonable best efforts to consummate the Transactions (including by agreeing to vote all shares of Spartan Common Stock in favor of the Business Combination and to not redeem any shares of Spartan Common Stock) and (b) not to transfer any shares of Spartan Common Stock or Spartan Warrants until the earlier of the Closing and any termination of the Business Combination Agreement in accordance with its terms.

Amendment to Letter Agreement

In connection with the execution of the Business Combination Agreement, on July 28, 2021, Spartan, Sponsor and certain of Sponsor’s executive officers and directors (together with Sponsor, collectively, the “Insiders”) entered into an amendment (the “Letter Agreement Amendment”) to that certain Letter Agreement (the “Existing Letter Agreement”) dated as of February 8, 2021, by and among Spartan, Sponsor and the Insiders party thereto, pursuant to which each Insider agreed, effective as of the Closing and subject to certain exceptions, to modify the lock-up restrictions set forth in the Existing Letter Agreement such that such Insider will agree not to Transfer (as defined in the Letter Agreement Amendment) any Allego Ordinary Shares issued to such Insider in respect of any shares of Spartan Class A Common Stock that may be received by such Insider at the Closing upon conversion of the Spartan Founders Stock pursuant to the Business Combination Agreement until (i) six months after the Closing or (ii) earlier if (a) the last reported sale price of Allego Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within a 30-day trading period commencing at least 120 days after the Closing Date, (b) Allego consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all Allego’s stockholders having the right to exchange their shares of Allego Ordinary Shares for cash, securities, or other property or (c) the Allego Board determines that the earlier termination of such restrictions is appropriate. Under the Letter Agreement Amendment, each Insider also agreed, effective as of the Closing and subject to certain exceptions, to modified transfer restrictions prohibiting the Transfer of any Assumed Warrants, and any Allego Ordinary Shares underlying any Assumed Warrants, until 30 days after the Closing Date.

Registration Rights Agreement

In connection with the Closing, Allego, Sponsor, Madeleine, E8 Investor and certain other holders of Allego Ordinary Shares (collectively, the “Reg Rights Holders”) will enter into a Registration Rights Agreement attached as an exhibit to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, among other things, Allego will agree that, within fifteen (15) business days following the Closing, Allego will file a shelf registration statement to register the resale of certain securities held by the Reg Rights Holders (the “Registerable Securities”). In certain circumstances, Reg Rights Holders that hold Registerable Securities having an aggregate value of at least $50 million can demand up to three (3) underwritten offerings. Each of the Reg Rights Holders will be entitled to customary piggyback registration rights, subject to certain exceptions, in such case of demand offerings by Madeleine. In addition, under certain circumstances, Madeleine may demand up to three (3) underwritten offerings. Additionally, in connection with the Closing, Spartan, Sponsor and certain other security holders named therein will terminate that certain Registration Rights Agreement, dated February 8, 2021, by and among Spartan, Sponsor and such other security holders.

Furthermore, pursuant to the Registration Rights Agreement, each of Madeleine and E8 Investor will agree to the following lock-up restrictions:

•

Madeleine will agree, subject to certain exceptions or with the consent of the Allego Board, not to Transfer (as defined in the Registration Rights Agreement) securities received by it pursuant to the Business Combination Agreement until the date that is 180 days after the Closing or earlier if, subsequent to the Closing, (A) the last sale price of the Allego Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 120 days after the Closing or (B) Allego consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Allego’s stockholders having the right to exchange their Allego Ordinary Shares for cash, securities or other property.

•

E8 Investor will agree, subject to certain exceptions, not to Transfer (as defined in the Registration Rights Agreement) securities received by it in the E8 Part B Share Issuance until the date that is 18 months after the Closing or earlier if, subsequent to the Closing, Allego consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Allego’s stockholders having the right to exchange their Allego Ordinary Shares for cash, securities or other property.

Amended and Restated Organizational Documents

At the Effective Time, (i) the Charter, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation and (ii) the bylaws of Spartan, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

PIPE Financing

In connection with the execution of the Business Combination Agreement, on July 28, 2021, Spartan and Allego entered into the Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase from Allego N.V. the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $150,000,000, in the Private Placement.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Transactions. The purpose of the Private Placement is to raise additional capital for use by the combined company following the Closing.

Pursuant to the Subscription Agreements, Allego agreed that, within 30 calendar days after the Closing, Allego will file with the SEC (at Allego’s sole cost and expense) the PIPE Registration Statement registering the resale of the PIPE Shares, and Allego will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared as soon as practicable after the filing thereof.

Headquarters; Stock Symbols

After completion of the transactions contemplated by the Business Combination Agreement, Allego expects the Allego Ordinary Shares (including the Ordinary Shares issuable in the Business Combination) and the Assumed Warrants to be listed on the NYSE under the proposed symbols “ALLG” and “ALLG.WS” respectively.

The mailing address of Allego’s registered office is c/o Allego Holding B.V., Westervoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands.

Background of the Business Combination

Spartan is a Delaware corporation formed on December 23, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Spartan may pursue an acquisition opportunity in any business or industry, but intended to focus its search for a target business in the energy value chain in North America. Spartan’s business strategy is to leverage Apollo’s network of potential proprietary and public transaction sources and identify and acquire a business that will be transformed or augmented from a combination of Spartan’s relationships, knowledge and experience in the energy value chain. Spartan’s goal is to build a focused business with multiple competitive advantages that have the potential to improve the target business’s overall value proposition. The ultimate goal of this business strategy is to maximize stockholder value. The proposed Business Combination was the result of an extensive search for a potential transaction utilizing the broad network of contacts and corporate relationships developed by Spartan’s management team, the industry experience of Spartan’s management team and also the network and industry experience of Apollo. The terms of the Business Combination were the result of extensive negotiations between representatives of Spartan, management of Allego Holding, Madeleine and E8 Investor. The following is a brief description of the material background of these negotiations, the Business Combination and related transactions.

On February 11, 2021, Spartan completed its IPO of 55,200,000 public units, including 7,200,000 units that were issued pursuant to the underwriters’ full exercise of their over-allotment option, with each unit consisting of one share of Spartan Class A Common Stock and one-fourth of one warrant, raising gross proceeds of approximately $552 million.

Simultaneously with the closing of the IPO, Spartan consummated the sale of 9,360,000 private placement warrants at a purchase price of $1.50 per private placement warrant in a private placement to Sponsor, generating gross proceeds of approximately $14.04 million.

Following the closing of the IPO, Spartan representatives commenced an active search for businesses or assets to acquire for the purpose of consummating Spartan’s initial business combination. Spartan reviewed self-generated ideas, explored ideas with the underwriters from the IPO, and contacted, and were contacted by, a number of individuals and entities with respect to a variety of business combination opportunities. As part of this process, Spartan representatives considered over two hundred potential acquisition targets in a wide variety of industry sectors, including targets that were engaged in businesses involving energy sustainability or utilizing technologies that would create a positive impact on the environment. Over twenty of these discussions advanced to the point where the counterparty to such potential acquisition executed a confidentiality agreement; however, none of the confidentiality agreements included a standstill agreement provision that would prevent Spartan from making an offer for the counterparty, or would prevent any party from making an offer for Spartan.

In connection with several potential acquisitions, Spartan presented term sheets or illustrative transaction structures (or similar documentation) describing the structure or principal terms of potential business combinations. Due to the progression of the discussions with Allego, as well as the Spartan Board’s conclusion that a transaction with Allego would present the most attractive opportunity for Spartan, the Spartan Board ultimately determined to pursue the Business Combination with Allego. The Spartan Board’s decision to pursue the Business Combination with Allego over the other potential acquisitions was generally the result of, but not limited to, one or more of the following factors:

•	the determination of Spartan’s management and Sponsor that Allego had a competitive differentiation over its industry peers and other potential acquisitions;

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the other potential acquisitions did not fully meet the investment criteria of Spartan, which included, among other things, candidates that (i) are at an inflection point, (ii) exhibit strong growth overseen by a highly-experienced management team, and (iii) would additionally benefit from Spartan’s management’s transactional, financial, managerial and investment experience; and

•	a difference in valuation expectations between Spartan and the senior executives or stockholders of the other potential acquisition candidates.

On February 14, 2021, Spartan management was first made aware of the Allego process by Credit Suisse Securities (USA) LLC, sell-side financial advisor to Allego (“Credit Suisse”), and on February 24, 2021, Apollo ANRP Management III, LLC (“ANRP Management”), an affiliate of Sponsor, entered into a confidentiality agreement with Allego, following which Allego began to share certain information about its business with ANRP Management and Spartan.

On March 4, 2021, representatives of Spartan participated in a management presentation by Allego and reviewed materials related to Allego. Thereafter, representatives of Spartan continued their diligence and review of Allego and its operations. On March 5, 2021, representatives of Spartan contacted and retained Vinson & Elkins L.L.P. (“Vinson & Elkins”) to advise Spartan on a possible business combination with Allego. Following additional internal discussions, representatives of Spartan concluded that Allego would be a worthwhile target for Spartan to pursue.

On March 6, 2021, Credit Suisse provided Spartan a bid draft of a letter of intent, containing the confidential, non-binding proposal for a business combination involving Allego (the “Term Sheet”). On March 17, 2021, Spartan sent Credit Suisse its comments to the Term Sheet, which proposed a transaction whereby Spartan would combine with Allego and contemplated a purchase price based on a pre-money enterprise value of approximately $2.612 billion. The valuation proposed by Spartan was based on projected financial information supplied by Allego at a preliminary stage of Spartan’s evaluation of the potential transaction, as well as relative trading values of comparable companies, transaction multiples and appropriate discounts to those multiples for a new company entering the public markets at the time of a business combination announcement. Thereafter, the parties negotiated certain terms of the Term Sheet, including the lock-up, sources and uses, termination rights and the equity financing.

On March 22, 2021, Spartan received comments to the Term Sheet from Credit Suisse and sent an additional comment back to Credit Suisse related to the transaction expenses. Thereafter, Spartan and Allego mutually agreed upon the terms of and executed the Term Sheet, which provided for:

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a pre-money enterprise value of Allego of $2.612 billion and a $3.347 billion post-money equity value, assuming $300 million of a private placement of shares in the post-closing combined company and $105 million of debt on Allego’s pro forma balance sheet;

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the conversion of all outstanding equity interests of Allego into shares of the post-closing combined company based on a ratio equal to a pre-money equity value of $2.612 billion less (x) net debt of Allego at closing and (y) cash payments required to be made to E8 Investor by the post-closing combined company, divided by $10.00;

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agreement of each of Spartan and Allego to terminate any existing discussions with respect to any proposed transaction similar to the business combination and to negotiate exclusively with the other until April 21, 2021, with an automatic extension of such date by 30 days from the date Spartan and Allego commenced marketing the Private Placement, and thereafter with automatic extensions and renewals of such exclusivity term for consecutive 30 day periods, unless either party delivered a notice of non-renewal;

•	transaction financing through a private placement of shares in the post-closing combined company with anticipated proceeds of $300,000,000; and

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certain other terms customary for a transaction of the type being proposed, including as to board governance and designation rights, registration rights and restrictions on the transfer of shares held by Sponsor and certain Allego equityholders (i.e., lock ups).

During the week of March 22, 2021, Spartan engaged a number of additional third-party advisors to assist with various aspects of commercial, financial and legal due diligence.

On March 24, 2021, Spartan, Allego, Credit Suisse, Weil, Gotshal & Manges LLP, legal counsel to Allego (“Weil”) and Vinson & Elkins participated in an organizational call during which the parties discussed the potential business combination, the steps to consummate a business combination and timing and process of, and documents for, the Private Placement. Following that call, representatives from Vinson & Elkins and Weil corresponded on the proposed structure for the business combination. Later that day, Allego’s representatives provided Spartan’s representatives with access to the virtual data room.

On March 25, 2021, Weil circulated an initial draft of the proposed transaction structure. The transaction structure was discussed among Allego, Spartan and their respective advisors over the course of the next several weeks.

On March 26, 2021, the Spartan Board held a telephonic meeting to discuss pursuing a business combination with Allego. At the meeting, Spartan representatives, including Messrs. Strong and Romeo, provided the Spartan Board with information about Allego, the proposed terms for a business combination with Allego and the Private Placement, and conveyed their belief that a business combination with Allego was an attractive opportunity and superior to any other prospect then being considered by Spartan. After reviewing relevant information about Allego, including its business plan, the merits of a business combination and the results of Spartan’s representatives’ due diligence, the Spartan Board expressed support for pursuing the transaction with Allego and instructed Spartan’s representatives to continue with the negotiations. Thereafter, Vinson & Elkins sent Weil an initial list of supplemental due diligence requests, which included additional document and information requests based on the information provided in the virtual data room. Following delivery of the supplemental requests, Allego, Spartan and their respective advisors continued to update and exchange the supplemental due diligence request list, and Spartan’s advisors continued their due diligence of Allego, including through multiple telephone calls, covering a wide variety of topics, including intellectual property, data privacy, data security, employment, anti-corruption and sanctions matters. Spartan’s legal advisors continued their legal due diligence through July.

During the week of April 5, 2021, Spartan retained Allen & Overy LLP (“Allen & Overy”) as its local legal counsel for matters governed by the laws of the Netherlands, Germany, France and Belgium. Spartan and Allego also discussed Allego’s potential acquisition of Mega-E Charging, B.V., an indirect subsidiary of Meridiam SAS (“Mega-E”) and its wholly owned subsidiaries, and it was determined that Allego would proceed with its planned acquisition of Mega-E. In addition, representatives of Spartan and Allego, and their respective advisors, began preparing an investor presentation relating to Allego and its business, which included certain prospective financial information for Allego, as well as pro forma financial information of the post-combination company.

On April 14, 2021, Vinson & Elkins delivered an initial draft of the Business Combination Agreement to Weil.

On April 19, 2021, the Spartan Board held a meeting via video conference, in which representatives of Barclays Capital Inc. (“Barclays”) and Vinson & Elkins participated. During the meeting, Messrs. Strong and Romeo provided an update to the Spartan Board as to the ongoing evaluation of a potential transaction with Allego, including as to the due diligence that had been conducted by Spartan’s legal and commercial advisors, and representatives of Barclays discussed with the Spartan Board considerations in connection with a potential Private Placement.

On April 26, 2021, Spartan, Sponsor, Barclays, Citigroup Global Markets, Inc., Credit Suisse, Goldman Sachs International and Apollo Global Securities, LLC (“AGS”) entered into an engagement letter with respect to the Private Placement.

During the week of May 3, 2021, and for the following several weeks, Barclays, Credit Suisse and AGS facilitated telephonic and video conferences with a number of prospective investors in the Private Placement. A handful of the prospective investors participated in discussions with Spartan and Allego representatives and were provided the investor presentation as well as access to an electronic data room containing supporting information. A draft subscription agreement, prepared by Vinson & Elkins, and reviewed by Weil, was subsequently shared with prospective investors and representatives of Spartan and Allego addressed and negotiated comments to the subscription agreement from the various interested investors.

On May 11, 2021, Weil delivered its comments to the draft of the Business Combination Agreement to Vinson & Elkins.

On June 2, 2021, the Spartan Board held a meeting via video conference, in which representatives of Vinson & Elkins participated. During the meeting the Spartan Board discussed recent trends in capital markets and M&A activity in the SPAC market, as well as Spartan’s ongoing evaluation of a potential transaction with Allego, including the potential reduction in the size of the Private Placement from $300 million to $150 million.

During the week of June 14, 2021, Spartan, Allego and their respective advisors discussed the possibility of alternatives to the Private Placement, including a potential convertible preferred investment. Following those discussions, it was determined to proceed with the Private Placement.

During the first several weeks of June, Spartan, Allego and their respective advisors discussed the status of investor interest in the Private Placement and the feedback received from potential third party investors. Based on feedback from, and following discussions among representatives of Spartan, Allego, Credit Suisse, Barclays and certain potential investors in the Private Placement, it was determined that the pre-money enterprise value of Allego in connection with the Business Combination should be reduced to $2,467,500,000 and that the amount of the Private Placement should be reduced to $150 million for a number of reasons, including the trends in the SPAC (and associated private placement) market, the desire to ensure the best execution of the Private Placement and to enhance the attractiveness of the proposed Business Combination to Spartan’s public stockholders and the anticipated capital needs of Allego following the Closing.

During the weeks of June 28, 2021 and July 5, 2021, Vinson & Elkins delivered its comments to the draft of the Business Combination Agreement to Weil, and Weil delivered an initial draft of Allego’s disclosure schedules to the Business Combination Agreement to Vinson & Elkins.

Throughout the following weeks until the Business Combination Agreement and the related transaction documents were executed, Spartan and Allego exchanged several drafts of the Business Combination Agreement, including the exhibits thereto, the Founders Stock Agreement, the Letter Agreement Amendment, and Allego’s Articles of Association to resolve issues raised by Spartan, Allego, Madeleine and E8 Investor, which focused principally on: (a) the transaction structure with respect to the sequencing of the steps necessary for Closing;(b) the conduct of Allego’s business during the period between the execution of the Business Combination Agreement and the Closing; (c) the representations, warranties and other covenants of Allego in light of Spartan’s due diligence review; (d) obligations with respect to E8 Investor under the E8 Agreement; (e) conditions related to certain registration rights of Allego’s equityholders after the Business Combination under the Registration Rights Agreement; and (f) the timing of Allego’s acquisition of Mega-E and its subsidiaries.

During the week of July 23, 2021, Apollo Investor and Madeleine each confirmed its participation in the Private Placement.

On July 25, 2021, the Spartan Board held a special meeting by teleconference, in which members of Spartan management, and representatives of Apollo and Vinson & Elkins participated. During the meeting, the Spartan Board was provided with an update on the status of the Private Placement. Vinson & Elkins then provided to the Spartan Board a review of fiduciary duties under Delaware law in the context of consideration of the proposed business combination transaction. Vinson & Elkins also reviewed with the Spartan Board the scope of the due diligence review conducted and the terms of the business combination, including the Business Combination Agreement and the other definitive agreements, copies of all of which were provided to the Spartan Board in advance of the meeting. The Spartan Board discussed the terms of the draft transaction documents and by written consent, unanimously (a) approved the Business Combination Agreement and the other transaction documents related thereto and the Private Placement and (b) determined to recommend that Spartan Stockholders approve the Business Combination Agreement and the Business Combination.

Thereafter, Spartan and Allego worked to finalize the terms of the Business Combination Agreement and the related transaction agreements, including the Founders Stock Agreement and the Letter Agreement Amendment on the basis approved by the Spartan Board. Over the course of July 25, 2021 through July 27, 2021, representatives of Allego, Madeleine and their respective applicable affiliates that are party to the Business Combination Agreement, acting by written consent, authorized and approved the Business Combination.

Representatives of Weil reviewed with representatives of Allego and Madeleine and such affiliates the material terms of the transaction documents, including those contained in the Business Combination Agreement and related agreements, prior to such approval.

On July 28, 2021, Spartan, Allego and the other applicable parties executed the Business Combination Agreement and the investors subscribing to purchase PIPE Shares in connection with the Private Placement executed the Subscription Agreements pursuant to which they agreed to purchase, at the Closing, $150 million of Allego Ordinary Shares from Allego N.V., valued at $10.00 per share. Before the market opened on July 28, 2021, Allego and Spartan announced the Business Combination along with the execution of the Business Combination Agreement and the Subscription Agreements.

The Spartan Board’s Reasons for the Approval of the Business Combination

The Spartan Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Spartan Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The Spartan Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Spartan Board may have given different weight to different factors. This explanation of the reasons for the Spartan Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Spartan Board reviewed the results of the due diligence conducted by Spartan’s management and Spartan’s advisors, which included:

•	meetings and calls with Allego Holding’s management regarding business model, operations and forecasts;

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legal and regulatory due diligence review conducted by various legal advisors which included, among other things, a review of material contracts, including with respect to capital providers, channel partners and vendors, intellectual property matters, regulatory matters and other legal documents posted to a virtual data room, conference calls with Allego Holding and its attorneys and certain public record searches;

•	financial, tax and accounting due diligence;

•	commercial and market due diligence;

•	consultation with legal and financial advisors and industry experts;

•	research on comparable public companies;

•	financial and valuation analysis of Allego Holding and the Business Combination; and

•	the financial statements of Allego Holding.

In approving the Business Combination, the Spartan Board determined not to obtain a fairness opinion. The officers and directors of Spartan have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

The factors considered by the Spartan Board included, but were not limited to, the following:

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Market Opportunity. The Spartan Board noted that Allego Holding operates one of the largest pan-European public charging networks with a large and rapidly growing total addressable market, and that the European EV charging market is larger and growing faster than the EV charging market in the United States. The Spartan Board determined that Allego Holding is well-positioned to capture significant value in the European EV charging space.

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Competitive Positioning. The Spartan Board noted that Allego Holding’s proprietary software suite provides a competitive edge in selecting and managing charging sites. The Spartan Board considered the proprietary technology that Allego Holding has developed, which allows Allego Holding to select premium charging sites to add to its network and provides essential services to owned and third party charging sites. The Spartan Board also noted Allego Holding’s impressive growth, including its customer growth and increase in the number of charging sites in the past several years.

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Strong Economics. The Spartan Board noted Allego Holding’s proven ability to generate significant returns from its owned sites (with an expected 30% or higher internal rate of return and an approximate 4-year payback period at the site level) and its ability to operate independently and produce high margins from owned sites without relying on government incentives. The Spartan Board also noted that Allego Holding is expected to achieve positive Operational EBITDA in 2021 and has established scale versus its competitors.

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ESG Performance. The Spartan Board considered the expected sustainability of Allego Holding’s charging stations, Allego Holding’s support of energy transition and Allego Holding’s commitment to ESG matters. The Spartan Board also considered the experience and diversity of the Allego Holding board and management.

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Allego’s Business Model. The Spartan Board considered Allego Holding’s strong business model and noted that its complementary business segments, from its owned fast charging network to its high value-add third party services, address the full breadth of the EV charging opportunity. The Spartan Board noted that Allego Holding’s large, vehicle-agnostic European public network offers easy access for all EV drivers.

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Charging Unit Deployment. The Spartan Board noted that Allego Holding is a leader in identifying and securing exclusive access to premium locations to deploy EV charging. As widespread adoption of EVs continues and, as a result, EV traffic builds, existing sites are upgraded with additional chargers to support increased throughput and charging sessions.

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High Value Services. The Spartan Board noted that Allego Holding offers high value services for third parties that generate traffic on Allego Holding’s network, including (i) installation consulting and services to manage site installation for customers, (ii) operations and maintenance services to run and service charging sites, and (iii) Allego Holding’s software suite which provides essential data analytics.

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Customers. The Spartan Board noted that Allego Holding has a premium and diverse customer and partnership base, consisting of fleets and corporates, OEMs, hosts, and municipalities. Allego Holding’s strong positioning enables partnerships across multiple end markets. The Spartan Board also noted that fleet and logistics companies are beginning to shift strategically toward electric vehicles, for which Allego Holding is an ideal partner.

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Experienced and Proven Management Team. The Spartan Board considered the fact that Allego Holding has a strong management team and the senior management team of Allego Holding intends to remain with Allego, which will provide helpful continuity in advancing Allego Holding’s strategic and growth goals.

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Terms of the Business Combination Agreement. The Spartan Board reviewed the financial and other terms of the Business Combination Agreement and determined that they were the product of arm’s-length negotiations among the parties.

•	Investment by an Affiliate of Apollo in the Private Placement. The Spartan Board considered that an affiliate of Apollo committed to invest $50 million in the Private Placement.

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Independent Director Role. Spartan’s independent directors took an active role, together with Spartan management, as Spartan evaluated and negotiated the proposed terms of the Business Combination. Following an active and detailed evaluation, the Spartan Board’s independent directors unanimously approved, as members of the Spartan Board, the Business Combination Agreement and the Business Combination.

In addition, the Spartan Board determined that the Business Combination satisfies the investment criteria that the Spartan Board identified in connection with the IPO. For more information, see the subsection entitled “The Business Combination — Background of the Business Combination.”

In the course of its deliberations, the Spartan Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•	Early Stage Company Risk. The risk that Allego Holding is an early stage company that has incurred net losses in the past and may be unable to sustain profitability for the future.

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Growth Risk. The risk that Allego Holding expects to invest in growth for the foreseeable future, it may fail to manage that growth effectively, and given that its growth is dependent on its ability to increase the number of its charging sites and the sales of services to BtoB customers, that its failure to retain existing customers, add new customers, or increase the number of Allego Holding’s charging sites offered through its existing network could adversely impact Allego Holding’s business.

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Competitive Risk. The risk that Allego Holding currently faces competition from a number of EV charging companies in Europe and expects to face significant competition in the future as the EV charging market develops.

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Demand Risk. New technology of alternative fuels may negatively impact the growth of the EV market and could therefore result in a lower demand for Allego Holding’s charging stations and services, which could have an adverse impact on Allego Holding’s business, results of operations and financial condition.

•	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

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Redemption Risk. The risk that a significant number of Spartan Stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Charter, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to Allego to execute its business plan following the Closing.

•	Stockholder Vote Risk. The risk that the Spartan Stockholders may fail to provide the votes necessary to effect the Business Combination.

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Litigation Risk. The risk of the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Closing Conditions Risk. The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Spartan’s control.

•	No Third-Party Valuation Risk. The risk that Spartan did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

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Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

•	Other Risks. Various other risk factors associated with Allego Holding’s business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the Spartan Board also considered that the officers and directors of Spartan may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Spartan Stockholders. Spartan’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Spartan Board, the Business Combination Agreement and the Business Combination. For more information, see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

The Spartan Board concluded that the potential benefits that it expects Spartan and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the Spartan Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combination and the other transactions contemplated by the Business Combination Agreement are fair to, and in the best interests of, Spartan Stockholders, (b) approved, adopted and declared advisable the Business Combination Agreement and the transactions contemplated thereby and (c) recommended that the stockholders of Spartan approve each of the Proposals.

The above discussion of the material factors considered by the Spartan Board is not intended to be exhaustive but does set forth the principal factors considered by the Spartan Board.

Unaudited Prospective Financial Information

Unless otherwise stated or unless the context otherwise requires, all references to “we,” “us,” “our,” “Allego,” or the “Company” in this section refer to (i) Allego Holding prior to the consummation of the Business Combination and (ii) Allego N.V. (the successor to Athena Pubco B.V.) following the consummation of the Business Combination.

Allego provided Spartan with its internally prepared forecasts for each of the years in the six-year period ending December 31, 2026. Spartan management reviewed the forecasts and presented key elements of the forecasts to the Spartan Board as part of the Spartan Board’s review and subsequent approval of the Business Combination. Allego and Spartan do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of future financial performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Spartan used the financial forecasts set forth below as part of its comprehensive analysis. The forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. However, in the view of Allego’s management, the forecasts were prepared on a reasonable basis and reflected the then-best currently available estimates and judgments.

The forecasts include EBITDA, Operational EBITDA, Operational EBITDA Margin and Unlevered Free Cash Flow, which are non-IFRS financial measures. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to IFRS measures are not available, and Spartan’s and Allego’s management believe that it is not feasible to provide accurate forecasted non-IFRS reconciliations. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by Spartan’s or Allego’s management may not be comparable to similarly titled measures used by other companies.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Spartan, Allego, or any of their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. Allego will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Allego’s business, all of which are difficult to predict and many of which are beyond Allego’s and Spartan’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Allego’s and Spartan’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors,” “Allego Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared, and they assumed that the Business Combination, as well as the Mega-E Transactions and certain technology related investments, were each consummated in 2021. To the extent that such transactions are consummated in 2022, the applicable capital expenditures and other expenses will be incurred in 2022, rather than 2021. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Spartan and the Spartan Board in connection with their review of the proposed Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR ALLEGO, NEITHER SPARTAN NOR ALLEGO UNDERTAKE ANY OBLIGATION AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The projections were prepared by, and are the responsibility of, Allego management. After preparing the projections, Allego management provided them to Spartan management for review and to make available to the Spartan Board. Ernst & Young, LLP, Allego’s independent registered public accounting firm, and WithumSmith+Brown, PC, Spartan’s independent registered public accounting firm, have not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on it or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Ernst & Young, LLP report included in this proxy statement/prospectus relates to historical financial information of Allego. It does not extend to the projections and should not be read as if it does.

Key Financial Metrics:

The projections set out below assume the consummation of the Business Combination and were prepared under IFRS. As described above, Allego’s ability to achieve these projections will depend upon a number of factors outside of its control. These factors include significant business, economic and competitive uncertainties and contingencies. Allego developed these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including Allego’s execution of its strategies and product development, as well as growth in the markets in which it currently operates and proposes to operate. As a result, Allego’s actual results may materially vary from the projections set out below. See also the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and the risk factors set out in “Risk Factors — If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Spartan’s securities may decline.”

The key elements of the forecasts provided by Allego management to Spartan management and the Spartan Board are summarized in the tables below:

	Forecast
	Year Ended December 31,
	2021E		2022E	2023E	2024E	2025E	2026E
	(€ in millions)
	Forecast
Total Revenue	€86		€161	€221	€466	€814	€1,216
Total Cost of Goods Sold	€57		€108	€142	€282	€462	€668
Gross Margin	€29		€52	€79	€184	€352	€548
Operational EBITDA(1)	€8		€25	€47	€151	€317	€512
Operational EBITDA Margin	8.7%		15.3%	21.4%	32.4%	38.9%	42.1%
Unlevered Free Cash Flow(2)	€(225	)(3)	€(169)	€(217)	€(116)	€(33)	€(104)

(1)

Operational EBITDA is defined as earnings before interest expense, taxes and depreciation and amortization, further adjusted for reorganization costs, certain business optimization costs, lease buyouts, anticipated board compensation costs, director and officer insurance costs and anticipated transaction costs.

(2)	Unlevered Free Cash Flow is defined as net cash from operations less capital expenditures.
(3)	Reflects €110,000,000.00 of capital expenditures and other expenses associated with the consummation of the Mega-E Transactions and certain technology related investments.

Allego’s forecasts are based on its management’s assessment of the continued growth of the EV charging market and the ability of Allego to maintain its existing relationships and develop new relationships with capital providers, channel partners and contractors. Other key assumptions impacting projections include general and administrative expenses and capital expenditures, among others. While general and administrative expenses are expected to increase in absolute euros as the company grows, such expenses are expected to represent a smaller percentage of revenue as Allego scales, contributing to improvements in Operational EBITDA Margin over time.

Satisfaction of 80% Test

It is a requirement under the Charter and the NYSE listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions from the IPO and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the Spartan Board determined that the fair market value of Allego exceeded $1.0 billion based on, among other things, comparable company EBITDA multiples and revenue multiples.

Interests of Certain Persons in the Business Combination

Interests of Sponsor and Spartan Directors and Officers

In considering the recommendation of the Spartan Board to vote in favor of the Business Combination, Spartan Stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Spartan Stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor holds 9,360,000 private placement warrants that would expire worthless if an Initial Business Combination is not consummated;

•

the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of Spartan Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•

the fact that the Sponsor paid an aggregate of $25,000 of expenses on our behalf in exchange for 11,500,000 Founder Shares, including 100,000 Founder Shares that were subsequently issued to our independent directors, and that Spartan subsequently effected a dividend of 2,300,000 Founder Shares to Sponsor, resulting in 13,800,000 Founder Shares outstanding; and that such securities will have a significantly higher value upon the consummation of the Business Combination, which, if unrestricted and freely tradable, would be valued at approximately $136,482,000, based on the closing price of Spartan Class A Common Stock of $9.89 per share on September 29, 2021, and assuming no surrender of any Founder Shares pursuant to the Founders Stock Agreement, as further described herein;

•

if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within 24 months from the closing of the IPO, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•	the anticipated continuation of as a director of Allego after the consummation of the Business Combination;

•

the fact that our independent directors own an aggregate of 100,000 Founder Shares that were transferred from the Sponsor, which, if unrestricted and freely tradeable, would be valued at approximately $989,000, based on the closing price of Spartan Class A Common Stock of $9.89 per share on September 29, 2021;

•

the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with their activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

•	the continued indemnification of our directors and officers and the continuation of directors’ and officers’ liability insurance; and

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to (a) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (b) to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of the Spartan Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors or any of their respective affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or any of their respective affiliates enter into a privately negotiated purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination but only if such shares have not already been voted at the stockholder meeting related to the Business Combination. Our Sponsor, officers, directors, advisors or any of their respective affiliates will select which stockholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors, advisors and any of their respective affiliates will not make purchases of Spartan Class A Common Stock if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Total Allego Ordinary Shares to Be Issued in the Business Combination

Upon completion of the Business Combination, we anticipate that the ownership of Allego will be as follows:

•

the shareholders of Allego Holding immediately prior to the Share Contribution will own 230,482,365 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 73% of the total issued and outstanding Allego Ordinary Shares;

•

the Spartan public stockholders will own 55,200,000 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 18% of the total issued and outstanding Allego Ordinary Shares;

•

the Subscribers will own 15,000,000 Allego Ordinary Shares (excluding any shares currently held by any existing shareholders of Allego or Spartan participating in the Private Placement), representing approximately 5% of the total issued and outstanding Allego Ordinary Shares; and

•

the Sponsor will own 13,800,000 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 4% of the total issued and outstanding Allego Ordinary Shares.

The ownership percentages with respect to Allego set forth above (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) that none of Spartan’s initial stockholders purchase shares of Spartan Class A Common Stock in the open market prior to the Closing, (iii) Allego will have $72,529,752 in net debt as of two business days prior to the Closing Date, (iv) that there are no other issuances of equity interests of Spartan or Allego prior to the Closing and (v) a cash-settled portion of historical consulting fees equal to $90,146,600, and (b) does not take into account Spartan Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or the issuance of any shares upon completion of the Business Combination under the LTIP. As a result of the Business Combination, the economic and voting interests of Spartan’s public stockholders will decrease. If we assume the Maximum Redemptions Scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 55,200,000 shares of Spartan Class A Common Stock are redeemed, the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, and the cash-settled portion of historical consulting fees will be equal to $0, the ownership of Allego upon the Closing will be as follows:

•

the shareholders of Allego Holding immediately prior to the Share Contribution will own 239,497,025 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 89% of the total issued and outstanding Allego Ordinary Shares;

•

the Spartan public stockholders will own no Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 0% of the total issued and outstanding Allego Ordinary Shares;

•

the Subscribers will own 15,000,000 Allego Ordinary Shares (excluding any shares currently held by any existing shareholders of Allego or Spartan participating in the Private Placement), representing approximately 6% of the total issued and outstanding Allego Ordinary Shares; and

•

the Sponsor will own 13,800,000 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 5% of the total issued and outstanding Allego Ordinary Shares.

If the facts are different than the above assumptions, the percentage ownership retained by Spartan’s existing stockholders in Allego following the Business Combination will be different. For example, if we assume that all 13,800,000 public warrants that are outstanding and all 9,360,000 private placement warrants that are outstanding were exercisable and exercised following completion of the Business Combination and further assume that no public stockholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of Allego would be as follows:

•

the shareholders of Allego Holding immediately prior to the Share Contribution will own 230,482,365 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 68% of the total issued and outstanding Allego Ordinary Shares;

•

the Spartan public stockholders will own 69,000,000 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 21% of the total issued and outstanding Allego Ordinary Shares;

•

the Subscribers will own 15,000,000 Allego Ordinary Shares (excluding any shares currently held by any existing shareholders of Allego or Spartan participating in the Private Placement), representing approximately 4% of the total issued and outstanding Allego Ordinary Shares; and

•

the Sponsor will own 23,160,000 Allego Ordinary Shares (excluding any shares purchased in the Private Placement), representing approximately 7% of the total issued and outstanding Allego Ordinary Shares

Please see the subsection entitled “Description of Allego’s Securities and Articles of Association” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of Allego Following the Business Combination

We expect the Allego Board to consist of the individuals set forth below, as well as two additional individuals to be named in a future amendment to this proxy statement/prospectus, in each case effective immediately after the Effective Time.

Name	Age*	Position(s)
Mathieu Bonnet	48	Chief Executive Officer and Director-Nominee
Julien Touati	39	Director-Nominee
Sandra Lagumina	43	Director-Nominee
Julia Prescot	62	Director-Nominee
Jane Garvey	77	Director-Nominee
Christian Vollman	43	Director-Nominee
Thomas Josef Maier	64	Director-Nominee

*	age as of July 7, 2021.

Please see the section entitled “Management of Allego Following the Business Combination” for further information.

Redemption Rights

Under the Charter, in connection with an Initial Business Combination, holders of Spartan Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of an Initial Business Combination, including interest not previously released to us to pay Spartan’s franchise and income taxes, by (b) the total number of shares of Spartan Class A Common Stock issued in the IPO; provided, that Spartan will not redeem any public shares to the extent that such redemption would result in Spartan having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of June 30, 2021, this would have amounted to approximately $10.00 per share. Under the Charter, in connection with an initial business combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking Redemption Rights with respect to more than 15% of the public shares.

If a holder exercises its Redemption Rights, then such holder will be exchanging its shares of Spartan Class A Common Stock for cash, will no longer own shares of Spartan Class A Common Stock and will not participate in Allego’s future growth, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Spartan’s Transfer Agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Spartan Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to holders of shares of Spartan Common Stock in connection with the Business Combination.

Expected Accounting Treatment

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Spartan will be treated as the “acquired” company for accounting purposes. As Spartan does not meet the definition of a business under IFRS, net assets of Spartan will be stated at historical cost, with no goodwill or other intangible assets recorded. As a result of the Business Combination and related transactions, the existing shareholders of Allego Holding will continue to retain control through their majority ownership of Allego.

Allego Holding has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Allego Holding’s shareholders will have the largest voting interest in Allego under both the No Redemption Scenario and Maximum Redemption Scenario;

•	Allego Holding’s senior management is the senior management of Allego;

•	the business of Allego Holding will comprise the ongoing operations of Allego; and

•	Allego Holding is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since Spartan does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of Allego Ordinary Shares issued to Spartan Stockholders over the fair value of Spartan’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Material U.S. Federal Income Tax Considerations

The following describes material U.S. federal income tax considerations for Holders (as defined below) of (i) Spartan Class A Common Stock and Spartan Warrants (“Spartan Securities”) as of immediately prior to the Business Combination with respect to (1) electing to have their Spartan Class A Common Stock redeemed for cash if the Business Combination is completed and (2) the Spartan Merger, and (ii) Allego Securities, except as otherwise noted below, as of immediately following the Business Combination with respect to the ownership and disposition of such securities. Unless otherwise noted, the following discussion reflects the opinion of Vinson & Elkins L.L.P., Spartan’s U.S. tax counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of Vinson & Elkins L.L.P. is dependent on the accuracy of factual representations made by each of Allego and Spartan to them, including descriptions of Allego’s operations contained elsewhere in this proxy statement/prospectus. Statements contained herein that Allego or Spartan “believes,” “expects,” or “intends” or other similar phrases are not legal conclusions or opinions of Vinson & Elkins L.L.P. This discussion applies only to Spartan Securities and Allego Securities, as the case may be, held as a “capital asset” for U.S. federal income tax purposes (generally property held for investment). This discussion does not address any tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the Private Placement or the tax treatment of the Business Combination with respect to Allego stockholders or securityholders. This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. We cannot assure you that any such change or differing interpretation will not significantly alter the tax considerations described in this discussion. Neither Spartan nor Allego has sought or will seek any rulings from the IRS with respect to the positions or conclusions described in the following discussion. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisors, Allego’s tax advisors, the IRS, or a court will agree with such statements, positions, and conclusions.

The following does not purport to be a complete analysis of all potential tax effects resulting from the redemption of Spartan Class A Common Stock, the completion of the Business Combination or the ownership or disposition of Allego Securities after the Business Combination, and does not address all aspects of U.S. federal income taxation that may be relevant to individual Holders in light of their particular circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local, or non-U.S. tax laws, any tax treaties, or any other tax law. Furthermore, this summary does not address all U.S. federal income tax considerations that may be relevant to certain categories of Holders that may be subject to special treatment under the U.S. federal income tax laws, including, but not limited to:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	except as specifically described below, persons that actually or constructively own five percent or more of any class of Spartan’s or Allego’s stock (by vote or by value);

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell Spartan Securities or Allego Securities under the constructive sale provisions of the Code;

•	persons that acquired Spartan Securities or Allego Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts;

•	regulated investment companies;

•	certain former citizens or long-term residents of the United States;

•

persons that hold Spartan Securities or Allego Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•	the Spartan initial stockholders, Sponsor, or Spartan’s officers or directors, or other holders of Founder Shares or private placement warrants; and

•	Holders of Allego Securities or Allego Holding Shares or securities prior to the Business Combination.

THIS DISCUSSION IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER TAX LAWS, INCLUDING, BUT NOT LIMITED TO, U.S. FEDERAL ESTATE OR GIFT TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION, OR ANY APPLICABLE INCOME TAX TREATY.

Holder, U.S. Holder and Non-U.S. Holder Defined

A “U.S. Holder” is a beneficial owner of Spartan Securities or Allego Securities that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of Spartan Securities or Allego Securities that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust, in each case that is not a U.S. Holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Spartan Securities or Allego Securities, the tax treatment of a partner in such partnership might depend upon the status of the partner or the partnership, upon the activities of the partnership and upon certain determinations made at the partnership or partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Spartan Securities or Allego Securities to consult with and rely solely upon their tax advisors regarding the U.S. federal income and other tax considerations to them of the matters discussed below.

“U.S. Holders” and “Non-U.S. Holders” are referred to collectively herein as “Holders”.

Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of Spartan Class A Common Stock

Tax Characterization of a Redemption

In the event that a Holder’s Spartan Class A Common Stock is redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of Spartan Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether it qualifies as a sale of the Spartan Class A Common Stock under Section 302(a) of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Spartan Class A Common Stock treated as held by the Holder (including any stock constructively owned by the Holder as a result of owning Spartan Warrants or otherwise) relative to all shares of Spartan Class A Common Stock outstanding both before and after the redemption. The redemption of a Holder’s Spartan Class A Common Stock generally will be treated as a sale of such Spartan Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the Holder, (ii) results in a “complete termination” of the Holder’s interest in Spartan, or (iii) is “not essentially equivalent to a dividend” with respect to the Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a Holder takes into account not only stock actually owned by the Holder, but also shares of Spartan Class A Common Stock that are treated as constructively owned by the Holder. A Holder may be treated as constructively owning stock owned by certain related individuals and entities in which the Holder has an interest or that have an interest in such Holder, as well as any stock that the Holder has a right to acquire by exercise of an option, which would generally include Spartan Class A Common Stock that could be acquired pursuant to the exercise of Spartan Warrants.

In order to meet the “substantially disproportionate” test, the percentage of Spartan’s outstanding voting stock actually and constructively owned by the Holder immediately following the redemption of Spartan Class A Common Stock must, among other requirements, be less than 80% of the percentage of Spartan’s outstanding voting stock actually and constructively owned by the Holder immediately before the redemption. Prior to the Business Combination, the Spartan Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a “complete termination” of a Holder’s interest if either (i) all of the shares of Spartan Class A Common Stock actually and constructively owned by the Holder are redeemed or (ii) all of the shares of Spartan Class A Common Stock actually owned by the Holder are redeemed, the Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, and the Holder does not constructively own any other stock (including as a result of owning Spartan Warrants). Finally, the redemption of a Holder’s Spartan Class A Common Stock will not be “essentially equivalent to a dividend” if such redemption results in a “meaningful reduction” of the Holder’s proportionate interest in Spartan. Whether the redemption will result in a meaningful reduction in a Holder’s proportionate interest in Spartan will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A Holder should consult with, and rely solely upon, its own tax advisors as to the tax consequences of electing to have Spartan Class A Common Stock redeemed for cash.

If none of the foregoing tests are satisfied, the Holder will generally be treated as receiving a distribution of cash from Spartan. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Spartan’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of Spartan’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Holder’s adjusted tax basis in its Spartan Class A Common Stock. Any remaining excess will be treated as gain realized on the sale of the Spartan Class A Common Stock. After the application of these rules, any remaining tax basis of the Holder in the redeemed Spartan Class A Common Stock will be added to the Holder’s adjusted tax basis in its remaining stock, or, if it has none, possibly to the Holder’s adjusted tax basis in its warrants or in other stock constructively owned by it. Holders who actually or constructively own five percent or more of the Spartan Class A Common Stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of Spartan Class A Common Stock, and such Holders are urged to consult with their own tax advisors with respect to their reporting requirements.

Effect of the Spartan Merger on Treatment of a Redemption

If the Spartan Merger qualifies for the Intended Tax Treatment, as discussed below under the section entitled “— Material U.S. Federal Income Tax Considerations with Respect to the Spartan Merger for Holders of Spartan Class A Common Stock and Spartan Warrants — Tax Characterization of the Spartan Merger,” and a Holder both elects to redeem Spartan Class A Common Stock and exchanges Spartan Class A Common Stock and/or Spartan Warrants for Allego Securities in the Spartan Merger, it is possible, but not clear, that such redemption and the Spartan Merger would be treated as part of the same transaction, and as a result, such Holder would be treated as receiving the cash paid in the redemption as part of the Spartan Merger consideration paid to such Holder. In such a case, such Holder generally would recognize gain (if any) for U.S. federal income tax purposes with respect to each share of Spartan Class A Common Stock and each Spartan Warrant held immediately prior to the redemption and Spartan Merger in an amount equal to the lesser of (i) the excess (if any) of the amount of cash plus the fair market value of the Allego Ordinary Shares and Assumed Warrants deemed received in exchange for such share of Spartan Class A Common Stock or Spartan Warrant, as described below, over such Holder’s tax basis in the Spartan share or warrant exchanged therefor or (ii) the amount of cash plus, in the event the Spartan Merger qualifies as a transaction described in Section 351 of the Code but not as a reorganization within the meaning of Section 368(a) of the Code, the fair market value of the Assumed Warrants deemed received in exchange for such share of Spartan Class A Common Stock or Spartan Warrant. To determine the amount of gain, if any, that such Holder would recognize, the Holder must compute the amount of gain or loss realized as a result of the Spartan Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the cash received in the redemption of Spartan Class A Common Stock by such Holder, (ii) the Allego Ordinary Shares received by such Holder in the Spartan Merger and (iii) the Assumed Warrants held by such Holder as a result of the Spartan Merger among the shares of Spartan Class A

Common Stock and Spartan Warrants held by such Holder immediately prior to the redemption and the Spartan Merger in proportion to their respective fair market values. Any loss realized by the Holder would not be recognized.

In the event that the Spartan Merger did not qualify for the Intended Tax Treatment, or the redemption and Spartan Merger were not treated as part of the same transaction, the consequences of the redemption would generally be as described above under the section entitled “— Tax Characterization of a Redemption.”

The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of the Spartan Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. Holders of Spartan Class A Common Stock considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors as to whether the redemption of their Spartan Class A Common Stock will be treated as a sale or as a distribution under the Code and any resultant tax consequences.

Considerations for U.S. Holders

This section applies to you if you are a U.S. Holder of Spartan Class A Common Stock.

Gain or Loss on Redemption Treated as a Sale of Spartan Class A Common Stock. If a redemption of a U.S. Holder’s Spartan Class A Common Stock is treated as a sale of such Spartan Class A Common Stock, the U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in such redemption and (ii) the U.S. Holder’s adjusted tax basis in its Spartan Class A Common Stock redeemed. A U.S. Holder’s adjusted tax basis in its Spartan Class A Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Spartan Class A Common Stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Spartan Class A Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and suspend the running of the applicable holding period of such stock for this purpose. If the applicable holding period requirements are not satisfied, any gain on the redemption of Spartan Class A Common Stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If a redemption of a U.S. Holder’s Spartan Class A Common Stock is not treated as a sale of such Spartan Class A Common Stock, the U.S. Holder will generally be treated as receiving a distribution of cash from Spartan, as discussed above. Any portion of such distribution that is treated as a dividend paid to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied, but may be subject to the “extraordinary dividend” provisions of the Code (which could cause a reduction in the tax basis of such corporate U.S. Holder’s Spartan Class A Common Stock and increase the amount of gain or decrease the amount of loss recognized by such U.S. Holder in connection with a disposition of its shares). With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, any portion of a distribution that is treated as a dividend paid to a non-corporate U.S. Holder generally will give rise to “qualified dividend income” that will be subject to U.S. federal income tax at the lower applicable long-term capital gains rate. It is unclear, however, whether the redemption rights with respect to the Spartan Class A Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and suspend the running of the applicable holding period of such stock for this purpose. If the applicable holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S.

Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential income tax rate that applies to qualified dividend income. Any portion of such distribution that is treated as gain realized on the sale of the Spartan Class A Common Stock (i.e., the portion not constituting a dividend or a return of capital) will be treated as described under the section entitled “Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of Spartan Class A Common Stock — Considerations for U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Spartan Class A Common Stock.”

Information Reporting and Backup Withholding. Payments received by a U.S. Holder as a result of the exercise of redemption rights may be subject, under certain circumstances, to information reporting and backup withholding. Information reporting requirements generally will not apply, however, to a U.S. Holder that is an exempt recipient and certifies to its exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Considerations for Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder of Spartan Class A Common Stock.

Gain on Redemption Treated as a Sale of Spartan Class A Common Stock. If a redemption of a Non-U.S. Holder’s Spartan Class A Common Stock is treated as a sale of such Spartan Class A Common Stock, subject to the discussion below under “ — Considerations for Non-U.S. Holders — Information Reporting and Backup Withholding,” the Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon such redemption unless:

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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

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such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

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the Spartan Class A Common Stock constitutes United States real property interests by reason of Spartan’s status, at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. Holder held Spartan Class A Common Stock, as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes, and as a result, such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S.-source capital losses.

A Non-U.S. Holder whose gain is described in the second or third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as provided under an applicable income tax treaty). Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, Spartan believes that it currently is not, and has not been at any time during the five-year testing period, a United States real property holding corporation.

Taxation of Redemption Treated as a Distribution. If a redemption of a Non-U.S. Holder’s Spartan Class A Common Stock is not treated as a sale of such Spartan Class A Common Stock, the Non-U.S. Holder will generally be treated as receiving a distribution of cash from Spartan, as discussed above. Subject to the withholding requirements under FATCA (as defined below) and other than with respect to effectively connected dividends, each of which is discussed below, any portion of such distribution treated as a dividend paid to a Non-U.S. Holder on the Spartan Class A Common Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend (unless an applicable income tax treaty provides for a lower rate). To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. Because Spartan generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, Spartan normally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts thus withheld may be refundable to the Non-U.S. Holder if it is subsequently determined that such distribution was, in fact, in excess of Spartan’s current and accumulated earnings and profits.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Any portion of such distribution that is treated as gain realized on the sale of the Spartan Class A Common Stock (i.e., the portion not constituting a dividend or a return of capital) will be treated as described under the section “Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of Spartan Class A Common Stock — Considerations for Non-U.S. Holders — Gain on Redemption Treated as a Sale of Spartan Class A Common Stock.”

The rules governing the U.S. federal income tax treatment of redemptions are complex, and the determination of whether a redemption will be treated as a sale of Spartan Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. As a result, a withholding agent may require a Non-U.S. Holder to provide certain information regarding its ownership in order to determine whether the redemption proceeds should be treated as sale proceeds or as a distribution subject to withholding. Non-U.S. Holders of Spartan Class A Common Stock considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors as to whether the redemption of their Spartan Class A Common Stock will be treated as a sale or as a distribution under the Code and any resultant tax consequences.

Information Reporting and Backup Withholding. Any amounts paid to a Non-U.S. Holder that are treated as dividends must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Such amounts generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Amounts paid to a Non-U.S. Holder that are treated as the proceeds of the sale or other disposition by the Non-U.S. Holder of Spartan Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Spartan Class A Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Spartan Class A Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any amounts treated as dividends paid on Spartan Class A Common Stock, and subject to proposed U.S. Treasury regulations discussed below, on amounts treated as proceeds from a disposition of Spartan Class A Common Stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of Spartan Securities paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Holders are encouraged to consult with and rely solely upon their own tax advisors regarding the effects of FATCA on a redemption of their Spartan Class A Common Stock.

HOLDERS OF SPARTAN CLASS A COMMON STOCK CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER TAX LAWS.

Material U.S. Federal Income Tax Considerations with Respect to the Spartan Merger for Holders of Spartan Class A Common Stock and Spartan Warrants

Tax Residence of Allego for U.S. Federal Income Tax Purposes

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Allego, which is organized under the laws of the Netherlands, would be treated as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule, under which a non-U.S. organized entity might, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and guidance regarding their application is unclear and incomplete.

As relevant to the Business Combination, under Section 7874 of the Code, an entity that is treated as a corporation for U.S. federal income tax purposes and organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) (an “Inverted Corporation”) if the following conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), and (ii) after the acquisition, the former stockholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 of the Code (the “80% Ownership Test”), unless, however, (iii) the non-U.S. corporation’s “expanded affiliated group” has “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation (and tax residence) relative to the expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). For purposes of computing the ownership percentage relevant to the 80% Ownership Test, the U.S. Treasury regulations issued pursuant to Section 7874 of the Code require certain adjustments to the number of shares held by former stockholders of the acquired U.S. corporation and to the total number of outstanding shares of the non-U.S. acquiring corporation, such that the ownership percentage for purposes of the 80% Ownership Test may be higher than the percentage of outstanding shares of the non-U.S. acquiring corporation actually held by former stockholders of the acquired U.S. corporation.

Pursuant to the Business Combination, Allego will acquire all of the outstanding Spartan Class A Common Stock. As a result, the determination of whether Allego will be treated as a U.S. corporation for U.S. federal income tax purposes will depend on whether Allego satisfies the 80% Ownership Test and, if it does, whether it satisfies the Substantial Business Activities Exception. If Spartan Stockholders hold less than 80% (by both vote and value) of the Allego Ordinary Shares following the Business Combination (as determined by taking into account the complex adjustments to the ownership percentage required under Section 7874 of the Code), the 80% Ownership Test will not be satisfied, and Allego will not be treated as U.S. corporation for U.S. federal income tax purposes, regardless of whether the Substantial Business Activities Exception is satisfied. In order for Allego to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of Allego’s expanded affiliated group must be based, located, and derived, respectively, in the country in which Allego is a tax resident after the consummation of the Business Combination (i.e., the Netherlands).

If Allego were to be treated as a U.S. corporation for U.S. federal income tax purposes, this could result in a number of negative tax consequences for Allego and Holders of Allego Securities. For example, Allego would be subject to U.S. federal income tax on its worldwide income and, as a result, could be subject to substantial liabilities for additional U.S. income taxes. Moreover, the gross amount of any dividend payments to Allego’s Non-U.S. Holders could be subject to 30% U.S. withholding tax (depending on the application of any income tax treaty that might apply to reduce the withholding tax), and the ability of Allego’s U.S. Holders to credit any

Dutch taxes imposed on them may be materially limited. Holders should consult with, and rely solely upon, their own tax advisors regarding the application of the rules described above and any resultant tax consequences.

Even if a non-U.S. acquiring corporation did not meet the 80% Ownership Test and were not an Inverted Corporation, other adverse consequences could apply if the non-U.S. acquiring corporation were nonetheless a “surrogate foreign corporation” under Section 7874 of the Code. A non-U.S. acquiring corporation is a “surrogate foreign corporation” if it would meet the three requirements of Section 7874 of the Code to be treated as an Inverted Corporation if the 80% Ownership Test threshold were reduced to 60% (the “60% Ownership Test”).

If the non-U.S. acquiring corporation were a “surrogate foreign corporation” that is not an Inverted Corporation (a “Surrogate Foreign Corporation”), the taxable income of the acquired U.S. corporation (and any U.S. person considered to be related to the acquired U.S. corporation pursuant to applicable rules) for any given year, within a period beginning on the first date the U.S. corporation’s properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In general, the effect of this provision is to deny the acquired U.S. corporation and its U.S. affiliates the use of net operating losses, foreign tax credits or other tax attributes, if any, to offset the inversion gain. Further, more of the payments, if any, by the acquired U.S. corporation and its U.S. affiliates to the non-U.S. acquiring corporation and its non-U.S. affiliates may be treated as base erosion payments that may be subject to a minimum tax pursuant to Section 59A of the Code. Additionally, dividends paid by the non-U.S. acquiring corporation will not to qualify for a reduced rate of tax as “qualified dividend income,” as discussed below under the heading “Material U.S. Federal Income Tax Considerations for Holders with Respect to the Ownership and Disposition of Allego Ordinary Shares or Assumed Warrants — Considerations for U.S. Holders — Distributions Treated as Dividends.”

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the U.S. Treasury regulations promulgated thereunder, and certain factual assumptions, Allego expects that, after consummation of the Business Combination, former holders of Spartan Class A Common Stock will hold less than 60% (by both vote and value) of the Allego Ordinary Shares by reason of holding Spartan Class A Common Stock as determined for purposes of Section 7874 of the Code, and accordingly, neither the 80% Ownership Test nor the 60% Ownership Test is expected to be met. Accordingly, Allego does not expect to be an Inverted Corporation or a Surrogate Foreign Corporation for U.S. federal income tax purposes, and Allego intends to take this position on its tax returns. However, Allego has not sought and will not seek any rulings from the IRS or any opinion from any tax advisor as to such tax treatment, and the closing of the Business Combination is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Further, there can be no assurance that your tax advisors, Allego’s tax advisors, the IRS, or a court will agree with the position that Allego is not an Inverted Corporation or a Surrogate Foreign Corporation pursuant to Section 7874 of the Code. The rules for determining whether a non-U.S. corporation is an Inverted Corporation or a Surrogate Foreign Corporation for U.S. federal income tax purposes are complex, unclear, and the subject of ongoing regulatory change. Allego’s intended position is not free from doubt. Further, the application of such rules must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts, law, and other circumstances. For example, President Biden’s Made in America tax plan, if enacted, would increase the risk that Allego would be treated as a U.S. corporation by expanding the scope of such rules to capture more transactions.

Consistent with Allego’s intended reporting position, the remainder of this discussion assumes that Allego will not be an Inverted Corporation or a Surrogate Foreign Corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, Allego is not representing to you that Allego will not be an Inverted

Corporation or a Surrogate Foreign Corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Tax Characterization of the Spartan Merger

The following discussion under the heading “ — Tax Characterization of the Spartan Merger” insofar as such discussion constitutes statements of U.S. federal income tax law as to the treatment of the Spartan Merger as a reorganization within the meaning of Section 368(a) of the Code and, taking into account the Share Contribution and the Private Placement, a transaction described in Section 351 of the Code (including that it is not excluded from the application of such provisions pursuant to Section 367 of the Code), constitutes the opinion of Vinson & Elkins L.L.P., U.S. tax counsel to Spartan.

It is intended that the Spartan Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and the Spartan Merger, taking into account the Share Contribution and the Private Placement, qualify as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”). In the Business Combination Agreement, each of Spartan, Allego, Allego Holding, Madeleine Charging, Merger Sub and E8 Investor agrees to report and file all applicable U.S. income tax returns consistent with the Intended Tax Treatment (including, if applicable, attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Closing), except as otherwise required by Law. Consistent with the Business Combination Agreement, each of Allego and Spartan currently expects to file its tax returns consistent with the Intended Tax Treatment.

Based upon customary representations made by Spartan and Allego in customary tax representation letters delivered by such parties, certain reasonable assumptions (including an assumption regarding the percentage of Spartan Stockholders that will exercise their redemption rights), and certain covenants and undertakings of Spartan and Allego pursuant to the Business Combination Agreement, Vinson & Elkins L.L.P., Spartan’s U.S. tax counsel, is currently of the opinion that the Spartan Merger more likely than not qualifies as a reorganization within the meaning of Section 368(a) of the Code and the Spartan Merger, taking into account the Share Contribution and the Private Placement, more likely than not will qualify as a transaction described in Section 351 of the Code (including that it is not excluded from the application of such provisions pursuant to Section 367 of the Code).

However, due to the absence of clear and complete guidance regarding certain requirements that must be satisfied for the Spartan Merger to qualify for the Intended Tax Treatment, such treatment is not free from doubt. There is significant uncertainty as to whether the exchange of Spartan Class A Common Stock and Spartan Warrants for Allego Ordinary Shares and Assumed Warrants in the Spartan Merger would qualify for non-recognition treatment for U.S. federal income tax purposes, and as a result, there is significant risk that Holders of Spartan Securities could be subject to tax in respect of the Spartan Merger even if the Spartan Merger, taking into account the Share Contribution and the Private Placement, satisfies the requirements of Section 351 of the Code. One of the requirements that must be satisfied for the Spartan Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code is the continuity of business enterprise requirement, which generally requires the acquiring corporation (here, Allego) to either continue the historic business of the target (here, Spartan) or use a significant portion of the target’s historic business assets in a business. Due to the absence of clear and complete guidance on how this requirement of Section 368(a) of the Code applies in the case of a corporation holding only cash and investment-type assets, such as Spartan, this analysis in the context of the Spartan Merger is subject to significant uncertainty. The IRS has indicated that the application of the continuity of business enterprise requirement in such circumstances is currently under consideration, and there can be no assurance as to whether the IRS will come to a favorable conclusion on this point. In addition, there are uncertainties related to the treatment and amount of redemptions that are considered to occur in connection with the Spartan Merger, and as a result, the opinion of Vinson & Elkins, L.L.P. is conditioned upon assumptions with respect to such redemptions. Further, the qualification of the Spartan Merger, taking into account the Share Contribution and the Private Placement, as a transaction described in Section 351 of the Code may be dependent on actions taken in connection with the Business Combination by persons outside of Allego’s control, such as the stockholders of Spartan, Allego Holding and Allego. Accordingly, no assurance can be given that your tax advisors or Allego’s tax advisors will agree with the Intended Tax Treatment or that the IRS would not assert, or that a court would not sustain, a contrary position.

Further, the application of Sections 368(a), 351, and 367 of the Code must be finally determined after completion of the Spartan Merger, by which time there could be adverse changes to the relevant facts, law, and other circumstances. Neither Allego nor Spartan has sought or will seek any rulings from the IRS as to such tax treatment, and the Closing is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, any particular tax treatment. Thus, the intended reporting position of Allego and Spartan described herein is not free from doubt.

In light of the significant uncertainty regarding the tax treatment of the Spartan Merger, you are strongly urged to consult with, and rely solely upon, your tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the Spartan Merger to you.

Consequences of the Intended Tax Treatment. If the Spartan Merger both qualifies as a reorganization within the meaning of Section 368(a) of the Code and, taking into account the Share Contribution and the Private Placement, qualifies as a transaction described in Section 351 of the Code, a Holder that exchanges Spartan Class A Common Stock for Allego Ordinary Shares and/or Spartan Warrants for Assumed Warrants generally should not recognize gain or loss for U.S. federal income tax purposes, subject to the discussion above under the section entitled “Material U.S. Federal Income Tax Considerations for Holders in Respect of the Redemption of Spartan Class A Common Stock — Effect of the Spartan Merger on Treatment of a Redemption” with respect to Holders that elect to redeem Spartan Class A Common Stock, and the discussion below under the section entitled “— Considerations for U.S. Holders — Taxation under Section 367(a) of the Code and Five-Percent Transferee Shareholders” for U.S. Holders. The aggregate tax basis for U.S. federal income tax purposes of the Allego Ordinary Shares and/or Assumed Warrants received by such Holder in the Spartan Merger should be the same as the aggregate adjusted tax basis of the shares of Spartan Class A Common Stock and/or Spartan Warrants surrendered in exchange therefor. The holding period of the Allego Ordinary Shares and/or Assumed Warrants received in the Spartan Merger by such Holder should include the period during which the shares of Spartan Class A Common Stock and/or Spartan Warrants exchanged therefor were held by such Holder.

Consequences if the Spartan Merger Qualifies as a Reorganization within the Meaning of Section 368(a) of the Code But Not as a Transaction Described in Section 351 of the Code. If the Spartan Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, but not as a transaction described in Section 351 of the Code, the consequences to Holders would generally be the same as described above under the section entitled “— Consequences of the Intended Tax Treatment.”

Consequences if the Spartan Merger Qualifies as a Transaction Described in Section 351 of the Code but not a Reorganization within the Meaning of Section 368(a) of the Code. If the Spartan Merger qualifies as a transaction described in Section 351 of the Code, but not as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to a Holder would depend on the Allego Securities that the Holder receives in the Spartan Merger. In such a case, a Holder that exchanges only Spartan Class A Common Stock for Allego Ordinary Shares would generally be the same as described above under the section entitled “— Consequences of the Intended Tax Treatment.”

In such a case, a Holder that exchanges only Spartan Warrants for Assumed Warrants would recognize gain or loss for U.S. federal income tax purposes upon such exchange equal to the difference between the fair market value of the Assumed Warrants received and such Holder’s adjusted tax basis in the Spartan Warrants exchanged therefor. The Holder’s tax basis in the Assumed Warrants received in the Spartan Merger would equal the fair market value of such warrants, and the Holder’s holding period in its Assumed Warrants would begin on the day after the Spartan Merger.

In such a case, a Holder that exchanges both Spartan Class A Common Stock and Spartan Warrants for Allego Ordinary Shares and Assumed Warrants, respectively, would recognize gain (if any) for U.S. federal income tax purposes with respect to each share of Spartan Class A Common Stock and each Spartan Warrant held immediately prior to the Spartan Merger in an amount equal to the lesser of  (i) the excess (if any) of the fair market value of the Allego Ordinary Shares and Assumed Warrants deemed received in exchange for such share of Spartan Class A Common Stock or Spartan Warrant, as described below, over such Holder’s tax basis in the Spartan share or warrant exchanged therefor or (ii) the fair market value of the Assumed Warrants deemed received in exchange for such share of Spartan Class A Common Stock or Spartan Warrant. To determine the amount of gain, if any, that such Holder would recognize, the Holder must compute the amount of gain or loss realized as a result of the Spartan Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of  (i) the Allego Ordinary Shares received by such Holder and (ii) the Assumed Warrants held by such Holder as a result of the Spartan Merger among the shares of Spartan Class A Common Stock and Spartan Warrants held by such Holder immediately prior to the Spartan Merger in proportion to their respective fair market values. Any loss realized by the Holder would not be recognized.

Consequences if the Spartan Merger Qualifies Neither as a Reorganization within the Meaning of Section 368(a) of the Code nor as a Transaction Described in Section 351 of the Code. If the Spartan Merger qualifies neither as a reorganization within the meaning of Section 368(a) of the Code nor as a transaction described in Section 351 of the Code, a Holder that exchanges Spartan Securities for Allego Securities would recognize gain or loss for U.S. federal income tax purposes upon such exchange equal to the difference between the fair market value of the Allego Securities received and such Holder’s adjusted tax basis in the Spartan Securities exchanged therefor. The Holder’s tax basis in the Allego Securities received in the Spartan Merger would equal the fair market value of such Allego Securities, and the Holder’s holding period in its Allego Securities would begin on the day after the Spartan Merger.

Considerations for U.S. Holders

This section applies to you if you are a U.S. Holder of Spartan Securities.

Treatment of Gain or Loss Recognized, if Any, as a Result of the Spartan Merger. If gain or loss is recognized by a U.S. Holder upon an exchange of Spartan Securities for Allego Securities in the Spartan Merger, such gain or loss generally would be long-term capital gain or loss if the U.S. Holder’s holding period for the Spartan Securities exchanged exceeds one year. It is unclear, however, whether the redemption rights with respect to the Spartan Class A Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and suspend the running of the applicable holding period of such stock for this purpose. If the applicable holding period requirements are not satisfied, any gain would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation under Section 367(a) of the Code and Five-Percent Transferee Shareholders. Section 367(a) of the Code and the applicable U.S. Treasury regulations promulgated thereunder provide that when a U.S. Holder exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify for non-recognition treatment under the Code, the exchange is generally not treated as a non-recognition transaction with respect to such U.S. Holder unless certain additional requirements are met. Subject to the additional rules applicable to a “five-percent transferee shareholder” discussed in the following paragraph, such requirements would be satisfied if: (i) 50% or less (by vote and value) of the Allego Ordinary Shares are received in the Business Combination, in the aggregate, by U.S. Holders of Spartan Class A Common Stock, (ii) 50% or less (by vote and value) of the Allego Ordinary Shares are owned, in the aggregate, immediately after the consummation of the Business Combination by U.S. Holders that are either officers or directors of Spartan or five-percent U.S. stockholders of Spartan, and (iii) Allego satisfies a 36-month active trade or business outside the United States requirement and has a fair market value equal to or greater than Spartan. If these additional requirements are not met, a U.S. Holder would be required to recognize any gain, but would not recognize any loss, realized on the exchange. Allego and Spartan intend to take the position that the Business Combination satisfies such requirements, and subject to the representations and assumptions described above, it is the opinion of Vinson & Elkins, L.L.P., that such requirements are more likely than not satisfied. However, the determination of whether these requirements have been satisfied is complex and dependent upon a number of factual determinations which may not be known at the completion of the Business Combination and which may be subject to change, including the application of complex constructive ownership rules. Neither Allego nor Spartan has sought or will seek any rulings from the IRS as to such position, and the Closing is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisor in regards to, the application of Section 367(a) of the Code to the Spartan Merger. Accordingly, the application of Section 367(a) of the Code to the Spartan Merger is not free from doubt, and there can be no assurance that your tax advisors, Allego’s tax advisors, the IRS, or a court will agree with the position that the additional requirements under Section 367(a) of the Code have been satisfied. If such requirements are satisfied, the application of Section 367(a) of the Code would not prevent a U.S. Holder of Spartan Securities from obtaining non-recognition treatment with respect to its exchange of Spartan Securities for Allego Securities in the Spartan Merger, subject to the discussion below regarding “five-percent transferee shareholders.”

A U.S. Holder that is a “five-percent transferee shareholder,” as defined in the applicable U.S. Treasury regulations under Section 367(a) of the Code, with respect to Allego after the consummation of the Business Combination will qualify for non-recognition treatment with respect to any gain in the Spartan Securities exchanged by such U.S. Holder in the Spartan Merger only if, among other things, such U.S. Holder files a “gain recognition agreement,” as defined in the U.S. Treasury regulations (a “GRA”), with the IRS. Actions taken by Allego and Spartan during the term of the GRA (generally lasting until the end of the fifth full taxable year following the close of the taxable year during which the GRA is entered into), including dispositions of the stock of Spartan or its assets, could result in partial or full recognition of the gain subject to the GRA. Any U.S. Holder of Spartan Securities who will be a “five-percent transferee shareholder” with respect to Allego after the consummation of the Business Combination is urged to consult with, and rely solely upon, their tax advisors concerning the decision to file a GRA, the procedures to be followed in connection with that filing, and the circumstances that might give rise to recognition of gain subject to the GRA.

Information Reporting and Backup Withholding. Amounts received by a U.S. Holder as a result of the Spartan Merger may be subject, under certain circumstances, to information reporting and backup withholding. Information reporting requirements generally will not apply, however, to a U.S. Holder that is an exempt recipient and certifies to its exempt status. Backup withholding may apply to such amounts if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including stock, securities, or cash) to Allego. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in Allego constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult with, and rely solely upon, their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Allego Ordinary Shares and Assumed Warrants.

Considerations for Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder of Spartan Securities.

Treatment of Gain Recognized, if Any, as a Result of the Spartan Merger. If gain is recognized by a Non-U.S. Holder upon an exchange of Spartan Securities for Allego Securities in the Spartan Merger, subject to the discussion below under “— Considerations for Non-U.S. Holders — Information Reporting and Backup Withholding,” the Non-U.S. Holder generally would not be subject to U.S. federal income tax on any gain realized upon such exchange unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

•

the Spartan Securities constitute United States real property interests by reason of Spartan’s status, at any time during the shorter of the five-year period ending on the date of the exchange or the period that the Non-U.S. Holder held Spartan Securities, as a USRPHC for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S.-source capital losses.

A Non-U.S. Holder whose gain is described in the second or third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as provided under an applicable income tax treaty). Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, Spartan believes that it currently is not, and has not been at any time during the five-year testing period, a United States real property holding corporation.

Information Reporting and Backup Withholding. Amounts paid to a Non-U.S. Holder that are treated as the proceeds of the sale or other disposition by the Non-U.S. Holder of Spartan Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Spartan Securities effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Spartan Securities effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

HOLDERS OF SPARTAN SECURITIES SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SPARTAN MERGER, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER TAX LAWS.

Material U.S. Federal Income Tax Considerations for Holders with Respect to the Ownership and Disposition of Allego Ordinary Shares or Assumed Warrants

Tax Residence of Allego for U.S. Federal Income Tax Purposes

Consistent with Allego’s intended reporting position as described above under the section entitled “— Material U.S. Federal Income Tax Considerations with Respect to the Spartan Merger for Holders of Spartan Class A Common Stock and Spartan Warrants — Tax Residence of Allego for U.S. Federal Income Tax Purposes,” the following discussion assumes that Allego will not be an Inverted Corporation or a Surrogate Foreign Corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, Allego is not representing to you that Allego will not be an Inverted Corporation or a Surrogate Foreign Corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Considerations for U.S. Holders

This section applies to you if you are a U.S. Holder of Allego Securities.

Passive Foreign Investment Company Rules. Adverse and burdensome U.S. federal income tax rules and consequences apply to U.S. Holders that hold shares in a non-U.S. corporation classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. In general, Allego would be treated as a PFIC with respect to a particular U.S. Holder in any taxable year in which, after applying certain look-through rules, either:

i.

at least 75% of its gross income for such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income (which generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets); or

ii.

at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which Allego is considered to own at least 25% of the shares by value, produce or are held for the production of passive income.

Allego expects to take the position that it is not a PFIC for the taxable year of the Business Combination, but such position will not be free from doubt. The determination as to whether Allego satisfies either or both of the PFIC tests for the taxable year of the Business Combination will depend on, among other things, the timing of the Business Combination and the amount of Allego’s passive income and assets in the year of the Business Combination. Allego’s PFIC status for the taxable year of the Business Combination or any subsequent taxable year will not be determinable until after the end of such taxable year, and Allego cannot assure you that it will not be a PFIC in the taxable year of the Business Combination or in any future taxable year. If Allego were later determined to be a PFIC, you may be unable to make certain advantageous elections with respect to your ownership of Allego Securities that would mitigate the adverse consequences of Allego’s PFIC status, or making such elections retroactively could have adverse tax consequences to you. Allego has not sought and will not seek any rulings from the IRS or any opinion from any tax advisor as to such tax treatment, and the closing of the

Business Combination is not conditioned upon achieving, or receiving a ruling from any tax authority or opinion from any tax advisors in regards to, any particular tax treatment. Allego will not obtain an opinion regarding its treatment as a PFIC prior to the closing of the Business Combination, and there can be no assurance that such an opinion could be obtained or, if obtained, would be provided at the desired level of certainty in the future. Moreover, regardless of whether Allego could obtain an opinion with respect to its status as a PFIC, there can be no assurance that your tax advisors will agree with that position or that the IRS would not assert, or that a court would not sustain, a contrary position. Thus, the intended reporting position of Allego described herein is not free from doubt. Allego is not representing to you that Allego will not be treated as a PFIC for the taxable year of the Business Combination or in any future taxable years.

Consistent with Allego’s intended reporting position, the remainder of this discussion assumes that Allego will not be treated as a PFIC in the taxable year of the Business Combination or any subsequent taxable year.

THE PFIC RULES ARE COMPLEX AND UNCERTAIN. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM AND ANY RESULTANT TAX CONSEQUENCES.

Tax Characterization of Distributions with Respect to Allego Ordinary Shares. If Allego pays a distribution in cash or other property to U.S. Holders of Allego Ordinary Shares, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Allego Ordinary Shares. Any remaining excess will be treated as gain realized on the sale of Allego Ordinary Shares and will be treated as described below under the section entitled “— Gain or Loss on Sale or Other Taxable Exchange or Disposition of Allego Ordinary Shares or Assumed Warrants.”

Possible Constructive Distributions with Respect to Assumed Warrants. The terms of the Assumed Warrants provide for an adjustment to the number of Allego Ordinary Shares for which Assumed Warrants may be exercised or to the exercise price of the Assumed Warrants in certain circumstances, as discussed in the section of this prospectus entitled “Description of Allego’s Securities and Articles of Association.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Assumed Warrants would, however, be treated as receiving a constructive distribution from Allego if, for example, the adjustment increases the warrantholders’ proportionate interest in Allego’s assets or earnings and profits (e.g., through an increase in the number of Allego Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the Assumed Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of Allego Ordinary Shares, or as a result of the issuance of a stock dividend to holders of Allego Ordinary Shares, in each case, which is taxable to the holders of such shares as a distribution. Any such constructive distribution would be treated in the same manner as if the U.S. Holders of the Assumed Warrants received a cash distribution from Allego equal to the fair market value of such increased proportionate interest, as described above under the section entitled “— Tax Characterization of Distributions with Respect to Allego Ordinary Shares.” For certain information reporting purposes, Allego is required to determine the date and amount of any such constructive distributions. Proposed U.S. Treasury regulations, which Allego may rely on prior to the issuance of final regulations, specify how the date and amount of any such constructive distributions are determined.

Distributions Treated as Dividends. Dividends paid by Allego will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends Allego pays to a non-corporate U.S. Holder generally will constitute a “qualified dividend” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains if Allego Ordinary Shares are readily tradable on an established securities market in the United States and certain holding period and other requirements are met, including that Allego (i) is not classified as a PFIC during the taxable year in which the dividend is paid or any preceding taxable year and (ii) is not a Surrogate Foreign Corporation under Section 7874 of the Code. If such requirements are not satisfied, a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the availability of the lower preferential rate for qualified dividend income for any dividends paid with respect to Allego Ordinary Shares.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of Allego Ordinary Shares or Assumed Warrants. Upon a sale or other taxable exchange or disposition of Allego Ordinary Shares or Assumed Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such exchange or disposition and (ii) the U.S. Holder’s adjusted tax basis in its Allego Ordinary Shares and Assumed Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Allego Ordinary Shares and Assumed Warrants generally will equal the U.S. Holder’s acquisition cost (that is, the acquisition cost of an Allego Ordinary Share, or as discussed below, the U.S. Holder’s initial basis for Allego Ordinary Shares received upon exercise of Assumed Warrants), less, in the case of an Allego Ordinary Share, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Allego Ordinary Shares or Assumed Warrants so disposed of (as applicable) for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. In addition, the deductibility of capital losses is subject to limitations.

Cash Exercise of an Assumed Warrant. Except as discussed below with respect to the cashless exchange of a warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of Allego Ordinary Shares upon the exercise of an Assumed Warrant in exchange for the cash exercise price. The U.S. Holder’s tax basis in Allego Ordinary Shares received upon exercise of an Assumed Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Assumed Warrant (i.e., for Assumed Warrants acquired as part of a unit, the portion of the U.S. Holder’s purchase price for such unit that is allocable to the Assumed Warrant) and the exercise price of such Assumed Warrant. It is unclear whether a U.S. Holder’s holding period for the Allego Ordinary Shares received upon exercise of the Assumed Warrant will commence on the date of exercise of the Assumed Warrant or the immediately following date. In either case, the holding period will not include the period during which the U.S. Holder held the Assumed Warrant.

Cashless Exercise or Redemption of an Assumed Warrant. The tax consequences of a cashless exercise or cashless redemption (collectively referred to herein as a “cashless exchange”) of an Assumed Warrant are not clear under current tax law. A cashless exchange may be tax-free, either because the exchange is not treated as a realization event or, if it is treated as a realization event, because the exchange is treated as a “recapitalization” for U.S. federal income tax purposes. If, however, the cashless exchange were treated as a realization event other than a recapitalization, the exchange could be taxable in whole or in part. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exchange, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described herein would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the tax consequences of a cashless exchange.

Allego intends to treat any cashless exercise of an Assumed Warrant occurring after its giving notice of an intention to redeem the Assumed Warrant for cash as described in the section entitled “Description of Allego’s Securities and Articles of Association” as if Allego redeemed such Assumed Warrant for shares in a cashless redemption qualifying as a recapitalization. Under such treatment, a U.S. Holder would not recognize any gain or loss on the redemption of Assumed Warrants for Allego Ordinary Shares. A U.S. Holder’s aggregate tax basis in the Allego Ordinary Shares received in the redemption would equal the U.S. Holder’s aggregate tax basis in the

Assumed Warrants redeemed, and the holding period for the Allego Ordinary Shares received in redemption of the Assumed Warrants would include the U.S. Holder’s holding period for the redeemed Assumed Warrants. Alternatively, if the cashless exercise were treated as a cashless redemption that was not treated as a realization event, a U.S. Holder’s basis in the Allego Ordinary Shares received would generally equal the Holder’s basis in the Assumed Warrants, and it is unclear whether a U.S. Holder’s holding period in the Allego Ordinary Shares would be treated as commencing on the date of exchange of the Assumed Warrants or on the immediately following date. In either case, the holding period would not include the period during which the U.S. Holder held the Assumed Warrants.

However, if the cashless exercise of an Assumed Warrant were instead to be characterized for U.S. federal income tax purposes as an exercise of the Assumed Warrant, such exercise could be characterized as either a realization event that is not a recapitalization or as not a realization event (as discussed in the immediately preceding paragraph). If treated as a realization event that is not a recapitalization, such a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. For example, a portion of the Assumed Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in payment of the exercise price of the remaining portion of such warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder would be deemed to have surrendered a number of Assumed Warrants having an aggregate value equal to the exercise price of the number of Assumed Warrants deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the exercise price of the Assumed Warrants deemed exercised and (ii) the U.S. Holder’s tax basis in the Assumed Warrants deemed surrendered. In such case, a U.S. Holder’s tax basis in the Allego Ordinary Shares received would generally equal the sum of the U.S. Holder’s tax basis in the Assumed Warrants deemed exercised and the exercise price of the Assumed Warrants deemed exercised. It is unclear whether a U.S. Holder’s holding period for the Allego Ordinary Shares would commence on the date of exercise of the Assumed Warrants or on the immediately following date. In either case, the holding period would not include the period during which the U.S. Holder held the Assumed Warrants.

Redemption or Repurchase of Assumed Warrants for Cash. If Allego redeems Assumed Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Share Capital — Assumed Warrants” or if Allego purchases Assumed Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— Gain or Loss on Sale or Other Taxable Exchange or Disposition of Allego Ordinary Shares or Assumed Warrants.”

Expiration of an Assumed Warrant. If an Assumed Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such Holder’s tax basis in the Assumed Warrant. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding. Dividends with respect to Allego Ordinary Shares and proceeds from the sale, exchange, or redemption of Allego Securities may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including stock, securities, or cash) to Allego. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in Allego constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult with, and rely solely upon, their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Allego Ordinary Shares and Assumed Warrants.

Considerations for Non-U.S. Holders

Non-U.S. Holders generally will not be subject to U.S. federal income tax in respect of their ownership of Allego Securities. Under certain circumstances, a Non-U.S. Holder may be subject to U.S. federal income tax in respect of such ownership, which circumstances include, but are not limited to, Non-U.S. Holders recognizing income from their ownership of Allego Securities that is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) and the treatment of Allego as a U.S. corporation for U.S. federal income tax purposes. As indicated above, Allego does not expect to be treated as a U.S. corporation for U.S. federal income tax purposes, and Allego intends to take this position on its tax returns. Therefore, this disclosure does not address U.S. federal income tax considerations for Non-U.S. Holders in respect of their ownership of Allego Securities. Non-U.S. Holders should consult with, and rely solely upon, their tax advisors to determine whether their ownership of Allego Securities will be subject to U.S. federal income tax and any resultant tax consequences.

THE FOREGOING DISCUSSION IS NOT TAX ADVICE OR A COMPREHENSIVE DISCUSSION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF SPARTAN SECURITIES OR ALLEGO SECURITIES. SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF OWNING ALLEGO SECURITIES FOLLOWING THE COMPLETION OF THE BUSINESS COMBINATION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER TAX LAWS.

Material Dutch Tax Considerations with Respect to the Acquisition, Ownership and Disposition of Allego Ordinary Shares or Assumed Warrants

Scope of Discussion

The following is a general summary of certain material Dutch tax consequences of the acquisition, ownership and disposition of Allego Ordinary Shares or Assumed Warrants. This summary does not purport to describe all possible tax considerations or consequences that may be relevant to a holder or prospective holder of Allego Ordinary Shares or Assumed Warrants and does not purport to describe the tax consequences applicable to all categories of investors, some of which (such as trusts or similar arrangements) may be subject to special rules. For Dutch tax law purposes, a holder of Allego Ordinary Shares or Assumed Warrants may include an individual or entity not holding the legal title to such Allego Ordinary Shares or Assumed Warrants, but to whom, or to which, the Allego Ordinary Shares or Assumed Warrants are, or the income thereof is, nevertheless attributed based either on the individual or entity owning a beneficial interest in the Allego Ordinary Shares or Assumed Warrants or on specific statutory provisions. These include statutory provisions attributing the Allego Ordinary Shares to an individual who, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the Allego Ordinary Shares or Assumed Warrants.

This summary is based on the tax laws of the Netherlands, published regulations thereunder and published authoritative case law, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Where the summary refers to “the Netherlands” or “Dutch” it refers only to the part of the Kingdom of the Netherlands located in Europe.

This discussion is for general information purposes only and is not Dutch tax advice or a complete description of all Dutch tax consequences relating to the acquisition, ownership and disposition of Allego Ordinary Shares or Assumed Warrants. In view of its general nature, this summary should be treated with corresponding caution. Holders or prospective holders of Allego Ordinary Shares and Assumed Warrants should consult their own tax advisors regarding the Dutch tax consequences relating to the acquisition, ownership and disposition of Allego Ordinary Shares and Assumed Warrants in light of their particular circumstances.

Please note that this summary does not describe the Dutch tax consequences for a holder of Allego Ordinary Shares or Assumed Warrants who:

(i) has a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in Allego under the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally speaking, a holder of securities in a company is considered to hold a substantial interest in such company, if such holder alone or, in the case of individuals, together with such holder’s partner (as defined in the Dutch Income Tax Act 2001), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of that company or of 5% or more of the issued and outstanding capital of a certain class of shares of that company; or (ii) rights to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights in that company that relate to 5% or more of the company’s annual profits or to 5% or more of the company’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in a company has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

(ii) applies the participation exemption (deelnemingsvrijstelling) with respect to the Allego Ordinary Shares or Assumed Warrants for purposes of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). Generally, a holder’s shareholding of 5% or more in a company’s nominal paid-up share capital qualifies as a participation (deelneming). A holder may also have a participation if (a) such holder does not have a shareholding of 5% or more but a related entity (statutorily defined term) has a participation or (b) the company in which the shares are held is a related entity (statutorily defined term).

(iii) is a pension fund, investment institution (fiscale beleggingsinstelling) or an exempt investment institution (vrijgestelde beleggingsinstelling) (each as defined in the Dutch Corporate Income Tax Act 1969) or an other entity that is, in whole or in part, not subject to or exempt from Dutch corporate income tax or that is exempt from corporate income tax in its country of residence, such country of residence being another state of the European Union, Norway, Liechtenstein, Iceland or any other state with which the Netherlands has agreed to exchange information in line with international standards; and

(iv) is an individual for whom the Allego Ordinary Shares or Assumed Warrants or any benefit derived from the Allego Ordinary Shares or Assumed Warrants is a remuneration or deemed to be a remuneration for (employment) activities performed by such holder or certain individuals related to such holder (as defined in the Dutch Income Tax Act 2001).

Withholding tax

Dividends distributed by Allego generally are subject to Dutch dividend withholding tax at a rate of 15%. Generally, Allego is responsible for the withholding of such dividend withholding tax at its source; the Dutch dividend withholding tax is for the account of the holder of Allego Ordinary Shares or Assumed Warrants.

The expression “dividends distributed” includes, among other things:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

•

liquidation proceeds, proceeds of redemption of Allego Ordinary Shares or proceeds of the repurchase of Allego Ordinary Shares by Allego or one of its subsidiaries or other affiliated entities in excess of the average paid-in capital as recognized for Dutch dividend withholding tax purposes;

•

an amount equal to the par value of Allego Ordinary Shares issued or an increase of the par value of Allego Ordinary Shares, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

•

partial repayment of the paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent Allego has net profits (zuivere winst), unless (i) the general meeting has resolved in advance to make such repayment and (ii) the par value of the Allego Ordinary Shares concerned has been reduced by an equal amount by way of an amendment of Allego’s articles of association. The term “net profits” includes anticipated profits that are yet to be realized.

In addition to the above, it cannot be excluded that payments in consideration for a repurchase or redemption of Assumed Warrants or a full or partial cash settlement of the Assumed Warrants fall within the scope of the aforementioned “dividends distributed” and are therefore to such extent subject to Dutch dividend withholding tax at a rate of 15%. As of today, no authoritative case law of the Dutch courts has been published in this respect.

Individuals and corporate legal entities who are resident or deemed to be resident of the Netherlands for Dutch tax purposes generally are entitled to an exemption from, or a credit for, any Dutch dividend withholding tax against their income tax or corporate income tax liability and to a refund of any residual Dutch dividend withholding tax. The same generally applies to holders of Allego Ordinary Shares or Assumed Warrants that are neither resident nor deemed to be resident of the Netherlands if the Allego Ordinary Shares or Assumed Warrants are attributable to a Dutch permanent establishment of such non-resident holder.

A holder of Allego Ordinary Shares or Assumed Warrants resident of a country other than the Netherlands may, depending on such holder’s specific circumstances, be entitled to exemptions from, reductions of, or full or partial refunds of, Dutch dividend withholding tax under Dutch national tax legislation or a double taxation convention in effect between the Netherlands and such other country.

Dividend stripping. Pursuant to legislation to counteract “dividend stripping”, a reduction, exemption, credit or refund of Dutch dividend withholding tax is denied if the recipient of the dividend is not the beneficial owner as described in the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965). This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party. The recipient of the dividends is not required to be aware that a dividend stripping transaction took place for these rules to apply. The Dutch State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a double taxation convention.

Taxes on income and capital gains

Dutch Resident Entities. Generally speaking, if the holder of Allego Ordinary Shares or Assumed Warrants is an entity that is a resident or deemed to be resident of the Netherlands for Dutch corporate income tax purposes (a “Dutch Resident Entity”), any payment on Allego Ordinary Shares or Assumed Warrants or any gain or loss realized on the disposal or deemed disposal of Allego Ordinary Shares or Assumed Warrants is subject to Dutch corporate income tax at a rate of 15% with respect to taxable profits up to €245,000 and 25% with respect to taxable profits in excess of that amount (rates and brackets for 2021).

Dutch Resident Individuals. If the holder of Allego Ordinary Shares or Assumed Warrants is an individual resident or deemed to be resident of the Netherlands for Dutch income tax purposes (a “Dutch Resident Individual”), any payment on the Allego Ordinary Shares or Assumed Warrants or any gain or loss realized on the disposal or deemed disposal of the Allego Ordinary Shares or Assumed Warrants is taxable at the progressive Dutch income tax rates (with a maximum of 49.5% in 2021), if:

(i) the Allego Ordinary Shares or Assumed Warrants are attributable to an enterprise from which the holder of Allego Ordinary Shares or Assumed Warrants derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise without being a shareholder (as defined in the Dutch Income Tax Act 2001); or

(ii) the holder of Allego Ordinary Shares or Assumed Warrants is considered to perform activities with respect to the Allego Ordinary Shares or Assumed Warrants that go beyond ordinary asset management (normaal, actief vermogensbeheer) or derives benefits from the Allego Ordinary Shares or Assumed Warrants that are taxable as benefits from other activities (resultaat uit overige werkzaamheden).

If the above-mentioned conditions (i) and (ii) do not apply to the individual holder of Allego Ordinary Shares or Assumed Warrants, such holder will be taxed annually on a deemed return (with a maximum of 5.69% in 2021) on the individual’s net investment assets (rendementsgrondslag) for the year, insofar the individual’s net investment assets for the year exceed a statutory threshold (heffingvrij vermogen). The deemed return on the individual’s net investment assets for the year is taxed at a rate of 31%. Actual income, gains or losses in respect of the Allego Ordinary Shares or Assumed Warrants are as such not subject to Dutch income tax.

The net investment assets for the year are the fair market value of the investment assets less the allowable liabilities on January 1 of the relevant calendar year. The Allego Ordinary Shares or Assumed Warrants are included as investment assets. For the net investment assets on January 1, 2021, the deemed return ranges from 1.90% up to 5.69% (depending on the aggregate amount of the net investment assets of the individual on January 1, 2021). The deemed return will be adjusted annually on the basis of historic market yields.

Non-residents of the Netherlands. A holder of Allego Ordinary Shares or Assumed Warrants that is neither a Dutch Resident Entity nor a Dutch Resident Individual will not be subject to Dutch taxes on income or capital gains in respect of any payment on the Allego Ordinary Shares or Assumed Warrants or in respect of any gain or loss realized on the disposal or deemed disposal of the Allego Ordinary Shares or Assumed Warrants, provided that:

(i) such holder does not have an interest in an enterprise or deemed enterprise (as defined in the Dutch Income Tax Act 2001 and the Dutch Corporate Income Tax Act 1969) which, in whole or in part, is either effectively managed in the Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the Allego Ordinary Shares or Assumed Warrants are attributable; and

(ii) in the event the holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the Allego Ordinary Shares or Assumed Warrants that go beyond ordinary asset management and does not derive benefits from the Allego Ordinary Shares or Assumed Warrants that are taxable as benefits from other activities in the Netherlands.

Gift and inheritance taxes

Residents of the Netherlands. Gift or inheritance taxes will arise in the Netherlands with respect to a transfer of Allego Ordinary Shares or Assumed Warrants by way of a gift by, or on the death of, a holder of Allego Ordinary Shares or Assumed Warrants who is resident or deemed resident of the Netherlands at the time of the gift or such holder’s death.

Non-residents of the Netherlands. No gift or inheritance taxes will arise in the Netherlands with respect to a transfer of Allego Ordinary Shares or Assumed Warrants by way of a gift by, or on the death of, a holder of

Allego Ordinary Shares or Assumed Warrants who is neither resident nor deemed to be resident of the Netherlands, unless:

(i) in the case of a gift of an Allego Ordinary Share or Assumed Warrant by an individual who at the date of the gift was neither resident nor deemed to be resident of the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident of the Netherlands;

(ii) in the case of a gift of an Allego Ordinary Share or Assumed Warrant is made under a condition precedent, the holder of the Allego Ordinary Share or Assumed Warrant is resident or is deemed to be resident of the Netherlands at the time the condition is fulfilled; or

(iii) the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident of the Netherlands.

For purposes of Dutch gift and inheritance taxes, amongst others, a person that holds the Dutch nationality will be deemed to be resident of the Netherlands if such person has been a resident of the Netherlands at any time during the ten years preceding the date of the gift or such person’s death. Additionally, for purposes of Dutch gift tax, amongst others, a person not holding the Dutch nationality will be deemed to be resident of the Netherlands if such person has been a resident of the Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency.

Value added tax (“VAT”)

No Dutch VAT will be payable by a holder of Allego Ordinary Shares or Assumed Warrants in respect of any payment in consideration for the ownership or disposition of the Allego Ordinary Shares or Assumed Warrants.

Other taxes and duties

No Dutch registration tax, stamp duty or any other similar documentary tax or duty, other than court fees, will be payable in respect of or in connection with the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of the Allego Ordinary Shares or Assumed Warrants, the performance by Allego of its obligations under such documents or any payments in consideration for the ownership or disposition of the Allego Ordinary Shares or Assumed Warrants.

Regulatory Matters

In accordance with the Dutch Works Councils Act, Allego sought the advice of its works council on the Business Combination. On April 8, 2021, after a period of review, the works council issued positive advice on the Business Combination.

Neither Spartan nor Allego is aware of any additional material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking our stockholders to approve and adopt the Business Combination Agreement and the Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section above entitled “The Business Combination” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote (online or by proxy) of the holders of a majority of the shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote thereon at the special meeting, voting as a single class.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal at the special meeting.

The Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) will be approved and adopted only if we obtain the affirmative vote (online or by proxy) of holders of a majority of the shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Spartan Class A Common Stock and Spartan Founders Stock held by them in favor of the Business Combination Proposal.

Recommendation of the Spartan Board

THE SPARTAN BOARD RECOMMENDS THAT SPARTAN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE GOVERNANCE PROPOSAL

Overview

As required by applicable SEC guidance, Spartan is requesting that the Spartan Stockholders vote upon, on a non-binding advisory basis, a proposal to approve the governance provisions contained in the Allego Articles that materially affect Spartan stockholder rights. Accordingly, regardless of the outcome of the non-binding advisory vote on the Governance Proposal, the Allego Articles will take effect upon the consummation of the Business Combination. There are certain differences in the rights of Spartan Stockholders prior to the Business Combination and the rights of Allego shareholders after the Business Combination under the Allego Articles. For more information please see the section entitled “Comparison of Shareholder Rights.”

The full text of the Allego Articles is attached to this proxy statement/prospectus as Annex B

Vote Required for Approval

The Governance Proposal is non-binding and is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The approval of the Governance Proposal requires the affirmative vote (online or by proxy) of holders of a majority of the shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting, an abstention from voting or broker non-votes will have no effect on the outcome of the vote on the Governance Proposal.

Recommendation of the Spartan Board

THE SPARTAN BOARD RECOMMENDS THAT SPARTAN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 3 — THE

ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Spartan Board to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. If our stockholders approve the Adjournment Proposal, we may adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Spartan Stockholders, the Spartan Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of the Business Combination Proposal at the special meeting.

The approval of the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Spartan Class A Common Stock and Spartan Founders Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting, an abstention from voting or broker non-votes will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Spartan Board

THE SPARTAN BOARD RECOMMENDS THAT SPARTAN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

For purposes of this section, Athena Pubco B.V. is referred to as “Allego” and Allego Holding B.V. is referred to as “Allego Holding”.

Introduction

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Spartan and Allego Holding B.V. (“Allego Holding”) adjusted to give effect to the Business Combination and related transactions and assumes that the Business Combination Proposal is approved and all shares issuable upon Closing will be Allego Ordinary Shares. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined statement of financial position as of December 31, 2020, gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined income statement for the twelve months ended December 31, 2020, gives pro forma effect to the Business Combination as if it had occurred as of January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read in conjunction with Spartan and Allego Holding’s respective audited financial statements and related notes, “Allego Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Spartan’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Summary of Historical Financial Data,” “The Business Combination Proposal,” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2020 and the unaudited pro forma condensed combined income statement for the twelve months ended December 31, 2020 have been prepared using the following:

•

the audited consolidated financial statements of Spartan as of December 31, 2020 and for the year then ended and the related notes thereto included in the Company’s Annual Report on the Form 10-K for the year ended December 31, 2020 and included in this proxy statement/prospectus; and

•	the audited consolidated financial statements of Allego Holding as of December 31, 2020 and for the year then ended and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information. Management of Allego Holding and Spartan have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these estimates, the final amounts recorded may differ materially from the information presented. This unaudited pro forma condensed combined financial information should be read in conjunction with the financial information included elsewhere in this proxy statement/prospectus.

Description of the Transaction

On July 28, 2021, Spartan, Allego, Merger Sub, Allego Holding and, solely with respect to the sections specified therein, E8 Investor, entered into a Business Combination Agreement. Pursuant to the Business Combination Agreement, at the Closing, among other things:

•

In the event that the holders of more than 15% of the outstanding shares of Spartan Class A Common Stock validly exercised Redemption Rights under the Charter with respect to such shares, Allego Holding will issue to E8 Investor Allego Holding Shares, valued at $10.00 per Allego Holding Share, pursuant to, and in the number determined in accordance with, the terms of the Business Combination Agreement;

•

Allego Holding may issue to E8 Investor, upon E8 Investor’s election, Allego Holding Shares for nominal consideration, such that, after giving effect to such issuance and the consummation of the E8 Part A Share Issuance, if applicable, the Share Contribution, the Private Placement and the Spartan Merger, such Allego Holding Shares would represent not more than 15% of the Allego Ordinary Shares;

•

immediately following the E8 Share Issuance (if necessary), each of Madeleine and, in the event the E8 Part A Issuance or E8 Part B Issuance occurs, E8 Investor, will contribute to Allego all of the issued and outstanding Allego Holding Shares held by it, in exchange for a number of Allego Ordinary Shares, in the aggregate, equal to the quotient determined by dividing (i) the Company Valuation by (ii) $10.00, which Allego Ordinary Shares will be issued to E8 and Madeleine in proportion to the relative number of Allego Holding Shares so contributed by each;

•	each share of Spartan Founders Stock will convert into one share of Spartan Class A Common Stock on a one-for-one basis;

•

Spartan investors will obtain ownership interests in Allego through a reverse triangular merger, whereby at the Effective Time, Merger Sub, a wholly owned subsidiary of Allego, will merge with and into Spartan, with Spartan surviving the merger as Surviving Corporation;

•	Allego will be converted into a Dutch public limited liability company (naamloze vennootschap) and its articles of association will be amended; and

•	Subscribers will subscribe for Allego Ordinary Shares in the Private Placement.

At the Effective Time, as a result of the Spartan Merger:

•	all shares of Spartan Common Stock held in the treasury of Spartan will be automatically cancelled for no consideration;

•

each share of Spartan Common Stock issued and outstanding immediately prior to the Effective Time (other than Redemption Shares) will be cancelled, converted into and exchanged for one validly issued, fully paid and non-assessable Allego Ordinary Share;

•

each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation;

•

Allego will assume that certain warrant agreement dated February 8, 2021 by and between Spartan and Continental Stock Transfer & Trust Company, and enter into such amendments thereto as may be necessary such that each of the Spartan Warrants governed thereby and then outstanding and unexercised will automatically be converted into a warrant to acquire one Allego Ordinary Share, which Assumed Warrants will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Spartan Warrant immediately prior to the Effective Time; and

•

Redemption Shares will not be converted into and become shares of the Surviving Corporation, and will not entitle the holder thereof to receive the Per Share Merger Consideration, and, at the Effective Time, will instead be converted into the right to receive a cash amount from the Surviving Corporation calculated in accordance with such Spartan Stockholder’s Redemption Rights.

In connection with the execution of the Business Combination Agreement, on July 28, 2021, Spartan and Allego entered into separate subscription agreements with the Subscribers pursuant to which the Subscribers agreed to purchase an aggregate of 15,000,000 Allego Ordinary Shares from Allego N.V., for a purchase price of $10.00 per share and an aggregate purchase price of $150,000,000, in a private placement.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Spartan will be treated as the “acquired” company for accounting purposes. As Spartan does not meet the definition of a business under IFRS, the net assets of Spartan will be stated at historical cost, with no goodwill or other intangible assets recorded. As a result of the Business Combination and related transactions, the existing shareholders of Allego Holding will continue to retain control through their majority ownership of Allego.

Allego Holding has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•	Allego Holding’s shareholders will have the largest voting interest in Allego under both the No Redemption Scenario and Maximum Redemption Scenario;

•	Allego Holding’s senior management is the senior management of Allego;

•	the business of Allego Holding will comprise the ongoing operations of Allego; and

•	Allego Holding is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since Spartan does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of the fair value of Allego Ordinary Shares issued to Spartan Stockholders over the fair value of Spartan’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares provided by Spartan and is expensed as incurred.

Basis of Pro Forma Presentation

The adjustments presented on the pro forma combined financial statements have been identified and presented to provide an understanding of Allego upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). We have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Allego will experience. Spartan and Allego Holding have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of Spartan has been adjusted to give effect to the initial public offering of Spartan and the differences between U.S. GAAP and IFRS for the purposes of the combined pro forma financial information. The initial public offering of Spartan occurred on February 11, 2021. The financial impact of the sale of 55,200,000 Units has been included in a separate column as an adjustment to the historical financial information of Spartan. The only adjustment required to convert Spartan’s financial statements from U.S. GAAP to IFRS for purposes of the combined pro forma financial information was to reclassify shares of Spartan Class A Common Stock subject to redemption to non-current liabilities in accordance with IFRS. The adjustments presented in the pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Allego after giving effect to the Business Combination.

We have assessed the Option Agreement and the other Mega-E Transactions, each as defined in the section entitled “Certain Relationships and Related Persons Transactions” and concluded that the call option is a derivative; however the value of the option at inception approximates fair value. As a result there is no impact to the pro-forma financial information related to this call option. For further information regarding the Option Agreement and the other Mega-E Transactions, refer to the section entitled “Certain Relationships and Related Persons Transactions” and other information included elsewhere within this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by holders of Spartan Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account:

•

Scenario 1 - No Redemption Scenario: This presentation assumes that no Spartan Stockholders exercise Redemption Rights with respect to their shares of Spartan Class A Common Stock for a pro rata share of cash in the Trust Account.; and

•

Scenario 2 - Maximum Redemption Scenario: This presentation assumes that 55,200,000 shares of Spartan Class A Common Stock are redeemed for their pro rata share of the cash in the Trust Account in connection with the exercise of their Redemption Rights. This scenario gives effect to 55,200,000 Redemption Shares for aggregate redemption payments of €451.3 million ($552.0 million) at a redemption price of approximately €8.18 ($10.00) per share based on the historical, pro forma balance of investments held in the Trust Account as of December 31, 2020. The Business Combination Agreement includes as a condition to Closing that the amount of Available Cash will not be less than $150,000,000. This condition is expected to be fully satisfied by the proceeds of the Private Placement.

The foregoing scenarios are for illustrative purposes only as Spartan does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by Spartan Stockholders that may actually occur.

The following table summarizes the pro forma weighted average number of Allego Ordinary Shares outstanding under the two alternatives presented above:

	No Redemption Scenario		Maximum Redemption Scenario
	(Shares)%		(Shares)%
Former Allego Holding Shareholders(1)	230,482,365	73%	239,497,025	89%
Former Spartan Class A Common Stockholders	55,200,000	18%	—	0%
Spartan Founder Shares	13,800,000	4%	13,800,000	5%
PIPE Investors	15,000,000	5%	15,000,000	6%

Basic and diluted pro forma weighted average number of shares outstanding(2)	314,482,365	100%	268,297,025	100%

(1)

Reflects an additional approximately 9 million Allego Ordinary Shares issuable to former Allego Holding Shareholders in the Maximum Redemption Scenario as a result of non-payment to E8 Investor under the terms of the Special Fees Agreement.

(2)	Excludes public and private warrants exercisable for 13,800,000 and 9,360,000 shares, respectively, as their impact is antidilutive.

PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION AS OF

DECEMBER 31, 2020

(UNAUDITED)

(in EUR thousands unless otherwise denoted)

								Scenario 1: No Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Allego Holding Historical IFRS	Spartan Historical	Spartan IPO Adjustments	Spartan Historical Pro Forma, as Converted		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
		U.S. GAAP					FN		FN			FN
		USD	USD	USD	EUR(1)
ASSETS
Non-Current Assets
Property, plant and equipment	40,464	—	—	—	—	—		—		40,464	—		40,464
Intangible assets	4,010	—	—	—	—	—		—		4,010	—		4,010
Right-of-use assets	13,614	—	—	—	—	—		—		13,614	—		13,614
Deferred tax assets	722	—	—	—	—	—		—		722	—		722
Other financial assets	16,426	—	—	—	—	—		—		16,426	—		16,426
Investments held in trust account	—	—	552,000	552,000	451,349	—		(451,349)	(4)	—	—		—
Other non-current assets	—	—	—	—	—	—		—		—	—		—

Total non-current assets	75,236	—	552,000	552,000	451,349	—		(451,349)		75,236	—		75,236

Current Assets
Inventories	4,925	—	—	—	—	—		—		4,925	—		4,925
Prepayments	8,114	—	—	—	—	22	(2)	—		8,136	—		8,136
Trade and other receivables	25,076	—	—	—	—	—		—		25,076	—		25,076
Contract assets	41	—	—	—	—	—		—		41	—		41
Cash and cash equivalents	8,274	—	3,000	3,000	2,453	—		470,519	(4)	481,246	(377,640)	(10)	103,606
Deferred offering cost	—	94	(94)	—	—	—		—		—	—		—
Prepaid expenses	—	—	27	27	22	(22)	(2)	—		—	—		—

Total current assets	46,430	94	2,933	3,027	2,475	—		470,519		519,424	(377,640)		141,784

Total Assets	121,666	94	554,933	555,027	453,824	—		19,170		594,660	(377,640)		217,020

								Scenario 1: No Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Allego Holding Historical IFRS	Spartan Historical	Spartan IPO Adjustments	Spartan Historical Pro Forma, as Converted		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
		U.S. GAAP					FN		FN			FN
		USD	USD	USD	EUR(1)
EQUITY AND LIABILITIES
Equity
Share capital	1	—	—	—	—	2	(2)	37,736	(5)	37,739	(5,542)	(9)	32,197
Share premium	36,947	—	—	—	—	4,980	(2)	726,637	(6)	768,564	(440,843)	(9)	327,721
Reserves	3,823	—	—	—	—	—		—		3,823	—		3,823
Retained earnings	(114,515)	—	—	—	—	(894)	(2)	(230,149)	(7)	(345,558)	68,745	(11)	(276,813)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—	—	—	—		—		—	—		—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; none issued and outstanding	—	—	1	1	1	(1)	(2)	—		—	—		—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 13,800,000 shares issued and outstanding	—	1	—	1	1	(1)	(2)	—		—	—		—
Additional paid-in capital	—	24	6,067	6,091	4,980	(4,980)	(2)	—		—	—		—
Accumulated deficit	—	(2)	(1,091)	(1,093)	(894)	894	(2)	—		—	—		—

Total equity	(73,744)	23	4,977	5,000	4,088	—		534,224		464,568	(377,640)		86,928

Commitments and Contingencies
Class A common stock, $0.0001 par value; 49,726,570 Shares subject to possible Redemption at $10.00 per share	—	—	497,277	497,277	406,604	(406,604)	(3)	—		—	—		—

								Scenario 1: No Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Allego Holding Historical IFRS	Spartan Historical	Spartan IPO Adjustments	Spartan Historical Pro Forma, as Converted		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
		U.S. GAAP					FN		FN			FN
		USD	USD	USD	EUR(1)
Non-current liabilities
Borrowings	159,610	—	—	—	—	406,604	(3)	(498,635)	(8)	67,579	—		67,579
Lease liabilities	12,077	—	—	—	—	—		—		12,077	—		12,077
Deferred tax liabilities	—	—	—	—	—	—		—		—	—		—
Provisions	207	—	—	—	—	—		—		207	—		207
Warrants	—	—	32,670	32,670	26,713	—		—		26,713	—		26,713
Deferred underwriting commissions	—	—	19,320	19,320	15,797	—		(15,797)	(4)	—	—		—

Total non-current liabilities	171,894	—	51,990	51,990	42,510	406,604		(514,432)		106,576	—		106,576

Current liabilities
Trade and other payables	13,739	—	—	—	—	622	(2)	(622)	(4)	13,739	—		13,739
Accounts payable	—	—	74	74	61	(61)	(2)	—		—	—		—
Current tax liabilities	309	—	—	—	—	—		—		309	—		309
Contract liabilities	7,278	—	—	—	—	—		—		7,278	—		7,278
Accrued expenses	—	70	411	481	394	(394)	(2)	—		—	—		—
Franchise tax payable	—	1	22	23	19	(19)	(2)	—		—	—		—
Lease liabilities	1,826	—	—	—	—	—		—		1,826	—		1,826
Provisions	364	—	—	—	—	—		—		364	—		364
Notes payable	—	—	182	182	148	(148)	(2)	—		—	—		—

Total current liabilities	23,516	71	689	760	622	—		(622)		23,516	—		23,516

Total liabilities	195,410	71	52,679	52,750	43,132	406,604		(515,054)		130,092	—		130,092

Total liabilities and equity	121,666	94	554,933	555,027	453,824	—		19,170		594,660	(377,640)		217,020

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Financial Position

The adjustments included in the unaudited condensed combined statement of financial position as of December 31, 2020 are as follows:

IFRS Policy and Presentation Alignment

(1)

The historical financial information of Spartan was prepared in accordance with U.S. GAAP and presented in USD. The historical financial information was translated from USD to EUR using the historical closing exchange rate, as of December 31, 2020, of $1.22 per EUR.

(2)	Reflects the reclassification adjustments to align Spartan’s historical financial statement balances with the presentation of Allego Holding’s financial statements.

(3)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Spartan’s historical mezzanine equity (Spartan Class A Common Stock subject to possible redemption) into Non-current Liabilities (Borrowings).

Transaction Accounting Adjustments

(4)	Reflects pro forma adjustments to cash to reflect the following:

Reclassification of cash held in trust account	451,349
Proceeds from PIPE	122,650
Payment of cash settled portion of share based payment for consulting fees and key management compensation	(73,710)
Payment of deferred underwriting commission	(15,797)
Payment of transaction costs incurred in connection with the Business Combination	(13,351)
Payment of outstanding payables of Spartan	(622)

Total Cash Adjustment	470,519

(5)	Reflects adjustments to share capital based upon Scenario 1 for the following items:

a. Elimination of historical Allego Holding share capital;

b. The issuance of 230.5 million Allego Ordinary Shares to shareholders of Allego Holding immediately prior to the Share Contribution;

c. The issuance of 15 million Allego Ordinary Shares to PIPE investors in exchange for $150 million / €123 million;

d. The issuance of 69 million Allego Ordinary Shares in exchange for 55.2 million shares of Spartan Class A Common Stock and 13.8 million shares of Spartan Founders Stock; and

e. The elimination of historical pro forma share capital of Spartan.

Allego Ordinary Shares have a nominal value of €0.12 per share. The table below sets forth the amounts for each item described above and the total share capital adjustment amount.

Issuance of 230.5 million Allego Ordinary Shares to shareholders of Allego Holding immediately prior to the Share Contribution	27,659
Issuance of 15 million Allego Ordinary Shares to PIPE investors	1,800
Issuance of 69 million Allego Ordinary Shares to Spartan Stockholders	8,280
Elimination of historical Allego Holding share capital	(1)
Elimination of historical pro forma Spartan share capital	(2)

Total Share Capital Adjustment	37,736

(6)	Reflects adjustments to share premium based upon Scenario 1 for the following items:

a. The reduction in share premium corresponding to the elimination of historical share capital of Allego Holding and issuance of Allego Ordinary Shares;

b. Share premium for the amount of the PIPE investment over the nominal share value of Allego Ordinary Shares issued;

c. The fair value of Allego Ordinary Shares issued to Spartan Stockholders, less the nominal share value of Allego Ordinary Shares issued;

d. The capitalization within share premium of certain qualifying transaction costs. Adjustment (3) above reflects the total payment of approximately €13.4 million for transaction costs. Of this amount, approximately €3.3 million qualifies to be capitalized within share premium;

e. The elimination of historical pro forma share premium of Spartan; and

f. Immediately prior to the Closing all of Allego Holding’s outstanding shareholder loans will be converted into equity. As no new shares will be issued, the full amount is an increase of share premium.

The table below sets forth the amounts for each item described and the total share premium adjustments amount.

Offset to share premium in the amount of share capital for Allego Ordinary Shares issued to shareholders of Allego Holding immediately prior to the Share Contribution, less historical Allego Holding share capital	(27,659)
PIPE Investment of $150 million / €123 million, less the nominal share value of shares issued	120,850
Fair value of Allego Ordinary Shares issued to Spartan Stockholders, less the nominal share value of shares issued	549,701
Portion of transaction costs incurred in connection with the Business Combination which is capitalized within share premium	(3,306)
Elimination of historical pro forma Spartan share premium	(4,980)
Conversion of Allego Holding shareholder loans into equity	92,031

Total Share Premium Adjustment	726,637

(7)	Reflects adjustments to retained earnings based upon Scenario 1 for the following items:

a. The elimination of historical Spartan retained earnings;

b. The payment of €73.7 million for the cash-settled portion of share-based payments made by Allego Holding for consulting fees and key management compensation, due upon the Closing;

c. The recording of an expense in accordance with IFRS 2 for the excess of fair value of shares issued to Spartan Stockholders over the fair value of Spartan’s identifiable net assets acquired, representing compensation for services; and

d. The portion of transaction costs incurred in connection with the Business Combination which is not offset in share premium as seen in adjustment (6) above.

The table below sets forth the amounts for each item described and the total retained earnings adjustment amount

Elimination of historical Spartan retained earnings	894
Payment of cash-settled portion of share-based payments for consulting fees and key management compensation	(73,710)
Expense arising under IFRS 2 for the excess of the fair value of shares issued to Spartan stockholders over and above the fair value of Spartan’s identifiable net assets	(147,288)
Portion of transaction costs incurred in connection with the Business Combination which is expensed	(10,045)

Total Retained Earnings Adjustment	(230,149)

(8) Reflects adjustments to borrowings based upon Scenario 1 for the following items:

a. The elimination of shares held for redemption, included within Borrowings, which are all converted into newly issued Allego Ordinary Shares under Scenario 1 as seen in adjustments (5) and (6); and

b. Immediately prior to the Closing all of Allego Holding’s outstanding shareholder loans will be converted into equity.

Conversion of Spartan shares held for redemption into newly issued Allego Ordinary Shares	(406,604)
Conversion of Allego Holding shareholder loans into equity	(92,031)

Total Borrowings Adjustment	(498,635)

(9) Reflects additional adjustments to share capital and share premium based upon Scenario 2 for the following items:

a. Issuance of an additional 9 million Allego Ordinary Shares to shareholders of Allego Holding immediately prior to the Share Contribution in the Maximum Redemption Scenario, in accordance with the Business Combination Agreement. The increase is due to the elimination of the cash payment for consulting fees and key management compensation seen in adjustments (4) and (7) above; and

b. A reduction in equity equal to €446.4 million which represents the fair value of 55.2 million Spartan Class A shares redeemed prior to conversion into Allego Ordinary Shares.

Allego Ordinary Shares have a nominal value of €0.12 per share. The tables below set forth the amounts for each item described and the total share capital and share premium adjustment amounts.

Issuance of an additional 9 million Allego Ordinary Shares to shareholders of Allego Holding immediately prior to the Share Contribution in the maximum redemption scenario	1,082
Reduction of share capital for the nominal value of 55.2 million shares of Spartan Class A Common Stock redeemed prior to conversion into Allego Ordinary Shares	(6,624)

Total Share Capital Adjustment	(5,542)

Offset to share premium for the share capital related to the additional Allego Ordinary Shares issued to shareholders of Allego Holding immediately prior to the Share Contribution.	(1,082)
Fair value of 55.2 million shares of Spartan Class A Common Stock redeemed prior to conversion into Allego Ordinary Shares, less nominal share value	(439,761)

Total Share Premium Adjustment	(440,843)

(10)	Reflects additional pro forma adjustments to cash to reflect the following:

Redemption of 55.2 million shares of Spartan Class A Common Stock at a price of $10.00 / €8.18 per share	(451,350)
Elimination of cash-settled portion of share-based payments for consulting fees and key management compensation	73,710

Total Cash Adjustment	(377,640)

(11)	Reflects additional pro forma adjustments to retained earnings to reflect the following:

Elimination of cash-settled portion of share-based payments for consulting fees and key management compensation	73,710
Incremental expense arising under IFRS 2 as a consequence of the full redemption scenario for the excess of the fair value of shares issued to Spartan stockholders over and above the fair value of Spartan’s identifiable net assets	(4,965)

Total Retained Earnings Adjustment	68,745

PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2020

(UNAUDITED)

(in EUR thousands unless otherwise denoted)

								Scenario 1: No Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Allego Holding Historical IFRS	Spartan Historical	Spartan IPO Adjustments	Spartan Historical Pro Forma, as Converted		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
		U.S. GAAP					FN		FN			FN
		USD	USD	USD	EUR(1)
Revenue from contracts with customers	44,249	—	—	—	—	—		—		44,249	—		44,249
Cost of sales	(30,954)	—	—	—	—	—		—		(30,954)	—		(30,954)

Gross profit	13,295	—	—	—	—	—		—		13,295	—		13,295
Other income/(expenses)	5,429	—	(1,068)	(1,068)	(936)	—		(157,333)	(4)	(152,840)	(4,965)	(4)	(157,805)
Selling and distribution expenses	(3,919)	—	—	—	—	—		—		(3,919)	—		(3,919)
General and administrative expenses	(47,468)	(2)	—	(2)	(2)	(20)	(2)	(434,380)	(3)	(481,870)	123,094	(3)	(358,776)
Franchise expenses	—	—	(23)	(23)	(20)	20	(2)	—		—	—		—

Operating loss	(32,663)	(2)	(1,091)	(1,093)	(958)	—		(591,713)		(625,334)	118,129		(507,205)
Finance costs	(11,282)	—	—	—	—	—		—		(11,282)	—		(11,282)

Loss before income tax	(43,945)	(2)	(1,091)	(1,093)	(958)	—		(591,713)		(636,616)	118,129		(518,487)
Income tax	689	—	—	—	—	—		—		689	—		689

Loss for the year	(43,256)	(2)	(1,091)	(1,093)	(958)	—		(591,713)		(635,927)	118,129		(517,798)

Attributable to:
Equity holders of the Company	(43,256)	(2)	(1,091)	(1,093)	(958)	—		(591,713)		(635,927)	118,129		(517,798)

Loss per share:
Basic and diluted loss per ordinary share										(2.02)			(1.93)

Pro Forma Adjustments to the Unaudited Condensed Combined Income Statement

The adjustments included in the unaudited condensed combined income statement for the twelve months ended December 31, 2020 are as follows:

IFRS Policy and Presentation Alignment

(1)

The historical financial information of Spartan was prepared in accordance with U.S. GAAP and presented in USD. The historical financial information was translated from USD to EUR using the average exchange rate over the period, of $1.14 per EUR.

(2)	Reflects the reclassification adjustments to align Spartan’s historical financial statement balances with the presentation of Allego Holding’s financial statements.

Transaction Accounting Adjustments

(3)	Reflects the additional expense to be recognized by Allego Holding related to the share-based payments made in exchange for consulting services and key management compensation which are due upon the Closing. In Scenario 1 the additional expense amount of €434.4 million is calculated as the sum of €73.7 million cash-settled share-based compensation and €367.8 million of equity-settled share-based compensation, less the €7.1 million of expense already included within the income statement of Allego Holding.

Cash-settled portion of share-based expense for consulting fees and key management compensation	(73,710)
Equity-settled portion of share-based expense for consulting fees and key management compensation	(367,769)
Share-based expense already included within the income statement of Allego Holding	7,099

Scenario 1 - General and Administrative Expenses Adjustment	(434,380)

The values of both the cash-settled and equity-settled share-based compensation change under Scenario 2. In this scenario there is no cash-settled portion, a reduction of the expense by €73.7 million, and the fair value of the equity settled portion becomes €318.4 million, a reduction of the expense by €49.4 million, for a total reduction of the expense by €123.1 million.

Elimination of cash-settled portion of share-based expense for consulting fees and key management compensation	73,710
Reduction of equity-settled portion of share-based payments for consulting fees and key management compensation	49,384

Scenario 2 - Additional General and Administrative Expenses Adjustment	123,094

(4)	Reflects the adjustments to Other income/(expense) for the following items:

a.

The excess of the fair value of Allego Ordinary Shares issued over the fair value of Spartan’s identifiable net assets acquired recognized in other income/(expenses) in accordance with IFRS 2 in the amount of (i) €147.3 million under Scenario 1 and (ii) an additional €5.0 million under Scenario 2. A one percent change in Spartan’s market price per share and per warrant would result in a change of €5.6 million and €1.1 million in the estimated expense for Scenario 1 and Scenario 2, respectively.

b.

Transaction costs incurred by Spartan and Allego in connection with the Business Combination in the amount of approximately €13.4 million. Of these costs, approximately €3.3 million are included as a reduction to share capital. The remaining amount of approximately €10.1 million is expensed through Other income/(expense). This expense applies to both scenarios, thus no additional adjustment is required for Scenario 2: Maximum Redemption Scenario.

Expense arising under IFRS 2 for the excess of the fair value of shares issued to Spartan stockholders over and above the fair value of Spartan’s identifiable net assets	(147,288)
Portion of transaction costs incurred in connection with the Business Combination which is expensed	(10,045)

Scenario 1 - Other income/(expense) Adjustment	(157,333)

Incremental expense arising under IFRS 2 as a consequence of the full redemption scenario for the excess of the fair value of shares issued to Spartan stockholders over and above the fair value of Spartan’s identifiable net assets	(4,965)

Scenario 2 - Other income/(expense) Adjustment	(4,965)

Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of the period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Spartan Class A Common stock for the year ended December 31, 2020:

	Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemption
Net loss attributable to equity holders of the company (in EUR thousands)	(635,927)	(517,798)
Basic and diluted pro forma weighted average number of shares outstanding	314,482,365	268,297,025
Net loss per share attributable to equity holders of the company, basic and diluted	(2.02)	(1.93)

INFORMATION RELATED TO SPARTAN

Overview

Spartan is a blank check company incorporated on December 23, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Spartan has neither engaged in any operations nor generated any revenue to date. Based on its business activities, it is a “shell company” as defined in the Exchange Act because it has no operations and nominal assets consisting solely of cash and/or cash equivalents.

In December 2020, our Sponsor purchased 11,500,000 shares of Spartan Founders Stock in exchange for the payment of $25,000 of expenses on our behalf, or approximately $0.002 per share. In February 2021, our Sponsor forfeited 100,000 Founder Shares and issued 50,000 Founder Shares to each of our independent directors. In February 2021, we effected a dividend on 2,300,000 of our Founder Shares resulting in an aggregate of 13,800,000 Founder Shares outstanding.

On February 11, 2021, we consummated the IPO of 55,200,000 units, including 7,200,000 units that were issued pursuant to the underwriters’ full exercise of their over-allotment option. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $552,000,000. Each unit consists of one share of Spartan Class A Common Stock and one-fourth of one warrant, with each whole warrant entitling the holder to purchase one share of Spartan Class A Common Stock at a price of $11.50 per share, subject to adjustment, and only whole warrants are exercisable. The public warrants will become exercisable on the later of (a) 30 days after the completion of our Initial Business Combination and (b) 12 months from the closing of the IPO, and will expire five years after the completion of our Initial Business Combination or earlier upon redemption or liquidation, as applicable.

On February 11, 2021, simultaneously with the consummation of the IPO, we completed the private sale of 9,360,000 private placement warrants at a purchase price of $1.50 per warrant to our Sponsor, generating gross proceeds to us of approximately $14,040,000. Each private placement warrant entitles the holder to purchase one share of Spartan Class A Common Stock at $11.50 per share, subject to adjustment. The private placement warrants (including the Spartan Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our Initial Business Combination.

Approximately $552 million of the net proceeds from the IPO and the private placement with our Sponsor has been deposited in the Trust Account. The net proceeds held in the Trust Account includes $19,320,000 of deferred underwriting discounts and commissions from the IPO that will be released to the underwriters of the IPO upon completion of our Initial Business Combination. Of the gross proceeds from the IPO and the sale of the private placement warrants that were not deposited in the Trust Account, $11.04 million was used to pay underwriting discounts and commissions in the IPO, approximately $182,000 was used to repay loans and advances from an affiliate of our Sponsor, and the balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.

The shares of Spartan Founders Stock that we issued prior to our IPO will automatically convert into shares of Spartan Class A Common Stock upon consummation of the Business Combination on a one-for-one basis. In connection with the execution of the Business Combination Agreement, but effective as of the Closing, pursuant to the Founder Stock Agreement, our Sponsor and each of Jan C. Wilson and John M. Stice, our independent directors, agreed to irrevocably waive any and all rights each such party has or will have with respect to the adjustment to the initial conversion ratio as set forth in the Charter, effective immediately prior to the Closing.

On April 1, 2021, we announced that holders of the units may elect to separately trade the shares of Spartan Class A Common Stock and public warrants included in the units. The shares of Spartan Class A Common Stock and public warrants that are separated trade on the NYSE under the symbols “SPAQ” and “SPAQ.WS,” respectively. Those units not separated will continue to trade on the NYSE under the symbol “SPAQ.U.”

Initial Business Combination

The NYSE rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discounts and commissions from the IPO held in the Trust Account).

Redemption Rights for Holders of Public Shares

In accordance with our Charter, we are providing our public stockholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of September 29, 2021, the amount in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, is approximately $10.00 per share. Our Sponsor, officers and directors have agreed to waive their Redemption Rights with respect to the Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of the Business Combination to a Stockholder Vote

The special meeting of Spartan stockholders to which this proxy statement/prospectus relates is being held to solicit your approval of, among other things, the Business Combination. Unlike many other blank check companies, Spartan public stockholders are not required to vote against the Business Combination in order to exercise their Redemption Rights. If the Business Combination is not completed, then public stockholders electing to exercise their Redemption Rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any shares of Spartan Class A Common Stock and Spartan Founders Stock held by them in favor of the Business Combination.

Limitation on Redemption Rights

Under our Charter, in connection with an Initial Business Combination, holders of Spartan Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of an Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, by (b) the total number of shares of Spartan Class A Common Stock then outstanding; provided, that we will not redeem any public shares to the extent that such redemption would result in Spartan having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of September 29, 2021, this would have amounted to approximately $10.00 per share. Under our Charter, in connection with an Initial Business Combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking Redemption Rights with respect to more than 15% of the public shares.

Employees

Spartan currently has two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Initial Business Combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our Initial Business Combination and the stage of the Business Combination process we are in.

Management

Executive Officers and Directors

Our current executive officers and directors are set forth below:

Name	Age**	Position
Geoffrey Strong*	46	Chief Executive Officer and Chairman
James Crossen*	48	Chief Financial Officer and Chief Accounting Officer
Olivia Wassenaar	42	Director
Wilson Handler	36	Director
Christine Hommes	37	Director
Joseph Romeo	36	Director
Jan C. Wilson	48	Independent Director
John M. Stice	62	Independent Director

*	Denotes an executive officer.
**	As of September 29, 2021

Geoffrey Strong — Chief Executive Officer and Chairman. Geoffrey Strong has served as our Chief Executive Officer and Chairman since December 2020. He is also the Chief Executive Officer and Chairman of Spartan Acquisition Corp. IV. Mr. Strong joined Apollo in 2012 and is currently a Senior Partner and Co-Lead of the firm’s Global Infrastructure and Natural Resources groups. Previously, he worked in the Private Equity and Infrastructure groups at Blackstone, focusing primarily on investments in the energy sector, and prior to that, as a vice president at Morgan Stanley Capital Partners. Mr. Strong serves or has served on the board of directors of various Apollo portfolio companies or affiliates, including: Apex Energy, LLC; AIE Arlington, LLC; AIE Caledonia Holdings, LLC; Caelus Energy Alaska, LLC; Chisholm Oil and Gas Holdings, LLC; CPV Fairview LLC; DoublePoint Energy, LLC; Double Eagle Energy Holdings, LLC; Double Eagle Energy Holdings II, LLC; Double Eagle Energy Holdings III LLC; Freestone Midstream Holdings, LLC; Great Bay Renewables Holdings, LLC; Momentum Minerals, LLC; Momentum Minerals II; Northwoods Energy, LLC; Pipeline Funding Company, LLC; Roundtable Energy Holdings, LLC; Spartan Energy Acquisition Corp.; Spartan Acquisition Corp. II; Spartan Acquisition Corp. IV; Tumbleweed Royalty, LLC; Tumbleweed Royalty II, LLC; US Wind Inc. and Vistra Energy. Mr. Strong holds a Bachelor of Science, summa cum laude, in business administration from Western Oregon University, a juris doctor, cum laude, from Lewis & Clark College, and a Masters of Business Administration from the University of Pennsylvania’s Wharton School of Business. Mr. Strong’s extensive experience investing in the energy value chain makes him a valuable addition to our management team and the Spartan Board.

James Crossen — Chief Financial Officer and Chief Accounting Officer. Mr. Crossen has served as our Chief Financial Officer and Chief Accounting Officer since December 2020. Mr. Crossen is Chief Financial Officer and Chief Accounting Officer of Spartan Acquisition Corp. IV, Apollo Strategic Growth Capital and Apollo Strategic Growth Capital II, and is the Chief Financial Officer for Private Equity and Real Assets at Apollo, having joined the firm in 2010. He was Chief Financial Officer and Chief Accounting Officer of Spartan Energy Acquisition Corp. from October 2017 until October 2020 and served in the same roles at Spartan Acquisition Corp. and Spartan Acquisition Corp. II. Prior to joining Apollo, Mr. Crossen was a Controller at Roundtable Investment Partners LLC. Prior thereto, Mr. Crossen was a Controller at Fortress Investment Group. Prior to that time, Mr. Crossen was a member of the Funds Management and Tax Group at JP Morgan Partners LLC. Mr. Crossen is a Certified Public Accountant in New York. Mr. Crossen served in the United States Marine Corps and graduated summa cum laude from the University of Connecticut.

Olivia C. Wassenaar — Director. Ms. Wassenaar joined Apollo in August 2018, where she is currently a Senior Partner in the New York office and Co-Lead of the firm’s Global Natural Resources group. Prior to joining Apollo, Ms. Wassenaar was associated with Riverstone Holdings since 2008 and most recently served as a Managing Director, where she was involved in investments throughout the energy sector. Prior to joining Riverstone Holdings, Ms. Wassenaar was with Goldman, Sachs & Co. in the Global Natural Resources investment banking group. Previously, Ms. Wassenaar was a Junior Professional Associate at The World Bank Group in Washington, D.C. Ms. Wassenaar also serves or has served on the boards of directors of Talos Energy Inc., Jupiter Resources Ltd., Pegasus Optimization Partners, LLC, LifePoint Health, Inc., High Road Resources, LLC (f.k.a. American Petroleum Partners, LLC), AP Shale Logistics Holdco LLC (a.k.a. Tidewater Logistics Operating LLC), Takkion Holdings LLC, Momentum Minerals II, LLC, Spartan Acquisition Corp. II, Spartan Acquisition Corp. IV, Northern Blizzard Resources Inc., USA Compression Partners, LP, Admiral Permian Resources, LLC, Hammerhead Resources Inc., Canadian Non-Operated Resources GP Inc., Eagle Energy Exploration LLC, Vesta Energy Corp., Canera III, Niska Gas Storage Partners LLC and Apex Energy LLC. She received her AB, magna cum laude from Harvard College and an MBA from the Wharton School at the University of Pennsylvania. We believe that Ms. Wassenaar’s experience in evaluating financial and strategic options and the operations of companies in our industry and her experience on multiple boards make her a valuable member of the Spartan Board.

Wilson Handler — Director. Mr. Handler joined Apollo in 2011 and is a member of the firm’s Natural Resources group. Prior to joining Apollo, Mr. Handler was an investment professional at First Reserve, where he was involved in the execution and monitoring of investments in the energy sector. Previously, he worked in the Investment Banking Division at Lehman Brothers in the Natural Resources group. Currently, Mr. Handler serves or has served on the board of directors of various companies, including: EP Energy Corporation; CSV Midstream Solutions GP LLC; Jupiter Resources GP LLC; Resource Energy Partners, LLC; Tumbleweed Royalty, LLC; Tumbleweed Royalty II, LLC; Mesquite Energy Inc. (f/k/a Sanchez Energy Corp.); Spartan Acquisition Corp. II; Spartan Acquisition Corp. IV; American Petroleum Partners, LLC (n/k/a High Road Resources, LLC); Athlon Energy Inc.; DoublePoint Energy, LLC; Double Eagle Energy Holdings II LLC; Double Eagle Energy Holdings III LLC; and Wolfcamp DrillCo LLC. Mr. Handler holds a Bachelor of Arts in Economics and Government from Dartmouth College. Mr. Handler’s extensive experience investing in the energy value chain makes him a valuable addition to the Spartan Board.

Christine Hommes — Director. Ms. Hommes joined Apollo in January 2011 and is a Partner in the Natural Resources group. Prior to that time, Ms. Hommes was an Associate at First Reserve and prior to that, a member of the Power & Utilities Group at UBS. Ms. Hommes serves or has served on the board of directors of Talos Energy Inc., Chisholm Oil and Gas Holdings, LLC, Momentum Minerals, Momentum Minerals II, Belvedere Royalties, LLC, Boardwalk Holdings, LLC (parent of Celeros Flow Technology), Freestone Midstream Holdings, LLC, Northwoods Energy LLC, Roundtable Energy Holdings, Spartan Acquisition Corp. II, Spartan Acquisition Corp. IV and Tumbleweed Royalty. Ms. Hommes also serves on the board of directors of Youth, Inc. a non-profit focused on New York City youth. She previously served on the board of Tumbleweed Royalty, LLC. Ms. Hommes graduated summa cum laude from the University of Pennsylvania with a BS in Economics and a BAS in Systems Engineering. We believe that Ms. Hommes’ experience in evaluating financial and strategic options and the operations of companies in our industry make her a valuable member of the Spartan Board.

Joseph Romeo — Director. Mr. Romeo joined Apollo Private Equity in 2013 and is focused on natural resources activities in addition to co-leading Spartan I from IPO to business combination. Prior to that time, Mr. Romeo was a member of the Energy Financial Services group at General Electric focused on evaluating, executing and managing principal investments in the energy sector. Mr. Romeo also serves or has served on the board of directors of various Apollo portfolio companies, including Apex Energy, LLC, Caelus Energy Alaska, LLC, Freestone Midstream Holdings, LLC, High Road Resources, LLC (f.k.a. American Petroleum Partners), Northwoods Energy, LLC, Roundtable Energy Holdings, LLC, Spartan Acquisition Corp. II and Spartan Acquisition Corp. IV. Mr. Romeo graduated from Princeton University with an AB in Politics and received his MBA from Harvard Business School. Mr. Romeo’s extensive experience investing in the energy value chain makes him a valuable addition to the Spartan Board.

Jan C. Wilson — Independent Director. Ms. Wilson served as a consultant to the Royal Bank of Canada from September 2015 until April 2017. Prior to her service as a consultant to the Royal Bank of Canada, Ms. Wilson was a manager at Enron Corporation from May 1996 until January 2002, senior vice president of RBS Sempra

Commodities LLC from January 2002 until January 2011 and director of Freepoint Commodities LLC from June 2011 until June 2013. Since April 2018, Ms. Wilson has served as a senior advisor for the Canada Pension Plan Investment Board and is the founder/president of JW 1000 Ltd. a company focused on advising on all project contracts that are required to support financing and allocation of risk for sustainable energy projects. Ms. Wilson serves or has served on the board of directors of Spartan Acquisition Corp. II, Spartan Acquisition Corp. IV, Crestone Peak Resources and Spartan Energy Acquisition Corp. Ms. Wilson was a private investor from March 2015 to August 2015 and from April 2017 through March 2018. Ms. Wilson holds a B.A. in Economics and a B.A. in Honours Business Administration from the University of Western Ontario and an M.B.A. from Queens University. Ms. Wilson is well-qualified to serve as director due to her extensive experience in risk management and asset acquisition in the electricity, oil & gas and energy storage industries.

John M. Stice — Independent Director. Mr. Stice previously served as Chief Executive Officer of Access Midstream from the time it spun out of Chesapeake Energy until his retirement in 2015. Mr. Stice began his career in 1981 with Conoco, as an associate engineer. For more than 25 years, Mr. Stice held technical and managerial positions of increasing responsibility with ConocoPhillips in exploration, production, midstream, and gas marketing worldwide. In November 2008, Mr. Stice joined Chesapeake and served as President of Chesapeake Midstream Development and Senior Vice President of Natural Gas Projects for Chesapeake Energy. He retired in 2015 as Chief Executive Officer of Access Midstream, formerly Chesapeake Midstream Partners. Currently, Mr. Stice serves as Dean of the Mewbourne College of Earth & Energy at the University of Oklahoma, a position he assumed in August 2015. Mr. Stice served on the board of directors of Spartan Energy Acquisition Corp. Mr. Stice serves or has served on the boards of directors of Spartan Energy Acquisition Corp., Spartan Acquisition Corp. II, Spartan Acquisition Corp. IV, Marathon Petroleum Corporation, MPLX and U.S. Silica Holdings, Inc. Mr. Stice holds a bachelor’s degree in chemical engineering from the University of Oklahoma, a master’s degree in business from Stanford University, and a doctorate in education from The George Washington University. As a result of his professional and academic experiences, Mr. Stice brings extensive breadth, depth and expertise in the oil and natural gas services industry to the Spartan Board.

Number and Terms of Office of Officers and Directors

Spartan has seven directors. The Spartan Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Spartan’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Olivia Wassenaar, Wilson Handler and Christine Hommes, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Joseph Romeo and Jan C. Wilson, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Geoffrey Strong and John M. Stice, will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our Initial Business Combination.

Holders of our Founder Shares will have the right to appoint all of our directors prior to consummation of our Initial Business Combination and holders of our public shares will not have the right to vote on the appointment of directors during such time. These provisions of our Charter may only be amended if approved by a majority of at least 90% of our common stock voting at a stockholder meeting.

Spartan’s officers are appointed by the Spartan Board and serve at the discretion of the Spartan Board, rather than for specific terms of office. The Spartan Board is authorized to appoint persons to the offices set forth in Spartan’s bylaws as it deems appropriate. Spartan’s bylaws provide that Spartan’s officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the Spartan Board.

Board Leadership Structure and Role in Risk Oversight

Mr. Strong serves as the Chairman of the Spartan Board, he is also our Chief Executive Officer and is responsible for leading our management and operations. The Spartan Board believes that the current leadership structure is efficient for a company of our size, and promotes good corporate governance. However, the Spartan Board will continue to evaluate its leadership structure and may change it if, in the opinion of the Spartan Board, a change is required by the needs of our business and operations.

The Spartan Board is actively involved in overseeing our risk assessment and monitoring processes. The Spartan Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the Spartan Board include consideration of the challenges and risks of our businesses, and the Spartan Board and management actively engage in discussion on these topics. In addition, each of the Spartan Board’s committees considers risk within its area of responsibility.

Director Independence

The NYSE listing standards require that a majority of the Spartan Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Spartan Board has determined that Jan C. Wilson and John M. Stice are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Spartan Board

The Spartan Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and an exception for “controlled companies,” the rules of the NYSE require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. We will comply with these requirements, subject to applicable phase-in rules. The Charter of each committee is available on our website.

Audit Committee

The Spartan Board has established an audit committee of the board of directors. Jan C. Wilson, John M. Stice and Geoffrey Strong serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below. Jan C. Wilson and John M. Stice are independent. We have one year from the date of our IPO to have our audit committee be comprised solely of independent members. We intend to comply with the NYSE listing standards.

The Spartan Board has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•

the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•

reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm has with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The Spartan Board has established a compensation committee of the board of directors. Jan C. Wilson and John M. Stice serve as members of our compensation committee and are each independent. Jan C. Wilson serves as chair of the compensation committee.

The Spartan Board has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors

The Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The Spartan Board has established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance are Jan C. Wilson and John M. Stice. Jan C. Wilson serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee are to assist the Spartan Board in:

•

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Spartan Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Spartan Board;

•	developing, recommending to the Spartan Board and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the Spartan Board, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Director Nominations

Our nominating and corporate governance committee recommends to the Spartan Board candidates for nomination for election at the annual meeting of the stockholders. The Spartan Board also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Spartan Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our stockholders. Prior to our Initial Business Combination, holders of our public shares will not have the right to recommend director candidates for nomination to the Spartan Board.

Stockholder Communications

The Spartan Board welcomes communications from our stockholders. Our stockholders may send communications to the Spartan Board, any committee of the Spartan Board or any other director in particular, to:

Spartan Acquisition Corp. III

9 West 57th Street, 43rd Floor

New York, NY 10019

Our stockholders should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Spartan’s Chief Executive Officer will review each communication received from our stockholders and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (a) the communication complies with the requirements of any applicable policy adopted by the Spartan Board relating to the subject matter of the communication; and (b) the communication falls within the scope of matters generally considered by the Spartan Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Spartan Board to a committee or to an executive officer of Spartan, then Spartan’s Chief Executive Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Spartan Board or an executive officer does not imply or create any fiduciary duty of any Spartan Board member or executive officer to the person submitting the communications.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. Our Code of Ethics and our audit, compensation and nominating and corporate governance committee charters are available on our website, https://www.spartanspaciii.com/, under the “Governance” tab. In addition, a copy of the Code of Ethics will be provided without charge upon request from us in writing at 9 West 57th Street, 43rd Floor New York, NY 10019 or by telephone at (212) 515-3200. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Apollo manages a significant number of Apollo Funds. Apollo and its affiliates, as well as Apollo Funds, may compete with us for acquisition opportunities. If these entities or companies decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within Apollo may be suitable for both us and for Apollo affiliates and/or current or future Apollo Funds and may be directed to such affiliates and/or Apollo Funds rather than to us. Neither Apollo nor members of our management team who are also employed by Apollo have any obligation to present us with any opportunity for a potential business combination of which they become aware. Apollo and/or our management, in their capacities as partners, officers or employees of Apollo or in their other endeavors, may be required to present potential business combinations to other entities, before they present such opportunities to us.

In addition, Apollo or its affiliates may sponsor other blank check companies similar to ours during the period in which we are seeking an Initial Business Combination, and members of our management team may participate in such blank check companies. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among the management teams.

Notwithstanding the foregoing, we may pursue an acquisition opportunity jointly with our sponsor, Apollo, or one or more of its affiliates, one or more Apollo Funds and/or investors in the Apollo Funds, which we refer to as an “Affiliated Joint Acquisition.” Such entities may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Each of our officers and directors presently has, and any of them in the future may have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our Initial Business Combination. In addition, we may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Our Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Spartan and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. In addition, Apollo and its affiliates and/or Apollo Funds, including our officers and directors who are affiliated with Apollo, may sponsor or form other blank check companies similar to ours during the period in which we are seeking an Initial Business Combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target.

Potential investors should also be aware of the following other potential conflicts of interest:

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None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

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In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

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Our initial stockholders have agreed to waive their Redemption Rights with respect to any Founder Shares and any public shares held by them in connection with the consummation of our Initial Business Combination. Additionally, our initial stockholders have agreed to waive their Redemption Rights with respect to any Founder Shares held by them if we fail to consummate our Initial Business Combination within 27 months from the closing of the IPO. If we do not complete our Initial Business Combination within such applicable time period, the proceeds of the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. Furthermore, our initial stockholders have agreed not to transfer, assign or sell any Founder Shares held by them until one year after the date of the consummation of our Initial Business Combination or earlier if, subsequent to our Initial Business Combination, (i) the last sale price of Spartan Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Initial Business Combination or (ii) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the private placement warrants and the Spartan Class A Common Stock underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of our Initial Business Combination. Since our Sponsor and officers and directors may directly or indirectly own Common Stock and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

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Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

We are not prohibited from pursuing an Initial Business Combination with a company that is affiliated with Apollo, our Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our Initial Business Combination with a business combination target that is affiliated with our Sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or from an independent accounting firm that such Initial Business Combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Further, we pay an amount equal to $10,000 per month to our sponsor for office space, utilities, secretarial support and administrative services provided to us.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our Initial Business Combination to our public stockholders for a vote, we will complete our Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. Our initial stockholders have agreed to vote any Founder Shares held by them in favor of our Initial Business Combination and our officers and directors have also agreed to vote any public shares purchased during or after the offering in favor of our Initial Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Our Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed, and any persons who may become officers or directors prior to the Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (a) we have sufficient funds outside of the Trust Account or (b) we consummate an Initial Business Combination.

Our indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SPARTAN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Spartan included elsewhere in this proxy statement/prospectus. This discussion includes forward-looking statements reflecting Spartan’s current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those included in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Spartan is a blank check company incorporated in Delaware on December 23, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Spartan’s IPO registration statement was declared effective on February 8, 2021. On February 11, 2021, Spartan consummated the IPO of 55,200,000 units, including the issuance of 7,200,000 additional units as a result of the underwriters’ exercise in full of their over-allotment option, at $10.00 per unit, generating gross proceeds of $552.0 million, and incurring offering costs of approximately $31.1 million, inclusive of approximately $19.3 million in deferred underwriting commissions.

Simultaneously with the closing of the IPO, Spartan consummated the private placement of 9,360,000 private placement warrants, at a price of $1.50 per private placement warrant to its Sponsor, generating additional gross proceeds of approximately $14.0 million.

Upon the closing of the IPO, the private placement, and the over-allotment option on February 11, 2021, $552.0 million ($10.00 per unit) of the net proceeds of the sale of the units in the IPO and the sale of the private placement warrants were placed in the Trust Account, located in the United States at J.P. Morgan Chase Bank, N.A. with the Trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of an Initial Business Combination and (ii) the distribution of the assets held in the Trust Account as described below.

Spartan’s Charter provides that, other than the withdrawal of interest to pay franchise and income taxes (less up to $100,000 to pay dissolution expenses), none of the funds held in the Trust Account will be released until the earliest of: (i) the completion of an Initial Business Combination; (ii) the redemption of any shares of Spartan Class A Common Stock included in the units sold in the IPO that have been properly tendered in connection with a stockholder vote to amend Spartans’ Charter to affect the substance or timing of Spartan’s obligation to redeem 100% of such public shares if it has not consummated an Initial Business Combination by the Deadline Date; or (iii) the redemption of 100% of the public shares Spartan is unable to complete an Initial Business Combination prior to the Deadline Date. The proceeds deposited in the Trust Account could become subject to the claims of Spartan’s creditors, if any, which could have priority over the claims of its public stockholders.

Results of Operations

Spartan’s entire activity from inception through June 30, 2021 related to its formation, the preparation for the IPO, and since the closing of the IPO, the search for an Initial Business Combination. Spartan has neither engaged in any operations nor generated any revenues to date. Spartan will not generate any operating revenues until after completion of an Initial Business Combination. Spartan generates non-operating income primarily in the form of investment income from its investments held in the Trust Account. Spartan has incurred increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the six months ended June 30, 2021, Spartan had a loss of approximately $4.1 million, which consisted of approximately $1.1 million of offering costs – derivative warrant liabilities, approximately $5.1 million of general and administrative expenses, approximately $0.1 million of franchise tax expense offset by, approximately $2.1 million of non-operating gain resulting from the change in fair value of derivative warrant liabilities and approximately $36,000 of income from investments held in Trust Account.

Liquidity and Capital Resources

As of June 30, 2021, Spartan had approximately $0.7 million in cash and working capital deficit of approximately $2.8 million.

Spartan’s liquidity needs prior to the IPO were satisfied through the payment of $25,000 from its Sponsor to cover certain offering costs on its behalf in exchange for issuance of its Founder Shares, and loan proceeds from its Sponsor of approximately $182,000 under an unsecured promissory note (the “Note”). Spartan repaid the Note in full on February 17, 2021. Subsequent to the consummation of the IPO, Spartan’s liquidity needs will be satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with an Initial Business Combination, Spartan’s Sponsor may, but is not obligated to, provide working capital loans to Spartan. To date, there were no amounts outstanding under any working capital loans.

Spartan will need to raise additional capital through loans or additional investments from its Sponsor, an affiliate of its Sponsor, or its officers or directors. Spartan’s officers, directors and Sponsor, or their affiliates, may, but are not obligated to, loan Spartan funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet Spartan’s working capital needs. Accordingly, Spartan may not be able to obtain additional financing. If Spartan is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. Spartan cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In connection with Spartan’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined these conditions raise substantial doubt about its ability to continue as a going concern through the period that is 24 months from the closing of its IPO, or February 11, 2023, which is the date it is required to cease all operations except for the purpose of winding up if it has not completed a business combination. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Spartan be unable to continue as a going concern.

Contractual Obligations

Spartan does not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Critical Accounting Policies and Estimates

Investments Held in the Trust Account

Spartan’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When Spartan’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When Spartan’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in Spartan’s statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Derivative Warrant Liabilities

Spartan does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Spartan evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to FASB Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative warrant liabilities are classified as non -current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

The 13,800,000 public warrants issued in connection with the IPO and the 9,360,000 private placement warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, Spartan recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The initial fair value of the public warrants was estimated using a Black-Scholes option pricing model. The fair value of the public warrants as of June 30, 2021 is based on observable listed prices for such warrants. The fair value of the private placement warrants as of June 30, 2021 is determined using Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Spartan Class A Common Stock Subject to Possible Redemption

Spartan accounts for Spartan Class A Common Stock subject to possible redemption in accordance with the guidance in ASC 480. Spartan Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Spartan Class A Common Stock (including Spartan Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Spartan’s control) is classified as temporary equity. At all other times, shares of Spartan Class A Common Stock are classified as stockholders’ equity. Spartan Class A Common Stock features certain redemption rights that are considered to be outside of its control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021, 49,423,215 shares of Spartan Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of Spartan’s unaudited condensed balance sheet. There were no shares of Class A Common Stock issued and outstanding at December 31, 2020.

Net Income (Loss) Per Share of Common Stock

Spartan’s condensed statements of operations include a presentation of net income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. Net income (loss) per common stock, basic and diluted, for Spartan Class A Common Stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Spartan Class A Common Stock outstanding for the periods. Net income (loss) per common stock, basic and diluted, for Spartan Founders Stock is calculated by dividing the net income (loss), adjusted for income attributable to Spartan Class A Common Stock, by the weighted average number of Spartan Founders Stock outstanding for the periods. Spartan Founders Stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of the over-allotment option and (iii) Private Placement since the exercise price of the warrants is in excess of the average common stock price for the periods and therefore the inclusion of such warrants would be anti-dilutive.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. Spartan adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact Spartan’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of June 30, 2021, Spartan did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Spartan qualifies as an “emerging growth company,” and under the JOBS Act, is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Spartan is electing to delay the adoption of new or revised accounting standards, and as a result, it may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, its financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, Spartan is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” Spartan is not be required to, among other things, (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404 under the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until Spartan is no longer an “emerging growth company,” whichever is earlier.

INFORMATION RELATED TO ALLEGO

References in this section to “we,” “our,” “us,” the “Company” or “Allego” generally refer to Allego Holding B.V. and its consolidated subsidiaries.

Allego operates one of the largest pan-European electric vehicle (“EV”) public charging networks and is a provider of high value-add EV charging services to third-party customers. Its large, vehicle-agnostic European public network offers easy access for all EV car, truck and bus drivers. As of June 30, 2021, Allego owns or operates more than 26,000 public charging ports and 12,000 public and private sites across 12 countries and has over 442,000 unique network users, 81% of which are recurring users as of May 2021. In addition, it provides a wide variety of EV-related services including site design and technical layout, authorization and billing, and operations and maintenance to more than 400 customers that include fleets and corporations, charging hosts, original equipment manufacturers (“OEMs”), and municipalities.

Founded in 2013, Allego is a leading EV charging company in Europe with its first fast charger becoming operational soon after founding and deploying Europe’s first ultra-fast charging station in 2017. From its inception, Allego has focused on EV charging solutions that can be accessed by the highest number of vehicles, regardless of vehicle type or OEM, thus allowing it to grow in a vehicle-agnostic manner.

Allego believes its business is set to expand quickly with the growth of transportation electrification and that its growth could potentially exceed the industry-wide anticipated four-times growth of the number of EVs from 2020 to 2025, according to a report entitled “Electric Vehicle Outlook 2020” by BloombergNEF (“BNEF Report”), a strategic research provider covering global commodity markets and disruptive technologies. The European EV market is larger and growing faster than the U.S. market, according to independent research reports, due to European market attributes that generally favor fast charging, including more stringent regulatory regimes, high urbanization rates, a scarcity of in-home parking in dense cities and significant interurban traffic. According to industry sources, between 2020 and 2030 fast public charging will increase its share from less than 20% to more than 90% of public charging in Europe. The shift from traditional internal combustion engine (“ICE”) cars to EVs has occurred more rapidly in Europe than expected, particularly in light of governmental regulations such as the total ban of ICE cars in large cities such as London as soon as 2030 and the restrictions on ICE sales in some countries, including the United Kingdom. The BNEF Report projects that the investment in EV charging in Europe for commercial and public charging will require more than $54 billion between 2020 and 2030 and more than an additional $84 billion between 2030 and 2040.

The growth in the EV market in Europe has driven increased demand in public charging. Most of the cars in Europe can only be charged through public charging, as home garage access is often limited. Furthermore, fast and ultra-fast charging sites enable drivers to charge their EV’s in a reasonable time when compared to the time it takes for “fueling” ICE vehicles. EV drivers want to have the same level of service as old “fueling” methods, at a similar price point and Allego seeks to provide that experience.

Allego’s Business Model for EV Charging

Allego’s business model is based on the premise of providing easily accessible, highly reliable, hassle-free charging points to all types of EV users. Allego developed a unique, proprietary software platform that can manage any hardware chargers and charging sessions while enabling any mobile service provider (“MSP”) to use Allego’s network. Allego used this platform to create two complementary business segments to capitalize on the full breadth of EV charging opportunity: its owned fast charging network and high value-add third party services.

Owned Fast Charging Network

Allego’s primary business focus going forward is in building, owning and operating ultra-fast and fast EV charging sites. Allego is the operator of one of the largest pan-European public EV charging networks. We use our proprietary AllamoTM software to identify premium charging sites and forecast demand using external traffic statistics. These sites generally are situated in high-density urban or suburban locations, and we believe that AllamoTM has been instrumental in securing a strong pipeline of premium sites. Allego’s proprietary software also supports compatibility and an optimized user experience for all EV drivers. The Allego EVCloudTM further provides software solutions for EV charging owners, including payment, analytics, customer support and achieving high uptime. Allego’s charging sites are vehicle-agnostic, and therefore can charge vehicles without limitations on OEM or user groups. Allego is a leader in ultra-fast charging networks in Europe and intends to accelerate its growth in this business segment.

Third-Party Services

Allego offers high value-add third-party services to customers, such as municipalities and corporations, as a strategic focus for non-core technologies. This business segment is driven by attractive, high margin third-party service contracts for a variety of services including site design and technical layout, authorization and billing, and operations and maintenance. These offerings allow Allego to manage large and complex solutions and serve as a one-stop shop with its white label software suite. Allego designs the charging solution and offers full development from installation to maintenance and operations to the customers. For example, solutions can range from equipping OEM dealerships and operating their chargers to providing the charging chain between lease car companies and EV drivers.

Allego’s two business segments complement each other: the service activities capitalize on Allego’s network and technologies while directly addressing and being responsive to its customers’ trends. Both business segments also allow Allego to focus on long-term and recurring revenue ranging from 5 years on average for our service activities to more than 15 years for the revenue from our charging stations. Allego invests significantly in its owned fast charging network and believes this segment will grow the fastest and represents the highest margins in the EV charging value chain.

By investing directly in its charging stations, Allego believes it can secure long-term revenue and special access to EV drivers. The services business segment can then trigger higher traffic as fleet companies or last mile companies require solutions to provide charging on the go.

Although Allego does not manufacture its own hardware, it has a large base of diversified suppliers that provide Allego with the ability to demand certain specifications. In addition, because Allego is hardware agnostic, it is well-positioned to select optimal equipment. Allego also works directly with manufacturers for firmware and components. Allego is focused on developing the software that manages charging sessions and the payment systems with direct access to EV drivers.

Revenue Streams

Allego generates its revenues through the sale of charging sessions on its charging points to EV drivers and through the service and sales contracts Allego has with its BtoB customers.

Charging sessions.

Allego sells EV drivers charging sessions at its public charging points. Drivers can pay for these sessions through direct payment, such as by contactless payment or credit card, or with tokens with MSPs with whom the EV driver has a contract. With respect to tokens, Allego charges the price of the sessions on a monthly basis to the MSP. Allego’s network can be accessed by more than 250 MSPs in Europe and through e-clearing net, which facilitates the interoperability of the public charging networks. Allego typically manages its charging sites by selecting the site through its AllamoTM software which then provides an optimal configuration of charger types based on the expected traffic. Allego then processes the building and grid connection permits. The technical layout of the charging stations is derived from Allego’s intellectual property which minimizes installation and maintenance costs while addressing capacity constraints of the site. Allego then selects chargers that are installed by Allego contractors, and when complete, the site is onboarded onto Allego’s EVCloudTM platform to enable access and charging sessions to the EV drivers with its SmoovTM app. With the SmoovTM app, all EV drivers can find Allego charging points, see their availability, start sessions, and determine the price and the cost of the charging sessions. As EV traffic builds, existing sites are upgraded with additional chargers to support increased throughput and charging sessions.

Services.

Allego provides charging solutions to its BtoB customers on a range of services. In order to provide these services, Allego leverages the same knowledge and organization that it uses to develop its charging sites. Allego customers can be municipalities that decide to own their network, corporations that want to equip their facilities for commercial or public access, funds that want to invest in networks and that buy certain of Allego’s software, and fleet operators that want to use parts of Allego’s software platform to manage their chargers in the field.

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Charging points network for third parties. Services related to hardware, installation, maintenance, and operations are provided to BtoB customers 24/7. Services are provided under one-off, long-term operations and maintenance contracts, with typical terms ranging from between 4 to 5 years, and such contracts generate recurring revenues. Depending on the requirements, Allego can organize the supply of chargers, including home charging and installations for specific customers such as OEMs. Hardware and charging points management are standardized across the range of solutions offered by Allego’s platform in order to maximize synergies with Allego’s other services.

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Platform services. Allego provides certain of its customers software solutions by offering elements of its EVCloudTM platform for them to manage their chargers. These services generate recurring revenues and are typically for 5-year terms. Platform services enable Allego to create technological relationships with customers with a very high retention effect.

•

Site development. Allego develops public charging points networks with third parties. This service includes comprehensive development services ranging from site selection with a targeted internal rate of return to long-term operations and maintenance under 15-year contracts. Allego also manages payments through its SmoovTM app.

Allego’s Market Strategy

Allego charging network.

Allego operates its public charging networks through its local teams and subsidiaries in the countries in which it operates. The selection of a site is managed by a central network team, and the lease agreements for the sites are managed locally. Allego’s team efficiently contacts retailers, real estate companies, municipalities, and other entities with space or charging needs that Allego may provide.

Services activity.

Allego’s approach to servicing customers focuses on two segments.

•

Commercial. Many commercial businesses already own or lease parking spaces. Allego targets businesses that wish to electrify some or all of these parking spaces. This often comes in the form of a sale and service, but Allego may choose to invest in the network depending on the quality of the sites. If Allego decides to invest in a network, the charging points are integrated into the Allego charging network. Allego’s software platform offers the flexibility to allow businesses to charge specific prices to its customers while giving access to the public generally. Allego’s capacity to invest in sites enables it to secure the best locations and to foster long-term relationships with commercial customers. Accordingly, Allego is able to offer its commercial customers a dual-tracked approach, depending upon the needs of its customers, which offers a strong proposition for many commercial sites throughout Europe.

•

Fleet. Allego’s fleet customers are organizations that operate vehicle fleets in the delivery and logistics, sales, service, motorpool, shared transit and ridesharing spaces. Allego has developed comprehensive solutions for its fleet customers by offering chargers and installations for home charging, special access to its network, specific prices, and charging solutions in their premises. Allego only provides home charging solutions through BtoB contracts and not directly to EV drivers.

Allego’s charging network is a capital-intensive activity with attractive margins. Allego’s services offerings do not require substantial capital, but allow it to leverage synergies and create a network effect to increase traffic. Furthermore, there is organizational overlap between developing Allego’s charging network and bolstering its services activity which decreases the cost of operations.

Our Platform.

The Allego go-to-market strategy uses its proprietary platform that facilitates the various steps of development and sales. Site selection, business plan computation, orders, installation, commissioning, maintenance, monitoring and payments are managed through the EVCloudTM and AllamoTM platforms which promotes efficiency and continuously decreases operational costs. Allego continuously invests in the EVCloudTM for maintenance and to develop new functionalities. It is essential to have a scalable platform that can handle tens of thousands of transactions simultaneously and manage distributed assets on a large scale with thousands of sites remotely.

Energy Supply.

Allego has extensive knowledge of the electricity supply in its markets. Its sourcing is from green renewable energy supported by green certificates. Allego can source its electricity on a long-term basis in order to hedge price increases and can pass-through increases in electricity prices in the charging sessions of the Allego network. In addition, Allego has developed its own capacity to operate directly on the electricity market as a wholesaler if needed in order to minimize the cost of its sourcing and to have long-term direct relationships with renewable assets such as wind or solar farms. Furthermore, Allego has developed smart charging capacity in order to cope with grid capacity constraints and avoid any overload of the grid. Allego is also developing solutions in order to offer ancillary services to grid operators through its charging points, making it the first EV company to propose such services.

Public Policy.

Allego has been at the forefront of the development of EVs in Europe. Allego is one of the founders of Charge Up Europe, the EV charging business organization that promotes EV infrastructure in Europe. Allego promotes:

•	Policies related to CO2 reduction

•	Openness: standard and interoperability

•	Free access to the grid in order to streamline grid connectivity

Growth Strategies

Allego estimates that it has an average market share of 12% in fast and ultra-fast charging in terms of sites in the major European markets including Belgium, Denmark, France, Germany, Hungary, Luxembourg, the Netherlands, Norway, Switzerland, Portugal, Sweden and the United Kingdom, making it a leading EV public charging provider in Europe.

Allego’s growth strategy consists of:

•	Increasing its leadership in fast and ultra-fast charging by investing in its owned public charging points network. This segment is anticipated to become the largest segment of Allego’s services.

•

Developing its services business to complement its public charging points network. The objective is twofold, triggering more traffic on the Allego network and securing long-term relationships with BtoB customers.

•	Offering new functionalities to EV drivers that use the Allego network or its services with enhanced features of Allego’s software platform.

Government Regulation and Incentives

Regulation related to EV policy and building and grid connection permits differ at the European, national, and regional levels and, as a result, compliance with such varying regulations can cause installation delays or cost discrepancies between jurisdictions. Allego has experience in navigating this regulatory environment, which may result in increased efficiency and decreased operational costs due to faster installation and commissioning.

Building Permits

Allego must comply with local regulations for each of its charging stations. We believe that Allego is currently in full compliance with applicable building permit regulations.

Electric Standard for Equipment and Installation

Allego believes that its hardware and equipment purchased from third-party vendors is compliant with all applicable regulations in each jurisdiction in which it operates. Electrical installations must comply with national regulations and must be carried out by trained contractors pursuant to specific authorizations and licenses, which are verified at the time such installments are performed.

Platform Standard

Allego’s software platform, EVCloudTM, uses open charge point interfaces and open charge point protocols so that its network and solutions respect the openness standard it promotes. In order to promote common technical frameworks and interoperability, Allego is a member of a number of technical associations, including Platform for Electro Mobility, ChargeUp Europe (founding member), EVroaming4Europe, Open Charge

Alliance, Dutch Association Electrification of Transport, Avere Belgium, BDEW, AVERE France and Renewable Energy Association UK. By supporting these openness standards, Allego hopes to improve the EV user experience. Openness enables EVs to charge on any charger, reducing the risk that EV drivers will not be able to find a charge point, and avoids a costly duplication of charging infrastructure and increases utilization rates. Allego has pursued a “chargers’ manufacturer agnostic policy,” meaning its platform can on-board any type of charger from any manufacturer. As a result, Allego can benefit from innovation and reduced hardware procurement costs. In addition, EVCloud can thus accommodate several types of payment providers and Allego’s network serves all EV drivers.

Research and Development

Allego has invested a significant amount of time and expense into the research and development of its platform technologies. Allego’s ability to maintain its leadership position depends in part on its ongoing research and development activities. Allego’s technical teams are responsible for defining technical solutions for all of the services Allego provides, from hardware specifications to the technical layout for installation, to the development of its software platform.

Allego has a software development team that develops its platform technologies, as well as the different components that comprise such platforms. For specific development needs, Allego will sometimes use external parties that are closely supervised by Allego.

Allego’s research and development is principally conducted at its headquarters in Arnhem, Netherlands. As of December 31, 2020, Allego’s research and development team consisted of more than 24 full time employees.

Intellectual Property

Allego relies on a combination of trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. Allego’s success depends in part upon its ability to obtain and maintain proprietary protection over Allego’s products, services, solutions, technology and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing upon Allego’s proprietary rights. Allego’s key trademarks are Allego, SmoovTM, EVCloudTM, and AllamoTM.

Suppliers and Service Providers

Allego relies on third-party vendors for design, manufacturing and testing of EV charging equipment. Currently, equipment is unique to each supplier with respect to components, firmware, after-market maintenance and warranty services. Equipment and services are sourced from different vendors for each category of charging solutions: AC (slow charging) /DC (fast charging) and HPC (ultra-fast charging). For the year ended December 31, 2020, Allego had one major vendor that represented approximately 11% of total purchases.

Allego has invested in its own specifications for its charging stations and maintains long-term relationships with suppliers and service providers. Allego designs the layout and certain specifications of its charging stations in-house and procures these charging stations from an assortment of hardware manufacturers. Allego does not typically install the charging stations but instead manages the installation process. The installations are typically performed by electrical contractors. Allego has established relationships with multiple EV charging manufacturers. Further, Allego has formed relationships with construction and maintenance companies that have significant experience building and maintaining EV charging sites.

Competition

In the charging network space, Allego generally competes with more localized providers of EV charging station networks for charging sessions to the EV drivers. Some networks are owned by utilities providers to extend their supply business, or oil and gas companies in order to complement their fueling stations. There are currently few pan-European pure players that are vehicle-agnostic such as Allego and those that do exist have a smaller reach.

In the services space, Allego competes with a variety of different companies depending upon the services provided. As Allego provides comprehensive solutions to its customers, generally its competitors are those that can offer both hardware equipment and management solutions. With the development of EV charging, some potential customers will try to split tenders by separating the supply of hardware equipment, operation and maintenance. In this case, these tenders are less desirable for Allego as they only offer part of the value chain of the operations within its platform. In the long run, however, we do not believe this trend will continue because it can lead in many cases to poor performance and low availability of charging points, which trigger many issues for EV drivers and cause higher costs. Integrating different price schemes, ease of use, seamless software performance, scalability and scale of operation are extremely difficult to achieve with different suppliers. With the maturing of the EV business, we believe that seamless end-to-end solutions are better provided by a single integrated offering.

Facilities

Allego’s headquarters are located in Arnhem, Netherlands where it currently leases approximately 3,350 square meters of office space under a lease that expires in March 2035. Of that space, 1,990 square meters have been sublet until January 2024. This current primary space is sufficient to meet Allego’s needs for the foreseeable future, and any additional space Allego may require after 2024 will be assessed before determining to continue sub-letting on commercially reasonable terms. Allego also maintains rented facilities in Mechelen, Belgium; Berlin, Germany; and Stockholm, Sweden, and sales offices in England and France.

Employees

Allego strives to offer competitive employee compensation and benefits in order to attract and retain a skilled and diverse work force. As of December 31, 2020, Allego had 121 employees, 111 of whom were regular full-time and 10 of whom were engaged on a part-time basis. All of Allego’s employees are located in Europe, with the majority in the Netherlands, Germany, Belgium, France, Sweden and the United Kingdom. As a result of the COVID-19 pandemic, most of Allego’s employees are currently working remotely, although Allego expects that when the COVID-19 pandemic subsides, its employees will return to work at its facilities noted above. Allego has a works council as required by law in the Netherlands and Allego believes it maintains good relations with its employees.

Legal Proceedings

Allego is not party to any material legal proceedings. From time to time, Allego may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on Allego because of legal defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

ALLEGO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Allego’s management believes is relevant to an assessment and understanding of Allego’s consolidated results of operations and financial condition. The discussion and analysis should be read in conjunction with Allego’s consolidated financial statements as of and for the years ended December 31, 2020, December 31, 2019, and January 1, 2019 and related notes thereto as well as the unaudited pro forma condensed combined financial information, included elsewhere in this proxy statement/prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause Allego’s actual results to differ materially from management’s expectations due to a number of factors, including those discussed in the sections entitled “Risk Factors” or in other parts of this proxy statement/prospectus.

Overview

Founded in 2013, Allego is a leading electric vehicle, or EV, charging company in Europe and has deployed, as of June 30, 2021, over 26,000 charging ports across 12,000 public and private locations, spanning activities in 12 European countries. In 2018, Allego was acquired by Meridiam, a global long-term sustainable infrastructure developer and investor, which provided necessary capital to enable the expansion of Allego’s existing global network, services and technologies. Allego’s charging network includes fast, ultra-fast, and slow charging equipment. Allego takes a two-pronged approach to delivering charging solutions, providing an owned and operated public charging network with 100% certified renewable energy in addition to charging solutions for BtoB customers, including leading retail and auto brands.

Allego’s charging solutions business provides design, installation, operations and maintenance of chargers owned by third-parties. Allego’s chargers are open to all EV brands, with the ability to charge light vehicles, vans and e-trucks, which promotes increasing utilization rates across its locations. Allego has developed a rich portfolio of partnerships with strategic partners, including municipalities, more than 50 real estate owners and 15 OEMs. As additional fleets shift to EVs, Allego expects to leverage its expansive network of fast and ultra-fast chargers to service these customers, which see above average use-rates.

Allego’s proprietary suite of software, developed to help identify and assess locations and provide uptime optimization with payment solutions, underpins Allego’s competitive advantage. Allamo™ allows Allego to select premium charging sites to add to its network by analyzing traffic statistics and proprietary databases to forecast EV charging demand using over 100 factors, including local EV density, driving behavior and EV technology development. This allows a predictable, cutting-edge tool to optimize those locations that are best positioned for higher utilization rates.

Allego EVCloud™ is a sophisticated chargers management platform and payment tool that provides essential services to owned and third-party customers, including charging authorization and billing, smart charging and load balancing, analysis and customer support. This service offering is integral to fleet operators’ operations and enables Allego to provide insight and value to the customer, in addition to driving increased margins through third-party service contracts and operational and maintenance margins.

Allego continues to benefit from a European EV market that is nearly twice the size of the United States’ EV market, with an expected 46% CAGR from 2020 to 2025. Based on this projection, the number of EVs in Europe is expected to grow to nearly 20 million by 2025, as compared to 3 million today. The combination of a high urbanization rate and a scarcity of in-home parking means European EV drivers require fast, public EV charging locations that provide reliable and convenient charging. As part of Allego’s expansion plans, Allego will focus on fast and ultra-fast charging locations, which maximize utilization rates, carry higher gross margins and are required by EV drivers and fleets operators.

Additionally, stringent European CO2 regulations for internal combustion engines (ICE) and highly favorable incentives for electric vehicle purchases are expected to continue to drive adoption rates of EV over ICE vehicles. With a first mover advantage, a robust pipeline of over 500 committed premium sites to be equipped with fast and ultra-fast chargers, and an additional pipeline of another 500 sites, Allego believes it is well positioned to execute its growth objectives.

How Allego Generates Revenue

Allego generates its revenues through the sale of charging sessions to EV drivers and by providing charging solutions to corporate customers and municipalities. Specifically, revenue is earned through the following streams:

Charging sessions

At these sites, Allego sells charging sessions directly to EV drivers who access Allego’s publicly available charging points. Payments from EV drivers can be processed through direct payment or tokens that are handled by Mobility Service Providers (“MSP”) with whom the EV driver and Allego have contracts. In the latter case, Allego charges the price of the sessions on a monthly basis to the MSPs. The Allego network can be accessed by more than 250 MSPs in Europe and through e-clearings that facilitate the interoperability of the public charging networks.

Revenue from the sale of charging equipment

Allego enters into agreements with customers for the sale of charging equipment. These contracts are generally awarded based on a proposal and business case for a certain location including traffic and other activity predictions to develop public charging point networks. Allego provides the comprehensive development from site selection with a targeted internal rate of return, or IRR. If Allego’s proposal is accepted by the customer, Allego enters into a development contract, pursuant to which Allego purchases and installs charging equipment at the relevant location.

Revenue from installation services

Installation services are provided as part of the development contract described above under “Revenue from the sale of charging equipment” as well as to corporate customers where charging equipment needs to be installed.

Revenue from operation and maintenance of charging equipment

These services include the deployment of Allego’s cloud-based platform EVCloudTM to monitor chargers and charging sessions, collect, share and analyze charging data as well as the maintenance of the site. Generally, these contracts involve a one-off development cost but generate long term revenues.

Depending on the requirements, Allego can organize the supply of home charging and installation for specific customers as an operation and maintenance contract and provide the information flow management that such solutions require. The range of solutions offered is standardized in terms of hardware and charging points management by Allego’s platform maximize synergies with their previous activity.

The revenue streams described above complement each other: the service activities make the most of the development of Allego network and uses the synergies of their technologies while being responsive to customer trends.

Key Factors Affecting Operating Results

Allego believes its performance and future success depend on several factors that present significant opportunities for it but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Growth of EV adoption

Allego’s revenue growth is directly tied to the adoption and continued acceptance and usage of passengers and commercial EVs, which it believes drives the demand for charging infrastructure and charging services. Even though the EV market has grown rapidly in recent years, future growth is not guaranteed. Factors affecting the adoption of EVs include but are not limited to: perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; availability of services for EVs; consumers’ perception about the convenience, speed and cost of EV charging; volatility in the price of gasoline and diesel; availability, cost and desirability of other alternative fuel vehicles and plug-in hybrid electric vehicles. In addition, macroeconomic factors could impact demand for EVs, particularly since EVs can be more expensive than traditional gasoline-powered vehicles.

EV driver’s usage patterns

Allego’s revenues are driven by EV drivers’ driving and charging behaviors. The EV market is still developing and current behavioral patterns may not be representative of future behaviors. Key behavioral shifts may include but are not limited to: annual vehicle miles traveled, preferences for urban, suburban or exurban locations, preferences for public or private fast charging, preferences for home or workplace charging, demand from rideshare or urban delivery services, and the emergence of autonomous vehicles, micro mobility and mobility as-a-service platforms requiring EV charging services.

Competition

The EV market has become significantly more competitive in recent years. The principal factors on which industry participants compete include charger count, locations and accessibility; location visbility, including on digital platforms; charger connectivity to EVs and ability to charge all standards; speed of charging relative to expected vehicle dwell times at the location; network reliability, scale and local density; software-enabled services offering and overall customer experience; operator brand, track record and reputation; and pricing. Existing competitors may expand their product offerings and sales strategies and new competitors can enter the market. Allego intends to maintain its market share over time relative to the overall growth of EV adoption. If Allego’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.

Technology risks

The EV market is a fast-developing market which is susceptible to technology changes. Allego relies on numerous internally developed software technologies (EVCloudTM, SmoovTM and AllamoTM) to operate its network and generate earnings. The ability of Allego to continue to integrate its technology stack with technological advances in the wider EV ecosystem including EV model characteristics, charging standards, charging hardware, software and battery chemistries will determine Allego’s sustained competitiveness in offering charging services. There is a risk that some or all of the components of the EV technology ecosystem become obsolete and Allego will be required to make significant investment to continue to effectively operate its business. Allego’s management believes their business model is well-positioned to enable Allego to effectively operate and allow the business to remain competitive regardless of long-term technological shifts.

Supply risks

Macro-economic factors regarding the supply side of EV charging equipment could negatively influence revenues of Allego. The fast-growing demand in EV driving places an equally high demand on the supply side, which may cause bottlenecks. If Allego experiences problems to meet the increasing demands of charging equipment due to these supply bottlenecks their revenue growth could be negatively impacted.

COVID-19

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears, market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and has led to reduced economic activity. The spread of COVID-19 has created supply chain disruptions for vehicle manufacturers, suppliers and hardware manufacturers, as well as impacted the capacities of installers. Any sustained downturn in demand for EVs would harm Allego’s business despite its historical growth.

Allego has modified its business practices since the start of the COVID-19 pandemic by recommending that all non-essential personnel work from home and cancelling or reducing physical participation in sales activities, meetings, events and conferences with only on-line engagements. Allego has also implemented additional safety protocols for essential workers and implemented cost cutting measures in order to reduce its operating costs, and may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by COVID-19 or otherwise be satisfactory to government authorities. If significant portions of Allego’s workforce in the future are unable to work effectively due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, its operations will be negatively impacted. Furthermore, if significant portions of its customers’ or potential customers’ workforces are subject to stay-at-home orders or otherwise have substantial numbers of their employees working remotely for sustained periods of time, user demand for EV charging sessions and services may decline.

As of June 30, 2021, the impact of the COVID-19 pandemic on Allego’s business has been limited, but prospects and results of operations will depend on future developments. Future developments are highly uncertain and cannot be predicted. The COVID-19 pandemic could limit the ability of customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used for Allego’s charging stations or in providing installation or maintenance services. Even after the COVID-19 pandemic has subsided, Allego may continue to experience an adverse impact on its business as a result of its global economic impact, including any recession that has occurred or may occur in the future that will have an impact on the growth of EV usage and so in the growth of EV charging demand.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for Allego’s charging points network and services.

Key Components of Results of Operations

Revenue

Allego’s revenues are generated across various revenue streams. The majority of Allego’s revenue is generated from charging sessions on its charging points and the sale and installation of charging equipment. Charging sessions revenue include the revenues related to charging sessions at charging equipment owned by Allego or corporate third-parties. Allego also supplies electricity to owners and drivers of electric vehicles which use a charge card issued by a MSP or credit card to pay for these services. Agreements related to the sale and installation of charging equipment are arranged via a development contract under which Allego purchases and installs charging equipment at the relevant location.

In addition, Allego generates revenues from operation and maintenance of charging equipment.

Cost of sales

Cost of sales represents the electricity cost for the charging revenues which is billed to Allego by utility companies. Cost of sales related to development contracts consist of the cost of charging equipment and the third-party service cost for the installation services including the establishment of the grid connection. Cost of sales related to the operations and maintenance contracts mainly consists of the third-party service cost.

Gross profit and gross margin

Gross profit is revenue less cost of sales. Gross margin is gross profit (loss) as a percentage of revenue.

Other income and expenses

Other income and expenses consist of government grants, income from the sale of HBE certificates (linked to CO2 emission offsets) and the net gain or loss on the disposal of property, plant and equipment. Government grants are related to the development of the EV charging infrastructure networks in the EU and represent the reimbursement of incurred expenses. HBE certificates are issued by a Dutch government agency and are part of a program to stimulate the use of energy efficient and clean transportation. Allego is periodically granted a certificate based on the number of kWh of green energy that has been sold to customers. Allego sells such certificates to companies that are required to offset their use of non-green energy through a brokerage.

Selling and distribution expenses

Selling and distribution expenses relate to Allego’s sales function and mainly comprise employee benefits, depreciation charges, marketing and communication costs, housing and facility costs, travelling costs and other selling and distribution expenses.

General and administrative expenses

General and administrative expenses relate to Allego’s support functions and mainly comprise employee benefits, depreciation, amortization and impairment charges, IT costs, housing and facility costs, travelling costs, fees incurred from third parties and other general and administrative expenses.

Operating loss

Operating loss consists of Allego’s gross profit less other income and expenses, selling and distribution expenses and general and administrative expenses.

Finance costs

Finance costs primarily consist of interest expenses, exchange differences and fair value gains and losses on derivatives.

Loss for the year

Loss for the year consists of Allego’s operating loss plus its finance costs.

Results of Operations

The following table summarizes Allego’s historical results of operations for the years ended December 31, 2019 and 2020:

	For the year ended December 31,		Period-over-Period Change For the year ended December 31, 2020 to 2019
(in € million)	2020	2019	Change (€)	Change (%)
Revenue	44.2	25.8	18.4	71%
Cost of sales	(31.0)	(20.9)	(10.1)	48%
Gross profit	13.2	4.9	8.3	169%
Other income/(expenses)	5.4	3.5	1.9	54%
Selling and distribution expenses	(3.9)	(6.1)	2.2	-36%
General and administrative expenses	(47.5)	(39.2)	(8.3)	21%
Operating loss	(32.8)	(36.9)	4.1	-11%
Finance costs	(11.3)	(5.9)	(5.4)	92%
Loss before income tax	(44.1)	(42.8)	(1.3)	3%
Income tax	0.7	(0.3)	1.0	-333%
Loss for the year	(43.4)	(43.1)	(0.3)	1%

The revenue numbers are further specified below:

	For the year ended December 31,		Change	Change
(in € million)	2020	2019	€	%
Type of goods or service
Charging sessions	14.9	9.5	5.4	57%
Service revenue from the sale of charging equipment	15.2	9.1	6.1	67%
Service revenue from installation services	12.3	6.9	5.4	78%
Service revenue from operation and maintenance of charging equipment	1.9	0.3	1.6	533%
Total revenue from external customers	44.2	25.8	18.4	71%

Revenue

Revenue was € 25.8 million for the year ended December 31, 2019 compared to € 44.2 million for the year ended December 31, 2020. Revenue increased € 18.4 million, or 71%.

Charging sessions revenue for the year ended December 31, 2020 increased € 5.4 million, or 57%, to € 14.9 million compared to € 9.5 million for the year ended December 31, 2019. The increase was due to a 55% increase in charging points. As at December 31, 2020, Allego operated charging stations predominantly in the Netherlands, Belgium, France, Germany, Denmark, Norway, Sweden and the United Kingdom. The charging stations installed during 2020 led to a revenue increase of 18% compared to the revenue for the year ended December 31, 2019. Furthermore, the average revenue per session for the year ended December 31, 2020 increased with 25%, which is caused by the average kWh consumption per session. The remaining increase is due to an increase in charging sessions at the charging points installed pre-2020.

Service revenue increased across all revenue streams. Service revenue from the sale of charging equipment for the year ended December 31, 2020 increased € 6.1 million, or 67%, to € 15.2 million compared to € 9.1 million for the year ended December 31, 2019. Service revenue from installation services increased € 5.4 million, or 78%, from € 6.9 million for the year ended December 31, 2019 to € 12.3 million for the year ended December 31, 2020. Service revenue from operation and maintenance of charging equipment was € 0.3 million for the year ended December 31, 2019, compared to € 1.9 million for the year ended December 31, 2020, an increase of € 1.6 million, or 533%. The increase in service revenue was primarily due to a strong growth in demand for BtoB charging solutions and the continued development of the Mega-E roll out over Europe, which entails creating charging infrastructure in a larger part of Europe. New contracts to deliver charging solutions have been signed in the Netherlands, including four High Power Charging (“HPC”) sites, public parking chargers in Amsterdam and significant number of service contracts, Germany (various HPC sites and a framework contract with a major retailer), Belgium (B-Parking and two HPC locations), France (various HPC sites), Sweden (six HPC locations and City of Stockholm), Denmark (three HPC locations) and the UK (local authorities for two London Boroughs and various Fast Charging Locations) during the year.

Cost of sales

Cost of sales for the year ended December 31, 2020 increased € 10.1 million, or 48%, to € 31.0 million compared to € 20.9 million for the year ended December 31, 2019. The increase in cost of sales is substantially due to the increase shown for all revenue streams.

Gross profit and gross margin

Gross profit for the year ended December 31, 2020 increased € 8.3 million, or 169%, to € 13.2 million compared to € 4.9 million for the year ended December 31, 2019. The increase in gross profit is due to cost optimizations for all revenue streams and the relative increase of specific revenue streams with higher gross margins as a percentage of total revenue. This also caused the improved gross margin which increased from 19% for the year ended December 31, 2019 to 30% for the year ended December 31, 2020.

Other income

Other income for the year ended December 31, 2020 increased € 1.9 million, or 54%, to € 5.4 million compared to € 3.5 million for the year ended December 31, 2019. The increase in other income is mostly due to a € 0.5 million increase in government grants received, as well as a € 1.2 million increase in the income generated from the sale of HBE certificates.

Selling and distribution expenses

Selling and distribution expenses for the year ended December 31, 2020 decreased € 2.2 million, or 36%, to € 3.9 million compared to € 6.1 million for the year ended December 31, 2019. The decrease is primarily attributable to reduced employee benefits expenses resulting from a restructuring plan which streamlined Allego’s operations.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2020 increased € 8.3 million, or 21% to € 47.5 million compared to € 39.2 million for the year ended December 31, 2019. The increase in general and administrative expenses is mostly due to € 7.1 million share-based payment expenses which are awarded to an external consulting firm in the year ended December 31, 2020. € 4.7 million of these costs are recognized as legal, accounting and consulting fees and € 2.4 million is recognised as employee benefit expenses.

Operating Loss

Operating loss for the year ended December 31, 2020 decreased € 4.1 million, or 11% to € 32.8 million compared to € 36.9 million for the year ended December 31, 2019. The decrease in operating loss is mostly due to higher revenue from contracts with customers.

Finance costs

Finance costs for the year ended December 31, 2020 increased € 5.4 million, or 92% to € 11.3 million compared to € 5.9 million for the year ended December 31, 2019. The increase in finance costs is mostly due to increasing interest expenses on shareholder loans due to accruing interest and increasing interest expenses on senior debt, as the year ended December 31, 2020 was the first full year of interest payments on this senior debt.

Loss before income tax

Loss before income tax for the year ended December 31, 2020 increased € 1.3 million, or 3% to € 44.1 million compared to € 42.8 million for the year ended December 31, 2019. Although revenue increased and the gross margin improved for the year ended December 31, 2020 compared to the year ended December 31, 2019 this is offset by increased interest and general and administrative expenses resulting in an increased loss before income tax. The interest expenses on shareholder loans increased due to new loans and because of compounding interest. The interest on the senior debt facility increased because the year ended December 31, 2020 was the first full year the Group paid interest over the senior debt facility. The general and administrative expenses increased due to share-based payment expenses in the year ended December 31, 2020 which are awarded to an external consulting firm.

Income tax

For the year ended December 31, 2019 Allego realized a profit on its operations in Germany, which is taxable under German tax laws. Therefore, Allego has recorded an income tax expense of € 0.3 million. For the year ended December 31, 2020 Allego recognised a deferred tax asset in Germany as it expects to realize taxable profits in the future, which resulted in a positive tax impact of € 0.7 million, which is an increase of € 1.0 million, or 333% compared to the year ended December 31, 2019.

Loss for the year

Loss for the year ended December 31, 2020 increased € 0.3 million, or 1% to € 43.4 million compared to € 43.1 million for the year ended December 31, 2019.

Going Concern, Liquidity and Capital Resources

Financial position of the Group

The Group incurred losses during the first years of its operations and expects to continue to incur losses. As at December 31, 2020, this resulted in a negative equity of €73.7 million (December 31, 2019: negative €37.6 million) and cash and cash equivalents of €8.3 million. The resulting deficits have been funded by borrowings from the Company’s shareholder and banks. As of August 31, 2021, the Group had cash and cash equivalents of €2.6 million.

Impact of COVID-19

The results for the year ended December 31, 2020 have been impacted by COVID-19. Based on the Google Transit Data tracking, there was an immediate drop of 52% in consumed energy in April 2020 compared to February 2020, due to the COVID-19 lockdown. During April 2020 the situation reverted, and the volumes of consumed energy commenced to steadily increase. The impact on the Group’s charging revenues correlates with these numbers. Revenue recovered throughout the remainder of the year.

During the year ended December 31, 2020, the Group did not receive COVID-19 related government support or any COVID-19 related rent concessions.

Financing

On May 27, 2019, the Group entered into a senior debt bank facility (“the facility”), totaling €120 million, with Société Générale and KommunalKredit (“the lenders”), that is expected to address Group funding needs for the coming years. In the consolidated statement of financial position as at December 31, 2020, the carrying value of the senior debt amounts to €67.6 million. On March 31, 2021, the Group completed a drawdown of €24.2 million on the facility, leaving an undrawn amount of €20.1 million. The facility, which will expire in May 2026, includes loan covenants related to EBITDA, revenue and interest expenses determined in accordance with Dutch GAAP. As the Group transitioned to IFRS, the loan covenants may be revisited with the lenders as per the facility agreement.

For all reporting periods presented, the Group met its covenants that were determined in accordance with Dutch GAAP. The Company expects to continue to meet the increasing performance criteria outlined in the prevailing loan covenants. In addition, as at December 31, 2020, the Company’s shareholder has issued loans to the Company in the amount of €92.0 million, including accrued but unpaid interest. The notional and accrued interest of the shareholder loans will mature in 2035. The Group continues to seek for the additional funding solutions to accelerate future growth and expansion.

Refer to Note 24 for information on the terms and conditions of the senior debt bank facility and the shareholder loans. Refer to Note 30 for information on loan covenants related to the senior debt bank facility.

Liquidity forecasts

Management prepares detailed liquidity forecasts and monitors cash and liquidity forecasts on a continuous basis, whereby a minimum desired cash level is to be maintained throughout the forecast period. The liquidity forecast incorporates current cash levels, revenue projections and a detailed capital expenditures and operating expenses budget. Cash flows are monitored closely, and the Group invests in new stations, chargers and grid connections only if the Group has secured financing for such investments. The liquidity forecasts incorporate the potential impact from the COVID-19 outbreak and are regularly updated, given the rapidly evolving nature and uncertain broader consequences of the pandemic. These forecasts reflect potential scenarios and management plans and are dependent on securing significant contracts and related revenues.

Based on the Group’s forecasts, the Group depends on additional financing for additional development activities and operations. Management plans to finance these investments and costs with a further drawdown on the senior debt facility in the second half year of 2021 and with a contemplated US public listing via a merger with a Special Purpose Acquisition Company (“SPAC”) transaction expected to be completed in the first quarter of 2022. The timely realization of the transaction is crucial for the Group’s ability to continue as a going concern.

There is however no assurance that the Group’s plans to raise capital or to complete the merger will be successful. The future capital requirements will depend on many factors, including funding needs to support the Group’s business growth and to respond to business opportunities, challenges or unforeseen circumstances. In the event the merger is delayed or is not completed, the Group fails to meet its loan covenants or the Group’s forecasts prove to be inaccurate, the Group may be required to seek additional equity or debt financing from outside sources to continue to execute its business plan, which the Group may not be able to raise on acceptable terms, or at all. If the Group is unable to raise additional capital when desired, its business, financial condition and results of operations would be adversely affected.

As a result, there is a material uncertainty that casts significant doubt upon the Group’s ability to continue as a going concern and therefore whether the Group will realize its assets and settle its liabilities in the ordinary course of business at the amounts recorded in the financial statements.

Cash flows

The cash flows for the year ended December 31, 2020 are presented below and compared with the cash flows for the year ended December 31, 2019:

(in € million)	2020	2019
Cash flows used in operating activities	(34.4)	(56.9)
Cash flows used in investing activities	(15.3)	(13.6)
Cash flows provided by financing activities	36.7	90.6
Net increase (decrease) in cash and cash equivalents	(13.0)	20.1

Cash flows used in operating activities

Cash used in operating activities for the year ended December 31, 2020 was € 34.4 million compared to cash used in operating activities of € 56.9 million during the year ended December 31, 2019.

During the year ended December 31, 2020, the cash used in operating activities primarily consisted of a net loss before income tax of € 43.9 million, reduced by non-operating elements of € 28.7 million, an increase in net operating assets of € 14.7 million and interest paid of € 4.5 million. The most important corrections for non-operating elements relate to finance costs, share-based payment expenses and depreciation and amortization costs of € 11.3 million, € 7.1 million and € 10.3 million, respectively. The increase in net operating assets was mainly due to an increase of € 14.2 million in trade and other receivables, contract assets and prepayments and a decrease of € 4.3 million in trade and other payables and contract liabilities. This is partially offset by a decrease in inventory and other financial assets of € 3.7 million and an increase in provisions of € 0.1 million.

During the year ended December 31, 2019 the cash used in operating activities primarily consisted of a net loss of € 42.8 million, reduced by non-operating elements of € 14.5 million, an increase in net operating assets of € 21.1 million and interest paid of € 7.4 million. The primary non-operating elements relate to finance costs and depreciation and amortization costs of € 6.0 million and € 8.3 million respectively. The increase in net operating assets was mainly due to an increase of € 16.9 million in other financial assets. Inventory and trade and other receivables, contract assets and prepayments also increased during the year with an amount of € 7.6 million. This is partially offset by an increase in provisions, trade and other payables and contract liabilities of € 4.9 million.

Cash flows used in investing activities

Cash used in investing activities for the year ended December 31, 2020 was € 15.3 million compared to cash used in investing activities of € 13.6 million during the year ended December 31, 2019. The year-over-year increase was primarily due to increased purchases of property, plant and equipment of € 3.2 million. This was partially offset by a decrease in the proceeds from investment grants of € 0.1 million and reduced purchases of intangible assets of € 1.3 million.

Cash flows provided by financing activities

Cash from financing activities for the year ended December 31, 2020 was € 36.7 million compared to cash used in investing activities of € 90.6 million during the year ended December 31, 2019. The year-over-year decrease was primarily due to a decrease in proceeds from borrowings of € 47.7 million and a decrease in proceeds from capital contributions of € 6.1 million.

Contractual Obligations and Commitments

Significant expenditures for charging stations and charging infrastructure contracted for, but not recognized as liabilities, as at December 31, 2020 was € 4.4 million (December 31, 2019: € 4.6 million). Allego uses these assets either as its own charging stations (property, plant and equipment) or as charging equipment to fulfill its obligations under development contracts entered into with its customers (inventory). Allego is not a party to any other off-balance sheet arrangements.

Non-IFRS Financial Measures

This proxy statement/prospectus includes the non-IFRS financial measures: “EBITDA”, “Operational EBITDA” and “free cash flow”. Allego believes EBITDA, Operational EBITDA and free cash flow are useful to investors in evaluating Allego’s financial performance. In addition, Allego uses these measures internally to establish forecasts, budgets, and operational goals to manage and monitor its business. Allego believes that these non-IFRS financial measures help to depict a more realistic representation of the performance of the underlying business, enabling Allego to evaluate and plan more effectively for the future. Allego believes that investors should have access to the same set of tools that its management uses in analyzing operating results.

Allego defines EBITDA as net income (loss) before interest expense, taxes, depreciation and amortization. Allego defines Operational EBITDA as EBITDA further adjusted for reorganization and severance costs, certain business optimization costs, lease buyouts, anticipated board compensation costs and director and officer insurance costs. Allego defines free cash flow as net cash flow from operating activities less capital expenditures and adjusted for proceeds from investment grants.

EBITDA, Operational EBITDA and free cash flow are not prepared in accordance with IFRS and may be different from non-IFRS financial measures used by other companies. These measures should not be considered as measures of financial performance under IFRS, and the items excluded from or included in these metrics are significant components in understanding and assessing Allego’s financial performance. These metrics should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with IFRS. The following unaudited table presents the reconciliation of net loss, the most directly comparable IFRS measure to EBITDA and Operational EBITDA and the reconciliation of cash generated from operations, the most directly comparable IFRS measure to free cash flow for the years ended December 31, 2020 and 2019:

(in € million)	2020	2019
Loss for the year	(43.4)	(43.1)
Income tax	(0.7)	0.3
Finance costs	11.3	5.9
Amortization and impairment of intangible assets	3.7	2.3
Depreciation and impairment of right-of-use assets	1.8	1.3
Depreciation and impairment of property, plant and equipment	4.8	4.7
EBITDA	(22.5)	(28.6)
Share-based payment expenses	7.1	—
Lease buyouts	0.1	—
Business Optimization Costs	1.8	0.8
Reorganization and Severance	3.8	—
Operational EBITDA	(9.7)	(27.8)

Cash generated from operations	(34.4)	(56.9)
Capital expenditures	(18.4)	(17.0)
Proceeds from investment grants	3.2	3.3
Free cash flow	(49.6)	(70.6)

Critical Accounting Policies and Estimates

The discussion and analysis of Allego’s financial condition and results of operations is based upon financial statements which have been prepared in accordance with IFRS. The preparation of these financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures with respect to contingent liabilities and assets at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Certain of Allego’s accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. On an ongoing basis, Allego evaluates its estimates including those related to charging station depreciable lives, impairment of financial assets, share-based compensation and the recognition of deferred tax assets. These judgments are based on Allego’s historical experience, terms of its existing contracts, evaluation of trends in the industry, information provided by its clients and information available from outside sources, as appropriate. Allego’s actual results may differ from those estimates. See Note 2 to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional description of the significant accounting policies that have been followed in preparing Allego’s financial statements. The accounting policies described below are those Allego considers to be the most critical to an understanding of its financial condition and results of operations and that require the most complex and subjective management judgment.

Revenue Recognition

Allego recognizes revenue from the following activities:

•	Revenue from charging sessions;

•	Revenue from the sale of charging equipment to customers;

•	Revenue from installation services;

•	Revenue from the operation and maintenance of charging equipment owned by customers.

Charging sessions: Charging revenue, which includes electricity price and a service fee, is recognized at a point in time, at the moment of charging, when the control of electricity is transferred to the customer. Allego is acting as a principal in charging transactions as it has primary responsibility for these services and discretion in establishing the price of electricity. Allego is considered an agent in charging transactions for charging equipment owned by third-parties as Allego does not have control over electricity.

Sale of charging equipment: Allego has determined that the sale and installation of the equipment constitutes two distinct performance obligations since the integration of both performance obligations is limited, the installation is relatively straight forward, and these installation services can be provided by other suppliers as well. These separate performance obligations are both sold on a stand-alone basis and are distinct within the context of the contract. When the contract includes multiple performance obligations, the transaction price is allocated to each performance obligation based on the stand-alone selling prices. Where such stand-alone selling prices are not directly observable, these are estimated based on expected cost-plus margin. Revenue from the sale of charging equipment is recognized at a point in time when control of the charging equipment is transferred to the customer. This is the moment when the customer has the legal title and the physical possession of the charging equipment once the delivery on premise takes place.

Installation services: Revenue from installation of charging equipment is recognized over time. Allego uses an input method in measuring progress of the installation services because there is a direct relationship between Allego’s effort and the transfer of service to the customer. The input method is based on the proportion of contract costs incurred for work performed to date in proportion to the total estimated costs for the services to be provided.

Operation and maintenance of charging equipment: Service revenue from operation and maintenance services of charging equipment owned by customers is recognized over time. Services include the deployment of Allego’s cloud based platform to monitor chargers and charging sessions, collect, share and analyze charging data as well as the maintenance of the site. Customers are invoiced monthly, and consideration is payable when invoiced. Allego recognizes revenue only when the performance obligation is satisfied, therefore any upfront billing and payments are accounted for as an advance payment.

Valuation of share-based payment awards

A share-based payment arrangement is provided to an external consulting firm via a Special Fees Agreement. Information relating to this agreement between Madeleine and the consulting firm is set out in the audited consolidated financial statements. The fair value of the share-based payment arrangement granted under the Special Fees Agreement is recognized as an expense, with a corresponding increase in retained earnings. The total amount to be expensed is determined by reference to the fair value of the share-based payment arrangement, including market performance conditions. The fair value excludes the impact of any service and non-market performance vesting conditions.

For the special fee’s arrangement, the expense is recognized over the service period. Allego may revise its estimate of the length of the service period, if necessary, if subsequent information indicates that the length of the service period differs from previous estimates. This may result in the reversal of expenses if the estimated service period is extended.

Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model and making assumptions about them. For the measurement of the fair value of equity-settled transactions with an external consulting firm under the Special Fees Agreement at the grant date, Allego uses a valuation model which takes into account how the fees payable in cash and equity instruments will depend on the equity value of Allego at the time of a future liquidity event as defined in the Special Fees Agreement. The assumptions and model used for estimating the fair value for share-based payment transactions under the Special Fees Agreement are disclosed in the audited consolidated financial statements.

Impairment of non-financial assets

At each reporting date, Allego assesses an asset or a group of assets for impairment whenever there is an indication that the carrying amounts of the asset or group of assets may not be recoverable. In such event Allego compares the assets or group of assets carrying value with its recoverable amount, which is the higher of the value in use and the fair value less costs of disposal. Allego uses a discounted cashflow (“DCF”) model to determine the value-in-use. The cash flow projections contain assumptions and estimates of future expectations. This value in use is determined using cash flow projections from financial budgets approved by senior management covering a five-year period, cash flows beyond the five-year period are extrapolated using a growth rate and the future cash flows are discounted. The value in use amount is sensitive to the discount rate used in the DCF model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes.

Recognition of deferred tax assets

Deferred tax assets are carried on the basis of the tax consequences of the realization or settlement of assets, provisions, liabilities or accruals and deferred income as planned by Allego at the reporting date. A deferred tax asset is recognized to the extent that it is probable that future taxable profit will be available for set-off. In this assessment, Allego includes the availability of deferred tax liabilities set-off, the possibility of planning of fiscal results and the level of future taxable profits in combination with the time and/or period in which the deferred tax assets are realized.

Recent Accounting Pronouncements

See Note 2 of Allego’s consolidated financial statements included elsewhere in this proxy statement/prospectus for more information regarding recently issued accounting pronouncements.

Internal Control Over Financial Reporting

In connection with the preparation and audit of Allego’s consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. See the subsection entitled “Risk Factors.”

JOBS Act

On April 5, 2012, the JOBS Act was signed into law in the United States. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Allego qualifies as an “emerging growth company” under the JOBS Act and is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. As an “emerging growth company,” Allego is not required to, among other things, (a) provide an auditor’s attestation report on our system of internal control over financial reporting, (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (d) disclose comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of a business combination or until we otherwise no longer qualify as an “emerging growth company.”

MANAGEMENT OF ALLEGO FOLLOWING THE BUSINESS COMBINATION

Directors and Executive Officers

The following table sets forth the names, ages and positions of our executive officers, directors and director- nominees following the Business Combination. The director-nominees below, together with two additional directors to be named in a future amendment to this proxy statement/prospectus, one of which will be appointed by Spartan and the other of which will be designated by Allego prior to the consummation of the Business Combination, will be appointed to the board of directors of the Company (the “Allego Board”) effective as of the Closing Date.

Name	Age	Position
Mathieu Bonnet	48	Chief Executive Officer and Director-Nominee
Ton Louwers	55	Chief Operating Officer and Chief Financial Officer
Alexis Galley	57	Chief Technical Officer
Jane Garvey	77	Director-Nominee
Christian Vollmann	43	Director-Nominee
Julia Prescot	62	Director-Nominee
Julian Touati	39	Director-Nominee
Thomas Josef Maier	62	Director-Nominee
Sandra Lagumina	54	Director-Nominee

*	age as of July 7, 2021.

Mathieu Bonnet joined Allego in 2019 as Chief Executive Officer. Before Allego, he founded a group of energy companies including E6, a European energy management platform for renewable energy. Mr. Bonnet also served as Chief Executive Officer of Compagnie Nationale du Rhône (“CNR”), the second biggest hydro company in France. Prior to CNR, he worked for Electrabel in Belgium, where he was in charge of outage management, and the Ministry of Industry, where he was in charge of implementing programs for small-and-medium-size enterprise development in the Provence region. Additionally, he spent several years in the United States, working on commercial bilateral issues between the United States and France and leading programs to sustain French exports in the United States. Mr. Bonnet graduated from Ecole Polytechnique in 1993, where he ranked first in mathematics, and Ecole des Mines de Paris in 1996. He also holds a Masters of Nuclear Engineering from the Université Catholique de Louvain.

Ton Louwers has served as Chief Operating Officer and as a Director of Allego since 2018. Mr. Louwers previously worked for a small dredging company in the Netherlands, which he departed when he was asked to assist Alliander in the divestment of the business now operated under Allego Holding. Initially offering support to Allego’s management, Mr. Louwers soon took over as the interim Chief Financial Officer until Meridiam S.A.S (together with its subsidiaries and affiliates, “Meridiam”) closed the acquisition. He has gradually changed his focus to operations. Previously, Mr. Louwers served as Chief Financial Officer for the Nordic Division of Royal Imtech, and Chief Financial Officer for Royal Imtech’s Benelux Division. He has also served as Chief Financial Officer of the industrial service company Hertel and Chief Financial Officer for the Netherlands at Thales, in addition to numerous other positions. Mr. Louwers graduated from the University of Amsterdam and holds a Masters in Business Economics, followed by a post-graduate degree as a chartered accountant.

Alexis Galley has worked for Allego since 2019 and has been Chief Technology Officer since 2021. Before Allego, Mr. Galley worked at Moma, a company specializing in IT software platforms, where he served as Chief Operations Officer and Chief Executive Officer, and served as the chairman of Voltalis, a spin-off of Moma, specializing in demand response. Prior to Moma, he was the Chief Executive Officer of Kinomai, a video tools company, and managing director in charge of e-commerce logistics for the retailer Carrefour. Mr. Galley also worked for the French Minister of the Environment, as well as a large industrial group developing electric components for mobile phone manufacturers and the French Corps des Mines. He is a graduate of Ecole des Mines de Paris where he studied mathematics and physics.

Jane Garvey has served as the Global Chairman of Meridiam Infrastructure, a global investor and asset manager specializing in long-term public infrastructure projects, since August 2009. Before Meridiam, Ms. Garvey was the 14th Administrator of the Federal Aviation Administration (“FAA”) from August 1997 to August 2002, where she led the FAA through the formidable events of September 11, 2001 and through many safety and modernization milestones. She also served as the Acting Administrator and Deputy Administrator of the Federal Highway Administration. After leaving public service, Ms. Garvey led the U.S. Public/Private Partnerships advisory group at JP Morgan, where she advised states on financing strategies to facilitate project delivery for state governments. She joined the board of United Airlines Holdings, Inc. in 2016 and served as Chairman of the Board from 2017 until 2019. Ms. Garvey has served as a member of the board of Blade Urban Mobility since 2020.

Christian Vollmann is an entrepreneur and angel investor who has made 75 angel investments since 2005. His most recent venture is nebenan.de, Germany’s leading social neighborhood network. Before nebanan.de, Mr. Vollmann built iLove.de into Germany’s leading dating service at the start of the millennium, founded the online video portal MyVideo.de and co-founded Affinitas (now Spark Networks), a global leader in online dating with activities in 29 countries. Mr. Vollman serves as the Vice Chairman of the Board of Linus Digital Finance AG and is a Venture Partner and Member of the Investment Committee of PropTech1 Ventures. Mr. Vollmann advises the German Federal Ministry of Economics as Chairman of the Advisory Board Young Digital Economy and advocates for the interests of startups as Vice-Chairman of the German Startups Association.

Julia Prescot has been a co-Founder of Meridiam since 2005 and currently serves as Chief Strategy Officer. Before Meridiam, Ms. Prescot was a Senior Director at HBOS, London. Prior to HBOS, she served as a Director and Head of Project Advisory at Charterhouse Bank and a Director and Head of Project Finance at Hill Samuel Bank. Ms. Prescot has served as the chair of London-based Neuconnect Limited, a company developing a major energy interconnector between the United Kingdom and Germany, since 2017 and has served on the board of Fulcrum Infrastructure Group since 2007. Ms. Prescot was a non-executive director for InfraCo Asia Investments between 2016 and 2018 and the Emerging Africa Infrastructure Fund from 2015 to 2018. Ms. Prescott is a Commissioner for the UK’s National Infrastructure Commission, a member of the UK’s Investment Council, a member of the Advisory Panel of Glennmont Partners and a non-executive director at the Port of Tyne. She is currently on the board of P4G, a multilateral organization focused on environmental public-private partnerships, and is an Honorary Professor at University College London.

Julien Touati joined Meridiam in 2011. He currently serves as a Partner, Corporate Development Director, and Executive Committee Member with responsibility over the management of energy transition and the strategic developments of the group. Prior to this role, Mr. Touati set up Meridiam activities in Africa and led infrastructure investments in Europe. Before Meridiam, Mr. Touati was responsible for managing the French Government’s shareholding in Électricité de France, in addition to other roles at SNCF Réseau, Veolia, Capgemini and the infrastructure division of Proparco. He is an expert in the energy transition investment space, a contributor to several publications, and a member of several international think tanks. Mr. Touati is also on the board of several leading green infrastructure solution providers, including Allego, Voltalis, and Evergaz. He holds a Master’s Degree in Engineering, a Master’s Degree in Environmental and Energy Economics and a Master of Public Affairs from the École des Ponts in Paris. He is an Atlantic Council Millennium Fellow.

Thomas Josef Maier currently serves on the Regional Advisory Board of Meridiam Infrastructure Europe and Eastern Europe. He is also a strategic advisor to the Global Infrastructure Hub, a G20 body and has been Chairman of the Board of INFEN Limited since 2017. Mr. Maier has been a member of the Advisory Board of Stirling Infrastructure Partners since April 2021. Previously, he was Managing Director for Infrastructure at the European Bank for Reconstruction and Development, where he oversaw both commercial and social infrastructure delivery. He has chaired the Global Infrastructure Council of the World Economic Forum and has been involved in infrastructure related work streams of G20 since 2013. He served on the board of Global Ports Holding from 2017 to 2020.

Sandra Lagumina joined Meridiam in December 2017, as Chief Operations Officer, Asset Management. From January 2016 to January 2017, Ms. Lagumina was Executive Vice President of ENGIE, in charge of gas infrastructure, China and real estate. Previously she held the position of Chief Executive Officer of GRDF (Gaz Réseau Distribution France) from 2013 to 2016. Ms. Lagumina joined Gaz de France in 2005 and took over successively the functions of Deputy Strategy Director, Public Affairs Delegate, General Counsel and, Corporate and Group General Counsel. She started her career in 1995 at the Council of State and joined in 2000, the Minister for the Economy, Finance and Industry as Legal Advisor, and then took over the role of Deputy Director of Public and International Law of the Ministry of the Economy, Finance where she was in charge of Public Private Partnership reform. Ms. Lagumina graduated from the Paris Institute of Political Studies and National School of Administration. She holds a Masters of Common Market Law and of Public law. She is member of the French Competition Authority. Ms. Lagumina was appointed Deputy Chief Executive Officer of Meridiam Infrastructure on June 2020.

Allego Board Composition

Following the Closing, the Allego Board will consist of nine (9) members, each of whom will serve staggered terms of three (3) years, and will include:

•	one or more Executive Directors (one of whom will be the Chief Executive Officer), charged with the Company’s day-to-day operations; and

•	one or more Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the directors.

The Allego Board shall determine the number of Executive Directors and the number of Non-Executive Directors. The Allego Board also shall establish board rules concerning its organization, decision-making and other internal matters. In performing their duties, the directors shall act in compliance with the board rules.

There are no family relationships among Allego N.V.’s officers and directors.

Director Independence

We anticipate that, following the Closing, the Allego Board will be comprised of a majority of “independent directors” as defined in the NYSE listing standards and applicable SEC rules.

Committees

After the Closing, the Allego Board will have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee will have a charter that has been approved by the Allego Board and that will be available on Allego’s website. Each committee will have the composition and responsibilities described below.

Audit Committee

The primary purposes of Allego’s Audit Committee under the committee’s charter will be to assist the Allego Board’s oversight of:

•	audits of Allego’s financial statements;

•	the integrity of Allego’s financial statements;

•	our process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

•	the qualifications, engagement, compensation, independence and performance of Allego’s independent auditor; and

•	the performance of Allego’s internal audit function.

After the Closing, it is anticipated that Allego’s Audit Committee will comprise         , and          will serve as chair of the Audit Committee.          is anticipated to qualify as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d) of Regulation S-K. It is expected that the Allego Board will affirmatively determine that         , and          meet the definition of an “independent director” for the purposes of serving on the Audit Committee under applicable NYSE listing standards and Rule 10A-3 under the Exchange Act. Allego intends to comply with these independence requirements for all members of the Audit Committee within the time periods specified under such rules. The Audit Committee will be governed by a charter that complies with the NYSE listing standards.

Compensation Committee

The primary purposes of Allego’s Compensation Committee under the committee’s charter will be to assist the Allego Board in overseeing our management compensation policies and practices, including:

•	determining and approving and recommending to the Allego Board for its approval the compensation of Allego’s executive officers; and

•	reviewing and approving and recommending to the Allego Board for its approval incentive compensation and equity compensation policies and programs.

After the Closing, it is anticipated that Allego’s Compensation Committee will comprise         , and          will serve as chair of the Compensation Committee.

Nominating and Corporate Governance Committee

The primary purposes of Allego’s Nominating and Corporate Governance Committee under the committee’s charter will be to recommend candidates for appointment to the Allego Board and to review the Corporate Governance Guidelines of the Company, including:

•	identifying and screening individuals qualified to serve as directors;

•	developing, recommending to the Allego Board and reviewing Allego’s Corporate Governance Guidelines;

•	coordinating and overseeing the self-evaluation of the Allego Board and its committees; and

•	reviewing on a regular basis the overall corporate governance of the Company and recommending improvements to the Allego Board where appropriate.

After the Closing, it is anticipated that Allego’s Nominating and Corporate Governance Committee will comprise         , and          will serve as the chair of the Nominating and Corporate Governance Committee.

Compensation

Prior to Closing, a general meeting of Allego (the “General Meeting”) shall determine Allego N.V.’s policy concerning the compensation of the Allego Board (the “Director Compensation Policy”) with due observance of the relevant statutory requirements. The compensation of directors shall be determined by the Allego Board with due observance of the Director Compensation Policy. The Allego Board shall submit proposals concerning compensation arrangements for the Allego Board in the form of Allego Ordinary Shares or rights to subscribe for Allego Ordinary Shares to the General Meeting for approval. This proposal must at least include the number of Allego Ordinary Shares or rights to subscribe for Allego Ordinary Shares that may be awarded to the Allego

Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

Foreign Private Issuer Status

Allego was formed under the laws of the Netherlands in 2021. At the time of the consummation of the Business Combination, the majority of Allego N.V.’s outstanding voting securities will be directly and indirectly owned of record by non-U.S. residents. In addition, U.S. residents do not comprise a majority of Allego’s executive officers or directors, and, upon consummation of the Business Combination, Allego’s assets will be located, and its business will be principally administered, outside of the United States. As a result, after the Business Combination, Allego will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Allego on June 30, 2022. For so long as Allego qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and imposing liability for insiders who profit from trades made within a short period of time;

•

the rules under the Exchange Act requiring the filing with the SEC of an annual report on Form 10-K (although we will file annual reports on a corresponding form for foreign private issuers), quarterly reports on Form 10-Q containing unaudited financial and other specified information (although we will file semi- annual reports on a current reporting form for foreign private issuers), or current reports on Form 8-K, upon the occurrence of specified significant events;

•	requirements to follow certain corporate governance practices, and may instead follow home country practices; and

•	Regulation Fair Disclosure or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Accordingly, there may be less publicly available information concerning Allego’s business than there would be if it were a U.S. public company. Additionally, certain accommodations in the NYSE corporate governance standards allow foreign private issuers, such as Allego, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards.

Executive Compensation

Historical Executive Officers

For the fiscal year ended December 31, 2020 (“Fiscal 2020”), Allego’s executive officers were:

•	Mathieu Bonnet, Chief Executive Officer

•	Ton Louwers, Chief Operational Officer

•	Alexis Galley, Chief Technology Officer

•	Clive Pitt, Chief Financial Officer

Historical Compensation of Allego’s Executive Officers

Allego has historically operated on a fiscal year ended December 31, and as such, we are providing disclosure for Allego’s last full financial year (i.e., the year ended December 31, 2020). The amount of compensation paid, and benefits in kind granted, to Allego’s executive officers for Fiscal 2020 is described in the table below. We are providing disclosure on an aggregate basis, as disclosure of compensation on an individual basis is not required in Allego’s home country and is not otherwise publicly disclosed by Allego.

All executive officers	(in € ‘000)
Base compensation(1)	1,109
Bonuses(2)	200
Additional benefit payments(3)	82
Total compensation	1,391

(1)

Base compensation represents the cash compensation paid annually to our executive officers (or their companies), as well as any social security payment relating to premiums paid in addition to the cash salary for mandatory employee insurances required by Dutch law and paid to the tax authorities.

(2)	The bonus payments referenced in the table above reflect discretionary annual bonus awards accrued in Fiscal 2020 and are paid in early 2021.
(3)	Additional benefits include reimbursement of car and housing expenses.

Certain of Allego’s executive officers have received and may in the future receive additional compensation from E8 Investor, in connection with the employment agreements with Mathieu Bonnet and Alexis Galley. For further detail, see “Certain Relationships and Related Party Transactions.”

Executive Officer Compensation Following the Business Combination

Following the Closing, Allego expects that the Allego Board and/or its Compensation Committee will develop an executive compensation program designed to align executive compensation with Allego’s business objectives and creation of shareholder value, while enabling it to attract, retain, incentivize and reward individuals who will contribute to its long-term success.

Allego expects to adopt the LTIP prior to the Closing. The purpose of the LTIP is to provide eligible directors and employees the opportunity to receive stock-based incentive awards in order to encourage them to contribute materially to Allego’s growth and to align the economic interests of such persons with those of Allego’s shareholders. The delivery of certain shares or other instruments under the LTIP to directors and key management will be agreed and approved in each Allego Board meeting, the LTIP is aligned with the shareholders interest regarding the management capacity to deliver operational results that will potentially benefit the share price.

Material Terms of the LTIP

Purpose.

The purpose of the LTIP is to (i) attract, retain and motivate participants with the qualities, skills and experience needed to support and promote the growth and sustainable success of Allego and its business and (ii) incentivize participants to perform at the highest level and to further the best interests of Allego, its business and its stakeholders.

Eligibility.

Eligible participants are any (i) member of the Allego Board; (ii) natural person, partnership, company, association, cooperative, mutual insurance society, foundation or any other entity or body which operates externally as an independent unit or organisation who (x) is an employee or officer of Allego and/or a subsidiary of Allego or (y) is an adviser or consultant engaged by Allego and/or a subsidiary of Allego to render bona fide services to Allego and/or a subsidiary of Allego.

Administration.

The LTIP will be administered by the “Committee”, meaning (i) the Allego Board, to the extent the administration or operation of the LTIP relates to the grant of awards to eligible participants who are members of the Compensation Committee, as well as any other matter relating to such awards and (ii) the Compensation Committee. Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the LTIP. The Committee’s powers and authorities include the authority to perform the following matters, in each case consistent with and subject to the terms of the LTIP: (a) designating persons to whom awards are granted; (b) deciding to grant awards; (c) determining the form(s) and type(s) of awards being granted and setting the terms and conditions applicable to such awards, including (1) the number of shares underlying awards; (2) the time(s) when awards may be exercised or settled in whole or in part; (3) whether, to which extent and under which circumstances awards may be exercised or settled in cash or assets (including other awards), or a combination thereof, in lieu of shares and vice versa; (4) whether, to which extent and under which circumstances awards may be cancelled or suspended; (5) whether, to which extent and under which circumstances a participant may designate another person owned or controlled by him as recipient or beneficiary of his awards; (6) whether and to which extent awards are subject to performance criteria and/or restrictive covenants (including non-competition, non-solicitation, confidentiality and/or share ownership requirements); (7) the method(s) by which awards may be exercised, settled or cancelled; (7) whether, to which extent and under which circumstances, the exercise, settlement or cancellation of awards may be deferred or suspended; (d) amending or waiving the terms applicable to outstanding awards (including performance criteria), subject to the restrictions imposed by the LTIP and provided that no such amendment shall take effect without the consent of the affected participant(s), if such amendment would materially and adversely affect the rights of the participant(s) under such awards, except to the extent that any such amendment is made to cause the LTIP or the awards concerned to comply with applicable law, stock exchange rules, accounting principles or tax rules and regulations; (e) making any determination under, and interpreting the terms of, the LTIP, any rules or regulations issued pursuant to the LTIP and any award agreement; (f) correcting any defect, supplying any omission or reconciling any inconsistency in the LTIP or any award agreement; (g) settling any dispute between Allego and any participant (including any beneficiary of his awards) regarding the administration and operation of the LTIP, any rules or regulations issued pursuant to the LTIP, and any award agreement entered into with such participant; and (h) making any other determination or taking any other action which the Committee considers to be necessary, useful or desirable in connection with the administration or operation of the LTIP.

Awards Subject to the LTIP.

The LTIP provides that the shares underlying awards which are not awards granted in assumption of, or in substitution or exchange for, long-term incentive awards previously granted by a person acquired (or whose business is acquired) by Allego or a subsidiary of Allego or with which Allego or a subsidiary of Allego merges or forms a business combination, as reasonably determined by the Committee, irrespective of whether such awards have been exercised or settled, may not represent more than 10% of Allego’s issued share capital immediately following the Closing; provided that this number shall be increased annually on January 1 of each calendar year, starting in 2022, by the lesser of (i) 5% of Allego’s issued share capital on the last day of the immediately preceding calendar year or (ii) such lower number as may be determined by the Allego Board (which number may also be zero).

Grants.

All awards granted under the LTIP will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of

Performance Conditions. For purposes of this proxy statement/prospectus, “Performance Conditions” means specific levels of performance of any member of Allego or its subsidiaries (and/or one or more of its divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) set forth in individual award agreements as determined by the Committee, which may be determined in accordance with IFRS or on a non-IFRS basis. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Allego or its subsidiaries as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the applicable member or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

Options.

Under the LTIP, the Committee may grant rights to subscribe for shares.

Share Appreciation Rights.

The Committee may grant right to receive, in cash, in assets, in the form of shares valued at fair market value, or a combination thereof, the excess of the fair market value of one share on the applicable exercise date over the applicable exercise price.

Restricted Shares and Restricted Share Units.

The Committee may grant restricted shares or restricted share units, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share for each restricted share unit, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares, subject to the other provisions of the LTIP, the holder will generally have the rights and privileges of a shareholder as to such restricted shares, including, without limitation, the right to vote such restricted shares.

Other Equity-Based Awards and Other Cash-Based Awards.

The Committee may grant other equity-based or cash-based awards under the LTIP, with terms and conditions determined by the Committee that are not inconsistent with the LTIP.

Amendment.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an award agreement, the Allego Board may amend, supplement, suspend or terminate the LTIP (or any portion thereof) pursuant to a resolution to that effect, provided that no such amendment, supplement, suspension or termination shall take effect without (i) approval of an Allego general meeting, if such approval is required by applicable law or stock exchange rules; and/or (ii) the consent of the affected participant(s), if such action would materially and adversely affect the rights of such participant(s) under any outstanding award, except to the extent that any such amendment, supplement or termination is made to cause the LTIP to comply with applicable law, stock exchange rules, accounting principles or tax rules and regulations. Notwithstanding anything to the contrary in the LTIP, the Committee may amend the LTIP and/or any award agreement in such manner as may be necessary or desirable to enable the LTIP and/or such award agreement to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of awards in order to minimize the Company’s obligation with respect to tax equalization for participants on assignments outside their home country.

Tax.

Any and all tax liability (e.g., any wage tax or income tax) and employee social security premiums due in connection with or resulting from the granting, vesting, exercise or settlement of an award (or the implementation of the LTIP) or any payment or transfer under an award (or under the LTIP generally) shall be for the account of the relevant participant. The Company or any subsidiary may, and each participant shall permit the Company or any subsidiary to, withhold from any award granted or any payment due or transfer made under any award (or under the LTIP generally) or from any compensation or other amount owing to a participant the amount (in cash, shares, other awards, other property, net settlement or any combination thereof) of applicable income taxes or wage withholding taxes due in respect of an award, the grant of an award, its exercise or settlement (or the implementation of the LTIP) or any payment or transfer under such award (or under the LTIP generally) and to take such other action, including providing for elective payment of such amounts in cash or shares by the participant, as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes. In addition, the Company may cause the sale by or on behalf of the relevant participant of part of the shares underlying any award being exercised or settled, with sale proceeds equal to the applicable wage or withholding taxes being remitted to the Company and any remaining net sale proceeds (less applicable costs, if any) being paid to such participant. The tax treatment of the benefits provided under the LTIP or any award agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a U.S. Participant on account of non-compliance with Section 409A and Section 457A of the Code.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Spartan Common Stock as of September 22, 2021 prior to the consummation of the Business Combination, (ii) the actual beneficial ownership of Allego Holding Shares as of September 22, 2021 and (iii) the expected beneficial ownership of Allego Ordinary Shares immediately following consummation of the Business Combination, assuming that no shares of Spartan Class A Common Stock are redeemed, and alternatively that the maximum number of shares of Spartan Class A Common Stock are redeemed by:

•	each of the current executive officers and directors of Spartan, and such persons as a group;

•	each person who is the beneficial owner of more than 5% of any class of the outstanding Spartan Common Stock;

•	each person who will become an executive officer or director of Allego post-Business Combination, and such persons as a group; and

•	each person who is expected to be the beneficial owner of more than 5% of the Allego Ordinary Shares post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security, including shares underlying options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Spartan Common Stock beneficially owned, or Allego Ordinary Shares to be beneficially owned, by them.

The beneficial ownership of Spartan Common Stock pre-Business Combination is based on 69,000,000 shares of Spartan Common Stock issued and outstanding as of September 22, 2021, which includes an aggregate of 55,200,000 shares of Spartan Class A Common Stock and 13,800,000 shares of Spartan Founders Stock.

The expected beneficial ownership of Allego Ordinary Shares immediately following the consummation of the Business Combination, assuming the No Redemption Scenario, is based on an assumed 314,482,365 Allego Ordinary Shares issued and outstanding assuming (i) that no public stockholders elect to have their public shares redeemed, (ii) that none of Spartan’s initial stockholders purchase shares of Spartan Class A Common Stock in the open market prior to the Closing, (iii) Allego will have $72,529,752 in net debt as of two business days prior to the Closing Date, (iv) that there are no other issuances of equity interests of Spartan or Allego prior to the Closing, (v) a cash-settled portion of historical consulting fees equal to $90,146,600, (vi) the E8 Election occurs, (vii) Madeleine acquires 4,400,000 Allego Ordinary Shares in the Private Placement and an affiliate of the Sponsor acquires 5,000,000 Allego Ordinary Shares in the Private Placement and (viii) no Spartan Warrants are exercisable within 60 days of the consummation of the Business Combination.

The expected beneficial ownership of Allego Ordinary Shares following the consummation of the Business Combination, assuming the Maximum Redemption Scenario, has been determined based upon the same assumptions set forth above, except that the Maximum Redemption Scenario assumes that (i) 55,200,000 shares of Spartan Class A Common Stock are redeemed by the holders thereof and (ii) there is no cash-settled portion of historical consulting fees. As a result, the Maximum Redemption Scenario is based on an assumed 268,297,025 Allego Ordinary Shares issued and outstanding.

If the actual facts are different from the foregoing assumptions, ownership figures in Allego following the consummation of the Business Combination and the columns under the title “Beneficial Ownership of Allego Ordinary Shares After Consummation of the Business Combination” in the following table will be different.

Name and Address of Beneficial Owner	Beneficial Ownership Of Spartan Common Stock				Beneficial Ownership of Allego Holding Shares			Beneficial Ownership Of Allego Ordinary Shares After Consummation of the Business Combination
	Number of Shares			Percentage of Spartan Common Stock	Number of Allego Holding Shares		Percentage of Allego Holding Shares	No Redemption Scenario			Maximum Redemption Scenario
								Number of Allego Ordinary Shares		Percentage of Allego Ordinary Shares	Number of Allego Ordinary Shares		Percentage of Allego Ordinary Shares
	Class A	Class B
Spartan’s Officers, Directors and 5% Holders Pre-Business Combination (1)
Spartan Acquisition Sponsor III LLC(2)	—	13,700,000		19.9%	—		—	18,700,000		5.9%	18,700,000		7.0%
Citadel(4)	3,589,229	—		5.2%	—		—	3,589,229		1.1%	—		—
Geoffrey Strong	—	13,700,000		19.9%	—		—	13,700,000		4.4%	13,700,000		5.1%
James Crossen	—	—		—	—		—	—		—	—		—
Olivia Wassenaar	—	—		—	—		—	—		—	—		—
Wilson Handler	—	—		—	—		—	—		—	—		—
Christine Hommes	—	—		—	—		—	—		—	—		—
Joseph Romeo	—	—		—	—		—	—		—	—		—
Jan C. Wilson(2)	—	50,000		*	—		—	—		—	—		—
John M. Stice(2)	—	50,000		*	—		—	—		—	—		—
All Spartan directors and executive officers as a group (9 Individuals)	—	13,800,000	(3)	20.0%	—		—	13,800,000		4.4%	13,800,000		5.1%
Allego Officers, Directors and 5% Holders Post-Business Combination
Madeleine	—	—		—	100		100%	234,882,365	(5)	74.7%	243,897,025	(6)	90.9%
E8 Investor	—	—		—	—		—	47,172,355	(7)	15%	40,244,554		15%
Mathieu Bonnet	—	—		—	—		—	—		—	—		—
Julien Touati	—	—		—	100	(9)	100%	234,882,365	(8)	74.7%	243,897,025		90.9%
Sandra Lagumina	—	—		—	—		—	—		—	—		—
Julia Prescot	—	—		—			—	234,882,365	(8)	74.7%	243,897,025	(8)	90.9%
Jane Garvey	—	—		—			—	234,882,365	(8)	74.7%	243,897,025	(8)	90.9%
Christian Vollman	—	—		—	—		—	—		—	—		—
Thomas Maier	—	—		—	—		—	—		—	—		—
Ton Louwers	—	—		—	—		—	—		—	—		—
Alexis Galley	—	—		—	—		—	—		—	—		—
All Allego directors and executive officers as a group (9 Individuals)	—	—		—	—		—	234,882,365	(8)	74.7%	243,897,025	(8)	90.9%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the entities or individuals named in footnotes (2) and (3) is 9 West 57th Street, 43rd Floor, New York, NY 10019.
(2)

Consists of (i) 13,700,000 shares of Spartan Founders Stock held by Spartan Acquisition Sponsor III LLC (“Spartan III Sponsor”), which will be converted into 13,700,000 Allego Ordinary Shares at the closing of the Business Combination, and (ii) 5,000,000 Allego Ordinary Shares to be acquired by AP Spartan Energy Holdings III (PIPE), LLC, an affiliate of Spartan III Sponsor, in the Private Placement. AP Spartan Energy Holdings III (PIPE), LLC has consented to the assignment of the right to purchase 600,000 of the Allego Ordinary Shares that it subscribed for in the Private Placement, subject to the satisfaction of certain conditions. Spartan III Sponsor is managed by affiliates of Apollo Global Management, Inc. AP Spartan Energy Holdings III, L.P. (“AP Spartan”) is the sole member of Spartan III Sponsor. Apollo ANRP Advisors III, L.P. (“ANRP Advisors”) is the general partner of AP Spartan. Apollo ANRP Capital Management III, LLC (“ANRP Capital Management”) is the general partner of ANRP Advisors. APH Holdings, L.P. (“APH Holdings”) is the sole member of ANRP Capital Management. Apollo Principal Holdings III GP, Ltd. (“Principal Holdings III GP”) is the general partner of APH Holdings. Leon Black, Joshua Harris and Marc Rowan are the directors of Principal Holdings III GP, and as such may be deemed to have voting and dispositive control of the ordinary shares held of record by Spartan III Sponsor. The address of each of Spartan III Sponsor, AP Spartan and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of each of ANRP Advisors and Principal Holdings III GP is c/o Walkers Corporate Limited; Cayman Corporate Centre; 27 Hospital Road; George Town; Grand Cayman KY1-9008. The address of each of ANRP Capital Management and APH Holdings is One Manhattanville Road, Suite 201, Purchase, New York, 10577.

(3)	These shares represent 100% of the Spartan Founder Shares.

(4)

According to a Schedule 13G filed with the SEC on August 9, 2021 on behalf of Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), CALC IV LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin, 60,677 of the shares reported herein are directly owned by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Island company (“CM”), and 3,528,552 shares are directly owned by Citadel Securities. Citadel Advisors is the portfolio manager for CM. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. As such, each of Citadel Advisors, CAH, CGP and Mr. Griffin may be deemed to have shared voting and dispositive power over the shares held by CM, and each of CALC4, CSGP and Mr. Griffin may be deemed to have shared voting and dispositive power over the shares held by Citadel Securities. The address of the principal business office of each of the foregoing is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(5)

Interests held by Madeleine reflect 212,333,658 Allego Ordinary Shares indirectly beneficially owned by Meridiam EI SAS (“Meridiam EI”) and 22,548,707 indirectly beneficially owned by Thoosa Infrastructure Investments Sarl (“Thoosa”). Meridiam SAS (“Meridiam”) manages Meridiam Transition FIPS, which wholly-owns Meridiam EI. Thoosa is managed by a Meridiam subsidiary. Interests also include 47,172,355 Allego Ordinary Shares beneficially owned by E8 Investor, which may be deemed to be beneficially owned by Madeleine as a result of the irrevocable voting power of attorney granted by E8 Investor to Madeleine in the PoA Agreement. See the section entitled “Certain Relationships and Related Person Transactions—Allego Related Party Transactions” for additional information on the PoA Agreement. The address of Meridiam and Meridiam EI is: Meridiam SAS, 4 place de l’Opera 75002. The address of Thoosa is: Thoosa 146 bld de la Pétrusse, L-2330 Luxembourg.

(6)

Interests held by Madeleine reflect 220,482,910 Allego Ordinary Shares indirectly beneficially owned by Meridiam EI and 23,414,114 indirectly beneficially owned by Thoosa. Meridiam manages Meridiam Transition FIPS, which wholly-owns Meridiam EI. Thoosa is managed by a Meridiam subsidiary. Interests also include 40,244,554 Allego Ordinary Shares beneficially owned by E8 Investor, which may be deemed to be beneficially owned by Madeleine as a result of the irrevocable voting power of attorney granted by E8 Investor to Madeleine in the PoA Agreement. See the section entitled “Certain Relationships and Related Person Transactions—Allego Related Party Transactions” for additional information on the PoA Agreement. The address of Meridiam and Meridiam EI is: Meridiam SAS, 4 place de l’Opera 75002. The address of Thoosa is: Thoosa 146 bld de la Pétrusse, L-2330 Luxembourg.

(7)	The registered office of the E8 Investor is located at 75 avenue des Champs Elysées, 75008 Paris.
(8)	Reflects Allego Ordinary Shares held by affiliates of Meridiam that Mr. Touati, Ms. Garvey and Ms. Prescott may be deemed to indirectly beneficially own.
(9)	Reflects Allego Holding Shares held by affiliates of Meridiam that Mr. Touati may be deemed to indirectly beneficially own.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Spartan Related Party Transactions

Founder Shares

In December 2020, 11,500,000 Spartan Founder Shares were issued to Spartan’s Sponsor in exchange for the payment of $25,000 of certain offering costs on Spartan’s behalf, or approximately $0.002 per share. In February 2021, Spartan effected a share dividend on 2,300,000 of its Spartan Founder Shares resulting in its Sponsor owning 13,800,000 Founder Shares. Additionally, on February 8, 2021, Spartan’s Sponsor forfeited 100,000 Spartan Founder Shares back to Spartan and the Company issued an aggregate of 100,000 Spartan Founder Shares, in an amount totaling 50,000 to each of its independent directors. All shares and associated amounts had been retroactively restated to reflect the share surrender and the stock dividend. Of the 13,800,000 Spartan Founder Shares outstanding, up to 1,800,000 Spartan Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriters, so that the Founder Shares would represent 20.0% of Spartan’s issued and outstanding shares after the Public Offering. On February 11, 2021, the underwriters fully exercised the over-allotment option; thus, these 1,800,000 Spartan Founder Shares were no longer subject to forfeiture.

The holders of the Founder Shares agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last reported sale price of Spartan Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which Spartan completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all Spartan Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Public Offering, Spartan consummated the private sale of 9,360,000 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant to its Sponsor, generating proceeds of $14.0 million.

Each whole Private Placement Warrant is exercisable for one whole share of Spartan Class A Common Stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the trust account. If the initial business combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.

Spartan’s Sponsor and its officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial business combination.

Related Party Loans

On December 23, 2020, Spartan’s Sponsor agreed to loan Spartan an aggregate of up to $300,000 to cover expenses related to the Public Offering pursuant to the Note. The Note is non-interest bearing and payable upon the Closing Date of the Public Offering. Subsequent to December 31, 2020, Spartan borrowed an aggregate of approximately $182,000 under the Note and repaid the Note in full on February 17, 2021.

In addition, in order to finance transaction costs in connection with an initial business combination, Spartan’s Sponsor or an affiliate of its Sponsor, or certain of Spartan’s officers and directors may, but are not obligated to, loan Spartan funds as may be required (“Working Capital Loans”). If Spartan completes an initial business combination, it will repay the Working Capital Loans out of the proceeds of the trust account released to Spartan. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that an initial business combination does not close, Spartan may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post initial business combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, Spartan has no borrowings under the Working Capital Loans.

Private Placement

In connection with the Private Placement, the Subscribers, including an affiliate of Sponsor, entered into Subscription Agreements for the purchase from Allego N.V. of 15,000,000 Allego Ordinary Shares at a purchase price of $10.00 per share, for an aggregate purchase price of $150,000,000. The Private Placement is being issued to the affiliate of Sponsor on the same terms and conditions as all other Subscribers. Allego and Spartan have consented to the assignment of the right to purchase up to 600,000 of such shares subscribed for by such affiliate of Sponsor.

Administrative Services Agreement

Commencing on the date the units were first listed on the NYSE, Spartan agreed to pay its Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial business combination or Spartan’s liquidation, Spartan will cease paying these monthly fees.

Registration Rights

The holders of the Founder Shares, private placement warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Spartan Class A Common Stock issuable upon the exercise of the Founder Shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed in connection with the consummation of the IPO. The holders of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of our Initial Business Combination. The registration rights agreement will not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

Founders Stock Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Founders entered into the Founders Stock Agreement with Spartan, pursuant to which, among other things, (i) in order to effect the conversion at Closing of the Founders’ shares of Spartan Founders Stock into shares of Spartan Class A Common Stock on a one-for-one basis in accordance with the Business Combination Agreement, each Founder agreed to waive certain anti-dilution rights it may have with respect to its Spartan Founders Stock under the Charter, subject to and effectively immediately prior to the Closing, and (ii) each Founder further agreed (a) to use its reasonable best efforts to consummate the Transactions (including by agreeing to vote all shares of Spartan Common Stock in favor of the Business Combination and to not redeem any shares of Spartan Common Stock) and (b) not to transfer any shares of Spartan Common Stock or Spartan Warrants until the earlier of the Closing and any termination of the Business Combination Agreement in accordance with its terms.

Amendment to Letter Agreement

In connection with the execution of the Business Combination Agreement, on July 28, 2021, the Insiders entered into the Letter Agreement Amendment pursuant to which each Insider agreed, effective as of the Closing and subject to certain exceptions, to modify the lock-up restrictions set forth in the Existing Letter Agreement such that such Insider will agree not to Transfer (as defined in the Letter Agreement Amendment) any Allego Ordinary Shares issued to such Insider in respect of any shares of Spartan Class A Common Stock that may be received by such Insider at the Closing upon conversion of the Spartan Founders Stock pursuant to the Business Combination Agreement until (i) six months after the Closing or (ii) earlier if (a) the last reported sale price of Allego Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within a 30-day trading period commencing at least 120 days after the Closing Date, (b) Allego consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all Allego’s stockholders having the right to exchange their shares of Allego Ordinary Shares for cash, securities, or other property or (c) the Allego Board determines that the earlier termination of such restrictions is appropriate. Under the Letter Agreement Amendment, each Insider also agreed, effective as of the Closing and subject to certain exceptions, to modified transfer restrictions prohibiting the Transfer of any Assumed Warrants, and any Allego Ordinary Shares underlying any Assumed Warrants, until 30 days after the Closing Date.

Allego Related Party Transactions

E8 Arrangements

Performance Fees Agreement

Under the Performance Fees Agreement, dated December 16, 2020, as amended, by and between Madeleine and E8 Investor (the “Performance Fees Agreement”), E8 Investor provided assistance and support to Allego Holding and its subsidiaries in connection with negotiating and securing certain commercial contracts. In exchange for such services, E8 Investor is entitled to receive certain fees, ranging between 2.3% and 2.7% of the net value of those contracts, with 40% of those fees payable upon execution and the remaining 60% being linked to gross margin targets. The Performance Fees Agreement was amended on April 29, 2021 so that, following the consummation of the Business Combination, the performance compensation is limited to a specified list of contracts. The agreement was novated from Madeleine to Allego Holding on August 10, 2021.

Special Fees Agreement

Under the Special Fees Agreement by and between Madeleine and E8 Investor dated as of December 16, 2020, as amended (the “Special Fees Agreement”), E8 Investor is receiving the E8 Payment Amount in connection with the consummation of the Business Combination. Under the Special Fees Agreement, E8 Investor will receive compensation comprising cash (and in certain circumstances Allego Holding Shares) and, if it so elects, Allego Holding Shares, in amounts dependent upon the value of Allego and its subsidiaries in connection with certain transactions, including the Business Combination. Assuming no redemptions by Spartan Stockholders, and Allego having $72,529,752 in net debt as of two business days prior to the Closing Date, it is anticipated that E8 Investor would receive approximately $90 million in cash and a number of Allego Holding Shares such that, following the consummation of the Business Combination and the Private Placement, E8 Investor would hold approximately, but no more than, 15% of the outstanding Allego Ordinary Shares. If Spartan Stockholders holding at least 15% of Spartan’s outstanding shares of Spartan Class A Common Stock exercise redemption rights, then 50% of the fees that would otherwise be payable to E8 Investor in cash, will be paid in additional Allego Holding Shares (valued at $10 per share). In addition, if the value of the Business Combination to Allego Holding is below a certain threshold, then E8 Investor will not have the right to subscribe for Allego Holding Shares. Assuming the value of the Business Combination to Allego Holding exceeds €2,000,000,000, then no further fees will be owed under the Special Fees Agreement.

The Special Fees Agreement also provides for a call option pursuant to which Madeleine would be entitled to purchase Allego Holding Shares held by E8 Investor in the event that Madeleine would hold less than 50% of the outstanding Allego Ordinary Shares. In addition, E8 Investor has agreed not to transfer any of the Allego Ordinary Shares it receives in the transaction for a period of 18 months.

On April 14, 2021, Madeleine and E8 Investor entered into an Irrevocable Power of Attorney and Prior Consent Agreement (the “PoA Agreement”) pursuant to which, among other things, E8 Investor has agreed to grant to Madeleine an irrevocable voting power of attorney, from and after the Closing, to vote all Allego Ordinary Shares held by E8 Investor in connection with any vote submitted at a stockholder meeting. In addition, E8 Investor also agreed not to transfer (a) more than two-thirds of the Allego Ordinary Shares owned by it on the Closing Date before September 30, 2026, without the prior written consent of Madeleine or Meridiam and (b) any of its Allego Ordinary Shares until Madeleine’s lock-up has expired. The PoA Agreement shall become effective at Closing, and shall expire on the earliest of (i) December 31, 2028, (ii) the date on which neither Madeleine nor E8 Investor holds, directly or indirectly, any shares of Allego or any of its subsidiaries, (iii) the date on which the aggregate direct and indirect shareholders owned by Madeleine and E8 Investor is less than 50% of the outstanding Allego Ordinary Shares and (iv) Madeleine’s notification to E8 Investor of its desire to unilaterally terminate the PoA Agreement.

Additional E8 Arrangements

Messrs. Bonnet and Galley are each party to a letter agreement with E8 Investor entitling entities affiliated with Mr. Bonnet and Mr. Galley to receive 30% and 4.5%, respectively, of the revenues (net of all taxes) received by E8 Investor, if any, from the Special Fees Agreement.

Mega-E Arrangements

On July 28, 2021, Allego Holding, Meridiam EM, a French société par actions simplifée and affiliate of Meridiam (“Meridiam EM”) and, solely for the purposes specified therein Mega-E Charging B.V., a Dutch besloten vennootschap met beperkte aansprakelijkheid and wholly owned subsidiary of Meridiam EM (“Mega-E”), entered into a Call Option Agreement (the “Option Agreement”) pursuant to which, among other things, Meridiam EM granted Allego Holding (or its assignee) the irrevocable and unconditional right to acquire all of the outstanding share capital of Mega-E held by Meridiam EM, pursuant to the terms of the Option Agreement, for a purchase price of €9,456,000 (the “Call Option”). The Call Option is exercisable at any time during the six (6) month period commencing on January 15, 2022 (the “Option Period”), and its exercisability is conditioned upon completion of the Business Combination.

In addition, following the Closing and in the event Allego Holding exercises the Call Option, Allego Holding will acquire any outstanding shareholder loans of Mega-E, for an amount equal to the outstanding amount of such loans, together with any accrued and unpaid interest thereon (these transactions, together with the transactions contemplated by the Option Agreement, collectively the “Mega-E Transactions”). As of the date of this proxy statement/prospectus, the amount of such shareholder loans is approximately €23,400,000.

Allego Holding or one or more of its subsidiaries is a party to a number of engineering, procurement and construction (“EPC”) and operation and maintenance service (“O&M”) contracts with Mega-E or its subsidiaries. These contracts relate to the engineering, design, procurement, delivery, construction, installation, testing and commissioning of electric vehicle charging infrastructure at designed areas, in the case of the EPC contracts, and the operation and maintenance of the delivered electric vehicle charging infrastructure, in the case of the O&M contracts. Allego Holding (or its applicable subsidiaries) receive a fixed contract fee for the EPC contracts, and a service fee that contains both fixed and variable components per charging session for the O&M contracts.

Private Placement

In connection with the Private Placement, the Subscribers, including Madeleine, entered into Subscription Agreements for the purchase from Allego N.V. of 15,000,000 Allego Ordinary Shares at a purchase price of $10.00 per share, for an aggregate purchase price of $150,000,000. The Private Placement is being issued to Madeleine on the same terms and conditions as all other Subscribers. Allego and Spartan have consented to the assignment of the right to purchase up to 1,400,000 of such shares subscribed for by Madeleine.

Registration Rights Agreement

In connection with the Closing, Allego, Madeleine and E8 Investor will enter into the Registration Rights Agreement pursuant to which, among other things, Allego will agree that, within fifteen (15) business days following the Closing, Allego will file a shelf registration statement to register the resale of certain Registrable Securities. In certain circumstances, Reg Rights Holders that hold Registerable Securities having an aggregate value of at least $50 million can demand up to three (3) underwritten offerings. Each of the Reg Rights Holders will be entitled to customary piggyback registration rights, subject to certain exceptions, in such case of demand offerings by Madeleine. In addition, under certain circumstances, Madeleine may demand up to three (3) underwritten offerings.

Furthermore, pursuant to the Registration Rights Agreement, each of Madeleine and E8 Investor will agree to the following lock-up restrictions:

•

Madeleine will agree, subject to certain exceptions or with the consent of the Allego Board, not to Transfer (as defined in the Registration Rights Agreement) securities received by it pursuant to the Business Combination Agreement until the date that is 180 days after the Closing or earlier if, subsequent to the Closing, (A) the last sale price of the Allego Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 120 days after the Closing or (B) Allego consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Allego’s stockholders having the right to exchange their Allego Ordinary Shares for cash, securities or other property.

•

E8 Investor will agree, subject to certain exceptions, not to Transfer (as defined in the Registration Rights Agreement) securities received by it in the E8 Part B Share Issuance until the date that is 18 months after the Closing or earlier if, subsequent to the Closing, Allego consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Allego’s stockholders having the right to exchange their Allego Ordinary Shares for cash, securities or other property.

Indemnification Agreements

Allego intends to enter into indemnification agreements with its executive officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted by Dutch law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, Allego has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of Allego’s directors, officers or employees for which indemnification is sought.

Loans Granted to Members of the Board or Executive Management

As of the date of this proxy statement/prospectus, Allego has no outstanding loan or guarantee commitments to any member of the Allego Board or any Allego executive officer.

Allego will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

Shareholder Loans

Madeleine, as creditor, and Allego B.V., as debtor, entered into five loan agreements, each for a principal amount of €10,000,000, in 2018 and 2019 and Madeleine, as creditor, and Allego Holding, as debtor, entered into two loan agreements for a total principal amount of €30,500,000 in 2019. Such loans will be converted into equity prior to the Closing, and Allego anticipates that there will be no such loans outstanding at the Closing. For more information about the shareholder loans, see the section entitled “Description of Certain Indebtedness.”

DESCRIPTION OF ALLEGO’S SECURITIES AND ARTICLES OF ASSOCIATION

This section of the proxy statement/prospectus includes a description of the material terms of Allego’s Articles of Association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of Allego’s Articles of Association, which are attached as Annex B to this proxy statement/prospectus. We urge you to read the full text of Allego’s Articles of Association.

Overview

Allego was incorporated pursuant to Dutch law on June 3, 2021. Allego’s corporate affairs are governed by Allego’s Articles of Association, the rules of the Allego Board, Allego’s other internal rules and policies and by Dutch law. Allego is registered with the Dutch Trade Register under number 73283754. Allego’s corporate seat is in Arnhem, the Netherlands, and Allego’s office address is Westervoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands.

As of the date of this proxy statement/prospectus, Allego is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). At Closing, Allego will change legal form to become a Dutch public limited liability company (naamloze vennootschap). Unless otherwise indicated, the descriptions set forth below assume Allego has already been converted into a Dutch public limited liability company (naamloze vennootschap).

Share Capital

Authorized Share Capital

As of the date of this proxy statement/prospectus, Allego has an issued share capital of 1 Allego Ordinary Share, with a nominal value of €0.12.

Under Dutch law, Allego’s authorized share capital is the maximum capital that Allego may issue without amending Allego’s Articles of Association and may not exceed a five times multiple of its issued capital. Upon the consummation of the Business Combination, assuming the No Redemption Scenario, Allego’s authorized share capital will constitute 1,572,411,825 ordinary shares, each with a nominal value of €0.12, reflecting an issued share capital of 314,482,365 ordinary shares, multiplied by five. Assuming the Maximum Redemption Scenario, Allego’s authorized share capital will constitute 1,341,485,125 ordinary shares, each with a nominal value of €0.12, reflecting an issued share capital of 268,297,025 ordinary shares, multiplied by five. Immediately prior to the Closing, Allego’s stockholders shall take such steps as will be necessary to adopt Articles of Association for Allego reflecting the authorized share capital that will represent the product of five times the number of Allego Ordinary Shares that will be issued and outstanding immediately following the consummation of the Business Combination.

Upon the consummation of the Business Combination, Allego’s Articles of Association will provide that, for as long as any Allego Ordinary Shares are admitted to trading on NYSE or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of Allego Ordinary Shares reflected in the register administered by Allego’s transfer agent, subject to certain overriding exceptions under Dutch law. Such resolution, as well as a resolution to revoke such designation, shall be made public in accordance with applicable law and shall be deposited at the offices of the Company and the Dutch trade register for inspection.

Allego Ordinary Shares

The following summarizes the material rights of holders of Allego Ordinary Shares:

•	each holder of Allego Ordinary Shares is entitled to one vote per Allego Share on all matters to be voted on by shareholders generally, including the appointment of Allego Directors;

•	there are no cumulative voting rights;

•	the holders of Allego Ordinary Shares are entitled to dividends and other distributions as may be declared from time to time by Allego out of funds legally available for that purpose, if any;

•

upon Allego’s liquidation and dissolution, the holders of Allego Ordinary Shares will be entitled to share ratably in the distribution of all of Allego’s assets remaining available for distribution after satisfaction of all Allego’s liabilities; and

•

the holders of Allego Ordinary Shares have pre-emption rights in case of share issuances or the grant of rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Dutch law and Allego’s Articles of Association.

Shareholders’ Register

Pursuant to Dutch law and Allego’s Articles of Association, Allego must keep its shareholders’ register accurate and current. The Allego Board keeps the shareholders’ register and records names and addresses of all holders of registered shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification of Allego as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) on registered shares belonging to another or a pledge (pandrecht) in respect of such shares. The Allego Ordinary Shares listed in this transaction will be held through DTC. Therefore, DTC or its nominee will be recorded in the shareholders’ register as the holder of those Allego Ordinary Shares. The Allego Ordinary Shares shall be in registered form (op naam). Allego may issue share certificates (aandeelbewijzen) for registered shares in such form as may be approved by Allego Board.

Corporate Objectives

Pursuant to Allego’s Articles of Association, Allego’s main corporate objectives are:

•	to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

•	to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

•

to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties;

•	to operate trading/retail businesses; and

•	to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

Limitations on the Rights to Own Securities

Allego Ordinary Shares may be issued to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. The Allego Articles contain no limitation on the rights to own Allego’s shares and no limitation on the rights of non-residents of the Netherlands or foreign shareholders to hold or exercise voting rights.

Limitation on Liability and Indemnification Matters

Under Dutch law, the members of the Allego Board may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to Allego and to third parties for infringement of Allego’s Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, Allego’s Articles of Association provide for indemnification of Allego’s current and former directors and other current and former officers and employees as designated by the Allego Board. No indemnification under Allego’s Articles of Association shall be given to an indemnified person:

•

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•

to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•

in relation to proceedings brought by such indemnified person against Allego, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to Allego’s Articles of Association, pursuant to an agreement between such indemnified person and Allego which has been approved by the Allego Board or pursuant to insurance taken out by Allego for the benefit of such indemnified person; and

•	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without Allego’s prior consent.

Under Allego’s Articles of Association, the Allego Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Allego General Meeting of Shareholders and Voting Rights

Allego General Meeting of Shareholders

Allego General Meetings may be held in Amsterdam, Arnhem, Assen, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle, all in the Netherlands. The annual Allego General Meeting must be held within six months of the end of each financial year. Additional extraordinary Allego General Meetings may also be held, whenever considered appropriate by the Allego Board and shall be held within three months after the Allego Board has considered it to be likely that Allego’s shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of Allego’s paid-in and called up share capital, in order to discuss the measures to be taken if so required.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of Allego’s issued share capital may request Allego to convene an Allego General Meeting, setting out in detail the matters to be discussed. If the Allego Board has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by a competent Dutch court in preliminary relief proceedings to convene an Allego General Meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested the Allego Board to convene an Allego General Meeting and the Allego Board has not taken the necessary steps so that the Allego General Meeting could be held within six weeks after the request.

An Allego General Meeting must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the Allego General Meeting by proxy, as well as other information as required by Dutch law. Allego will observe the statutory minimum convening notice period for an Allego General Meeting. The agenda for the annual Allego General Meeting shall include, among other things, the adoption of Allego’s statutory annual accounts, appropriation of Allego’s profits and proposals relating to the composition of the Allego Board, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the Allego Board. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of Allego’s issued share capital. These requests must be made in writing or by electronic means and received by the Allego Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the Dutch Corporate Governance Code (the “DCGC”) and Allego’s Articles of Association, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the Allego Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in Allego’s strategy (for example, the dismissal of members of the Allego Board), the Allego Board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the Allego Board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the Allego Board must report on this consultation and the exploration of alternatives to the general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of Allego’s issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that an Allego General Meeting be convened, as described above.

On May 1, 2021, a bill has been enacted which introduces a statutory cooling-off period of up to 250 days during which the Allego General Meeting would not be able to dismiss, suspend or appoint members of the Allego Board (or amend the provisions in Allego’s Articles of Association dealing with those matters) unless those matters would be proposed by the Allego Board. This cooling-off period could be invoked by the Allego Board in case:

a. shareholders, using either their shareholder proposal right or their right to request an Allego General Meeting, propose an agenda item for the Allego General Meeting to dismiss, suspend or appoint a member of the Allego Board (or to amend any provision in Allego’s Articles of Association dealing with those matters); or

b. a public offer for Allego is made or announced without Allego’s support, provided, in each case, that the Allego Board believes that such proposal or offer materially conflicts with the interests of Allego and its business.

The cooling-off period, if invoked, ends at occurrence of the earliest of the following events:

a. the expiration of 250 days from:

i.	in case of shareholders using their shareholder proposal right, the day after such proposal;

ii.	in case of shareholders using their right to request an Allego General Meeting, the day when they obtain court authorization to do so; or

iii.	in case of a hostile offer being made, the first following day;

b. the day after the hostile offer having been declared unconditional; or

c. the Allego Board voluntarily terminating the cooling-off period.

In addition, shareholders representing at least 3% of Allego’s issued share capital may request the Dutch Enterprise Chamber of the Amsterdam Court of Appeals for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

a. the Allego Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have come to the conclusion that the relevant shareholder proposal or hostile offer constituted a material conflict with the interests of Allego and its business;

b. the Allego Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; and

c. if other defensive measures have been activated during the cooling-off period and not terminated or suspended at the relevant shareholders’ request within a reasonable period following the request (i.e., no ‘stacking’ of defensive measures).

During the cooling-off period, if invoked, the Allego Board must gather all relevant information necessary for a careful decision-making process. In this context, the Allego Board must at least consult with shareholders representing at least 3% of Allego’s issued share capital at the time the cooling-off period was invoked. Formal statements expressed by these stakeholders during such consultations must be published on Allego’s website to the extent these stakeholders have approved that publication.

Ultimately one week following the last day of the cooling-off period, the Allego Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on Allego’s website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at Allego’s office and must be tabled for discussion at the next Allego General Meeting.

The Allego General Meeting is presided over by the chairperson of the Allego Board. If no chairperson has been elected or if he or she is not present at the meeting, the Allego General Meeting shall be presided over by the vice-chairperson of the Allego Board. If no vice-chairperson has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by a person designated in accordance with Allego’s Articles of Association. Allego Directors may always attend an Allego General Meeting. In these meetings, they have an advisory vote. The chairperson of the Allego General Meeting may decide at his or her discretion to admit other persons to the meeting.

All shareholders and others with meeting rights under Dutch law are authorized to attend the Allego General Meeting, to address the meeting and, in so far as they have such right, to vote pro rata to his or her shareholding. Shareholders may exercise these rights, if they are the holders of Allego Ordinary Shares on the record date, if any, as required by Dutch law, which is currently the 28th day before the day of the Allego General Meeting. Under Allego’s Articles of Association, shareholders and others with meeting rights under Dutch law must notify Allego in writing or by electronic means of their identity and intention to attend the Allego General Meeting. This notice must be received by Allego ultimately on the seventh day prior to the Allego General Meeting, unless indicated otherwise when such meeting is convened.

Each Allego Share confers the right on the holder to cast one vote at the Allego General Meeting. Shareholders may vote by proxy. No votes may be cast at an Allego General Meeting on Allego Ordinary Shares held by Allego or its subsidiaries or on Allego Ordinary Shares for which Allego or its subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of Allego Ordinary Shares held by Allego or its subsidiaries in its share capital are not excluded from the right to vote on such Allego Ordinary Shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such Allego Ordinary Shares were acquired by Allego or any of its subsidiaries. Neither Allego nor any of its subsidiaries may cast votes in respect of an Allego Share on which Allego or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). Allego Ordinary Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at an Allego General Meeting.

Decisions of the Allego General Meeting are taken by a simple majority of votes cast, except where Dutch law or Allego’s Articles of Association provide for a qualified majority or unanimity.

Allego Directors

Appointment of Allego Directors

Allego’s directors will be appointed by the general meeting upon binding nomination by the Allego Board. However, the general meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the general meeting overrules a binding nomination, the Allego Board shall make a new nomination.

Prior to the completion of the Business Combination, the Allego Board shall adopt a diversity policy for the composition of the Allego Board, as well as a profile for the composition of the Allego Board. The Allego Board shall make any nomination for the appointment of an Allego Director with due regard to the rules and principles set forth in such diversity policy and profile, as applicable.

At an Allego General Meeting, a resolution to appoint an Allego Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that general meeting or in the explanatory notes thereto.

Duties and Liabilities of Allego Directors

Under Dutch law, the Allego Board is charged with the management of Allego, subject to the restrictions contained in Allego’s Articles of Association. The Allego Executive Directors manage Allego’s day-to-day business and operations and implement Allego’s strategy. The Allego Non-Executive Directors focus on the supervision on the policy and functioning of the performance of the duties of all Allego Directors and Allego’s general state of affairs. The Allego Directors may divide their tasks among themselves in or pursuant to internal rules. Each Allego Director has a statutory duty to act in the corporate interest of Allego and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of Allego also applies in the event of a proposed sale or break-up of Allego, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed.

Certain Other Major Transactions

The Allego Articles and Dutch law provide that resolutions of the Allego Board concerning a material change to the identity or the character of Allego or the business are subject to the approval of Allego shareholders at the General Meeting. Such changes include:

•	transferring the business or materially all of the business to a third party;

•

entering into or terminating a long-lasting alliance of Allego or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for Allego; and

•

acquiring or disposing of an interest in the capital of a company by Allego or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if

Allego prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in Allego’s most recently adopted annual accounts.

Dividends and Other Distributions

Dividends

Allego has never paid or declared any cash dividends in the past, and Allego does not anticipate paying any cash dividends in the foreseeable future. Allego intends to retain all available funds and any future earnings to fund the further development and expansion of its business. Under Dutch law, Allego may only pay dividends and other distributions from its reserves to the extent its shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus the reserves Allego must maintain under Dutch law or Allego’s Articles of Association and (if it concerns a distribution of profits) after adoption of Allego’s statutory annual accounts by the Allego General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from its reserves will be at the discretion of the Allego Board and will depend upon a number of factors, including Allego’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors Allego deems relevant.

Under Allego’s Articles of Association as they will read upon completion of the Business Combination, the Allego Board may decide that all or part of the profits shown in Allego’s adopted statutory annual accounts will be added to Allego’s reserves. After reservation of any such profits, any remaining profits will be at the disposal of the Allego General Meeting at the proposal of the Allego Board for distribution on the Allego Ordinary Shares, subject to applicable restrictions of Dutch law. The Allego Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the Allego General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the Allego Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to Allego (verjaring).

Allego may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution Allego is not able to pay its due and collectable debts, then its shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to Allego’s creditors. Allego has never declared or paid any cash dividends and Allego has no plan to declare or pay any dividends in the foreseeable future on Allego Ordinary Shares. Allego currently intends to retain any earnings for future operations and expansion.

Since Allego is a holding company, its ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and Allego’s receipt of dividends, loans or other funds from, its subsidiaries. Allego’s subsidiaries are separate and distinct legal entities and have no obligation to make funds available to Allego. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which Allego’s subsidiaries may pay dividends, make loans or otherwise provide funds to Allego.

Exchange Controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, applicable anti-money-laundering regulations and similar rules and provided that, under circumstances, payments of such dividends or other distributions must be reported to the Dutch Central Bank at their request for statistical purposes. There are no special restrictions in Allego’s Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-Out Procedure

A shareholder who holds at least 95% of Allego’s issued share capital for his or her own account, alone or together with group companies, may initiate proceedings against Allego’s other shareholders jointly for the transfer of their Allego Ordinary Shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the Allego Ordinary Shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the Allego Ordinary Shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the Allego Ordinary Shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution and Liquidation

Under Allego’s Articles of Association, Allego may be dissolved by a resolution of the Allego General Meeting, subject to a proposal of the Allego Board. In the event of a dissolution, the liquidation shall be effected by the Allego Board, unless the Allego General Meeting decides otherwise. During liquidation, the provisions of Allego’s Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of Allego’s liabilities, any remaining assets shall be distributed to Allego’s shareholders in proportion to their number of Allego Ordinary Shares.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following section summarizes the terms of Allego Holding’s and its subsidiaries’ material principal indebtedness.

For purposes of this section, Athena Pubco B.V. is referred to as “Allego” and Allego Holding B.V. is referred to as “Allego Holding”.

Credit Facility

On May 27, 2019, Allego Holding as the holdco and original guarantor, Allego B.V. (“BV”) and Allego Innovations B.V. (“Allego Innovations”, and together with BV, the “Borrowers”) as borrowers and original guarantors entered into a facility agreement, inter alia, the financial institutions listed therein as lenders (the “Lenders”) and Société Générale as agent (the “Facility Agent” and such agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Facility Agreement”).

The Lenders have made available to the Borrowers a term loan facility in an aggregate amount up to €120,000,000, which may be increased by up to an additional €30,000,000 (the “Facility”). Upon completion of the Business Combination (the consummation of which was approved by the Lenders on June 22, 2021), BV shall become the holdco (the “Holdco”) instead of Allego Holding for the purpose of the Facility Agreement.

Purpose

All amounts borrowed under the Facility shall be applied mainly towards the financing of general corporate and working capital needs of the Borrowers or their subsidiaries.

Interest Rate

The rate of interest on each loan made available under the Facility for each interest period is the percentage rate per annum which is the aggregate of the applicable EURIBOR (floored at 0) and a margin (the “Margin”) equal to 5% until May 27, 2022, at which point the Margin shall be increased to 5.25% until May 27, 2023, 5.50% until May 27, 2024, 5.75% until May 27, 2025 and 6.00% until May 27, 2026 (such date, the “Termination Date”).

Commitment Fee

Each Borrower shall pay to the Facility Agent (for the account of each Lender) a fee in euro computed at the rate of 35% per annum of the applicable Margin on that Lender’s available commitment until May 27, 2024.

Prepayments

The Facility Agreement requires Holdco to ensure that the outstanding loans under the Facility are prepaid, subject to certain exceptions, with:

•

100% of the net cash proceeds of certain disposals of property in excess of €2,500,000 individually or €5,000,000 in the aggregate throughout the life of the Facility, subject to certain exceptions, and subject to Holdco’s right to reinvest the proceeds within a time period set forth in the Facility Agreement;

•

100% of the net cash proceeds of any insurance claim under any insurance maintained by any of Holdco or its subsidiaries (together, the “Group”) in excess of, for any financial year of the relevant Borrower, €1,000,000, subject to certain exceptions, and subject to Holdco’s right to reinvest the proceeds within a time period set forth in the Facility Agreement;

•

50% (on each of June 30, 2024 and December 31, 2024) and 100% (on each of June 30, 2025 and December 31, 2025) of annual excess cashflow (determined in accordance with the Facility Agreement), subject to certain exceptions; and

•

25% for the first equity cure, 50% for the second equity cure, 75% for the third equity cure and 100% for the fourth and any additional equity cures of the equity cure amount (determined in accordance with the Facility Agreement) (to the exclusion of any overcure amount) made if any of the financial covenant requirements set out in the Facility Agreement is not met in respect of a testing period.

Upon the occurrence of a Change of Control (as defined in the Facility Agreement) or a sale of all or substantially all of the assets of Allego on a consolidated basis (an “Event”), (a) Holdco shall promptly notify the Facility Agent of such Event, (b) no Lender shall be obliged to fund an utilization and, (c) if a Lender so requires and notifies the Facility Agent within fifteen (15) business days of Holdco notifying the Facility Agent of the Event, the Facility Agent shall, upon at least five (5) business days’ notice to Holdco, cancel the commitment of that Lender and declare the participation of that Lender in all outstanding loans, together with accrued interest, and all other amounts accrued, immediately due and payable.

The definition of Change of Control will be amended upon the consummation of the Business Combination to provide that:

(a) Meridiam EI and its affiliates (including for the avoidance of doubt, Meridiam) and/or any investment vehicles managed by Meridiam S.A.S, whose operational decisions are made by, and members of its board of directors are appointed by Meridiam S.A.S cease to (i) own, directly or indirectly, more than 50% (plus one share) of the issued share capital and/or voting rights capable of being cast in general shareholder meetings of Holdco; or (ii) hold the power to appoint or remove the majority of the directors of the board of directors of Holdco; or

(b) Allego ceases to own (i) 100% of the issued share capital and voting rights of Allego Holding; or (ii) except as a result of a permitted merger (as described in the Facility Agreement), directly or indirectly, 100% of the issued share capital and voting rights of any obligor.

Maturity

Each Borrower shall repay the loans made available to it under the Facility on the Termination Date.

Guarantees and Security

All obligations of the Borrowers under the Facility Agreement are unconditionally guaranteed by Allego Holding, Allego, Allego Innovations, Allego Belgie B.V. and Allego GmbH.

Upon completion of the Business Combination, Allego will become an additional guarantor (together with Allego Holding, BV, Allego Innovations, Allego Belgie B.V. and Allego GmbH, the “Guarantors”) and security interests shall consist of the following:

•	the pledge over the shares in the capital of Allego Holding held by Allego;

•	the pledge over the shares in the capital of the Borrowers held by Allego Holding;

•	the pledge over the bank accounts of Allego Holding (including the cash-pooling account);

•	the pledge over the structural intercompany loan receivables (as defined in the Facility Agreement) held by any obligor (if any);

•	the pledge over the bank accounts of each Borrower (including cash-pooling accounts); and

•

the pledge over the Commercial Receivables (as defined in the Facility Agreement), the service fee receivables, and the development fee receivables arising under the Development Agreements (as defined in the Facility Agreement) held by each Borrower.

Certain Covenants and Events of Default

The Facility Agreement contains a number of negative covenants that, among other things, restrict, subject to certain exceptions, the ability of the Borrowers and the Guarantors to:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	engage into any amalgamation, demerger, merger or corporate reconstruction;

•	sell assets;

•	make substantial change is made to the general nature of the business of Allego and its subsidiaries taken as a whole from that carried on as at May 27, 2019;

•	(for Allego Holding only) pay dividends and distributions;

•	issue any securities giving access to its share capital;
•	make investments, loans and advances, including acquisitions; and

•	enter into certain hedging transactions.

Holdco shall ensure that a certain number of ratios (Operational Group EBITDA Margin Ratio, Group EBITDA Margin Ratio, Interest Cover Ratio and Gearing Ratio, each as defined in the Facility Agreement) are maintained as on the relevant testing dates specified in the Facility Agreement.

The Facility Agreement contains certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the Lenders under the Facility will be entitled to take various actions, including the acceleration of amounts due under the Facility Agreement and all actions permitted to be taken by a secured creditor.

Governing Law

The agreement is governed by the laws of France.

Shareholder Loans

Madeleine, as creditor, and BV, as debtor, entered into the following loan agreements: (a) a loan agreement for €10,000,000, dated July 20, 2018; (b) a loan agreement for €10,000,000, dated September 7, 2018; and (c) a loan agreement for €10,000,000, dated October 18, 2018; (d) a loan agreement for €10,000,000, dated as of April 9, 2019; and (e) a loan agreement for €10,000,000, dated as of July 19, 2019 (collectively, the “BV Shareholder Loans”).

Madeleine, as creditor, and Allego Holding, as debtor, entered into the following loan agreements: (a) a loan agreement for €23,500,000, dated May 6, 2019; and (b) a loan agreement for €7,000,000, dated as of September 9, 2019 (such loans, together with the BV Shareholders Loans, collectively, the “Shareholder Loans”).

Each Shareholder Loan matures on May 31, 2035 (other than the Shareholder Loan made pursuant to the loan agreement dated September 9, 2019, which has a maturity date of November 30, 2035) and has a fixed interest rate of 9% per annum (other than the BV Shareholder Loan made pursuant to the loan agreement dated July 20, 2018, which has a fixed interest rate of 8% per annum), which, in each case, can be paid in cash or by capitalizing the interest amount at the discretion of the Borrower under such loan agreement. Of the Shareholder Loans €78,331,000 is utilized. The Shareholder Loans will be converted into equity prior to the Closing, and Allego anticipates that there will be no Shareholder Loans outstanding at the Closing.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

This section of the proxy statement/prospectus describes the material differences between the rights of Spartan Stockholders and holders of Allego Ordinary Shares (“Allego Shareholders”) upon completion of the Business Combination.

The rights of Spartan Stockholders are currently governed by the DGCL, and the amended Spartan certificate of incorporation and amended and restated bylaws, which we refer to in this proxy statement/prospectus as the Charter and the Spartan Bylaws, respectively. Upon completion of the Business Combination, the rights of Spartan Stockholders who become Allego Shareholders will be governed by Dutch law, including Book 2 of the Dutch Civil Code (the “DCC”) and the DCGC and the Allego Articles, as they will be in effect as of the Closing.

This section does not include a complete description of all differences among the rights of Spartan Stockholders and Allego Shareholders following completion of the Business Combination, nor does it include a complete description of the specific rights of these shareholders. Furthermore, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences do not exist.

You are urged to read carefully the relevant provisions of the DCC, the DCGC, the DGCL, as well as the Allego Articles. Copies of the Charter and Spartan Bylaws are filed as exhibits to the reports of Spartan incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” for additional information. The form of Allego Articles that will be in effect as of the Closing is included as Annex B to this proxy statement/prospectus.

Provision	Rights of Spartan Stockholders	Rights of Allego Shareholders

Applicable law	DGCL	DCC

Authorized Capital	The aggregate number of shares which Spartan has the authority to issue is 271,000 shares, consisting of (i) 250,000,000 shares of Spartan Class A Common Stock, (ii) 20,000,000 shares of Spartan Class B Common Stock and (iii) 1,000,000 shares of undesignated preferred stock, par value $0.0001 (the “Preferred Stock”).

As of the date of this proxy statement/prospectus, the Allego Articles provide for an issued share capital of 1 Allego Ordinary Share, with a nominal value of €0.12. Under Dutch law, Allego’s authorized share capital is the maximum capital that Allego may issue without amending Allego’s Articles of Association and is a multiple of its issued capital. Upon the consummation of the Business Combination, Allego’s Articles will reflect an authorized share capital based off a five times multiple of issued capital at that time. The Allego Ordinary Shares will have a nominal value of €0.12.

Voting Rights	With respect to any matter submitted to a vote of Spartan Stockholders, other than election of directors, including any vote in connection with the Business Combination, except as required by applicable law or stock exchange rule, holders of the Spartan Class A Common Stock and holders of the Spartan Founders Stock will vote together as a single class, with each share entitling the holder to one vote and with the outcome determined by the vote of a majority of the votes cast by the stockholders present in

Under Dutch law, all shares have one vote per share, provided all such shares have the same nominal value.

Matters concerning a material change to the identity or the character of Allego or the business of Allego are subject to the approval of Allego Shareholders at a General Meeting and may be approved by a simple majority of the votes cast at such meeting.

Provision	Rights of Spartan Stockholders	Rights of Allego Shareholders

person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Charter, Spartan Bylaws, or applicable stock exchange rules, a different vote is required.

Prior to the Business Combination, only holders of Spartan Founders Stock will have the right to vote on the appointment of directors and directors will be elected by a plurality of votes cast. This provision of the Charter may only be amended by a resolution passed by the holders of a supermajority of at least 90% of the outstanding Spartan Common Stock entitled to vote thereon.

Such matters include, in any event:

a.   transferring all or materially all of Allego’s business to a third party;

b.  entering into or terminating a long-lasting business alliance of Allego or of a subsidiary of Allego; and

c.   an acquisition or disposition by Allego or a subsidiary of Allego of an interest in the capital of another company, where such interest is greater than or equal to one third (1/3) of the value of the assets of Allego.

Appraisal / Dissenters’ Rights	Under Section 262 of the DGCL, in certain situations, appraisal rights may be available to stockholders of record in connection with a merger or a consolidation. Appraisal rights are not available to Spartan Stockholders in connection with the Business Combination.	Dutch law provides for cash exit rights in certain situations for dissenting shareholders of a company entering into certain types of mergers. A dissenting shareholder may file a claim with the company for compensation. Such compensation shall then be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the merger.

Dividends	Under the DGCL and the Charter, the Spartan Board may declare dividends out of any assets or funds of Spartan legally available therefor, and holders of Spartan Common Stock shall share equally on a per share basis in such dividends.

Under Dutch law, Allego may pay dividends and other distributions to the extent (i) its shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus reserves required to be maintained under Dutch law or the Allego Articles and, (ii) if such dividend or distribution concerns a distribution of profits, after adoption of Allego’s statutory annual accounts by a General Meeting. Subject to those restrictions, the Allego Board has discretion to issue dividends. See the section of this registration statement entitled “Description of Allego Securities and Articles of Association—Dividends and Other Distributions” for more information.

Distributions may be made in whole or in part in a currency other than the Euro if the shareholders so approve. Claims to dividends and other distributions not made within five (5) years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited (verjaring).

Provision	Rights of Spartan Stockholders	Rights of Allego Shareholders
Repurchase	Repurchases are generally allowable under the DGCL and the Charter, subject to the minimum net tangible assets requirement.

Allego may, subject to certain restrictions of Dutch law and the Allego Articles, acquire fully paid shares in its own capital at any time for no valuable consideration, but an acquisition by Allego of its own shares for consideration must be authorized by the shareholders at a General Meeting; provided that no shareholder authorization is required if such shares are acquired by Allego with the intention of transferring such shares to employees under an applicable employee share purchase plan.

Allego may repurchase fully paid shares in its own capital if (i) its shareholders’ equity (eigen vermogen), less the payment required to make the acquisition, does not fall below the sum of paid-in and called-up share capital plus any reserves required by Dutch law, or the Allego Articles and (ii) the aggregate nominal value of shares which Allego acquires, holds or holds a pledge (pandrecht) on, or which are held by a subsidiary of Allego, would not exceed fifty percent (50%) of its then-current issued share capital.

An acquisition by Allego of Allego Ordinary Shares for consideration must be authorized by the General Meeting (and such authorization may be re-authorized at each annual General Meeting). Such authorization may be granted for a maximum period of eighteen (18) months and must specify the number of Allego Ordinary Shares that may be acquired, the manner in which Allego Ordinary Shares may be acquired and the price limits within which Allego Ordinary Shares may be acquired. The actual acquisition may only be effected pursuant to a resolution of the Allego Board.

Allego cannot derive any voting or distribution from repurchased shares.

Redemption Rights	Prior to the consummation of the Business Combination, Spartan shall provide all Spartan Stockholders with the opportunity to have their shares redeemed upon the consummation of the Business Combination for cash equal to the applicable redemption	Holders of Allego Ordinary Shares will not have redemption rights.

Provision	Rights of Spartan Stockholders	Rights of Allego Shareholders

price per share determined in accordance with the Charter; provided, that Spartan shall not redeem or repurchase shares to the extent that such redemption would result in Spartan’s failure to have net tangible assets in excess of $5,000,001.

There are no redemption rights with respect to the Spartan Warrants.

Issuance of Shares

The Spartan Board can provide for an issuance of Spartan Common Stock or Preferred Stock in one or more series out of the authorized share capital of Spartan.

Any increase in authorize share capital would require an amendment to the Charter, which would have to be approved by Spartan Stockholders.

Under Dutch law, Allego Shareholders voting at a General Meeting can authorize the issuance of shares and the granting of rights to subscribe for shares. The Allego Shareholders voting at a General Meeting can also delegate such authority to another corporate body (such as the Allego Board) for a period not exceeding five (5) years, and such authorization may be extended for a maximum extension period of five (5) years.

Prior to the completion of the Business Combination, the Allego Board will be authorized to issue shares or grant rights to subscribe for shares up to the amount of authorized share capital under the Allego Articles for a period of five (5) years from the consummation of the Business Combination.

Allego may not subscribe for its own shares on issue.

Under the Allego Articles, Allego shall comply with NYSE Rule 312.03 (b)(i) and (ii), requiring shareholder approval for certain issuances, for as long as Allego Ordinary Shares are trading on the NYSE.

Pre-emption Rights	N/A

Under Dutch law, in the event of an issuance of shares, each shareholder will have a pro rata pre-emption right in proportion to the aggregate nominal value of the shares held by such holder (except in case of an issue of shares to employees, against a contribution other than in cash or pursuant to the exercise of a previously acquired right to subscribe for shares).

Under the Allego Articles, the pre-emption rights in respect of newly issued shares may be restricted or excluded by a resolution of

Provision	Rights of Spartan Stockholders	Rights of Allego Shareholders

the Allego Shareholders at a General Meeting, or by such other corporate body as the Allego Shareholders have designated. A resolution of the Allego Shareholders at a General Meeting to restrict or exclude the pre-emption rights or to designate another corporate body as the authorized body to do so requires a supermajority of not less than two-thirds (2/3) of the votes cast, if less than half of Allego’s issued share capital is represented at the meeting.

Prior to completion of the Business Combination, the Allego Board will be authorized for a period of five (5) years from the consummation of the Business Combination to limit or exclude pre-emption rights in relation to an issuance of shares or a grant of rights to subscribe for Allego Ordinary Shares.

Amendments to Governing Documents

Certain provisions of the Charter cannot be amended without the approval of the holders of 65% of Spartan Common Stock.

Amendments relating to the appointment of directors prior to the Business Combination, require the approval of a majority of at least 90% of Spartan’s common stock voting at a stockholder meeting For so long as any shares of Spartan Founders Stock remain outstanding, Spartan may not, without the prior vote or written consent of the holders of a majority of the shares of Spartan Founders Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal of would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Spartan Founders Stock.

The Spartan Board is expressly authorized to make, alter and repeal the Spartan Bylaws. The Spartan Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the then outstanding Spartan Common Stock, voting together as a single class.

At an Allego General Meeting, at the proposal of the Allego Board, the Allego Shareholders may resolve to amend the Allego Articles. Such a resolution requires a supermajority of seventy-five percent (75%) of the votes cast.

Provision	Rights of Spartan Stockholders	Rights of Allego Shareholders

Number of Directors	The Spartan Board shall consist of one or more members with the authorized number of directors to be fixed from time to time by resolution of the Spartan Board.	The Allego Board shall consist of such number of directors as the Allego Board may determine from time to time.

Classes of Directors	The Spartan Board is divided into three classes, with members of each class serving staggered three (3)-year terms.	The Allego Board will be divided into three (3) classes. Upon the closing of the Business Combination, each class of directors will serve staggered terms of three (3) years.

Nomination and Election of Directors	At any annual or special meeting of the stockholders at which a quorum is present, holders of Spartan Class A Common Stock and Spartan Founders Stock, voting together as a single class, have the exclusive right to vote for the election of directors by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote thereon.	Allego’s directors will be appointed by the Allego Shareholders at a General Meeting upon binding nomination by the Allego Board. However, the Allego Shareholders may at all times overrule a binding nomination by a supermajority vote of at least a two-thirds (2/3) of the votes cast, provided such majority represents more than half of the issued share capital of Allego. If the General Meeting overrules a binding nomination, the Allego Board shall make a new nomination.

Removal of Directors	Subject to the terms of any Preferred Stock, any or all of the directors may be removed at any time, but only for cause, by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Under the Allego Articles, directors can be dismissed if (i) the Allego Board proposes the dismissal and (ii) the dismissal is approved by a simple majority vote of the Allego Shareholders at a General Meeting.

In the case where the Allego Board does not propose dismissal, the Allego Shareholders can vote to dismiss a director at a General Meeting by a supermajority two-thirds (2/3) vote representing more than half of the issued share capital of Allego. The DCGC recommends that the General Meeting can pass a resolution to dismiss a director by a simple majority vote, representing no more than one-third of the issued share capital, therefore, the Allego Articles differ from the DCGC recommendation as described in the preceding sentence.

Filling of Board Vacancies	Any vacancy, including a vacancy resulting from an enlargement of the Spartan Board, may be filled only by the affirmative vote of a majority of the remaining directors then in office.	The Allego Board can only temporarily fill vacancies caused by temporary absence or incapacity without requiring a shareholder vote. If all Allego directors are absent or incapacitated, Allego’s management shall be attributed to (i) the person who most recently ceased to hold office as the chairperson of the Allego Board or, (ii) if

Provision	Rights of Spartan Stockholders	Rights of Allego Shareholders
such former chairperson is unwilling or unable to accept that position, the person who most recently ceased to hold office as Allego’s Chief Executive Officer. The person(s) charged with Allego’s management in this manner may designate one or more persons to be charged with Allego’s management instead of, or together with, such person(s).

Compensation of Directors

The Spartan Board has the authority to fix the compensation of directors, including for service on a committee and directors may be paid either a fixed sum for attendance at each meeting or other compensation.

The directors may be reimbursed for their expenses, if any, of attendance at each meeting. No such payment shall preclude any director from serving Spartan in any other capacity and receiving compensation therefor.

Members of committees of the Spartan Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Allego director compensation will be consistent with Allego’s compensation policy. Such policy will be adopted by the Allego Shareholders at a General Meeting prior to completion of the Business Combination. Changes to such compensation policy will require a simple majority vote of the Allego Shareholders at a General Meeting.

Allego’s compensation policy will authorize the Allego Board to determine the amount, level and structure of the compensation packages of the directors at the recommendation of Allego’s compensation committee. These compensation packages may consist of a mix of fixed and variable compensation components, including base salary, short-term incentives, long-term incentives, fringe benefits, severance pay and pension arrangements, as determined by the Allego Board.

A proposal with respect to remuneration schemes in the form of shares or rights to shares in which directors may participate is subject to approval by the Allego Shareholders. Such a proposal must set out at least the maximum number of shares or rights to subscribe for shares to be granted to the directors and the criteria for granting or amendment.

Manner of Acting by Board	Each member of the Spartan Board has one vote. A majority of the Spartan Board shall constitute a quorum for the transaction of business at any meeting of the Spartan	Each Allego director shall have one vote. Resolutions of the Allego Board shall be passed by simple majority.

Provision	Rights of Spartan Stockholders	Rights of Allego Shareholders
Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Spartan Board, except as may be otherwise specifically provided by applicable law, the Charter or the Spartan Bylaws.

The Allego executive directors shall not participate in the decision-making concerning:

a.   the determination of their compensation; or

b.  the instruction of an auditor to audit the annual accounts if the Allego Shareholders have not granted such instruction at a General Meeting.

Special Meetings of the Board	Special meetings of the Spartan Board (i) may be called by the Chairman of the Spartan Board or the Chief Executive Officer of Spartan and (ii) shall be called by the Chairman of the Spartan Board, the Chief Executive Officer or the Secretary of Spartan on the written request of at least a majority of directors then in office, or the sole director, as the case may be.	The Allego Board shall meet as often as any Allego director deems necessary or appropriate.

Director Action by Written Consent	Any action required or permitted to be taken at any meeting of the Spartan Board or any committee thereof may be taken without a meeting if all members of the Spartan Board or committee, as the case may be, consent thereto in writing.	Resolutions of the Allego Board may be passed in writing, provided that all Allego directors are familiar with the resolution to be passed and none of them objects to the decision-making process.

Annual Shareholders’ Meetings

The annual meeting of Spartan Stockholders shall be held at such place, and time and on such date as shall be determined by the Spartan Board and stated in the notice of the meeting.

Spartan Stockholders entitled to vote at each annual meeting shall elect directors to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six (6) months after the end of Allego’s fiscal year.

General Meetings must be held in Arnhem, where Allego has its corporate seat, or in Amsterdam, Assen, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle.

Special Shareholders’ Meetings	A special meeting of Spartan Stockholders may be called only by the Chairman of the Spartan Board, the Chief Executive Officer of Spartan, or the Spartan Board pursuant to a resolution adopted by a majority of the Spartan Board, and the ability of the Spartan Stockholders to call a special meeting is specifically denied.

A General Meeting shall be held:

a.   within three months after the Allego Board has considered it to be likely that Allego’s equity has decreased to an amount equal to or lower than half of its paid-up and called-up capital, in order to discuss the measures to be taken if so required; and

b.  whenever the Allego Board so decides.

Provision	Rights of Spartan Stockholders	Rights of Allego Shareholders

Pursuant to Dutch law, one or more Allego Shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth (1/10) of Allego’s issued share capital may request that the Allego Board convene a General Meeting, setting out in detail the matters to be discussed. If the Allego Board has not taken the steps necessary to ensure that such meeting can be held within six (6) weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a General Meeting.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	A stockholder’s notice to the Secretary with respect to any business to be put forth at a meeting must be received by the Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that, in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice.	The agenda for the annual General Meeting shall include items requested by one or more Allego Shareholders representing at least three percent (3%) of Allego’s issued share capital. These requests must be made and received by Allego at least 60 days before the day of the meeting. However, Allego Shareholders shall make such request only after consulting the Allego Board. If the request is for inclusion of a proposal that may result in a change in Allego’s business strategy, the Allego Board must be given the opportunity to invoke a reasonable period to respond to such intention not to exceed 180 days.[3] The response period may be invoked only once for any given General Meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if an Allego Shareholder holds at least seventy-five percent (75%) of Allego’s issued share capital as a consequence of a successful public bid.

[3]

On May 1, 2021, a bill was enacted which introduced a statutory cooling-off period of up to two-hundred-fifty (250) days, which can be invoked by the Allego Board and during which a General Meeting would not be able to be held to dismiss, suspend or appoint members of the Allego Board (or amend the provisions of the Allego Articles pertaining to such matters) unless such matters were proposed by the Allego Board. During the cooling-off period, the Allego Board must consult with Allego Shareholders representing at least three percent (3%) of Allego’s issued share capital at the time the cooling-off period was invoked. The cooling-off period may be earlier terminated under certain statutorily proscribed circumstances, or at the election of the Allego Board.

Provision	Rights of Spartan Stockholders	Rights of Allego Shareholders

Record Date of Shareholders’ Meetings	The record date for a meeting will be set not less than 10 days, nor more than 60 days, before the date of such meeting.	The record date for such a General Meeting will be twenty-eight (28) days prior to the date of such General Meeting.

Quorum for Shareholders’ Meetings	The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.	The Allego Articles do not provide quorum requirements and there is no default quorum requirement in the DCGC or DCC. However, certain resolutions can only be adopted by a majority of the votes cast, which majority is based off the issued share capital of Allego at such time. Additionally, certain resolutions require an enhanced majority if less than half of the issued share capital of Allego is present or represented at such General Meeting.

Shareholder Action Without Meeting	Any action required or permitted to be taken by the Spartan Stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent, other than with respect to Spartan Founders Stock, with respect to which action may be taken by written consent.	The Allego Articles allow for shareholders’ resolutions to be adopted in writing only upon unanimous written consent of the Allego Shareholders.

Indemnification of Directors and Officers	Under the DGCL, Spartan is generally permitted to indemnify its directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Spartan and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of Spartan, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by a court of competent jurisdiction).	Subject to certain exceptions, the Allego Articles provide for indemnification of Allego’s current and former directors and other current and former officers and employees as designated by the Allego Board. The Allego Board may stipulate additional terms, conditions and restrictions in relation to such indemnification.

Limitation on Liability of Directors	The DGCL permits the limiting or eliminating of monetary liability of a director to Spartan or the Spartan Stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	Under Dutch law, the Allego directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to Allego or to third parties for infringement of the Allego

Provision	Rights of Spartan Stockholders	Rights of Allego Shareholders
Articles or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

Dissolution/Liquidation

Under the DGCL, unless the Spartan Board approves a proposal to dissolve, dissolution must be approved by Spartan Stockholders holding one-hundred percent (100%) of the total voting power of Spartan.

Only if the dissolution is initiated by the Spartan Board may it be approved by a simple majority vote of the holders of Spartan’s outstanding shares.

Under the Allego Articles, Allego may be dissolved upon (i) recommendation of the Allego Board and (ii) supermajority seventy-five percent (75%) vote of the Allego Shareholders.

Rights of Inspection	All Spartan Stockholders have the right, upon written demand, to inspect or obtain copies of Spartan’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a stockholder.	The Allego Board must provide the Allego Shareholders all information that they require within a reasonable amount of time, unless it would be contrary to an overriding interest of Allego. If the Allego Board invokes “overriding interest”, it must give reasons therefore.

Derivative Shareholder Suits

A Spartan Stockholder may bring a derivative suit for alleged violation of directors’ duties, subject to procedural requirements.

Class actions and derivative actions are generally available for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law.

Under Dutch law, individual shareholders do not have the right to bring an action on behalf of a company. Dutch law provides for the possibility to initiate such actions collectively, in which a foundation or an association can act as a class representative and has standing to commence proceedings and claim damages if certain criteria are met.

Conflict of Interest Transactions

Under the Section 144 of the DGCL, contracts or transactions between a corporation and one or more of its directors or officers, shall be not be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction if the material facts as to the director’s or officer’s relationship or interest are disclosed or are known and:

a.   the contract or transaction is authorized in good faith by the affirmative votes of a majority of the disinterested directors; or

b.  the contract or transaction is specifically approved in good faith by vote of the stockholders.

A director shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he or she has a direct or indirect personal conflict of interest. However, the Allego Articles provide that if, as a result of conflicts of interests, no resolution of the Allego Board can be adopted, the resolution may nonetheless be adopted as if none of the directors had a conflict of interest, and in such case, each director would be entitled to participate in the discussion and decision-making process and cast a vote.

Provision	Rights of Spartan Stockholders	Rights of Allego Shareholders
Listing	Spartan Units, Spartan Class A Common Stock and public warrants are listed on the NYSE under the symbols “SPAQ.U,” “SPAQ,” and “SPAQ.WS,” respectively.	Following the Business Combination, the Allego Ordinary Shares (including the Allego Ordinary Shares issuable in the Business Combination) and the Assumed Warrants will be listed on the NYSE under the proposed symbols “ALLG” and “ALLG.WS”.

Anti-Takeover Provisions

Spartan has expressly elected not to be governed by Section 203 of the DGCL.

Notwithstanding the foregoing, Spartan’s Charter provides that Spartan shall not engage in any 203 Business Combination at any point in time at which its Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

a.   prior to such time, the Spartan Board approved either the 203 Business Combination or the transaction which resulted in the stockholder becoming an interested stockholder;

b.  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of Spartan’s voting stock outstanding at the time the transaction commenced; or

c.   the 203 Business Combination is approved by the Spartan Board and authorized at an annual or special meeting of Spartan Stockholders by the affirmative vote of at least two-thirds (2/3) of the outstanding voting stock that is not owned by the interested stockholder.

Directors are appointed on the basis of a binding nomination prepared by the Allego Board, which can only be overruled by a two-thirds (2/3) supermajority vote of Allego Shareholders representing more than half of Allego’s issued share capital.

Directors may only be dismissed by a two-thirds (2/3) supermajority vote of Allego Shareholders representing more than half of Allego’s issued share capital, unless the dismissal is proposed by the Allego Board.

STOCK MARKET AND DIVIDEND INFORMATION

Spartan’s Units, Spartan Class A Common Stock and public warrants are each traded on the NYSE under the symbols “SPAQ.U,” “SPAQ” and “SPAQ.WS,” respectively.

The closing price of the Units, shares of Spartan Class A Common Stock and public warrants on July 27, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.98, $9.70, and $1.28, respectively. As of            , 2021, the record date for the special meeting, the most recent closing price for each Unit, share of Spartan Class A Common Stock and public warrant was $            , $             per share, and $            , respectively.

Holders of the Units, Spartan Class A Common Stock and public warrants should obtain current market quotations for their securities. The market price of Spartan’s securities could vary at any time before the Business Combination.

Allego intends to apply to list the Allego Ordinary Shares and the Assumed Warrants on the NYSE under the symbols “ALLG” and “ALLG.WS,” respectively, upon the Closing. It is a condition to consummation of the Business Combination in the Business Combination Agreement that the Allego Ordinary Shares to be issued in connection with the Business Combination will have been approved for listing on the NYSE. Spartan and Allego have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying the NYSE listing condition. The NYSE listing condition in the Business Combination Agreement may be waived by the parties to the Business Combination Agreement.

Holders

As of            , 2021, there were holders of record of Spartan Class A Common Stock and holders of record of Spartan Class B Common Stock, holders of record of Units and holders of record of Spartan Warrants. See the section entitled “Beneficial Ownership of Securities.”

Dividend Policy

Spartan has not paid any cash dividends on the Spartan Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends after consummation of the Business Combination will be dependent upon the revenue, earnings and financial condition of Allego from time to time. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Allego Board.

APPRAISAL RIGHTS

There are no appraisal rights available to holders of Spartan Common Stock or Spartan Warrants under the DGCL in connection with the Business Combination.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Spartan’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Spartan, c/o Spartan Acquisition Corp. III, 9 West 57th Street, 43rd Floor, Attn: Corporate Secretary, New York, New York 10019. Following the Business Combination, such communications should be sent in care of Tessa Van Wijngaarden. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the Allego Ordinary Shares and certain matters related to the assumption of the Assumed Warrants by Allego has been passed on by NautaDutilh N.V., Dutch counsel to Allego. The validity of the Assumed Warrants under New York law has been passed on by Weil, Gotshal & Manges LLP, New York counsel to the Company.

Vinson & Elkins LLP has opined upon certain U.S. federal income tax consequences of the Business Combination.

NautaDutilh N.V. has opined upon certain Dutch tax consequences with respect to the acquisition, ownership and disposition of Allego Ordinary Shares and Assumed Warrants.

EXPERTS

The consolidated financial statements of Allego Holding B.V. at December 31, 2020, December 31, 2019 and January 1, 2019, and for the years ended December 31, 2020 and 2019, appearing in this proxy statement/prospectus have been audited by Ernst & Young Accountants LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2.2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Spartan Acquisition Corp. III as of December 31, 2020 and for the period from December 23, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

Allego is organized under the law of the Netherlands, and certain of the individuals who may be directors and executive officers of Allego, and certain experts named in this proxy statement/prospectus, reside outside of the United States. All or a substantial portion of the assets of such individuals and of Allego may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such individuals or Allego, or to enforce against such individuals or Allego in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Allego has been advised by counsel that there is doubt as to the enforceability in the Netherlands, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the securities laws of the United States or enforce claims for punitive damages.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Spartan and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Spartan’s annual report to stockholders and Spartan’s proxy statement. Upon written or oral request, Spartan will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Spartan deliver single copies of such documents in the future. Stockholders may notify Spartan of their requests by calling or writing Spartan at its principal executive offices at Spartan Acquisition Corp. III, 9 West 57th Street, 43rd Floor, Attn: Chief Financial Officer, New York, New York 10019. Following the Business Combination, such requests should be made by calling +31 0 88-7500300 or writing to T.C.P. van Wijngaarden at Westervoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for Spartan’s securities is Continental Stock Transfer & Trust Company.

SPECIAL MEETING PROPOSALS

Spartan’s Board is aware of no other matter that may be brought before the special meeting. Under the DGCL, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE SHAREHOLDER PROPOSALS

If the Business Combination is consummated, you will be entitled to attend and participate in Allego’s annual General Meeting. If Allego holds a 2022 annual General Meeting, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual General Meeting. As a foreign private issuer, Allego will not be subject to the SEC’s proxy rules.

WHERE YOU CAN FIND MORE INFORMATION

Spartan files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Spartan’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus regarding contracts or other annexes filed as exhibits to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Spartan has been supplied by Spartan, and all such information relating to Allego, Merger Sub, Allego Holding or its subsidiaries, has been supplied by Allego Holding. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the special meeting, you should contact Spartan’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC 470 West Avenue Stamford, Connecticut 06902 Telephone: (800) 662-5200 (banks and brokers call collect at (203) 658-9400) Email: SPAQ.info@investor.morrowsodali.com

INDEX TO FINANCIAL STATEMENTS

ALLEGO

SPARTAN

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Executive Board of Allego Holding B.V.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Allego Holding B.V. (the Company) as of December 31, 2020, December 31, 2019, and January 1, 2019, and the related consolidated statements of profit or loss, comprehensive income, changes in equity and cash flows for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, December 31 2019, and January 1, 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The Company’s Ability to Continue as Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.2 to the financial statements, the Company has incurred losses during the first years of its operations, expects to continue to incur losses, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. The Company depends on additional financing for continuing its required development activities and operations. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2.2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young Accountants LLP

We have served as the Company’s auditor since 2018

Amsterdam, Netherlands

September 30, 2021

Consolidated statement of profit or loss for the years ended December 31, 2020 and 2019

(in €‘000)	Notes	2020	2019

Revenue from contracts with customers	5	44,249	25,822
Cost of sales		(30,954)	(20,911)
Gross profit		13,295	(4,911)

Other income/(expenses)	6	5,429	3,475
Selling and distribution expenses	7	(3,919)	(6,068)
General and administrative expenses	8	(47,468)	(39,199)
Operating loss		(32,663)	(36,881)

Finance costs	11	(11,282)	(5,947)
Loss before income tax		(43,945)	(42,828)

Income tax	27	689	(276)
Loss for the year		(43,256)	(43,104)

Attributable to:
Equity holders of the Company		(43,256)	(43,104)

Loss per share:
Basic and diluted loss per ordinary share	12	(433)	(431)

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated statement of comprehensive income for the years ended December 31, 2020 and 2019

(in €‘000)	Notes	2020	2019

Loss for the year		(43,256)	(43,104)

Other comprehensive income/(loss)
Items that may be reclassified to profit or loss in subsequent periods
Exchange differences on translation of foreign operations	23	8	3
Income tax related to these items		—	—
Other comprehensive income/(loss) that may be reclassified to profit or loss in subsequent periods, net of tax		8	3
Other comprehensive income/(loss) for the year, net of tax		8	3

Total comprehensive income/(loss) for the year, net of tax		(43,248)	(43,101)

Attributable to:
Equity holders of the Company		(43,248)	(43,101)

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated statement of financial position as at December 31, 2020, December 31, 2019 and January 1, 2019

(in €‘000)	Notes	December 31, 2020	December 31, 2019	January 1, 2019

Assets
Non-current assets
Property, plant and equipment	14	40,464	32,525	29,578
Intangible assets	15	4,010	4,960	3,187
Right-of-use assets	16	13,614	14,429	2,992
Deferred tax assets	27	722	—	—
Other financial assets	18	16,426	14,355	812
Total non-current assets		75,236	66,269	36,569

Current assets
Inventories	17	4,925	7,287	6,310
Prepayments	20	8,114	6,042	855
Trade and other receivables	19	25,076	12,946	10,124
Contract assets	5	41	—	—
Other financial assets	18	—	3,622	—
Cash and cash equivalents	21	8,274	21,277	1,211
Total current assets		46,430	51,174	18,500

Total assets		121,666	117,443	55,069

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated statement of financial position as at December 31, 2020, December 31, 2019 and January 1, 2019

(in €‘000)	Notes	December 31, 2020	December 31, 2019	January 1, 2019

Equity
Share capital	22	1	1	1
Share premium	22	36,947	36,947	30,859
Reserves	23	3,823	4,592	2,561
Retained earnings		(114,515)	(79,136)	(34,005)
Total equity		(73,744)	(37,596)	(584)

Non-current liabilities
Borrowings	24	159,610	114,467	30,260
Lease liabilities	16	12,077	13,065	1,783
Provisions	25	207	363	303
Total non-current liabilities		171,894	127,895	32,346

Current liabilities
Trade and other payables	26	13,739	20,034	18,375
Contract liabilities	5	7,278	5,250	3,715
Current tax liabilities	27	309	276	—
Lease liabilities	16	1,826	1,514	1,209
Provisions	25	364	70	8
Total current liabilities		23,516	27,144	23,307

Total liabilities		195,410	155,039	55,653

Total equity and liabilities		121,666	117,443	55,069

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated statement of changes in equity for the years ended December 31, 2020 and 2019

	Attributable to ordinary equity holders of the Company
(in €‘000)	Notes	Share capital	Share premium	Reserves	Retained earnings	Total equity

As at January 1, 2019		1	30,859	2,561	(34,005)	(584)
Loss for the year		—	—	—	(43,103)	(43,103)
Other comprehensive loss for the year		—	—	3	—	3
Total comprehensive loss for the year		—	—	3	(43,103)	(43,100)
Share premium contribution	22	—	6,088	—	—	6,088
Other changes in reserves	23	—	—	2,028	(2,028)	—
As at December 31, 2019		1	36,947	(4,590)	(79,136)	(37,596)

As at January 1, 2020		1	36,947	(4,590)	(79,136)	(37,596)
Loss for the year		—	—	—	(43,256)	(43,256)
Other comprehensive loss for the year		—	—	8	—	8
Total comprehensive loss for the year		—	—	8	(43,256)	(43,248)
Other changes in reserves	23	—	—	(777)	777	—
Share-based payment expenses	10	—	—	—	7,100	7,100
As at December 31, 2020		1	36,947	3,823	(114,515)	(73,744)

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated statement of cash flows for the years ended December 31, 2020 and 2019

(in €‘000)	Notes	2020	2019

Cash flows from operating activities
Cash generated from/(used in) operations	13	(29,926)	(49,433)
Interest paid		(4,508)	(7,436)
Income taxes received/(paid)		—	—
Net cash flows from/(used in) operating activities		(34,434)	(56,869)

Cash flows from investing activities
Purchase of property, plant and equipment	14	(17,006)	(13,849)
Proceeds from sale of property, plant and equipment	14	1,353	995
Purchase of intangible assets	15	(2,787)	(4,111)
Proceeds from investment grants	14	3,181	3,347
Net cash flows from/(used in) investment activities		(15,259)	(13,618)

Cash flows from financing activities
Proceeds from borrowings	24	38,339	86,020
Payment of derivative premiums	18	—	(385)
Share premium contribution	22	—	6,088
Payment of principal portion of lease liabilities	16	(1,658)	(1,162)
Net cash flows from/(used in) financing activities		36,681	90,561

Net increase/(decrease) in cash and cash equivalents		(13,012)	20,074
Cash and cash equivalents at the beginning of the year		21,277	1,211
Effect of exchange rate changes on cash and cash equivalents		9	(8)
Cash and cash equivalents at the end of the year	21	8,274	21,277

The accompanying notes are an integral part of the consolidated financial statements.

33.	Group information		F-84
	33.1	List of principal subsidiaries	F-84
	33.2	Changes to the composition of the Group	F-85
34.	Subsequent events		F-85

1.	Reporting entity

Allego Holding B.V. (“Allego”, “Allego Holding” or “the Company”) is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) with its registered seat and head office in Arnhem, the Netherlands. Its head office is located at Westervoortsedijk 73 LB1, 6827 AV in Arnhem, the Netherlands. The Company is registered with the Dutch Trade Register under number 73283754. The Company was incorporated on December 6, 2018 under the laws of the Netherlands.

The Company’s main activity is enabling electrification through designing, building and the operation of charging solutions for electric vehicles in Europe. The Company services corporate customers with the long-term operation of comprehensive charging solutions. The Company’s goal is to offer the best EV charging experience with end-to-end charging solutions through different charging products (e.g. slow, fast, ultra-fast charging) in combination with one EV Cloud platform and additional service support. The shares of Allego Holding are held by Madeleine Charging B.V. (“Madeleine”) which is an indirectly wholly-owned subsidiary of Meridiam SAS (“Meridiam”). Meridiam — the Company’s ultimate parent — is a global investor and asset manager based in Paris, France. Meridiam specializes in the development, financing and long-term management of sustainable public infrastructure in the sectors mobility, energy transition and social infrastructure.

These financial statements are consolidated financial statements for the group consisting of Allego Holding B.V. and its subsidiaries (jointly referred to as the “Group” or “Allego Group”). Allego’s principal subsidiaries are listed in Note 33.

Purpose of these consolidated financial statements

These consolidated financial statements have been prepared for the purpose of the anticipated merger (“the transaction”) between the Company and Spartan Acquisition Corp. III (“Spartan”). In connection with the merger, a new public limited liability parent company (naamloze vennootschap) under Dutch law will be incorporated that will acquire 100% of the outstanding equity of the Company and Spartan. As a result of the merger, Spartan will cease to exist.

Upon completion of the transaction, the combined company will operate under the Allego name, and will be listed on the NYSE in the United States under the ticker symbol “ALLG”. Refer to Note 34 for more details on the transaction.

2.	Significant accounting policies

This section provides an overview of the significant accounting policies adopted in the preparation of these consolidated financial statements. These policies have been consistently applied to all the periods presented, unless otherwise stated.

2.1	Basis of preparation

2.1.1	Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and interpretations issued by the IFRS Interpretations Committee (“IFRS IC”) as issued by the International Accounting Standards Board (“IASB”).

For all periods up to and including the year ended December 31, 2019, the Group prepared its consolidated financial statements in accordance with generally accepted accounting principles in the Netherlands (“Dutch GAAP”). These consolidated financial statements for the year ended December 31, 2020 are the first the Group has prepared in accordance with IFRS. Therefore, the Group has applied IFRS 1 First-time Adoption of International Financial Reporting Standards. Refer to Note 2.5 for information on how the Group adopted IFRS.

The consolidated financial statements were prepared by the Executive Board and were authorized for issue in accordance with a resolution of the Executive Board on September 30, 2021.

2.1.2	Basis of measurement

The consolidated financial statements have been prepared on a historical cost basis, unless otherwise stated. All amounts disclosed in the consolidated financial statements are presented in thousands of euros (€), unless otherwise indicated.

2.2	Going concern assumption and financial position

The consolidated financial statements have been prepared under the assumption that the Group operates on a going concern basis.

Financial position of the Group

The Group incurred losses during the first years of its operations and expects to continue to incur losses. As at December 31, 2020, this resulted in a negative equity of €73,744 thousand (December 31, 2019: negative €37,596 thousand, January 1, 2019: negative €584 thousand) and cash and cash equivalents of €8,274 thousand. The resulting deficits have been funded by borrowings from the Company’s shareholder and banks. As of August 31, 2021, the Group had cash and cash equivalents of €2,598 thousand.

Impact of COVID-19

The results for the year ended December 31, 2020 have been impacted by COVID-19. Based on the Google Transit Data tracking, there was an immediate drop of 52% in consumed energy in April 2020 compared to February 2020, due to the COVID-19 lockdown. During April 2020 the situation reverted, and the volumes of consumed energy commenced to steadily increase. The impact on the Group’s charging revenues correlates with these numbers. Revenue recovered throughout the remainder of the year.

During the year ended December 31, 2020, the Group did not receive COVID-19 related government support or any COVID-19 related rent concessions.

Financing

On May 27, 2019, the Group entered into a senior debt bank facility (“the facility”), totaling €120 million, with Société Générale and KommunalKredit (“the lenders”), that is expected to address Group funding needs for the coming years. In the consolidated statement of financial position as at December 31, 2020, the carrying value of the senior debt amounts to €67,579 thousand. On March 31, 2021, the Group completed a drawdown of €24,202 thousand on the facility, leaving an undrawn amount of €20,113 thousand. The facility, which will expire in May 2026, includes loan covenants related to EBITDA, revenue and interest expenses determined in accordance with Dutch GAAP. As the Group transitioned to IFRS, the loan covenants may be revisited with the lenders as per the facility agreement.

For all reporting periods presented, the Group met its covenants that were determined in accordance with Dutch GAAP. The Company expects to continue to meet the increasing performance criteria outlined in the prevailing loan covenants. In addition, as at December 31, 2020, the Company’s shareholder has issued loans to the Company in the amount of €92,031 thousand, including accrued but unpaid interest. The notional and accrued interest of the shareholder loans will mature in 2035. The Group continues to seek for the additional funding solutions to accelerate future growth and expansion.

Refer to Note 24 for information on the terms and conditions of the senior debt bank facility and the shareholder loans. Refer to Note 30 for information on loan covenants related to the senior debt bank facility.

Liquidity forecasts

Management prepares detailed liquidity forecasts and monitors cash and liquidity forecasts on a continuous basis, whereby a minimum desired cash level is to be maintained throughout the forecast period. The liquidity forecast incorporates current cash levels, revenue projections and a detailed capital expenditures and operating expenses budget. Cash flows are monitored closely, and the Group invests in new stations, chargers and grid connections only if the Group has secured financing for such investments. The liquidity forecasts incorporate the potential impact from the COVID-19 outbreak and are regularly updated, given the rapidly evolving nature and uncertain broader consequences of the pandemic. These forecasts reflect potential scenarios and management plans and are dependent on securing significant contracts and related revenues.

Based on the Group’s forecasts, the Group depends on additional financing for additional development activities and operations. Management plans to finance these investments and costs with a further drawdown on the senior debt facility in the second half year of 2021 and with a contemplated US public listing via a merger with a Special Purpose Acquisition Company (“SPAC”) transaction expected to be completed in the first quarter of 2022. The timely realization of the transaction is crucial for the Group’s ability to continue as a going concern. For more information on the anticipated merger refer to Note 34.

There is however no assurance that the Group’s plans to raise capital or to complete the merger will be successful. The future capital requirements will depend on many factors, including funding needs to support the Group’s business growth and to respond to business opportunities, challenges or unforeseen circumstances. In the event the merger is delayed or is not completed, the Group fails to meet its loan covenants or the Group’s forecasts prove to be inaccurate, the Group may be required to seek additional equity or debt financing from outside sources to continue to execute its business plan, which the Group may not be able to raise on acceptable terms, or at all. If the Group is unable to raise additional capital when desired, its business, financial condition and results of operations would be adversely affected.

As a result, there is a material uncertainty that casts significant doubt upon the Group’s ability to continue as a going concern and therefore whether the Group will realize its assets and settle its liabilities in the ordinary course of business at the amounts recorded in the financial statements.

2.3	Basis of consolidation

Subsidiaries are all entities over which the Group has control. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

•	power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);

•	exposure, or rights, to variable returns from its involvement with the investee;

•	the ability to use its power over the investee to affect its returns.

Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	the contractual arrangement(s) with the other vote holders of the investee;

•	rights arising from other contractual arrangements;

•	the Group’s voting rights and potential voting rights.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income are attributed to the equity holders of the Company and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of profit or loss, statement of comprehensive income, statement of changes in equity and statement of financial position respectively.

Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset.

The Group treats transactions with non-controlling interests that do not result in a loss of control as transactions with equity owners of the Group. A change in ownership interest results in an adjustment between the carrying amounts of the controlling and non-controlling interests to reflect their relative interests in the subsidiary. Any difference between the amount of the adjustment to non-controlling interests and any consideration paid or received is recognized in equity and attributed to the equity holders of the Company.

If the Group loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities and non-controlling interest, while any resultant gain or loss is recognized in profit or loss. Amounts previously recognized in other comprehensive income in respect of that entity are accounted for as if the group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in other comprehensive income are reclassified to profit or loss. Any retained interest in the entity is remeasured to its fair value, with the change in the carrying amount recognized in profit or loss. This fair value becomes the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset.

2.4	Correction of prior period errors

During 2020, the Group identified a number of prior period errors in its Dutch GAAP consolidated financial statements for prior financial periods, which are material to these financial statements. These errors have been corrected by restating each of the affected financial statement line items for the prior periods. Reference is made to Note 2.5 for the numerical impact and disclosures of the correction of these errors.

2.5	First-time adoption of IFRS

These consolidated financial statements, for the year ended December 31, 2020, are the first the Group has prepared in accordance with IFRS. For periods up to and including the year ended December 31, 2019, the Group prepared its financial statements in accordance with generally accepted accounting principles in the Netherlands (“Dutch GAAP”).

Accordingly, the Group has prepared consolidated financial statements that comply with IFRS applicable as at December 31, 2020, together with the comparative period data for the year ended December 31, 2019, as described in the summary of significant accounting policies. In preparing the consolidated financial statements, the Group’s consolidated opening statement of financial position was prepared as at January 1, 2019, the Group’s date of transition to IFRS. This note explains the principal adjustments made by the Group in restating its Dutch GAAP consolidated financial statements, including the consolidated statement of financial position as at January 1, 2019 and the consolidated financial statements as of, and for, the year ended December 31, 2019.

Exemptions applied

IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS.

The Group has applied the following exemptions:

Cumulative currency translation differences

•	The cumulative currency translation differences for all foreign operations are deemed to be zero at the date of transition to IFRS.

Leases

•	The Group assessed all contracts existing at January 1, 2019 to determine whether a contract contains a lease based upon the conditions in place at January 1, 2019.

•	The Group applied hindsight in determining the lease terms for contracts that contain extension and termination options.

•

Lease liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate at January 1, 2019. Right-of-use assets were measured at the amount equal to the lease liabilities in the consolidated statement of financial position at January 1, 2019.

Revenue from contracts with customers

•

The Group did not restate contracts that were completed before January 1, 2019. A completed contract is a contract for which the Group has transferred all of the goods and/or services identified in accordance with Dutch GAAP.

Financial instruments

•	The Group has applied the classification and measurement guidance in IFRS 9 based on the facts and circumstances existing at January 1, 2019.

•

The Group has assessed whether embedded derivatives should be separated from the debt host contracts and accounted for as derivatives based on the conditions that existed at the later of the date when the Group became a party to the contract and the date when a reassessment is required by IFRS 9. The Group has not identified embedded derivatives which need to be separated.

Estimates

The estimates as at January 1, 2019 and as at December 31, 2019 are consistent with those made for the same dates in accordance with Dutch GAAP (after adjustments to reflect any differences in accounting policies).

The estimates used by the Group to present these amounts in accordance with IFRS reflect conditions at January 1, 2019, the date of transition to IFRS and as at December 31, 2019.

Group reconciliation of equity as at January 1, 2019 (date of transition to IFRS)

(in €‘000)	Ref.	Dutch GAAP	Dutch GAAP error correction	IFRS reclassifications and remeasurements	IFRS as at Jan. 1, 2019
Assets
Non-current assets
Property, plant and equipment	A, B, K	32,020	(2,213)	(229)	29,578
Intangible assets	A, B	6,318	(3,131)	—	3,187
Right-of-use assets	K	—	—	2,992	2,992
Other financial assets	B	—	812	—	812
Total non-current assets		38,338	(4,532)	2,763	36,569

Current assets
Inventories	J	5,988	—	322	6,310
Prepayments	B	1,078	(223)	—	855
Trade and other receivables	B, G, J, L	8,164	1,012	948	10,124
Contract assets	J	1,150	—	(1,150)	—
Other financial assets		—	—	—	—
Cash and cash equivalents	Q	1,318	(107)	—	1,211
Total current assets		17,698	682	120	18,500

Total assets		56,036	(3,850)	2,883	55,069

Equity
Share capital		1	—	—	1
Share premium		30,859	—	—	30,859
Reserves	A, M	6,319	(3,758)	—	2,561
Retained earnings		(32,961)	(1,010)	(34)	(34,005)
Total equity		4,218	(4,768)	(34)	(584)

Non-current liabilities
Borrowings		30,298	(38)	—	30,260
Lease liabilities	K	—	—	1,783	1,783
Provisions	N	—	70	233	303
Total non-current liabilities		30,298	32	2,016	32,346

Current liabilities
Trade and other payables	G, O	17,805	886	(316)	18,375
Contract liabilities		3,715	—	—	3,715
Current tax liabilities	I	—	—	—	—
Lease liabilities	K	—	—	1,209	1,209
Provisions	N	—	—	8	8
Total current liabilities		21,520	886	901	23,307

Total liabilities		51,818	918	2,917	55,653

Total equity and liabilities		56,036	(3,850)	2,883	55,069

Group reconciliation of equity as at December 31, 2019

(in €‘000)	Ref.	Dutch GAAP	Dutch GAAP error correction	IFRS reclassifications and remeasurements	IFRS as at Dec. 31, 2019
Assets
Non-current assets
Property, plant and equipment	A, B, K	35,491	(2,812)	(154)	32,525
Intangible assets	A, B, E, F	11,460	(6,500)	—	4,960
Right-of-use assets	K	—	—	14,429	14,429
Other financial assets	D, E	—	14,430	(75)	14,355
Total non-current assets		46,951	5,118	14,200	66,269

Current assets
Inventories	C, J	5,003	1,165	1,119	7,287
Prepayments	B, C, J	3,005	1,712	1,325	6,042
Trade and other receivables	B, G, J, L	5,617	5,048	2,281	12,946
Contract assets	C, J, L	956	1,309	(2,265)	—
Other financial assets	D	—	—	3,622	3,622
Cash and cash equivalents	D, Q	38,943	(14,044)	(3,622)	21,277
Total current assets		53,524	(4,810)	2,460	51,174

Total assets		100,475	308	16,660	117,443

Equity
Share capital		1	—	—	1
Share premium		36,947	—	—	36,947
Reserves	A, M	7,105	(2,516)	3	4,592
Retained earnings		(81,186)	1,718	332	(79,136)
Total equity		(37,133)	(798)	335	(37,596)

Non-current liabilities
Borrowings	F	122,084	(7,617)	—	114,467
Lease liabilities	K	—	—	13,065	13,065
Provisions	N	—	70	293	363
Total non-current liabilities		122,084	(7,547)	13,358	127,895

Current liabilities
Trade and other payables	C, F, G, J, O	15,524	4,359	151	20,034
Contract liabilities	C, J	—	4,018	1,232	5,250
Current tax liabilities	I	—	276	—	276
Lease liabilities	K	—	—	1,514	1,514
Provisions	N	—	—	70	70
Total current liabilities		15,524	8,653	2,967	27,144

Total liabilities		137,608	1,106	16,325	155,039

Total equity and liabilities		100,475	308	16,660	117,443

Group reconciliation of total comprehensive income for the year ended December 31, 2019

(in €‘000)	Ref.	Dutch GAAP	Dutch GAAP error correction	IFRS reclassifications and remeasurements	IFRS for the year ended Dec. 31, 2019
Revenue from contracts with customers	J	28,488	(29)	(2,637)	25,822
Cost of sales	J, O	(20,844)	(855)	788	(20,911)
Gross profit		7,644	(884)	(1,849)	4,911

Other income/(expenses)	J, P	(140)	1,594	2,021	3,475
Selling and distribution expenses	K, M, P	(6,088)	—	20	(6,068)
General and administrative expenses	A, B, C, F, J, K, L, N, O, P	(41,840)	2,193	448	(39,199)
Operating loss		(40,424)	2,903	640	(36,881)

Finance costs	E, F, K, P	(7,016)	1,344	(275)	(5,947)
Loss before income tax		(47,440)	4,247	365	(42,828)

Income tax	H, I	—	(276)	—	(276)
Loss for the year		(47,440)	3,971	365	(43,104)

Other comprehensive income/(loss)
Items that may be reclassified to profit or loss in subsequent periods
Exchange differences on translation of foreign operations	M	—	—	3	3
Income tax related to these items		—	—	—	—
Other comprehensive loss that may be reclassified to profit or loss in subsequent periods, net of tax		—	—	3	3
Other comprehensive loss for the year, net of tax		—	—	3	3

Total comprehensive loss for the year, net of tax		(47,440)	3,971	368	(43,101)

Notes to the reconciliation of equity as at January 1, 2019, December 31, 2019 and total comprehensive income for the year ended December 31, 2019

Dutch GAAP error corrections

A) Capitalized development hours

Under Dutch GAAP, the Group capitalized development hours incurred by employees of the Group as development costs under property, plant and equipment and intangible assets in relation to the development of the Group’s chargers and EV Cloud platform respectively. These development costs could not be clearly substantiated as being directly attributable to the construction and development of these assets and should therefore not be capitalized but directly recognized in the consolidated statement of profit or loss. The criteria for the capitalization of development costs under IFRS are similar to the criteria under Dutch GAAP. Therefore, these costs have been derecognized in the opening balance sheet at the date of transition to IFRS.

At the date of transition to IFRS this resulted in a decrease of €964 thousand (December 31, 2019: €735 thousand) of property, plant and equipment and €3,619 thousand (December 31, 2019: €503 thousand) of intangible assets, with a corresponding net impact of €4,583 thousand (December 31, 2019: €1,237 thousand) on retained earnings. In the consolidated statement of profit or loss for the year ended December 31, 2019, this resulted in the reversal of depreciation expenses of property, plant and equipment of €230 thousand and amortization expenses of intangible assets of €3,116 thousand.

Additionally, at the date of transition to IFRS the derecognition of capitalized development hours resulted in a decrease of €3,758 thousand (December 31, 2019: €2,516 thousand) of the legal reserve for capitalized development costs, with a corresponding increase of retained earnings.

B) Property, plant and equipment and intangible assets

In preparing these consolidated financial statements, the Group identified a number of errors with respect to property, plant and equipment and intangible assets.

Under Dutch GAAP, the Group presented a number of intangible assets as property, plant and equipment and vice versa. At the date of transition to IFRS, this resulted in an increase of €270 thousand (December 31, 2019: €123 thousand) of intangible assets, with a corresponding decrease of property, plant and equipment. In the consolidated statement of profit or loss for the year ended December 31, 2019, this did not result in material differences in the presentation of amortization expenses of intangible assets and depreciation expenses of property, plant and equipment.

In its Dutch GAAP consolidated financial statements for the year ended December 31, 2019, for certain investment grants to be received, the Group presented both the receivable and the grant amount that is deducted in arriving at the carrying amount of the asset as part of property, plant and equipment. In the consolidated statement of financial position, this resulted in a net presentation of € nil for these investment grants. Therefore, the Group reclassified the receivable from property, plant and equipment to non-current other financial assets or trade and other receivables, depending on the maturity of the receivable. At the date of transition to IFRS, this resulted in an increase of trade and other receivables of €197 thousand (December 31, 2019: €1,608 thousand), an increase of non-current other financial assets of €705 thousand (December 31, 2019: € nil) and a decrease of property, plant and equipment of €902 thousand (December 31, 2019: €1,608 thousand).

Under Dutch GAAP, the Group did not record any impairments of property, plant and equipment. However, at the date of transition to IFRS and as at December 31, 2019, the Group identified indicators for impairment for a number of its chargers. At the date of transition, this resulted in an impairment charge of €93 thousand (December 31, 2019: €272 thousand). At the date of transition to IFRS, the impairment charge is recorded in retained earnings. For the year ended December 31, 2019, the impairment charge is recorded in the consolidated statement of profit or loss, within general and administrative expenses. These impairment charges resulted in the reversal of an immaterial amount of depreciation expenses of property, plant and equipment in the consolidated statement of profit or loss for the year ended December 31, 2019.

Under Dutch GAAP, the Group recorded software licenses with a duration of more than one year under prepaid expenses and amortized the expenses over the duration of the license. Prepaid software licenses are considered intangible assets and should be amortized over the duration of the license period. Therefore, the Group reclassified the prepaid software licenses to intangible assets. At the date of transition to IFRS, this resulted in an increase of intangible assets of €217 thousand (December 31, 2019: €82 thousand), a decrease of prepayments of €223 thousand (December 31, 2019: €84 thousand) and an immaterial decrease of retained earnings. In the consolidated statement of profit or loss for the year ended December 31, 2019, this resulted in an increase of amortization expenses of software of €179 thousand with a corresponding decrease of IT costs, both within general and administrative expenses.

C) Inventories

Under Dutch GAAP, the Group presented work-in-progress balances as part of inventories in the consolidated statement of financial position as at December 31, 2019. These balances do not represent inventory work-in-progress but reflect accrued income (IFRS: contract assets) and deferred income (IFRS: contract liabilities) related to the Group’s service revenue, as well as prepayments to suppliers and accrued expenses (within trade and other payables). Therefore, in the consolidated statement of financial position as at December 31, 2019, the Group reclassified an amount of €1,309 thousand to accrued income (IFRS: contract assets), €4,018 thousand to deferred income (IFRS: contract liabilities), €1,797 thousand to prepayments and €1,294 thousand to accrued expenses (within trade and other payables). This resulted in an increase of inventories of €1,165 thousand in the consolidated statement of financial position as at December 31, 2019.

Additionally, in its Dutch GAAP consolidated financial statements for the year ended December 31, 2019 the Group capitalized an expense of €1,040 thousand as part of work-in-progress in inventories. The amount of €1,040 thousand comprises of general expenses that are not related to a specific project from a contract with a customer. Consequently, the Group should have recognized the amount of €1,040 thousand as an expense in the consolidated statement of profit or loss. Therefore, the Group recognized an expense of €1,040 thousand in the consolidated statement of profit or loss for the year ended December 31, 2019, in general and administrative expenses.

Under Dutch GAAP, the Group did not present work-in-progress balances as part of inventories in the consolidated statement of financial position as at January 1, 2019.

D) Pledged bank balances

As at December 31, 2019, the Group has bank balances pledged to secure the payment of interest and commitment fees to the Group’s external lender, bank balances pledged to secure payments to suppliers of the Group and bank balances pledged in relation to prepayments received from customers to secure the delivery of goods and services by the Group. Each pledged bank balance has a different original maturity, but each pledged bank balance can be categorized as either pledged bank balances that have an original maturity of more than three but less than twelve months or pledged bank balances that have an original maturity of more than twelve months.

Under Dutch GAAP, cash and cash equivalents should only include bank deposits with an original maturity of less than twelve months. However, the Group presented all its pledged bank balances as cash and cash equivalents its Dutch GAAP consolidated statement of financial position at the date of transition to IFRS and as at December 31, 2019. Therefore, the Group reclassified its pledged bank balances with a maturity of more than twelve months at the date of transition to IFRS from cash and cash equivalents to non-current other financial assets in the consolidated statement of financial position for an amount of €106 thousand (December 31, 2019: €14,044 thousand).

The Group also reclassified its pledged bank balances with a maturity of more than three but less than twelve months in the consolidated statement of financial position as at December 31, 2019, as an IFRS adjustment. Refer to reference D in the “IFRS adjustments” section of this note.

E) Interest rate cap agreement

In September 2019, the Group entered into an interest rate cap agreement (“interest rate cap”) with its external lender to hedge its interest rate risk exposure. Under Dutch GAAP, the prepaid premium for the interest rate cap for an amount of €385 thousand was recorded under intangible assets as part of a larger amount of capitalized transaction costs (refer to reference F in the “Dutch GAAP error corrections” section of this note).

Under Dutch GAAP, derivatives with a non-listed underlying value which are not used for hedging, are measured at fair value or at cost or lower market value. Therefore, this resulted in the reversal of an immaterial amount of amortization expenses of intangible assets in the consolidated statement of profit or loss for the year ended December 31, 2019. The Group reclassified the prepaid interest rate cap premium for an amount of €385 thousand from intangible assets to non-current other financial assets in the consolidated statement of financial position. Subsequently, in the consolidated statement of profit or loss for the year ended December 31, 2019, the Group recognized the change in fair value of the interest rate cap within finance costs, as an IFRS adjustment. Refer to reference E in the “IFRS adjustments” section of this note.

F) Borrowings

Transaction costs related to senior debt bank facility

Under Dutch GAAP, the Group capitalized transaction costs for an amount of €6,065 thousand under intangible assets during the year ended December 31, 2019. These costs comprise of transaction costs incurred by the Group that are directly attributable to the senior debt bank facility that the Group entered into in May 2019. Additionally, transaction costs of €1,196 thousand were expensed as incurred within the consolidated statement of profit or loss for the year ended December 31, 2019. Of the transaction costs that were expensed, an amount of €170 thousand (related to commitment fees due, but not yet paid) was included in the loan balance in the consolidated statement of financial position as at December 31, 2019.

The transaction costs incurred by the Group should have been included in the initial measurement of the loan (i.e. deducted from the loan proceeds) in accordance with Dutch GAAP. Subsequently, the transaction costs should have been amortized using the effective interest rate method and recorded as finance costs in the consolidated statement of profit or loss. Under Dutch GAAP, borrowing costs (defined as: interest and other costs that an entity incurs in connection with the borrowing of funds) can be capitalized provided these are capitalized in relation to qualifying assets. These borrowing costs would include the amortization of transaction costs rather than the full transaction costs incurred by the Group. However, the Group does not have assets that meet the criteria of qualifying assets in accordance with Dutch GAAP.

Therefore, the Group reversed an amount of €5,966 thousand from intangible assets (net of accumulated amortization), reclassified the amount of €170 thousand from the loan balance to an accrual in trade and other payables (related to commitment fees due, but not yet paid), recorded an accrual in trade and other payables for an amount of €142 thousand (related to previously unrecorded transaction costs) and adjusted the non-current borrowings with an amount of €(7,504) thousand in order to adjust the measurement of the senior debt bank facility in the consolidated statement of financial position as at December 31, 2019. In the consolidated statement of profit or loss for the year ended December 31, 2019, the Group reversed finance costs of €1,196 thousand for the portion of transaction costs (which included the €170 thousand accrued commitment fee) that was expensed as incurred and amortization expenses of intangible assets of €99 thousand. The application of the effective interest method resulted in the recognition of interest expenses of €122 thousand, which resulted in a net decrease of finance costs of €1,270 thousand.

The accounting treatment of transaction costs under IFRS 9 Financial instruments is similar to Dutch GAAP. Therefore, the transition to IFRS did not result in an additional IFRS adjustment with respect to transaction costs in connection with the senior debt bank facility.

Interest on shareholder loans

Under Dutch GAAP, the Group recorded interest expenses for one of its shareholder loans with Madeleine (the Company’s immediate parent) based on an effective interest rate of 9% instead of an effective interest rate of 8%. At the date of transition, this resulted in a decrease of borrowings of €38 thousand (December 31, 2019: €161 thousand), with a corresponding net impact on retained earnings. In the consolidated statement of profit or loss for the year ended December 31, 2019, this resulted in a decrease of finance costs of €123 thousand.

G) Presentation of trade and other receivables and payables

Gross presentation of trade and other receivables and payables

Under Dutch GAAP, the Group presented certain trade and other receivables under trade and other payables and vice versa. Therefore, the Group has adjusted the presentation of these items in the consolidated statement of financial position.

At the date of transition to IFRS, this resulted in an increase of trade and other receivables of €511 thousand (December 31, 2019: €180 thousand) with a corresponding increase of trade and other payables due to reclassifications of trade receivables and trade payables. Additionally, at the date of transition to IFRS, trade and other receivables increased by €323 thousand (December 31, 2019: €1,805 thousand) with a corresponding increase of trade and other payables due to the gross presentation of the VAT payables or receivables for each tax jurisdiction in which the Group operates.

Elimination of intercompany trade receivables and payables

In its Dutch GAAP consolidated financial statements for the year ended December 31, 2019, the Group did not eliminate all intercompany trade receivables and payables in its consolidated statement of financial position. This resulted in a decrease of trade and other receivables for an amount of €199 thousand, with a corresponding decrease of trade and other payables.

H) Deferred taxes

The Dutch GAAP error corrections resulted in various temporary differences. Based on the accounting policies in Note 2.9, the Group recognized the tax effects of such differences, when applicable. Deferred tax adjustments mirror the underlying adjustment and have been recorded in either retained earnings or the consolidated statement of profit or loss.

I) Current taxes

In its Dutch GAAP consolidated financial statements for the year ended December 31, 2019, the Group did not record any current tax expenses and current tax liabilities. However, the Group realized a profit on its operations in Germany and France during the year ended December 31, 2019, which is taxable under German tax laws. Therefore, the Group has recorded an income tax expense of €276 thousand in the consolidated statement of profit or loss for the year ended December 31, 2019, and a current tax liability for the same amount in the consolidated statement of financial position as at December 31, 2019.

J) Revenue recognition

Under Dutch GAAP, the Group recorded subsidy income as part of revenue. Subsidy income should not be recorded as part of revenue. Therefore, the Group reclassified subsidy income for an amount of €1,443 thousand from revenue to other income in the consolidated statement of profit or loss for the year ended December 31, 2019.

In its Dutch GAAP consolidated financial statements for the year ended December 31, 2019, the Group recorded revenue for certain EPC contracts in the incorrect reporting period (in 2020 instead of 2019). This resulted in an increase of revenue of €1,414 thousand, an increase of cost of sales of €1,181 thousand and an increase in other income (related to government grants) of €205 thousand in the consolidated statement of profit or loss for the year ended December 31, 2019. In the consolidated statement of financial position as at December 31, 2019, this resulted in an increase of trade and other receivables of €1,619 thousand and a decrease of trade and other payables of €1,181 thousand.

O) Trade and other payables

Under Dutch GAAP, the Group overstated trade and other payables for accrued liabilities with respect to electricity costs in the consolidated statement of financial position as at December 31, 2019. This resulted in a decrease of trade and other payables for an amount of €326 thousand, with a corresponding gain in cost of sales in the consolidated statement of profit or loss for the year ended December 31, 2019.

IFRS adjustments (“IFRS Reclassifications and Remeasurements”)

J) Revenue recognition

Under Dutch GAAP, the Group applied the following accounting policy for revenue recognition:

•	revenue related to charging sessions is recognized at the moment of charging (when the control of electricity is transferred); and

•	revenue from the sale and operation and maintenance of charging equipment for customers, when such services are provided.

•

Income from the sale of goods is recognized in the consolidated statement of profit or loss once all the major rights to economic benefits and significant risks relating to the goods have been transferred to the buyer, the income can be measured reliably, and it is probable that the income will be received.

•

If the result of a transaction relating to a service can be estimated reliably and it is probable that the income will be received, the income relating to that service is recognized in proportion to the service delivered. The stage of completion is based on the costs incurred in providing the services up to the reporting date in proportion to the estimated costs of the total services to be provided.

The transition to IFRS has significantly changed the Group’s accounting for its contracts with customers. IFRS 15 Revenue from contracts with customers sets out a single framework for revenue recognition and uses a five-step approach for the recognition of revenue.

Under Dutch GAAP, the Group recognized revenue for the sale and installation of charging equipment based on the percentage-of-completion method. The Group recognized 10% of the total revenue of the contract at the inception of the contract and further percentages based on installments agreed upon in the Engineering, Procurement and Construction (“EPC”) agreement. The Group did not identify separate performance obligations, nor did the agreed upon milestones necessarily coincide with the progress of the services. For arrangements with multiple products or services, IFRS 15 requires the Group to evaluate whether each of the individual products or services qualifies as a distinct performance obligation and requires that revenue is recognized when such performance obligation is satisfied. In the consolidated statement of profit or loss for the year ended December 31, 2019, the transition to IFRS resulted in a decrease of €1,462 thousand of revenue, an increase of €168 thousand of cost of sales and an increase of €198 thousand of general and administrative expenses related to general IT expenses previously included in cost of sales.

In the consolidated statement of financial position as at December 31, 2019, the transition to IFRS resulted in an increase of €1,324 thousand to prepayments, €1,690 thousand to trade and other payables and €1,232 thousand to contract liabilities.

Under Dutch GAAP, the Group presented accrued income in the consolidated statement of financial position (presented as contract assets under “Dutch GAAP” in the IFRS 1 table in this note). For certain contract assets the Group’s right to consideration was unconditional. Therefore, the Group reclassified these amounts to trade and other receivables. At the date of transition to IFRS, this resulted in an increase of €829 thousand (December 31, 2019: €1,756 thousand) of trade and other receivables, with a corresponding decrease of contract assets.

All EPC contracts that were impacted by the transition to IFRS commenced in the year ended December 31, 2019. Consequently, the transition to IFRS did not have an impact on the Group’s contract assets and contract liabilities as at January 1, 2019.

HBE certificates

HBE certificates are provided for by a Dutch government agency and are part of a program to stimulate the efficient use of energy and the use of clean transportation. The Group periodically applies for certificates based on the number of kWh of green energy that have been sold to customers. The Group sells such certificates to companies that are required to compensate for their use of non-green energy through a brokerage.

Under Dutch GAAP, the Group presented HBE certificates as part of accrued income (presented as contract assets under “Dutch GAAP” in the IFRS 1 table in this note). Under IFRS, the Group initially recognizes HBE certificates at fair value as inventory. At the date of transition to IFRS, this resulted in an increase of €322 thousand (December 31, 2019: €1,119 thousand) of inventories, with a corresponding decrease of contract assets.

The Group recorded revenue related to HBE certificates on a monthly basis for the estimated number of HBE certificates and prices based on recent transactions (kWh times the estimated price per unit) and presented this as other revenues. Under IFRS, the recognition of income is similar. However, such income is not presented as revenue but as other income since the certificates are awarded by a government agency and are therefore in scope of IAS 20 Accounting for government grants and disclosure of government assistance. As a result of the transition to IFRS, income related to HBE certificates is reclassified from revenue to other income. For the year ended December 31, 2019, this resulted in an increase of €1,174 thousand of other income, with a corresponding decrease of revenue. Refer to Note 6 for details on the breakdown between the fair value gain on initial recognition and the gain on the subsequent sale.

Government grants

Under Dutch GAAP, government grants received from the Innovation and Networks Executive Agency (“INEA”) in connection with a European subsidy program, under which the European Commission awards a subsidy for newly installed charging equipment, were presented as part of service revenue. Under IFRS, these grants are presented as other income. Under Dutch GAAP, the Group’s government grants received from INEA that relate to the year ended December 31, 2019 were recognized in the consolidated statement of profit or loss for the year ended December 31, 2020. Therefore, in these consolidated financial statements the Group has recognized these government grants in the correct reporting period.

For the year ended December 31, 2019, this resulted in an increase of €839 thousand of other income, with a corresponding increase of government grants receivables (within trade and other receivables). The recognition criteria for these grants under IFRS is similar to Dutch GAAP.

K) Leases

Under Dutch GAAP, a lease is classified as a finance lease or an operating lease. Operating lease payments are recognized as an operating expense in the consolidated statement of profit or loss on a straight-line basis over the lease term. Under IFRS, the Group applies a single recognition and measurement approach for all leases and recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying asset.

At the date of transition to IFRS, the Group applied the transitional provision and measured lease liabilities at the present value of the remaining lease payments, discounted using the Group’s incremental borrowing rate at the date of transition to IFRS. Right-of-use assets were measured at the amount equal to the lease liabilities. As a result, the Group recognized non-current lease liabilities of €1,783 thousand (December 31, 2019: €13,065 thousand), current lease liabilities of €1,209 thousand (December 31, 2019: €1,514 thousand), and right-of-use assets of €2,992 thousand (December 31, 2019: €14,429 thousand) in the consolidated statement of financial position.

In the consolidated statement of profit or loss, the rental expenses related to operating leases are replaced by depreciation expenses of right-of-use assets and interest expenses on lease liabilities. In the consolidated statement of profit or loss for the year ended December 31, 2019, the rental expense of €1,296 thousand is reversed, which resulted in a decrease of operating expenses for the same amount. Additionally, depreciation expenses increased by €1,312 thousand (€1,072 thousand is included in general and administrative expenses and €240 thousand is included in selling and distribution expenses) and finance costs increased by €198 thousand for the year ended December 31, 2019. The impact of the recognition of right-of-use assets and lease liabilities resulted in a net increase of the Group’s loss before income tax of €214 thousand.

In the consolidated statement of cash flows, the payment of the principal portion of lease liabilities is reclassified from cash flows from operating activities to cash flows from financing activities. The interest payment is included in the cash flows from operating activities in the consolidated statement of cash flows. Prior to the transition to IFRS, all of the cash flows related to leases were included in the cash flows from operating activities within the consolidated statement of cash flows.

Under Dutch GAAP, assets held under finance leases were capitalized and included in property, plant and equipment. Under IFRS, they are presented as part of right-of-use assets. At the date of transition to IFRS, the Group had not entered into any finance leases and therefore no reclassification from property, plant and equipment to right-of-use assets was required.

Under Dutch GAAP, the Group recorded initial direct costs of €376 thousand under property, plant and equipment. At the date of transition to IFRS, the carrying amount of these expenses was €229 thousand (December 31, 2019: €154 thousand). These costs related to expired leases of land permits. Therefore, the Group recognized the carrying amount of these expenses against retained earnings. In the consolidated statement of profit or loss for the year ended December 31, 2019, this resulted in the reversal of depreciation expenses of property, plant and equipment of €75 thousand.

D) Pledged bank balances

Under Dutch GAAP, cash and cash equivalents should only include bank deposits with an original maturity of less than twelve months. In its Dutch GAAP consolidated statement of financial position as at December 31, 2019, the Group presented all its pledged bank balances as cash and cash equivalents.

Under IFRS, cash and cash equivalents include bank deposits with an original maturity of three months or less. Therefore, the Group reclassified its pledged bank balances with a maturity of more than three but less than twelve months for an amount of €3,622 thousand from cash and cash equivalents to current other financial assets in the consolidated statement of financial position as at December 31, 2019. At the date of transition to IFRS, the Group did not have pledged bank balances with an original maturity of more than three but less than twelve months.

The Group also reclassified its pledged bank balances with an original maturity of more than twelve months in the consolidated statement of financial position at the date of transition to IFRS and as at December 31, 2019 as a Dutch GAAP error correction. Refer to reference D in the “Dutch GAAP error corrections” section of this note.

E) Fair value change of interest rate cap

In its Dutch GAAP consolidated financial statements, the Group only recognized the prepaid interest rate cap premium (refer to reference E in the “Dutch GAAP error corrections” section of this note). Under Dutch GAAP, derivatives with a non-listed underlying value which are not used for hedging, are measured at cost or lower market value. Under IFRS 9, the interest rate cap agreement is a derivative instrument that should be accounted for at fair value through profit or loss.

As at December 31, 2019, the interest rate cap is recorded for an amount of €310 thousand and is presented as part of non-current other financial assets in the consolidated statement of financial position. The fair value loss of €75 thousand is recognized as part of finance costs in the consolidated statement of profit or loss for the year ended December 31, 2019.

L) Impairment losses on trade receivables and contract assets

The adoption of IFRS has changed the Group’s accounting for impairment losses for financial assets by replacing the incurred loss approach under Dutch GAAP with a forward-looking expected credit loss (“ECL”) approach. IFRS requires the Group to recognize an allowance for ECLs for all debt instruments not held at fair value through profit or loss and contract assets. Under Dutch GAAP, at the date of transition to IFRS the bad debt allowance for trade receivables amounted to €120 thousand (December 31, 2019: €519 thousand).

At the date of transition to IFRS, the Group determined that the ECL on its trade receivables was €1 thousand (December 31, 2019: €1 thousand) and on its contract assets was € nil (December 31, 2019: € nil). At the date of transition to IFRS and as at December 31, 2019, the ECL under IFRS is lower than the incurred loss under Dutch GAAP due to conservative estimates in the past.

At the date of transition to IFRS, this resulted in an increase of trade and other receivables with a corresponding net impact of €119 thousand (December 31, 2019: €518 thousand) on retained earnings. In the consolidated statement of profit or loss for the year ended December 31, 2019, the addition to the bad debt allowance is reversed. The net impact in the consolidated statement of profit or loss for the year ended December 31, 2019 is a gain of €399 thousand, which is recognized in other costs, within general and administrative expenses.

M) Foreign currency translation

Under Dutch GAAP, the Group did not recognize translation differences on foreign operations in a separate component of equity. The cumulative currency translation differences for all foreign operations are deemed to be zero as at January 1, 2019. After this date, the Group recognizes translation differences on its foreign operation in accordance with the accounting policy disclosed in Note 2.9. For the year ended December 31, 2019, the Group recognized translation differences on its foreign operations for an amount of €3 thousand in the consolidated statement of comprehensive income. The cumulative translation differences are recorded in a foreign currency translation reserve, as a separate component of equity.

N) Jubilee plan

The Group operates a jubilee plan for its employees in the Netherlands. Under IFRS, the Group’s jubilee plan is considered an “other long-term employee benefit” which is in scope of IAS 19 Employee benefits. Such benefits should be accounted using the projected unit credit method (i.e., similar accounting treatment as defined benefit pension plans), although remeasurements are recorded in the consolidated statement of profit or loss.

Additionally, under Dutch GAAP the Group presented the liability as a short-term employee liability, presented under trade and other payables. However, expenditures under the jubilee plan are uncertain in timing and/or amount and therefore the Group should have presented the liability as a provision. Therefore, the Group reclassified the liability to the provisions at the date of transition to IFRS and as at December 31, 2019.

At the date of transition to IFRS, this resulted in a total jubilee provision of €241 thousand (December 31, 2019: €363 thousand). Under Dutch GAAP, the jubilee provision at the date of transition amounted to €166 thousand (December 31, 2019: €347 thousand). At the date of transition, the difference between these two amounts has been recognized in retained earnings. The change in accounting treatment of the jubilee provision resulted in an additional net expense in the consolidated statement of profit or loss for the year ended December 31, 2019 of €91 thousand: €69 thousand in general and administrative expenses, €20 thousand in selling and distribution expenses and €2 thousand in finance costs.

O) Trade and other payables

Under Dutch GAAP, the Group recognized the total audit fees in the financial year under audit, regardless of whether the work was performed by the external auditor during the financial year. This resulted in the recognition of an accrued expense for services to be performed in the subsequent financial year, in the consolidated statement of financial position at the date of transition to IFRS and as at December 31, 2019. Under IFRS, the Group can only recognize a liability in the consolidated statement of financial position once the Group has a present obligation as a result of past events.

Therefore, the Group has adjusted its liability for accrued audit fees. At the date of transition to IFRS, this resulted in a decrease of trade and other payables of €150 thousand. The corresponding adjustment has been recorded in retained earnings. As at December 31, 2019, this resulted in a decrease of trade and other payables of €297 thousand. In the consolidated statement of profit or loss for the year ended December 31, 2019, this resulted in a gain of €147 thousand in general and administrative expenses.

H) Deferred taxes

The transitional adjustments resulted in various temporary differences. According to the accounting policies in Note 2.9, the Group recognized the tax effects of such differences, when applicable. Deferred tax adjustments mirror the underlying adjustment and have been recorded in either retained earnings or consolidated statement of profit or loss.

P) Presentation of expenses in the consolidated statement of profit or loss

In its Dutch GAAP consolidated financial statements, the Group presented its expenses by nature (i.e., depreciation expenses, employee benefit expenses). In accordance with IAS 1 Presentation of Financial Statements, the Group has elected to present its expenses in the consolidated statement of profit or loss by function. The Group has chosen this presentation as gross profit is a key performance indicator for the Group and in order to align with industry practice.

The change in presentation has been reflected in the column “Dutch GAAP” as the change in presentation is neither a Dutch GAAP error, nor a reclassification adjustment that results from differences in GAAP requirements between Dutch GAAP and IFRS (i.e. presentation of expenses by function is also allowed under Dutch GAAP).

For the year ended December 31, 2019, the following table shows a comparison between the presentation of expenses by nature in the Group’s Dutch GAAP consolidated financial statements and the presentation of expenses by function in the Group’s IFRS consolidated financial statements.

		Expenses by function for the year ended December 31, 2019[1]
(in €‘000)	Dutch GAAP	Other income/ (expenses)	General and administrative	Selling and distribution	Finance costs[2]
Cost of sales	(129)	—	—	—	(129)
Wages and salaries	(21,741)	—	(17,963)	(3,778)	—
Social security charges	(4,140)	—	(3,229)	(911)	—
Other operating expenses	(11,947)	—	(10,484)	(1,399)	(64)
Amortization and depreciation of intangible and tangible fixed assets	(10,304)	(140)	(10,164)	—	—
Total expenses	(48,261)	(140)	(41,840)	(6,088)	(193)

[1]	Before Dutch GAAP error corrections and IFRS reclassifications and remeasurement adjustments.
[2]	In this comparison finance costs only include the portion that is reclassified from cost of sales and other operating expenses.

Q) Consolidated statement of cash flows

Under Dutch GAAP, the Group determined its net cash flows from operating activities using the indirect method. The Group started the reconciliation for operating cash flows using the operating loss for the year. Under IFRS, the Group started the reconciliation for operating cash flows using loss before income tax.

The presentation of the consolidated statement of cash flows of the Group is further adjusted for the application of IFRS 16 Leases. Under Dutch GAAP, a lease is classified as a finance lease or an operating lease. Cash flows arising from operating lease payments are classified as operating activities. Under IFRS, the Group applies a single recognition and measurement approach for all leases and recognizes lease liabilities. Cash flows arising from payments of the principal portion of lease liabilities are classified as financing activities. Therefore, net cash flows used in operating activities decreased by €1,162 thousand and net cash flows from financing activities decreased by the same amount for the year ended December 31, 2019.

As a result of the transition to IFRS, the presentation in the consolidated statement of cash flows for the year ended December 31, 2019, changed as follows, from Dutch GAAP to IFRS, respectively. Net cash flows used in operating activities changed from €41,335 thousand to €56,869 thousand. Net cash flows used in investing activities changed from €18,917 thousand to €13,618 thousand. Net cash flows from financing activities changed from €97,875 thousand to €90,561 thousand.

2.6 Principles for the consolidated statement of cash flows

The consolidated statement of cash flows is prepared based on the indirect method. The consolidated statement of cash flows distinguishes between cash flows from operating, investing and financing activities. The cash items disclosed in the statement of cash flows comprise cash at bank, cash in hand, deposits held at call with financial institutions and other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, and bank overdrafts when they are considered an integral part of the Group’s cash management.

Cash flows denominated in foreign currencies have been translated at average exchange rates. Exchange differences on cash and cash equivalents are shown separately in the consolidated statement of cash flows. The Group has chosen to present interest paid as cash flows from operating activities and interest received as cash flows from investing activities.

The Group has classified the principal portion of lease payments within cash flows from financing activities and the interest portion within cash flows from operating activities.

2.7 Foreign currency translation

2.7.1	Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in euros (€), which is the Company’s functional and presentation currency.

2.7.2	Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies at year-end exchange rates, are recognized in the consolidated statement of profit or loss. All foreign exchange gains and losses are presented in the consolidated statement of profit or loss, within finance costs.

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

2.7.3	Translation of foreign operations

The results and financial position of foreign operations that have a functional currency different from the presentation currency of the Group are translated into the presentation currency as follows. Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position. Income and expenses for each statement of profit or loss and statement of comprehensive income are translated at average exchange rates, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are used. All resulting exchange differences are recognized in the consolidated statement of comprehensive income and accumulated in a foreign currency translation reserve, as a separate component in equity (attributed to non-controlling interests as appropriate).

When a foreign operation is sold, the associated exchange differences are reclassified to the consolidated statement of profit or loss, as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and translated at the closing rate. Exchange differences arising are recognized in the consolidated statement of comprehensive income.

2.8 New standards and interpretations not yet adopted

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

Amendments to IFRS 16 — COVID-19 Related Rent Concessions

As a result of the COVID-19 pandemic, rent concessions have been granted to lessees. Such concessions might take a variety of forms, including payment holidays and deferral of lease payments. In May 2020, the IASB made an amendment to IFRS 16 Leases which provides lessees with an option to treat qualifying rent concessions in the same way as they would if they were not lease modifications. In many cases, this will result in accounting for the concessions as variable lease payments in the period in which they are granted.

The amendment applies to annual reporting periods beginning on or after June 1, 2020. Earlier application is permitted. The Group has not received rent concessions in the current period. Therefore, the Group has not early-adopted the amendment.

Amendments to IFRS 16 — COVID-19 Related Rent Concessions beyond 30 June 2021

The IASB has published “Covid-19-Related Rent Concessions beyond 30 June 2021 (Amendment to IFRS 16)” that extends, by one year, the May 2020 amendment that provides lessees with an exemption from assessing whether a COVID-19-related rent concession is a lease modification. The amendment is effective for annual reporting periods beginning on or after April 1, 2021 (earlier application permitted, including in financial statements not yet authorized for issue at the date the amendment is issued).

Amendments to IAS 16 — Property, Plant and Equipment: Proceeds before intended use

The amendment to IAS 16 Property, Plant and Equipment (“PP&E”) prohibits an entity from deducting from the cost of an item of PP&E any proceeds received from selling items produced while the entity is preparing the asset for its intended use. It also clarifies that an entity is “testing whether the asset is functioning properly” when it assesses the technical and physical performance of the asset. The financial performance of the asset is not relevant to this assessment. Entities must disclose separately the amounts of proceeds and costs relating to items produced that are not an output of the entity’s ordinary activities.

The amendment is effective for annual reporting periods beginning on or after January 1, 2022 and must be applied retrospectively to items of property, plant and equipment made available for use on or after the beginning of the earliest period presented when the entity first applies the amendment. The Group has not yet considered the potential impact of the amendments to the standard on the Group’s consolidated financial statements, if any.

Amendments to IAS 1 — Classification of Liabilities as Current or Non-current

The narrow-scope amendments to IAS 1 Presentation of Financial Statements clarify that liabilities are classified as either current or non-current, depending on the rights that exist at the end of the reporting period. Classification is unaffected by the expectations of the entity or events after the reporting date (e.g., the receipt of a waver or a breach of covenant). The amendments also clarify what IAS 1 means when it refers to the “settlement” of a liability.

The amendments could affect the classification of liabilities, particularly for entities that previously considered management’s intentions to determine classification and for some liabilities that can be converted into equity. The amendments are effective for annual reporting periods beginning on or after January 1, 2023 and must be applied retrospectively in accordance with the normal requirements in IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors. The Group has not yet considered the potential impact of the amendments to the standard on the Group’s consolidated financial statements, if any.

IFRS 17 — Insurance Contracts

In May 2017, the IASB issued IFRS 17 Insurance Contracts (IFRS 17), a comprehensive new accounting standard for insurance contracts covering recognition and measurement, presentation and disclosure. Once effective, IFRS 17 will replace IFRS 4 Insurance Contracts (IFRS 4) that was issued in 2005. IFRS 17 applies to all types of insurance contracts (i.e., life, non-life, direct insurance and re-insurance), regardless of the type of entities that issue them, as well as to certain guarantees and financial instruments with discretionary participation features. IFRS 17 is effective for reporting periods beginning on or after January 1, 2023, with comparative figures required. Early application is permitted, provided the entity also applies IFRS 9 and IFRS 15 on or before the date it first applies IFRS 17. The Group has not yet considered the potential impact of the standard on the Group’s consolidated financial statements, if any.

AIP (2018-2020 cycle): IFRS 9 Financial Instruments — Fees in the “10 per cent” test for derecognition of financial liabilities

As part of its 2018–2020 annual improvements to the IFRS standards process, the IASB issued an amendment to IFRS 9 Financial Instruments. The amendment clarifies the fees that an entity includes when assessing whether the terms of a new or modified financial liability are substantially different from the terms of the original financial liability. These fees include only those paid or received fees between the borrower and the lender, including fees paid or received by either the borrower or lender on the other’s behalf. An entity applies the amendment to financial liabilities that are modified or exchanged on or after the beginning of the annual reporting period in which the entity first applies the amendment.

The amendment is effective for annual reporting periods beginning on or after January 1, 2022 with earlier adoption permitted. The Group will apply the amendments to financial liabilities that are modified or exchanged on or after the beginning of the annual reporting period in which the entity first applies the amendment. The Group has not yet considered potential the impact of the amendments to the standard on the Group’s consolidated financial statements, if any.

Amendments to IFRS 9, IAS 39, IFRS 4 and IFRS 16 — Interest Rate Benchmark Reform — Phase 2

In August 2020, the IASB issued amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 in relation to the Interest Rate Benchmark Reform. The amendments address issues that might affect financial reporting as a result of the reform of an interest rate benchmark, including the effects of changes to contractual cash flows arising from the replacement of an interest rate benchmark with an alternative requirement. The amendments are effective for annual periods beginning on or after January 1, 2021. The Group does not anticipate that the application of these amendments will have a significant effect on the future consolidated financial statements.

Other new and amended standards and interpretations

The following new and amended standards and interpretations that are issued, but not yet effective, are not expected to have an impact on the Group’s consolidated financial statements:

•	Amendments to IAS 37 — Onerous Contracts: Cost of Fulfilling a Contract

•	Amendments to IFRS 3 — Reference to the conceptual framework

•	AIP (2018–2020 cycle): IFRS 1 First-time Adoption of International Financial Reporting Standards — Subsidiary as a First-time Adopter

•	AIP (2018–2020 cycle): IAS 41 Agriculture — Taxation in Fair Value Measurements

•	Amendments to IAS 12 Income Taxes: Deferred Tax related to Assets and Liabilities arising from a Single Transaction

•	Amendments to IFRS 1 and IFRS Practice Statement 2 — Disclosure of Accounting policies

•	Amendments to IAS 8 — Definition of Accounting Estimates

The amendments are effective for annual periods beginning on or after 1 January 2022, except for the amendments to IAS 12, IFRS 1 and the IFRS Practice Statement 2 and IAS 8, which are effective for annual periods beginning on or after 1 January 2023.

2.9 Summary of significant accounting policies

2.9.1	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker (CODM), who is responsible for assessing the performance of the operating segments and allocating resources, has been identified as the Executive Board of the Group. The Executive Board consists of the chief executive officer (CEO), the chief financial officer (CFO), the chief operating officer (COO) and the chief technology officer (CTO).

2.9.2	Revenue recognition

The Group recognizes revenue from the following activities:

•	revenue from charging sessions;

•	revenue from the sale of charging equipment to customers;

•	revenue from installation services; and

•	revenue from the operation and maintenance of charging equipment owned by customers.

Charging sessions

Charging sessions reflect the revenues related to charging sessions mostly at charging equipment owned by the Group. The Group acts as a charge point operator in public spaces, at consumer’s homes and at company locations. The Group supplies electricity to owners and drivers of electric vehicles which use a charge card issued by a managed service provider (“MSP”) or a credit card to pay for these services. Charging revenue is recognized at the moment of charging, when the control of electricity is transferred to the customer. The Group is acting as a principal in charging transactions for charging equipment that is owned by the Group as it has the primary responsibility for these services and discretion in establishing the price of electricity.

The Group is considered an agent in charging transactions for charging equipment owned by third parties as the Group does not have control over electricity, the Group has to reimburse the electricity costs to EV drivers and because the charging services to homeowners and company locations are administrative in nature.

Sale of charging equipment

The Group enters into agreements with customers for the sale of charging equipment. These contracts are generally awarded based on a proposal and business case for a certain location including traffic and other activity predictions. If the proposal is awarded by the customer, the Group enters into an engineering, procurement and construction (“EPC”) contract under which the Group purchases and installs charging equipment at the relevant location. The Group has determined that the sale and installation of the equipment constitute two distinct performance obligations since the integration of both performance obligations is limited, the installation is relatively straight forward and these installation services can be provided by other suppliers as well. These separate performance obligations are both sold on a stand-alone basis and are distinct within the context of the contract. When the contract includes multiple performance obligations, the transaction price is allocated to each performance obligation based on the stand-alone selling prices. Where such stand-alone selling prices are not directly observable, these are estimated based on expected cost plus margin.

Revenue from the sale of charging equipment is recognized at a point in time when control of the charging equipment is transferred to the customer. This is the moment when the customer has the legal title and the physical possession of the charging equipment once the delivery on premise takes place.

Installation services

Revenue from installation of charging equipment is recognized over time. The Group uses an input method in measuring progress of the installation services because there is a direct relationship between the Group’s effort and the transfer of service to the customer. The input method is based on the proportion of contract costs incurred for work performed to date in proportion to the total estimated costs for the services to be provided. Management considers that this input method is an appropriate measure of the progress towards complete satisfaction of these performance obligations under IFRS 15. In case the Group cannot reliably measure progress of the installation services, the Group only recognizes revenue to the level of costs incurred.

The Group also sells charging equipment and installation services separately. In that event the same revenue recognition principles are applied as those applied for a combined sale of charging equipment and installation services.

Operation and maintenance of charging equipment

Service revenue from operation and maintenance (“O&M”) services of charging equipment owned by customers is recognized over time. Services include the deployment of the Group’s cloud-based platform to collect, share and analyze charging data as well as the maintenance of the site. Customers are invoiced on a monthly basis and consideration is payable when invoiced. The Group recognizes revenue only when the performance obligation is satisfied, therefore any upfront billing and payments are accounted for as an advance payment.

Part of the O&M fees are variable and based on certain performance indicators related to the charging equipment, such as utilization. The Group recognizes variable consideration when the O&M fees are invoiced to the customer.

The Group and a customer may enter into an EPC contract and an O&M contract at the same time. These contracts are not negotiated as a package and there are distinct commercial objectives and terms, the amount of consideration to be paid in one contract does not depend on the price or performance of the other contract and the goods or services promised in the contracts represent multiple performance obligations. Therefore, EPC and O&M contracts are treated as separate arrangements.

No significant element of financing is deemed present as the sales are made with a credit term of 30 days, which is consistent with market practice. The Group did not recognize an obligation to repair or warrant products or services as the Group does not provide any guarantee extension services.

Contract assets

Fees associated with the EPC contracts are fixed and payable upon the achievement of milestones. If the services rendered by the Group exceed the payment, a contract asset is recognized. Contract assets are subject to an impairment assessment. Refer to the accounting policies on impairment of financial assets in section 2.9.15 Financial instruments.

Contract liabilities

A contract liability is recognized if a payment from the customer is received and it precedes the Group’s performance. Contract liabilities are recognized as revenue when the Group performs under the contract (i.e., transfers control of the related goods or services to the customer).

2.9.3	Cost of sales

Cost of sales represents the electricity cost for the charging revenues which is billed to the Group by utility companies. Cost of sales related to EPC contracts consists of the cost of charging equipment and the third-party service cost for the installation services including the establishment of the grid connection. Cost of sales related to the O&M contracts mainly consists of the third-party service cost (such as costs incurred for monitoring the state of charging poles, cleaning of charging poles, data-related costs). These expenses are recognized in the period in which the related revenue is recognized.

2.9.4	Other income/(expenses)

The Group recognizes other income/(expenses) from the following sources:

•	sale of renewable energy units (“HBE certificates” or hernieuwbare brandstofeenheden);

•	government grants; and

•	disposal of property, plant and equipment.

HBE certificates are issued by the government and therefore IAS 20 Accounting for government grants and disclosure of government assistance is applicable. HBE certificates are initially recognized at fair value as inventory (refer to the accounting policies on inventories in section 2.9.14 Inventories). Other income from the sale of HBE certificates includes both the fair value gain on initial recognition and the gain or loss on the subsequent sale.

The accounting policy for the disposal of property, plant and equipment is disclosed in section 2.9.10 Property, plant and equipment. The accounting policy for government grants is disclosed in section 2.9.5 Government grants.

2.9.5	Government grants

Government grants are recognized where there is reasonable assurance that the grant will be received and that the Group will comply with all attached conditions. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, which it is intended to compensate, are expensed. Income from government grants are recorded in the consolidated statement of profit or loss as other income.

When the grant relates to an asset, the carrying amount of the related asset is reduced with the amount of the grant. The grant is recognized in the consolidated statement of profit or loss over the useful life of the depreciable asset by way of a reduced depreciation charge.

Grants relating to assets relate to the Group’s chargers and charging infrastructure. Refer to Note 14 for details.

2.9.6	General and administrative expenses

General and administrative expenses relate to the Group’s support function and mainly comprise employee benefits, depreciation amortization and impairment charges, IT costs, housing and facility costs, travelling costs, fees incurred from third parties and other general and administrative expenses. General and administrative expenses are recognized in the consolidated statement of profit or loss when incurred.

2.9.7	Selling and distribution expenses

Selling and distribution expenses relate to the Group’s sales function and mainly comprise employee benefits, depreciation charges, marketing and communication costs, housing and facility costs, travelling costs and other selling and distribution expenses. Selling and distribution expenses are recognized in the consolidated statement of profit or loss when incurred.

2.9.8	Employee benefits

Short-term employee benefits

Short-term employee benefits include wages, salaries, social security contributions, annual leave, including paid time-off, accumulating sick leave and non-monetary benefits and are recognized as an expense as the related services are provided by the employee to the Group. Liabilities for short-term employee benefits that are expected to be settled within twelve months after the reporting period are recorded for the amounts expected to be paid when the liabilities are settled.

Pensions and other post-employment obligations

Pension plans

The Group operates various pension plans, including both defined benefit and defined contribution plans, for its employees in the Netherlands, Belgium, Germany, the United Kingdom, Norway and Sweden. To the employees in France no Group pension plan applies, but a statutory end-of-service benefit applies. The plans are generally funded through payments to insurance companies or trustee-administered funds as determined by periodic actuarial calculations.

Defined benefit plans

The liability or asset recognized in the consolidated statement of financial position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method.

The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms approximating to the terms of the related obligation. In countries where there is no deep market in such bonds, the market rates on government bonds are used.

The net interest cost is calculated by applying the discount rate to the net balance of the defined benefit obligation and the fair value of plan assets. This cost is included in employee benefit expenses in the consolidated statement of profit or loss.

Remeasurement gains and losses arising from experience adjustments and changes in actuarial assumptions are recognized in the period in which they occur, directly in other comprehensive income. They are included in retained earnings in the consolidated statement of changes in equity and in the consolidated statement of financial position.

Changes in the present value of the defined benefit obligation resulting from plan amendments or curtailments are recognized immediately in the consolidated statement of profit or loss as past service costs.

Defined contribution plans

For defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expenses when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

Other long-term employee benefits

The Group operates a jubilee plan for certain employees in the Netherlands, for which the Group records a provision. The provision is measured as the present value of expected future payments to be made in respect of services provided by employees up to the end of the reporting period, using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service.

Expected future payments are discounted using market yields at the end of the reporting period of high-quality corporate bonds with terms and currencies that match, as closely as possible, the estimated future cash outflows. Interest cost is calculated by applying the discount rate to the expected future payments. This cost is recognized in the consolidated statement of profit or loss, within finance costs.

Remeasurements as a result of experience adjustments and changes in actuarial assumptions are recognized in the consolidated statement of profit or loss.

2.9.9	Share-based payments

A share-based payment arrangement is provided to an external consulting firm via a Special Fees Agreement. Information relating to this agreement between the Company’s immediate parent entity — Madeleine — and the consulting firm is set out in Note 10. The fair value of the share-based payment arrangement granted under the Special Fees Agreement is recognized as an expense, with a corresponding increase in retained earnings. The total amount to be expensed is determined by reference to the fair value of the share-based payment arrangement, including market performance conditions. The fair value excludes the impact of any service and non-market performance vesting conditions.

IFRS 2 requires the total expense to be recognized over the vesting period, which is the period over which all of the specified service and non-market vesting conditions are to be satisfied. For the Special Fees Arrangement the expenses are recognized over the service period (from the grant date until a liquidity event, refer to section 3.1.4). The Group shall revise its estimate of the length of the vesting period, if necessary, if subsequent information indicates that the length of the vesting period differs from previous estimates. This may result in the reversal of expenses if the estimated vesting period is extended.

2.9.10	Property, plant and equipment

Property, plant and equipment are initially recorded in the consolidated statement of financial position at their cost. For property, plant and equipment acquired from third parties this is the acquisition cost, including costs that are directly attributable to the acquisition of the asset. For internally constructed assets, cost comprises direct costs of materials, labor and other direct production costs attributable to the construction of the asset. Each item of property, plant and equipment is subsequently stated at historical cost less accumulated depreciation and impairment, if any.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the consolidated statement of profit or loss during the reporting period in which they are incurred.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the asset’s use or disposal. Any gain or loss arising on the disposal or retirement of the asset (determined as the difference between the net disposal proceeds and the carrying amount of the asset) is recorded in the consolidated statement of profit or loss when the asset is derecognized, within other income/(expenses).

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Depreciation methods and periods

The Group depreciates its property, plant and equipment using the straight-line method to allocate their cost, net of their residual values, over their estimated useful lives. Leasehold improvements are depreciated over the shorter of their lease term and their estimated useful lives. The estimated useful lives used are as follows:

Asset class	Useful life
Chargers and charging infrastructure	7 — 10 years
Other fixed assets	3 — 10 years
Assets under construction	Not depreciated

Other fixed assets mainly comprise leasehold improvements and IT assets.

The residual values, useful lives and depreciation methods are reviewed at the end of each reporting period and adjusted prospectively, if appropriate.

2.9.11	Intangible assets

The Group’s intangible assets consist of software. Software primarily comprises the Group’s internally developed EV Cloud platform and software purchased from third parties.

Internally developed software:

Internally developed software comprises the Group’s internally developed EV Cloud platform. Its cost consists of the acquisition cost of software acquired from third parties and development costs that are directly attributable to the design and testing of the EV Cloud platform, which is controlled by the Group.

Development costs are capitalized as software if the following criteria are met:

•	It is technically feasible to complete the software so that it will be available for use.

•	Management intends to complete the software and use or sell it.

•	There is an ability to use or sell the software.

•	It can be demonstrated how the software will generate probable future economic benefits.

•	Adequate technical, financial and other resources to complete the development and to use or sell the software are available.

•	The expenditure attributable to the software during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software include direct costs of labor and other direct production costs attributable to the development of the software.

Capitalized development costs are recorded as intangible assets and amortized from the point at which the asset is ready for use. Research expenditure and development expenditure related to software that do not meet the criteria above are recognized as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

Software purchased from third parties

Software purchased from third parties is measured on initial recognition at cost. Cost comprises the purchase price and directly attributable costs of preparing (i.e., tailoring) the software for its intended use by the Group. Following initial recognition, software purchased from third parties is carried at cost less any accumulated amortization and accumulated impairment losses. Software purchased from third parties is amortized over its useful life or the duration of the license, as applicable.

An intangible asset is derecognized upon disposal or when no future economic benefits are expected to arise from the asset’s use or disposal. Any gain or loss arising on derecognition of the asset (determined as the difference between the net disposal proceeds and the carrying amount of the asset) is recorded in the consolidated statement of profit or loss when the asset is derecognized.

Amortization methods and periods

The Group amortizes intangible assets with a finite useful life using the straight-line method to allocate their cost over their estimated useful lives. The estimated useful lives used are as follows:

Asset class	Useful life
Software — Internally developed software	3 years
Software — Purchased from third parties	1 — 3 years

The useful lives and amortization methods are reviewed at the end of each reporting period and adjusted prospectively, if appropriate.

2.9.12	Leases

The Group leases office buildings, cars and other assets. Other assets comprise office furniture and land permits. Rental contracts are typically agreed for fixed periods of several years. The contractual lease term of cars is set at four years, where extensions are unusual. The contractual lease term of office buildings is typically set at five years, but may have extension options as described below.

Contracts may contain both lease and non-lease components. The Group has elected not to separate lease and non-lease components for all identified asset classes and instead accounts for these as a single lease component.

Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

Determining the right-of-use asset and lease liability

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•	fixed payments (including in-substance payments), less any lease incentives receivable;

•	variable lease payments that are based on an index or rate, initially measured using the index or rate as at the commencement date;

•	amounts expected to be payable by the Group under residual value guarantees;

•	the exercise price of a purchase option if it is reasonably certain that the Group will exercise that option; and

•	payments of penalties for terminating the lease, if the lease term reflects the Group exercising that option.

Lease payments to be made under reasonably certain extension options are also included in the measurement of the lease liability.

The Group is exposed to potential future increases in variable lease payments based on an index or rate, which are not included in the lease liability until they take effect. When adjustments to lease payments based on an index or rate take effect, the lease liability is reassessed and adjusted against the right-of-use asset.

Lease payments are allocated between principal and finance cost. The finance cost is charged to the consolidated statement of profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the lease liability for each period.

Right-of-use assets are measured at cost comprising the following:

•	the amount of the initial measurement of the lease liability;

•	any lease payments made at or before the commencement date less any lease incentives received;

•	any initial direct costs, and

•	restoration costs.

Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Group is reasonably certain that it will exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

The right-of-use assets are also subject to impairment and are allocated to the cash-generating unit to which these assets relate. Refer to the accounting policy for impairment of non-financial assets, which is disclosed in section 2.9.13 Impairment of non-financial assets.

Discount rate

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases in the Group, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions. To determine the incremental borrowing rate, the Group uses a build-up approach that starts with a risk-free interest rate adjusted for credit risk for leases held by the Group and makes adjustments specific to the lease (e.g., term, country, currency and security).

Leases of low-value assets and short-term leases

Low-value assets comprise small items of office furniture. Short-term leases are leases with a lease term of twelve months or less without a purchase option. The Group has short-term car leases. The Group has not applied the practical expedients to recognize leases of low-value assets and short-term leases on a straight-line basis as an expense in the consolidated statement of profit or loss.

Lease term

Extension and termination options are included in a number of office building and car leases across the Group. These are used to maximize operational flexibility in terms of managing the assets used in the Group’s operations. The majority of extension and termination options held are exercisable only by the Group and not by the respective lessor.

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not to exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if it is reasonably certain that the lease will be extended (or not terminated).

For leases of offices, the following factors are normally the most relevant:

•	If there are significant penalty payments to terminate (or not to extend), it is typically reasonably certain that the Group will extend (or not terminate).

•	If any leasehold improvements are expected to have a significant remaining value, it is typically reasonably certain that the Group will extend (or not terminate).

•	Otherwise, the Group considers other factors including historical lease durations and the costs and business disruption required to replace the leased asset.

For two office leases the extension options have been included in the lease liability, because not extending the leases would result in business disruption in the respective locations. For two other office leases the extension options have not been included in the lease liability, because the leases either have a significant remaining non-cancellable lease term or the Group is contemplating whether that office will be suitable for the Group’s operations.

The lease term is reassessed if an option is actually exercised (or not exercised) or the Group becomes obliged to exercise (or to not exercise) it. The assessment of reasonable certainty is only revised if a significant event or a significant change in circumstances occurs, which affects this assessment, and that is within the control of the lessee.

2.9.13	Impairment of non-financial assets

The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, the Group estimates the asset’s recoverable amount. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets (“cash-generating units”). An asset’s recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal and its value in use. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. Impairment losses are recognized in the consolidated statement of profit or loss in expense categories consistent with the function of the impaired asset.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples or other available fair value indicators.

The Group bases its impairment calculation on most recent budgets and forecast calculations, which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year.

An assessment is made at each reporting date to determine whether there is an indication that previously recognized impairment losses no longer exist or have decreased. If such indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of profit or loss.

2.9.14	Inventories

Finished products and goods for resale

Inventories of finished products and goods for resale are stated at the lower of cost and net realizable value. Costs are assigned to individual items of inventory on the basis of weighted average costs. Costs of purchased inventory are determined after deducting rebates and discounts.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

HBE certificates

HBE certificates are initially measured at fair value, which is the initial cost of the certificates. Upon initial recognition of the certificates, the Group records a corresponding gain in other income/(expenses). HBE certificates are subsequently stated at the lower of cost and net realizable value. Costs are assigned on an individual basis.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

2.9.15	Financial instruments

The Group recognizes a financial asset or financial liability in its consolidated statement of financial position when the Group becomes a party to the contractual provisions of the financial instrument.

Financial assets

Classification

The Group classifies its financial assets in the following measurement categories:

•	those to be measured subsequently at fair value through other comprehensive income (“FVOCI”);

•	those to be measured subsequently at fair value through profit or loss (“FVPL”); and

•	those to be measured at amortized cost.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them.

In order for a financial asset to be classified and measured at amortized cost or FVOCI, it needs to give rise to cash flows that are “solely payments of principal and interest (“SPPI”)” on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.

The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at FVOCI are held within a business model with the objective of both holding to collect contractual cash flows and selling.

The Group reclassifies debt investments when and only when its business model for managing those assets changes.

The Group does not have equity instruments that should be accounted in accordance with IFRS 9 Financial Instruments.

Initial measurement

With the exception of trade receivables that do not contain a significant financing component, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at FVPL, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in the consolidated statement of profit or loss.

Trade receivables

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. They are generally due for settlement within 30 days and are therefore all classified as current. Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components, when they are recognized at fair value.

Subsequent measurement

Financial assets at amortized cost

Financial assets at amortized cost are subsequently measured using the effective interest (“EIR”) method and are subject to impairment. Gains and losses are recognized in the consolidated statement of profit or loss when the asset is derecognized, modified or impaired.

The Group’s financial assets at amortized cost include cash and cash equivalents, trade receivables, other receivables and pledged bank balances included under current and non-current other financial assets.

Financial assets at FVOCI

For debt instruments at FVOCI, interest income, foreign exchange revaluation and impairment losses or reversals are recognized in the consolidated statement of profit or loss and computed in the same manner as for financial assets measured at amortized cost. The remaining fair value changes are recognized in the consolidated statement of comprehensive income (“OCI”). Upon derecognition, the cumulative fair value change recognized in OCI is recycled to the consolidated statement of profit or loss.

The Group does not have debt instruments at FVOCI.

Financial assets at FVPL

Financial assets at fair value through profit or loss are carried in the consolidated statement of financial position at fair value with net changes in fair value recognized in the consolidated statement of profit or loss.

This category includes derivative instruments held for trading, which are included under non-current other financial assets.

Impairment

The Group recognizes an allowance for expected credit losses (“ECLs”) for all debt instruments not held at FVPL. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

Trade receivables and contract assets

The Group applies the IFRS 9 simplified approach to measuring ECLs which uses a lifetime expected loss allowance for all trade receivables and contract assets. To measure the ECLs, trade receivables and contract assets have been grouped based on shared credit risk characteristics and the days past due. The contract assets relate to unbilled work in progress and have substantially the same risk characteristics as the trade receivables for the same types of contracts. The Group has therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets.

The Group considers a financial asset in default when contractual payments are 60 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

Derecognition of financial assets

Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

Financial liabilities

Classification

The Group classifies its financial liabilities in the following measurement categories:

•	financial liabilities at FVPL; and

•	financial liabilities at amortized cost.

The Group’s financial liabilities include trade and other payables, borrowings including bank overdrafts, and derivative financial instruments.

Initial measurement

All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

Subsequent measurement

For purposes of subsequent measurement, financial liabilities are classified in two categories:

•	financial liabilities at FVPL; and

•	financial liabilities at amortized cost.

Financial liabilities at FVPL

Financial liabilities at FVPL include derivative financial instruments.

Financial liabilities at amortized cost

This is the category most relevant to the Group and consists of borrowings and trade and other payables.

Trade and other payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of the financial year which are unpaid. The amounts are unsecured and are usually paid within 30 days of recognition. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are subsequently measured at amortized cost using the EIR method.

Borrowings

After initial recognition, borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in the consolidated statement of profit or loss when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the consolidated statement of profit or loss.

Fees paid on the establishment of borrowings and commitment fees paid on the unused part of the facility are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a prepayment for liquidity services and amortized over the period of the facility to which it relates.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated statement of profit or loss.

Derivatives

The Group uses a derivative financial instrument, an interest rate cap, to hedge its interest rate risks. Derivatives are initially recognized at fair value on the date a derivative contract is entered into, and they are subsequently remeasured to their fair value at the end of each reporting period. The Group does not apply hedge accounting. Therefore, changes in the fair value of the Group’s derivative financial instrument are recognized immediately in the consolidated statement of profit or loss and are included in finance costs.

Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

2.9.16	Fair value measurement

The Group measures financial instruments such as derivatives at fair value at the end of each reporting period.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or, in the absence of a principle market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1: Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

•	Level 2: Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

•	Level 3: Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

For assets and liabilities that are recognized in the consolidated financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

2.9.17	Cash and cash equivalents

Cash and cash equivalents include cash in hand, cash at banks, deposits held at call with financial institutions and other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Bank overdrafts are shown within borrowings in current liabilities in the consolidated statement of financial position.

2.9.18	Equity

Share capital

The Company’s share capital consists of ordinary shares, which are classified as equity. Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, from the proceeds.

Reserves

Reserves include the legal reserve for capitalized development costs and the foreign currency translation reserve.

(i)	Legal reserve for capitalized development costs

A legal reserve has been recognized within equity with regard to the capitalized development costs of the Group’s internally developed EV Cloud platform in accordance with section 365, sub 2, Book 2 of the Dutch Civil Code. The legal reserve is reduced as the capitalized development costs are amortized. Additions and releases from the legal reserve are recorded through retained earnings.

(ii)	Foreign currency translation reserve

The foreign currency translation reserve includes the cumulative exchange differences that result from the translation of the financial statements of the Group’s foreign operations.

2.9.19	Loss per share

Basic loss per share is calculated by dividing the profit attributable to owners of the Company, excluding any costs of servicing equity other than ordinary shares, by the weighted average number of ordinary shares outstanding during the financial year.

Diluted loss per share adjusts the figures used in the determination of basic loss per share to take into account the after-income tax effect of interest and other financing costs associated with dilutive potential ordinary shares and the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares.

2.9.20	Provisions and contingencies

Provisions are recognized when the Group has a present legal or constructive obligation as result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and the amount can be reliably measured. Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably. The expense relating to a provision is presented in the consolidated statement of profit or loss net of any reimbursement.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as interest expense, presented within finance costs in the consolidated statement of profit or loss.

Jubilee provisions

The accounting policy for jubilee provisions is described in the employee benefits section.

Restructuring provisions

Restructuring provisions are recognized only when the Group has a constructive obligation, which is when:

•

there is a detailed formal plan that identifies the business or part of the business concerned, the location and number of employees affected, the detailed estimate of the associated costs, and the timeline; and

•	the employees affected have been notified of the plan’s main features.

The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the business or part of the business concerned.

Contingent liabilities

Contingent liabilities arise when there is a:

•	possible obligation that might, but will probably not require an outflow of resources embodying economic benefits; or

•	present obligation that probably requires an outflow of resources embodying economic benefits, but where the obligation cannot be measured reliably; or

•	present obligation that might, but will probably not, require an outflow of resources embodying economic benefits.

Contingent liabilities are not recognized in the consolidated statement of financial position, but rather are disclosed, unless the possibility of an outflow is considered remote.

2.9.21	Income tax

The income tax expense or credit for the period is the tax payable on the current period’s taxable income, based on the applicable income tax rate for each jurisdiction, adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

Current tax

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The Group measures its tax balances either based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty.

Deferred tax

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred income tax is also not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred tax assets are recognized only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

Deferred tax liabilities and assets are not recognized for temporary differences between the carrying amount and tax bases of investments in foreign operations where the company is able to control the timing of the reversal of the temporary differences and it is probable that the differences will not reverse in the foreseeable future.

Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Deferred income tax assets and liabilities are measured at nominal value.

Current and deferred tax for the year

Current and deferred tax is recognized in the consolidated statement of profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

3.	Significant accounting estimates, assumptions and judgments

The preparation of the Group’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent assets and liabilities. The reported amounts that result from making estimates and assumptions, by definition, will seldom equal the actual results. Management also needs to exercise judgment in applying the Group’s accounting policies.

3.1	Judgments

In the process of applying the Group’s accounting policies, management has made the following judgments, which have the most significant effect on the amounts recognized in the consolidated financial statements.

3.1.1	Capitalization of development costs

The development costs in relation to the design and testing of the Group’s internally developed EV Cloud software platform are capitalized based on management judgments. These judgments relate to whether the following criteria are met:

•	It is technically feasible to complete the software so that it will be available for use.

•	Management intends to complete the software and use or sell it.

•	There is an ability to use or sell the software.

•	It can be demonstrated how the software will generate probable future economic benefits.

•	Adequate technical, financial and other resources to complete the development and to use or sell the software are available.

•	The expenditure attributable to the software during its development can be reliably measured.

In determining the development costs to be capitalized, the Group estimates the expected future economic benefits of the software (component) that is the result of the development project. Furthermore, management estimates the useful life of such software (component).

As at December 31, 2020, the carrying amount of capitalized development costs was €3,812 thousand (December 31, 2019: €4,589 thousand, January 1, 2019: €2,561 thousand). The Group estimates the useful life of the development costs to be at three years based on the expected lifetime of the software (component). However, the actual useful life may be shorter or longer than three years, depending on innovations, market developments and competitor actions.

3.1.2	Revenue recognition

Significant judgment and estimates are necessary for the allocation of the proceeds received from an arrangement to the multiple performance obligations in a contract and the appropriate timing of revenue recognition. The Group enters into EPC contracts with customers that include promises to transfer multiple products and services, such as charging equipment and installation services. For arrangements with multiple products or services, the Group evaluates whether each of the individual products or services qualify as distinct performance obligations. In its assessment of whether products or services are a distinct performance obligation, the Group determines whether the customer can benefit from the product or service on its own or with other readily available resources and whether the service is separately identifiable from other products or services in the contract. This evaluation requires the Group to assess the nature of the charging equipment, as well as the grid connection and installation services and how each is provided in the context of the contract.

The Group enters into EPC contracts for the delivery and installation of charging equipment as a bundled package. The Group has determined that there are two separate performance obligations in these contracts. These distinct promises are (1) to deliver the charging equipment and, (2) to install the charging equipment (including the connection to the grid). The main reasons for separating these performance obligations are that these promises can be fulfilled separately with other readily available resources, and that the Group does not provide significant integration, modification or customization services related to the charging equipment.

The Group also provides operation and maintenance services to its customers which include operation of the EV charging infrastructure, maintenance of the charging points, access to the Group’s EV Cloud solution, EV Cloud software updates and interface management. The Group has determined that operation and maintenance services represent one single performance obligation because all services components are highly interrelated with one another.

3.1.3	Consolidation of Mega-E

From the acquisition in May 2018 through December 2019, Mega-E Charging B.V. (“Mega-E”) has been consolidated by the Group. During that period, the Group held 100% of the shares and all the voting rights in Mega-E. In December 2019, the Group sold Mega-E to the French investor Meridiam EM SAS, which is a related party under common control of Meridiam SAS. At the time of the sale, Mega-E only had limited activities and owned an immaterial amount of net assets. The consideration for the sale was € nil and represented the net assets of the entity at the time of the transaction. At the date of the transfer, Mega-E consisted only of €100 share capital. One of the executive directors of the Group is also an executive director of Mega-E. Additionally, one of the non-executive directors of the Group is also a non-executive director of Mega-E.

After this transaction, Mega-E established subsidiaries and formed the Mega-E Group. The Mega-E Group has entered into several EPC and O&M agreements with the Group with the purpose of constructing and operating charging stations across Europe (please also refer to Note 32 for more information).

The Group has assessed and concluded that it did not control Mega-E thereafter, where it has considered the relevant activities of the Mega-E Group:

•	setting business strategy;

•	approving the budget;

•	issuing instructions to find sites for the development of charging stations; and

•	approving business cases for charging stations.

Under the EPC and O&M contracts, the Group provides services to the Mega-E Group to support these relevant activities. The Group receives instructions and searches for appropriate sites and develops the related business cases. Subsequently, the Group presents such business cases to the Mega-E Group.

All decision-making surrounding the relevant activities (i.e., of the Mega-E Group’s asset companies) are fully within the discretion of the supervising body and shareholders of Mega-E. Allego does not have a seat in the supervising body. The voting in its general meeting or similar rights are the dominant factor in controlling the entity. All major decisions surrounding the relevant activities of the Mega-E Group are approved by Meridiam.

The residual risks of the Mega-E Group, such as impairment of assets and other risks associated with ownership of the assets, are solely borne by Meridiam. In case the assets are not utilized, negative effects are for the account of the Mega-E Group. As a result, the Group does not have any exposure to residual risks.

The Group does not hold any voting rights in the Mega-E Group. Furthermore, the relationship between the Group and the Mega-E Group is that of a customer and service provider. The Group does not have rights giving it the ability to direct the activities of the Mega-E Group, nor the ability to affect their returns. As a result, the Group does not control the Mega-E Group and is therefore not consolidated in the Group’s financial statements as from the date of the transfer, which is December 5, 2019.

3.1.4	Accounting for the Special Fees Agreement

On December 16, 2020 (‘the grant date’), the Company’s immediate parent entity — Madeleine — entered into a Special Fees Agreement (the “Agreement”), pursuant which an external consulting firm provides services to Madeleine and the Group relating to a contemplated share transaction (a “Liquidity Event”). As consideration for these services, the consulting firm is entitled to fees in cash and in shares based on the value of the Company in relation to a future Liquidity Event, payable by Madeleine.

Management assessed whether the Group has received services under the Agreement that requires the Agreement to be accounted for in the Group’s consolidated financial statements. The Agreement was entered into by Madeleine and the consulting firm reports to the board of directors of Madeleine. The consulting services provided related to a Liquidity Event, but also to strategic and operational advice. The Group has benefited from these services and might also benefit from a Liquidity Event. Although the Group does not have the obligation to settle the obligation under the Agreement, management believes that the services provided under the Agreement benefit the Group. Therefore, the Agreement is in scope of IFRS 2 Share-based Payment from the perspective of the Group and accounted for in the Group’s consolidated financial statements.

The Group has also assessed that the total fair value of the grant should be recognized between the grant date and the estimated date of the Liquidity Event as the Agreement compensates the external consulting firm for future services and creates a significant incentive for the external consulting firm to continue to provide services until a Liquidity Event takes place. The Agreement therefore includes an implicit future service period over which the share-based payment expenses should be recognized.

Refer to Note 10 for further details on the accounting for the Agreement.

3.2	Estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within future periods, are described below.

The Group based its assumptions and estimates on parameters available when the consolidated financial statements were prepared and are based on historical experience and other factors that are considered to be relevant. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

3.2.1	Recognition of deferred tax assets

Deferred tax assets are carried on the basis of the tax consequences of the realization or settlement of assets, provisions, liabilities or accruals and deferred income as planned by the Group at the reporting date. A deferred tax asset is recognized to the extent that it is probable that there will be sufficient future taxable profit. In this assessment, the Group includes the availability of deferred tax liabilities, the possibility of planning of fiscal results and the level of future taxable profits in combination with the time and/or period in which the deferred tax assets are realized.

As at December 31, 2020, the Group recorded a deferred tax asset of €722 thousand (December 31, 2019: € nil) which relates to carried-forward tax losses of the Group’s operations in Germany. The Group expects that future taxable profits will be available against which these unused tax losses can be utilized. These losses can be carried forward indefinitely and have no expiry date.

At each reporting date presented, the Group also had unused tax losses available for carryforward in other jurisdictions where the Group incurred losses in the past for which no deferred tax assets have been recognized. The Group expects that future taxable profits will be available against which these unused tax losses can be utilized before the expiry date. However, the Group has determined that, for those jurisdictions, the threshold for recognizing deferred tax assets in excess of the level of deferred tax liabilities has not been met due to uncertainties such as the planned fiscal restructuring of the Group (see Note 34 for details). Therefore, for those jurisdictions, deferred tax assets have been recognized to the extent that the Group has deferred tax liabilities and no additional deferred tax assets have been recognized for unused tax losses at each reporting date presented.

Management determined the (deferred) tax position of the Group using estimates and assumptions that could result in a different outcome in the tax return filed with the tax authorities and could result in adjustments in subsequent periods.

3.2.2	Impairment of non-financial assets

At each reporting date, the Group assesses an asset or a group of assets for impairment whenever there is an indication that the carrying amounts of the asset or group of assets may not be recoverable. In such event the Group compares the assets or group of assets carrying value with its recoverable amount, which is the higher of the value in use and the fair value less costs of disposal. The Group uses a discounted cashflow (“DCF”) model to determine the value-in-use. The cash flow projections contain assumptions and estimates of future expectations. This value in use is determined using cash flow projections from financial budgets approved by senior management covering a five-year period, cash flows beyond the five-year period are extrapolated using a growth rate and the future cash flows are discounted. The value in use amount is sensitive to the discount rate used in the DCF model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes.

Impairment of chargers

During the years ended December 31, 2020 and 2019 the Group has identified several chargers that were not performing as expected. For these chargers the utilization was lower than included in the business plan for these chargers. Utilization rates are calculated by dividing the number of charging sessions by a maximum of fifty sessions per day. The identified chargers that were underutilized had a negative margin, but no technical issues (uptime above 95%). The Group considers this an indication for impairment. The Group subsequently compared the carrying value of these charges with the value-in-use.

The impairment loss recognized in the consolidated statement of profit or loss for the year ended December 31, 2020 amounted to €466 thousand (2019: €272 thousand).

3.2.3	Valuation of share-based payment awards

Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model and making assumptions about them. For the measurement of the fair value of equity-settled transactions with an external consulting firm under the Agreement at the grant date (and subsequent measurement dates to determine the fair value of consulting services received, for the portion of share-payment expenses that relates to compensation for external consulting services), the Group uses a valuation model which takes into account how the fees payable in cash and equity instrument will depend on the equity value at the time of a future Liquidity Event. The assumptions and model used for estimating the fair value for share-based payment transactions under the Agreement are disclosed in Note 10.

4.	Segmentation

The Executive Board of the Group is the chief operating decision maker (“CODM”) which monitors the operating results of the business for the purpose of making decisions about resource allocation and performance assessment. The management information provided to the CODM includes financial information related to revenue, cost of sales and gross result by revenue stream and by region. These performance measures are measured consistently with the same measures as disclosed in the consolidated financial statements. Further financial information, including Adjusted EBITDA, employee expenses and operating expenses are only provided on a consolidated basis.

The CODM assesses the financial information of the business on a consolidated level and uses Adjusted EBITDA as the key performance measure to manage the business. Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, adjusted for restructuring costs and share-based payment expenses. Adjusted EBITDA is the key performance measure for the CODM as it is believed to be a useful measure to monitor funding, growth and to decide on future business plans.

As the operating results of the business for the purpose of making decisions about resource allocation and performance assessment are monitored on a consolidated level, the Group has one operating segment which is also its only reporting segment.

Segment financial information

As the Group only has one reporting segment, all relevant financial information is disclosed in the consolidated financial statements.

Reconciliation of Adjusted EBITDA

Adjusted EBITDA is a non-IFRS measure and reconciles to loss before income tax in the consolidated statement of profit or loss as follows:

(in €‘000)	Notes	2020	2019
Adjusted EBITDA		(11,442)	(28,553)
Share-based payment expenses	10	(7,100)	—
Restructuring costs	25	(3,804)	—
Depreciation and impairment of property, plant and equipment	14	(4,775)	(4,678)
Depreciation and impairment of right-of-use assets	16	(1,805)	(1,312)
Amortization and impairment of intangible assets	15	(3,737)	(2,338)
Finance costs	11	(11,282)	(5,947)
Loss before income tax		(43,945)	(42,828)

Revenue from major customers

For the year ended December 31, 2020, revenue from three customers (2019: two customers) amounted to 10% or more of the Group’s total revenue. The amount of revenue from these customers can be broken down as follows:

(in €‘000)	2020	2019
Customer A	10,702	8,739
Customer B	6,566	5,356
Customer C	5,065	1,398
Total	22,333	15,493

Revenue from external customers

The Company is domiciled in the Netherlands. The amount of revenue from external customers, based on the locations of the customers, can be broken down by country as follows:

(in €‘000)	2020	2019
The Netherlands	16,369	11,447
Belgium	2,874	1,184
Germany	13,465	12,668
France	8,285	55
Other	3,256	468
Total	44,249	25,822

Non-current assets by country:

The amount of total non-current assets, based on the locations of the assets, can be broken down by country as follows:

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
The Netherlands	38,056	31,675	15,747
Belgium	5,885	6,223	5,406
Germany	14,134	14,016	14,604
Other	12	—	—
Total	58,087	51,914	35,757

Non-current assets for this purpose consist of total non-current assets as recorded in the consolidated statement of financial position, excluding non-current financial assets and deferred tax assets.

5.	Revenue from contracts with customers

Disaggregation and timing of revenue from contracts with customers

Set out below is the disaggregation of the Group’s revenue from contracts with customers.

(in €‘000)	2020	2019
Type of goods or service
Charging sessions	14,879	9,515
Service revenue from the sale of charging equipment	15,207	9,147
Service revenue from installation services	12,313	6,880
Service revenue from operation and maintenance of charging equipment	1,850	280
Total revenue from external customers	44,249	25,822

Timing of revenue recognition
Services transferred over time	14,162	7,160
Goods and services transferred point in time	30,087	18,662
Total revenue from external customers	44,249	25,822

Assets and liabilities related to contracts with customers

The Group has recognized the following assets and liabilities related to contracts with customers:

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Assets
Current contract assets	41	—	—
Loss allowance	—	—	—
Total contract assets	41	—	—

Liabilities
Current contract liabilities	(7,278)	5,250	3,715
Total contract liabilities	(7,278)	5,250	3,715

Refer to Note 19 for details on trade receivables and the loss allowance on trade receivables and contract assets.

Significant changes in contract assets and liabilities:

The change in contract assets and contract liabilities is the result of the fact that the Group’s EPC activities started in 2019, which resulted in the receipt of significant prepayments that resulted in significant contract liabilities as at December 31, 2019. In 2020, the Group’s EPC activities increased including the receipt of prepayments for further EPC projects which resulted in an increase of the contract liabilities balance during the year. The increase in EPC activities did not lead to a significant increase in contract assets balances as at December 31, 2020 as Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer is not conditional on anything other than the passage of time

The Group also recognized a loss allowance for contract assets in accordance with IFRS 9, see Note 29 for further information.

Revenue recognized in relation to contract liabilities:

The following table shows how much revenue the Group recognized that relates to carried-forward contract liabilities.

(in €‘000)	2020	2019
Revenue recognized that was included in the contract liability balance at the beginning of the period	5,250	3,715

Performance obligations:

The transaction price allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) as at each reporting date is, as follows:

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Within one year	34,035	4,521	—
Total	34,035	4,521	—

All remaining performance obligations are expected to be recognized within one year from the reporting date, for each of the reporting periods presented.

6.	Other income/(expenses)

(in €‘000)	2020	2019
Government grants	3,026	2,495
Income from sale of HBE certificates	2,396	1,174
Net gain/(loss) on disposal of property, plant and equipment	7	(194)
Total	5,429	3,475

Government grants

Government grants that relate to an expense item, are recognized as income on a systematic basis over the periods that the related costs, which the grants are intended to compensate, are expensed.

Income from sale of HBE certificates

The Group sells HBE certificates to companies that are required to compensate their use of non-green energy through a brokerage. These certificates are issued by the government and therefore IAS 20 Accounting for government grants and disclosure of government assistance is applicable.

For the year ended December 31, 2020, income from the sale of HBE certificates includes a fair value gain on initial recognition of €2,136 thousand (2019: €1,119 thousand) and a gain on the subsequent sale of €260 thousand (2019: €55 thousand).

7.	Selling and distribution expenses

(in €‘000)	2020	2019
Employee benefits expenses	2,907	4,938
Depreciation of right-of-use assets	153	240
Marketing and communication costs	478	548
Housing and facility costs	358	194
Travelling costs	23	148
Total	3,919	6,068

Refer to Note 9 for a breakdown of expenses by nature.

8.	General and administrative expenses

(in €‘000)	2020	2019
Employee benefits expenses	23,549	21,977
Depreciation of property, plant and equipment	4,309	4,406
Impairments of property, plant and equipment	466	272
Depreciation of right-of-use assets	1,652	1,072
Amortization of intangible assets	3,737	2,338
IT costs	2,786	2,638
Housing and facility costs	496	553
Travelling costs	81	716
Legal, accounting and consulting fees	9,134	4,451
Other costs	1,258	776
Total	47,468	39,199

Legal, accounting and consulting fees for the year ended December 31, 2020 include share-based payment expenses of €4,650 thousand as the Group has provided share-based payment awards to an external consulting firm. Refer to Note 10 for details.

Refer to Note 9 for a breakdown of expenses by nature.

9.	Breakdown of expenses by nature

9.1	Depreciation, amortization and impairments

(in €‘000)	2020	2019
Included in selling and distribution expenses:
Depreciation of right-of-use assets	153	240
Included in general and administrative expenses:
Depreciation of property, plant and equipment	4,309	4,406
Impairments of property, plant and equipment	466	272
Depreciation of right-of-use assets	1,652	1,072
Amortization of intangible assets	3,737	2,338
Total	10,317	8,328

9.2	Employee benefits expenses

(in €‘000)	2020	2019
Included in selling and distribution expenses:
Wages and salaries	1,961	3,625
Social security costs	266	515
Pension costs	239	396
Termination benefits	360	—
Other employee costs	78	263
Contingent workers	3	139
Subtotal	2,907	4,938
Included in general and administrative expenses:
Wages and salaries	12,190	12,855
Social security costs	1,666	1,826
Pension costs	1,479	1,403
Termination benefits	2,674	—
Share-based payment expenses	2,450	—
Other employee costs	410	833
Contingent workers	3,012	9,564
Capitalized hours	(332)	(4,504)
Subtotal	23,549	21,977
Total	26,456	26,915

Termination benefits

The Group incurred termination benefits in connection with the restructuring of its operations in 2020. Refer to Note 25 for details.

Average number of employees

During 2020, 189 employees were employed on a full-time basis (2019: 273). Of these employees, 52 were employed outside the Netherlands (2019: 63).

Pension plans

The Netherlands

In the Netherlands, the Group voluntarily participates in the industry-wide pension fund for civil servants “ABP”. All Dutch employees are covered by this plan, which is financed by both employees and the employer. The pension benefits are related to the employee’s average salary and the total employment period covered by the plan. The Group has no further payment obligations once the contributions have been paid.

As the ABP pension plan contains actuarial risks, i.e. a recovery contribution is charged as part of the annual contribution, it does not qualify as a defined contribution plan under IAS 19 and thus qualifies as a defined benefit plan. Under IAS 19, the ABP pension plan qualifies as a multi-employer plan. The Group’s proportionate share in the total multi-employer plan is insignificant. The Group should account for its proportionate share of this multi-employer plan, which is executed by ABP. However, ABP is unwilling to provide the information to perform such an actuarial valuation to the Group. As such, the ABP plan is treated as a defined contribution pension plan for accounting purposes. The contributions are treated as an employee benefit expense in the consolidated statement of profit or loss when they are due. The expense recognized in relation to the ABP pension plan in 2020 was €1,716 thousand (2019: €1,697 thousand). The contributions to the ABP pension plan for the year ending December 31, 2021 are expected to be in line with the contributions paid for the year ended December 31, 2020, adjusted for the reduction in the number of employees as a result of the Group’s restructuring in 2020 (see Note 25 for details).

The pension plan of the Group in the Netherlands is administered by Stichting Pensioenfonds ABP (“the fund”). The most important characteristics of this pension plan are:

•	The plan provides a retirement and survivor’s pension.

•	The pension plan is an average pay plan.

•	The retirement age depends on the AOW retirement age.

•	The board of the fund sets an annual contribution for the retirement pension, partner’s pension and orphan’s pension which is based on the actual funding ratio of the fund.

•

If the fund holds sufficient assets, the board of the fund can increase the accrued benefits of (former) employees and retirees in line with the consumer price index for all households. This indexation is therefore conditional. There is no right to indexation and it is not certain for the longer term whether and to what extent indexations will be granted. The board of the fund decides annually to what extent pension benefits and pension benefits are adjusted.

•	The board of the fund can decide to reduce the accrued benefits of (former) employees and retirees in case the funding level is below the legally required level.

The main features of the implementation agreement are:

•	Participation in the ABP pension fund is mandatory for the employees of the Group.

•

The Group is only obliged to pay the fixed contributions. The Group, under no circumstances, has an obligation to make an additional payment and does not have the right to a refund. Therefore, the Group has not recorded a pension liability.

The funding ratio of the fund as at December 31, 2020 was 93.5% (December 31, 2019: 97.8%, January 1, 2019: 97.1%). The policy funding ratio as at December 31, 2020 was 87.6% (December 31, 2019: 95.8%, January 1, 2019: 103.8%), which is below the required minimum of 104.2% as prescribed by De Nederlandsche Bank (DNB). As a result, a funding deficit exists. The policy funding ratio is lower than the required funding ratio of 126% and therefore a reserve deficit exists as well. The fund will therefore submit a recovery plan to DNB in 2021 (similarly as to what the fund did in 2020), demonstrating how the fund expects the funding ratio to recover to the level of the required funding ratio within ten years. The board has also drawn up a financial crisis plan that describes which additional measures can be taken to make timely recovery possible. If it turns out that the fund cannot recover in time, the board will have to take additional measures in accordance with the financial crisis plan. At this moment, the fund does not anticipate any positive or negative adjustments in pensions and or contributions, but this can be the case in the near future if the funding ratio does not improve towards the minimum requirements.

Belgium

The Group operates a defined contribution pension plan in Belgium. Statutory minimum interest rates apply to the contributions paid. If in any year the pension contribution is insufficient to cover the minimum yield and if the means in the premium reserve / depot are not sufficient to finance the deficit, the employer should finance the deficit by paying an additional contribution into the depot. Therefore, although the plan has many characteristics of a defined contribution plan, it qualifies as a defined benefit plan under IAS 19 due to the employer’s obligation to finance the plan’s minimum guaranteed returns. These should be quantified and recognized as a liability in the Group’s consolidated statement of financial position. However, given the limited number of participants, limited annual contributions of €27 thousand in 2020 (2019: €27 thousand) and as the plan started as of 2016, the current underfunding and the resulting pension liability under IAS 19 is expected to be limited. The Group estimates that the resulting pension liability is immaterial to the consolidated financial statements and therefore the Group has not recorded a pension liability for this plan in the consolidated statement of financial position. The contributions to the defined contribution pension plan in Belgium for the year ending December 31, 2021 are expected to be in line with the contributions paid for the year ended December 31, 2020, adjusted for the reduction in the number of employees as a result of the Group’s restructuring in 2020 (see Note 25 for details).

Other countries

The Group solely operates defined contribution plans in Germany, United Kingdom, Sweden and Norway. The Group’s legal or constructive obligation for these plans is limited to the Group’s contributions. The expense recognized in relation to these defined contribution pension plans was €124 thousand in 2020 (2019: €101 thousand). The contributions to these defined contribution pension plans for the year ending December 31, 2021 are expected to be in line with the contributions paid for the year ended December 31, 2020, adjusted for the reduction in the number of employees in Germany as a result of the Group’s restructuring in 2020 (see Note 25 for details).

Other post-employment benefits and other long-term employee benefits:

France

A retirement indemnity plan (‘Indemnités de fin de carrière’) applies to the Group’s employees in France, which qualifies as an other post-employment benefit under IAS 19. The retirement benefit depends on the number of service years within the industry and the Group. The benefit equals 1/4th of the average monthly salary for the first ten years of seniority and 1/3rd of the average monthly salary for the service years thereafter. Contributions for the retirement indemnity plan are obligations from past events with a probable outflow for which reliable estimates can be made. The Group should therefore record a provision for these obligations on its consolidated statement of financial position. However, given the limited number of employees in France, the Group believes that the resulting liability is limited. The Group estimates that the resulting liability is immaterial to the consolidated financial statements and therefore has not recorded a provision for this plan.

The Netherlands

Jubilee plan

The Group operates a jubilee plan for all active employees under the Dutch collective labor agreement (CLA) for energy networking companies (CAO NWb). The most recent actuarial valuations of the present value of the long-term employee benefits were carried out as at December 31, 2020. The valuation is carried out with a discount rate of 0.3% (December 31, 2019: 0.7%; January 1, 2019: 0.7%), an expected rate of salary increase of 2.50% and a retirement age of 67 years. The provision recorded on the Group’s consolidated statement of financial position amounts to €78 thousand as at December 31, 2020 (December 31, 2019: €363 thousand, January 1, 2019: €241 thousand).

The amounts recorded in the consolidated statement of financial position and the movements in the jubilee provision over all reporting periods presented, are as follows:

(in €‘000)	2020	2019
Jubilee provision – Opening	363	241
Current service cost	122	75
Past service cost	(380)	0
Interest cost	3	2
Remeasurements:
(Gains)/losses from change in demographic assumptions	—	—
(Gains)/losses from change in financial assumptions	4	—
Experience (gains)/losses	(34)	45
Total amount recognized in the consolidated statement of profit or loss	(285)	122
Employer contributions	70	8
Benefit payments	(70)	(8)
Jubilee provision – Closing	78	363

For the year ended December 31, 2020, past service costs of positive €380 thousand comprise of €269 thousand due to a reduction of the number of participants in the jubilee plan as a result of the Group’s restructuring in 2020 (refer to Note 25 for details) and €111 thousand due to the change in the jubilee plan as part of the new collective labor agreement (‘CAO NWb’) which became effective on January 1, 2020.

Senior leave plan

Additionally, the Group operates a senior leave plan for its employees in the Netherlands. As the amount of benefits (i.e. additional leave) provided under the plan is limited, the Group does not contract any additional hours to replace the respective employees. In addition, only a limited number of employees is entitled to seniority leave as of December 31, 2020. The Group estimates that the resulting liability is immaterial to the consolidated financial statements and therefore the Group has not recorded a pension liability for this plan in the consolidated statement of financial position.

10.	Share-based payments

On December 16, 2020, the Company’s immediate parent entity — Madeleine — entered into a Special Fees Agreement (the “Agreement”), pursuant to which an external consulting firm provides services to the Group relating to the strategic and operational advice until one or more contemplated share transactions (a “Liquidity Event” or “Liquidity Events”). The Agreement ultimately terminates on December 31, 2023. As consideration for these services, the consulting firm is entitled to fees payable by Madeleine in cash (“Part A”) and in shares (“Part B”) based on the value of the Group in relation to future Liquidity Events. The amount of the Part A fees shall be paid directly after the closing of a Liquidity Event. Part B of the fees provides the consulting firm the right, prior to closing, to subscribe for new shares to be issued by an Allego group company at the nominal value of such shares.

The number of shares that the consulting firm may subscribe for is determined based on the equity value of the Company at closing. However, the consulting firm is only entitled to shares if the equity value at closing is at least 20% higher than the initial equity value of the Company as agreed in the Agreement as at December 16, 2020. The maximum number of shares the consulting firm is entitled to acquire is equal to 10% of the share capital of the applicable Allego group company. Refer to Note 34 for details regarding the amendments to the Agreement in 2021.

Although Madeleine has the obligation to settle the Agreement, the Group accounts for the Agreement as a share-based payment since the Group obtained services from the consulting firm in exchange for equity instruments of an Allego group company or cash amounts based on the equity value of the Company (together “the share-based payment arrangement”). Since the Group does not have an obligation to settle the share-based payment arrangement with the consulting firm in cash (“Part A”) or equity instruments (“Part B”), the total Agreement is classified as an equity-settled share-based payment arrangement.

Certain directors of the Company are entitled to compensation from the external consulting firm in the form of a fixed percentage of the total benefits (including the proceeds from a future sale of shares in the Company) that the external consulting firm will generate under the Agreement, including any amendments (refer to Note 32.3 for details). The share-based payment expenses therefore reflect both compensation for external consulting services and key management remuneration.

Measurement of fair value at the grant date

In accordance with IFRS 2 Share-based Payment, the fair value of key management remuneration is measured by reference to the fair value of the equity instruments granted, measured at the grant date. The fair value determined at the grant date is not subsequently adjusted.

As the value of the services provided by the consulting firm is not directly related to the time incurred by the consultants, management considers that the fair value of the services cannot be measured reliably. Therefore, the fair value of the services received under the Agreement are measured by reference to the fair value of the share-based payment arrangement offered as consideration, as the Group obtains these services. The Group applies an approach where the average fair value over the reporting period is used to determine the fair value of the services received. For the year ended December 31, 2020, the Group has used the fair value as at the grant date (December 16, 2020) as the average fair value for the period between the grant date and December 31, 2020 does not result in a materially different fair value.

Since the Agreement includes an implicit service condition, the services received under the Agreement are recognized as expenses between December 16, 2020 (“the grant date”) and January 31, 2022 (best estimate of the date of a Liquidity Event under the most probable Liquidity Event scenario), by reference to the fair value of the share-based payment arrangement measured at the grant date (for key management remuneration) or the average fair value over the reporting period (for external consulting services).

Fair value of equity instruments granted

The fees payable under the Agreement (either in cash or in shares) will depend on the future value of the Allego Group at the time of a future Liquidity Event. Since there is no market price for the services, to measure the fair value of this instrument under IFRS 2 Share-based Payment, valuation techniques that are based on discounting expected future cash flows, also referred to as the income approach, have been taken into account.

Given that all fees payable under the Agreement will be derived from the outcomes of a specific Liquidity Event scenario, a probability-weighted equity return method has been applied in order to value the payouts under the Agreement. Under this approach, the fees payable have been estimated based upon an analysis of future values for the Allego Group, assuming various probable Liquidity Event scenarios, each with their own probability attached.

In order to measure the fair value of the instrument, the following possible future scenarios in terms of a Liquidity Event have been taken into account:

•	SPAC;

•	private placement;

•	private placement, followed-up by an IPO; and

•	no capital raise.

Under each of the above-described scenarios, the future (post-money) value of the Allego Group has been estimated.

Subsequently, each possible outcome has been weighted by its respective probability in order to estimate the expected payouts under the Agreement. A discount rate of 15.0% has been applied to determine the present value of the expected payouts.

Since the Part B fees includes a lock-up mechanism, a discount for lack of marketability (“DLOM”) has been applied under each of the possible scenarios (12.4%–23.5%) using the following main input parameters:

Input parameters (DLOM)	Value
Expected life	0.5–2.5 years
Expected volatility	74.1%–78.4%
Expected dividend yield	0.0%

The total fair value of the share-based payment arrangement on the grant date is estimated at €182,800 thousand, of which €63,800 thousand relates to Part A (payable by Madeleine) and €119,000 thousand relates to Part B (to be settled in shares).

Share-based payment expenses

During the year ended December 31, 2020, the Group recognized share-based payment expenses of €7,100 thousand for this equity-settled arrangement, with a corresponding increase in retained earnings. As the share-based payment expenses reflect both compensation for external consulting services and key management remuneration, the Group has recognized share-based payment expenses for an amount of €4,650 thousand as legal, accounting and consulting fees and share-based payment expenses for an amount of €2,450 thousand has been recognized as employee benefits expenses, both within general and administrative expenses.

11.	Finance costs

(in €‘000)	2020	2019
Interest expenses on shareholder loans	7,530	5,568
Interest expenses on senior debt	3,240	170
Finance costs on borrowings	10,770	5,738
Interest expenses on lease liabilities	294	198
Interest accretion on provisions	3	2
Fair value (gains)/losses on derivatives	208	75
Exchange differences – net	7	(66)
Finance costs	11,282	5,947

12.	Loss per share

Basic loss per share is calculated by dividing the loss for the year attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the year.

The following table reflects the loss and share data used in the basic and diluted loss per share calculations for the years ended December 31, 2020 and 2019:

	2020	2019
Loss attributable to ordinary equity holders of the Company (in €‘000)	(43,256)	(43,104)
Weighted average number of ordinary shares outstanding	100	100
Basic and diluted loss per share (in €‘000)	(433)	(431)

The Company only has ordinary shares. Refer to Note 22 for details about the Company’s share capital.

There is no difference between basic and diluted loss per share as the effect of the potential ordinary shares that would be issued by the Company under the Special Fees Agreement is anti-dilutive for all periods presented. Refer to Note 10 for details on the Special Fees Agreement.

There have been no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these consolidated financial statements.

13.	Cash generated from operations

(in €‘000)	Notes	2020	2019
Loss before income tax		(43,945)	(42,828)
Adjustments to reconcile loss before income tax to net cash flows:
Finance costs	11	11,271	6,012
Share-based payment expenses	10	7,100	—
Depreciation and impairments of property, plant and equipment	8, 14	4,775	4,678
Depreciation and impairments of right-of-use of assets	8, 16	1,805	1,312
Amortization and impairments of intangible assets	8, 15	3,737	2,338
Result on disposal of property, plant and equipment	6	(7)	194
Movements in working capital:
Decrease/(increase) in inventories	17	2,362	(977)
Decrease/(increase) in other financial assets	18	1,343	(16,855)
Decrease/(increase) in trade and other receivables, contract assets and prepayments	5, 20	(14,243)	(8,009)
Increase/(decrease) in trade and other payables and contract liabilities	5, 26	(4,266)	4,581
Increase/(decrease) in provisions	25	142	120
Cash generated from/(used in) operations		(29,926)	(49,433)

14.	Property, plant and equipment

The movements in property, plant and equipment for the years ended December 31, 2020 and 2019 have been as follows:

(in €‘000)	Chargers and charging infrastructure	Other fixed assets	Assets under construction	Total
Cost	26,797	1,599	5,769	34,165
Accumulated depreciation and impairment	(4,071)	(516)	—	(4,587)
Carrying amount at January 1, 2019	22,726	1,083	5,769	29,578
Movements in 2019:
Additions	—	181	8,633	8,814
Disposals	(1,341)	—	—	(1,341)
Depreciation	(3,979)	(427)	—	(4,406)
Depreciation of disposals	152	—	—	152
Impairments	(272)	—	—	(272)
Reclassifications	12,124	—	(12,124)	—
Carrying amount at December 31, 2019	29,410	837	2,278	32,525
Cost	37,580	1,780	2,278	41,638
Accumulated amortization and impairment	(8,170)	(943)	—	(9,113)
Carrying amount at December 31, 2019	29,410	837	2,278	32,525
Movements in 2020:
Additions	—	62	14,004	14,066
Disposals	(1,773)	—	—	(1,773)
Depreciation	(4,024)	(285)	—	(4,309)
Depreciation of disposals	421	—	—	421
Impairments	(466)	—	—	(466)
Reclassifications	7,159	—	(7,159)	—
Carrying amount at December 31, 2020	30,727	614	9,123	40,464
Cost	42,966	1,842	9,123	53,931
Accumulated depreciation and impairment	(12,239)	(1,228)	—	(13,467)
Carrying amount at December 31, 2020	30,727	614	9,123	40,464

Impairment of chargers

In the consolidated statement of profit or loss for the year ended December 31, 2020, the Group recorded an impairment loss of €466 thousand (2019: €272 thousand) for chargers that were underutilized and not performing as expected. The carrying amount of these chargers have been reduced to its recoverable amount. The impairment loss is recorded within general and administrative expenses.

Refer to Note 3.2.2 for details on estimates and assumptions made with respect to the impairment of non-financial assets.

Government grants related to chargers and charging infrastructure

The Group has received government grants for the purchase of certain items of chargers and charging infrastructure. There are no unfulfilled conditions or contingencies attached to these grants.

The grants are recognized in the consolidated statement of profit or loss over the useful life of the depreciable assets by way of a reduced depreciation charge. The movements in government grants related to chargers and charging infrastructure for the years ended December 31, 2020 and 2019 have been as follows:

(in €‘000)	2020	2019
Opening balance at the beginning of the year	10,174	8,370
Received during the year	3,181	3,347
Released to the consolidated statement of profit or loss	(2,884)	(1,543)
Closing balance at the end of the year	10,471	10,174

Purchase commitments

The Group’s purchase commitments for chargers and charging infrastructure are disclosed in Note 31. At the end of each reporting period presented, the Group did not have purchase commitments for other asset classes of property, plant and equipment.

15.	Intangible assets

The movements in intangible assets for the years ended December 31, 2020 and 2019 have been as follows:

(in €‘000)	Software	Internally developed software	Total
Cost	870	3,206	4,076
Accumulated amortization and impairment	(244)	(645)	(889)
Carrying amount at January 1, 2019	626	2,561	3,187
Movements in 2019:
Additions	142	3,969	4,111
Disposals	—	—	—
Amortization	(397)	(1,941)	(2,338)
Amortization of disposals	—	—	—
Impairments	—	—	—
Reclassifications	—	—	—
Carrying amount at December 31, 2019	371	4,589	4,960
Cost	1,012	7,175	8,187
Accumulated amortization and impairment	(641)	(2,586)	(3,227)
Carrying amount at December 31, 2019	371	4,589	4,960
Movements in 2020:
Additions	160	2,627	2,787
Disposals	—	—	—
Amortization	(333)	(3,404)	(3,737)
Amortization of disposals	—	—	—
Impairments	—	—	—
Reclassifications	—	—	—
Carrying amount at December 31, 2020	198	3,812	4,010
Cost	1,172	9,802	10,974
Accumulated amortization and impairment	(974)	(5,990)	(6,964)
Carrying amount at December 31, 2020	198	3,812	4,010

Internally developed software

Internally developed software comprises the Group’s internally developed EV Cloud platform. As at December 31, 2020, the remaining amortization period was one to three years (December 31, 2019: two to three years).

16.	Leases

Amounts recognized in the consolidated statement of financial position

The consolidated statement of financial position shows the following amounts relating to leases:

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Right-of-use assets
Office buildings	10,985	11,666	2,075
Cars	1,761	2,619	917
Other	868	144	—
Total	13,614	14,429	2,992

Additions to the right-of-use assets for office buildings during 2020 were € nil (2019: €9,960 thousand). Additions to the right-of-use assets for cars during 2020 were €672 thousand (2019: €2,621 thousand). Additions to the right-of-use assets for other during 2020 were €899 thousand (2019: €201 thousand).

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Lease liabilities
Current
Office buildings	963	523	387
Cars	676	934	821
Other	187	57	1
Total	1,826	1,514	1,209
Non-current
Office buildings	10,315	11,278	1,688
Cars	1,105	1,698	95
Other	657	89	—
Total	12,077	13,065	1,783

Lease liabilities are effectively secured as the rights to the leased assets recorded in the consolidated financial statements revert to the lessor in the event of default.

Amounts recognized in the consolidated statement of profit or loss

The consolidated statement of profit or loss shows the following amounts relating to leases:

(in €‘000)	2020	2019
Depreciation expenses right-of-use assets
Office buildings	682	368
Cars	948	887
Other	175	57
Total	1,805	1,312
Interest expenses on lease liabilities (included in finance costs)
Office buildings	241	157
Cars	39	37
Other	14	4
Total	294	198

Total cash outflows for leases

The total cash outflows for leases were as follows:

(in €‘000)	2020	2019
Office buildings	764	392
Cars	974	909
Other	215	59
Total	1,953	1,360

Decommissioning of charging sites

The Group has land permits in Germany and in the Netherlands. For some land permits, the Group is required to decommission charging equipment upon termination of the concession. In Germany, in most instances the charging equipment will become the property of the municipality and therefore there are no dismantling costs for the Group. In the Netherlands, in most instances the requester for termination will be required to pay for the dismantling costs which is not expected to be the Group. In other instances, it is expected that the sites will be continued at the end of the concession period. Therefore, any dismantling costs to be capitalized as part of right-of-use assets are considered to be immaterial as this only constitutes expenses to be incurred for recovering the charging equipment.

17.	Inventories

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Finished products and goods for resale	2,789	6,168	5,988
HBE certificates	2,136	1,119	322
Total	4,925	7,287	6,310

Amounts recognized in the consolidated statement of profit or loss

Inventories recognized as an expense in 2020 amounted to €9,368 thousand (2019: €3,177 thousand). These were included in cost of sales. Any subsequent net realizable value is determined by an individual assessment of the inventories.

Write-downs of inventories to net realizable value in 2020 amounted to €870 thousand (2019: €1,311 thousand). These were recognized as an expense and included in cost of sales.

18.	Other financial assets

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Pledged bank balances	16,324	17,667	106
Derivatives	102	310	—
Government grants receivables	—	—	706
Total	16,426	17,977	812
Non-current	16,426	14,355	812
Current	—	3,622	—
Total	16,426	17,977	812

Pledged bank balances

The Group has pledged bank balances that have an original maturity of three months or more. Therefore, the Group has presented its pledged bank balances as other financial assets in the consolidated statement of financial position. As at December 31, 2020, pledged bank balances for an amount of €16,324 thousand (December 31, 2019: €14,044 thousand; January 1, 2019: €106 thousand) have an original maturity of twelve months or more and are presented as non-current. Pledged bank balances for an amount of € nil (December 31, 2019: €3,623 thousand; January 1, 2019: € nil) have an original maturity between three and twelve months and are presented as current.

As at December 31, 2020, the non-current portion relates to bank balances pledged to secure the payment of interest and commitment fees to the Group’s external lender for an amount of €14,694 thousand (December 31, 2019: €13,614 thousand; January 1, 2019: € nil) and bank balances pledged to secure payments to suppliers of the Group for an amount of €430 thousand (December 31, 2019: €430 thousand; January 1, 2019: €106 thousand).

During the year ended December 31, 2020, the Group received subsidies in advance from the Innovation and Networks Executive Agency (“INEA”), an agency established by the European Commission. The Group pledged bank balances as a security, in the event the Group is required to repay the subsidy. As at December 31, 2020, the Group pledged bank balances in relation to these subsidies for an amount of €1,200 thousand (December 31, 2019: € nil; January 1, 2019: € nil).

As at December 31, 2019, the current portion related to bank balances pledged in relation to prepayments received from customers to secure the delivery of goods and services by the Group.

Derivatives

The Group’s only derivative is the interest rate cap for which the Group entered into an agreement in September 2019 with its external lender to hedge its interest rate risk exposure. The Group prepaid a premium for the interest rate cap for an amount of €385 thousand. The derivative is only used for economic hedging purposes and not as a speculative investment. The Group does not apply hedge accounting. Therefore, the Group accounts for the derivative at fair value through profit or loss.

The fair value change of the derivative is recognized as part of finance costs in the consolidated statement of profit or loss, which are disclosed in Note 11. Refer to Note 28 for information about the methods and assumptions used in determining the fair value of derivatives.

Government grants receivables

Government grants receivables comprise of investment grants related to the Group’s investments in chargers and charging infrastructure and other government grants that have not been received at the end of the reporting period. The current portion of such receivables are included in trade and other receivables. Refer to Note 19 for details.

19.	Trade and other receivables

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Trade receivables – gross	23,193	8,427	7,519
Loss allowance	(2)	(1)	(1)
Trade receivables – net	23,191	8,426	7,518
VAT receivables	709	1,804	1,770
Other receivables	95	21	639
Receivables from related parties	8	34	—
Government grants receivables	1,073	2,661	197
Total	25,076	12,946	10,124

The aging of the Group’s trade receivables and contract assets at the reporting date for all periods presented is disclosed in Note 29.

The movements in the loss allowance for the years ended December 31, 2020 and 2019 have been as follows:

	Trade receivables		Contract assets
(in €‘000)	2020	2019	2020	2019
Opening balance loss allowance at the beginning of the year	1	1	—	—
Additions to bad debt allowance	1	—	—	—
Receivables written off during the year as uncollectible	—	—	—	—
Unused amount reversed during the year	—	—	—	—
Closing balance loss allowance at the end of the year	2	1	—	—

Impairment losses on trade receivables and contract assets are recorded in other costs, within general and administrative expenses in the consolidated statement of profit or loss. Subsequent recoveries of amounts previously written off are credited against the same line item.

Details about the Group’s exposure to credit risk is included in Note 29.

20.	Prepayments

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Current prepayments	8,114	6,042	855
Total	8,114	6,042	855

Current prepayments primarily relate to prepaid chargers, charging equipment that have not yet been delivered to the Group and prepaid software licenses with a duration of less than twelve months.

21.	Cash and cash equivalents

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Cash at bank	8,274	21,277	1,211
Total	8,274	21,277	1,211

The above figures reconcile to the amount of cash and cash equivalents shown in the consolidated statement of cash flows at the end of each reporting period.

The total cash and cash equivalents balance is at the free disposal of the Group for all periods presented.

22.	Share capital and share premium

Share capital

As at December 31, 2020, the authorized and issued share capital of the Company amounts to €100, (December 31, 2019: €100; January 1, 2019: €100), divided into 100 ordinary shares of €1. They entitle the holder to participate in dividends, and to share in the proceeds of winding up the Company in proportion to the number of and amounts paid on the shares held.

Share premium

On December 6, 2018, Madeleine contributed in kind the shares of Allego B.V. to the Company. The contribution in kind has been recorded as share premium. On May 13, 2019, Madeleine made a share premium contribution in cash of €6,088 thousand.

23.	Reserves

(in €‘000)	Legal reserve for capitalized development costs	Foreign currency translation reserve	Total
As at January 1, 2019	2,561	—	2,561
Exchange differences on translation of foreign operations	—	3	3
Reclassification	2,028	—	2,028
As at December 31, 2019	4,589	3	4,592
As at January 1, 2020	4,589	3	4,592
Exchange differences on translation of foreign operations	—	8	8
Reclassification	(777)	—	(777)
As at December 31, 2020	3,812	11	3,823

Legal reserve for capitalized development costs

The Company’s legal reserve relates to the capitalized development costs of the Group’s internally developed EV Cloud software platform. The Company recorded the net change in the legal reserve of negative €777 thousand in 2020 (2019: €2,028 thousand) through retained earnings.

The legal reserve for capitalized development costs and the foreign currency translation reserve are not freely distributable.

24.	Borrowings

This note provides a breakdown of borrowings in place as at December 31, 2020 and 2019 and January 1, 2019.

(in €‘000)	Interest rate	Maturity	December 31, 2020	December 31, 2019	January 1, 2019
Senior debt	Euribor* + 5%**	May 27, 2026	67,579	29,965	—
Shareholder loans	8%—9%	November 30, 2035, May 31, 2035**	92,031	84,502	30,260
Total			159,610	114,467	30,260

*	The Euribor rate (6M) is floored at 0%. This floor is closely related to the contract of the loan and is therefore not presented separately in the consolidated statement of financial position.
**	The margin of 5% will increase by 0.25% per year, for the first time in May 2022.
***

Of the total shareholder loans, one shareholder loan has a maturity date of November 30, 2035. The carrying amount at December 31, 2020 was €7,853 thousand (December 31, 2019: €7,197 thousand; January 1, 2019: € nil).

Senior debt

In May 2019, the Group entered into a senior debt bank facility agreement to finance its operations. The principal terms and conditions of the senior debt bank facility are as follows:

•	a facility of €120 million;

•	drawdown stop when conditions precedent (covenant ratios) are not met;

•	repayment in full at maturity date;

•	commitment fee per year equal to 35% of the applicable margin. For the years ended December 31, 2020 and 2019, the commitment fee was 1.75% per year (equal to 35% of the margin of 5%).

Assets pledged as security

The senior debt bank facility is secured by pledges on the bank accounts as presented as part of Note 13, pledges on trade and other receivables presented in Note 19 and pledges on the shares in the capital of Allego B.V. and Allego Innovations B.V. held by the Company. These pledges may be enforced on the occurrence of an event of default which is continuing. The carrying amount of assets pledged as security for the senior debt are as follows:

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Current assets
Floating charge
Cash and cash equivalents	6,363	—	—
Trade receivables	22,287	7,500	—
Other receivables	827	2,838	—
Total current assets pledged as security	29,477	10,338	—

Transaction costs

The Group incurred €7,356 thousand of transaction costs that are directly attributable to the issue of the senior debt bank facility. These costs are included in the initial measurement of the loan and are amortized over the term of the loan using the effective interest method. The interest expenses are recognized as part of finance costs in the consolidated statement of profit or loss. Refer to Note 11 for details.

The Group expects that it will draw on the funds available under the senior debt facility. Therefore, commitment fees paid on the unused portion of the senior debt bank facility are deferred and treated as an adjustment to the loan’s effective interest rate and recognized as interest expenses over the term of the loan.

Loan covenants

The senior debt bank facility contains loan covenants. Refer to Note 29 for details.

Shareholder loans

In 2019, the Group entered into six shareholder loans with Madeleine (the Company’s immediate parent) to finance its operations. All shareholder loans have similar terms and conditions. The principal terms and conditions are as follows:

•	repayment in full at maturity date;

•	interest can be paid or accrued at the discretion of the Group. Any accrued interest is due at the maturity date of the loan.

Interest expenses on the Group’s shareholder loans are recognized as part of finance costs in the consolidated statement of profit or loss. Refer to Note 11 for details.

Maturity profile of borrowings

The maturity profile of the borrowings is included in Note 29.

Changes in liabilities arising from financing activities

The movements in liabilities from financing activities in 2020 and 2019 have been as follows:

(in €‘000)	Senior debt	Shareholder loans	Lease liabilities	Total
As at January 1, 2019	—	30,260	2,992	33,252
Proceeds from borrowings	37,345	48,675	—	86,020
Repayments of borrowings	—	—	—	—
Payment of principal portion of lease liabilities	—	—	(1,162)	(1,162)
New leases	—	—	12,782	12,782
Termination of leases	—	—	(33)	(32)
Other changes	(7,380)	5,567	—	(1,814)
As at December 31, 2019	29,965	84,502	14,579	129,046

As at January 1, 2020	29,965	84,502	14,579	129,046
Proceeds from borrowings	38,339	—	—	38,339
Repayments of borrowings	—	—	—	—
Payment of principal portion of lease liabilities	—	—	(1,658)	(1,658)
New leases	—	—	1,571	1,571
Termination of leases	—	—	(589)	(589)
Other changes	(725)	7,529	—	6,804
As at December 31, 2020	67,579	92,031	13,903	173,513

Other changes for the year ended December 31, 2020 of €6,804 thousand (2019: negative €1,812 thousand) include the effect of accrued but not yet paid interest on the Group’s borrowings of €7,775 thousand (2019: €5,255 thousand), offset by interest payments on the Group’s borrowings of €971 thousand (2019: €7,069 thousand). The Group presents interest paid as cash flows from operating activities.

25.	Provisions

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Jubilee provision
Current	—	70	8
Non-current	78	293	233
Total	78	363	241

Restructuring provision
Current	364	—	—
Non-current	59	—	—
Total	423	—	—

Other provisions
Current	—	—	—
Non-current	70	70	70
Total	70	70	70

Total provisions
Current	364	70	8
Non-current	207	363	303
Total	571	433	311

Jubilee provision

Refer to Note 9.2 for details about the Group’s jubilee plan in the Netherlands and the movements in the provision over all reporting periods presented.

Restructuring provision

In February 2020, the Group announced a restructuring plan in order to streamline its operations so as to align its expense profile with the size of the business. The Group expects that the restructuring will place the Group in a better position to execute on its strategy in the near future. Implementation of the restructuring plan commenced in June 2020. The Group’s restructuring plan affected its operations in the Netherlands, Germany and Belgium. As a result of the restructuring, the Group’s headcount has been reduced by 167 internal and external staff members.

The total restructuring costs amounted to €3,804 thousand. The Group recognized termination benefits of €2,674 thousand for its general and administrative function and €360 thousand for its selling and distribution function. The Group incurred €115 thousand of other employee expenses for its general and administrative function and €15 thousand for its selling and distribution function. These expenses primarily relate to termination penalties of leased vehicles. The Group incurred €640 thousand of legal fees in connection with the implementation of its restructuring plan. These expenses have been presented as part of legal, accounting and consulting fees, within general and administrative expenses. The remaining provision of €423 thousand is expected to be fully utilized by 2022.

The carrying amount of the restructuring provision recorded in the consolidated statement of financial position and the movements in the restructuring provision for the year ended December 31, 2020 are as follows:

(in €‘000)	Restructuring provision
Current portion	—
Non-current portion	—
Carrying amount at January 1, 2020	—

Movements in 2020:
Additions	3,804
Releases	—
Used during the year	(3,381)
Interest accretion	—
Carrying amount at December 31, 2020	423

Current portion	364
Non-current portion	59
Carrying amount at December 31, 2020	423

Maturities of provisions

Maturities of total provisions as at December 31, 2020 are as follows:

(in €‘000)	Jubilee provision	Restructuring provision	Other provisions	Total
Amounts due within one year	—	364	—	364
Amounts due between one and five years	4	59	—	63
Amounts due after five years	74	—	70	144
Total	78	423	70	571

26.	Trade and other payables

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Trade payables	7,418	9,511	5,708
Accrued expenses	3,458	7,431	9,908
Employee related liabilities	1,253	1,374	1,066
Payroll taxes, social security and VAT payables	1,112	1,543	1,693
Payables to related parties	31	175	—
Other payables	467	—	—
Total	13,739	20,034	18,375

27.	Taxation

27.1	Income taxes

Income tax expense recognized in the consolidated statement of profit or loss

The major components of income tax expense recognized in the consolidated statement of profit or loss for the years ended December 31, 2020 and 2019 are as follows:

(in €‘000)	2020	2019
Current income tax expense
Current income tax expense for the year	(33)	(276)
Adjustments in respect of current income tax of previous years	—	—
Total current tax expense	(33)	(276)

Deferred tax expense
Origination and reversal of temporary differences and tax losses	—	—
(De)recognition of deferred tax assets	722	—
Tax rate changes	—	—
Total deferred tax expense	722	—

Income tax expense	689	(276)

Reconciliation of effective tax rate

The following table provides a reconciliation of the statutory income tax rate with the average effective income tax rate in the consolidated statement of profit or loss for the years ended December 31, 2020 and 2019:

	2020		2019
	(in €‘000)%		(in €‘000)%
Effective tax reconciliation
Loss before income tax	(43,945)		(42,828)

Income tax expense at statutory tax rate	10,986	(25.0)	10,707	(25.0)
Adjustments to arrive at the effective tax rate:
Impact of different tax rates of local jurisdictions	(39)	0.1	(85)	0.2
Non-taxable income	—	—	—	—
Non-deductible expenses	(1,784)	4.1	8	—
Temporary differences for which no deferred tax is recognized	(9,196)	20.8	(10,906)	25.4
(De)recognition of deferred tax assets	722	(1.6)	—	—
Tax rate changes	—	—	—	—
Adjustments previous year	—	—	—	—
Effective tax (rate)	689	(1.6)	(276)	0.6

27.2	Deferred taxes

Deferred tax assets and liabilities

(in €‘000)	2020	2019
Deferred tax assets	—	—
Deferred tax liabilities	—	—
Balance at January 1	—	—

Movements in deferred tax:
Recognition of losses	859	—
Movements of temporary differences	(386)	(176)
Recognition of tax credits	249	176
Balance at December 31	722	—

Deferred tax assets	722	—
Deferred tax liabilities	—	—
Balance at December 31	722	—

Movements of temporary differences

The following table provides an overview of the movements of temporary differences during the years ended December 31, 2020 and 2019 and where those movements have been recorded: the consolidated statement of profit or loss (“profit or loss”) or directly in equity.

		Recognized in
(in €‘000)	Net balance January 1	Profit or loss	Equity	Net balance December 31	DTA	DTL
Movements in 2019
Property, plant and equipment	(426)	1,035	—	609	789	(180)
Intangible assets	(180)	159	—	(21)	—	(21)
Right-of-use assets	(37)	(3,646)	—	(3,683)	—	(3,683)
Trade and other receivables	—	6	—	6	816	(810)
Inventories	—	(70)	—	(70)	—	(70)
Non-current lease liabilities	478	2,368	—	2,846	2,846	—
Current lease liabilities	165	(75)	—	90	90	—
Provisions	—	(40)	—	(40)	15	(55)
Trade and other payables	—	86	—	86	105	(19)
Net operating losses	—	—	—	—	—	—
Interest carry forward	—	177	—	177	177	—
Total	—	—	—	—	4,838	(4,838)

Movements in 2020
Property, plant and equipment	609	271	—	880	1,060	(180)
Intangible assets	(21)	(52)	—	(73)	—	(73)
Right-of-use assets	(3,683)	224	—	(3,459)	27	(3,486)
Trade and other receivables	6	(6)	—	—	—	—
Inventories	(70)	70	—	—	—	—
Non-current lease liabilities	2,846	(1,127)	—	1,719	1,719	—
Current lease liabilities	90	392	—	482	482	—
Provisions	(40)	(23)	—	(63)	—	(63)
Trade and other payables	86	(135)	—	(49)	—	(49)
Net operating losses	—	859	—	859	859	—
Interest carry forward	177	249	—	426	426	—
Total	—	722	—	722	4,573	(3,851)

Unrecognized deferred tax assets

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Tax losses	116,405	88,048	46,140
Deductible temporary differences	—	—	—
Tax credits	—	—	—
Interest carry forward	12,534	3,374	—
Total	128,939	91,422	46,140

Potential tax benefit	34,772	25,581	13,307

Interest carry forwards do not expire.

Estimates and assumptions

Refer to Note 3.2.1 for details on estimates and assumptions made with respect to the recognition of deferred tax assets.

Expiration year of loss carryforwards

As at December 31, 2020, the Group had unused tax losses available for carryforward for an amount of €44,246 thousand that expire in 2025 (December 31, 2019: €44,246 thousand; January 1, 2019: € nil), for an amount of €30,208 thousand that expire in 2026 (December 31, 2019: € nil; January 1, 2019: € nil) and for an amount of €19,269 thousand that expire in 2027 (December 31, 2019: €19,269 thousand; January 1, 2019: €19,269 thousand). The remaining unused tax losses available for carryforward for amount of €22,682 thousand (December 31, 2019: €24,533 thousand; January 1, 2019: €26,871 thousand) do not have an expiry date.

28.	Financial instruments

This note provides information about the Group’s financial instruments, including:

•	an overview of all financial instruments held by the Group;

•	the classification of the financial instruments;

•	the line item on the consolidated statement of financial position in which the financial instrument is included;

•	the financial instrument’s level in the fair value hierarchy;

•	the financial instrument’s book and fair value.

The Group holds the following financial instruments:

Financial assets

(in €‘000)	Notes	At amortized cost	Fair value through PL	Total book value	Total fair value
As at January 1, 2019
Non-current other financial assets	18	812	—	812	812
Trade and other receivables	19	8,354	—	8,354	8,354
Cash and cash equivalents	21	1,211	—	1,211	1,211
Total		10,377	—	10,377	10,377
As at December 31, 2019
Non-current other financial assets	18	14,044	310	14,355	14,355
Current other financial assets	18	3,622	—	3,622	3,622
Trade and other receivables	19	11,142	—	11,142	11,142
Cash and cash equivalents	21	21,277	—	21,277	21,277
Total		50,085	310	50,396	50,396
As at December 31, 2020
Non-current other financial assets	18	16,324	102	16,426	16,426
Trade and other receivables	19	24,366	—	24,366	24,366
Cash and cash equivalents	21	8,274	—	8,274	8,274
Total		48,964	102	49,066	49,066

Due to the short-term nature of cash and cash equivalents, trade and other receivables and current other financial assets, their carrying amount is considered to be the same as their fair value.

Financial liabilities

(in €‘000)	Notes	At amortized cost	Total book value	Total fair value
As at January 1, 2019
Borrowings	24	30,260	30,260	25,525
Non-current lease liabilities	16	1,783	1,783	N/A
Current lease liabilities	16	1,209	1,209	N/A
Trade and other payables	26	16,682	16,682	16,682
Total		49,934	49,934	42,207

As at December 31, 2019
Borrowings	24	114,467	114,467	154,557
Non-current lease liabilities	16	13,065	13,065	N/A
Current lease liabilities	16	1,514	1,514	N/A
Trade and other payables	26	18,491	18,491	18,491
Total		147,537	147,537	173,048

As at December 31, 2020
Borrowings	24	159,610	159,610	246,424
Non-current lease liabilities	16	12,077	12,077	N/A
Current lease liabilities	16	1,826	1,826	N/A
Trade and other payables	26	12,627	12,627	12,627
Total		186,140	186,140	259,051

Due to the short-term nature of the trade and other payables, their carrying amount is considered to be the same as their fair value.

Fair value measurement

Assets and liabilities measured at fair value

At the end of each period presented, the Group has recorded a derivative financial instrument (interest rate cap) at fair value in the consolidated statement of financial position, which is presented within the non-current other financial assets. The Group did not have any other assets and liabilities that were measured at fair value.

The interest rate cap qualifies for the level 2 category in the fair value hierarchy due to the fact that it is not traded in an active market and the fair value is determined using valuation techniques which maximize the use of observable market data. Since all significant inputs required to fair value an instrument are observable, the instrument is included in level 2. The Group does not have any assets and liabilities that qualify for the level 1 and level 3 categories. There were no transfers between level 1, 2 and 3 during any of the periods presented.

The fair value of the Group’s assets measured at fair value are disclosed in the table in this note.

Fair value of assets and liabilities not measured at fair value

The Group has determined the fair value of assets and liabilities not measured at fair value, but for which the fair value is required to be disclosed.

Borrowings:

For the senior debt, the fair value does not materially differ from its carrying amount because the interest payable on the loan is based on market interest rates. For the shareholder loans, the fair value differs from its carrying amount because the interest payable on the loans is fixed. The borrowings qualify for the level 3 category in the fair value category due to the use of unobservable inputs, including own credit risk.

The fair value of the Group’s liabilities not measured at fair value are disclosed in the table in this note.

Specific valuation techniques to determine fair values

Specific valuation techniques used to value financial instruments include:

•	interest rate cap derivative: option pricing model;

•	borrowings: discounted cash flow analysis using a market interest rate.

29. Financial risk management

This note explains the Group’s exposure to financial risks and how these risks could affect the Group’s future financial performance.

Risk	Exposure arising from	Measurement	Management

Market risk – interest rate risk	Long-term borrowings at variable rates	Sensitivity analysis	Economic hedge with an interest rate cap

Credit risk	Cash and cash equivalents, trade receivables, derivative financial instruments and contract assets.	Aging analysis	Doing business with creditworthy companies and a strict policy of cash collection.

Liquidity risk	Borrowings and other liabilities	Cash flow forecasts	Availability of borrowing facilities.

The Group’s management oversees the management of these risks. The Group’s management is supported by the Finance department that advises on financial risks and the appropriate financial risk governance framework for the Group. The Group’s risk management is predominantly controlled by the Finance department under policies approved by the Executive Board. The Executive Board provides principles for overall risk management, as well as policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments. Since the largest part of the Group’s assets, liabilities, and transactions are denominated in euro, the market risk of foreign exchange is considered not to be significant. There are no changes compared to the previous period.

Market risk: Cash flow and fair value interest rate risk

The Group’s main interest rate risk arises from a long-term borrowing with a variable rate, which exposes the Group to cash flow interest rate risk. The cash flow risk is mitigated through the usage of an interest rate cap. During the years ended December 31, 2020 and 2019, the Group’s borrowings at a variable rate were denominated in euro.

The Group’s borrowings are carried at amortized cost.

As at December 31, 2020, approximately 58% of the Group’s borrowings are at a fixed rate of interest (December 31, 2019: 74%, January 1, 2019: 100%). An analysis by maturities is provided below.

Instruments used by the Group

The Group has an interest rate cap in place with a notional of €67,887 thousand (December 31, 2019: €37,875 thousand) which matures in May 2026. As at December 31, 2020, the interest rate cap covers approximately 90% (December 31, 2019: 100%) of the variable loan principal outstanding. The strike price changes over time and ranges between 0.72% and 1.76%. The interest rate cap mitigates at least 69% of the variable debt outstanding, as the notional of the derivative instrument and the senior debt facility changes over time. The remaining cash flow risk is accepted.

The interest rate cap requires settlement of any interest receivable, if applicable, semiannually. The settlement dates coincide with the dates on which interest is payable on the senior debt.

Sensitivity

The consolidated statement of profit or loss is sensitive to higher/lower interest expenses from borrowings as a result of changes in interest rates. Equity is not impacted as no hedge accounting is applied, and no investments are accounted for at fair value through other comprehensive income.

	Impact on post-tax loss
(in €‘000)	2020	2019
Interest rates – increase by 10 basis points*	58	23
Interest rates – decrease by 10 basis points*	(41)	(16)

*	Keeping all other variables constant.

Global regulators and central banks have been driving international efforts to reform key benchmark interest rates. The market is therefore in transition to alternative risk-free reference rates. Although limited impact is expected on the Euribor, the Company is in the process of evaluating the implications of such a phase out. The Company has no interest rate hedging relationships which are affected by the reform and does not expect any significant impact on existing contracts due to a change in the interest rates. The Company will continue to monitor market developments.

Credit risk

The Group is exposed to credit risk from its operating activities (primarily trade receivables and contract assets) and from its financing activities, including deposits with banks.

Risk management

Credit risk is managed on a Group basis. The Group is doing business with creditworthy companies and has a strict policy of cash collection.

Customer credit risk is managed by the Finance department subject to the Group’s established policy, procedures and control relating to customer credit risk management. The credit quality of customers is assessed, taking into account its financial position, past experience and other factors. Outstanding customer receivables and contract assets are regularly monitored, and any major orders are generally covered by prepayments or other forms of credit insurance obtained from reputable banks and other financial institutions.

At December 31, 2020, the Group had 11 customers (December 31, 2019: 10; January 1, 2019: 5) that owed the Group more than €200 thousand each and accounted for approximately 91% (December 31, 2019: 75%; January 1, 2019: 83) of the total amount of trade receivables and contract assets. There was 1 customer (December 31, 2019: 1; January 1, 2019: 2) with a balance greater than €2 million accounting for just over 74% (December 31, 2019: 36%; January 1, 2019: 63%) of the total amount of trade receivables and contract assets.

Impairment of financial assets

The Group has four types of financial assets that are subject to the expected credit loss (“ECL”) model:

•	trade receivables;

•	contract assets;

•	pledged bank balances;

•	cash and cash equivalents.

While cash and cash equivalents and pledged bank balances (refer to Note 21 and Note 18, respectively) are also subject to the impairment requirements of IFRS 9, no impairments were required to be recognized on these financial assets due to their definition of being subject to an insignificant risk of changes in value.

The maximum exposure to credit risk at the end of the reporting period is the carrying amount of each class of financial assets disclosed in Note 28.

The Group applies the IFRS 9 simplified approach to measuring ECLs which uses a lifetime expected loss allowance for all trade receivables and contract assets.

To measure the ECLs, trade receivables and contract assets have been grouped based on shared credit risk characteristics and the days past due. The contract assets relate to unbilled work in progress and have substantially the same risk characteristics as the trade receivables for the same types of contracts. The Group has therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets.

The expected loss rates are based on the payment profiles of sales over a period of 36 months before December 31, 2020 and the corresponding historical credit losses experienced within this period. The Group has considered but not identified any forward-looking factors which require an adjustment of the historical loss rates based on expected changes in these factors.

On that basis, the loss allowance as at December 31, 2020, December 31, 2019 and January 1, 2019 was determined as follows for both trade receivables and contract assets:

(in €‘000)	Current	1 – 30 days past due	31 – 60 days past due	61 – 90 days past due	91+ days past due	Total
As at January 1, 2019
Expected loss rate (in %)	0.01%	0.02%	0.05%	0.05%	0.03%
Gross carrying amount – trade receivables	5,488	732	165	119	1,014	7,519
Gross carrying amount – contract assets	—	—	—	—	—	—
Loss allowance	—	—	—	—	—	1
As at December 31, 2019
Expected loss rate (in %)	0.01%	0.03%	0.06%	0.11%	0.05%
Gross carrying amount – trade receivables	7,140	847	438	(89)	91	8,427
Gross carrying amount – contract assets	—	—	—	—	—	—
Loss allowance	—	—	—	—	—	1
As at December 31, 2020
Expected loss rate (in %)	0.00%	0.01%	0.02%	0.02%	0.01%
Gross carrying amount – trade receivables	12,526	6,531	2,174	406	1,556	23,193
Gross carrying amount – contract assets	41	—	—	—	—	41
Loss allowance	1	—	—	—	—	2

Trade receivables and contract assets are written off where there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, amongst others, the failure of a debtor to engage in a repayment plan with the Group, and a failure to make contractual payments for a period of over 60 days past due.

For the loss allowances for trade receivables and contract assets for each period presented, refer to Note 19.

Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash and the availability of funding through an adequate amount of committed credit facilities to meet obligations when due and to close out market positions. Due to the dynamic nature of the underlying businesses, the Group maintains flexibility in funding by maintaining availability under committed credit lines. The Group has been predominantly contracting customers of sound commercial standing and their payment behavior was generally good. Refer to Note 2.2 for details about the Group’s financial position and the going concern assumption applied in preparing the consolidated financial statements.

As disclosed in Note 18, the Group has pledged bank balances to secure the payment of interest and commitment fees to the Group’s external lender and pledged bank balances in relation to bank guarantees issued to suppliers of the Group.

The main risk for the Group is not meeting the debt covenants or drawdown requirements described in Note 30. In this case, funding via the senior debt funding would not be available. The Group monitors the liquidity risk on a weekly basis. Management monitors rolling forecasts of the Group’s liquidity reserve (comprising the undrawn borrowing facilities) and cash and cash equivalents (Note 21) on the basis of expected cash flows. This is generally carried out at Group level, in accordance with practice and limits set by the Group. In addition, the Group’s liquidity management policy involves projecting cash flows and considering the level of liquid assets necessary to meet these, monitoring balance sheet liquidity ratios against internal and external regulatory requirements and maintaining debt financing plans. The Group assessed the concentration of risk with respect to refinancing its debt and concluded it to be low.

Financing arrangements

The Group had access to the following undrawn borrowing facilities for each reporting period presented:

(in €‘000)	December 31, 2020	December 31, 2019	January 1, 2019
Expiring beyond one year—Senior debt	44,315	82,655	—

The senior debt funding may be drawn if the drawdown covenants are met, in euros and has an average maturity of approximately 6 years (December 31, 2019: 7 years).

Maturities of financial liabilities

The tables below analyzes the Group’s financial liabilities into relevant maturity groupings based on their contractual maturities. The table includes only non-derivative financial liabilities, as there are no derivative financial liabilities.

The amounts disclosed in the table are the contractual undiscounted cash flows (including interest payments). Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.

	Contractual cash flows
(in €‘000)	Carrying amount of liabilities	Total	Less than 6 months	6–12 months	1–2 years	2–5 years	More than 5 years
As at January 1, 2019
Borrowings	30,260	118,603	—	—	—	—	118,603
Lease liabilities	2,992	16,400	547	543	1,220	4,025	10,065
Trade and other payables	16,682	16,682	16,682	—	—	—	—
Total	49,934	151,685	17,229	543	1,220	4,025	128,668
As at December 31, 2019
Borrowings	114,467	471,546	955	1,755	4,509	19,458	444,869
Lease liabilities	14,579	17,541	805	1,063	1,940	4,382	9,351
Trade and other payables	18,491	18,491	18,491	—	—	—	—
Total	147,537	507,578	20,251	2,818	6,449	23,840	454,220
As at December 31, 2020
Borrowings	159,610	468,395	1,877	2,633	6,151	20,255	437,479
Lease liabilities	13,903	15,689	982	969	1,801	3,593	8,344
Trade and other payables	12,627	12,627	12,627	—	—	—	—
Total	186,140	496,711	15,486	3,602	7,952	23,848	445,823

30. Capital management

For the purpose of the Group’s capital management, capital includes issued capital, share premium and all other equity reserves attributable to the equity holders of the parent. Refer to Note 22 and Note 23 for the quantitative disclosures of the Company’s share capital, share premium and other reserves.

The objective of capital management is to secure financial flexibility to maintain long-term business operations. The Group manages its capital structure and makes adjustments in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payments to shareholders, return capital to shareholders or issue new shares or other financial instruments.

The Group has not paid any dividends since its incorporation. The Group expects to retain all earnings, if any, generated by operations for the development and growth of its business and does not anticipate paying any dividends to shareholders in the foreseeable future. The Group has secured financing for its operations through a senior debt bank facility, which is disclosed in Note 24.

No changes were made in the objectives for managing capital during the years ended December 31, 2020 and 2019.

Loan covenants

Under the terms of the senior debt bank facility, the Group is required to comply with financial covenants related to earnings before interest, taxes, depreciation and amortization (“EBITDA”), revenue and interest expenses:

1.	Group’s EBITDA margin ratio: calculated on a consolidated level as (EBITDA / Revenue) X 100.

2.	Group’s EBITDA: calculated on a consolidated basis.

3.	Interest coverage ratio: calculated on a consolidated basis as (Revenue / interest paid).

EBITDA margin thresholds are defined at the level of Allego B.V. as well, which are required to be met together with the aforementioned thresholds for the Group.

Breaching the requirements would cause a drawdown stop. Continuing breaches in the financial covenants would permit the bank to immediately call the debt. The Group may within twenty business days from the occurrence of a breach of the loan covenants provide a remedial plan setting out the actions, steps and/or measures (which may include a proposal for adjustments of the financial covenant levels) which are proposed to be implemented in order to remedy a breach of the loan covenants. In addition to the drawdown stop thresholds, a default status would occur if ratios would deteriorate further. This could lead to the loan to become immediately due and payable.

The Group has complied with these covenants throughout all reporting periods presented. The Group met its covenants that were determined based on the Dutch GAAP financial statements of the Company, as required by the terms and conditions of the senior debt bank facility. As the Group transitioned to IFRS, the loan covenants will need to be revisited with the lenders as per the facility agreement.

The target (drawdown stop) covenant ratios are determined based on a twelve-month running basis and are as follows:

Testing date of loan covenants	EBITDA margin	EBITDA	Interest coverage
December 31, 2020	-26.03%	-/- €18.4 million	11.26x
June 30, 2021	-13.12%	-/- €13.2 million	10.00x
December 31, 2021	-6.29%	-/- €8.2 million	10.50x
June 30, 2022	1.18%	Unconditional	11.80x
December 31, 2022	2.15%	Unconditional	12.78x
June 30, 2023	3.16%	Unconditional	14.19x
December 31, 2023	3.90%	Unconditional	15.48x
June 30, 2024	4.57%	Unconditional	17.06x
December 31, 2024	5.11%	Unconditional	18.77x
June 30, 2025	5.37%	Unconditional	21.60x
December 31, 2025	5.55%	Unconditional	24.21x

For the year ended December 31, 2020, the actual covenant ratios (based on Dutch GAAP) were as follows: EBITDA margin of negative 25.84%, EBITDA of negative €15.3 million and interest coverage ratio of 16.20x.

In the preparation of its consolidated financial statements, the Group assessed whether information about the existence of the covenant and its terms is material information, considering both the consequences and the likelihood of a breach occurring. The consequences of a covenant breach have been described in this note. A covenant breach would affect the Group’s financial position and cash flows in a way that could reasonably be expected to influence the decisions of the primary users of these consolidated financial statements. The Group considered the likelihood of a breach occurring as higher than remote as the Group incurred losses during the first years of its operations, even though the Group has complied with these covenants throughout all reporting periods presented and expects to continue to meet financial covenants performance criteria.

31. Commitments and contingencies

Purchase commitments for chargers and charging infrastructure

Significant expenditures for chargers and charging infrastructure contracted for, but not recognized as liabilities, as at December 31, 2020 were €4,354 thousand (December 31, 2019: €4,632 thousand; January 1, 2019: €1,043 thousand). The Group uses these assets either as own chargers (property, plant and equipment) or as charging equipment to fulfill its obligations under EPC contracts entered into with its customers (inventory).

32. Related-party transactions

Balances and transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on consolidation and are not disclosed in this note. Details of transactions between the Group and other related parties are disclosed below.

Relationship with the Mega-E Group

After the sale of Mega-E Charging B.V. (“Mega-E”) to Meridiam EM SAS, Mega-E established subsidiaries and formed the Mega-E Group. As a result of the sale, Mega-E and its subsidiaries (the “Mega-E Group”) became related parties under common control (please also refer to Note 33.2 for more information).

Subsequent to the sale, the Group entered into several EPC and O&M contracts with the Mega-E Group to construct and operate charging stations across Europe. The EPC agreements relate to the engineering, design, procurement, delivery, construction, installation, testing and commissioning of electric vehicle charging infrastructure at designated areas. The Group receives a fixed contract price for these services.

The O&M agreements relate to the operation and maintenance of the delivered electric vehicle charging infrastructure by the Group to the Mega-E Group. The services consist of the technical operation of the charging stations, revenue management, maintenance, providing pricing recommendations and providing access to the Group’s EV Cloud platform. The Group receives a service fee that contains both fixed and variable fees per charging session.

Terms and conditions of transactions with related parties

Management services were bought from the immediate parent entity for a fixed fee. All other transactions were made on normal commercial terms and conditions and at market rates. Outstanding balances are unsecured. Asset and liability positions can either be offset or can be settled in cash. No loss allowance is recognized on these balances.

32.1 Transactions with related parties

(in €‘000)	Relationship	2020	2019
Madeleine Charging B.V.	Immediate parent entity
Interest expenses on shareholder loans		7,530	5,568
Management fee		1,425	25
Reimbursement of marketing expenses		1,568	—
Share-based payment expenses		7,100	—
Mega-E Group (Mega-E Charging B.V. and its subsidiaries)	Other related party
Revenue from contracts with related party		10,702	8,739

Share-based payment expenses

On December 16, 2020, the Company’s immediate parent entity — Madeleine — entered into a Special Fees Agreement, under which share-based payment awards are provided to an external consulting firm. Madeleine has the obligation to settle the agreement, but the Group accounts for the Special Fees Agreement as a share-based payment arrangement as the Group receives services from the consulting firm under the agreement. The Group does not have an obligation to settle the share-based payment awards with the consulting firm in cash or equity instruments and therefore the total arrangement is classified as an equity-settled share-based payment arrangement. Refer to Note 10 for details on the Special Fees Agreement.

32.2 Balances with related parties

At December 31, 2020, December 31, 2019 and January 1, 2019, the Group held the following balances with related parties:

(in €‘000)	Relationship	December 31, 2020	December 31, 2019	January 1, 2019
Madeleine Charging B.V.	Immediate parent entity
Shareholder loans		92,031	84,502	30,260
Current payables to related party		31	175	—
Opera Charging B.V.	Parent entity
Current receivables from related party		8	—	—
Mega-E Group (Mega-E Charging B.V. and its subsidiaries)	Other related party
Trade receivables from related party		18,648	3,449	—
Trade payables to related party		(23)	—	—
Contract assets with related party		—	—	—
Contract liability with related party		(4,449)	(2,552)	—
Other current receivables from related party		3	34	—

32.3 Remuneration of key management personnel

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group. The Group considers all members of the Executive Board to be key management personnel as defined in IAS 24 Related party disclosures. The Executive Board consists of the chief executive officer (CEO), the chief financial officer (CFO), the chief operating officer (COO) and the chief technology officer (CTO).

The following remuneration of key management personnel was recognized as an expense in the consolidated statement of profit or loss for the years ended December 31, 2020 and 2019:

(in €‘000)	2020	2019
Short-term employee benefits	1,675	894
Long-term employee benefits	—	—
Post-employment benefits	—	—
Termination benefits	283	—
Share-based payments	2,450	—
Total	4,408	894

Share-based payments

On December 16, 2020, the Company’s immediate parent entity — Madeleine — entered into a Special Fees Agreement (the “Agreement”), under which share-based payment awards are provided to an external consulting firm (refer to Note 10 for details). Prior to joining the Company as members of the Executive Board, two directors were contractors of the external consulting firm, in which capacity they provided management services related to the Company to Madeleine, the Company’s immediate shareholder.

The directors are entitled to compensation from the external consulting firm in the form of a fixed percentage of the total benefits (including the proceeds from a future sale of shares in the Company) that the external consulting firm will generate under the Agreement. Therefore, the Group has considered that a portion of the share-based payment expenses represents key management compensation and accordingly recognized that portion as employee benefits expenses within general and administrative expenses. For the year ended December 31, 2020, that portion of the share-based payment expenses amounted to €2,450 thousand.

The remaining amount of the total share-based payment expenses of €4,650 thousand is compensation for external consulting services. Therefore, the Group has recognized this amount as legal, accounting and consulting fees, within general and administrative expenses (refer to Note 8 and Note 10 for details).

33. Group information

33.1	List of principal subsidiaries

The Group’s principal subsidiaries as at December 31, 2020, December 31, 2019 and January 1, 2019 are set out below. Unless otherwise stated, they have share capital consisting solely of ordinary shares that are held directly by the Group, and the proportion of ownership interests held equals the voting rights held by the Group. The country of incorporation or registration is also their principal place of business.

			Ownership interest held by the Group
Name of entity	Place of business/country of incorporation	Principle activities	2020	2019	January 1, 2019
Allego B.V.	Arnhem, the Netherlands	Charging solutions for electric vehicles	100%	100%	100%
Allego Innovations B.V.	Arnhem, the Netherlands	Software development	100%	100%	100%
Allego Employment B.V.	Arnhem, the Netherlands	Staffing agency within the Group	100%	100%	100%
Mega-E Charging B.V.	Arnhem, the Netherlands	Charging solutions for electric vehicles at MEGA-E sites	—	—	100%
Allego GmbH	Berlin, Germany	Charging solutions for electric vehicles	100%	100%	100%
Allego België B.V.	Mechelen, Belgium	Charging solutions for electric vehicles	100%	100%	100%
Allego France SAS	Paris, France	Charging solutions for electric vehicles	100%	100%	100%
Allego Charging Ltd	London, United Kingdom	Charging solutions for electric vehicles	100%	100%	100%
Allego Denmark ApS	Copenhagen, Denmark	Charging solutions for electric vehicles	100%	100%	100%
Allego, Unipessoal Lda	Lisbon, Portugal	Charging solutions for electric vehicles	100%	100%	100%
Allego Norway AS	Olso, Norway	Charging solutions for electric vehicles	100%	100%	100%
Allego Sweden AB3	Stockholm, Sweden	Charging solutions for electric vehicles	100%	100%	—

[3]	Allego Sweden AB was incorporated in 2019.

33.2 Changes to the composition of the Group

In December 2019, the Company sold its interest in Mega-E Charging B.V. (“Mega-E”) under common control to the French investor Meridiam EM SAS, which is a related party under common control of Meridiam SAS. Prior to the transaction, Mega-E’s operations were limited. The sale did not result in a material result on disposal for the Group.

After the sale of Mega-E to Meridiam EM SAS, Mega-E established subsidiaries and formed the Mega-E Group. As a result of the sale, Mega-E was no longer a subsidiary, but Mega-E Charging B.V. and its subsidiaries (the “Mega-E Group”) became related parties under common control.

Subsequent to the sale, the Group entered into several EPC and O&M contracts with the Mega-E Group to construct and operate charging stations across Europe. The EPC agreements relate to the engineering, design, procurement, delivery, construction, installation, testing and commissioning of electric vehicle charging infrastructure at designated areas. The Group receives a fixed contract price for these services.

The O&M agreements relate to the operation and maintenance of the delivered electric vehicle charging infrastructure by the Group to the Mega-E Group. The services consist of the technical operation of the charging stations, revenue management, maintenance, providing pricing recommendations and providing access to the Group’s EV Cloud platform. The Group receives a service fee that contains both fixed and variable fees per charging session.

After the transaction, the Group continues to have a relationship with Mega-E. The relationship is that of a customer and service provider. Refer to Note 3.1.3 for details about the judgments applied by the Group in assessing its continued involvement in Mega-E.

34. Subsequent events

The following events occurred after December 31, 2020:

Merger between the Company and Spartan Acquisition Corp. III

On July 28, 2021, the Company announced the anticipated merger (“the transaction”) between the Company and Spartan Acquisition Corp. III (“Spartan”). On July 28, 2021, the Company and Spartan signed a business combination agreement (“BCA”). Spartan is currently listed on the New York Stock Exchange (“NYSE”) in the United States (NYSE: SPAQ).

In connection with the merger, a new public limited liability parent company (naamloze vennootschap) under Dutch law will be incorporated that will acquire 100% of the outstanding equity of the Company and Spartan. As a result of the merger, Spartan will cease to exist. The combined company is expected to receive approximately €572 million ($702 million4) of gross proceeds5 from a combination of a fully committed common stock PIPE offering of €122 million ($150 million5) at €8.15 ($10.004) per share, along with approximately €450 million ($552 million5) of cash held in trust, assuming no redemptions.

Meridiam — the existing shareholder of the Company — will roll 100% of its equity and, together with management and former advisors, will retain approximately 72% of the combined entity, assuming no redemptions. Upon completion of the transaction, the combined company will operate under the Allego name, and will be listed on the NYSE in the United States under the ticker symbol “ALLG”. The transaction is expected to close in the first quarter of 2022, subject to customary closing conditions.

[4]	Translated at the EUR/USD exchange rate as at 31 December 2020.
[5]	Gross proceeds: not inclusive of estimated transaction expenses.

Management has assessed the expected accounting treatment of the transaction on the Group’s consolidated financial statements. As Spartan does not constitute a business, the transaction is not in scope of IFRS 3 Business Combinations. In accordance with an agenda decision of the IFRS Interpretations Committee, the transaction is in scope of IFRS 2 Share-based Payment. The transaction will be accounted for as a recapitalization in which the Company will issue shares in exchange for the net assets of Spartan. The difference between the fair value of the shares issued by the Company and the fair value of the identifiable net assets of Spartan will be treated as costs for the service of obtaining a listing and expensed in the period in which the transaction closes.

Purchase option to acquire Mega-E Charging B.V.

On July 28, 2021, the Company and Meridiam EM — an indirectly wholly-owned subsidiary of Meridiam SAS, the Company’s ultimate parent — entered into a call option agreement to acquire 100% of the share capital of Mega-E Charging B.V. The Company paid a consideration of € nil for the option. The call option can be exercised by the Company at the earliest on January 15, 2022, and within the six-month period thereafter. The purchase price under the option amounts to €9,456 thousand. The exercise of the call option by the Company is conditional upon satisfaction of the transaction contemplated under the BCA.

Dismantling of fiscal unity

As of June 1, 2018, the Company and its Dutch wholly-owned subsidiaries form a fiscal unity with Madeleine — the Company’s immediate parent entity — and Opera Charging B.V. (parent entity of Madeleine) for corporate income tax and value-added tax purposes. The completion of the transaction will result in the dismantling of the corporate income tax fiscal unity. The Company is currently preparing a ruling request to the Dutch tax authorities regarding the consequences of the dismantling of the corporate tax income fiscal unity and will subsequently initiate the dialogue with the Dutch tax authorities in this respect.

Amendments to Special Fees Agreement

On December 16, 2020, Madeleine — the Company’s immediate parent entity — entered into a Special Fees Agreement (the “Agreement”), pursuant to which an external consulting firm provides services to the Group relating to the strategic and operational advice until one or more contemplated share transactions (refer to Note 10 for more information).

In January 2021, the Agreement was amended whereby certain definitions, including the definition of what entails a Liquidity Event, were changed.

Based on an amendment to the Agreement in April 2021, the external consulting firm will be entitled to additional compensation from Madeleine upon the first-time admission of the shares of any Allego group company to a regulated or organized stock exchange. If such an admission occurs, the external consulting firm shall have the right to subscribe for additional shares being equal to 5% of the share capital (after completion of the listing) of the Company or the relevant Allego group company. Additionally, the Agreement was extended until the earlier of (i) December 31, 2028 and (ii) the date on which Meridiam or any Meridiam Affiliates would cease to own, directly or indirectly, any shares of the Group.

On July 28, 2021, the Agreement was amended to specify certain terms relating to the payment of fees to E8 Investor in connection with the Business Combination.

In 2021, the parties to the BCA — Meridiam SAS, Spartan and the Company — agreed that the cash payments to be made by Meridiam under the Agreement will be recharged to the Company or its legal successor. However, this repayment agreement does not result in an obligation for the Company to settle the Agreement. Therefore, this does not change the accounting treatment of the Agreement as disclosed in Note 10.

Purchase options to acquire a software company

On March 26, 2021, the Company entered into two option agreements to acquire 8.50% of the share capital of a software company — a service provider for the Group’s EV Cloud platform — and 100% of a third-party company, which holds 42.0% of the share capital of the same software company. The Company paid a total consideration of €1,500 thousand for both options. The purchase price under the options amounts to €30,300 thousand and the options can be exercised up to and until November 30, 2021.

Drawdown on senior debt facility

On March 31, 2021, the Group completed a drawdown of €24,202 thousand on its senior debt bank facility. The terms and conditions of the senior debt bank facility are disclosed in Note 24.

Collective labor agreement

As at December 31, 2020, the Group has consulted with its employees on removing the existing collective labor agreement and creating a company specific agreement. This has been accepted by the union members in March 2021.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Spartan Acquisition Corp. III

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Spartan Acquisition Corp. III (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from December 23, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 23, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 29, 2021

SPARTAN ACQUISITION CORP. III

BALANCE SHEET

December 31, 2020

Assets:
Deferred offering costs	$93,774

Total Assets	$93,774

Liabilities and Stockholder’s Equity:
Current liabilities:
Accrued expenses	$70,374
Franchise tax payable	450

Total current liabilities	70,824
Commitments and Contingencies
Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 13,800,000 shares issued and outstanding(1)(2)	1,380
Additional paid-in capital	23,620
Accumulated deficit	(2,050)
Total stockholder’s equity	22,950

Total Liabilities and Stockholder’s Equity	$93,774

Total Liabilities and Stockholder’s Equity	$93,774

(1)

This number includes up to 1,800,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 11, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture.

(2)

In February 2021, the Company effected a stock dividend of 2,300,000 shares of Class B common stock, which resulted in an aggregate of 13,800,000 shares of Class B common stock outstanding. All share and associated amounts have been retroactively restated to reflect the stock dividend (see Note 4).

The accompanying notes are an integral part of these financial statements.

SPARTAN ACQUISITION CORP. III

STATEMENT OF OPERATIONS

For the Period from December 23, 2020 (inception) through December 31, 2020

General and administrative expenses	$1,600
Franchise tax expenses	450

Net Loss	$(2,050)

Weighted average Class B shares outstanding, basic and diluted(1)(2)	12,000,000

Basic and diluted net loss per share	$(0.00)

(1)

This number excludes up to 1,800,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 11, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture.

(2)

In February 2021, the Company effected a stock dividend of 2,300,000 shares of Class B common stock, which resulted in an aggregate of 13,800,000 shares of Class B common stock outstanding. All share and associated amounts have been retroactively restated to reflect the stock dividend (see Note 4).

The accompanying notes are an integral part of these financial statements.

SPARTAN ACQUISITION CORP. III

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the Period from December 23, 2020 (inception) through December 31, 2020

	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — December 23, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)(2)	—	—	13,800,000	1,380	23,620	—	25,000
Net loss	—	—	—	—	—	(2,050)	(2,050)

Balance — December 31, 2020	—	$—	13,800,000	$1,380	$23,620	$(2,050)	$22,950

(1)

This number includes up to 1,800,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 11, 2021, the underwriters fully exercised the over-allotment option; thus, these shares are no longer subject to forfeiture.

(2)

In February 2021, the Company effected a stock dividend of 2,300,000 shares of Class B common stock, which resulted in an aggregate of 13,800,000 shares of Class B common stock outstanding. All share and associated amounts have been retroactively restated to reflect the stock dividend (see Note 4).

The accompanying notes are an integral part of these financial statements.

SPARTAN ACQUISITION CORP. III

STATEMENT OF CASH FLOWS

For the Period from December 23, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(2,050)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	1,600
Franchise tax payable	450

Net cash used in operating activities	—

Net change in cash	—
Cash — beginning of the period	—

Cash — end of the period	$—

Supplemental disclosure of noncash financing activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$25,000
Deferred offering costs included in accrued expenses	$68,774

The accompanying notes are an integral part of these financial statements.

SPARTAN ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Spartan Acquisition Corp. III (the “Company”) was incorporated in Delaware on December 23, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating an Initial Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from December 23, 2020 (date of inception) to December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the net proceeds derived from the Initial Public Offering. The Company has selected December 31st as its fiscal year end.

The Company’s sponsor is Spartan Acquisition Sponsor III LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 8, 2021. On February 11, 2021, the Company consummated its Initial Public Offering of 55,200,000 units (the “Units” and, with respect to the shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), included in the Units being offered, the “Public Shares”), including 7,200,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $552.0 million, and incurring offering costs of approximately $31.1 million, of which approximately $19.3 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 9,360,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $14.0 million (Note 4).

Following the closing of the Initial Public Offering and the Private Placement, $552.0 million ($10.00 per Unit) from the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”) located in the United States. The proceeds held in the Trust Account will be invested only in U.S. government securities with a maturity of 180 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest only in direct U.S. government treasury obligations, as determined by the Company. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay franchise and income taxes (less up to $100,000 to pay dissolution expenses), none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Public Shares sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of its obligation to redeem 100% of Public Shares if it has not consummated an Initial Business Combination within 24 months from the closing of the Initial Public Offering, or February 11, 2023 (or 27 months from the closing of the Initial Public Offering, or May 11, 2023, if

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NOTES TO FINANCIAL STATEMENTS — CONTINUED

the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering) (the “Combination Period”); and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s holders (the “public stockholders”) of the Public Shares.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under the New York Stock Exchange (“NYSE”) rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem his, her or its Public Shares for an amount in cash equal to his, her or its pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. As a result, such Public Shares are recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

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NOTES TO FINANCIAL STATEMENTS — CONTINUED

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors have entered into a letter agreement, in connection with the Initial Public Offering, with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined in Note 4) held by them if the Company fails to complete the Initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Liquidity and Capital Resources

As of December 31, 2020, the Company had no cash, and a working capital deficit of approximately $70,000 (not taking into account tax obligations of approximately $500 that may be paid using investment income earned in Trust Account).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Founder Shares, and loan proceeds from the Sponsor of approximately $182,000 under the Note (as defined in Note 4). The Company repaid the Note in full on February 17, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the

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target business to merge with or acquire, and structuring, negotiating and consummating an Initial Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2021 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

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NOTES TO FINANCIAL STATEMENTS — CONTINUED

contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Deferred Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consisted of costs incurred in connection with preparation for the Initial Public Offering. These costs, together with the underwriting discounts and commissions, were charged to capital upon completion of the Initial Public Offering.

Net Income (Loss) Per Share of Common Stock

Net loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. Weighted average shares were reduced for the effect of an aggregate of 1,800,000 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B common stock”), that were subject to forfeiture if the over-allotment option was not exercised by the underwriters (Note 4). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per share of common stock is the same as basic loss per share of common stock for the period.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements’ carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred taxes were deemed immaterial as of December 31, 2020.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for

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NOTES TO FINANCIAL STATEMENTS — CONTINUED

the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes, including deferred taxes and any valuation allowance, was deemed to be de minimis for the period from December 23, 2020 (inception) through December 31, 2020.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On February 11, 2021, the Company consummated its Initial Public Offering of 55,200,000 Units, including 7,200,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $552.0 million, and incurring offering costs of approximately $31.1 million, of which approximately $19.3 million was for deferred underwriting commissions.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fourth of one warrant (the “Public Warrants”).

Note 4 — Related Party Transactions

Founder Shares

On December 23, 2020, 11,500,000 shares of the Company’s Class B common stock (the “Founder Shares”) were issued to the Sponsor in exchange for the payment of $25,000 of offering costs on behalf of the Company, or approximately $0.002 per share. In February 2021, the Sponsor forfeited 100,000 Founder Shares back to the Company and the Company issued an aggregate of 100,000 Founder Shares, in an amount totaling 50,000, to each of the Company’s independent directors. In February 2021, the Company effected a dividend on 2,300,000 of the Company’s Founder Shares, which resulted in an aggregate of 13,800,000 Founder Shares outstanding. Up to 1,800,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option is not exercised by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised the over-allotment option in full on February 11, 2021; thus, these 1,800,000 Founder Shares were no longer subject to forfeiture.

The holders of the Founders Shares agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the reported last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 9,360,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $14.0 million.

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NOTES TO FINANCIAL STATEMENTS — CONTINUED

Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On December 23, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to an unsecured promissory note (the “Note”). This Note was non-interest bearing and payable upon the closing date of the Initial Public Offering. As of December 31, 2020, no amounts were outstanding under the Note. Subsequent to December 31, 2020, the Company borrowed approximately $182,000 under the Note. On February 17, 2021, the Company repaid the Note in full.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Initial Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date the Units were first listed on the NYSE, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the

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NOTES TO FINANCIAL STATEMENTS — CONTINUED

exercise of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any) are entitled to registration rights pursuant to a registration rights agreement signed in connection with the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an Initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 7,200,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on February 11, 2021.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $11.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $19.3 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement for the Initial Public Offering.

Note 6 — Stockholder’s Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 13,800,000 shares of Class B common stock issued and outstanding, which such amount having been retroactively restated to reflect the stock dividend in February 2021 as discussed in Note 4. Of the 13,800,000 shares of Class B common stock outstanding, 1,800,000 shares of Class B common stock are subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the Founder Shares will collectively represent 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. The underwriters exercised the over-allotment option in full on February 11, 2021; thus, these 1,800,000 shares of Class B common stock are no longer subject to forfeiture.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters.

The Class B common stock will automatically convert into Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends,

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NOTES TO FINANCIAL STATEMENTS — CONTINUED

reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination).

Warrants — Public Warrants may only be exercised for a whole number of shares of Class A common stock. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. The warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions, and they will not be redeemable by the Company, subject to certain limited exceptions, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants for cash or on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

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•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined in part by the redemption date and the “fair market value” of the Class A common stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice to each warrantholder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends notice of redemption to the warrantholders.

The “fair market value” of the Class A common stock shall mean the average reported last sale price of the Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide the warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per whole warrant (subject to adjustment). This redemption feature differs from the typical warrant redemption features used in some other blank check offerings.

No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down, to the nearest whole number, the number of shares of Class A common stock to be issued to the holder.

SPARTAN ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS — CONTINUED

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Subsequent Events

The Company evaluated events that have occurred after the balance sheet date through the date the financial statements were issued. Other than as described in Notes 1, 3, 4, 5 and 6, the Company did not identify any subsequent events that would have required adjustment or disclosure in these financial statements.

SPARTAN ACQUISITION CORP. III

CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$679,775	$—
Prepaid expenses	1,290,784	—

Total current assets	1,970,559	—
Investments held in Trust Account	552,035,937	—
Deferred offering costs	—	93,774

Total Assets	$554,006,496	$93,774

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$4,783,762	$70,374
Accounts payable	16,944	—
Franchise tax payable	98,034	450

Total current liabilities	4,898,740	70,824
Derivative warrant liabilities	30,555,600	—
Deferred underwriting commissions	19,320,000	—

Total liabilities	54,774,340	70,824
Commitments and Contingencies (Note 5)
Class A common stock; 250,000,000 shares authorized; 49,423,215 and -0- shares subject to possible redemption at $10.00 per share at June 30, 2021 and December 31, 2020, respectively	494,232,150	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 5,776,785 and -0- issued and outstanding (excluding 49,423,215 and -0- shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	578	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 13,800,000 shares issued and outstanding(1)	1,380	1,380
Additional paid-in capital	9,135,473	23,620
Accumulated deficit	(4,137,425)	(2,050)

Total stockholders’ equity	5,000,006	22,950

Total Liabilities and Stockholders’ Equity	$554,006,496	$93,774

(1)

In February 2021, the Company effected a dividend of 2,300,000 shares of Class B common stock, which resulted in an aggregate of 13,800,000 shares of Class B common stock outstanding. All share and associated amounts have been retroactively restated to reflect the share dividend (see Note 4).

The accompanying notes are an integral part of these financial statements.

SPARTAN ACQUISITION CORP. III

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For The Three Months Ended June 30, 2021	For The Six Months Ended June 30, 2021
General and administrative expenses	$4,223,215	$5,073,446
General and administrative expenses — related party	30,000	46,429
Franchise tax expenses	49,315	97,584

Loss from operations	(4,302,530)	(5,217,459)
Other income (expense)
Offering costs — derivative warrant liabilities	—	(1,068,440)
Change in fair value of derivative warrant liabilities	4,577,280	2,114,400
Interest earned on bank account	74	187
Interest income from investments held in Trust Account	20,296	35,937

Income before income tax	295,120	(4,135,375)
Income tax expense	—	—

Net income (loss)	$295,120	$(4,135,375)

Weighted average shares outstanding of Class A common stock	55,200,000	55,200,000

Basic and diluted net income per share, Class A common stock	$—	$—

Basic and diluted weighted average shares outstanding of Class B common stock (1)	13,800,000	13,392,265

Basic and diluted net income (loss) per share, Class B common stock	$0.02	$(0.31)

(1)

In February 2021, the Company effected a dividend of 2,300,000 shares of Class B common stock, which resulted in an aggregate of 13,800,000 shares of Class B common stock outstanding. All share and associated amounts have been retroactively restated to reflect the share dividend (see Note 4).

The accompanying notes are an integral part of these financial statements.

SPARTAN ACQUISITION CORP. III

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — December 31, 2020	—	$—	13,800,000	$1,380	$23,620	$(2,050)	$22,950
Sale of units in initial public offering, less fair value of derivative warrant liabilities	55,200,000	5,520	—	—	533,364,480	—	533,370,000
Offering costs	—	—	—	—	(30,025,419)	—	(30,025,419)
Class A common stock subject to possible redemption	(49,393,703)	(4,939)	—	—	(493,932,091)	—	(493,937,030)
Net loss	—	—	—	—	—	(4,430,495)	(4,430,495)
Balance — March 31, 2021 (unaudited)	5,806,297	581	13,800,000	1,380	9,430,590	(4,432,545)	5,000,006
Class A common stock subject to possible redemption	(29,512)	(3)	—	—	(295,117)	—	(295,120)
Net income	—	—	—	—	—	295,120	295,120

Balance — June 30, 2021 (unaudited)	5,776,785	$578	13,800,000	$1,380	$9,135,473	$(4,137,425)	$5,000,006

(1)

In February 2021, the Company effected a dividend of 2,300,000 shares of Class B common stock, which resulted in an aggregate of 13,800,000 shares of Class B common stock outstanding. All share and associated amounts have been retroactively restated to reflect the share dividend (see Note 4).

SPARTAN ACQUISITION CORP. III

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

Cash Flows from Operating Activities:
Net loss	$(4,135,375)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party under note payable	26,801
Change in fair value of derivative warrant liabilities	(2,114,400)
Offering costs — derivative warrant liabilities	1,068,440
Interest income from investments held in Trust Account	(35,937)
Changes in operating assets and liabilities:
Prepaid expenses	(1,290,784)
Accounts payable	16,944
Accrued expenses	4,302,161
Franchise tax payable	97,584

Net cash used in operating activities	(2,064,566)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(552,000,000)

Net cash used in investing activities	(552,000,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	(181,624)
Proceeds received from initial public offering, gross	552,000,000
Proceeds received from private placement	14,040,000
Offering costs paid	(11,114,035)

Net cash provided in financing activities	554,744,341

Net change in cash	679,775
Cash — beginning of the period	—

Cash — end of the period	$679,775

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$411,227
Offering costs funded with note payable	$154,823
Deferred underwriting commissions in connection with the initial public offering	$19,320,000
Initial value of Class A common stock subject to possible redemption	$497,276,570
Change in value of Class A common stock subject to possible redemption	$3,044,420

The accompanying notes are an integral part of these financial statements.

SPARTAN ACQUISITION CORP. III

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Spartan Acquisition Corp. III (the “Company”) was incorporated in Delaware on December 23, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of June 30, 2021, the Company had not commenced any operations. All activity for the period from December 23, 2020 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and, subsequent to the Initial Public Offering, identifying a target company for an Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments held in trust from the net proceeds of its Initial Public Offering and Private Placement (described below).

The Company’s sponsor is Spartan Acquisition Sponsor III LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 8, 2021. On February 11, 2021, the Company consummated its Initial Public Offering of 55,200,000 units (the “Units” and, with respect to the shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), included in the Units being offered, the “Public Shares”), including 7,200,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $552.0 million, and incurring offering costs of approximately $31.1 million, of which approximately $19.3 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 9,360,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $14.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $552.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”). The proceeds held in the Trust Account will be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations, as determined by the Company. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay franchise and income taxes (less up to $100,000 to pay dissolution expenses), none of the funds held in the Trust Account will be released until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Public Shares sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of its obligation to redeem 100% of such Public Shares if it has not consummated an Initial Business Combination within 24 months from the closing of the Initial Public

Offering, or February 11, 2023 (or 27 months from the closing of the Initial Public Offering, or May 11, 2023, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering) (the “Combination Period”); or (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s holders (the “Public Stockholders”) of the Public Shares.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under the New York Stock Exchange (“NYSE”) rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a Public Stockholder will have the right to redeem his, her or its Public Shares for an amount in cash equal to his, her or its pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. As a result, such Public Shares are recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors have entered into a letter agreement, in connection with the Initial Public Offering, with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination.

Liquidity and Going Concern

As of June 30, 2021, the Company had approximately $0.7 million in cash and working capital deficit of approximately $2.8 million.

The Company’s liquidity needs prior to the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Founder Shares (as defined in Note 4), and loan proceeds from the Sponsor of approximately $182,000 under the Note (as defined in Note 4). The Company repaid the Note in full on February 17, 2021. Subsequent from the consummation of the Initial Public Offering, the Company’s liquidity needs will be satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 4). To date, there were no amounts outstanding under any Working Capital Loans.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, an affiliate of the Sponsor, or its officers or directors. The Company’s officers, directors and Sponsor, or their affiliates, may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined these conditions raise substantial doubt about the Company’s ability to continue as a going concern through the Combination Period, which is the date the Company is required cease all operations except for the purpose of winding up if it has not completed a business combination. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in this proxy statement/prospectus.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2021 and December 31, 2020.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000 and investments held in Trust Account. As of June 30, 2021 and December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the condensed balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The initial fair value of the Public Warrants was estimated using a Black-Scholes option pricing model. The fair value of the Public Warrants as of June 30, 2021 is based on observable listed prices for such warrants. The fair value of the Private Placement Warrants as of June 30, 2021 is determined using Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021, 49,423,215 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s unaudited condensed balance sheet. There were no shares of Class A common stock issued and outstanding at December 31, 2020.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the unaudited condensed financial statements’ carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021 and December 31, 2020, the Company had deferred tax assets of approximately $1.1 million and $431, respectively, with a full valuation allowance against them.

ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return.

For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company’s currently taxable income primarily consists of interest and dividends earned and unrealized gains on investments held in the Trust Account. No amounts were accrued for the payment of interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Share of Common Stock

The Company’s condensed statements of operations include a presentation of net income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. Net income (loss) per common stock, basic and diluted, for Class A common stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A common stock outstanding for the periods. Net income (loss) per common stock, basic and diluted, for Class B common stock is calculated by dividing the net income (loss), adjusted for income attributable to Class A common stock, by the weighted average number of Class B Common Stock outstanding for the periods. Class B common stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) exercise of the over-allotment option and (iii) Private Placement since the exercise price of the warrants is in excess of the average common stock price for the periods and therefore the inclusion of such warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:

	For The Three Months Ended June 30, 2021	For The Six Months Ended June 30, 2021
Class A common stock
Numerator: Income allocable to Class A common stock
Income from investments held in Trust Account	$20,316	$35,957
Less: Company’s portion available to be withdrawn to pay taxes	(20,316)	(35,957)

Net income attributable to Class A common stock	$—	$—

Denominator: Weighted average Class A common stock
Basic and diluted weighted average shares outstanding, Class A common stock	55,200,000	55,200,000

Basic and diluted net income per share, Class A common stock	$0.00	$0.00

Class B common stock
Numerator: Net income (loss) minus net income allocable to Class A common stock
Net income (loss)	$295,120	$(4,135,375)
Less: Net income allocable to Class A common stock	—	—

Net income (loss) attributable to Class B common stock	$295,120	$(4,135,375)

Denominator: Weighted average Class B common stock
Basic and diluted weighted average shares outstanding, Class B common stock	13,800,000	13,392,265

Basic and diluted net income (loss) per share, Class B common stock	$0.02	$(0.31)

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

On February 11, 2021, the Company consummated its Initial Public Offering of 55,200,000 Units, including 7,200,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $552.0 million, and incurring offering costs of approximately $31.1 million, of which approximately $19.3 million was for deferred underwriting commissions.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fourth of one Public Warrant.

Note 4 — Related Party Transactions

Founder Shares

On December 23, 2020, 11,500,000 shares of the Company’s Class B common stock (the “Founder Shares”) were issued to the Sponsor in exchange for the payment of $25,000 of offering costs on behalf of the Company, or approximately $0.002 per share. In February 2021, the Sponsor forfeited 100,000 Founder Shares back to the Company and the Company issued an aggregate of 100,000 Founder Shares, in an amount totaling 50,000, to each of the Company’s independent directors. In February 2021, the Company effected a dividend of 2,300,000 of the Company’s Founder Shares, which resulted in an aggregate of 13,800,000 Founder Shares outstanding. Up to 1,800,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised the over-allotment option in full on February 11, 2021; thus, these 1,800,000 Founder Shares were no longer subject to forfeiture.

The holders of the Founders Shares agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the reported last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 9,360,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $14.0 million.

Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On December 23, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to an unsecured promissory note (the “Note”). This Note was non-interest bearing and payable upon the closing date of the Initial Public Offering. The Company had borrowed approximately $182,000 under the Note. On February 17, 2021, the Company repaid the Note in full.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Initial Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the date the Units were first listed on the NYSE, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2021, the Company incurred expenses of $30,000 and approximately $46,000 under the administrative services agreement, respectively. As of June 30, 2021 and December 31, 2020, the Company had no balance outstanding for services in connection with such agreement on the accompanying condensed balance sheets.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working

Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed in connection with the consummation Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an Initial Business Combination. The registration rights agreement will not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 7,200,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on February 11, 2021.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $11.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $19.3 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement for the Initial Public Offering.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021, there were 5,776,785 shares of Class A common stock issued or outstanding, excluding 49,423,215 shares subject to possible redemption. As of December 31, 2020, there were no shares of Class A common stock issued and outstanding.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 13,800,000 shares of Class B common stock issued and outstanding, which such amount having been retroactively restated to reflect the stock dividend in February 2021 as discussed in Note 4.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters.

The Class B common stock will automatically convert into Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination).

Note 7 — Derivative Warrant Liabilities

As of June 30, 2021, there were 13,800,000 and 9,360,000 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares of Class A common stock. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. The warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Initial Business Combination, the Company will use its best efforts to file with the U.S. Securities and Exchange Commission and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions, and they will not be redeemable by the Company, subject to certain limited exceptions, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants for cash or on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined in part by the redemption date and the “fair market value” of the Class A common stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends notice of redemption to the warrant holders.

The “fair market value” of the Class A common stock shall mean the average reported last sale price of the Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide the warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per whole warrant (subject to adjustment). This redemption feature differs from the typical warrant redemption features used in some other blank check offerings.

No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account — money market funds	$552,035,937	$—	$—
Liabilities:
Derivative public warrant liabilities	$16,422,000	$—	$—
Derivative private warrant liabilities	$—	$—	$14,133,600

Total Fair Value	$568,457,937	$—	$14,133,600

As of December 31, 2020, there were no assets or liabilities that are measured at fair value on a recurring basis.

Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement in April 2021, when the Public Warrants were separately listed and traded. There were no other transfers to/from Levels 1, 2, and 3 during the three and six months ended June 30, 2021.

Level 1 assets include investments in money market funds that invest solely in U.S. Treasury securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

For periods where no observable traded price is available, the fair value of the Public Warrants and the Private Placement Warrants have been estimated using a Black-Scholes option pricing model. For periods subsequent to the detachment of the Public Warrants from the Units, the fair value of the Public Warrants is based on the observable listed price for such warrants. The estimated fair value of the Public Warrants, prior to the Public Warrants being traded in an active market, and of the Private Placement Warrants, is determined using Level 3 inputs. Inherent in a Black-Scholes option pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	Initial Fair Value	As of March 31, 2021	As of June 30, 2021
Volatility	30.0%	27.5%	22.5%
Stock price	$9.55	$9.60	$9.78
Expected life of the options to convert	5	5	5
Risk-free rate	0.65%	1.16%	0.87%
Dividend yield	0.0%	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three and six months ended June 30, 2021 is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants	32,670,000
Change in fair value of derivative warrant liabilities	2,462,880

Derivative warrant liabilities at March 31, 2021	35,132,880
Transfer of Public Warrants to Level 1	(20,175,600)
Change in fair value of derivative warrant liabilities	(823,680)

Derivative warrant liabilities at June 30, 2021	$14,133,600

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the unaudited condensed financial statements were available to be issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

SPARTAN ACQUISITION CORP. III,

ATHENA PUBCO B.V.,

ATHENA MERGER SUB, INC.,

MADELEINE CHARGING B.V.,

ALLEGO HOLDING B.V.

and

solely with respect to the sections specified herein,

E8 PARTENAIRES

Dated as of July 28, 2021

A-i

A-ii

EXHIBIT A	Form of Registration Rights Agreement

EXHIBIT B	Form of Amended NewCo Articles of Association
EXHIBIT C	Form of Second Amended and Restated Certificate of Incorporation of Surviving Corporation
EXHIBIT D	Form of Amended and Restated Bylaws of Surviving Corporation
EXHIBIT E	Directors and Officers of NewCo and the Surviving Corporation

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Madeleine Knowledge Parties

A-iii

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Business Combination Agreement and Plan of Reorganization, dated as of July 28, 2021 (this “Agreement”), is entered into by and among Spartan Acquisition Corp. III, a Delaware corporation (“Spartan”), Athena Pubco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“NewCo”), Athena Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Madeleine Charging B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Madeleine Charging”), Allego Holding B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (the “Company”) and, solely for the purposes of Article II, Section 7.08, Section 7.13, Section 7.17, Article VIII and Article X, E8 Partenaires, a French societe par actions simplifee (“E8 Investor”). Spartan, NewCo, Merger Sub, Madeleine Charging, the Company and, solely with respect to the sections of this Agreement to which it is a party, E8 Investor, are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, (a) NewCo is a wholly owned direct Subsidiary of Madeleine Charging and (b) Merger Sub is a wholly owned direct Subsidiary of NewCo;

WHEREAS, upon the terms and subject to the conditions of this Agreement, in the event that the holders of more than 15% of the outstanding shares of Spartan Class A Common Stock exercise Redemption Rights (as defined below) in respect of such shares (the “Part A Redemption Threshold”), the Company shall issue to E8 Investor a number of Company Common Shares (as defined below) (valued at $10.00 per Company Common Share) equal to 50% of the amounts payable as “Part A of the Fees” as set forth in Article 2 of the E8 Agreement (as defined below), on the terms and conditions set forth in the E8 Agreement and this Agreement (the “E8 Part A Share Issuance”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, immediately prior to the Closing (as defined below) the Company may issue to E8 Investor upon E8 Investor’s election (the “E8 Part B Election”), Company Common Shares such that, after giving effect to the issuance of such shares for nominal consideration and the consummation of the E8 Part A Share Issuance, if applicable, the Share Contribution, the Spartan Merger and the Private Placement (each as defined below), such shares would represent not more than 15% (the “E8 Part B Max”) of the then-outstanding NewCo Ordinary Shares (as defined below), on the terms and subject to the conditions set forth in the E8 Agreement and this Agreement (collectively, the “E8 Part B Share Issuance” and, together with the E8 Part A Share Issuance, the “E8 Share Issuance”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties will enter into a business combination transaction pursuant to which (a) Madeleine Charging and, in the event the E8 Part A Issuance or E8 Part B Election occurs, E8 Investor will contribute (the “Share Contribution”) to NewCo all of the issued and outstanding Company Common Shares in exchange for a number of NewCo Ordinary Shares equal to the Contribution Consideration (as defined below) and (b) immediately thereafter, Merger Sub will merge with and into Spartan (the “Spartan Merger”), with Spartan surviving the Spartan Merger as a wholly owned Subsidiary of NewCo and pursuant to which each Spartan Warrant and each share of Spartan Common Stock (each as defined below) shall be converted into the right to receive an Assumed Warrant (as defined below) and a NewCo Ordinary Share, respectively;

WHEREAS, the Parties intend that, for U.S. federal and applicable state income Tax purposes, (a) the Spartan Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), (b) the Spartan Merger and the Share Contribution, together with the Private Placement, qualify as a transaction described in Section 351 of the Code and (c) following the consummation of the Transactions (as defined below), NewCo be classified as a non-U.S. corporation (clauses (a), (b) and (c) collectively, the “Intended Tax Treatment”);

WHEREAS, the board of directors of Madeleine Charging (the “Madeleine Board”) has unanimously (a) determined that it is fair to and in the best interests of Madeleine Charging and its business enterprise, and declared it advisable, that Madeleine Charging enter into this Agreement and consummate the Transactions, and (b) adopted this Agreement and approved the execution, delivery and performance by Madeleine Charging of this Agreement and the Transactions;

WHEREAS, the board of directors of Spartan (the “Spartan Board”) has unanimously (a) determined that it is fair to and in the best interests of Spartan and its stockholders, and declared it advisable, that Spartan enter into this Agreement and consummate the Transactions, (b) adopted this Agreement and approved the execution, delivery and performance by Spartan of this Agreement and the Transactions, (c) resolved to recommend that the stockholders of Spartan approve and adopt this Agreement and the Transactions, and (d) directed that this Agreement and the Transactions be submitted to the stockholders of Spartan for approval and adoption at the Spartan Stockholders’ Meeting (as defined below);

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that it is fair to and in the best interests of Merger Sub and its sole stockholder, and declared it advisable, that Merger Sub enter into this Agreement and consummate the Transactions, (b) adopted this Agreement and approved the execution, delivery and performance by Merger Sub of this Agreement and the Transactions, (c) resolved to recommend the approval and adoption of this Agreement and the Spartan Merger by the sole stockholder of Merger Sub, and (d) directed that this Agreement be submitted to the sole stockholder of Merger Sub for approval and adoption;

WHEREAS, in connection with the Closing, NewCo and certain stockholders of the Company and Spartan shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, Spartan, its officers and directors, and Sponsor are parties to that certain Letter Agreement, dated February 8, 2021 (the “Letter Agreement”), providing that, among other things, such parties have agreed to vote their shares of Spartan Founders Stock in favor of this Agreement, the Spartan Merger, and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the parties to the Letter Agreement have entered into an amendment thereto, to be effective as of the Closing (the “Letter Agreement Amendment”), pursuant to which, among other things, Sponsor and each of the other holders of Spartan Founders Stock have agreed to modified lock-up restrictions prohibiting certain transfers of any NewCo Ordinary Shares issued pursuant this Agreement upon the conversion of any shares of Spartan Class A Common Stock received by such holder pursuant to Section 2.03(c)(iii) in exchange for shares of Spartan Founders Stock;

WHEREAS, concurrently with the execution and delivery of this Agreement, Spartan, Sponsor and each of the other holders of Spartan Founders Stock have entered into a Founders Stock Agreement (the “Founders Stock Agreement”), pursuant to which, among other things, (a) in order to effect the conversion of such holders’ shares of Spartan Founders Stock into shares of Spartan Class A Common Stock on a one-for-one basis in accordance with this Agreement, each such holder agreed to waive certain anti-dilution rights it may have with respect to its Spartan Founders Stock under the Spartan Certificate of Incorporation, subject to and effectively immediately prior to the Closing, and (b) each such holder has further agreed (i) to use its reasonable best efforts to consummate the Transactions and (ii) not to transfer any shares of Spartan Common Stock or Spartan Warrants until the earlier of the Closing and any termination of this Agreement in accordance with its terms;

WHEREAS, NewCo, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase NewCo Ordinary Shares at a purchase price of $10.00 per NewCo Ordinary Share in a private placement (the “Private Placement”) to be consummated concurrently with the consummation of the transactions contemplated hereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and the Parties have entered into a letter agreement governing certain post-Closing matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Registration Rights Agreement, the Letter Agreement Amendment, the Founders Stock Agreement, the Subscription Agreements, the Side Letter Agreement and all other agreements, certificates and instruments executed and delivered by Spartan, Merger Sub, NewCo, Madeleine Charging, E8 Investor or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“ANRP III” means Apollo Natural Resources Partners III, L.P., a Delaware limited partnership.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Acquisition Date” means May 31, 2018.

“Available Cash” means the aggregate amount of cash in the Trust Account, less any payments required to be made by Spartan in connection with the exercise of the Redemption Rights, plus all cash proceeds received from the Private Placement.

“Backlog Site” means each site for which the Company or any Company Subsidiary has a contractual right to install and operate Company EVSEs, but for which installation has not been completed or operation of such Company EVSE has not commenced as of the date of this Agreement.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, partners, or other persons and whether in electronic or any other form or medium), that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day, except a Saturday or Sunday, on which the principal offices of the SEC in Washington, D.C. are open to accept filings and banks are not required or authorized to close in Amsterdam, the

Netherlands, or, in the case of determining a date when any payment is due, any day, except a Saturday or Sunday, on which banks are not required or authorized to close in New York, NY or Amsterdam, the Netherlands; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunication systems, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries as currently conducted.

“Civil Law Notary” means any of the civil law notaries (notarissen) working with NautaDutilh N.V., or any of their deputies (waarnemers).

“Closing Cash” means (i) the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checks, bank deposits and short term investments) of the Company and the Company Subsidiaries, minus (ii) all amounts in respect of any outstanding checks written by the Company or any Company Subsidiary, in each case, calculated in accordance with Section 2.03; provided that Closing Cash shall not include Excluded Cash. Any Closing Cash denominated in currencies other than United States dollars shall be valued in United States dollars utilizing the applicable mid-market exchange rates most recently published by the Wall Street Journal as of 11:59 p.m. New York time on the second Business Day prior to the Closing Date or another date reasonably agreed by the Company and Spartan to be the latest practicable day prior to Closing.

“Closing Debt” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable on the Closing Date as a result of the prepayment thereof or the consummation of the transactions contemplated by this Agreement) arising under, any obligations of the Company or any Company Subsidiary consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, calculated in accordance with Section 2.03. Notwithstanding the foregoing, “Closing Debt” shall not include any (w) obligations under operating leases or capitalized leases, (x) undrawn letters of credit, (y) obligations under any interest rate, currency or other hedging agreements (other than breakage costs payable upon termination thereof on the Closing Date) or (z) expenses incurred in connection with this Agreement and the Transactions, including the E8 Payment Amount. Any Closing Debt denominated in currencies other than United States dollars shall be valued in United States dollars utilizing the applicable mid-market exchange rates most recently published by the Wall Street Journal as of 11:59 p.m. New York time on the second Business Day prior to the Closing Date or another date reasonably agreed by the Company and Spartan to be the latest practicable day prior to Closing.

“Code” means the United States Internal Revenue Code of 1986.

“Company Common Shares” means the shares in the capital of the Company, with a nominal value of one euro (EUR 1.00) each.

“Company EVSE” means any and all EVSE owned by the Company or any Company Subsidiary as of the date of this Agreement.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent the consummation of the Spartan Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or Dutch GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events (including, each such case, any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Spartan Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties in Section 4.05 and, to the extent related thereto, the condition in Section 8.02(a)); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise expressly excluded from this definition of Company Material Adverse Effect); (h) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof; or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which Spartan has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d) and clause (h), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Parties” means Madeleine Charging, the Company, NewCo and Merger Sub, collectively.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Valuation” means $2,467,500,000, plus (i) the aggregate amount of Closing Cash, minus (ii) the aggregate amount of Closing Debt, minus (iii) the E8 Payment Amount and minus (iv) without duplication of amounts included in clause (iii), any stamp, transfer, goods and services, VAT or similar Taxes imposed on or borne by NewCo, the Company, any Company Subsidiary or Spartan in respect of the issuance of the Contribution Consideration.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, (ii) any Suppliers or customers of the Company or any Company Subsidiaries or (iii) Spartan or its Subsidiaries (as applicable), in each case, that is bound by any written confidentiality agreements.

“Contribution Consideration” means a number of NewCo Ordinary Shares equal to the quotient determined by dividing (i) the Company Valuation by (ii) $10.00.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, governmental order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Agreement” means the Facility Agreement by and among Société Générale, the other financial institutions party thereto as lenders, the guarantors party thereto, the Company, Allego B.V. and Allego Innovations B.V. dated May 27, 2019, as amended.

“Data Security Breach” means any accidental, unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that compromises the confidentiality, integrity, availability or security of Personal Information, Business Data or the Business Systems, or that triggers any reporting requirement under any data breach notification Law or contractual provision applicable to the Company or a Company Subsidiary.

“Deferred IPO Fees” means any fees, commissions, costs, expenses, concessions and other amounts payable to any party, including, brokers, underwriters, advisors (accounting, financial, legal and otherwise) and any consultants, in connection with Spartan’s initial public offering of Spartan Class A Common Stock that closed on February 11, 2021.

“Disabling Devices” means Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“E8 Agreement” means the Special Fees Agreement by and between Madeleine Charging and E8 Investor dated as of December 16, 2020, as amended.

“E8 Payment Amount” means (i) all amounts payable in cash to E8 Investor in connection with the Transactions, including the amounts payable as “Part A of the Fees” as set forth in Article 2 of the E8 Agreement, which amounts shall be calculated in accordance with Section 1.01(a) of the Company Disclosure Schedule, plus (ii) any stamp, withholding, transfer, goods and services, VAT, or similar Taxes imposed on or borne by NewCo, the Company, any Company Subsidiary or Spartan in respect of cash, equity or other property received by E8 Investor or its affiliates in connection with the Transactions.

“E8 Part A Company Shares” means those Company Common Shares issued to E8 Investor in connection with the E8 Part A Share Issuance, on the terms and subject to the conditions set forth in the E8 Agreement and this Agreement.

“E8 Part B Company Shares” means those Company Common Shares issued to E8 Investor, in a number such that, after giving effect to the issuance of such shares for nominal consideration and the consummation of the E8 Part A Share Issuance, if applicable, the Share Contribution, the Spartan Merger and the Private Placement, such shares shall represent not more than the E8 Part B Max, on the terms and subject to the conditions set forth in the E8 Agreement and this Agreement.

“E8 Purchased Company Shares” means the E8 Part A Company Shares and E8 Part B Company Shares.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA or remuneration plan (whether or not subject to ERISA), any bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, pension, retirement, supplemental retirement, profit sharing, savings, severance, redundancy, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten, that is maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, director or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise).

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“EVSE” means an electric vehicle charging station and all related electric vehicle supply equipment, hardware, infrastructure and accessories.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excluded Cash” means the aggregate amount of cash and cash equivalents held or retained by the Company and the Company Subsidiaries for the benefit of any person other than the Company or any Company Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934.

“Hazardous Substance(s)” means (i) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, and (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description, and (vii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Irrevocable Voting POA and Prior Consent Agreement” means that certain Irrevocable Voting POA and Prior Consent Agreement, by and between the Company and E8 Investor, dated as of April 14, 2021.

“IRS” means the U.S. Internal Revenue Service.

“ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act of 2003.

“knowledge” or “to the knowledge” of a person means (i) in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry of the individuals with operational responsibility for the fact or matter in question, (ii) in the case of Spartan, the actual knowledge of Geoffrey Strong, James Crossen, Olivia Wassenaar, Joseph Romeo and Corinne Still after reasonable inquiry, and (iii) in the case of Madeleine Charging, the actual knowledge of the persons listed on Schedule B after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling, requirement or mandatory collective bargaining agreement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing, for which the Company or any Company Subsidiary is required to make aggregate payments in excess of $200,000 annually.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“NewCo Ordinary Share” means the shares in the capital of NewCo, with a nominal value of twelve euro cents (EUR 0.12) each.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public

License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), or (ii) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation.

“Operational Site” means each site for which the Company or any Company Subsidiary has the contractual right to operate Company EVSEs for its own account, and for which operation of the Company EVSE installed thereon has commenced, in each case, as of the date of this Agreement.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made by the Company or applicable Company Subsidiary, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Intellectual Property granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Unaudited Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, (iii) any other similar information or data regulated by privacy or data security Laws and (iv) any information that is subject to PCI DSS.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including the following Laws (solely to the extent applicable to the Company or any Company Subsidiary): HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679 (the “EU GDPR”) the EU GDPR as it forms part of the laws of the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”), Directive 2002/58/EC on privacy and electronic communications, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Sections 9.2 and 9.7 of Article IX of the Spartan Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those territorial, list based and sectoral Laws, regulations and embargoes administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Side Letter Agreement” means the Side Letter Agreement by and among the Company, NewCo, Madeleine Charging, Spartan and Sponsor, dated as of the date hereof.

“Software” means all computer software (in any format, including object code, byte code or source code), and related documentation and materials.

“Spartan Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Spartan dated February 8, 2021.

“Spartan Class A Common Stock” means Spartan’s Class A Common Stock, par value $0.0001 per share.

“Spartan Common Stock” means Spartan Class A Common Stock and Spartan Founders Stock.

“Spartan Founders Stock” means Spartan’s Class B Common Stock, par value $0.0001 per share.

“Spartan Material Adverse Effect” means any Effect that, that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) is or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Spartan or (ii) would prevent the consummation of the Spartan Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Spartan Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or U.S. GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Spartan operates, or the economy as a whole; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events (including, in each such case, any escalation or general worsening thereof); (e) any actions taken or not taken by Spartan as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Spartan Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to references to “Spartan Material Adverse Effect” in the representations and warranties in Section 5.05 and, to the extent related thereto, the condition in Section 8.03(a)); (g) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d) and clause (g), to the extent that Spartan is disproportionately affected thereby as compared with other participants in the industries in which the Spartan operates.

“Spartan Organizational Documents” means the Spartan Certificate of Incorporation, the bylaws of Spartan, and Trust Agreement of Spartan, in each case as amended, modified or supplemented from time to time.

“Spartan Units” means one share of Spartan Class A Common Stock and one-fourth of one Spartan Warrant.

“Spartan Warrant Agreement” means that certain warrant agreement dated February 8, 2021 by and between Spartan and Continental Stock Transfer & Trust Company.

“Spartan Warrants” means whole warrants to purchase shares of Spartan Class A Common Stock as contemplated under the Spartan Warrant Agreement, with each whole warrant exercisable for one share of Spartan Class A Common Stock at an exercise price of $11.50.

“Sponsor” means Spartan Acquisition Sponsor III LLC, a Delaware limited liability company and indirect Subsidiary of ANRP III.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Spartan or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes, duties, levies, assessments, fees or other charges imposed by any Taxing Authority, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, social security or other similar contributions, withholding, occupancy, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority.

“Taxing Authority” means, with respect to any Tax, any Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any Law in relation to Tax.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“U.S. GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“VAT” means (i) any Tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any other value-added Tax or Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (i) above, or whether imposed by any other Taxing Authority.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Spartan in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“Worker” means any individual engaged as a “worker” or equivalent status under applicable Law.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 4.07(a)
ABP	§ 8.02(c)
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.04
Amended NewCo Articles of Association	§ 2.03(c)(v)
Antitrust Laws	§ 7.11(a)
Assumed Warrant	§ 3.01(a)(iv)
Blue Sky Laws	§ 4.05(b)
Book-Entry Shares	§ 3.02(b)
Certificate of Merger	§ 2.03(a)
Certificates	§ 3.02(b)(i)
Claims	§ 6.03
Closing	§ 2.03(b)
Closing Date	§ 2.03(b)
Closing Statement	§ 2.04
Company	Preamble
Company Disclosure Schedule	Article IV

Defined Term	Location of Definition
Company Permits	§ 4.06
Confidentiality Agreement	§ 7.04
Contracting Parties	§ 10.11
COVID-19 Relief	§ 4.25
D&O Insurance	§ 7.06(b)
Data Security Requirements	§ 4.13(i)
DGCL	§ 2.02
DTC	§ 3.01(b)
E8 Investor	Preamble
E8 Part A Share Issuance	Recitals
E8 Part B Election	Recitals
E8 Part B Max	Recitals
E8 Part B Share Issuance	Recitals
E8 Share Issuance	Recitals
Effective Time	§ 2.03(a)
Environmental Permits	§ 4.15
EU GDPR	§ 1.01
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Financial Statement Delivery Date	§ 9.01(b)
Founders Stock Agreement	Recitals
Governmental Authority	§ 4.05(b)
IFRS	§ 4.07(a)
Interim Financial Statements	§ 4.07
Intended Tax Treatment	Recitals
Lease	§ 4.12(g)
Lease Documents	§ 4.12(g)
Letter Agreement	Recitals
Letter Agreement Amendment	Recitals
Letter of Transmittal	§ 3.02(b)(i)
Madeleine Board	Recitals
Madeleine Charging	Preamble
Material Contracts	§ 4.16(a)
Maximum Annual Premium	§ 7.06(b)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 4.03(c)
NewCo	Preamble
Nominal Company Share Purchase Price	§ 2.01(a)
Nonparty Affiliates	§ 10.11
Outside Date	§ 9.01(b)
Owned Real Property	§ 4.12(a)
Parties	Preamble
Part A Redemption Threshold	Recitals
Payoff Documents	§ 7.15
PCAOB Audited Financial Statements	§ 7.16
Per Share Merger Consideration	§ 3.01(a)(ii)
Plans	§ 4.10(a)
Private Placement	Recitals
Proxy Statement/Prospectus	§ 7.01(a)
Real Property	§ 4.12(a)

Defined Term	Location of Definition
Redemption Shares	§ 3.01(b)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.03(a)
Required Spartan Proposals	§ 7.01
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Share Contribution	Recitals
Spartan	Preamble
Spartan Board	Recitals
Spartan Board Recommendation	§ 7.02(a)
Spartan Board Recommendation Change	§ 7.02(a)
Spartan Merger	Recitals
Spartan Preferred Stock	§ 5.03(a)
Spartan Proposals	§ 7.01(a)
Spartan SEC Reports	§ 5.07(a)
Spartan Stockholder Approval	§ 5.04
Spartan Stockholders’ Meeting	§ 7.01(a)
Subscription Agreements	Recitals
Surviving Corporation	§ 2.02
Surviving Corporation Stock	§ 3.01(a)(iii)
Terminating Company Breach	§ 9.01(e)
Terminating Spartan Breach	§ 9.01(g)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12
Unaudited Financial Statements	§ 4.07(a)

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” when used in this Agreement with respect to the Company or any Company Subsidiary means the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to July 22, 2021.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under Dutch GAAP, except for accounting terms used herein and not expressly defined herein to the extent being used solely to refer to Spartan, which terms shall have the meanings given to them under U.S. GAAP.

ARTICLE II.

SHARE CONTRIBUTION AND MERGER

SECTION 2.01 The E8 Share Issuance; the Share Contribution.

(a) Upon the terms and subject to the conditions set forth in Article VIII, immediately prior to the Share Contribution contemplated by Section 2.01(b), to the extent the Part A Redemption Threshold is met or the E8 Part B Election is made, the E8 Share Issuance shall be consummated as follows: (i) Madeleine Charging shall pay to E8 Investor an amount in cash equal to the aggregate nominal value of, as applicable, the E8 Purchased Company Shares (the “Nominal Company Share Purchase Price”); (ii) E8 Investor shall pay to the Company the Nominal Company Share Purchase Price; and (iii) the Company shall issue to E8 Investor the E8 Purchased Company Shares.

(b) Upon the terms and subject to the conditions set forth in Article VIII, immediately following (x) the E8 Share Issuance (if necessary) and (y) immediately prior to the Effective Time (as defined below), (i) E8 Investor shall contribute to NewCo the E8 Purchased Company Shares and (ii) Madeleine Charging shall contribute to NewCo all of the issued and outstanding Company Common Shares other than the E8 Purchased Company Shares (or, in the event the Part A Redemption Threshold is not met and the E8 Part B Election is not made, all of the issued and outstanding Company Common Shares), in each case free and clear of all Liens and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of such shares after the Closing), in exchange for the Contribution Consideration, which shall be issued to Madeleine Charging and E8 Investor in proportion to the relative number of issued and outstanding Company Common Shares contributed to NewCo by Madeleine Charging and E8 Investor, respectively, rounded to the nearest whole NewCo Ordinary Share.

SECTION 2.02 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Merger Sub shall be merged with and into Spartan. As a result of the Spartan Merger, the separate corporate existence of Merger Sub shall cease and Spartan shall continue as the surviving corporation of the Spartan Merger (the “Surviving Corporation”).

SECTION 2.03 Effective Time; Closing; Closing Order.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Parties shall cause the Spartan Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.03(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(c) At the Closing, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions set forth in this Agreement:

(i) the consummation of the E8 Share Issuance (if necessary);

(ii) the consummation of the Share Contribution by means of the execution of (A) one or two notarial deed(s) of transfer before the Civil Law Notary and (B) one or more deed(s) of issue;

(iii) each share of Spartan Founders Stock will convert into one share of Spartan Class A Common Stock, in accordance with the terms of the Spartan Organizational Documents;

(iv) the Certificate of Merger shall be filed and the Effective Time shall occur in accordance with Section 2.03(a);

(v) the notarial deed of conversion and amendment of articles of association of NewCo shall be executed before the Civil Law Notary, pursuant to which (A) NewCo shall be converted into a Dutch public limited liability company (naamloze vennootschap) and (B) the articles of association of NewCo shall be amended in the form of Exhibit B (the “Amended NewCo Articles of Association”);

(vi) certain investors shall subscribe for, and NewCo shall issue to such investors, the number of NewCo Ordinary Shares set forth in the Subscription Agreements against payment of the amounts set forth therein in the Private Placement; and

(vii) Spartan shall make or cause to be paid any payments required to be made by Spartan in connection with the exercise of the Redemption Rights.

SECTION 2.04 Determination of Company Valuation. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Spartan a statement (the “Closing Statement”) setting forth the Closing Cash and Closing Debt as of the date of the Closing Statement, together with a calculation of (a) the E8 Payment Amount and (b) the Company Valuation based on all such amounts. The Closing Statement and the determinations and calculations set forth therein shall be prepared in accordance with this Agreement. Spartan shall be entitled to review and comment on the Closing Statement, and the Company shall provide, or cause to be provided to, Spartan and its Representatives access to information that any of them reasonably requests relating to the Closing Statement and the Company’s preparation of the foregoing. The Company shall consider in good faith any comments Spartan may provide in respect of the Closing Statement prior to the Closing Date and, based on the Company’s good faith assessment, deliver a revised Closing Statement to Spartan prior to the Closing Date reflecting any such changes that the Company determines in its sole discretion are warranted or appropriate. A revised Closing Statement delivered in accordance with the immediately preceding sentence (if any) shall be deemed to be the Closing Statement for all purposes hereof.

SECTION 2.05 Effect of the Spartan Merger. At the Effective Time, the effect of the Spartan Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Spartan and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Spartan and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.06 Organizational Documents. At the Effective Time, (i) the Spartan Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit C attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.07) and (ii) the bylaws of Spartan, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit D attached hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.07).

SECTION 2.07 Directors and Officers.

(a) The Parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit E hereto, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The Parties shall cause the board of directors of NewCo and the officers of NewCo as of immediately following the Effective Time to comprise the individuals set forth on Exhibit E, each to hold office in accordance with applicable Dutch law and the Amended NewCo Articles of Association and until their respective successors are appointed.

ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Spartan Merger and without any action on the part of the holders of any of the following securities:

(i) all shares of Spartan Common Stock held in the treasury of Spartan shall be automatically canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(ii) each share of Spartan Common Stock issued and outstanding immediately prior to the Effective Time (other than Redemption Shares) shall be cancelled and converted into one validly issued, fully paid and non-assessable (meaning that the holders of the NewCo Ordinary Shares will not by reason of merely being such a holder, be subject to assessment or calls by NewCo or its creditors for further payment on such NewCo Ordinary Shares) NewCo Ordinary Share (the “Per Share Merger Consideration”), which NewCo Ordinary Shares will be issued at the expense of NewCo’s freely distributable reserves;

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation (“Surviving Corporation Stock”);

(iv) NewCo shall assume the Spartan Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of this Section 3.01(a)(iv), and each Spartan Warrant then outstanding and unexercised shall automatically without any action on the part of its holder, be converted into a warrant to acquire one NewCo Ordinary Share (each resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Spartan Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (A) each Assumed Warrant shall be exercisable solely for NewCo Ordinary Shares; (B) the number of NewCo Ordinary Shares subject to each Assumed Warrant shall be equal to the number of shares of Spartan Common Stock subject to the applicable Spartan Warrant; and (C) the per share exercise price for the NewCo Ordinary Shares issuable upon exercise of such Assumed Warrant shall be equal to the per share exercise price for the shares of Spartan Common Stock subject to the applicable Spartan Warrant, as in effect immediately prior to the Effective Time. NewCo shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation, for so long as any of the Assumed Warrants remain outstanding, a sufficient number of NewCo Ordinary Shares for delivery upon the exercise of such Assumed Warrants.

(b) Each share of Spartan Class A Common Stock issued and outstanding immediately prior to the Effective Time with respect to which a Spartan stockholder has validly exercised its Redemption Rights (collectively, the “Redemption Shares”), shall not be converted into and become a share of Surviving Corporation Stock, shall not entitle the holder thereof to receive the Per Share Merger Consideration and shall at the Effective Time be converted into the right to receive from the Surviving Corporation, in cash, an amount per share calculated in accordance with such stockholder’s Redemption Rights. As promptly as practicable after the Effective Time, the Surviving Corporation shall cause such cash payments to be made in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry share) shall cease to have any rights with respect thereto, except the right to receive the cash payments from Spartan referred to in the immediately preceding sentence.

SECTION 3.02 Exchange of Certificates.

(a) Prior to the Effective Time, NewCo shall designate a bank or trust company selected by NewCo and reasonably satisfactory to Spartan (which approval shall not be unreasonably withheld, delayed or conditioned) (the “Exchange Agent”) for the purpose of issuing NewCo Ordinary Shares and shall enter into an agreement acceptable to Spartan (which acceptance shall not be unreasonably withheld, delayed or conditioned) with the Exchange Agent relating to the services to be performed by the Exchange Agent. NewCo shall issue and deliver to the Exchange Agent, solely for the account and benefit of the former holders of Spartan Common Stock, a number of validly issued, fully paid and non-assessable (meaning that the holders of the NewCo Ordinary Shares will not by reason of merely being such a holder, be subject to assessment or calls by NewCo or its creditors for further payment on such NewCo Ordinary Shares) NewCo Ordinary Shares equal to the number of Spartan Common Stock (such NewCo Ordinary Shares, the “Exchange Fund”). NewCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund as promptly as practicable in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) As promptly as practicable after the Effective Time, NewCo shall cause the Exchange Agent to mail to each holder of Spartan Common Stock evidenced by certificates (the “Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by the Depository Trust Company (“DTC”) a letter of transmittal, which shall be in a form reasonably acceptable to Spartan (the “Letter of Transmittal”) and shall specify (A) to the extent applicable, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, pursuant to the Letter of Transmittal. Within two (2) Business Days (but, for the avoidance of doubt, in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates or Book-Entry Shares held by such holder for cancellation, if applicable, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefore, and Spartan shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration, and the Certificate and Book-Entry Shares so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate and each Book-Entry Share shall be deemed at all times after the Effective Time and the exchange in accordance with Section 3.02(a) to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01. To the extent requested by Spartan, NewCo shall use reasonable best efforts to cooperate with Spartan to provide holders of Book-Entry Shares the opportunity to complete and return any Letter of Transmittal and such other documents as may be required by this paragraph prior to the Closing, in order to facilitate prompt delivery of the applicable Per Share Merger Consideration to the holders thereof following the Effective Time.

(ii) With respect to Book-Entry Shares held through the DTC, NewCo and Spartan shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable Per Share Merger Consideration.

(c) Distributions with Respect to Unexchanged NewCo Ordinary Shares. All NewCo Ordinary Shares to be issued as Per Share Merger Consideration shall be deemed issued and outstanding as of the Effective Time; provided that no dividends or other distributions declared or made after the Effective Time with respect to NewCo Ordinary Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the NewCo Ordinary Shares to be issued in exchange therefor until the holder of such Certificate surrenders such Certificate or Book-Entry Share in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Share, the holder of the Certificate or Book-Entry Share representing a NewCo Ordinary Share issued in exchange therefore will be paid, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such NewCo Ordinary Share, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such NewCo Ordinary Share.

(d) No Further Rights in Spartan Common Stock. The Per Share Merger Consideration payable upon conversion and exchange of the Spartan Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Spartan Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of Spartan Common Stock for one (1) year after the Effective Time shall be delivered to NewCo, upon demand, and any former holders of Spartan Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to NewCo for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by any person as of a date which is immediately prior to such time as such NewCo Ordinary Shares or amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of NewCo free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, Merger Sub, NewCo or the Surviving Corporation shall be liable to any person for any NewCo Ordinary Shares (or dividends or distributions with respect thereto) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Spartan, NewCo, the Company, the Surviving Corporation, Merger Sub, and the Exchange Agent shall be entitled to deduct and withhold from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code, applicable Dutch Law, or other provision of U.S. state, local or non-U.S. Tax Law; provided that, except with respect to withholding or deducting on any amounts treated as compensation for services, if the applicable withholding agent determines that any payment, issuance or transfer to Madeleine Charging, E8 Investor or any owners of Spartan hereunder is subject to deduction and/or withholding, then such withholding agent shall (i) use reasonable best efforts to provide notice to the applicable recipient as soon as reasonably practicable after such determination and (ii) reasonably cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made. To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

SECTION 3.03 Spartan Stock Transfer Books. At the Effective Time, the stock transfer books of Spartan shall be closed and there shall be no further registration of transfers of Spartan Common Stock thereafter on the records of Spartan.

SECTION 3.04 No Appraisal and Dissenters’ Rights(a) . No dissenters’ or appraisal rights shall be available with respect to the Spartan Merger

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the Company’s disclosure schedule delivered by the Company Parties in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule to the extent in existence on the date of this Agreement, (unless such disclosure has sufficient detail on its face that it is reasonably apparent that it relates to another section of this Article IV) or by cross-reference to another section of the Company Disclosure Schedule), the Company Parties hereby jointly and severally represent and warrant to Spartan as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) Each Company Party and each Company Subsidiary, is a corporation or other organization duly organized, validly existing and in good standing (to the extent the jurisdiction of its incorporation or organization recognizes such concept) under the laws of the jurisdiction of its incorporation or organization as set forth on Section 4.01(a) of the Company Disclosure Schedule and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Party and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(b) As of the date of this Agreement, a true and complete list of each Company Subsidiary, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02 Certain Organizational Documents. The Company has, prior to the date of this Agreement, made available to Spartan a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents (such as articles of association), each as amended to date, of each Company Party and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. No Company Party nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.03 Capitalization.

(a) As of the date hereof, one-hundred (100) Company Common Shares are issued and outstanding. All outstanding Company Common Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held (i) as of the date of this Agreement, by Madeleine Charging, (ii) as of immediately following the E8 Share Issuance, by Madeleine Charging and E8 Investor and (iii) as of immediately following the Share Contribution and immediately prior to the Spartan Merger, by NewCo, in each case, free and clear of all Liens.

(b) As of the date hereof, one (1) NewCo Ordinary Share is issued and outstanding. Such outstanding NewCo Ordinary Share has been duly authorized, validly issued, fully paid and is non-assessable (meaning that the holder of the NewCo Ordinary Share will not by reason of merely being such a holder, be subject to assessment or calls by NewCo or its creditors for further payment on such NewCo Ordinary Share) and is not subject to preemptive rights, and is held by Madeleine Charging free and clear of all Liens.

(c) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of one-hundred (100) shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, one-hundred (100) shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by NewCo free and clear of all Liens.

(d) There are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company, NewCo, Merger Sub or any Company Subsidiary or obligating the Company, NewCo, Merger Sub or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company, NewCo, Merger Sub or any Company Subsidiary. None of the Company, NewCo, Merger Sub or any Company Subsidiary is a party to, or otherwise bound by, and none of the Company, NewCo, Merger Sub or any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company, NewCo, Merger Sub or any Company Subsidiary. Except as set forth in the Irrevocable Voting POA and Prior Consent Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company, NewCo, Merger Sub or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Common Shares or any other equity interests or other securities of the Company, NewCo, Merger Sub or any Company Subsidiary to which the Company, NewCo, Merger Sub or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Common Shares or any of the equity interests or other securities of the Company, NewCo, Merger Sub or any

Company Subsidiary. None of the Company, NewCo, Merger Sub or any Company Subsidiary directly or indirectly own, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other person.

(e) There are no outstanding contractual obligations of the Company, NewCo, Merger Sub or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of NewCo, Merger Sub or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(f) All outstanding Company Common Shares and shares of capital stock in NewCo, Merger Sub and each Company Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable laws and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company, NewCo, Merger Sub or any Company Subsidiary or any affiliate of the Company is a party and the organizational documents of the Company, NewCo, Merger Sub and the Company Subsidiaries, as applicable.

SECTION 4.04 Authority Relative to this Agreement.

(a) Each Company Party has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each Company Party and the consummation by each Company Party of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of any of the Company Parties are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each Company Party and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of each Company Party, enforceable against such Company Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). No federal, state or local takeover statute is applicable to the Share Contribution.

(b) The NewCo Ordinary Shares constituting the Per Share Merger Consideration and the Contribution Consideration being delivered by NewCo hereunder shall be duly and validly issued, fully paid and non-assessable, (meaning that the holders of the NewCo Ordinary Shares will not by reason of merely being such a holder, be subject to assessment or calls by NewCo or its creditors for further payment on such NewCo Ordinary Shares), and each such share or other security shall be issued free and clear of preemptive rights and all Liens. The Per Share Merger Consideration and the Contribution Consideration will be issued in compliance with all applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each Company Party does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of any Company Party or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to any Company Party or any Company Subsidiary or by which any property or asset of any Company Party or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of notice, consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by each Company Party does not, and the performance of this Agreement by any Company Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory, local or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL and filing and recordation of appropriate share transfer documentation before a Civil Law Notary, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07 Financial Statements.

(a) The Company has made available to Spartan true and complete copies of (i) the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020 (the balance sheet as of December 31, 2020, the “2020 Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the years then ended (collectively, the “Unaudited Financial Statements”), which Unaudited Financial Statements are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Unaudited Financial Statements (including the notes thereto) (i) was prepared in accordance with the International Financial Reporting Standards as adopted by the European Union (“IFRS”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) Attached as Section 4.07(b) of the Company Disclosure Schedules are true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2021 and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the quarterly period then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments, which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(c) Except as and to the extent set forth on the 2020 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with Dutch GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2020 Balance Sheet; (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party; or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d) Since the Acquisition Date, (i) neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant, or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of the Company or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

SECTION 4.08 Absence of Certain Changes or Events. Since December 31, 2020, and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to COVID-19 Measures, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including material Company-Owned IP) other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01(b)(iv), Section 6.01(b)(v), Section 6.01(b)(vii), Section 6.01(b)(xv) and, only with respect to the covenants in each of the foregoing subsections of Section 6.01(b), Section 6.01(b)(xvii).

SECTION 4.09 Absence of Litigation. As of the date of this Agreement, there is no material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, except for any Action that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date listed therein, all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party or bound, with respect to which the Company or any Company Subsidiary has any obligation (other than (i) the Company or any Company Subsidiary’s standard form of at-will offer letter, which form(s) of offer letter has or have been made available to Spartan in the Virtual Data Room, and permit(s) termination of employment: (x) by the Company or a Company Subsidiary with no more than one (1) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary, or (ii) customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each material Plan, the Company has made available to Spartan in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, and (iii) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to materially modify or terminate any Plan, other than with respect to a modification or termination required by the terms of the Plan or other applicable Law.

(c) None of the Plans are or were subject to ERISA or the Code and no Plan participant or beneficiary is subject to taxation under the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay material separation, severance, redundancy, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment, vesting or funding, or increase the amount, of any benefit or other compensation due to any individual.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under applicable Law.

(f) Each Plan is and has been since the Acquisition Date, in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. The Company has performed, in all material respects, all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(h) All Plans (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) As of the date hereof, the Company and each applicable Company Subsidiary has complied with and is in compliance with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation and all other laws relating to retirement, death, sickness, disability or like benefits, to the extent applicable to the Company or Company Subsidiary.

(j) No restricted securities in relation to the Company or any Company Subsidiary have been acquired by (or by any affiliate of) any of the Company’s or any Company Subsidiary’s current, prospective or former employees, directors or officers resident in the United Kingdom for Tax purposes without a valid joint election under Section 431(1) of ITEPA having been signed by the current, prospective or former employee, director or officer and its employer in respect thereof within 14 days of such acquisition. Undefined terms in this Section 4.10(j) have the meaning set forth in Part 7 of ITEPA.

SECTION 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth all collective bargaining agreements, collective agreements, and any other contract or agreement with a labor union, works council, trade union, or similar representative of employees to which the Company or any Company Subsidiary is bound. There are no, and since the Acquisition Date there have not been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees of the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. Since the Acquisition Date there have been no union or works council certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union or works council organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(b) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, Workers, or independent contractors.

(c) The Company and the Company Subsidiaries are and have been since the Acquisition Date in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, employment terminations, redundancies, mass layoffs and plant closings, information and consultation, collective bargaining, immigration, meal and rest breaks, pay equity, workers’ compensation, vacation and other paid time off, family and medical leave and all other employee leave, recordkeeping, classification of employees, Workers, and independent contractors, engagement of agency, part-time and fixed-term workers, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements. Neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing except, in each case, as would not reasonably be expected, individually or in the aggregate, to result in material liability to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.12 Real Property; Title to Assets.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all material real property owned by the Company (the “Owned Real Property” and together with the Leased Real Property, Operational Sites and Backlog Sites, the “Real Property”). (i) The Company has good and marketable title to the Owned Real Property, free and clear of all Liens except for Permitted Liens, (ii) no

Owned Real Property is subject to any outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion of any Owned Real Property or interest therein, (iii) no Owned Real Property is subject to any lease, sublease, concession, license, occupancy agreement, outstanding option or right of first refusal to lease, or other contracts or arrangement granting to any person other than the Company the right to occupy any Owned Real Property, or any portion of any Owned Real Property, and (iv) there are no persons other than the Company in possession thereof.

(b) The Company is not in breach or default of any restrictive covenant affecting the Real Property, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any such restrictive covenant, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c) To the Company’s knowledge, there are no pending or threatened condemnation, expropriation or eminent domain proceedings with respect to any Real Property.

(d) No damage or destruction has occurred with respect to any of the Real Property that would have a Company Material Adverse Effect, whether or not covered by an enforceable insurance policy.

(e) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the use by the Company of the land, buildings, structures and improvements on the Real Property are in conformity with all applicable Laws, including all applicable zoning Laws, and with all registered deeds, restrictions of record or other agreements of record affecting such Real Property, (ii) there exists no conflict or dispute with any Governmental Authority, regulatory authority or other person relating to any Real Property or the activities thereon or the occupancy or use thereof of which the Company has received written notice, and (iii) all requisite certificates of occupancy and other permits or approvals required with respect to the land, buildings, structures and improvements on any of the Owned Real Property and the occupancy and use thereof have been obtained and are currently in effect.

(f) There are currently in effect such insurance policies for the Owned Real Property as are customarily maintained with respect to similar properties utilized for comparable purposes.

(g) Section 4.12(g) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Spartan, and (i) to the knowledge of the Company, there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Real Property, and (ii) all such Leases are, with respect to the Company or a Company Subsidiary, as the case may be, in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect.

(h) Other than due to COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not have a Company Material Adverse Effect. To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

(i) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.

(j) Section 4.12(j) of the Company Disclosure Schedule lists, as of the date listed therein, on a country-by-country basis, the street address of each Operational Site. With respect to at least 70% of the Operational Sites and Backlog Sites, the Company or a Company Subsidiary is party to a land rights agreement, Lease, memorandum of understanding or similar agreement that contractually secures land use rights for the purpose of constructing and operating a Company ESVE for not less than 10 years.

SECTION 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of all of the following that are owned or purported to be owned or held by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar) and (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (w) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $250,000, (x) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $250,000 per annum, (y) non-exclusive licenses granted to the Company by customers to the customer’s Intellectual Property for the sole purpose of providing the Products to the customer and (z) firmware, feedback and similar licenses that are ancillary to the applicable transaction and not material to the business of the Company and the Company Subsidiaries). The Company IP constitutes all material Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Registered Intellectual Property (other than applications therefor) constituting Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. To the Company’s knowledge, no loss or expiration of any Registered Intellectual Property constituting Company-Owned IP is threatened in writing or pending except such Registered Intellectual Property which is scheduled to expire at the end of its full term.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain and protect the secrecy, confidentiality and value of its trade secrets and other material Confidential Information. To the Company’s knowledge, neither the Company nor any Company Subsidiaries has disclosed trade secrets or other Confidential Information, that is material and relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries as currently conducted, to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality of and protect such Confidential Information.

(d) (i) Since the Acquisition Date, there have been no claims filed and served or threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement or misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge the operation of the business of the Company and the Company Subsidiaries (including the Products) has not, since the Acquisition Date, and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has, since the Acquisition Date, infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) All persons who have contributed, developed or conceived any material Company-Owned IP have executed written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Merger Sub or Spartan in the Virtual Data Room, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration, in each case, to the extent such ownership does not automatically vest in the Company or one of the Company Subsidiaries by operation of Law without a written agreement.

(f) The Company and Company Subsidiaries do not use any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the material Company-Owned IP, or (ii) under any Reciprocal License, except, in each case, as would not reasonably be expected to have a material effect on the Company’s and the Company Subsidiaries’ business, taken as a whole.

(g) To the Company’s knowledge, there are no defects, that are current, unresolved and material, in any of the Products currently offered by the Company which are not of the type that are capable of being remediated in the ordinary course of business, other than those that have not directly caused, and would not reasonably be expected to directly cause, a Company Material Adverse Effect.

(h) The Company and the Company Subsidiaries maintain and since the Acquisition Date have maintained, commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since the Acquisition Date, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. To the Company’s knowledge, the Company and/or the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems as currently conducted.

(i) The Company and each of the Company Subsidiaries currently comply and, since the Acquisition Date, have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or other Business Data, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (iv) PCI DSS and (v) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security, confidentiality, integrity and availability of the Business Systems and any Business Data, including where applicable, implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. The Company’s and the Company Subsidiaries’ employees receive reasonable training on privacy and information security issues. There is no Disabling Device in any of the Business Systems or Product components. Since the Acquisition Date, neither the Company nor any of the Company Subsidiaries has (x) experienced any material Data Security Breaches; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any other person, or received any written claims or complaints regarding the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(j) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, where the Company and/or any Company Subsidiary uses a data processor to process Personal Information, there is in existence, to the extent required under applicable Privacy/Data Security Laws, a written and valid contract between the Company and/or the relevant Company Subsidiary and each such data processor that complies in all material respects with applicable Privacy/Data Security Laws. To the Company’s knowledge, since the Acquisition Date, such data processors have not breached, in any material respect, any such contracts pertaining to Personal Information processed by such persons on behalf of the Company and/or any of the Company Subsidiaries.

(k) The Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date.

(l) All past and current employees, Workers and independent contractors of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.

(m) Neither the Company nor any Company Subsidiary is a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates the Company or any Company Subsidiary to generally grant or offer to third parties any license or right to any Company-Owned IP on reasonable and non-discriminatory or similar terms.

SECTION 4.14 Taxes.

(a) All material Tax Returns of the Company and each of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by the Company and each of the Company Subsidiaries, or for which the Company and the Company Subsidiaries may be liable, have been timely paid in full to the appropriate Taxing Authority, other than Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with IFRS as of the date of this Agreement. The Company and the Company Subsidiaries have withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party. Neither the Company nor any Company Subsidiary has taken advantage of any change in Law in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) any material payment obligation of the Company or any Company Subsidiary to any Taxing Authority.

(b) Other than as a beneficiary thereto, neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar contract or arrangement (other than any such agreement entered into in the ordinary course of business and not primarily relating to Taxes).

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) settlement or other agreement with any Taxing Authority made prior to the Closing; (iii) disposition made or payment received prior to the Closing; or (iv) transaction occurring prior to the Closing between or among members of any affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes of which the Company or any Company Subsidiary is or was a member.

(d) Neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes (other than (x) a group of which the only members have been the Company and/or any current Company Subsidiary, or (y) a Dutch fiscal unity, the only members of which have been the Company, any current Company Subsidiary, Madeleine Charging and Opera Charging B.V.). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) as a result of being a member of a consolidated group, fiscal unity or unified group, as a transferee or successor, by contract or otherwise, in each case (other than any such agreement entered into in the ordinary course of business and not primarily relating to Taxes).

(e) The Company has made available to Spartan true, correct and complete copies of all transfer pricing documentation prepared by or with respect to the Company and any Company Subsidiary during the past three years.

(f) Neither the Company nor any Company Subsidiary is a party to any material ruling or similar agreement or arrangement with a Taxing Authority, and neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between it and any Taxing Authority.

(g) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any analogous or similar provision of U.S. state or local or non-U.S. Law.

(h) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing with respect to the Company or any Company Subsidiary. There is no outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of the Company, threatened by any Taxing Authority.

(i) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the ordinary course of business or for automatic extensions of time to file income Tax Returns.

(j) There are no Liens or encumbrances for material amounts of Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(k) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that such person is or may be subject to Tax in such jurisdiction.

(l) To the knowledge of the Company, neither the Company nor any Company Subsidiary is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(m) NewCo is, and has been since its inception, properly classified as a corporation for U.S. federal income tax purposes. The U.S. federal income tax classification of the Company and each Company Subsidiary is set forth on Section 4.14(m) of the Company Disclosure Schedule.

(n) Any document subject to stamp duty that may be necessary or desirable in proving the title of the Company or any Company Subsidiary to any asset has been duly stamped, and no such documents that are outside the United Kingdom would attract United Kingdom stamp duty if they were brought into the United Kingdom.

(o) The Company and the Company Subsidiaries have complied in all material respects with the requirements of all Laws in respect of VAT and have been registered for purposes of VAT at all times they were required to be so registered.

(p) None of the Company Parties has taken any action that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

SECTION 4.15 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since the Acquisition Date, nor is it in violation of, applicable Environmental Law; (b) none of the properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances, including at any waste disposal facility; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are and since the Acquisition Date have been in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation of, or liability under, Environmental Laws, in each of the foregoing clauses (a)-(f), except in each case as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

SECTION 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than $1,000,000, in the aggregate, over any 12-month period;

(ii) each contract and agreement with the Company’s or any Company Subsidiary’s customers and Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable to or by the Company or any Company Subsidiary, in either case, of more than $1,000,000, in the aggregate, over any 12-month period;

(iii) each contract and agreement pursuant to which the Company or any Company Subsidiary has obligated itself to make capital expenditures that would reasonably be expected to exceed $1,000,000, other than engineering, procurement and construction agreements and similar agreements for the installation of Company EVSEs;

(iv) any land use agreement, Lease or similar agreement involving the right to use land for the purpose of installing and operating Company EVSEs, to the extent it involves real property underlying more than five (5) Company EVSEs at Operational Sites;

(v) all management contracts (excluding contracts for employment) and contracts with other consultants that require payments from the Company in excess of $250,000 annually;

(vi) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party, other than (i) agreements for the installation of Company EVSEs, (ii) agreements between the Company on the one hand, and any Company Subsidiary, on the other, or (iii) agreements between Company Subsidiaries;

(vii) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $1,000,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(viii) all partnership, joint venture, consortium or similar agreements;

(ix) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party that involve payments to the Company or any Company Subsidiaries in excess of $500,000, other than any Company Permits;

(x) each contract and agreement with any of the Affiliates of the Company (other than the Company or any Company Subsidiary);

(xi) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xii) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business, other than with commercial counterparties in connection with Operational Sites, in the ordinary course of business consistent with past practice;

(xiii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xiv) contracts which involve the license or grant of rights to a third party of Company-Owned IP by the Company (other than non-exclusive licenses granted to customers, suppliers, or distributors in the ordinary course of business);

(xv) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xvi) each agreement for the development of material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and independent contractor agreements entered into substantially on the Company’s standard form of such agreement made available to Spartan in the Virtual Data Room);

(xvii) agreement pursuant to which the Company jointly owns any Intellectual Property which is material to the business of the Company with any third party; and

(xviii) agreement pursuant to which the Company is obligated to develop any Intellectual Property to be exclusively owned by any third party.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) as of the date of this Agreement, the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default or notice of termination under any such Material Contract, in each of the foregoing clauses (i)-(iii), except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole. The Company has furnished or made available to Spartan true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.18 Board Approval; Vote Required. The Madeleine Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined it is fair to and in the best interests of Madeleine Charging and its business enterprise, and declared it advisable, that Madeleine Charging enter into this Agreement and consummate the Transactions, and (b) adopted this Agreement and approved the execution, delivery and performance by Madeleine Charging of this Agreement and the Transactions. No vote of the holders of any class or series of capital stock or other securities of the Company or Merger Sub needs to be obtained following the execution of this Agreement to adopt this Agreement and approve the Transactions.

SECTION 4.19 Certain Business Practices.

(a) Since the Acquisition Date, none of the Company, any Company Subsidiary, any of their respective directors or officers (acting in their capacity as such), or to the Company’s knowledge employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery. The Company and the Company Subsidiaries have adopted and maintain policies and procedures reasonably designed to prevent a violation of applicable Anti-Corruption Laws.

(b) Since the Acquisition Date, none of the Company, any Company Subsidiary, any of their respective directors or officers (acting in their capacity as such), or to the Company’s knowledge employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and since the Acquisition Date, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

SECTION 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. The Company and the Company Subsidiaries have not, since the Acquisition Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.21 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.22 Brokers. Except for Credit Suisse Securities (USA) LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Spartan with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Credit Suisse Securities (USA) LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 4.23 Sexual Harassment and Misconduct. None of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director, employee or independent contractor of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment or sexual misconduct by an executive officer, director or employee of the Company or any of the Company Subsidiaries, and there are no, and since the Acquisition Date, there have not been any Actions pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or sexual misconduct by an officer, director or employee of the Company or any of the Company Subsidiaries.

SECTION 4.24 Products Liability.

(a) Since the Acquisition Date, (i) there have been no recalls, seizures or withdrawals from any market of Products and (ii) neither the Company nor any Company Subsidiary has any material liability arising as a result of or relating to, or has received any written notice of any Action, or any threat of any Action, relating to (A) material bodily injury, death or other disability arising as a result of the ownership, possession or use of any Product or (B) false advertising or deceptive trade practices.

(b) To the knowledge of the Company, since the Acquisition Date, all Products have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any Company Subsidiary has any existing material liability for replacement or repair thereof or other damages in connection therewith.

SECTION 4.25 COVID-19 Relief. Section 4.25 of the Company Disclosure Schedule sets forth all loans, subsidies, deferrals or other relief with respect to COVID-19 outstanding at the Company or any Company Subsidiary as of the date hereof (“COVID-19 Relief”). At the time it submitted all documentation with respect to and availed itself of the benefits of each COVID Relief, the Company or applicable Company Subsidiary satisfied all applicable material eligibility requirements related to the receipt of such COVID-19 Relief, and all information submitted with respect thereto was complete and accurate in all material respects. The Company and each Company Subsidiary has continued to comply with the applicable requirements of all COVID-19 Relief, and used any proceeds therefrom for permissible purposes as required by such COVID-19 Relief, in each case in all material respects. To the Company’s knowledge no facts or circumstances exist that would materially impair the ability of the Company or applicable Company Subsidiary to obtain forgiveness of the applicable COVID-19 Relief.

SECTION 4.26 No Prior Operations . NewCo was formed on June 3, 2021 and Merger Sub was formed on July 6, 2021. Since its inception, neither NewCo nor Merger Sub has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions. Neither NewCo nor Merger Sub has operations, has generated any revenues or has any assets or liabilities other than those incurred in connection with the foregoing and in association with the Transactions.

SECTION 4.27 Accredited Investors. Madeleine Charging is acquiring the NewCo Ordinary Shares for its own account as an investment and not with a view to sell, transfer or otherwise distribute all or any part thereof to any other person in any transaction that would constitute a “distribution” within the meaning of the Securities Act. Madeleine Charging acknowledges that it can bear the economic risk of its investment in the NewCo Ordinary Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the NewCo Ordinary Shares. Madeleine Charging is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. Madeleine Charging understands that neither the offer nor sale of the NewCo Ordinary Shares has been registered pursuant to the Securities Act or any applicable state securities Laws, that all of the NewCo Ordinary Shares to be received by Madeleine Charging in the Transactions will subject to substantial restrictions on transfer, that all of the NewCo Ordinary Shares received by Madeleine Charging will be characterized as “restricted securities” under U.S. federal securities Laws, and that, under such Laws and applicable regulations, none of the NewCo Ordinary Shares can be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder.

SECTION 4.28 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Spartan, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Spartan, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition

(or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Spartan, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SPARTAN

Except as set forth in the Spartan SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Spartan SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Spartan hereby represents and warrants to the Company Parties as follows:

SECTION 5.01 Corporate Organization.

(a) Spartan is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Spartan Material Adverse Effect.

(b) Spartan does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02 Organizational Documents. Spartan has heretofore furnished to the Company complete and correct copies of the Spartan Organizational Documents. The Spartan Organizational Documents are in full force and effect. Spartan is not in violation of any of the provisions of the Spartan Organizational Documents.

SECTION 5.03 Capitalization.

(a) The authorized capital stock of Spartan consists of (i) 250,000,000 shares of Spartan Class A Common Stock, (ii) 20,000,000 shares of Spartan Founders Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Spartan Preferred Stock”). As of the date of this Agreement (i) 55,200,000 shares of Spartan Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 13,800,000 shares of Spartan Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Spartan Class A Common Stock or Spartan Founders Stock are held in the treasury of Spartan, (iv) 23,160,000 Spartan Warrants are issued and outstanding, and (v) 23,160,000 shares of Spartan Class A Common Stock are reserved for future issuance pursuant to the Spartan Warrants. As of the date of this Agreement, there are no shares of Spartan Preferred Stock issued and outstanding. Each Spartan Warrant is exercisable for one share of Spartan Class A Common Stock at an exercise price of $11.50, subject to the terms of such Spartan Warrant and the Spartan Warrant Agreement. The Spartan Founders Stock will convert into Spartan Class A Common Stock at the Closing pursuant to the terms of the Spartan Certificate of Incorporation.

(b) All outstanding Spartan Units, shares of Spartan Class A Common Stock, shares of Spartan Founders Stock and Spartan Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Spartan Organizational Documents.

(c) Except for the Subscription Agreements, this Agreement, the Spartan Warrants and the Spartan Founders Stock, Spartan has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Spartan or obligating Spartan to issue or sell any shares of capital stock of, or other equity interests in, Spartan. All shares of Spartan Class A Common Stock and Spartan Class B Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Spartan nor any Subsidiary of Spartan is a party to, or otherwise bound by, and neither Spartan nor any Subsidiary of Spartan has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, Spartan is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Spartan Common Stock or any of the equity interests or other securities of Spartan or any of its Subsidiaries. Except with respect to the Redemption Rights and the Spartan Warrants, there are no outstanding contractual obligations of Spartan to repurchase, redeem or otherwise acquire any shares of Spartan Common Stock. There are no outstanding contractual obligations of Spartan to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04 Authority Relative to This Agreement. Spartan has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Spartan and the consummation by Spartan of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Spartan are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the Spartan Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Spartan Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, (the “Spartan Stockholder Approval”). This Agreement has been duly and validly executed and delivered by Spartan and, assuming due authorization, execution and delivery by the other parties to this Agreement, constitutes a legal, valid and binding obligation of Spartan, enforceable against Spartan in accordance with its terms subject to the Remedies Exceptions. The Spartan Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the Spartan Certificate of Incorporation shall not apply to the Spartan Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. No federal, state or local takeover statute is applicable to the Spartan Merger or the other Transactions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Spartan does not, and the performance of this Agreement by Spartan will not, (i) conflict with or violate the Spartan Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of Spartan or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Spartan pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Spartan is a party or by which each of Spartan or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Spartan Material Adverse Effect.

(b) The execution and delivery of this Agreement by Spartan does not, and the performance of this Agreement by Spartan will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Spartan from performing its material obligations under this Agreement.

SECTION 5.06 Compliance. Spartan is not has and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to Spartan or by which any property or asset of Spartan is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Spartan is a party or by which Spartan or any property or asset of Spartan is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Spartan Material Adverse Effect. Spartan is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Spartan to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Spartan has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 8, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Spartan SEC Reports”). Spartan has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Spartan with the SEC to all agreements, documents and other instruments that previously had been filed by Spartan with the SEC and are currently in effect. As of their respective dates, the Spartan SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Spartan SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Spartan SEC Report. Each director and executive officer of Spartan has filed with the SEC on a timely basis all documents required with respect to Spartan by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Spartan SEC Reports was prepared in accordance with U.S. GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Spartan as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Spartan has no off-balance sheet arrangements that are not disclosed in the Spartan SEC Reports. No financial statements other than those of Spartan are required by U.S. GAAP to be included in the consolidated financial statements of Spartan.

(c) Except as and to the extent set forth in the Spartan SEC Reports, Spartan has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with U.S. GAAP, except for liabilities and obligations arising in the ordinary course of Spartan’s business.

(d) Spartan is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) Spartan has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Spartan and other material information required to be disclosed by Spartan in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Spartan’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Spartan’s principal executive officer and principal financial officer to material information required to be included in Spartan’s periodic reports required under the Exchange Act.

(f) Spartan maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Spartan maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with U.S. GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Spartan has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Spartan to Spartan’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Spartan to record, process, summarize and report financial data. Spartan has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Spartan. Since March 31, 2020, there have been no material changes in Spartan’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Spartan to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Spartan, and Spartan has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Spartan (including any employee thereof) nor Spartan’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Spartan, (ii) any fraud, whether or not material, that involves Spartan’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Spartan or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Spartan SEC Reports. To the knowledge of Spartan, none of the Spartan SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08 Business Activities; Absence of Certain Changes or Events.

(a) Since its incorporation, and on and prior to the date of this Agreement, Spartan has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Spartan Organizational Documents, there is no agreement, commitment or governmental order binding upon Spartan or to which Spartan is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Spartan or any acquisition of property by Spartan or the conduct of business by Spartan as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Spartan Material Adverse Effect.

(b) Spartan does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Spartan has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby, (ii) with respect to fees and expenses of Spartan’s legal, financial and other advisors and (iii) any loan from the Sponsor or an affiliate thereof or certain of Spartan’s officers and directors to finance Spartan’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, Spartan is not, and at no time has been, party to any contract with any other person that would require payments by Spartan in excess of $1,000,000 in the aggregate with respect to any individual contract or when taken together with all other contracts (other than this Agreement and the agreements expressly contemplated hereby).

(d) There is no liability, debt or obligation against Spartan, except for (i) liabilities and obligations (x) reflected or reserved for on Spartan’s consolidated balance sheet for the quarterly period ended March 31, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Spartan) or (y) that have arisen since the date of Spartan’s consolidated balance sheet for the quarterly period March 31, 2021 in the ordinary course of business of Spartan or (ii) any loan from the Sponsor or an affiliate thereof or certain of Spartan’s officers and directors to finance Spartan’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions.

(e) Since December 31, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Spartan has conducted its business in all material respects in the ordinary course, (b) Spartan has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a Spartan Material Adverse Effect, and (d) Spartan has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

SECTION 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of Spartan, threatened against Spartan, or any property or asset of Spartan, before any Governmental Authority. Neither Spartan nor any material property or asset of Spartan is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Spartan, continuing investigation by, any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The Spartan Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that it is fair to and in the best interests of Spartan and its stockholders, and declared it advisable, that Spartan enter into this Agreement and consummate the Transactions, (ii) adopted this Agreement and approved the execution, delivery and performance by Spartan of this Agreement and the Transactions, (iii) resolved to recommend that the stockholders of Spartan approve and adopt this Agreement and the Transactions, and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of Spartan for approval and adoption at the Spartan Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Spartan necessary to approve the transactions contemplated by this Agreement is the Spartan Stockholder Approval.

SECTION 5.11 Brokers. Except for Barclays Capital Inc., Citigroup Global Markets, Inc., Credit Suisse Securities (USA) LLC, and Apollo Global Securities, LLC and any Deferred IPO Fees, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the

Transactions based upon arrangements made by or on behalf of Spartan. Spartan has provided the Company with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, with Barclays Capital Inc., Citigroup Global Markets, Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs International and Apollo Global Securities, LLC dated as of April 26, 2021, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 5.12 Spartan Trust Fund. As of the date of this Agreement, Spartan has no less than $552,000,000 in the trust fund established by Spartan for the benefit of its public stockholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $19,320,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at JP Morgan Chase Bank, N.A. (“Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 8, 2021, between Spartan and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Spartan has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Spartan or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Spartan and the Trustee that would cause the description of the Trust Agreement in the Spartan SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Spartan, that would entitle any person (other than stockholders of Spartan who shall have elected to redeem their shares of Spartan Class A Common Stock pursuant to the Spartan Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Spartan Organizational Documents. To Spartan’s knowledge, as of the date of this Agreement, following the Effective Time, no stockholder of Spartan shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Spartan, threatened in writing with respect to the Trust Account. Upon consummation of the Spartan Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Spartan shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Spartan as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Spartan due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Spartan who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Spartan in connection with its efforts to effect the Spartan Merger. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company Parties of their obligations hereunder, Spartan has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Spartan at the Effective Time.

SECTION 5.13 Employees. Other than any officers as described in the Spartan SEC Reports, Spartan has no employees on its payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Spartan’s officers and directors in connection with activities on Spartan’s behalf in an aggregate amount not in excess of the amount of cash held by Spartan outside of the Trust Account, Spartan has no unsatisfied material liability with respect to any officer or director. Spartan has never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

SECTION 5.14 Taxes.

(a) All material Tax Returns of Spartan have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by Spartan, or for which Spartan may be liable, have been timely paid in full to the appropriate Taxing Authority, other than Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with U.S. GAAP. Spartan has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party. Spartan has not taken advantage of any change in Law in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) any material payment obligation of Spartan to any Taxing Authority.

(b) Other than as a beneficiary thereto, Spartan is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar contract or arrangement (other than any such agreement entered into in the ordinary course of business and not primarily relating to Taxes).

(c) Spartan will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) settlement or other agreement with any Taxing Authority made prior to the Closing; (iii) disposition made or payment received prior to the Closing; or (iv) transaction occurring prior to the Closing between or among members of any affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes of which Spartan is or was a member.

(d) Spartan has not been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes. Spartan does not have any material liability for the Taxes of any person as a result of being a member of a consolidated group, fiscal unity or unified group (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, in each case (other than any such agreement entered into in the ordinary course of business and not primarily relating to Taxes).

(e) Spartan is not a party to any material ruling or similar agreement or arrangement with a Taxing Authority, and Spartan has no request for a material ruling in respect of Taxes between it and any Taxing Authority.

(f) Spartan has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any analogous or similar provision of U.S. state or local or non-U.S. Law.

(g) Spartan has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the ordinary course of business or for automatic extensions of time to file income Tax Returns.

(h) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing with respect to Spartan. There is no outstanding claim, assessment or deficiency against Spartan for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of Spartan, threatened by any Taxing Authority.

(i) There are no Liens or encumbrances for material amounts of Taxes upon any of the assets of Spartan except for Permitted Liens.

(j) Spartan has not received written notice of any claim from a Taxing Authority in a jurisdiction in which Spartan does not file Tax Returns stating that Spartan is or may be subject to Tax in such jurisdiction.

(k) To the knowledge of Spartan, Spartan is not subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(l) Spartan is, and has been since its inception, properly classified as a corporation for U.S. federal income tax purposes.

(m) Spartan has not taken any action that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

SECTION 5.15 Registration and Listing. The issued and outstanding Spartan Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SPAQ.U.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Spartan, threatened in writing against Spartan by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Spartan Units, the shares of Spartan Class A Common Stock, or Spartan Warrants or terminate the listing of Spartan on the New York Stock Exchange. None of Spartan or any of its affiliates has taken any action in an attempt to terminate the registration of the Spartan Units, the shares of Spartan Class A Common Stock, or the Spartan Warrants under the Exchange Act.

SECTION 5.16 Interested Party Transaction. Except for the Transaction Documents, as described in the Spartan SEC Reports, in connection with the Private Placement or in connection with any loan from the Sponsor or an affiliate thereof or certain of Spartan’s officers and directors to finance Spartan’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, there are no transactions, contracts, side letters, arrangements or understandings between Spartan, on the one hand, and any director, officer, employee, stockholder, warrant holder or affiliate of Spartan, on the other hand.

SECTION 5.17 Investment Company Act. Spartan is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.18 Spartan’s Investigation and Reliance. Spartan is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Spartan together with expert advisors, including legal counsel, that they have engaged for such purpose. Spartan and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Spartan is not relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Party or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by a Company Party pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Spartan or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Spartan or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedules) or in any certificate delivered pursuant to this Agreement. Spartan acknowledges that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Parties Pending the Spartan Merger.

(a) Each of the Company Parties agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placement), (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law, unless Spartan shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken due to any COVID-19 Measure shall be deemed to be in the ordinary course of business); provided, that no action specifically permitted by Section 6.01(b) or any subclause thereof shall be deemed a breach of Section 6.01(a); and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placement), (ii) as set forth in the corresponding subsection of Section 6.01 of the Company Disclosure Schedule, and (iii) as required by applicable Law, the Company, NewCo and Merger Sub shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Spartan (which consent shall not be unreasonably conditioned, withheld or delayed); provided, that no action specifically permitted by this Section 6.01(b) or any subclause thereof shall be deemed a breach of any other subclause of this Section 6.01(b):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, or (B) any material assets of the Company or any Company Subsidiary;

(iii) form any Subsidiary (other than any wholly-owned Subsidiary formed in the ordinary course of business) or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock other than any dividends or other distributions between any Company Subsidiary and the Company or any other Company Subsidiary;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vii) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $500,000 individually or $1,000,000 in the aggregate; or (B) incur any indebtedness for borrowed money having a principal or stated amount in excess of $1,000,000, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances in excess of $500,000 individually or $1,000,000 in the aggregate, or intentionally grant any security interest in any of its assets;

(viii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, Worker or consultant, (B) enter into any new (except as permitted under clause (E)), or amend any existing, employment, retention, bonus, change in control, severance, redundancy, or termination agreement with any current or former director, officer, employee, Worker, or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, Worker, or consultant, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees; (E) hire any new employees or Workers unless such employees are hired with (I) total direct compensation below $200,000 on an annualized basis, and (II) employment terms that permit(s) termination of employment: (x) upon a period of notice no greater than the minimum period under applicable Law, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary except to the extent required by applicable Law; or (F) transfer any employee or terminate the employment or service of any employee other than any such termination for cause; except that the Company may (1) take action as required under any Plan or other employment or consulting agreement in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business consistent with past practice and (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement);

(ix) adopt, amend and/or terminate any material Employee Benefit Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x) the Company shall not materially amend any accounting policies other than in the ordinary course of business, or as required by Dutch GAAP;

(xi) other than in the ordinary course of business, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any Company Subsidiary, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii) (A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business or (B) enter into any contract or agreement (1) described in Section 4.16(a)(iii), Section 4.16(a)(vi), Section 4.16(a)(vii) or Section 4.16(a)(ix), in each case, except in the ordinary course of business consistent with past practice (2) described in Section 4.16(a)(viii), Section 4.16(a)(xi), Section 4.16(a)(xv), in each case, had such contract or agreement been entered into prior to the date of this Agreement or (3) described in Section 4.16(a)(x), except in the ordinary course of business and on commercially reasonable terms that are negotiated on an arm’s length basis;

(xiii) enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop for a third party any Intellectual Property related to the business of the Company or the Products, other than in the ordinary course of business;

(xiv) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings or recordings, or fail to pay all required fees and Taxes required to maintain and protect its interest in any material item of Company-Owned IP;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate;

(xvi) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole; or

(xvii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Spartan to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Spartan, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Spartan and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.02 Conduct of Business by Spartan Pending the Spartan Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Spartan agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Spartan shall use reasonable best efforts to conduct its business in the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken due to any COVID-19 Measure shall be deemed to be in the ordinary course of business). By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Spartan nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that no action specifically permitted by this Section 6.02 or any subclause thereof shall be deemed a breach of this Section 6.02 or any other subclause of this Section 6.02:

(a) amend or otherwise change the Spartan Organizational Documents or form any Subsidiary of Spartan;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Spartan Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Spartan Common Stock or Spartan Warrants except for redemptions from the Trust Fund and conversions of the Spartan Founders Stock that are required pursuant to the Spartan Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Spartan or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Spartan or Merger Sub, except in connection with conversion of the Spartan Founders Stock pursuant to the Spartan Organizational Documents and in connection with a loan from the Sponsor or an affiliate thereof or certain of Spartan’s officers and directors to finance Spartan’s transaction costs in connection with the transactions contemplated hereby;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Spartan, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of Spartan’s officers and directors to finance Spartan’s transaction costs in connection with the transactions contemplated hereby;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) other than in the ordinary course of business, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Spartan, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Spartan;

(j) amend the Trust Agreement or any other agreement related to the Trust Account; or

(k) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Spartan to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Spartan prior to the Closing Date. Prior to the Closing Date, each of Spartan and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Spartan on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Spartan, Merger Sub or any other person (a) for legal relief against monies or other assets of Spartan or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Spartan (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Spartan consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Spartan shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Spartan prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01 Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.01, the Company and Spartan shall prepare and mutually agree upon and the Company shall cause NewCo to and NewCo shall file with the SEC a registration statement on Form F-4 relating to the transactions contemplated by this Agreement (as amended from time to time, the “Registration Statement”) (it being understood that the Registration Statement shall include a proxy statement/prospectus (the “Proxy Statement/Prospectus”) which will be included therein as a prospectus with respect to NewCo and which will be used as a proxy statement with respect to the Spartan Stockholders’ Meeting to adopt and approve the Spartan Proposals and other matters reasonably related to the Spartan Proposals, all in accordance with and as required by Spartan’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the New York Stock Exchange) to be sent to the stockholders of Spartan relating to the meeting of Spartan’s stockholders (including any adjournment or postponement thereof, the “Spartan Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement and the Spartan Merger, (ii) approval and adoption of the amended and restated certificate of incorporation of the Surviving Corporation (collectively, the “Required Spartan Proposals”) and (iii) any other proposals the Parties deem necessary to effectuate the Transactions (collectively, the “Spartan Proposals”). Each of Spartan, Madeleine Charging and the Company shall furnish all information as may be reasonably requested by another party in connection with such actions and the preparation of the Registration Statement and Proxy Statement/Prospectus. Spartan and the Company each shall use their reasonable best efforts to (x) cause the Registration Statement and Proxy Statement/Prospectus, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement and Proxy Statement/Prospectus and (z) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC. As promptly as practicable following the effectiveness of the Registration Statement, Spartan shall mail the Proxy Statement/Prospectus to its stockholders. The Company shall cause NewCo to promptly advise Spartan of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the NewCo Ordinary Shares for offering or sale in any jurisdiction, and each of NewCo, Madeleine Charging, the Company and Spartan shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b) No filing of, or amendment or supplement to the Proxy Statement/Prospectus will be made by Spartan without the approval of the Company or by NewCo without the approval of Spartan (such approval not to be unreasonably withheld, conditioned or delayed). Each of Spartan and NewCo will advise the other party promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. Each of Spartan, Madeleine Charging, NewCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned, or delayed) any response to comments of the SEC with respect to the Proxy Statement/Prospectus and any amendment to the Proxy Statement/Prospectus filed in response thereto.

(c) Spartan represents that the information supplied by Spartan for inclusion in the Proxy Statement/Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Spartan, (ii) the time of the Spartan Stockholders’ Meeting and (iii) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to Spartan, or its respective officers or directors, should be discovered by Spartan which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, Spartan shall promptly inform the Company. All documents that Spartan is responsible for filing with the SEC in connection with the Spartan Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) The Company represents that the information supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Spartan, (ii) the time of the Spartan Stockholders’ Meeting and (iii) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Spartan. All documents that the Company is responsible for filing with the SEC in connection with the Spartan Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 7.02 Spartan Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) Spartan shall call and hold the Spartan Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement/Prospectus by the SEC for the purpose of voting solely upon the Spartan Proposals, and Spartan shall use its reasonable best efforts to hold the Spartan Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement/Prospectus by the SEC; provided that Spartan may (and upon the request from NewCo, shall) postpone or adjourn the Spartan Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Spartan Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Required Spartan Proposals or otherwise take actions consistent with Spartan’s obligations pursuant to Section 7.09 of this Agreement. Spartan shall use its reasonable best efforts to obtain the approval of the Spartan Proposals at the Spartan Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Spartan Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Spartan Board shall recommend to its stockholders that they approve the Spartan Proposals (“Spartan Board Recommendation”) and shall include such Spartan Board Recommendation in the Proxy Statement/Prospectus. Neither the Spartan Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Spartan Board Recommendation, or fail to include the Spartan Board Recommendation in the Proxy Statement/Prospectus; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any Alternative Transaction (as defined below) (any action described in clauses (i) through (ii) being referred to as a “Spartan Board Recommendation Change”). Notwithstanding the foregoing, if the Spartan Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a Spartan Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties to Spartan’s stockholders under applicable Law, then the Spartan Board may effect a Spartan Board Recommendation Change so long as Spartan (to the extent lawful and reasonably practicable) first provides the Company with at least 48 hours advance written notice of such withdrawal or modification (or, if shorter, as much prior notice as is applicable prior to the Spartan Stockholders’ Meeting).

(b) Promptly following the execution of this Agreement, NewCo shall approve and adopt this Agreement and approve the Spartan Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

SECTION 7.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Spartan shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Spartan shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated February 24, 2021 (the “Confidentiality Agreement”), between Spartan and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.04 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, but only, in the case of Spartan, after consultation with Spartan’s legal and financial advisors, the Spartan Board determines refraining from taking such actions is not inconsistent with the fiduciary duties of the Spartan Board, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s

Subsidiaries other than with the other Parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.04. Each party shall, and shall cause its Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) (x) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transaction that prohibits such party from considering such inquiry or proposal, but only, in the case of Spartan, to the extent not inconsistent with the fiduciary duties of the Spartan Board and (y) provide the other party with a copy of such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.04 by a party or any of its Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.04 by such party.

SECTION 7.05 Employee Benefits Matters.

(a) Prior to the filing of the definitive Proxy Statement/Prospectus, Newco will adopt a customary equity incentive plan that is reasonably acceptable to Spartan and NewCo and Spartan will work in good faith to determine the terms of any transaction bonus awards to be made to management of Newco in connection with the Closing, including any cash bonuses, equity grants or both.

(b) The provisions of this Section 7.05 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Date or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Spartan, the Surviving Corporation and each of its Subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 7.06 Directors’ and Officers’ Indemnification and Insurance.

(a) To the fullest extent permitted by Law, the articles of association and bylaws of NewCo, the Surviving Corporation and the Company shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in (i) the articles of association and bylaws of the Company and (ii) the certificate of incorporation and bylaws of Spartan, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Spartan, as applicable, unless such modification shall be required by applicable Law. The Parties further agree that with respect to the provisions of the articles of association, bylaws, limited liability company agreements, or other organizational documents of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, NewCo agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or Spartan, as applicable, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or Spartan, as applicable, would have been permitted under applicable Law, the articles of association, certificate of organization, or the bylaws of the Company or Spartan, as applicable, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) For a period of six years from the Effective Time, NewCo shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering (i) those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to Spartan or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage and (ii) those persons who are currently covered by Spartan’s directors’ and officers’ liability insurance policy on terms not less favorable than the terms of such current insurance coverage.

(c) Prior to the Effective Time, Spartan may elect to have the obligation set forth in Section 7.06(b)(ii) fulfilled through the purchase of a prepaid “tail” policy with respect to Spartan’s D&O Insurance from an insurance carrier with the same or better credit rating as Spartan’s current directors’ and officers’ liability insurance carrier. If Spartan elects to purchase such a “tail” policy prior to the Effective Time, NewCo will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(d) Prior to or in connection with the Closing, NewCo shall obtain “go-forward” D&O Insurance that is reasonably satisfactory to Spartan to cover the post-Closing directors and officers of NewCo, the Company, the Surviving Corporation, and the Company Subsidiaries. From and after the date of this Agreement, NewCo, the Company, and Spartan shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 7.06, including the selection of any insurance broker to obtain such “go-forward” D&O Insurance, communications with such insurance broker, access to any insurance broker presentations, and review of underwriter quotes and draft policies for such insurance, and NewCo, the Company, and Spartan shall make available their Representatives as needed for any underwriting call.

(e) With respect to any claims that may be made under any D&O Insurance discussed in this Section 7.06, (i) prior to the Effective Time, Spartan, NewCo, and the Company shall cooperate with any other party as reasonably requested by such other party, and (ii) after the Effective Time, NewCo and the Company shall cooperate with any person insured by such policies as reasonably requested by such person.

(f) On the Closing Date, NewCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Spartan with the post-Closing directors and officers of NewCo, which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the pre-Closing directors and officers of Spartan in effect as of the date hereof shall continue to be effective following the Closing, and NewCo shall cause the Surviving Corporation to continue to honor its obligations thereunder.

(g) For a period of six years from the Effective Time, NewCo agrees that it shall indemnify and hold harmless Sponsor and each present and former director, officer and affiliate of Sponsor, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time and related to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Notwithstanding anything herein to the contrary, the Parties expressly acknowledge and agree that Sponsor shall be an express third party beneficiary of this Section 7.06(g).

SECTION 7.07 Notification of Certain Matters. The Company shall give prompt notice to Spartan, and Spartan shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail. For clarity, unintentional failure to give notice under this Section 7.07 shall not be deemed to be a breach of covenant under this Section 7.07 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.

SECTION 7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Spartan Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Except to the extent provided in writing by the Company, Spartan shall not permit any amendment or modification to be made to, permit any waiver (in whole or in part) of or provide consent to (including consent to termination), any provision or remedy under any of the Subscription Agreements in a manner adverse to the

Company. Spartan shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to (i) consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and enforcing the terms thereof, (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to Spartan in the Subscription Agreements and otherwise comply with its obligations thereunder, (iii) in the event that all conditions in the Subscription Agreements (other than conditions that Spartan or any of its affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; (iv) confer with the Company regarding timing of the Closing (as defined in the Subscription Agreements); and (v) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements. Without limiting the generality of the foregoing, Spartan shall give the Company, prompt written notice: (A) of any amendment to any Subscription Agreement; (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Spartan; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Spartan does not expect to receive all or any portion of the Private Placement on the terms, in the manner or from the parties to the Subscription Agreements as contemplated by the Subscription Agreements.

(d) Following the date of this Agreement, the Company Parties shall use reasonable best efforts to (i) provide that all applicable privacy policies of the Company Parties comply with Data Security Requirements, and (ii) obtain any consumer and employee consent required by Data Security Requirements, in each case, with respect to the consummation of the Transactions.

SECTION 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Spartan and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of Spartan and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Spartan Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent Spartan or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

SECTION 7.10 Stock Exchange Listing. Spartan, the Company and NewCo will use their reasonable best efforts to cause the NewCo Ordinary Shares issued in connection with the Transactions to be approved for listing on the New York Stock Exchange at Closing. During the period from the date hereof until the Closing, Spartan shall use its reasonable best efforts to keep the Spartan Units, Spartan Class A Common Stock and Spartan Warrants listed for trading on the New York Stock Exchange.

SECTION 7.11 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company, Spartan and E8 Investor each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal

Trade Commission a Notification and Report From as required by the HSR Act. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each of the Parties shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.11(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.12 Trust Account. As of the Effective Time, the obligations of Spartan to dissolve or liquidate within a specified time period as contained in the Spartan Certificate of Incorporation will be terminated and Spartan shall have no obligation whatsoever to dissolve and liquidate the assets of Spartan by reason of the consummation of the Spartan Merger or otherwise, and no stockholder of Spartan shall be entitled to receive any amount from the Trust Account. At least 72 hours prior to the Effective Time, Spartan shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account in accordance with Spartan’s instructions (to be held as available cash for immediate use on the balance sheet of Spartan, and to be used (a) to pay the Company’s and Spartan’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.13 Intended Tax Treatment. This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections

1.368-2(g) and 1.368-3(a). Each of the Parties (a) shall use its reasonable best efforts to cause the Transactions contemplated by this Agreement to qualify for the Intended Tax Treatment and (b) shall not (and shall not permit or cause any of their affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to materially prevent or impede the Transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. Without limiting the foregoing, each Party shall report and file all relevant Tax Returns consistent with (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Closing, as applicable), and take no position inconsistent with, the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless required to do so pursuant to applicable Law (e.g., a “determination” within the meaning of Section 1313(a) of the Code). Each Party will use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to Spartan, NewCo, or the Company of any opinion relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Parties or their respective affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion relates to Spartan or any equityholders thereof, Spartan will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and (ii) to the extent such opinion relates to the Company or any equityholders thereof, the Company will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations.

SECTION 7.14 Directors. The Company shall take all necessary action so that immediately after the Effective Time, the board of directors of NewCo is comprised of the individuals designated on Exhibit E.

SECTION 7.15 Credit Facility. To the extent mutually agreed by Spartan and the Company, the Parties shall use reasonable best efforts to cooperate in taking all corporate actions, subject to the occurrence of the Effective Time, necessary to obtain customary payoff documents, including payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness agreed by Spartan and the Company to be paid off, discharged and terminated on the Closing Date (the “Payoff Documents”).

SECTION 7.16 PCAOB Audited Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with International Financial Reporting Standards and the auditing standards of the Public Company Accounting Oversight Board (collectively, the “PCAOB Audited Financial Statements”) not later than forty-five (45) days from the date of this Agreement.

SECTION 7.17 E8 Payment Amount and E8 Share Issuance. Following the consummation of the E8 Share Issuance and the payment of the E8 Payment Amount (if any is payable) in accordance with the terms hereof, E8 Investor acknowledges and agrees that none of Madeleine Charging, NewCo or the Company or any of their respective Subsidiaries will have any further obligations under the E8 Agreement (including with respect to Part A Fees or Part B Fees), except, in the case of Madeleine Charging, any obligation under Article 8 of the E8 Agreement.

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the Transactions, including the Spartan Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Spartan Stockholders’ Approval. The Required Spartan Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Spartan in accordance with the Proxy Statement/Prospectus, the DGCL, the Spartan Organizational Documents and the rules and regulations of the New York Stock Exchange.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Spartan Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Spartan Merger.

(c) Stock Exchange Listing. The NewCo Ordinary Shares shall have been approved for listing on the New York Stock Exchange, or another national securities exchange mutually agreed to by the Parties, as of the Closing Date.

(d) Dutch Works Councils Act. Any applicable information, consultation or approval procedure under the Dutch Works Councils Act to consummate the Transactions shall have been completed in accordance with the Dutch Works Councils Act.

(e) Spartan Net Tangible Assets. Spartan shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Spartan Organizational Documents or NewCo Ordinary Shares shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened in writing by the SEC.

SECTION 8.02 Conditions to the Obligations of Spartan. The obligations of Spartan to consummate the Transactions, including the Spartan Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of (i)(A) the Company Parties contained in Section 4.01(a) (Organization and Qualification), Section 4.03 (Capitalization) (other than clauses (e) and (f) thereof, which are subject to clause (ii) below), Section 4.04 (Authority Relative to This Agreement) and Section 4.22 (Brokers) and (B) E8 Investor contained in Section 10.12(a), (c) and (d)(i) shall each be true and correct in all respects as of the date hereof and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date); (ii) the representations and warranties of the Company Parties contained in clauses (e) and (f) of Section 4.03 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) the other provisions of Article IV and Section 10.12 shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Dutch Pension Scheme. The pension provider of the pension scheme for the Company’s employees (the “ABP”) has confirmed in writing, prior to the Effective Time, that the voluntary affiliation agreement between ABP and the Company can be continued unaltered.

(d) Officer Certificate. The Company shall have delivered to Spartan a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(e).

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(f) Entity Classification Elections. The following U.S. entity classification elections shall have been filed: (i) an election under Treasury Regulations Section 301.7701-3(c) on IRS Form 8832 for Madeleine Charging to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, effective not later than the day immediately preceding the effective date of the election described in clause (ii); (ii) an election under Treasury Regulations Section 301.7701-3(c) on IRS Form 8832 for Opera Charging B.V. to be treated as a partnership for U.S. federal income tax purposes, effective not later than the day immediately preceding the effective date of the election described in clause (iii); and (iii) an election under Treasury Regulations Section 301.7701-3(c) on IRS Form 8832 for Meridiam E1 SAS to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, effective not later than the day immediately preceding the Closing Date. The Company shall have delivered to Spartan a copy of the IRS Form 8832 with respect to each such election and reasonably satisfactory evidence of each such form having been properly filed with the IRS.

(g) Registration Rights Agreement. All parties to the Registration Rights Agreement (other than Spartan and the Spartan stockholders party thereto) shall have delivered, or cause to be delivered, to Spartan copies of the Registration Rights Agreement duly executed by all such parties.

SECTION 8.03 Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate the Transactions, including the Spartan Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of (i) Spartan contained in Section 5.01, Section 5.02, Section 5.04, Section 5.05(a)(i) and Section 5.12 shall each be true and correct in all respects as of the date hereof and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (ii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Spartan Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Spartan Material Adverse Effect.

(b) Agreements and Covenants. Spartan shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Spartan shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Spartan, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No Spartan Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e) Available Cash. The amount of Available Cash shall not be less than $150,000,000.

(f) Trust Fund. Spartan shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed in accordance with Spartan’s instructions, and such funds released from the Trust Account shall be available for immediate use in respect of all or a portion of the payment obligations set forth in Section 7.12 and the payment of Spartan’s fees and expenses incurred in connection with this Agreement and the Transactions.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Spartan Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Spartan, as follows:

(a) by mutual written consent of Spartan and the Company; or

(b) by either Spartan or the Company if the Effective Time shall not have occurred prior to the date that is 210 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; provided, further, that in the event that the Company shall have failed to deliver the PCAOB Audited Financial Statements to Spartan within thirty (30) days of the execution of this Agreement (the “Financial Statement Delivery Date”), the Outside Date shall automatically be extended by one (1) Business Day for each Business Day elapsing from the Financial Statement Delivery Date until the date the PCAOB Audited Financial Statements shall have been delivered by the Company, up to a total of forty-five (45) days after the execution of this Agreement; or

(c) by either Spartan or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Spartan Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Spartan Merger; or

(d) by either Spartan or the Company if any of the Required Spartan Proposals shall fail to receive the requisite vote for approval at the Spartan Stockholders’ Meeting (subject to any adjournment, postponement or recess of such meeting); provided, that the right to terminate this Agreement shall not be available to Spartan or the Company if such Party’s breach of any covenant or obligation contained herein is the principal cause of the failure to receive such requisite vote; or

(e) by Spartan upon a breach of any representation, warranty, covenant or agreement on the part of the Company Parties set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Spartan has not waived such Terminating Company Breach and Spartan is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company Parties, Spartan may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Spartan to the Company; or

(f) by the Company in the event of a Spartan Board Recommendation Change; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Spartan set forth in this Agreement, or if any representation or warranty of Spartan shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and 8.03(b) would not be satisfied (“Terminating Spartan Breach”); provided that the Company has not waived such Terminating Spartan Breach and the Company Parties are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Spartan Breach is curable by Spartan, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Spartan and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Spartan; or

(h) by Spartan in the event that the Company shall have failed to deliver the PCAOB Audited Financial Statements to Spartan by the date that is forty-five (45) days after the execution of this Agreement.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Article X (other than Section 10.12), and any corresponding definitions set forth in Article I; provided, however, that termination shall not relieve any Party for any liability for (a) a willful material breach of this Agreement prior to such termination or (b) fraud.

SECTION 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Spartan Merger or any other Transaction is consummated; provided that if the Closing shall occur, NewCo shall pay or cause to be paid, (a) the unpaid expenses of the Company and the Company Subsidiaries incurred in connection with this Agreement and the Transactions, including the E8 Payment Amount, and (b) any expenses of Spartan or its affiliates incurred in connection with this Agreement and the Transactions; it being understood that any payments to be made (or to cause to be made) by NewCo under this Section 9.03 shall be paid as soon as reasonably practicable upon consummation of the Spartan Merger and release of proceeds from the Trust Account.

SECTION 9.04 Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

SECTION 9.05 Waiver. At any time prior to the Effective Time, (i) Spartan may (a) extend the time for the performance of any obligation or other act of the Company Parties, (b) waive any inaccuracy in the representations and warranties of the Company Parties contained herein or in any document delivered by the Company Parties pursuant hereto and (c) waive compliance with any agreement of the Company Parties or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Spartan, (b) waive any inaccuracy in the representations and warranties of Spartan contained herein or in any document delivered by Spartan pursuant hereto and (c) waive compliance with any agreement of Spartan or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Spartan:

Spartan Acquisition Corp. III

9 West 57th Street, 43rd Floor

New York, NY 10019

Attention: Geoffrey Strong; Joseph Romeo

Email: gstrong@apollo.com; jromeo@apollo.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin St.

Suite 2500

Houston, TX 77002

Attention: Ramey Layne; Lande Spottswood

Email: rlayne@velaw.com; lspottswood@velaw.com

if to the Company Parties:

Allego Holding B.V.

Westervoortsedijk 73 KB

6827 AV Arnhem, the Netherlands

Attention: Mathieu Bonnet

Email: mathieu.bonnet@allego.eu

with a copy to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

Attention: Matthew J. Gilroy; Amanda Fenster

Email: matthew.gilroy@weil.com; amanda.fenster@weil.com

and

Weil, Gotshal & Manges (Paris) LLP

2, Rue de le Baume

Paris, France 75008

Attention: Benjamin de Blegiers

Email: benjamin.deblegiers@weil.com

if to E8 Investor:

E8 Partenaires

75 avenue des Champs Elysées

75008 Paris, France

Attention: Bruno Heintz

SECTION 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X (other than Section 10.12) and any corresponding definitions set forth in Article I.

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other Parties.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Spartan Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus 20 Business Days; or (ii) such other time period established by the court presiding over such Action.

SECTION 10.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

SECTION 10.12 Certain Representations of E8 Investor. E8 Investor hereby represents and warrants to each of the other Parties as follows:

(a) E8 Investor is a societe par actions simplifee duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be reasonably expected to prevent, materially delay or materially impede the performance by E8 Investor of its obligations under this Agreement or the consummation of the E8 Share Issuance, the Share Contribution or any of the other Transactions.

(b) Neither E8 Investor nor any of its direct or indirect equityholders owns any direct or indirect interests in Spartan.

(c) E8 Investor has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by E8 Investor and the consummation by E8 Investor of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of E8 Investor are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by E8 Investor and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of E8 Investor, enforceable against E8 Investor in accordance with its terms subject to the Remedies Exceptions.

(d) The execution and delivery of this Agreement by E8 Investor does not, and the performance of this Agreement by E8 Investor will not, (i) conflict with or violate the organizational documents of E8 Investor, (ii) conflict with or violate any Law applicable to each of E8 Investor or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of E8 Investor pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which E8 Investor is a party or by which each of E8 Investor or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to prevent, materially delay or materially impede the performance by E8 Investor of its obligations under this Agreement or the consummation of the E8 Share Issuance, the Share Contribution or any of the other Transactions.

(e) The execution and delivery of this Agreement by E8 Investor does not, and the performance of this Agreement by E8 Investor will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate share transfer documentation before a Civil Law Notary and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent E8 Investor from performing its material obligations under this Agreement.

(f) E8 Investor is acquiring the NewCo Ordinary Shares for its own account as an investment and not with a view to sell, transfer or otherwise distribute all or any part thereof to any other person in any transaction that would constitute a “distribution” within the meaning of the Securities Act. E8 Investor acknowledges that it can bear the economic risk of its investment in the NewCo Ordinary Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the NewCo Ordinary Shares. E8 Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. E8 Investor understands that neither the offer nor sale of the NewCo Ordinary Shares has been registered pursuant to the Securities Act or any applicable state securities Laws, that all of the NewCo Ordinary Shares to be received by E8 Investor in the Transactions will subject to substantial restrictions on transfer, that all of the NewCo Ordinary Shares received by E8 Investor will be characterized as “restricted securities” under U.S. federal securities Laws, and that, under such Laws and applicable regulations, none of the NewCo Ordinary Shares can be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder.

(g) E8 Investor has no current plan, intention, agreement, arrangement or understanding to sell, exchange, hedge, constructively sell, or otherwise dispose of any NewCo Ordinary Shares to be received by it pursuant to the Transactions. E8 Investor does not have knowledge of any current plan, intention, agreement, arrangement or understanding to sell, exchange, hedge, constructively sell, or otherwise dispose of any NewCo Ordinary Shares to be received by any person pursuant to the Transactions.

[Signature Pages Follow.]

IN WITNESS WHEREOF, Spartan, Merger Sub, NewCo, Madeleine Charging, the Company and E8 Investor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPARTAN ACQUISITION CORP. III

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

ATHENA PUBCO B.V.

By:	/s/ Julien Touati
Name:	Julien Touati
Title:	Director

ATHENA MERGER SUB, INC.

By:	/s/ Julien Touati
Name:	Julien Touati
Title:	Director

MADELEINE CHARGING B.V.

By:	/s/ Julien Touati
Name:	Julien Touati
Title:	Authorized Signatory

ALLEGO HOLDING B.V.

By:	/s/ Julien Touati
Name:	Julien Touati
Title:	Management Board Member

E8 PARTENAIRES

By:	/s/ Bruno Heintz
Name:	Bruno Heintz
Title:	Chief Operating Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

Annex B

Final Form

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. Definitions included in Article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION

ALLEGO N.V.

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

Article	An article of these articles of association.

Board	The Company’s board of directors.

Board Rules	The internal rules applicable to the Board, as drawn up by the Board.

CEO	The Company’s chief executive officer.

Chairperson	The Chairperson of the Board.

Company	The company to which these articles of association pertain.

DCC	The Dutch Civil Code.

Director	A member of the Board.

Executive Director	An executive Director.

General Meeting	The Company’s general meeting.

Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.

Indemnified Officer	A current or former Director or such other current or former officer or employee of the Company or its Group Companies as designated by the Board.

Meeting Rights	With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company’s cooperation, including the right to attend and address a General Meeting.

Non-Executive Director	A non-executive Director.

Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights or a holder of depository receipts for ordinary shares issued with the Company’s cooperation.

Record Date	The date of registration for a General Meeting as provided by law.

Simple Majority	More than half of the votes cast.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

Vice-Chairperson	The vice-Chairperson of the Board.

1.2	Unless the context requires otherwise, references to “ordinary shares” or “shareholders” are to ordinary shares in the Company’s capital or to the holders thereof, respectively.

1.3	References to statutory provisions are to those provisions as they are in force from time to time.

1.4	Terms that are defined in the singular have a corresponding meaning in the plural.

1.5	Words denoting a gender include each other gender.

1.6	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1	The Company’s name is Allego N.V.

2.2	The Company has its corporate seat in Arnhem.

OBJECTS

Article 3

The Company’s objects are:

a.

to invent, to develop, to supply and to exploit public and private charging infrastructure for any type of transport using zero emission fuels (electricity, hydrogen) in and for the benefit of municipalities, regions, companies and consumers in order to, but not limited to, stimulate zero emission mobility, make the society more sustainable, reduce CO2 and NOx emissions and improve the quality of air;

b.

the development and delivery of products and services aimed at (initiatives in) the field of clean mobility, which in any way relate or relate to zero emission mobility, as well as promoting the development of such products and services and everything related to the aforementioned in the widest sense;

c.

to actively stimulate and participate in studies, developments, the provision of information and sharing of knowledge with regard to the impact of zero emission mobility at a national, European and global level, in collaboration with governments, companies, knowledge institutions and other parties concerned;

d.

to incorporate, to participate in any manner whatsoever, to manage, to supervise, to cooperate with, to acquire, to maintain, to dispose of, to transfer or to administer in any other manner whatsoever all sorts of participations and interests in businesses, legal entities and companies as well as to enter into joint ventures;

e.	to finance assets, businesses, legal entities and companies;

f.

to borrow, to lend and to raise funds, to participate in all sorts of financial transactions, including the issue of bonds, promissory notes or other securities, to invest in securities in the widest sense of the word, and to enter into agreements in connection with the foregoing;

g.	to grant guarantees, to bind the Company and to grant security over the assets of the Company for the benefit of Group Companies and for the benefit of third parties;

h.	to advise and to render services to Group Companies and to third parties;

i.	to acquire, to administer, to operate, to encumber, to dispose of and to transfer moveable assets and real property and any right to or interest therein;

j.	to trade in currencies, securities and financial assets in general;

k.

to obtain, to exploit, to dispose of and to transfer patents and other industrial and intellectual property rights, to obtain and to grant licenses, sub-licenses and similar rights of whatever name and description and, if necessary, to protect the rights derived from patents and other industrial and intellectual property rights, licenses, sub-licenses and similar rights against infringements by third parties;

l.	to carry out all sorts of industrial, financial and commercial activities, including the import, export, purchase, sale, distribution and marketing of products and raw materials; and

m.	to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

SHARES—AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4

4.1	The Company’s authorised share capital amounts to [amount] euro (EUR [amount]).

4.2	The authorised share capital is divided into [number] ([number]) ordinary shares, each having a nominal value of twelve eurocents (EUR 0.12).

4.3

The Board may resolve that one or more ordinary shares are divided into such number of fractional ordinary shares as may be determined by the Board. Unless specified differently, the provisions of these articles of association concerning ordinary shares and shareholders apply mutatis mutandis to fractional ordinary shares and the holders thereof, respectively.

4.4	The Company may cooperate with the issue of depository receipts for ordinary shares in its capital.

SHARES—FORM AND SHARE REGISTER

Article 5

5.1

All ordinary shares are in registered form. The Company may issue share certificates for ordinary shares in registered form as may be approved by the Board. Each Director is authorised to sign any such share certificate on behalf of the Company.

5.2	Ordinary Shares shall be numbered consecutively, starting from 1.

5.3

The Board shall keep a register setting out the names and addresses of all shareholders and all holders of a usufruct or pledge in respect of ordinary shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

5.4

Shareholders, usufructuaries and pledgees shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the party concerned.

5.5	All notifications may be sent to shareholders, usufructuaries and pledgees at their respective addresses as set out in the register.

SHARES—ISSUE

Article 6

6.1

The Company can only issue ordinary shares pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of ordinary shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue ordinary shares, the General Meeting shall not have this authority.

6.2

Article 6.1 applies mutatis mutandis to the granting of rights to subscribe for ordinary shares, but does not apply in respect of issuing ordinary shares to a party exercising a previously acquired right to subscribe for ordinary shares.

6.3	The Company may not subscribe for ordinary shares in its own capital.

SHARES—PRE-EMPTION RIGHTS

Article 7

7.1	Upon an issue of ordinary shares, each shareholder shall have a pre-emption right in proportion to the aggregate nominal value of his ordinary shares.

7.2	In deviation of Article 7.1, shareholders do not have pre-emption rights in respect of:

a.	ordinary shares issued against non-cash contribution; or

b.	ordinary shares issued to employees of the Company or of a Group Company.

7.3

The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless the announcement is sent in writing to all shareholders at the addresses submitted by them.

7.4	Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

7.5

Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 6.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

7.6

A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 7.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

7.7

The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for ordinary shares, but do not apply in respect of issuing ordinary shares to a party exercising a previously acquired right to subscribe for ordinary shares.

SHARES—PAYMENT

Article 8

8.1

Without prejudice to Section 2:80(2) DCC, the nominal value of an ordinary share and, if the ordinary share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that ordinary share.

8.2	Ordinary shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

8.3

Payment in a currency other than the euro can only be made with the Company’s consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 2:80a(3) DCC, the date of the payment determines the exchange rate.

SHARES—FINANCIAL ASSISTANCE

Article 9

9.1

The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of ordinary shares or depository receipts for ordinary shares in its capital by others. This prohibition applies equally to Subsidiaries.

9.2

The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of ordinary shares or depository receipts for ordinary shares in the Company’s capital by others, unless the Board resolves to do so and Section 2:98c DCC is observed.

9.3

The preceding provisions of this Article 9 do not apply if ordinary shares or depository receipts for ordinary shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

SHARES—ACQUISITION OF OWN SHARES

Article 10

10.1	The acquisition by the Company of ordinary shares in its own capital which have not been fully paid up shall be null and void.

10.2

The Company may only acquire fully paid up ordinary shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Board for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

10.3

An authorisation as referred to in Article 10.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of ordinary shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire ordinary shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these ordinary shares are included on the price list of a stock exchange.

10.4

Without prejudice to Articles 10.1 through 10.3, the Company may acquire ordinary shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Board, must be within the range stipulated by the General Meeting as referred to in Article 10.3.

10.5	The previous provisions of this Article 10 do not apply to ordinary shares acquired by the Company under universal title of succession.

10.6	In this Article 10, references to ordinary shares include depository receipts for ordinary shares.

SHARES—REDUCTION OF ISSUED SHARE CAPITAL

Article 11

11.1

The General Meeting can resolve to reduce the Company’s issued share capital by cancelling ordinary shares or by reducing the nominal value of ordinary shares by virtue of an amendment to these articles of association. The resolution must designate the ordinary shares to which the resolution relates and it must provide for the implementation of the resolution.

11.2	A resolution to cancel ordinary shares may only relate to ordinary shares held by the Company itself or in respect of which the Company holds the depository receipts.

11.3

A resolution of the General Meeting to reduce the Company’s issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

SHARES—ISSUE AND TRANSFER REQUIREMENTS

Article 12

12.1

Except as otherwise provided or allowed by Dutch law, the issue or transfer of a ordinary share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.

12.2	The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

12.3

For as long as any ordinary shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the ordinary shares reflected in the register administered by the relevant transfer agent, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of Book 10 DCC.

SHARES—USUFRUCT AND PLEDGE

Article 13

13.1	Ordinary shares can be encumbered with a usufruct or pledge.

13.2	The voting rights attached to an ordinary share which is subject to a usufruct or pledge vest in the shareholder concerned.

13.3	In deviation of Article 13.2, the holder of a usufruct or pledge on ordinary shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created.

13.4	Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

BOARD - COMPOSITION

Article 14

14.1	The Company has a Board consisting of:

a.	one or more Executive Directors, being primarily charged with the Company’s day-to-day operations; and

b.	one or more Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the Directors.

The Board shall be composed of individuals.

14.2	The Board shall determine the number of Executive Directors and the number of Non-Executive Directors.

14.3

The Board shall elect an Executive Director to be the CEO. The Board may dismiss the CEO, provided that the CEO so dismissed shall subsequently continue his term of office as an Executive Director without having the title of CEO.

14.4

The Board shall elect a Non-Executive Director to be the Chairperson and another Non-Executive Director to be the Vice-Chairperson. The Board may dismiss the Chairperson or Vice-Chairperson, provided that the Chairperson or Vice-Chairperson so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Chairperson or Vice-Chairperson, respectively.

14.5

If a Director is absent or incapacitated, he may be replaced temporarily by a person whom the Board has designated for that purpose and, until then, the other Director(s) shall be charged with the management of the Company. If all Directors are absent or incapacitated, the management of the Company shall be attributed to the person who most recently ceased to hold office as the Chairperson. If such former

Chairperson is unwilling or unable to accept that position, the management of the Company shall be attributed to the person who most recently ceased to hold office as the CEO. If such former CEO is also unwilling or unable to accept that position, the management of the Company shall be attributed to one or more persons whom the General Meeting has designated for that purpose. The person(s) charged with the management of the Company in this manner, may designate one or more persons to be charged with the management of the Company instead of, or together with, such person(s).

14.6	A Director shall be considered to be absent or incapacitated within the meaning of Article 14.5:

a.	during the existence of a vacancy on the Board, including as a result of:

i.	his death;

ii.	his dismissal by the General Meeting, other than at the proposal of the Board; or

iii.	his voluntary resignation before his term of office has expired;

iv.	not being reappointed by the General Meeting, notwithstanding a (binding) nomination to that effect by the Board,

provided that the Board may always decide to decrease the number of Directors such that a vacancy no longer exists; or

b.	during his suspension; or

c.

in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Board on the basis of the facts and circumstances at hand).

BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL

Article 15

15.1	The General Meeting shall appoint the Directors and may at any time suspend or dismiss any Director. In addition, the Board may at any time suspend an Executive Director.

15.2

The General Meeting can only appoint Directors upon a nomination by the Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

15.3

At a General Meeting, a resolution to appoint a Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

15.4	Upon the appointment of a person as a Director, the General Meeting shall determine whether that person is appointed as Executive Director or as Non-Executive Director.

15.5

A resolution of the General Meeting to suspend or dismiss a Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

15.6	If a Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

BOARD—DUTIES AND ORGANISATION

Article 16

16.1

The Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it.

16.2

The Board shall draw up Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Directors shall act in compliance with the Board Rules.

16.3	The Directors may allocate their duties amongst themselves in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, provided that:

a.	the Executive Directors shall be charged with the Company’s day-to-day operations;

b.	the task of supervising the performance of the duties of the Directors cannot be taken away from the Non-Executive Directors;

c.	the Chairperson must be a Non-Executive Director; and

d.	the making of proposals for the appointment of a Director and the determination of the compensation of the Executive Directors cannot be allocated to an Executive Director.

16.4

The Board may determine in writing, in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, that one or more Directors can validly pass resolutions in respect of matters which fall under his/their duties.

16.5

The Board shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Board. The Board shall draw up (and/or include in the Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

16.6	The Board may perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

BOARD—DECISION-MAKING

Article 17

17.1	Without prejudice to Article 17.5, each Director may cast one vote in the decision-making of the Board.

17.2	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board.

17.3	Resolutions of the Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Board Rules provide differently.

17.4

Invalid votes, blank votes and abstentions shall not be counted as votes cast. Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Directors who are present or represented at a meeting of the Board.

17.5

Where there is a tie in any vote of the Board, the Chairperson shall have a casting vote, provided that there are at least three Directors in office. Otherwise, the relevant resolution shall not have been passed.

17.6	The Executive Directors shall not participate in the decision-making concerning:

a.	the determination of the compensation of Executive Directors; and

b.	the instruction of an auditor to audit the annual accounts if the General Meeting has not granted such instruction.

17.7

A Director shall not participate in the deliberations and decision-making of the Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Board, the resolution may nevertheless be passed by the Board as if none of the Directors has a conflict of interests as described in the previous sentence.

17.8	Meetings of the Board can be held through audio-communication facilities, unless a Director objects thereto.

17.9

Resolutions of the Board may, instead of at a meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 17.1 through 17.7 apply mutatis mutandis.

17.10	The approval of the General Meeting is required for resolutions of the Board concerning a material change to the identity or the character of the Company or the business, including in any event:

a.	transferring the business or materially all of the business to a third party;

b.

entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and

c.

acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company’s most recently adopted annual accounts.

17.11

The absence of the approval of the General Meeting of a resolution as referred to in Article 17.10 shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Board or of the Directors.

BOARD—COMPENSATION

Article 18

18.1	The General Meeting shall determine the Company’s policy concerning the compensation of the Board with due observance of the relevant statutory requirements.

18.2	The compensation of Directors shall be determined by the Board with due observance of the policy referred to in Article 18.1.

18.3

The Board shall submit proposals concerning compensation arrangements for the Board in the form of ordinary shares or rights to subscribe for ordinary shares to the General Meeting for approval. This proposal must at least include the number of ordinary shares or rights to subscribe for ordinary shares that may be awarded to the Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

BOARD - REPRESENTATION

Article 19

19.1	The Board is entitled to represent the Company.

19.2	The power to represent the Company also vests in the CEO individually, as well as in any other two Executive Directors acting jointly.

19.3

The Company may also be represented by the holder of a power of attorney to that effect. If the Company grants a power of attorney to an individual, the Board may grant an appropriate title to such person.

INDEMNITY

Article 20

20.1	The Company shall indemnify and hold harmless each of its Indemnified Officers against:

a.	any financial losses or damages incurred by such Indemnified Officer; and

b.

any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.

20.2	No indemnification shall be given to an Indemnified Officer:

a.

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article 20.1 are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Officer);

b.

to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

c.

in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association, pursuant to an agreement between such Indemnified Officer and the Company which has been approved by the Board or pursuant to insurance taken out by the Company for the benefit of such Indemnified Officer; or

d.	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

20.3	The Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 20.1.

GENERAL MEETING—CONVENING AND HOLDING MEETINGS

Article 21

21.1	Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company’s financial year.

21.2	A General Meeting shall also be held:

a.

within three months after the Board has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b.	whenever the Board so decides.

21.3

General Meetings must be held in the place where the Company has its corporate seat or in Amsterdam, Assen, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle.

21.4

If the Board has failed to ensure that a General Meeting as referred to in Articles 21.1 or 21.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.

21.5

One or more Persons with Meeting Rights who collectively represent at least the part of the Company’s issued share capital prescribed by law for this purpose may request the Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.

21.6

Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company’s issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

21.7

Persons with Meeting Rights who wish to exercise their rights as described in Articles 21.5 and 21.6 must first consult the Board. In that respect, the Board shall have, and Persons with Meeting Rights must observe, the right to invoke any cooling-off period and response period provided under applicable law and/or the Dutch Corporate Governance Code.

21.8	A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

21.9

All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The shareholders may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.5. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING—PROCEDURAL RULES

Article 22

22.1	The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:

a.	by the Chairperson, if there is a Chairperson and he is present at the General Meeting;

b.	by the Vice-Chairperson, if there is a Vice-Chairperson and he is present at the General Meeting;

c.	by another Non-Executive Director who is chosen by the Non-Executive Directors present at the General Meeting from their midst;

d.	by the CEO, if there is a CEO and he is present at the General Meeting; or

e.	by another person appointed by the General Meeting.

The person who should chair the General Meeting pursuant to paragraphs a. through d. may appoint another person to chair the General Meeting instead of him.

22.2

The Chairperson of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. The minutes of a General Meeting shall be adopted by the Chairperson of that General Meeting or by the Board. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Every Director may instruct a civil law notary to draw up such an official report at the Company’s expense.

22.3	The Chairperson of the General Meeting shall decide on the admittance to the General Meeting of persons other than:

a.	the persons who have Meeting Rights at that General Meeting, or their proxyholders; and

b.	those who have a statutory right to attend that General Meeting on other grounds.

22.4

The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the Chairperson of that General Meeting.

22.5

The Company may direct that any person, before being admitted to a General Meeting, identify himself by means of a valid passport or driver’s license and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.

22.6	The Chairperson of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.

22.7	The General Meeting may be conducted in a language other than the Dutch language, if so determined by the Chairperson of the General Meeting.

22.8

The Chairperson of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The Chairperson of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING—EXERCISE OF MEETING AND VOTING RIGHTS

Article 23

23.1

Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional ordinary shares together constituting the nominal value of an ordinary share shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

23.2

The Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

23.3

The Board can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Record Date.

23.4

For the purpose of Articles 23.1 through 23.3, those who have voting rights and/or Meeting Rights on the Record Date and are recorded as such in a register designated by the Board shall be considered to have those rights, irrespective of whoever is entitled to the ordinary shares or depository receipts at the time of the General Meeting. Unless Dutch law requires otherwise, the Board is free to determine, when convening a General Meeting, whether the previous sentence applies.

23.5

Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting.

GENERAL MEETING—DECISION-MAKING

Article 24

24.1

Each ordinary share shall give the right to cast one vote at the General Meeting. Fractional ordinary shares, if any, collectively constituting the nominal value of an ordinary share shall be considered to be equivalent to such ordinary share.

24.2

No vote can be cast at a General Meeting in respect of an ordinary share belonging to the Company or a Subsidiary or in respect of an ordinary share for which any of them holds the depository receipts. Usufructuaries and pledgees of ordinary shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant ordinary share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary can vote ordinary shares in respect of which it holds a usufruct or a pledge.

24.3

Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority. If applicable law requires a greater majority for resolutions of the General Meeting and allows the articles of association to provide for a lower majority, those resolutions shall be passed with the lowest possible majority, except if these articles of association explicitly provide otherwise.

24.4

Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by these articles of association, if the Company is subject to a requirement under applicable securities laws or listing rules that the General Meeting can only pass certain resolutions if a certain part of the Company’s issued share capital is represented at such General Meeting, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules and a second meeting as referred to in Section 2:120(3) DCC cannot be convened.

24.5

Invalid votes, blank votes and abstentions shall not be counted as votes cast. Ordinary shares in respect of which an invalid or blank vote has been cast and ordinary shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.

24.6	Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.

24.7	The Chairperson of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.

24.8

The determination during the General Meeting made by the Chairperson of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the Chairperson’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

24.9

The Board shall keep a record of the resolutions passed. The record shall be available at the Company’s office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

24.10

Shareholders may pass resolutions outside a meeting, unless the Company has cooperated with the issuance of depository receipts for ordinary shares in its capital. Such resolutions can only be passed by a unanimous vote of all shareholders with voting rights. The votes shall be cast in writing and may be cast through electronic means.

24.11	The Directors shall, in that capacity, have an advisory vote at the General Meetings.

GENERAL MEETING—SPECIAL RESOLUTIONS

Article 25

25.1	The following resolutions can only be passed by the General Meeting at the proposal of the Board:

a.	the issue of ordinary shares or the granting of rights to subscribe for ordinary shares;

b.	the limitation or exclusion of pre-emption rights;

c.	the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

d.	the reduction of the Company’s issued share capital;

e.	the making of a distribution from the Company’s profits or reserves;

f.	the making of a distribution in the form of ordinary shares in the Company’s capital or in the form of assets, instead of in cash;

g.	the amendment of these articles of association;

h.	the entering into of a merger or demerger;

i.	the instruction of the Board to apply for the Company’s bankruptcy; and

j.	the Company’s dissolution.

25.2

A matter which has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 21.5 and/or 21.6 shall not be considered to have been proposed by the Board for purposes of Article 25.1, unless the Board has expressly indicated that it supports the discussion of such matter in the agenda of the General Meeting concerned or in the explanatory notes thereto.

REPORTING—FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT

Article 26

26.1	The Company’s financial year shall coincide with the calendar year.

26.2	Annually, within the relevant statutory period, the Board shall prepare the annual accounts and the management report and deposit them at the Company’s office for inspection by the shareholders.

26.3	The annual accounts shall be signed by the Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

26.4

The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. The Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

26.5	The annual accounts shall be adopted by the General Meeting.

REPORTING—AUDIT

Article 27

27.1

The General Meeting shall instruct an external auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Board shall be authorised to do so.

27.2

The instruction may be revoked by the General Meeting and by the body that has granted the instruction. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS—GENERAL

Article 28

28.1	A distribution can only be made to the extent that the Company’s equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.

28.2

The Board may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 28.1 has been met.

28.3	Distributions shall be made in proportion to the aggregate nominal value of the ordinary shares.

28.4

The parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

28.5

The General Meeting may resolve, subject to Article 25, that all or part of a distribution, instead of being made in cash, shall be made in the form of ordinary shares in the Company’s capital or in the form of the Company’s assets.

28.6

A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency or currencies as determined by the Board. If it concerns a distribution in the form of the Company’s assets, the Board shall determine the value attributed to such distribution for purposes of recording the distribution in the Company’s accounts with due observance of applicable law (including the applicable accounting principles).

28.7	A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

28.8

For the purpose of calculating the amount or allocation of any distribution, ordinary shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of ordinary shares held by it in its own capital.

DISTRIBUTIONS—RESERVES

Article 29

29.1	Subject to Article 25, the General Meeting is authorised to resolve to make a distribution from the Company’s reserves.

29.2	The Board may resolve to charge amounts to be paid up on ordinary shares against the Company’s reserves, irrespective of whether those ordinary shares are issued to existing shareholders.

DISTRIBUTIONS—PROFITS

Article 30

30.1	Subject to Article 28.1, the profits shown in the Company’s annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.	the Board shall determine which part of the profits shall be added to the Company’s reserves; and

b.	subject Article 25, the remaining profits shall be at the disposal of the General Meeting for distribution on the ordinary shares.

30.2	Subject to Article 28.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

DISSOLUTION AND LIQUIDATION

Article 31

31.1	In the event of the Company being dissolved, the liquidation shall be effected by the Board, unless the General Meeting decides otherwise.

31.2	To the extent possible, these articles of association shall remain in effect during the liquidation.

31.3	Any assets remaining after payment of all of the Company’s debts shall be distributed to the shareholders.

31.4

After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

FEDERAL FORUM PROVISION

Article 32

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the United States federal district courts.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Dutch law, our Executive Directors and Non-Executive Directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to our company and to third parties for infringement of our articles of association or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil and criminal liabilities. Subject to certain exceptions, the Allego Articles will provide for indemnification of our current and former directors and other current and former officers and employees as designated by the Allego Board. No indemnification under the Allego Articles shall be given to an indemnified person:

•

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•

to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•

in relation to proceedings brought by such indemnified person against our company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to our articles of association, pursuant to an agreement between such indemnified person and our company which has been approved by our board of directors or pursuant to insurance taken out by our company for the benefit of such indemnified person; and

•	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without our prior consent.

Under the Allego Articles, the Allego Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Allego Articles, agreement, vote of shareholders or disinterested directors or otherwise.

Allego expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to Allego with respect to indemnification payments that it may make to such directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following exhibits are filed as part of this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Business Combination Agreement, dated as of July 28, 2021, by and among Spartan, Allego, Madeleine, Allego Holding, Merger Sub, and E8 Investor (included as Annex A to this proxy statement/prospectus)

3.1	Articles of Association of Allego N.V. (included as Annex B to this proxy statement/prospectus)

4.1	Warrant Agreement, dated as of February 8, 2021, by and between Spartan and Continental Stock & Trust Company (incorporated by reference to Exhibit 4.1 filed with Spartan’s Current Report on Form 8-K filed by Spartan on February 12, 2021)

4.2	Form of Warrant Assumption Agreement among Spartan Acquisition Corp. III, Athena Pubco B.V. and Continental Stock Transfer & Trust Company, as warrant agent*

5.1	Opinion of NautaDutilh N.V. as to validity of ordinary shares and warrants of Allego N.V.*

5.2	Opinion of Weil, Gotshal & Manges LLP as to the warrants of Allego N.V.*

8.1	Form of opinion of Vinson & Elkins LLP regarding certain U.S. federal income tax matters

8.2	Opinion of NautaDutilh N.V. regarding certain Dutch tax matters*

10.1	Form of Registration Rights Agreement, by and among Spartan, Allego, Sponsor Madeleine, E8 Investor and the Holders party thereto

10.2	Form of Subscription Agreement, dated as of July 28, 2021, by and between Spartan, Athena Pubco B.V., and the Subscriber party thereto (incorporated by reference to Exhibit 99.4 filed with Spartan’s Current Report on Form 8-K filed by Spartan on July 28, 2021)

10.3	Performance Fee Agreement, dated as of December 16, 2020, by and between Madeleine and E8 Investors, with Novation contract signed on August 10, 2021

10.4	Mathieu Bonnet, Employment Agreement, dated December 10, 2019, as amended†

10.5	Bonus agreement, dated as of February 11, 2021, by and between Allego Holding B.V. and Mathieu Bonnet†

10.6	Alexis Galley, Indefinite-Term Employment Agreement, dated January 29, 2021†

10.7	Bonus agreement, dated as of February 10, 2021, by and between Allego Holding B.V. and Alexis Galley†

10.8	Ton Louwers, Consultant Contract by and between Allego and Pharus Management Services B.V., dated June 1, 2018, as amended on January 1, 2021†

10.9	Bonus agreement, dated as of February 10, 2021, by and between Allego Holding B.V. and Ton Louwers†

10.10	Facility Agreement, dated as of May 27, 2019, by and among Allego Holding, Allego B.V., Allego Innovations B.V. and with Société Générale, to which Allego GmbH and Allego België B.V. acceded pursuant to accession letters dated as of October 2, 2019

10.11	Intercreditor Agreement, dated May 27, 2019, by and among between Opera Charging B.V., Allego B.V., Allego Innovations B.V., Allego Holding, Madeleine and Société Générale, to which Allego GmbH and Allego België B.V. acceded pursuant to accession letters dated as of October 2, 2019

Exhibit No.	Description

10.12	E8 Power Of Attorney.

10.13	Allego Long-Term Incentive Plan†

10.14	Bank Guarantee dated August 21, 2020, by and between Société Générale and INEA and cash collateral granted to Société Générale by Allego B.V.

10.15	Parallel Debt Agreement, dated as of May 27, 2019, by and among Allego B.V, Allego Innovations B.V. and Allego Holding B.V., to which Allego GmbH acceded pursuant to an accession letter dated as of October 2, 2019

10.16	Security Assignment Agreement, dated as of October 2, 2019, by and between Allego GmbH and Société Générale

10.17	Letter Agreement, dated February 8, 2021, by and among Spartan, its officers and directors and its Sponsor (incorporated by reference to Exhibit 10.1 to Spartan’s Current Report on Form 8-K (File No. 001-40022) filed with the SEC on February 12, 2021).

10.18	Amendment No. 1 to Letter Agreement, dated July 28, 2021, by and among Spartan, its Sponsor and the other individuals party thereto (incorporated by reference to Exhibit 10.1 to Spartan’s Current Report on Form 8-K (File No. 001-40022) filed with the SEC on July 28, 2021)

10.19	Founders Stock Agreement, dated July 28, 2021, by and among Spartan and its Sponsor, Jan C. Wilson and John M. Stice (incorporated by reference to Exhibit 10.2 to Spartan’s Current Report on Form 8-K (File No. 001-40022) filed with the SEC on July 28, 2021).

21.1	List of Subsidiaries of Allego N.V.*

23.1	Consent of Ernst & Young LLP

23.2	Consent of WithumSmith+Brown, PC

23.3	Consent of NautaDutilh N.V. (included as part of Exhibit 5.1)*

23.4	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.2)*

23.5	Consent of Vinson & Elkins LLP (included in Exhibit 8.1)*

23.6	Consent of NautaDutilh N.V. (included in Exhibit 8.2)*

24.1	Power of Attorney (included in signature pages of this Registration Statement)

99.1	Form of Proxy Card*

99.2	Item 8.A.4 Representation Letter*

99.3	Consent of Julien Touati to be named as a director

99.4	Consent of Mathieu Bonnet to be named as a director

99.5	Consent of Sandra Lagumina to be named as a director

99.6	Consent of Julia Prescot to be named as a director

99.7	Consent of Jane Garvey to be named as a director

99.8	Consent of Thomas Maier to be named as a director

99.9	Consent of Christian Vollman to be named as a director

*	To be filed by amendment.
†	Management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules

None.

ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arnhem, Netherlands, on the 30th day of September, 2021.

ATHENA PUBCO B.V.

By:	/s/ Mathieu Bonnet
Name: Mathieu Bonnet
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mathieu Bonnet, Julien Touati and Ton Louwers, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 30th day of September, 2021.

Signature	Title

/S/ MATHIEU BONNET MATHIEU BONNET	Chief Executive Officer (principal executive officer)

/S/ MATHIEU BONNET MATHIEU BONNET	Director

/S/ JULIEN TOUATI JULIEN TOUATI	Director

/S/ TON LOUWERS TON LOUWERS	Chief Financial Officer and Chief Accounting Officer (principal financial officer and principal accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Athena Pubco B.V. in the United States, has signed the registration statement in the City of New York, State of New York on the 30th day of September, 2021.

ATHENA PUBCO B.V.

By:	/s/ Benjamin Goldberg
	Name:	Benjamin Goldberg
	Title:	Authorized Representative in the United States